As filed with the U.S. Securities and Exchange Commission on April May 16, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Universal Security Instruments, Inc.

(Exact name of registrant as specified in its charter)

Maryland	5065	52-0898545
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117

(410) 363-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harvey B. Grossblatt

President and Chief Executive Officer

Universal Security Instruments, Inc.

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117

(410) 363-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Hillel Tendler, Esq. Neuberger Quinn Gielen Rubin Gibber P.A. One South Street, 27th Floor Baltimore, MD 21202 (410) 332-8552	Copies to: Eric I Cohen Executive Vice President & Corporate Secretary (General Counsel) Infinite Reality, Inc. 75 North Water Street Norwalk, CT 06854 (203) 939-9951	David E. Fisher, Esq. Bryan Cave Leighton Paisner LLP 1290 Avenue of the Americas New York, NY 10104-3300 (212) 541-2114

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ◻

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ◻

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ◻

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	◻	Accelerated filer	◻
Non-accelerated filer	⌧	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ◻

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ◻

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2022

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Universal Security Instruments, Inc. and Infinite Reality, Inc.:

Universal Security Instruments, Inc., a Maryland corporation, or USI, D-U Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of USI, or Merger Sub, and Infinite Reality, Inc., a Delaware corporation (“Infinite Reality”), have entered into an Agreement  and Plan of Merger, which we refer to as the Merger Agreement, pursuant to which Merger Sub will merge with and into Infinite Reality, with Infinite Reality surviving the merger as a wholly-owned subsidiary of the combined company. We refer to these transactions collectively herein as the “merger.” Following the merger, USI will be renamed “Infinite Reality Holdings, Inc.” and is sometimes referred to herein as the “combined company.” The stockholders of Infinite Reality will become the majority owners of USI’s outstanding common stock upon the closing of the merger. The Merger Agreement also contemplates that USI will reincorporate as a Delaware corporation in connection with the merger, which we refer to as the reincorporation. Additionally, as part of this transaction, USI has agreed to use reasonable efforts to sell or spin off its business operations (the “Sale of the Business”) before the effective time of the merger (the “Effective Time”). A contingent value right, or CVR, will be issued to each holder of USI common stock prior to the effective time of the merger so that the proceeds of the Sale of the Business can be distributed to those holders after it is completed.

Pursuant to the Merger Agreement, each share of common stock of Infinite Reality, $0.001 par value per share (the “Infinite Reality Common Stock”) (other  than shares held by Infinite Reality or any of its subsidiaries or Merger Sub, and any Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive an amount of shares of common stock, par value $0.01 per share, of USI (“USI Common Stock”) equal to the number of shares of Infinite Reality Common Stock surrendered multiplied by the Exchange Per Share Consideration (as defined in the Merger Agreement) (the “Merger Consideration”). As a result, immediately following the Effective Time, the former Infinite Reality stockholders will hold approximately 97.6% of the outstanding shares of USI Common Stock and the stockholders of USI will retain ownership of approximately 2.4% of the outstanding shares of USI Common Stock. In addition, the value of the business assets of USI and its existing business will continue to inure to the benefit of the pre-merger stockholders of USI if the Sale of the Business is not completed before the Effective Time. All outstanding Infinite Reality stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of USI Common Stock, proportionately adjusted based on the Exchange Per Share Consideration. The exact number of shares of USI Common Stock that will be issued to Infinite Reality stockholders will be fixed immediately prior to the Effective Time to reflect the capitalization of USI as of immediately prior to such time. For a more complete description of the Exchange Per Share Consideration, see the section titled “The Merger Agreement—Exchange Per Share Consideration” in this proxy statement/prospectus/information statement.

For illustrative purposes, if the closing of the merger occurred on March 1, 2022, USI would have issued an aggregate of approximately 94,057,405 shares of USI Common Stock to the holders of Infinite Reality Common Stock at the time of such closing pursuant to the Merger Agreement, such number reflecting the relative valuations of USI and Infinite Reality in accordance with the Merger Agreement and the capitalization of USI as of March 1, 2022.

Subject to approval of the NYSE American LLC (“NYSE American”), the merger, together with the Sale of the Business and the reincorporation, will result in a publicly-traded company operating under the Infinite Reality name and using the current NYSE American ticker symbol “UUU” that will focus on advancing Infinite Reality’s business helping brands and creators build their own online community platform with integrated social, Metaverse, streaming, and a unique suite of tools to maximize engagement and commerce. Upon completion of the merger, the board of directors of the public company will be comprised of current and new members of the board of directors of Infinite Reality.

Shares of USI Common Stock are currently listed on the NYSE American under the symbol “UUU.” The closing of the merger will be subject to a number of closing conditions, including approval of the continued trading of shares of USI Common Stock on the NYSE American following the consummation of the merger. On             , 2022, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of USI Common Stock was $       per share.

USI will be holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the merger and other matters. At the USI special meeting, which will be held on             , 2022 at       :00 [a.m.][p.m.], local time, at [the offices of USI, 11407 Cronhill Drive, Suite A, Owings Mills, Maryland  21117], unless postponed or adjourned to a later date, USI will ask its stockholders (i) to approve the issuance of shares of USI Common Stock as consideration in the merger (the “Stock Issuance Proposal”); (ii) to approve the reincorporation of USI from the State of Maryland to the State of Delaware (the “Reincorporation Proposal”); (iii) to consider and approve the exclusive forum provisions of the combined company’s proposed certificate of incorporation (the “Exclusive Forum Proposal”); (iv) to approve an amendment to the certificate of incorporation of USI to increase the total number of authorized shares of capital stock to 510,000,000, consisting of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock (the “Stock  Increase Proposal”); (v) to approve the Infinite Reality Holdings, Inc. 2022 Omnibus Incentive Plan and to authorize for issuance 4,000,000 shares of USI Common Stock thereunder, plus certain additional shares remaining available for issuance under USI’s prior plan as described herein (the “Plan Proposal”); and (vi) an adjournment of the USI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the USI special meeting to approve the proposals submitted at the USI special meeting (the “USI Adjournment Proposal”), each as described in this proxy statement/prospectus/information statement.

Infinite Reality will also hold a meeting of its stockholders to adopt the Merger Agreement and approve the merger and related transactions. Infinite Reality will distribute a separate packet of information, including this proxy statement/prospectus/information statement, to its stockholders in connection with such meeting.

After careful consideration, the respective USI and Infinite Reality boards of directors have unanimously approved the Merger Agreement and the transactions contemplated thereby, including the proposals referred to above and discussed elsewhere in this proxy statement/prospectus/information statement. The USI board of directors unanimously recommends that its stockholders vote “FOR” each of the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal, the Stock Increase Proposal, the Plan Proposal, and the USI Adjournment Proposal described in this proxy statement/prospectus/information statement, and the Infinite Reality board of directors unanimously recommends that its stockholders vote to adopt the Merger Agreement and approve the merger and related transactions.

More information about USI, Infinite Reality and the proposed transactions are contained in this proxy statement/prospectus/information statement. USI and Infinite Reality urge you to read this proxy statement/prospectus/information statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 24.

USI and Infinite Reality are excited about the opportunities the merger brings to both USI and Infinite Reality stockholders, and thank you for your consideration and continued support.

Harvey B. Grossblatt	John P. Acunto, Jr.
President and Chief Executive Officer	Chief Executive Officer
Universal Security Instruments, Inc.	Infinite Reality, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus/information statement is dated             , 2022, and is first being mailed to USI and Infinite Reality stockholders on or about             , 2022.

UNIVERSAL SECURITY INSTRUMENTS, INC.

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117

(410) 363-3000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On             , 2022

Dear Stockholders of USI:

On behalf of the board of directors of Universal Security Instruments, Inc., a Maryland corporation (“USI”), USI is pleased to deliver this proxy statement/prospectus/information statement for the proposed merger between USI and Infinite Reality, Inc., a Delaware corporation (“Infinite Reality”), pursuant to which D-U Merger Sub, Inc., a wholly-owned subsidiary of USI, or Merger Sub, will merge with and into Infinite Reality, with Infinite Reality surviving the merger as a wholly-owned subsidiary of the combined company. The special meeting of USI stockholders will be held on             , 2022 at       :00 [a.m.][p.m.], local time, at [the offices of USI, 11407 Cronhill Drive, Suite A, Owings Mills, Maryland  21117], for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of shares of USI Common Stock pursuant to the Agreement and Plan of Merger, dated as of February 25, 2022, by and among USI, Merger Sub, and Infinite Reality, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement (the “Stock Issuance Proposal”);
2.	To consider and vote upon a proposal to approve the reincorporation of USI from the State of Maryland to the State of Delaware (the “Reincorporation Proposal”);
3.	To consider and vote upon a proposal to approve provisions of the combined company’s proposed certificate of incorporation that establish the state and federal courts of the State of Delaware as the exclusive forums for substantially all disputes between the combined company and its stockholders, as set forth in the proposed Delaware certificate of incorporation attached as Annex B to this proxy statement/prospectus/information statement (the “Exclusive Forum Proposal”);
4.	To consider and vote upon an amendment to the certificate of incorporation of USI to increase the total number of authorized shares of capital stock to 510,000,000, consisting of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock (the “Stock Increase”), as set forth in the proposed Delaware certificate of incorporation attached as Annex D to this proxy statement/prospectus/information statement (the “Stock Increase Proposal”);
5.	To consider and vote upon a proposal to approve the Infinite Reality Holdings, Inc. 2022 Omnibus Incentive Plan, the form of which is attached as Annex E to this proxy statement/prospectus/information statement, and to authorize for issuance 4,000,000 shares of USI Common Stock thereunder, plus certain additional shares remaining available for issuance under USI’s prior plan as described herein (the “Plan Proposal”); and
6.	To consider and vote upon an adjournment of the USI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the USI special meeting to approve the proposals submitted at the USI special meeting (the “USI Adjournment Proposal”).

The foregoing items of business are more fully described in the proxy statement/prospectus/information statement that accompanies this notice. The USI board of directors has fixed the close of business on             , 2022 as the record date for the determination of   stockholders entitled to notice of and to vote at this USI special meeting and at any adjournment or postponement thereof. At the  close of business on the record date, USI had              shares of common stock outstanding and entitled to vote.

All USI stockholders are cordially invited to attend the USI special meeting in person. Whether or not you expect to attend the USI special meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the USI special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the USI special meeting, you must obtain from the record holder a proxy issued in your name. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of Universal Security Instruments, Inc.

Harvey B. Grossblatt

President and Chief Executive Officer and Director

Owings Mills, Maryland

, 2022

ADDITIONAL INFORMATION

This proxy statement/prospectus/information statement incorporates important business and financial information about USI that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request.

The registration statement to which this proxy statement/prospectus/information statement relates and the exhibits thereto, the information incorporated by reference herein and the other information filed by USI with the SEC are available on or through USI’s website at www.universalsecurity.com, free of charge. The SEC maintains a website that contains the documents that USI files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, USI will provide to each person to whom a proxy statement/prospectus/information statement is delivered, without charge upon written or oral request, a copy of any or all of the documents that USI files with the SEC. Requests should be directed to:

Universal Security Instruments, Inc.

11407 Cronhill Drive, Suite A

Owings Mills, Maryland 21117

(410) 363-3000

Attention: Secretary

You may also request additional copies from Infinite Reality’s proxy solicitor. Contact information for the proxy solicitor will be provided once that firm is engaged.

USI Meeting: To obtain timely delivery of such information, you must request the information no later than five business days before the USI special meeting of stockholders. Accordingly, if you would like to request any information, please do so no later than             , 2022.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

This proxy statement/prospectus/information statement, which forms part of a registration statement on Form S-4 filed with the SEC by USI (File No. 333-            ), constitutes a prospectus of USI under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of common stock, par value $0.01 per share, of Universal Security Instruments, Inc. to be issued pursuant to the Merger Agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the USI special meeting, at which USI stockholders will be asked to consider and vote on, among other matters, a proposal to approve the issuance of shares of USI Common Stock pursuant to the Merger Agreement.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus/information statement. This proxy statement/prospectus/information statement is dated             , 2022. The information contained in this proxy statement/prospectus/information statement is accurate only as of that date or, in the case  of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This proxy statement/prospectus/information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning USI contained in this proxy statement/prospectus/information statement or incorporated by reference has been provided by USI, and the information concerning Infinite Reality contained in this proxy statement/prospectus/information statement has been provided by Infinite Reality.

Page
Merger Consideration	74
Effective Time of the Merger	75
Regulatory Approvals	76
Material U.S. Federal Income Tax Consequences of the Sale of the Business, the Reincorporation and the Merger	76
NYSE American Listing	79
Anticipated Accounting Treatment	79
Appraisal Rights	80
THE MERGER AGREEMENT	82
General	82
Effective Time of the Merger	82
Certificate of Incorporation and Bylaws	82
Merger Consideration	83
Exchange Per Share Consideration	83
Treatment of Infinite Reality Stock Options and Warrants	84
Directors and Executive Officers of the Combined Company Following the Merger	85
Conditions to the Closing of the Merger	85
Representations and Warranties	88
Alternative Acquisition Proposals	89
Stockholder Approvals	90
Covenants; Conduct of Business Pending the Merger	91
Other Agreements	92
Termination of the Merger Agreement	95
Termination Fees	96
Registration Statement	97
Amendment	97
Specific Performance	97
Governing Law	97
AGREEMENTS RELATED TO THE MERGER	98
Contingent Value Rights Agreement	98
Tail Policy	98
OTHER AGREEMENTS	99
Standby Equity Purchase Agreement	99
MATTERS BEING SUBMITTED TO A VOTE OF USI STOCKHOLDERS	100
USI Proposal No. 1 (the Stock Issuance Proposal): Approval of the Issuance of Common Stock in the Merger	100
USI Proposal No. 2 (the Reincorporation Proposal): Approval of the Reincorporation of USI from the State of Maryland to the State of Delaware	100
USI Proposal No. 3 (Exclusive Forum Proposal): Approval of the Provisions of USI’s Proposed Delaware Certificate of Incorporation that Establish the State and Federal Courts of the State of Delaware as the Exclusive Forums for Substantially All Disputes Between USI and its Stockholders	104
USI Proposal No. 4 (Stock Increase Proposal): Approval Of An Amendment To The Certificate Of Incorporation Of USI To Increase The Total Number Of Authorized Shares Of Capital Stock to 510,000,000, Consisting of 500,000,000 Shares of Common Stock and 10,000,000 Shares of Preferred Stock.	105
USI Proposal No. 5 (Plan Proposal): To Approve the Infinite Reality Holdings, Inc. 2022 Omnibus Equity Incentive Plan and to Authorize for Issuance 4,000,000 shares of USI Common Stock thereunder, plus (a) the number of shares remaining available for issuance under USI’s prior plan that are not subject to outstanding awards as of the Effective Time, and (b) the number of shares subject to awards outstanding under USI’s prior plan as of the Effective Time to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such shares	108
USI Proposal No. 6 (Adjournment Proposal): Approval of Possible Adjournment of the USI Special Meeting	113
BUSINESS OF USI	115
General	115
Safety Products	115
Import Matters	116
Sales and Marketing; Customers	116

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OTHER PROPOSALS

The following are brief answers to some questions that you may have regarding the merger and the USI special meeting. The questions and answers in this section may not address all questions that might be important to you as a stockholder. For more detailed information, and for a description of the legal terms governing the merger, USI urges you to read carefully and in its entirety this proxy statement/prospectus/information statement, including the Annexes hereto, as well as the registration statement to which this proxy statement/prospectus/information statement relates, including the exhibits to the registration statement. For more information, please see the section titled “Where You Can Find More Information.”

The following section provides answers to frequently asked questions about the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the merger?

A: Universal Security Instruments, Inc., a Maryland corporation, or USI, D-U Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of USI (“Merger Sub”), and Infinite Reality, Inc., a Delaware corporation (“Infinite Reality”), have entered into an Agreement and Plan of Merger dated February 25, 2022, a copy of which is attached hereto as Annex A (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Infinite Reality, with Infinite Reality surviving the merger as a wholly-owned subsidiary of the combined company. These transactions are  referred to herein collectively as the “merger.” Following the merger, USI will be renamed “Infinite Reality Holdings, Inc.” and is sometimes referred to herein as the “combined company.” The stockholders of Infinite Reality will become the majority owners of USI’s outstanding common stock upon the closing of the merger. Additionally, as part of this transaction, USI has agreed to use reasonable efforts to sell or spin off its business operations (the “Sale of the Business”) before the effective time of the merger (the “Effective Time”). A contingent value right, or CVR, will be issued to each holder of USI common stock prior to the effective time of the merger, pursuant to which the proceeds of the Sale of the Business will be distributed to those holders once the Sale of the Business is completed.

Pursuant to the Merger Agreement, each share of common stock of Infinite Reality, $0.001 par value per share (the “Infinite Reality Common Stock”) (other than shares held by Infinite Reality or any of its subsidiaries or Merger Sub, and any Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”) will be automatically converted into the right to receive an amount of shares of common stock, par value $0.01 per share, of USI (“USI Common Stock”) equal to the number of shares of Infinite Reality Common Stock surrendered multiplied by the Exchange Per Share Consideration (as defined in the Merger Agreement) (the “Merger Consideration”). As a result, immediately following the Effective Time, the former Infinite Reality stockholders will hold approximately 97.6% of the outstanding shares of USI Common Stock and the stockholders of USI will retain ownership of approximately 2.4% of the outstanding shares of USI Common Stock. In addition, the value of the business assets of USI and its existing business will continue to inure to the benefit of the pre-merger stockholders of USI if the Sale of the Business is not completed before the Effective Time. All outstanding Infinite Reality stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of USI Common Stock, proportionately adjusted based on the Exchange Per Share Consideration. The exact number of shares of USI Common Stock that will be issued to Infinite Reality stockholders will be fixed immediately prior to the Effective Time to reflect the capitalization of USI as of immediately prior to such time. For a more complete description of the Exchange Per Share Consideration, see the section titled “The Merger Agreement—Exchange Per Share Consideration” in this proxy statement/prospectus/information statement.

On March 1, 2022, USI had outstanding 2,312,887 shares of USI Common Stock, As of March 1, 2022, there were 258,373,942 shares of Infinite Reality  Common Stock outstanding, notes convertible into 43,892,511 shares of Infinite Reality Common Stock, options outstanding to purchase 7,258,424 shares of Infinite Reality Common Stock with an exercise price ranging from $0.06 to $2.99 per share and warrants outstanding to purchase 317,909 shares of Infinite Reality Common Stock with an exercise price of $1.86 per share. Accordingly, by way of example only, if the closing of the merger occurred on March 1, 2022 and assuming the Stock Increase Proposal is approved by the stockholders of USI, USI would issue an aggregate of approximately 94,057,405 shares of USI Common Stock to the holders of Infinite Reality Common Stock at the time of such closing pursuant to the Merger Agreement, such number reflecting the relative valuations of USI and Infinite Reality in accordance with the Merger Agreement and the capitalization of USI as of March 1, 2022. This equates to an Exchange Per Share Consideration of approximately 0.381939363 shares of USI Common Stock per one share of Infinite Reality Common Stock. As a result, following the closing of the merger, USI would have had outstanding a total of 96,370,292 shares of USI Common Stock warrants to purchase 121,421 shares of USI Common Stock with an exercise price of $1.86 per share and options to purchase 2,772,277 shares of USI Common Stock with exercise prices ranging from $0.06 to $2.99 per share.

Q: What will happen to USI if, for any reason, the merger does not close?

A: If, for any reason, the merger does not close, the USI board of directors may elect to, among other things, attempt to complete another strategic transaction like the merger, attempt to sell or otherwise dispose of the various assets of USI or continue to operate its security products business as it has heretofore operated.

As of December 31, 2021, USI’s cash balance was $387,223. In addition, USI had approximately $5,179,411 of other obligations coming due over the next twelve months. USI has typically funded its operating costs, acquisition activities, working capital requirements and capital expenditures with proceeds from short-term borrowings pursuant to the terms of its Factoring Agreement with Merchant Factors Corporation, cash flows from operations, and the collection of non-factored trade accounts receivable. In the event that USI requires additional capital, but capital is not available USI may then have to scale back or freeze its business plans, sell assets on less than favorable terms, reduce expenses, curtail future acquisition plans to manage its liquidity and capital resources and/or pursue bankruptcy protection.

Q: Why are the companies proposing to merge?

A: USI and Infinite Reality believe that the merger, together with the Sale of the Business, will result in a publicly-traded company operating under the Infinite Reality name that will focus on advancing Infinite Reality’s business of helping brands and creators build their own online community platform with integrated social, Metaverse, streaming, and a unique suite of tools to maximize engagement and commerce, while providing USI’s stockholders with potential upside from the potential growth and expansion of Infinite Reality. Infinite Reality is a social Metaverse technology company focused on the mission that creators should be financially rewarded for the quality content they produce. For a more complete discussion of USI and Infinite Reality’s reasons for the merger, please see the section titled “The Merger—USI Reasons for the Merger” and “The Merger—Infinite Reality Reasons for the Merger.”

Q: Why am I receiving this proxy statement/prospectus/information statement?

A: You are receiving this proxy statement/prospectus/information statement because you have been identified as a stockholder of USI or Infinite Reality as of the applicable record date, and you are entitled, as applicable, to vote at the USI stockholder meeting to approve, among other things, the issuance of shares of USI Common Stock pursuant to the Merger Agreement and the reincorporation of USI to the State of Delaware, or vote at the Infinite Reality stockholder meeting to adopt the Merger Agreement and approve the merger and related transactions. This document serves as:

●	a proxy statement of USI used to solicit proxies for its special meeting of stockholders;
●	a prospectus of USI used to issue shares of USI Common Stock in exchange for shares of Infinite Reality Common Stock in the merger; and
●	an information statement of Infinite Reality used to solicit the proxies of its stockholders for the adoption of the Merger Agreement and the approval of the merger and related transactions.

Q: What is required to consummate the merger?

A: To consummate the merger, among other things, USI stockholders must approve the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal, and the Stock Increase Proposal, and Infinite Reality stockholders must adopt the Merger Agreement and approve the merger and the transactions contemplated thereby. USI must also effect the Stock Increase prior to and as a condition to the consummation of the merger.

The approval of the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal and the Stock Increase Proposal by the USI stockholders requires the affirmative vote of the holders of two-thirds of the shares of USI Common Stock outstanding on the record date for the USI special meeting. The adoption of the Merger Agreement and the approval of the merger and related transactions by the stockholders of Infinite Reality requires the affirmative vote of a majority of the shares of Infinite Reality Common Stock outstanding on the record date for the Infinite Reality special meeting.

In addition to the requirement of obtaining such stockholder approvals and appropriate regulatory approvals, completion of the merger is subject to the satisfaction of a number of other conditions, including authorization for listing of the shares of USI Common Stock issued in the merger on the NYSE American LLC, or NYSE American, and the continued listing of the USI Common Stock on the NYSE American post-merger and the exercise of appraisal rights by the holders of no more than 5% of the Infinite Reality Common Stock.

For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement—Conditions to the Closing of the Merger.”

Q: What will Infinite Reality security holders receive in the merger?

A: Pursuant to the Merger Agreement, each share of Infinite Reality Common Stock (other than shares held by Infinite Reality or any of its subsidiaries or Merger Sub, and any Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount of shares of USI Common Stock equal to the number of shares of Infinite Reality Common Stock surrendered multiplied by the Exchange Per Share Consideration (as defined in the Merger Agreement). As a result, immediately following the Effective Time, the former Infinite Reality stockholders will hold approximately 97.6% of the outstanding shares of USI Common Stock and the stockholders of USI will retain ownership of approximately 2.4% of the outstanding shares of USI Common Stock. All outstanding Infinite Reality stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of USI Common Stock, proportionately adjusted based on the Exchange Per Share Consideration. The exact number of shares of USI Common Stock that will be issued to Infinite Reality stockholders will be fixed immediately prior to the Effective Time to reflect the capitalization of USI as of immediately prior to such time.

Accordingly, by way of example only, if the closing of the merger occurred on March 1, 2022, USI would have issued an aggregate of 94,057,405 shares of USI Common Stock to the holders of Infinite Reality Common Stock at the time of such closing pursuant to the Merger Agreement, such number reflecting the relative valuations of USI and Infinite Reality in accordance with the Merger Agreement and the capitalization of USI as of March 1, 2022. This equates to an Exchange Per Share Consideration of approximately 0.381939363 shares of USI Common Stock per one share of Infinite Reality Common Stock.

For a more complete description of what Infinite Reality security holders will receive in the merger, please see the sections titled “Market Price and Dividend Information” and “The Merger Agreement—Merger Consideration.”

Q: What will USI security holders receive in the merger?

A: USI security holders will not receive any new securities in the merger and will instead retain ownership of their shares of USI Common Stock and other securities exercisable or convertible to USI Common Stock, but their percentage ownership will decrease due to the number of shares being issued in the merger. The value of the assets of USI and all future operations of its current business will inure exclusively to the benefit of USI’s security holders.

Q: Who will be the directors of the combined company following the merger?

A: Upon the closing of the merger, the combined company’s board of directors is expected to be composed of at least five directors, all of whom will be current directors of Infinite Reality or designees of Infinite Reality.

The table below provides the names and principal affiliation of the individuals currently identified to serve as directors of the combined company following the consummation of the merger.

Name	Current Principal Affiliation
John P. Acunto, Jr.	Founder and CEO of Infinite Reality
Rodric M. David	President of Infinite Reality
Mark Norbom	Retired from General Electric
Lesley Ma	Chief Information Officer, Chief Data Officer, Interim Chief Strategy & Innovation Officer for NSF International
Clark Callander	Co-Founder and Managing Partner, Albany Road Real Estate Partners

Q: Who will be the executive officers of combined company immediately following the merger?

A: Upon the closing of the merger, the executive management team of the combined company is expected to be composed of the following persons:

Name	Combined Company Position(s)	Current Position(s)
John P. Acunto, Jr.	Chief Executive Officer	Founder and CEO of Infinite Reality
Rodric M. David	President	President of Infinite Reality
Oliver Dunlap Welch, III	Chief Operating Officer	Chief Operating Officer of Infinite Reality
Elliott Jobe	Chief Innovation Officer	Chief Innovation Officer of Infinite Reality
Scot Weisberg	Chief Financial Officer	Chief Financial Officer of Infinite Reality
Sean Cross	President, Global Business Development and Revenue	President, Global Business Development and Revenue of Infinite Reality

Q: What are the material U.S. federal income tax consequences of the merger to holders of Infinite Reality Common Stock?

A: The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”). In connection with the filing of the registration statement of which this proxy statement/prospectus/information statement is a part, Bryan Cave Leighton Paisner LLP (“BCLP”), Infinite Reality’s counsel, has delivered to Infinite Reality, its opinion that, for United States federal income tax purposes, subject to the limitations, assumptions and qualifications described in the opinion and in the section entitled “Material United States Federal Income Tax Consequences of the Sale of the Business, the Reincorporation and the Merger,” the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion of BCLP will be based on certain representations, assumptions and covenants regarding the merger, including representations and covenants contained in officer’s certificates furnished to BCLP by USI, Infinite Reality and Merger Sub, which are customary for transactions of this type. If any of the representations, assumptions or covenants upon which the opinion relies is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinion may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus/information statement.

Accordingly, if you are a U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Sale of the Business, the Reincorporation and the Merger”) of Infinite Reality Common Stock, you will not recognize any gain or loss for U.S. federal income tax purposes upon your exchange of shares of Infinite Reality Common Stock for shares of USI Common Stock in the merger, except with respect to cash received in lieu of fractional shares of USI Common Stock. Notwithstanding the foregoing, your tax treatment will depend on your specific situation and many variables not within USI’s or Infinite Reality’s control.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Sale of the Business, the Reincorporation and the Merger.”

Q: What are the material U.S. federal income tax consequences of the Sale of the Business and the reincorporation to holders of USI Common Stock?

A: The distribution of proceeds from the Sale of the Business or CVRs prior to the Effective Date is expected to be treated as a taxable dividend to holders of USI Common Stock in an amount equal to the fair market value of the proceeds or contingent value rights received, to the extent of such holder’s ratable share of USI’s current and accumulated earnings and profits. To the extent the fair market value of such distribution exceeds such earnings and profits, such distribution would constitute a return of capital and would first reduce the holder’s basis in its USI Common Stock, but not below zero, and then will be treated as a gain from the sale of the USI stock. However, the U.S. federal income tax treatment of the CVRs is uncertain, and holders receiving CVRs are urged to consult their tax advisors regarding the treatment of CVRs in their particular circumstances.

The reincorporation is expected to constitute a “reorganization” for U.S. federal income tax purposes. As a result, a USI U.S. holder generally should not recognize gain or loss upon the reincorporation. A USI U.S. holder’s aggregate tax basis in the shares of USI Common Stock received pursuant to the reincorporation should equal the aggregate tax basis of the shares of USI Common Stock surrendered, and such USI U.S. holder’s holding period in the shares of USI Common Stock received should include the holding period in the shares of USI Common Stock surrendered.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Sale of the Business, the Reincorporation and the Merger.”

Q: Do persons involved in the merger have interests that may conflict with mine as a USI stockholder?

A: Yes. In considering the recommendation of the USI board of directors with respect to issuing shares of USI Common Stock pursuant to the Merger Agreement and the other matters to be acted upon by USI stockholders at the USI special meeting, USI stockholders should be aware that certain members of the USI board of directors and executive officers of USI have interests in the merger that may be different from, or in addition to, interests they have as USI stockholders.

As of March 1, 2022, USI’s directors and executive officers beneficially owned approximately 10.7% of the outstanding shares of USI Common Stock.

Harvey B. Grossblatt, USI’s President and Chief Executive Officer, has an employment agreement dated July 18, 2005, as amended (“Employment Agreement”), with USI, which provides that if his employment is terminated following or in anticipation of a “change of control” of USI, he will be entitled to receive a lump sum payment equal to his base salary for the balance of the Employment Agreement’s term. In addition, Mr. Grossblatt is entitled to receive health benefits for three years, and an additional lump sum payment payable on the anniversary of the termination equal to the 401(k) plan contribution the Company would have made on behalf of USI had he remained employed by the Company during such three-year period. Furthermore, Mr. Grossblatt will receive an amount equal to three times his base salary for the last 12 months and the amount of his last bonus, limited to 2.99 times his average annual taxable compensation from USI which is included in his gross income for the five taxable years of USI ending before the date on which the change of control occurs. All amounts due to Mr. Grossblatt under his Employment Agreement will be grossed up for taxes and will be paid out of the proceeds of the Sale of the Business.

In addition, all of USI’s current executive officers and directors will be entitled to certain indemnification and liability insurance coverage following the merger, pursuant to the terms of the Tail Policy, as described in the section titled “Agreements Related to the Merger—Tail Policy.”

For more information, please see the sections titled “The Merger—Interests of the USI Directors and Executive Officers in the Merger.”

Q: Do persons involved in the merger have interests that may conflict with mine as an Infinite reality stockholder?

A: Yes. In considering the recommendation of the Infinite Reality board of directors with respect to voting to approve the merger and related transactions at the Infinite Reality stockholder meeting, Infinite Reality stockholders should be aware that certain members of the Infinite Reality board of directors and executive officers of Infinite Reality have interests in the merger that may be different from, or in addition to, interests they have as Infinite Reality stockholders.

All of Infinite Reality’s current executive officers and directors hold shares of Infinite Reality Common Stock, which will, at the Effective Time, be automatically converted into the right to receive an amount of registered shares of USI Common Stock in accordance with the Exchange Per Share Consideration. As of March 31, 2022, Infinite Reality’s directors and current executive officers beneficially owned approximately 60.83% of the outstanding shares of Infinite Reality Common Stock. In addition, all of Infinite Reality’s current executive officers and several of its directors are expected to become executive officers and directors of the combined company upon the closing of the merger and are entitled to certain indemnification and liability insurance coverage.

For more information, please see the sections titled “The Merger—Interests of the Infinite Reality Directors and Executive Officers in the Merger.”

Q: As a USI stockholder, how does the USI board of directors recommend that I vote?

A: After careful consideration, the USI board of directors unanimously recommends that USI stockholders vote:

●	“FOR” the Stock Issuance Proposal;
●	“FOR” the Reincorporation Proposal;
●	“FOR” the Exclusive Forum Proposal;
●	“FOR” the Stock Increase Proposal;
●	“FOR” the Plan Proposal; and
●	“FOR” the Adjournment Proposal.

If on the date of the USI special meeting, or a date preceding the date on which the USI special meeting is scheduled, USI reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the USI Proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of USI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the USI special meeting, USI may postpone or adjourn, or make one or more successive postponements or adjournments of, the USI special meeting as long as the USI special meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

Because USI currently does not have sufficient authorized capital stock to issue the Merger Consideration to the Infinite Reality stockholders, the merger will not be consummated unless both the Stock Issuance Proposal and the Stock Increase Proposal are approved by the USI stockholders at the USI special Meeting. In addition, implementation of the Reincorporation Proposal and the Exclusive Forum Proposal are conditions to the closing of the merger. It is also a condition to closing of the merger that the NYSE American authorize for listing the shares of USI Common Stock issued in the merger and the continued listing of the USI Common Stock on the NYSE American post-merger. However, assuming all other closing conditions have been either satisfied or waived, the merger may be consummated even if the Plan Proposal is not approved by USI’s stockholders.

Q: As an Infinite Reality stockholder, how does the Infinite Reality board of directors recommend that I vote?

A: After careful consideration, the Infinite Reality board of directors recommends that Infinite Reality stockholders vote to adopt the Merger Agreement and approve the merger and the transactions contemplated thereby at the Infinite Reality stockholder meeting.

Q: What risks should I consider in deciding whether to vote in favor of the USI Proposals or to vote to approve the Merger Agreement and the transactions contemplated thereby at the Infinite Reality stockholder meeting, as applicable?

A: You should carefully review this proxy statement/prospectus/information statement, including the section titled “Risk Factors,” which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of USI and Infinite Reality, as an independent company, is subject.

Q: When do you expect the merger to be consummated?

A: The merger is anticipated to close as soon as possible after the USI special meeting is held on             , 2022, but USI cannot predict the exact timing. For more information, please see the section titled “The Merger Agreement—Conditions to the Closing of the Merger.”

Q: What do I need to do now?

A: USI and Infinite Reality urge you to read this proxy statement/prospectus/information statement carefully, including its annexes, and to consider how the merger affects you.

If you are a USI stockholder, you may provide your proxy instructions in one of three different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may provide your proxy instructions via telephone by following the instructions on your proxy card or voting instruction form. Third, you may provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the special meeting of USI stockholders.

If you are an Infinite Reality stockholder, you will be asked to a vote at a special meeting of stockholders of Infinite Reality, the information for which will be send to you under separate cover.

Q: What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A: If you are a USI stockholder of record and you return a signed proxy card without marking any selections, your shares will be voted “FOR” each of the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal, the Stock Increase Proposal, the Plan Proposal and the Adjournment Proposal.

If you are a beneficial owner of shares of USI Common Stock and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported.

For any USI Proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any USI Proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the USI shares will be treated as broker non-votes. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” at the meeting and will not be counted as having been voted on the applicable proposal.

USI believes that all of the USI Proposals will be considered “non-routine” matters by the NYSE. This belief is based on preliminary guidance from the NYSE and may be incorrect or change before the special meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the USI Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

Q: May I vote in person at the special meeting of stockholders of USI?

A: If your shares of USI Common Stock are registered directly in your name with the USI transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by USI. If you are a USI stockholder of record, you may attend the special meeting of USI stockholders and vote your shares in person. Even if you plan to attend the USI special meeting in person, USI requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the USI special meeting if you are unable to attend. If your shares of USI Common Stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of USI stockholders. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the USI special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q: When and where is the special meeting of USI stockholders being held?

A: The special meeting of USI stockholders will be held at [the offices of USI, 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117], at     :00 [a.m.][p.m.] local time, on             , 2022. Subject to space availability, all USI stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Q: If my USI shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Unless your broker has discretionary authority to vote on certain “routine” matters, your broker will not be able to vote your shares of USI Common Stock on matters requiring discretionary authority without instructions from you.

USI believes that brokers will not have discretionary authority to vote for any of the USI Proposals, as USI believes such matters to be “non-routine” under the applicable rules of the NYSE. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q: May I change my vote after I have submitted a proxy or provided proxy instructions?

A: USI stockholders of record may change their vote at any time before their proxy is voted at the USI special meeting in one of three ways. First, a USI stockholder of record can send a written notice to the Secretary of USI stating that it would like to revoke its proxy. Second, a USI stockholder of record can submit new proxy instructions either on a new proxy card or via telephone or the Internet. Third, a USI stockholder of record can attend the USI special meeting and vote in person. Attendance alone will not revoke a proxy. If a USI stockholder of record or a stockholder who owns USI shares in “street name” has instructed a broker to vote its shares of USI Common Stock, the stockholder must follow directions received from its broker to change those instructions.

Q: Who is paying for this proxy solicitation?

A: Pursuant to the Merger Agreement, Infinite Reality will pay the costs of printing and filing this proxy statement/prospectus/information statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of USI Common Stock for the forwarding of solicitation materials to the beneficial owners of USI Common Stock. Infinite Reality will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. In addition, Infinite Reality plans to engage a proxy solicitation firm, to solicit proxies from USI’s stockholders for a to-be-determined fee plus approved out-of-pocket expenses.

Q: Who can help answer my questions?

A: If you are a USI stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117

Attention: Harvey B. Grossblatt, President and Chief Executive Officer

(410) 363-3000

If you are an Infinite Reality stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

75 North Water Street

Norwalk, CT 06854

Attention: Eric I Cohen, Corporate Secretary

(203) 939-9951

You may also request additional copies from Infinite Reality’s proxy solicitor. Contact information for the proxy solicitor will be provided once that firm is engaged.

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the merger, the proposals being considered at the USI special meeting and the Infinite Reality special meeting, you should read this entire proxy statement/prospectus/information statement carefully, including the Merger Agreement and the other annexes to which you are referred to herein. For more information, please see the section titled “Where You Can Find More Information.”

The Parties

Universal Security Instruments, Inc.

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117

(410) 363-3000

Universal Security Instruments, Inc., or USI, designs and markets a variety of popularly-priced safety products consisting primarily of smoke alarms, carbon monoxide alarms and related products. Most of USI’s products require minimal installation, are designed for easy installation by the consumer without professional assistance, and are sold through retail stores. USI also markets products to the electrical distribution trade through its wholly owned subsidiary, USI Electric, Inc. The electrical distribution trade includes electrical and lighting distributors as well as manufactured housing companies. Products sold by USI Electric usually require professional installation.

USI was incorporated in Maryland in 1969. Information about USI may be obtained from its website www.universalsecurity.com. The USI Common Stock is traded on the   NYSE American under the symbol “UUU.”

Infinite Reality, Inc.

75 North Water Street

Norwalk, CT 06854

(203) 939-9951

Infinite Reality, Inc., or Infinite Reality, is the social Metaverse technology company born from the dynamic merger of Display Social, the social commerce media platform and app better known as the “social that pays,” and Thunder Studios, the fully integrated production and entertainment services company. Infinite Reality is focused on the mission that creators should be financially rewarded for the quality content they produce. Infinite Reality is committed to helping brands and creators build their own online community platform within the Metaverse on the back of the blockchain. Infinite Reality will provide creators with a suite of both front end and back end tools to power their Metaverse with a fully integrated suite of tools like a social media feed, data capture and analytics, content moderation, ad service engines, individual storefronts connected to the most dynamic retail partners, streaming, and many more to maximize engagement and commerce. By providing both the back and front-end resources, Infinite Reality empowers anyone with a phone or computer to capitalize on their social creativity and create their own unique place in the Metaverse.

Infinite Reality is a Delaware corporation. Information about Infinite Reality may be obtained from its websites theinfinitereality.com and displaysocial.com.

D-U Merger Sub, Inc.

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117

(410) 363-3000

D-U Merger Sub Inc., or Merger Sub, is a wholly owned subsidiary of USI and was formed in 2021 solely for the purposes of carrying out the merger.

The Merger

If the merger is consummated, Merger Sub will merge with and into Infinite Reality, with Infinite Reality surviving the merger as a wholly owned subsidiary of the combined company.

Pursuant to the Merger Agreement, each share of Infinite Reality Common Stock (other than shares held by Infinite Reality or any of its subsidiaries or Merger Sub and Dissenting Shares (as defined in the Merger Agreement)) issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”) shall be automatically converted into the right to receive a number of shares of USI Common Stock equal to the number of shares of Infinite Reality Common Stock surrendered multiplied by the Exchange Per Share Consideration (as defined in the Merger Agreement) (the “Merger Consideration”). As a result, immediately following the Effective Time, the former Infinite Reality stockholders will hold approximately 97.6% of the outstanding shares of USI Common Stock and the stockholders of USI will retain ownership of approximately 2.4% of the outstanding shares of USI Common Stock. In addition, the value of the business assets of USI and its ongoing business will continue to inure to the benefit of the pre-merger stockholders of USI if the Sale of the Business is not completed before the Effective Time. All outstanding Infinite Reality stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of USI Common Stock, proportionately adjusted based on the Exchange Per Share Consideration. The exact number of shares of USI Common Stock that will be issued to Infinite Reality stockholders will be fixed immediately prior to the Effective Time to reflect the capitalization of USI as of immediately prior to such time. For a more complete description of the Exchange Per Share Consideration, see the section titled “The Merger Agreement—Exchange Per Share Consideration” in this proxy statement/prospectus/information statement.

On March 1, 2022, USI had outstanding 2,312,887 shares of USI Common Stock, As of March 1, 2022, there were 258,373,942 shares of Infinite Reality  Common Stock outstanding, notes convertible into 43,892,511 shares of Infinite Reality Common Stock, options outstanding to purchase 7,258,424 shares of Infinite Reality Common Stock with an exercise price ranging from $0.06 to $2.99 per share and warrants outstanding to purchase 317,909 shares of Infinite Reality Common Stock with an exercise price of $1.86 per share. Accordingly, by way of example only, if the closing of the merger occurred on March 1, 2022 and assuming the Stock Increase Proposal is approved by the stockholders of USI, USI would issue an aggregate of approximately 94,057,405 shares of USI Common Stock to the holders of Infinite Reality Common Stock at the time of such closing pursuant to the Merger Agreement, such number reflecting the relative valuations of USI and Infinite Reality in accordance with the Merger Agreement and the capitalization of USI as of March 1, 2022. This equates to an Exchange Per Share Consideration of approximately 0.381939363 shares of USI Common Stock per one share of Infinite Reality Common Stock. As a result, following the closing of the merger, USI would have had outstanding a total of 96,370,292 shares of USI Common Stock warrants to purchase 121,421 shares of USI Common Stock with an exercise price of $1.86 per share and options to purchase 2,772,277 shares of USI Common Stock with exercise prices ranging from $0.06 to 2.99 per share.

The closing of the merger will occur no later than the second business day after the last of the conditions to the merger has been satisfied or waived, or at another time as USI and Infinite Reality agree. USI and Infinite Reality anticipate that the closing of the merger will occur promptly after the USI special meeting. However, because the merger is subject to a number of conditions, neither USI nor Infinite Reality can predict exactly when the closing will occur or if it will occur at all. Following the merger, USI will be renamed “Infinite Reality Holdings, Inc.”

Reasons for the Merger

In the course of its evaluation of the Merger Agreement and merger with Infinite Reality, the USI Board held numerous meetings, consulted with USI’s executive management, USI’s outside legal counsel and USI’s financial advisors, and reviewed and assessed a significant amount of information, and considered a number of factors, including the following:

●	USI’s business, historic financial results, competitive landscape and current and projected global supply chain challenges and general future prospects;
●	the USI Board’s conclusion that the merger provides existing USI stockholders an opportunity to receive full value for the business of USI through a cash dividend either from the net proceeds of the Sale of the Business (the “Contingent Value Rights Agreement,” as described below), as well as participation in the potential growth of the combined company following the merger;
●	the value placed on Infinite Reality by:
●	investors who collectively invested more than $30 million in Infinite Reality as a private closely held company in the last year at valuation caps ranging from $100 million to $500 million,

●	an investment fund which committed up to $200 million at a 10% discount to Infinite Reality’s public trading price post-closing through a standby equity purchase agreement (as described in the Standby Equity Purchase Agreement below),
●	Infinite Reality’s intention to raise additional cash investments prior to completion of the merger to adequately fund the business immediately following the merger,
●	the purchase of Thunder Studios by Infinite Reality for a purchase price based on an equity valuation of Infinite Reality of $1 billion,
●	considering comparable companies operating in the same dynamic, high growth markets as Infinite Reality;
●	the $12,000,000 valuation of USI in the context of the merger in comparison to the average market capitalization of USI of approximately $6,000,000 during the three months preceding the signing of the Merger Agreement; and
●	the USI Board’s consideration that the combined company will be led by an experienced senior management team from Infinite Reality.

For more information on the Infinite Reality board of directors’ reasons for the transaction, see the section titled “The Merger—Infinite Reality Reasons for the Merger.”

Overview of the Merger Agreement and Agreements Related to the Merger Agreement

Merger Consideration

At the closing of the merger:

●	each outstanding share of common stock of Infinite Reality will be converted into the right to receive approximately 0.381939363 shares of USI Common Stock, subject to the adjustments described elsewhere in this proxy statement/prospectus/information statement; and
●	all outstanding Infinite Reality stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of Infinite Reality Common Stock, proportionately adjusted based on the Exchange Per Share Consideration.

Immediately after the merger, based on the Exchange Per Share Consideration, Infinite Reality security holders will own approximately 97.6% of the post-closing outstanding shares of USI Common Stock (the “Post-Closing Shares”) and USI security holders will own approximately 2.4% of the Post-Closing Shares.

The Exchange Per Share Consideration is an estimate only and the final Exchange Per Share Consideration will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement. Adjustments to the Exchange Per Share Consideration are described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of USI Common Stock that Infinite Reality security holders will be entitled to receive for changes in the market price of USI Common Stock. However, the stockholders of USI will be entitled to receive up to an additional 1% of the Post-Closing Shares based on the market capitalization of USI Common Stock during the six-month period following completion of the merger. The Exchange Per Share Consideration may be adjusted to reflect relative cash balances for USI and Infinite Reality and the capitalization of USI at closing, as provided for in the Merger Agreement.

Accordingly, the market value of the shares of USI Common Stock issued pursuant to the Merger Agreement will depend on the market value of the shares of USI Common Stock at the time the Merger closes and could vary significantly from the market value on the date

of this proxy statement/prospectus/information statement. On             , 2022, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of USI common stock was $         per share.

Conditions to the Closing of the Merger

To consummate the merger, among other things, USI stockholders must approve the Stock Issuance Proposal, the Reincorporation  Proposal, the Exclusive Forum Proposal and the Stock Increase Proposal, and Infinite Reality stockholders must adopt the Merger Agreement and approve the merger and the transactions contemplated thereby. USI must also effect the Stock Increase prior to and as a condition to the consummation of the merger.

The approval of the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal and the Stock Increase Proposal by the USI stockholders requires the affirmative vote of the holders of two-thirds of the shares of USI Common Stock outstanding on the record date for the USI special meeting, presuming a quorum is present at the meeting. The adoption of the Merger Agreement and the approval of the merger and related transactions by the stockholders of Infinite Reality requires the affirmative vote of a majority of the shares of Infinite Reality Common Stock outstanding on the record date for the Infinite Reality special meeting; provided, that a majority of the outstanding shares of Infinite Reality Common Stock entitled to vote at the Infinite Reality special meeting is present, in person or by proxy.

In addition to the requirement of obtaining such stockholder approvals and appropriate regulatory approvals, completion of the Merger is subject to the satisfaction of a number of other conditions, including authorization for listing of the shares of USI Common Stock issued in the merger on the NYSE American and the continued listing of the USI Common Stock on the NYSE American post-merger, and the exercise of appraisal rights by the holders of no more than 5% of the Infinite Reality Common Stock.

In addition to obtaining such stockholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

Alternative Acquisition Proposals

Each of USI and Infinite Reality agreed that, subject to certain exceptions, if either USI nor Infinite Reality receives an “acquisition proposal” that the receiving company’s board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in an offer that is more favorable, from a financial point of view, to the stockholders of the receiving party than the merger, the receiving party shall promptly (and in no event later than one business day after becoming aware of such proposal) advise the other party orally and in writing of such proposal (including the identity of the person making or submitting such proposal, and the material terms thereof). The party receiving such proposal shall keep the other party reasonably informed with respect to the status and material terms of any such proposal and any material modification or proposed material modification thereto.

An “acquisition proposal” means any inquiry, proposal or offer that relates to or is reasonably likely to lead to (a) any direct or indirect acquisition, purchase, sale, disposition, license, lease, exchange or transfer of 20% or more of the assets of the such party, or to which 20% or more of such party’s consolidated revenues or earnings are attributable, (b) any direct or indirect acquisition, sale or purchase (including by merger, consolidation or otherwise) of 50% or more of any class of equity or voting securities of such party, (c) any tender offer or exchange offer that if consummated would result in any third party beneficially owning 20% or more of any class of equity or voting securities of such party or of any resulting, surviving or successor company, (d) any merger, share exchange, consolidation, business combination, recapitalization, reorganization, joint venture, liquidation, dissolution or similar transaction involving such party, or (e) any other transaction the consummation of which would reasonably be expected to interfere with, materially delay or prevent the consummation of the merger, in each case other than the merger.

Termination of the Merger Agreement

Either USI or Infinite Reality can terminate the Merger Agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fees

If the Merger Agreement is terminated under certain circumstances and certain other events occur as described in the Merger Agreement, either USI or Infinite Reality will be required to pay the other party a termination fee equal to 4% of the Market Capitalization (as defined in the Merger Agreement) as of the date of the Merger Agreement plus up to $100,000 in expenses. Moreover, if either USI or Infinite Reality fails to pay any termination fee when due, then it will be required to pay reasonable fees and expenses incurred in connection with the collection of such overdue amount in addition to the termination fee.

Registration Statement

In connection with the Merger Agreement, USI has agreed to prepare and file with the Securities and Exchange Commission (the “SEC”), as promptly as reasonably practical following the Effective Time, a registration statement covering such number of shares of USI Common Stock as Infinite Reality requests. This registration statement is intended, among other things, to cover the resale of all shares of combined company common stock issued pursuant to the Standby Equity Purchase Agreement described below under “—Standby Equity Purchase Agreement.”

Management and Headquarters Following the Merger

Effective as of the closing of the merger, the combined company’s executive officers are expected to be composed of the following members of the current Infinite Reality management teams:

Name	Combined Company Position(s)	Current Position(s)
John P. Acunto, Jr.	Chief Executive Officer	Founder and CEO of Infinite Reality
Rodric M. David	President	President of Infinite Reality
Oliver Dunlap Welch, III	Chief Operating Officer	Chief Operating Officer of Infinite Reality
Elliott Jobe	Chief Innovation Officer	Chief Innovation Officer of Infinite Reality
Scot Weisberg	Chief Financial Officer	Chief Financial Officer of Infinite Reality
Sean Cross	President, Global Business Development and Revenue	President, Global Business Development and Revenue of Infinite Reality

Following the merger, the combined company’s headquarters will be at 75 North Water Street, Norwalk, CT 06854.

Related Transactions and Agreements

Contingent Value Rights Agreement

USI has agreed that it will make reasonable efforts to dispose of its current business (the “Sale of the Business”) prior to the Effective Time. The Sale of the Business may occur via transfer of the assets, liabilities and operations relating to such business to a newly formed subsidiary, followed by the sale of such subsidiary, or via a sale of assets. The net proceeds of the Sale of the Business, after accounting for liabilities retained by USI, if any, and taxes owed, shall be distributed to the pre-merger security holders of USI. In addition, USI will be obligated to purchase a comprehensive general liability insurance policy providing coverage against any potential future costs, expenses, losses or liabilities relating to the Sale of the Business.

On the closing date of the merger, USI will issue to each pre-merger USI security holder a contingent value right, or CVR, pursuant to a Contingent Value Rights Agreement to be entered into at the Effective Time. Pursuant to the CVRs, the proceeds of the Sale of the Business will be distributed to the holders of those rights once the Sale of the Business is completed.

Tail Policy

Pursuant to the Merger Agreement, USI and Infinite Reality have agreed that prior to the Effective Time, Infinite Reality shall, at its sole election, either provide for the continuation of its directors’ and officers’ liability insurance policy in effect as of the Effective Time for the benefit of the current or former directors or officers of USI and its subsidiaries (the “USI Indemnified Persons”) or purchase an extended reporting period endorsement (the “Tail Policy”) to insure the USI Indemnified Persons following the closing of the merger. Infinite Reality shall be responsible for the cost of the Tail Policy. The current policy or Tail Policy, as applicable, shall provide the USI Indemnified Persons with coverage for six (6) years from and after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Company’s policy as of the Effective Time. For the period of six (6) years from and after the Effective Time, the surviving company is not permitted to cancel or amend the current policy or Tail Policy, as applicable.

Standby Equity Purchase Agreement

On March 4, 2022, Infinite Reality and YA II PN, Ltd., an affiliate of Yorkville Global Advisors, LP (the “Investor”), entered into a Standby Equity Purchase Agreement (the “Standby Equity Purchase Agreement”). Pursuant to the Standby Equity Purchase Agreement, after the Effective Time of the merger, the combined company may, at its sole option, cause the Investor thereunder to purchase up to $200 million of USI Common Stock in one or more tranches during the term of the agreement. The purchase price for any shares sold shall be (i) 90% multiplied by (ii) the lowest daily VWAP of the combined company’s common stock during the five consecutive trading days beginning on the day the combined company gives the Investor notice of its intent to require the Investor to purchase shares. The Investor’s beneficial ownership of combined company common stock may not at any time exceed 4.99% of the then-outstanding common stock. The resale of all shares issued and sold to the Investor will be registered pursuant to the registration statement that the combined company will file following the Effective Time, as described above under “—Overview of the Merger Agreement and Agreements Related to the Merger Agreement—Registration Statement.”

The USI Special Meeting

The special meeting of stockholders of USI will be held on             , 2022 at     :00 [a.m.][p.m.], local time, at [the offices of USI, 11407 Cronhill Drive, Suite A, Owings Mills, Maryland  21117], for the following purposes:

●	to consider and vote upon a proposal to approve the issuance of shares of USI Common Stock pursuant to the Agreement and Plan of Merger, dated as of February 25, 2022, by and among USI, Merger Sub, and Infinite Reality, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement (the “Stock Issuance Proposal”);
●	to consider and vote upon a proposal to approve the reincorporation of USI from the State of Maryland to the State of Delaware (the “Reincorporation Proposal”);
●	to consider and vote upon a proposal to approve provisions of the combined company’s proposed certificate of incorporation that establish the state and federal courts of the State of Delaware as the exclusive forums for substantially all disputes between the combined company and its stockholders, as set forth in the proposed articles of amendment attached as Annex B to this proxy statement/prospectus/information statement (the “Exclusive Forum Proposal”);
●	to consider and vote upon an amendment to the certificate of incorporation of USI to increase the total number of authorized shares of capital stock to 510,000,000, consisting of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock (the “Stock Increase”), as set forth in the proposed Delaware certificate of incorporation attached as Annex D to this proxy statement/prospectus/information statement (the “Stock Increase Proposal”);
●	to consider and vote upon a proposal to approve the Infinite Reality Holdings, Inc. 2022 Omnibus Incentive Plan, the form of which is attached as Annex E to this proxy statement/prospectus/information statement, and to authorize for issuance 4,000,000 shares of USI Common Stock thereunder, plus certain additional shares remaining available for issuance under USI’s prior plan as described herein (the “Plan Proposal”);
●	to consider and vote upon an adjournment of the USI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the USI special meeting to approve the proposals submitted at the USI special meeting (the “Adjournment Proposal”); and
●	to transact such other business as may properly come before the USI special meeting or any adjournment or postponement thereof.

Collectively the proposals above are referred to as the “USI Proposals.” On each matter to be voted upon, stockholders have one vote for each share of USI Common Stock owned as of             , 2022. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Stock Issuance Proposal	FOR votes from the holders of two-thirds of the outstanding shares of USI Common Stock	Against	Against
2	Reincorporation Proposal	FOR votes from the holders of two-thirds of the outstanding shares of USI Common Stock	Against	Against
3	Exclusive Forum Proposal	FOR votes from the holders of two-thirds of the outstanding shares of USI Common Stock	Against	Against
4	Stock Increase Proposal	FOR votes from the holders of two-thirds of the outstanding shares of USI Common Stock	Against	Against
5	Plan Proposal	FOR votes from the holders of a majority of the votes cast at a meeting at which a quorum is present	None	None
6	Adjournment	FOR votes from the holders of a majority of the votes cast at a meeting at which a quorum is present	None	None

The information in the preceding table with respect to the effect of broker non-votes may be incorrect or change before the special meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the USI Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

If on the date of the USI special meeting, or a date preceding the date on which the USI special meeting is scheduled, USI reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the USI Proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of USI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the USI special meeting, USI  may postpone or adjourn, or make one or more successive postponements or adjournments of, the USI special meeting as long as the USI special meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

Because USI currently does not have sufficient authorized capital stock to issue the Merger Consideration to the Infinite Reality stockholders, the merger will not be consummated unless both the Stock Issuance Proposal and the Stock Increase Proposal are approved by the USI stockholders at the USI special meeting. In addition, implementation of the Reincorporation Proposal and the Exclusive Forum Proposal are conditions to the closing of the merger. It is also a condition to closing of the merger that the NYSE American authorize for listing the shares of USI Common Stock issued in the merger and the continued listing of the USI Common Stock on the NYSE American post-merger. However, assuming all other closing conditions have been either satisfied or waived, the merger may be consummated even if the Plan Proposal is not approved by USI’s stockholders.

The Infinite Reality Special Meeting

The adoption of the Merger Agreement and the approval of the merger and related transactions by Infinite Reality stockholders requires the affirmative votes of a majority of the outstanding shares of Infinite Reality Common Stock.

Following the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, being declared effective by the SEC and pursuant to the conditions of the Merger Agreement, Infinite Reality stockholders will have the opportunity to elect to adopt the Merger Agreement, thereby approving the merger and related transactions, at a special meeting of the stockholders of Infinite Reality to be held prior to the merger. Stockholders will have one vote for each share of Infinite Reality Common Stock owned as of the record date for such meeting. Votes will be counted by the inspector of election. Stockholders of Infinite Reality will be receiving information regarding this special meeting of stockholders under separate cover.

In addition to the requirement of obtaining such stockholder approval and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

Interests of Directors and Executive Officers of USI and Infinite Reality

Interests of the USI Directors and Executive Officers in the Merger

In considering the recommendation of the USI board of directors with respect to issuing shares of USI Common Stock pursuant to the Merger Agreement and the other matters to be acted upon by USI stockholders at the USI special meeting, USI stockholders should be aware that certain members of the USI board of directors and executive officers of USI have interests in the merger that may be different from, or in addition to, interests they have as USI stockholders.

As of March 1, 2022, USI’s directors and executive officers beneficially owned approximately 10.7% of the outstanding shares of USI Common Stock.

Harvey B. Grossblatt, USI’s President and Chief Executive Officer, has an employment agreement dated July 18, 2005, as amended (“Employment Agreement”), with USI, which provides that if his employment is terminated following or in anticipation of a “change of control” of USI, he will be entitled to receive a lump sum payment equal to his base salary for the balance of the Employment Agreement’s term. In addition, Mr. Grossblatt is entitled to receive health benefits for three years, and an additional lump sum payment payable on the anniversary of the termination equal to the 401(k) plan contribution the Company would have made on behalf of USI had he remained employed by the Company during such three-year period. Furthermore, Mr. Grossblatt will receive an amount equal to three times his base salary for the last 12 months and the amount of his last bonus, limited to 2.99 times his average annual taxable compensation from USI which is included in his gross income for the five taxable years of USI ending before the date on which the change of control occurs. All amounts due to Mr. Grossblatt under his Employment Agreement will be grossed up for taxes and will be paid out of the proceeds of the Sale of the Business.

In addition, all of USI’s current executive officers and directors will be entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Tail Policy, as described above under “—Related Transactions and Agreements—Tail Policy.”

The USI board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement. For more information, please see the sections titled “The Merger—Interests of the USI Directors and Executive Officers in the Merger,” “Agreements Related to the Merger—Contingent Value Rights Agreement” and “Agreements Related to the Merger—Tail Policy.”

Interests of the Infinite Reality Directors and Executive Officers in the Merger

In considering the recommendation of the Infinite Reality board of directors with respect to voting to approve the merger and related transactions by at the Infinite Reality stockholder meeting, Infinite Reality stockholders should be aware that certain members of the Infinite Reality board of directors and executive officers of Infinite Reality have interests in the merger that may be different from, or in addition to, interests they have as Infinite Reality stockholders.

All of Infinite Reality’s current executive officers and directors hold shares of Infinite Reality Common Stock, which will, at the Effective Time, be automatically converted into the right to receive an amount of registered shares of USI Common Stock in accordance with the Exchange Per Share Consideration. As of March 31, 2022, Infinite Reality’s directors and current executive officers beneficially owned approximately 60.83% of the outstanding shares of Infinite Reality Common Stock. In addition, all of Infinite Reality’s current executive officers and several of its directors are expected to become executive officers and directors of the combined company upon the closing of the merger and are entitled to certain indemnification and liability insurance coverage.

The Infinite Reality board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement. For more information, please see the sections titled “The Merger—Interests of the Infinite Reality Directors and Executive Officers in the Merger,” and “Certain Relationships and Related-Party Transactions—Infinite Reality.”

Risk Factors

Both USI and Infinite Reality are subject to various risks associated with their businesses and their industries. In addition, the merger, including the possibility that the merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

●	the Exchange Per Share Consideration is not adjustable based on the market price of USI Common Stock so the Merger Consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed;
●	failure to complete the merger may result in USI or Infinite Reality paying a termination fee to the other party and could harm the common stock price of USI and future business and operations of each company;
●	if the conditions to the merger are not met, the merger may not occur;
●	the consummation of the transactions contemplated by the Merger Agreement is dependent upon USI and Infinite Reality obtaining all relevant and necessary consents and approvals;
●	the merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes;
●	the combined company will need to raise additional capital by issuing securities or debt, which may cause dilution to the combined company’s stockholders or restrict the combined company’s operations or proprietary rights;
●	the combined company may fail to achieve its business goals and the markets it hopes to capture may fail to materialize within the time frame or to the extent anticipated;
●	certain USI and Infinite Reality executive officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests;
●	the market price of the combined company’s common stock following the merger may decline as a result of the merger and/or the Sale of the Business;
●	USI and Infinite Reality stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger;
●	during the pendency of the merger, USI and Infinite Reality may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;
●	certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;
●	the lack of a public market for Infinite Reality shares makes it difficult to determine the fair market value of the Infinite Reality shares, and Infinite Reality stockholders may receive consideration in the merger that is less than the fair market value of the Infinite Reality shares and/or USI may pay more than the fair market value of the Infinite Reality shares;
●	the issuance of shares of USI Common Stock to Infinite Reality stockholders in the merger will dilute substantially the voting power of USI’s current stockholders;
●	the pendency of the merger could have an adverse effect on the trading price of USI Common Stock and USI’s business, financial condition, results of operations or business prospects;

●	the historical audited and unaudited pro forma condensed combined financial information may not be representative of the combined company’s results after the merger.
●	anti-takeover provisions under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company stockholders to replace or remove the combined company management;
●	the rights of holders of USI Common Stock and Infinite Reality Common Stock will change as a result of the merger and the reincorporation; and
●	USI and Infinite Reality do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” and in the documents incorporated by reference in this proxy statement/prospectus/information statement. USI and Infinite Reality both encourage you to read and consider all of these risks carefully.

Regulatory Approvals

USI must comply with applicable federal and state securities laws and the rules and regulations of the NYSE American in connection with the issuance of shares of USI Common Stock pursuant to the Merger Agreement and the filing of this proxy statement/prospectus/information statement with the SEC.

NYSE American Stock Market Listing

The approval by the NYSE American of (i) the continued listing of the USI Common Stock following the Effective Time and (ii) the listing of the shares of USI Common Stock being issued in connection with the merger at or prior to the Effective Time are conditions to the closing of the merger. Infinite Reality has agreed to cooperate with USI to furnish to USI all information concerning Infinite Reality and its security holders that may be required or reasonably requested in connection with the NYSE American. If such approvals are obtained, USI anticipates that the combined company’s common stock will be listed on the NYSE American and continue under the trading symbol “UUU” following the closing of the merger.

Anticipated Accounting Treatment

If the Sale of the Business prior to the closing of the merger is expected to be treated by USI as a reverse merger and accounted for as a recapitalization in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). For accounting purposes, Infinite Reality is considered to be acquiring USI in the Merger.

If the Sale of the Business occurs after closing of the merger is expected to be treated by USI as a reverse merger and accounted for as a business combination in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). For accounting purposes, Infinite Reality is considered to be acquiring USI in the Merger.

Appraisal Rights

Holders of shares of USI capital stock are not entitled to appraisal rights in connection with the merger. Infinite Reality stockholders are entitled to appraisal rights in connection with the merger under Delaware law. For more information about such rights, see the provisions of Section 262 of the Delaware General Corporation Law, attached hereto as Annex F, and the section titled “The Merger—Appraisal Rights.”

Comparison of Stockholder Rights

USI is incorporated under the laws of the State of Maryland, and Infinite Reality is incorporated under the laws of the State of Delaware. The Merger Agreement contemplates that USI will reincorporate to the State of Delaware in connection with the merger. If the merger and the reincorporation are completed, USI stockholders will be stockholders of the combined company, which will be a Delaware corporation, and their rights will be governed by the Delaware General Corporation Law (“DGCL”), the Delaware bylaws of USI, and the Delaware certificate of incorporation of USI. The rights of USI stockholders contained in the proposed Delaware certificate of incorporation and bylaws of USI differ from the rights of USI stockholders under the Maryland certificate of incorporation and bylaws of USI and the Maryland General Corporation Law. Additionally, the rights of Infinite Reality stockholders under the proposed Delaware certificate of incorporation and Delaware bylaws of the combined company differ from their rights under the current certificate of incorporation and bylaws of Infinite Reality. These changes are more fully described under the sections titled “Comparison of Rights of USI (Maryland) Stockholders and USI (Delaware) Stockholders” and “Comparison of Rights of Infinite Reality Stockholders and USI (Delaware) Stockholders.”

Recent Developments

On April 12, 2022, Infinite Reality, IR eSports Merger Sub I, Inc., IR eSports Merger Sub II, LLC, ReKT Global, Inc., a Delaware corporation(“ReKT”) and Parrish McIntyre as Stockholder Representative, entered into an Agreement and Plan of Merger (the “ReKT Merger Agreement”). Upon the terms and subject to the conditions set forth in the ReKT Merger Agreement, at the closing (the “Closing”) of the transactions contemplated by the ReKT Merger Agreement, ReKT will become a wholly-owned subsidiary of Infinite Reality in exchange for newly issued shares of Infinite Reality Common Stock having an aggregate value of $470,000,000 based on a $2,000,000,000 equity valuation for Infinite Reality. For a period through the earlier of the closing or termination of Infinite Reality’s merger with Merger Sub or September 30, 2022, ReKT will receive anti-dilution protection in the form of additional shares of Infinite Reality Common Stock if Infinite Reality consummates a financing or series of financings through equity or other equity-linked securities in excess of $10,000,000 at a pre-money valuation that is less than $2,000,000,000 before July 31, 2022, $1,500,000,000 from August 1, 2022 to August 31, 2022 and $1,000,000,000 from September 1, 2022 to September 30, 2022. As part of the ReKT Merger Agreement, the key executives of ReKT will enter into employment agreements with Infinite Reality and continue to manage and promote the ReKT business for a period of at least three year following the Effective Time of the merger.

The obligation of the parties to consummate the Closing is subject to customary conditions, including, among other things, receipt of required ReKT stockholder and other approvals, as well as customary regulatory approvals.

The ReKT Merger Agreement contains certain termination rights for each of Infinite Reality and ReKT, including ReKT’s failure to obtain shareholder and other contractual consents and approvals, failure to obtain any required regulatory approvals, material adverse effect with respect of either ReKT or Infinite Reality, the merger with ReKT does not close prior to June 30, 2022.

The ReKT Merger Agreement contains customary representations and warranties by each party. The parties have also agreed to various customary covenants and agreements, including, among others, customary non-competition and non-solicitation covenants applicable to specified executives of ReKT for a period of two years following the Closing.

ReKT shall be entitled to nominate one member to the Infinite Reality board of directors for so long as Amish Shah and David Bialek, the Executive Chairman and Chief Executive Officer of ReKT, own an aggregate of 5% or more of the issued outstanding shares of Infinite Reality including of USI following the Effective Time. The ReKT equity holders shall be entitled to customary stockholders rights generally held by existing Infinite Reality stockholders. Certain of the ReKT equity holders shall be entitled to customary registration rights in the event that USI is determined to be a “shell company” under Rule 405 of the Securities Act.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION AND DATA

The following tables present summary historical financial and per share data for USI and Infinite Reality and summary unaudited pro forma condensed combined financial data for USI and Infinite Reality.

Selected Historical Financial Data of USI

The selected statement of operations data for the years ended March 31, 2021 and 2020 and the selected balance sheet data as of March 31, 2021 and 2020 are derived from USI’s audited financial statements prepared using accounting principles generally accepted in the United States of America (“U.S. GAAP”), which are included in this proxy statement/prospectus/information statement. The selected statement of operations data for the years ended March 31, 2019, 2018 and 2017 and the selected balance sheet data as of March 31, 2019, 2018 and 2017 are derived from USI’s audited financial statements, which are not included in this proxy statement/prospectus/information statement. The financial data should be read in conjunction with “USI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and USI’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus/information statement. The historical results are not necessarily indicative of results to be expected in any future period.

	Years Ended March 31,
	2021	2020	2019	2018	2017
Consolidated Statement of Operations Data:
Total revenue	$17,520,151	$14,803,024	$17,588,040	$14,873,189	$14,083,428
Net income (loss) from continuing operations attributable to common shareholders	$268,343	$(5,813,891)	$(1,347,986)	$(2,262,310)	$(2,058,902)
Net income (loss) from continuing operations attributable to common shareholders - basic and diluted	$0.12	$(2.51)	$(0.58)	$(0.98)	$(0.89)
Weighted Average shares outstanding, basic and diluted	2,312,887	2,312,887	2,312,887	2,312,887	2,312,887

	At March 31,
	2021	2020	2019	2018	2017
Consolidated Balance Sheet Data:
Cash	$160,604	$93,794	$374,472	$128,161	$262,355
Total assets	$7,495,354	$8,177,097	$18,906,926	$18,903,943	$18,387,273
Total current liabilities	$1,697,358	$2,717,933	$8,033,066	$6,150,607	$4,155,015
Total long-term liabilities	$1,081,440	$1,010,951	$—	$—	$—

Selected Historical Financial Data of Infinite Reality

The selected statement of operations data for the fiscal years ended December 31, 2021 and 2020 and the selected balance sheet data as of December 31, 2021 and 2020 are derived from Infinite Reality’s audited financial statements prepared using accounting principles generally accepted in the United States (“U.S. GAAP”), which are included in this proxy statement/prospectus/information statement. The selected statement of operations data for the year ended December 31, 2019 and the selected balance sheet data as of December 31, 2019, are derived from Infinite Reality’s audited financial statements, which are not included in this proxy statement/prospectus/information statement. The financial data should be read in conjunction with “Infinite Reality’s Management’s

Discussion and Analysis of Financial Condition and Results of Operations” and Infinite Reality’s condensed financial statements and related notes appearing elsewhere in this proxy statement/prospectus/information.

	Years Ended December 31,
	2021	2020	2019
Consolidated Statement of Operations Data:
Total revenue	$102,848	$38,786	$—
Net loss from continuing operations attributable to common shareholders	$(25,604,430)	$(6,905,743)	$(2,836,665)
Net loss from continuing operations attributable to common shareholders-basic and diluted	$(0.19)	$(0.08)	$(0.05)
Weighted Average shares outstanding, basic and diluted	133,971,032	86,991,359	53,348,666

	At December 31,
	2021	2020	2019
Consolidated Balance Sheet Data:
Cash	$11,093,373	$593,034	$1,669,813
Total assets	$18,863,719	$4,537,358	$2,812,221
Total current liabilities	$39,580,222	$9,480,491	$5,224,532
Total long-term liabilities	$1,193,583	$672,803	$1,050,000

Selected Unaudited Pro Forma Condensed Combined Financial Data of USI and Infinite Reality

The following selected unaudited pro forma condensed combined financial data gives effect to: (i) the Merger, (ii) Infinite Reality’s acquisition of Thunder Studios and Infinite Metaverse, and (iii) the Sale of the Business (collectively, the “Pro Forma Events”). In the case of the Sale of the Business after the Merger, the Merger is accounted for as a business combination under U.S. GAAP. In the case of the Sale of the Business before the Merger, the Merger is accounted for as a recapitalization under U.S. GAAP. Infinite Reality was determined to be the accounting acquirer based upon the terms of the merger and other factors including: (i) Infinite Reality stockholders will own a substantial majority of the voting rights of the combined company; (ii) Infinite Reality will designate all the initial members of the board of directors of the combined company; and (ii) Infinite Reality’s senior management will hold all key positions in senior management of the combined company.

The USI and Infinite Reality unaudited pro forma condensed combined balance sheet data assume that the Pro Forma Events took place on December 31, 2021 and combines the USI and Infinite Reality historical balance sheets as of December 31, 2021. The USI and Infinite Reality unaudited pro forma condensed combined statements of operations data assume that the Pro Forma Events took place as of January 1, 2021 and combines the historical results of USI for the three months ended March 31, 2021 and the nine months ended December 31, 2021, and of Infinite Reality for the year ended December 31, 2021.

The unaudited condensed combined statement of operations for year ended December 31, 2021 combines the historical results of USI’s unaudited financial statements for the three months ended March 31, 2021 and USI’s unaudited condensed financial statements for the nine months ended December 31, 2021 and the historical results of Infinite Reality for the year ended December 31, 2021, derived from Infinite Reality’s audited combined condensed statement of operations.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the year ended December 31, 2021 are derived from the unaudited     pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus/information statement.

The unaudited pro forma condensed combined financial information assumes that, at the Effective Time, each share of Infinite Reality Common Stock will be converted into the right to receive shares of USI Common Stock such that, immediately after the merger, USI stockholders are expected to own approximately 2.4% of the fully-diluted common stock of the combined company and Infinite Reality stockholders are expected to own approximately 97.6% of the outstanding common stock of the combined company outstanding after the Effective Time. Such percentages are subject to adjustment to account for the occurrence of certain events discussed elsewhere in this proxy statement/prospectus/information statement.

Unaudited Pro Forma Condensed Combined Statement of Operations Data

	For the Twelve Months Ended December 31, 2021 (unaudited)
	(Sale of Business After the Merger)	(Sale of Business Prior to Merger)
Condensed Combined Statement of Operations Data:
Total Revenue	$9,963,869	$9,963,869
Net loss from continuing operations attributable to common shareholders	$(25,816,953)	$(23,499,637)

Unaudited Pro Forma Condensed Combined Balance Sheet Data

	As of December 31, 2021 (unaudited)
	(Sale of Business After the Merger)	(Sale of Business Prior to Merger)
Condensed Combined Balance Sheet Data:
Cash	$9,198,365	$16,090,775
Total assets	$58,529,396	$41,349,985
Total current liabilities	$17,483,269	$12,303,858
Total long-term liabilities	$4,431,740	$4,431,740

MARKET PRICE AND DIVIDEND INFORMATION

USI Common Stock is listed on the NYSE American under the symbol “UUU.” Infinite Reality is a private company and its common stock is not publicly traded.

On February 24, 2022, the last full trading day immediately preceding the public announcement of the merger, the closing price per share of USI Common Stock on the NYSE American was $2.98. On May 13, 2022, the last reported sale price of USI Common Stock on the NYSE American was $2.93 per share.

Because the market price of USI Common Stock is subject to fluctuation, the market value of the shares of USI Common Stock that Infinite Reality stockholders will be entitled to receive in the merger may increase or decrease.

Following the closing of the merger, USI expects the combined company’s common stock will be listed on the NYSE American and will trade under USI’s new name, “Infinite Reality Holdings, Inc.,” and trading symbol “UUU.”

As of March 1, 2022, there were 141 stockholders of record. The number of record holders was determined from the records of USI’s transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of the USI Common Stock is Computershare Limited.

As of March 1, 2022, there were approximately 390 holders of record of Infinite Reality Common Stock.

Dividend Policy

USI has never declared or paid dividends on its common stock. It currently intends to retain future earnings, if any, for use in its business, and, therefore, it does not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of USI’s board of directors after considering various factors, including its financial condition, operating results, current and anticipated cash needs and plans for expansion.

Infinite Reality has never paid or declared any cash dividends on its common stock. If the merger does not occur, Infinite Reality does not anticipate paying any cash dividends on its common stock in the foreseeable future, and Infinite Reality intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Infinite Reality board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the Infinite Reality board of directors deems relevant.

RISK FACTORS

You should carefully consider the risks described below regarding the merger, the USI business and the Infinite Reality business, together with all of the other information included in this proxy statement/prospectus/information statement, before making a decision about voting on the proposals submitted for your consideration, including, in particular, proposal 1 with respect to the issuance of USI Common Stock in respect of the merger. If any of the following risks actually occurs, the combined company’s business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. The risks and uncertainties described below represent all of the material risks known to USI and Infinite Reality; however, additional risks and uncertainties that USI and Infinite Reality are unaware of, or that USI and Infinite Reality currently believe are not material, may also become important factors that adversely affect the combined company’s business. Unless otherwise indicated, references to the combined company’s business being seriously harmed in these risk factors will include harm to its business, reputation, financial condition, results of operations, revenue, and future prospects. In that event, the market price of the combined company’s common stock could decline, and you could lose part or all of your investment.

Risk Factor Summary

Risks Related to the Merger

●	The Exchange Per Share Consideration is not adjustable based on the market price of USI Common Stock.
●	Failure to complete the merger may result in USI or Infinite Reality paying a termination fee.
●	If the conditions to the merger are not met, the merger may not occur.
●	The consummation of the merger depends upon obtaining relevant and necessary consents and approvals.
●	The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.
●	The combined company will need to raise additional capital by issuing securities or debt.
●	Certain USI and Infinite Reality executive officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests.
●	The market price of the combined company’s common stock following the merger may decline as a result of the merger and the Sale of the Business.
●	The market price of the combined company’s common stock following the merger may decline if the relative valuation of Infinite Reality was set too high in relation to the general market at the time of the consummation of the merger.
●	USI and Infinite Reality stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.
●	USI and Infinite Reality may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement.
●	The issuance of shares of USI Common Stock to Infinite Reality stockholders in the merger will dilute substantially the voting power of USI’s current stockholders.
●	The historical audited and unaudited pro forma condensed combined financial information may not be representative of the combined company’s results after the merger.

Risks Relating to the Combined Company’s Business

●	Infinite Reality has a history of significant operating losses and expects to incur significant and increasing losses for the foreseeable future, and its auditors have issued a “going concern” opinion.

●	Infinite Reality’s limited operating history may make it difficult for you to evaluate the success of its business to date and to assess the combined company’s future viability.
●	Even if the merger is successful, the combined company will need substantial additional funding, which may not be available on reasonable terms when needed, or at all.
●	If the combined company fails to retain current users or add new users, or if its users engage less, its business could be seriously harmed.
●	Changes in Infinite Reality’s products or to its operating systems, hardware, networks, regulations, or standards may seriously harm its user retention, growth, and engagement.
●	Any disruption of or interference with Infinite Reality’s use of Amazon Web Services would negatively affect its operations and seriously harm its business.
●	The failure to attract new advertisers, the loss of advertisers, or a reduction in how much they spend could seriously harm the combined company’s business.
●	Health epidemics, including the COVID-19 pandemic, have had, and could in the future have, an adverse impact on Infinite Reality’s business.
●	If Infinite Reality does not develop successful new products or improve existing ones, its business will suffer.
●	If Infinite Reality is not able to maintain or improve its market share, the combined company’s business could suffer.
●	The loss of one or more of Infinite Reality key personnel, or its failure to attract and retain other highly qualified personnel in the future, could seriously harm the combined company’s business.
●	Infinite Reality has a continually evolving business model, which makes it difficult to evaluate the combined company’s prospects and future financial results and increases the risk that it will not be successful.
●	Cyberattacks or security issues could cause Infinite Reality’s users, advertisers, and partners to cut back on or stop using its products and services altogether.
●	If its data or systems are materially compromised, Infinite Reality may incur additional costs, lost opportunities, damage to its reputation, disruption of service or theft of its assets.
●	Infinite Reality’s user metrics and other estimates are subject to inherent challenges in measurement.
●	Mobile malware, viruses, hacking and phishing attacks, spamming, and improper or illegal use of Infinite Reality’s platform could seriously harm the combined company’s business and reputation.
●	Laws, regulations, and executive actions regarding privacy, data protection, content, and other matters are subject to change and uncertain interpretation, and could result in investigations, claims, changes to Infinite Reality’s business practices, increased cost of operations, and declines in user growth, retention, or engagement.
●	The combined company’s financial condition and results of operations will fluctuate from quarter to quarter.
●	If Infinite Reality is unable to continue to successfully grow its user base and further monetize its products, the combined company’s business will suffer.
●	Infinite Reality may be unable to effectively manage its growth.
●	Infinite Reality’s costs may increase faster than its revenue.
●	Any significant disruption to Infinite Reality’s technology infrastructure could damage its reputation and result in a potential loss of users and decrease in user engagement.

●	Infinite Reality’s business prioritizes long-term user engagement over short-term financial condition or results of operations, which may yield results that don’t align with the market’s expectations.
●	If Infinite Reality is unable to protect its intellectual property, the value of its brand and other intangible assets may be diminished.
●	If its users do not continue to contribute content or their contributions are not perceived as valuable to other users, Infinite Reality may experience a decline in user growth, retention, and engagement.
●	If it does not provide production services and products that align with public and consumer tastes and preferences for entertainment and other products, Infinite Reality may experience a decline in demand for its production services and products.
●	Foreign government initiatives and restrictions could seriously harm the combined company’s business.
●	Infinite Reality’s users may increasingly engage directly with its partners and advertisers instead of through Infinite Reality.
●	If Infinite Reality’s business becomes constrained by changing legal and regulatory requirements, the combined company’s operating results will suffer.
●	Infinite Reality’s products are highly technical and may contain undetected software bugs or hardware errors, which could manifest in ways that could seriously harm its reputation and the combined company’s business.
●	Infinite Reality may be subject to regulatory inquiries, patent lawsuits and other intellectual property claims, class-action lawsuits and other litigation matters that are expensive and time-consuming.
●	Infinite Reality plans to continue expanding its international operations where it has limited operating experience and may be subject to increased business and economic risks.
●	Acquisitions and strategic investments in other companies could require significant management attention, disrupt or harm its business and dilute the combined company’s stockholders.
●	If Infinite Reality’s goodwill or intangible assets become impaired, it may be required to record a significant charge to earnings.

Risks Related to Credit and Financing

●	Infinite Reality has offered and may continue to offer credit to its partners and customers to stay competitive, and as a result it may be exposed to credit risk of some of its partners.
●	Infinite Reality may not have sufficient cash flow from it business to pay its debts when due.

Risks Related to Taxes

●	Infinite Reality may have exposure to greater-than-anticipated tax liabilities.
●	Infinite Reality’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited, each of which could seriously harm the combined company’s business.

Risks Related to Ownership of the Combined Company’s Common Stock

●	Future sales of shares by stockholders could cause the combined company’s stock price to decline.
●	Anti-takeover provisions under Delaware law and the combined company’s certificate of incorporation and bylaws could make an acquisition of the combined company more difficult.
●	The combined company does not expect to pay any cash dividends in the foreseeable future.

Risks Related to the Merger and the Combined Company

The Exchange Per Share Consideration is not adjustable based on the market price of USI Common Stock so the Merger Consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the Exchange Per Share Consideration for the Infinite Reality Common Stock, and the Exchange Per Share Consideration is only adjustable upward or downward based on increases or decreases in the number of shares of Infinite Reality’s issued and outstanding capital stock and the number of shares of Infinite Reality capital stock issuable upon the exercise or conversion of other Infinite Reality securities, increases or decreases in the number of shares of USI’s issued and outstanding capital stock and if the cash balances at closing of either USI or Infinite Reality change in relation to each other, as described in the section titled “The Merger—Merger Consideration.” The Exchange Per Share Consideration is currently estimated to be 0.381939363, and the Exchange Per Share Consideration will depend on the exact ratio that is ultimately mutually determined by USI and Infinite Reality. Any changes in the market price of USI Common Stock before the closing of the merger will not affect the number of shares Infinite Reality stockholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the closing of the merger the market price of USI Common Stock declines from the market price on the date of the Merger Agreement, then Infinite Reality stockholders could receive Merger Consideration with substantially lower value. Similarly, if before the closing of the merger the market price of USI Common Stock increases from the market price on the date of the Merger Agreement, then Infinite Reality stockholders could receive Merger Consideration with substantially more value for their shares of Infinite Reality capital stock than the parties had negotiated for in the establishment of the Exchange Per Share Consideration. Because the Exchange Per Share Consideration does not adjust as a result of changes in the value of USI Common Stock, for each one percentage point that the market value of USI Common Stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total Merger Consideration issued to Infinite Reality stockholders. Additionally, because the stockholders of USI will be entitled to receive up to an additional 1% of the Post-Closing Shares based on the market capitalization of USI Common Stock during the six-month period following completion of the merger, Infinite Reality stockholders’ interest in the combined company could be diluted following the Effective Time.

Failure to complete the merger may result in USI or Infinite Reality paying a termination fee to the other party and could harm the common stock price of USI and future business and operations of each company.

If the merger is not completed, USI and Infinite Reality are subject to the following risks:

●	if the Merger Agreement is terminated under certain circumstances and certain events occur, USI or Infinite Reality will be required to pay the other party a termination fee equal to 4% of the Market Capitalization (as defined in the Merger Agreement) as of the date of the Merger Agreement plus up to $100,000 in expenses;
●	the price of USI stock may decline; and
●	costs related to the merger, such as legal, accounting and investment banking fees, must be paid even if the merger is not completed.

In addition, if the Merger Agreement is terminated and the USI or Infinite Reality board of directors determines to seek another business combination, there can be no assurance that USI or Infinite Reality will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger.

In such case, USI would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and the amount or timing of available cash, if any, left to distribute to stockholders after paying the debts and other obligations of USI and setting aside funds for reserves may not be sufficient.

As of December 31, 2021, USI’s cash balance was $387,223. In addition, USI had approximately $5,179,411 of other obligations coming due over the next twelve months. USI has typically funded its operating costs, acquisition activities, working capital requirements and capital expenditures with proceeds from short-term borrowings pursuant to the terms of its Factoring Agreement with Merchant Factors Corporation, cash flows from operations, and the collection of non-factored trade accounts receivable. In the event that USI requires additional capital, but capital is not available USI may then have to scale back or freeze its business plans, sell assets on less than favorable terms, reduce expenses, curtail future acquisition plans to manage its liquidity and capital resources and/or pursue bankruptcy protection.

If the conditions to the merger are not met, the merger may not occur.

Even if the proposals referred to herein are approved by the stockholders of USI and Infinite Reality, specified other conditions must be satisfied or waived to complete the merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement—Conditions to the Closing of the Merger.” USI and Infinite Reality cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger may not occur or will be delayed, and USI and Infinite Reality each may lose some or all of the intended benefits of the merger.

The consummation of the transactions contemplated by the Merger Agreement is dependent upon USI and Infinite Reality obtaining all relevant and necessary consents and approvals.

Approval from the NYSE American to maintain the listing of the USI Common Stock on the NYSE American following the merger and to list the shares of USI Common Stock being issued in the merger on the NYSE American is a condition to consummation of the merger. In addition, the stockholders of USI must approve the issuance of USI Common Stock pursuant to the Merger Agreement. The Infinite Reality stockholders must adopt the Merger Agreement and approve the merger to be consummated pursuant thereto. USI or Infinite Reality may be unable to obtain all such relevant consents and approvals on a timely basis or at all. Each of USI and Infinite Reality has incurred, and expects to continue to incur, significant costs and expenses in connection with the proposed merger. Any failure to obtain, or delay in obtaining the necessary consents or approvals would prevent USI and Infinite Reality from being able to consummate, or delay the consummation of, the transactions contemplated by the Merger Agreement, which could materially adversely affect the business, financial condition and results of operations of USI and Infinite Reality, and, correspondingly, the combined company if the merger is consummated. There is no guarantee that such approvals will be obtained or that such conditions will be satisfied.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either USI or Infinite Reality can refuse to complete the merger if there is a material adverse change affecting the other party the date of the Merger Agreement and the closing. However, certain types of changes do not permit either party to refuse to complete the merger, even if such change could be said to have a material adverse effect on USI or Infinite Reality, including:

●	general business or economic conditions affecting the industries in which Infinite Reality or USI operate (except to the extent any changes in such conditions have a disproportionate effect on Infinite Reality or USI relative to other participants in such industries);
●	natural disasters, acts of war, armed hostilities or terrorism;
●	changes in financial, banking or securities markets;
●	the taking of any action required to be taken by the Merger Agreement; or
●	with respect to USI, any change in the stock price or trading volume of USI Common Stock.

If adverse changes occur and USI and Infinite Reality still complete the merger, the combined company’s stock price may suffer. This in turn may reduce the value of the merger to the stockholders of USI and Infinite Reality.

The combined company will need to raise additional capital by issuing securities or debt, which may cause dilution to the combined company’s stockholders or restrict the combined company’s operations or proprietary rights.

The combined company will be required to raise additional capital and may be required to raise funds sooner than currently planned. Additional financing may not be available to the combined company when it needs it or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such an issuance may cause significant dilution to the combined company’s stockholders’ ownership and the terms of any new equity securities may have preferences over the combined company’s common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments.

Certain USI and Infinite Reality executive officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests.

Certain officers and directors of USI and Infinite Reality participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as directors and officers of the combined company, in the case of Infinite Reality, severance benefits and continued indemnification. For example, some of the current officers and directors of Infinite Reality will continue as the officers and directors of the combined company  upon the closing of the merger. For more information, please see the section titled “The Merger—Interests of the Infinite Reality Directors and Executive Officers in the Merger” and “The Merger—Interests of the USI Directors and Executive Officers in the Merger.”

The market price of the combined company’s common stock following the merger may decline as a result of the merger and the Sale of the Business.

The market price of the combined company’s common stock may decline as a result of the merger and the Sale of the Business for a number of reasons including if:

●	investors react negatively to the prospects of the combined company’s business and prospects from the merger and the Sale of the Business;
●	the effect of the merger and Sale of the Business on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or
●	the combined company does not achieve the perceived benefits of the merger and the Sale of the Business as rapidly or to the extent anticipated by financial or industry analysts.

The market price of the combined company’s common stock following the merger may decline if the relative valuation of Infinite Reality was set at too high a price in relation to the general market at the time of the merger.

The relative market price between USI and Infinite Reality was established based on, among other factors, the valuation of capital raised by Infinite Reality prior to the merger, the relative valuation of Infinite Reality’s acquisition of Thunder Studios and consideration of the valuation of companies in comparable markets. If the public markets determine that the valuation ascribed to the Infinite Reality shares is too high, the price of the combined company’s common stock may decline following the merger.

USI and Infinite Reality stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the merger, USI and Infinite Reality stockholders will have experienced dilution of their ownership interests in their respective companies, without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the merger.

During the pendency of the merger, USI and Infinite Reality may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of USI and Infinite Reality to make acquisitions, subject to certain exceptions relating to fiduciary duties, or complete other transactions that are not in the ordinary course of business pending the closing of the merger. As a result, if the merger is not completed, the parties may lose valuable business opportunities during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party, subject to certain exceptions. Any such transactions could be favorable to such party’s stockholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of USI and Infinite Reality from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in certain circumstances where the USI or Infinite Reality board of directors, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that an unsolicited alternative takeover proposal constitutes or is reasonably likely to result in a superior takeover proposal. In addition, if USI or Infinite Reality terminate the Merger Agreement under certain circumstances, including terminating because of a decision of the USI or Infinite Reality board of directors, as applicable, to recommend an alternative proposal, USI or Infinite Reality, as applicable, would be required to pay a termination fee of up to $100,000 in expenses, plus a sum equal to 4% of the Market Capitalization as of the date of the Merger Agreement to the other party. This termination fee described above may discourage third parties from submitting alternative takeover proposals to USI and its stockholders and Infinite Reality and its stockholders and may cause the USI board of directors or the Infinite Reality board of directors to be less inclined to recommend an alternative proposal.

The lack of a public market for Infinite Reality shares makes it difficult to determine the fair market value of the Infinite Reality shares, and Infinite Reality stockholders may receive consideration in the merger that is less than the fair market value of the Infinite Reality shares and/or USI may pay more than the fair market value of the Infinite Reality shares.

Infinite Reality is privately held and its capital stock is not traded in any public market. The lack of a public market makes it extremely difficult to determine Infinite Reality’s fair market value. Because the percentage of USI equity to be issued to Infinite Reality stockholders was determined based on negotiations between the parties, it is possible that the value of the USI Common Stock to be received by Infinite Reality stockholders will be less than the fair market value of Infinite Reality, or USI may pay more than the aggregate fair market value for Infinite Reality. The formula for the Exchange Per Share Consideration was determined assuming a valuation of $12,000,000 and $500,000,000 of USI and Infinite Reality, respectively, and the purchase price in the Standby Equity Purchase Agreement was determined assuming a pre-money valuation of the combined company of $500,000,000.

The issuance of shares of USI Common Stock to Infinite Reality stockholders in the merger will dilute substantially the voting power of USI’s current stockholders.

If the merger is completed, immediately following the Effective Time, the former Infinite Reality stockholders will hold approximately 97.6% of the outstanding shares of USI Common Stock, the stockholders of USI will retain ownership of only approximately 2.4% of the outstanding shares of USI Common Stock. Accordingly, the issuance of shares of USI Common Stock to Infinite Reality stockholders in the merger will reduce substantially the voting power of each share of USI Common Stock held by USI’s current security holders. Consequently, USI security holders as a group will have substantially less influence over the management and policies of the combined company after the merger, than prior thereto.

The pendency of the merger could have an adverse effect on the trading price of USI Common Stock and USI’s business, financial condition, results of operations or business prospects.

The pendency of the merger could disrupt USI’s businesses in a variety of ways, including:

●	the attention of USI’s management may be directed toward the closing of the merger and related matters and may be diverted from the day-to-day business operations; and
●	third parties may seek to terminate or renegotiate their relationships with USI as a result of the merger, whether pursuant to the terms of their existing agreements with USI or otherwise.

Should they occur, any of these matters could adversely affect the trading price of USI Common Stock or harm USI’s financial condition, results of operations or business prospects.

The rights of holders of USI Common Stock and Infinite Reality Common Stock will change as a result of the merger and the reincorporation.

After the merger and the reincorporation, the rights of the stockholders of USI and Infinite Reality will be governed by USI’s certificate of incorporation and USI’s bylaws, which will be governed by the laws of the State of Delaware. For more information, see the sections titled “Comparison of Rights of USI (Maryland) Stockholders and USI (Delaware) Stockholders” and “Comparison of Rights of Infinite Reality Stockholders and USI (Delaware) Stockholders.”

The historical audited and unaudited pro forma condensed combined financial information may not be representative of the combined company’s results after the merger.

The historical audited and unaudited pro forma condensed combined financial information included elsewhere in this prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger been completed as of the date indicated, nor is it indicative of future operating results or financial position.

Risks Relating to the Combined Company’s Business

Investing in the combined company involves a high degree of risk. Before deciding whether to invest, you should carefully consider the following risks and uncertainties, together with all other information in this proxy statement/prospectus/information statement, including USI’s and Infinite Reality’s consolidated financial statements and related notes and “USI Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Infinite Reality Management’s Discussion and Analysis of Results of Operations and Financial Condition.” The occurrence of any of the events or developments described below could harm the combined company’s business, financial condition, results of operations and/or growth prospects. The risks and uncertainties described below represent all of the material risks known to USI and Infinite Reality; however, additional risks that USI and Infinite Reality currently do not know about or that USI and Infinite Reality currently believe to be immaterial may also impair the combined company’s business. Certain statements below are forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement/prospectus/information statement.

Risks Related to the Combined Company’s Financial Position and Need for Additional Capital

Infinite Reality has a history of significant operating losses and expects to incur significant and increasing losses for the foreseeable future, and may never achieve or maintain profitability.

Infinite Reality has historically experienced net losses and negative cash flows from operations and does not expect to generate revenue or profitability that is necessary to finance its operations in the short term. Infinite Reality incurred net losses of $25.6 million, $6.9 million and $2.8 million for the years ended December 31, 2021, 2020 and 2019, respectively. In addition, Infinite Reality’s accumulated deficit as of December 31, 2021 was $36.3 million. Infinite Reality also expects its operating expenses to increase significantly in future periods as it intends to continue to make significant investments to grow its business. If growth does not increase to offset these anticipated increases in operating expenses, Infinite Reality may not be able to achieve or maintain profitability and its business, results of operations, and financial condition will be harmed. These efforts may be more costly than Infinite Reality expects and may not result in increased revenue or growth of its business. In addition to the expected costs to grow its business, Infinite Reality has incurred and expects to continue to incur significant additional legal, accounting, and other expenses related to becoming and being a public company. Additionally, Infinite Reality may encounter unforeseen expenses, operating delays, or other unknown factors that may result in losses in future periods. If Infinite Reality fails to increase its revenue to sufficiently offset the increases in its operating expenses, the combined company will not be able to achieve or maintain profitability in the future.

The combined company’s failure to become and remain profitable would depress the market price of its common stock following the merger and reincorporation, and could impair its ability to raise capital, expand its business, diversify its product offerings or continue its operations. If the combined company continues to suffer losses, investors may not receive any return on their investment and may lose their entire investment.

Infinite Reality’s limited operating history may make it difficult for you to evaluate the success of its business to date and to assess the combined company’s future viability.

Infinite Reality’s business commenced operations in 2019. Infinite Reality may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving its business objectives. Infinite Reality expects its financial condition and operating results to continue to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond its control. Accordingly, you should not rely upon the results of any quarterly or annual period as indications of future operating performance.

Infinite Reality’s recurring losses from operations have raised substantial doubt regarding its ability to continue as a going concern.

Infinite Reality has incurred recurring losses since inception, and it anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to development and commercialization of its products, strategic alliances and the development of its administrative organization. Infinite Reality’s independent auditors have indicated in their report on its December 31, 2021 consolidated financial statements that there is doubt about its ability to continue as a going concern. A “going concern” indicates that the financial statements have been prepared assuming that Infinite Reality will continue as going concern and do not include any adjustments to reflect the possible future effects on recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on Infinite Reality’s consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders of the combined company in the event of liquidation.

Infinite Reality’s ability to continue as a going concern is dependent on its ability to raise additional equity or debt capital or spin-off non-core assets to raise additional cash. Should Infinite Reality be unable to raise sufficient additional capital, it may be required to undertake cost-cutting measures, such as delaying, limiting, reducing or terminating its planned product development or future commercialization efforts. The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of Infinite Reality’s business initiatives. Funding may not be available when needed, at all, or on acceptable terms. Lack of necessary funds may require the combined company, among other things, to delay, scale back or eliminate some or all of its planned strategies. These factors, among others, create a substantial doubt about the combined company’s ability to continue as a going concern.

The historical financial statements of Infinite Reality and the pro forma financial statements of the combined company included elsewhere in this proxy statement/prospectus/information statement do not include any adjustments that might be necessary should Infinite Reality be unable to continue as a going concern.

Even if the merger is successful, the combined company will need substantial additional funding, and if it is unable to raise capital when needed, it could be forced to delay, reduce or eliminate its products, services, development and growth programs or commercialization efforts.

Current estimates may prove to be wrong, and the combined company could use its available capital resources sooner than it currently expects. Further, changing circumstances, some of which may be beyond its control, could cause the combined company to consume capital significantly faster than it currently anticipates, it may need to seek additional funds sooner than planned. The combined company’s future funding requirements, both short-term and long-term, will depend on many factors, including:

●	the scope, progress, timing, costs and results of developing platform products and new business services;
●	its ability to enter into, and the terms and timing of, any collaborations, licensing or other arrangements;
●	the outcome, timing and costs of seeking any necessary regulatory approvals;
●	the costs of commercialization activities for any of its products or business services, including the costs and timing of establishing, sales and marketing capabilities;
●	its headcount growth and associated costs as it expands its business and establish a commercial infrastructure;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and protecting its intellectual property rights including enforcing and defending intellectual property related claims; and
●	the costs of operating as a public company.

Additional financing may not be available on reasonable terms when needed, or at all, and raising additional capital may cause dilution to the combined company’s stockholders, restrict its operations or cause it to relinquish valuable rights.

The combined company may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances, licensing arrangements or monetization transactions. To the extent that the combined company raises additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Any indebtedness the combined company incurs would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on the combined company’s ability to incur additional debt, limitations on its ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. Furthermore, the issuance of additional securities, whether equity or debt, by the combined company, or the possibility of such issuance, may cause the market price of its common stock to decline and its stockholders may not agree with the combined company’s financing plans or the terms of such financings.

If the combined company raises additional funds through strategic partnerships and alliances, licensing arrangements or monetization transactions with third parties, it may have to relinquish valuable rights to its technologies, or its products, or grant licenses on terms unfavorable to it. Adequate additional financing may not be available to the combined company on acceptable terms, or at all. If the combined company is unable to raise additional funds when needed, it may be required to delay, limit, reduce or terminate product development or future commercialization efforts or grant rights to develop and market products and services that it would otherwise prefer to develop and market itself.

Risks Related to The Combined Company’s Business and Industry

Infinite Reality’s community of creators, advertisers, and partners depends on the engagement of its user base. If the combined company fails to retain current users or add new users, or if its users engage less, its business could be seriously harmed.

Infinite Reality is free and easy to join, the barrier to entry for new entrants in its business is low, and the switching costs to another platform are also low. Moreover, the majority of its users are 18-34 years old. This demographic may be less brand loyal and more likely to follow trends, including viral trends, than other demographics. These factors may lead users to switch to another product, which would negatively affect the combined company’s user retention, growth, and engagement. Infinite Reality also may not be able to penetrate other demographics in a meaningful manner. Falling user retention, growth, or engagement could make Infinite Reality less attractive to advertisers and partners, which may seriously harm the combined company’s business. In addition, Infinite Reality continues to compete with other companies to attract and retain users’ attention. There are many factors that could negatively affect user retention, growth, and engagement, including if:

●	users engage more with competing products instead of Infinite Reality’s;
●	Infinite Reality’s competitors continue to mimic its products or improve on them;
●	Infinite Reality fails to introduce new and exciting products and services or those it introduces or modifies are poorly received;
●	Infinite Reality’s products fail to operate effectively on the IOS and Android mobile operating systems;
●	Infinite Reality is unable to continue to develop products that work with a variety of mobile operating systems, networks and smartphones;
●	Infinite Reality does not provide a compelling user experience because of the decisions it makes regarding the type and frequency of advertisements that it displays or the structure and design of its products;

●	Infinite Reality is unable to combat spam or other hostile or inappropriate usage on its products;
●	there are changes in user sentiment about the quality or usefulness of Infinite Reality’s products in the short term, long term or both;
●	there are concerns about the privacy implications, safety, or security of Infinite Reality’s products;
●	partners who provide content to Infinite Reality do not create content that is engaging, useful or relevant to users;
●	partners who provide content to Infinite Reality decide not to renew agreements or devote the resources to create engaging content or do not provide content exclusively to Infinite Reality;
●	advertisers and partners display ads that are untrue, offensive or otherwise fail to follow Infinite Reality’s guidelines;
●	Infinite Reality’s products are subject to increased regulatory scrutiny or approvals, or there are changes in its products that are mandated or prompted by legislation, regulatory authorities, executive actions, or litigation, including settlements or consent decrees, that adversely affect the user experience;
●	technical or other problems frustrate the user experience, including by providers that host Infinite Reality’s platforms, particularly if those problems prevent Infinite Reality from delivering its product experience in a fast, reliable manner;
●	Infinite Reality fails to provide adequate service to users, advertisers, or partners;
●	Infinite Reality does not provide a compelling user experience to entice users to use the platform on a daily basis;
●	Infinite Reality, its partners, or other companies in its industry segment are the subject of adverse media reports or other negative publicity, some of which may be inaccurate or include confidential information that Infinite Reality is unable to correct or retract;
●	Infinite Reality does not maintain its brand image, or its reputation is damaged; or
●	Infinite Reality’s current or future products reduce user activity on Infinite Reality by making it easier for its users to interact directly with its partners.

Any decrease to user retention, growth, or engagement could render Infinite Reality’s products less attractive to users, advertisers, or partners, and would seriously harm the combined company’s business.

Infinite Reality depends on effectively operating with mobile operating systems, hardware, networks, regulations, and standards that it does not control. Changes in Infinite Reality’s products or to those operating systems, hardware, networks, regulations, or standards may seriously harm its user retention, growth, and engagement.

Because Infinite Reality is used primarily on mobile devices, the application must remain interoperable with popular mobile operating systems, primarily Android and iOS, application stores, and related hardware, including mobile-device cameras. The owners and operators of such operating systems and application stores, primarily Google and Apple, each have approval authority over Infinite Reality’s products and provide consumers with products that compete with Infinite Reality’s, and any approval that is granted may be rescinded in the future. Additionally, mobile devices are manufactured by a wide array of companies. Those companies have no obligation to test the interoperability of new mobile devices, or related devices with Infinite Reality, and may produce new products that are incompatible with or not optimal for Infinite Reality. Infinite Reality has no control over these operating systems, application stores, or hardware, and any changes to these systems or hardware that degrade its products’ functionality, or give preferential treatment to competitive products, or actions by government authorities that impact its access to these systems or hardware, could seriously harm Infinite Reality usage on mobile devices. Competitors that control the operating systems and related hardware Infinite Reality’s application runs on could make interoperability of Infinite Reality’s products with those mobile operating systems more difficult or display their competitive offerings more prominently. Additionally, competitors that control the standards for the application stores for their operating systems could make Infinite Reality, or certain features of Infinite Reality, inaccessible for a potentially significant period of time or attempt to violate the terms of Infinite Reality’s agreements with them. Infinite Reality plans to continue to introduce new products and features regularly and have experienced that it takes time to optimize such products and features to function with these operating systems, hardware, and standards, impacting the popularity of such products, and Infinite Reality expects this trend to continue.

Moreover, Infinite Reality’s products require high-bandwidth data capabilities. If the costs of data usage increase or access to cellular networks is limited, user retention, growth, and engagement may be seriously harmed. Additionally, to deliver high-quality video and other content over mobile cellular networks, Infinite Reality’s products must work well with a range of mobile technologies, systems, networks, regulations, and standards that Infinite Reality does not control. In particular, any future changes to the iOS or Android operating systems or application stores may impact the accessibility, speed, functionality, and other performance aspects of Infinite Reality’s products and features. In addition, the proposal or adoption of any laws, regulations, or initiatives that adversely affect the growth, popularity, or use of the internet, including laws governing internet neutrality, could decrease the demand for Infinite Reality’s products and increase its cost of doing business.

For example, in January 2018, the Federal Communications Commission, or FCC, issued an order that repealed the “open internet rules,” which prohibit mobile providers in the United States from impeding access to most content, or otherwise unfairly discriminating against content providers like Infinite Reality and also prohibit mobile providers from entering into arrangements with specific content providers for faster or better access over their data networks. The FCC order repealing the open internet rules went into effect in June 2018. The core aspects of that order have been upheld by the United States Court of Appeals for the District of Columbia Circuit, but a number of states have adopted or are considering legislation or executive actions to impose state-level open internet rules, and those actions have been or can be expected to be challenged in court. Additionally, U.S. President Biden has recently issued an executive order encouraging the FCC to restore the open internet rules. USI and Infinite Reality cannot predict whether the FCC order or state initiatives regulating providers will ultimately be upheld, modified, overturned, or vacated by further legal action, federal legislation, or the FCC, or the degree to which such outcomes would adversely affect Infinite Reality’s business, if at all. Similarly, the European Union requires equal access to internet content, but as part of certain initiatives and reviews (including recent modifications to the European Electronic Communications Code and proposals to expand the scope and nature of the EU Network and Information Security Directive), the European Union may impose additional obligations, including network security requirements, reporting and transparency obligations, disability access, or 911-like obligations on certain “over-the-top” services or those that qualify as “electronic communication services.” If Infinite Reality is considered to be within the scope of such service definition, its costs of doing business could increase and its business could be seriously harmed. The European Union’s highest court has also issued rulings that may limit Infinite Reality’s ability to engage in certain practices, such as “zero rating.” The FCC’s repeal of the open internet rules is maintained, state initiatives are modified, overturned, or vacated, or the European Union modifies these open internet rules or limits commercial practices, mobile and internet providers may be able to limit users’ ability to access Infinite Reality or make Infinite Reality a less attractive alternative to competitors’ applications. Were that to happen, Infinite Reality’s ability to retain existing users or attract new users may be impaired, and the combined company’s business would be seriously harmed.

Infinite Reality may not successfully cultivate relationships with key industry participants or develop products that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for users to access and use Infinite Reality on their mobile devices, if users choose not to access or use Infinite Reality on their mobile devices, or if users choose to use mobile products that do not offer access to Infinite Reality, the combined company’s business and user retention, growth, and engagement could be seriously harmed.

Infinite Reality relies on Amazon Web Services, or AWS, for the vast majority of its computing, storage, bandwidth, and other services. Any disruption of or interference with Infinite Reality’s use of either platform would negatively affect its operations and seriously harm its business.

Amazon provides distributed computing infrastructure platforms for business operations, or what is commonly referred to as a “cloud” computing service. Infinite Reality currently runs the vast majority of its computing on AWS, and its systems are not fully redundant on the two platforms. Any transition of the cloud services currently provided by either AWS to the other platform or to another cloud provider would be difficult to implement and would cause the combined company to incur significant time and expense. Infinite Reality has built its software and computer systems to use computing, storage capabilities, bandwidth, and other services provided by AWS. Given this, any significant disruption of or interference with Infinite Reality’s use of AWS would negatively impact the combined company’s operations and its business would be seriously harmed. If Infinite Reality’s users or partners are not able to access Infinite Reality or specific Infinite Reality features, or encounter difficulties in doing so, due to issues or disruptions with AWS, the combined company may lose users, partners, or advertising revenue. The level of service provided by AWS or similar providers may also impact users’, advertisers’, and partners’ usage of and satisfaction with Infinite Reality and could seriously harm the combined company’s business and reputation. If AWS or similar providers experience interruptions in service regularly or for a prolonged basis, or other similar issues, the combined company’s business would be seriously harmed. Hosting costs also have and will continue to increase as Infinite Reality’s user base and user engagement grows and may seriously harm the combined company’s business if it is unable to grow its revenues faster than the cost of utilizing the services of AWS or similar providers.

In addition, Amazon may take actions beyond the combined company’s control that could seriously harm its business, including:

●	discontinuing or limiting its access to its cloud platform;
●	increasing pricing terms;
●	terminating or seeking to terminate its contractual relationship with Infinite Reality;
●	establishing more favorable relationships or pricing terms with one or more of Infinite Reality’s competitors; and
●	modifying or interpreting its terms of service or other policies in a manner that impacts Infinite Reality’s ability to run its business and operations.

Amazon has broad discretion to change and interpret its terms of service and other policies with respect to Infinite Reality, and those actions may be unfavorable to Infinite Reality. They may also alter how Infinite Reality is able to process data on their cloud platforms. If Amazon makes changes or interpretations that are unfavorable to Infinite Reality, the combined company’s business could be seriously harmed.

Infinite Reality expects to generate a large portion of its future revenue from advertising. The failure to attract new advertisers, the loss of advertisers, or a reduction in how much they spend could seriously harm the combined company’s business.

Infinite Reality expects that a large portion of its future revenue will be generated from providing production facilities and services, and third parties advertising on Infinite Reality. Although Infinite Reality has attempted and continues to attempt to establish longer-term advertising commitments with advertisers, most advertisers do not have long-term advertising commitments with Infinite Reality, and efforts to establish long-term commitments may not succeed.

Infinite Reality is still early in developing its advertising business. Infinite Reality’s advertising customers vary from small businesses to well-known brands. Many of Infinite Reality’s customers only recently started working with it and spend a relatively small portion of their overall advertising budget with it. Although some customers have devoted meaningful budgets that contribute to its total revenue, Infinite Reality is not dependent on any individual customer. In addition, advertisers may view some of Infinite Reality’s products as experimental and unproven or prefer certain of its products over others. Advertisers will not continue to do business with Infinite Reality if it does not deliver advertisements in an effective manner, or if they do not believe that their investment in advertising with Infinite Reality will generate a competitive return relative to other alternatives. As Infinite Reality’s business continues to develop, including globally, there may be new or existing advertisers or resellers, or advertisers or resellers from different geographic regions that contribute more significantly to total revenue. Any economic or political instability, whether as a result of the coronavirus (COVID-19) pandemic, current events relating to Russia’s invasion of Ukraine or otherwise, in a specific country or region may negatively impact the global or local economy, advertising ecosystem, Infinite Reality’s customers and their budgets with it, or Infinite Reality’s ability to forecast its advertising revenue, and the combined company’s business would be seriously harmed.

Moreover, Infinite Reality relies heavily on its ability to collect and disclose data and metrics to and for its advertisers to attract new advertisers and retain existing advertisers. Any restriction, whether by law, regulation, policy, or other reason, on Infinite Reality’s ability to collect and disclose data and metrics which its advertisers find useful would impede its ability to attract and retain advertisers. For example, the General Data Protection Regulation, or GDPR, in the European Union, which went into effect in May 2018, expanded the rights of individuals to control how their personal data is collected and processed, and placed restrictions on the use of personal data of younger minors. In addition, the California Consumer Privacy Act, or CCPA, went into effect in January 2020 and placed additional requirements on the handling of personal data for Infinite Reality, its partners, and its advertisers. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches, which may increase the likelihood and cost of data breach litigation. The potential effects of this legislation, including any regulations implemented by the legislation, are far-reaching, uncertain, and evolving, and may require Infinite Reality to modify its data processing practices and policies and incur substantial costs and expenses in an effort to comply. Other state, federal, and foreign legislative and regulatory bodies have also implemented or may implement similar legislation regarding the handling of personal data. Changes in the European Union’s Electronic Communications Code, which became effective in December 2020, may result in the expanded applicability of the European Union’s ePrivacy Directive over parts of Infinite Reality’s services, requiring it to make changes to how it processes and stores certain types of communications data of users in the European Union, which could have a material impact on the availability of data Infinite Reality relies on to improve and personalize its products and features.

Furthermore, in April 2021 Apple issued an iOS update that imposes heightened restrictions on Infinite Reality’s access and use of user data. Google has announced that it will implement similar changes with respect to its Android operating system and major web browsers, like Safari and Chrome, may make similar changes as well. These changes have adversely affected Infinite Reality’s targeting, measurement, and optimization capabilities, and in turn affected its ability to measure the effectiveness of advertisements on its services. This has resulted in, and in the future is likely to continue to result in, reduced demand and pricing for Infinite Reality’s advertising products and could seriously harm its business. The impact of these changes on the overall mobile advertising ecosystem, Infinite Reality’s competitors, its business, and the developers, partners, and advertisers within its community is uncertain, and depending on how Infinite Reality, its competitors, and the overall mobile advertising ecosystem adjusts, and how Infinite Reality’s partners, advertisers, and users respond, its business could be seriously harmed. In addition, if Infinite Reality is unable to mitigate these and future similar developments, and alternative methods do not become widely adopted by advertisers, then Infinite Reality’s targeting, measurement, and optimization capabilities will be materially and adversely affected, which would in turn continue to negatively impact its advertising revenue. Any adverse effects could be particularly material to Infinite Reality because it is still early in building its advertising business. Infinite Reality’s advertising revenue could also be seriously harmed by many other factors, including:

●	a diminished or stagnant growth in the total and regional number of users or its inability to deliver advertisements or all of its users due to hardware, software, or network limitations;
●	a decrease in the amount of time spent on Infinite Reality, a decrease in the amount of content that its users share, or decreases in usage of its other features;
●	its inability to create new products that sustain or increase the value of its advertisements;
●	changes in its user demographics that make it less attractive to advertisers;
●	lack of ad creative availability by its advertising partners;
●	Infinite Reality’s partners who provide content to it may not renew agreements or devote the resources to create engaging content or do not provide content exclusively to Infinite Reality;
●	decreases in the perceived quantity, quality, usefulness or relevance of the content provided by its users or partners;
●	changes in its analytics and measurement solutions, including what it is permitted to collect and disclose under the terms of Apple’s and Google’s mobile operating systems, that demonstrate the value of its advertisements and other commercial content;
●	competitive developments or advertiser perception of the value of its products that change the rates it can charge for advertising or the volume of advertising on Infinite Reality;
●	product changes or advertising inventory management decisions Infinite Reality may make that change the type, size or frequency of advertisements displayed on Infinite Reality or the method used by advertisers to purchase advertisements;
●	adverse legal developments relating to advertising, including changes mandated or prompted by legislation, regulators, executive actions, or litigation;

●	adverse media reports or other negative publicity involving Infinite Reality, its founders, its partners, or other companies in its industry segment;
●	advertiser or user perception that content published by Infinite Reality, its users, or its partners is objectionable;
●	the degree to which users skip advertisements and therefore diminish the value of those advertisements to advertisers;
●	changes in the way advertising is priced or its effectiveness is measured;
●	Infinite Reality’s inability, or perceived inability, to measure the effectiveness of its advertising or target the appropriate audience for advertisements;
●	Infinite Reality’s inability to collect and disclose data or access a user’s identifier for advertising or similar deterministic identifier that new and existing advertisers may find useful;
●	difficultly and frustration from advertisers who may need to reformat or change their advertisements to comply with Infinite Reality’s guidelines; and
●	the macroeconomic climate and the status of the advertising industry in general, including labor shortages and supply chain disruptions.

These and other factors could reduce demand for Infinite Reality’s advertising products, which may lower the prices it receives, or cause advertisers to stop advertising with Infinite Reality altogether. Either of these would seriously harm the combined company’s business.

Health epidemics, including the COVID-19 pandemic, have had, and could in the future have, an adverse impact on Infinite Reality’s business, operations, and the markets and communities in which it and its partners, advertisers, and users operate.

The ongoing global COVID-19 pandemic adversely impacted, and may continue to adversely impact, many aspects of Infinite Reality’s business. As some of Infinite Reality’s advertisers experience downturns or uncertainty in their own business operations and revenue because of the economic effects resulting from the spread of COVID-19, they halted or decreased or may halt, decrease, or continue to decrease, temporarily or permanently, their advertising spending or may focus their advertising spending more on other platforms, all of which may result in decreased advertising revenue. In addition, although content production generally resumed beginning in the fourth quarter of fiscal 2020, Infinite Reality continues to see disruption in production activities depending on local circumstances.

Labor shortages and supply chain disruptions continue to cause logistical challenges, increased input costs, and inventory constraints for Infinite Reality’s advertisers, which in turn may also halt or decrease advertising spending. Furthermore, a portion of Infinite Reality’s advertising and production related revenue is related to in-person events or activities, such as entertainment production, sporting events, music festivals, and in-person learning, which were postponed, cancelled, or limited in capacity during the COVID-19 pandemic and may continue to be adversely affected. In addition, the unpredictability of the COVID-19 pandemic may make it difficult to forecast advertising revenue, and although Infinite Reality may benefit in the shorter term from changes in the current advertising landscape, any increases may not be indicative of longer-term trends. Any decline in advertising revenue or the collectability of Infinite Reality’s receivables could seriously harm the combined company’s business.

In response to the COVID-19 pandemic, many state, local, and foreign governments put in place, and others in the future may implement or reinstate, quarantines, executive actions, shelter-in-place orders, physical distancing requirements, and similar government orders and restrictions in order to control the spread of the disease or a future epidemic or pandemic. Such orders or restrictions, or the perception that such orders or restrictions could occur, continue, or be reimplemented, have resulted in business closures, work stoppages, slowdowns and delays, work-from-home policies, travel restrictions, and cancellation or postponement of events, among other effects that could negatively impact productivity and disrupt Infinite Reality’s operations and those of its partners, advertisers, and users. Infinite Reality implemented and continues a flexible work-from-home policy for substantially all of its employees, and it may take further actions that alter its operations as may be required by federal, state, or local authorities, or which it believes are in its best interests. While most of its operations can be performed remotely, there is no guarantee that Infinite Reality will be as effective while working remotely because its team is dispersed, many employees may have additional personal needs to attend to (such as looking after children as a result of school closures or family who become sick), and employees may become sick themselves and be unable to work. Decreased effectiveness of Infinite Reality’s team could adversely affect the combined company’s results due to Infinite Reality’s inability to meet in person with potential advertisers, longer time periods to review and approve ads, longer time to respond to application performance issues or spam, extended timelines for product reviews and a corresponding reduction in innovation, or other decreases in productivity that could seriously harm the combined company’s business. Furthermore, Infinite Reality may decide to postpone or cancel planned investments in its business in response to changes in its business as a result of the spread of COVID-19, which may impact user engagement and rate of innovation, either of which could seriously harm the combined company’s business.

As a result of the COVID-19 pandemic, Infinite Reality’s partners and community who provide content or services to it may experience delays or interruptions in their ability to create content or provide services, if they are able to do so at all. A decrease in the amount or quality of content available on Infinite Reality, or an interruption in the services provided to it, could lead to a decline in user engagement, which could seriously harm the combined company’s business.

The effects of the COVID-19 pandemic on user engagement or growth are highly uncertain, and may lead to unpredictable results in the short term and long term, including shorter-term increases in user engagement or growth that may not be indicative of longer-term trends. As physical distancing requirements and shelter-in-place orders continue or are reactivated, and as fewer in-person activities take place, Infinite Reality may experience short-term and long-term disruption to user behavior and its business. Infinite Reality may also experience inconsistent or negative engagement as user behavior on its platform changes, including changes in user activity as a result of continued physical distancing requirements and shelter-in-place orders. In addition, while the potential impact and duration of the COVID-19 pandemic on the global economy and the combined company’s business in particular may be difficult to assess or predict, the COVID-19 pandemic has resulted in, and may continue to result in, significant volatility and disruption of global financial markets, reducing the combined company’s ability to access capital, which could negatively affect the combined company’s liquidity in the future.

COVID-19 and measures to prevent its spread also impacted Infinite Reality’s production business in a number of ways. For example, Infinite Reality’s operations were restricted consistent with government mandates or guidance including operating at reduced capacity. Infinite Reality experienced significant disruptions in demand for production services and it continues to see disruption in production activities depending on the current local circumstances.

The global impact of COVID-19 has and continues to rapidly evolve, and Infinite Reality will continue to monitor the situation closely. While there have been vaccines developed and administered, the efficacy of such vaccines against variants that emerge may be limited, and it is unknown how businesses, advertisers, or Infinite Reality’s partners will operate in a post COVID-19 environment. Users may change how they use Infinite Reality’s products and services in an environment where the perceived risk of COVID-19 and associated regulations have changed. There may be additional costs or impacts to Infinite Reality’s business and operations, including when its employees are able to return to its offices and resume in-person activities, travel, and events. In addition, a future outbreak of COVID-19 or any other widespread epidemics may occur, or the global economy may never fully recover from the current pandemic. A decline in economic activity, such as recession or economic downturn, in the U.S. and other regions of the world in which Infinite Reality does business can adversely affect its businesses, thus reducing its revenue and earnings. The ultimate impact of the COVID-19 pandemic or a similar health epidemic on the combined company’s business, operations, or the global economy as a whole remains highly uncertain.

If Infinite Reality does not develop successful new products or improve existing ones, its business will suffer. Infinite Reality may also invest in new lines of business, such as the production businesses, that could fail to attract or retain users or generate revenue.

Infinite Reality’s ability to engage, retain, and increase its user base and to increase its revenue will depend heavily on its ability to successfully create new products, both independently and together with third parties. Infinite Reality may introduce significant changes to its existing products or develop and introduce new and unproven products and services, including technologies with which it has little or no prior development or operating experience. These new products and updates may fail to increase the engagement of Infinite Reality’s users, advertisers, or partners, may subject Infinite Reality to increased regulatory requirements or scrutiny, and may even result in short-term or long-term decreases in such engagement by disrupting existing user, advertiser, or partner behavior or by introducing performance and quality issues. The short- and long-term impact of any major change, or even a less significant change such as a refresh of the application or a feature change, is difficult to predict. Although Infinite Reality believes that these decisions will benefit the aggregate user experience and improve its financial performance over the long term, Infinite Reality may experience disruptions or declines in user activity broadly or concentrated on certain portions of its application. Product innovation is inherently volatile, and if new or enhanced products fail to engage Infinite Reality’s users, advertisers, or partners, or if Infinite Reality fails to give its users meaningful reasons to return to its application, it may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify its investments, any of which may seriously harm the combined company’s business in the short term, long term, or both. Additionally, the products that Infinite Reality launches may have technical issues that diminish the performance of its application. These performance issues or issues that Infinite Reality encounters in the future could impact its user engagement.

Because Infinite Reality’s products created new ways of communicating, they have often required users to learn new behaviors to use Infinite Reality’s products, or to use its products repeatedly to receive the most benefit. These new behaviors, such as swiping and tapping in the Infinite Reality application, are not always intuitive to users. This can create a lag in adoption of new products and new user additions related to new products. Infinite Reality believes this has not hindered its user growth or engagement, but that may be the result of a large portion of its user base being in a younger demographic that is more willing to invest the time to learn to use Infinite Reality’s products most effectively. To the extent that future users, including those in older demographics, are less willing to invest the time to learn to use Infinite Reality’s products, and if Infinite Reality is unable to make its products easier to learn to use, its user growth or engagement could be affected, and the combined company’s business could be harmed. Infinite Reality may also develop new products or initiatives that increase user engagement and costs without increasing revenue.

In addition, Infinite Reality has invested and expects to continue to invest in new lines of business, new products, and other initiatives to generate revenue and increase its user base and user activity. For example, in 2022 Infinite Reality (then known as Display Social) merged with acquired Thunder Studios, Inc. and Infinite Reality, Inc. Such new lines of business, new products, and other initiatives may be costly, difficult to operate, and divert management’s attention from ongoing business operations, and there is no guarantee that they will be positively received by Infinite Reality’s community or provide positive returns on its investment. If Infinite Reality does not successfully develop new approaches to monetization or meet the expectations of its users or partners, it may not be able to maintain or grow its revenue as anticipated or recover any associated development costs, and the combined company’s business could be seriously harmed.

Infinite Reality’s business is highly competitive. Infinite Reality faces significant competition that it anticipates will continue to intensify. If Infinite Reality is not able to maintain or improve its market share, the combined company’s business could suffer.

Infinite Reality faces significant competition in almost every aspect of its business both domestically and internationally, especially because its products and services operate across a broad list of categories, including production, communication, content, games, and metaverse development. Infinite Reality’s operations compete to obtain creative, performing, advertising, media and other business customers. Its platform competitors range from smaller or newer companies to larger more established companies such as Decentraland, Sand, ByteDance (including TikTok), Meta (formerly Facebook) (including Instagram and WhatsApp), Google (including YouTube), Snap, and Triller, which provide their users with a variety of products, services, content, and online advertising offerings, and advertising-supported video on demand platforms that offer, or will offer, products and services that may compete with Infinite Reality features or offerings. Infinite Reality also competes for users and their time, so it may lose users or their attention not only to companies that offer products and services that specifically compete with Infinite Reality’s features or offerings, but to companies with products or services that target or otherwise appeal to certain demographics, such as Discord or Roblox. Moreover, in emerging international markets, where mobile devices often lack large storage capabilities, Infinite Reality may compete with other applications for the limited space available on a user’s mobile device. Infinite Reality also faces competition from traditional and online media businesses for advertising budgets. Infinite Reality competes broadly with the social media offerings of ByteDance, Meta, Google, Snap, Twitter and Triller, and with other, largely regional, social media platforms that have strong positions in particular countries. As it introduces new products, as its existing products evolve, or as other companies introduce new products and services, Infinite Reality may become subject to additional competition. In addition, ongoing changes to privacy laws and mobile operating systems have made it more difficult for Infinite Reality to target and measure advertisements effectively. As a result, Infinite Reality’s competitors may, and in some cases will, acquire and engage users or generate advertising or other revenue at the expense of Infinite Reality’s own efforts, which would negatively affect the combined company’s business.

Many of Infinite Reality’s current and potential competitors have significantly greater resources and broader global recognition and occupy stronger competitive positions in certain market segments than Infinite Reality does. These factors may allow Infinite Reality’s competitors to respond to new or emerging technologies and changes in market requirements better than Infinite Reality can, undertake more far-reaching and successful product development efforts or marketing campaigns, or adopt more aggressive pricing policies. In addition, advertisers may use information that Infinite Reality’s users share through Infinite Reality to develop or work with competitors to develop products or features that compete with Infinite Reality. Certain competitors, including Meta and Google, could use strong or dominant positions in one or more market segments to gain competitive advantages against Infinite Reality in areas where it operates, including by:

●	integrating competing social media platforms or features into products they control such as search engines, web browsers, advertising networks, or mobile device operating systems;
●	making acquisitions for similar or complementary products or services; or
●	impeding Infinite Reality’s accessibility and usability by modifying existing hardware and software on which the Infinite Reality application operates.

Certain acquisitions by Infinite Reality’s competitors may result in reduced functionality of its products and services, provide its competitors with valuable insight into the performance of Infinite Reality’s and its partners’ businesses, and provide its competitors with a pipeline of future acquisitions to maintain a dominant position. As a result, Infinite Reality’s competitors may acquire and engage users at the expense of Infinite Reality’s user base, growth, or engagement, which may seriously harm the combined company’s business.

Infinite Reality believes that its ability to compete effectively depends on many factors, many of which are beyond its control, including:

●	the usefulness, novelty, performance, and reliability of its products compared to its competitors;
●	the number and demographics of its users;
●	the timing and market acceptance of its products, including developments and enhancements of its competitors’ products;
●	its ability to monetize its products;
●	the availability of its products to users;
●	the effectiveness of its advertising and sales teams;
●	the effectiveness of its advertising products;
●	its ability to establish and maintain advertisers’ and partners’ interest in using Infinite Reality products;
●	the frequency, relative prominence, and type of advertisements displayed on its application or by its competitors;
●	the effectiveness of its customer service and support efforts;
●	the effectiveness of its marketing activities;
●	changes as a result of actual or proposed legislation, regulation, executive actions, or litigation, including settlements;
●	acquisitions or consolidation within its industry segment;
●	its ability to attract, retain, and motivate talented employees, particularly engineers, designers, and sales personnel;
●	its ability to successfully acquire and integrate companies and assets;
●	its ability to cost-effectively manage and scale its rapidly growing operations; and
●	its reputation and brand strength relative to its competitors.

If Infinite Reality cannot effectively compete, its user engagement may decrease, which could make it less attractive to users, advertisers, and partners and seriously harm the combined company’s business.

The loss of one or more of Infinite Reality key personnel, or its failure to attract and retain other highly qualified personnel in the future, could seriously harm the combined company’s business.

Infinite Reality depends on the continued services and performance of its founders and key personnel, including Mr. Acunto. Although Infinite Reality has entered into an employment agreement with Mr. Acunto, he still may resign or could be terminated for any reason at any time. Mr. Acunto has been responsible for Infinite Reality’s strategic vision. Should he stop working for Infinite Reality for any reason, it is unlikely that Infinite Reality would be able to immediately find a suitable replacement. The loss of key personnel, including members of management and key engineering, information technology, product development, marketing, and business development personnel, could disrupt Infinite Reality operations, adversely impact employee retention and morale, and seriously harm the combined company’s business.

As Infinite Reality continues to grow, it may not be able to continue to attract and retain the personnel it needs to maintain its competitive position. Additionally, Infinite Reality utilizes independent contractors and other third parties to assist with various aspects of its business. Infinite Reality faces significant competition in hiring and attracting qualified engineers, technology, designers, and sales personnel, and the recent move by companies to offer a remote or hybrid work environment may increase the competition for such employees from employers outside of traditional office locations. In addition, if Infinite Reality’s reputation were to be harmed, whether as a result of media, legislative, or regulatory scrutiny or otherwise, it could make it more difficult to attract and retain personnel that are critical to the success of its business.

As the combined company matures, or if its stock price declines, its equity awards may not be as effective an incentive to attract, retain, and motivate employees. Additionally, many of Infinite Reality’s current employees received substantial amounts of its capital stock, giving them a substantial amount of personal wealth, which can lead to an increase in attrition. As a result, it may be difficult for the combined company to continue to retain and motivate these employees, and this wealth could affect their decision about whether they continue to work for the combined company. Furthermore, if the combined company issues significant equity to attract and retain employees, it may incur substantial additional stock-based compensation expense and the ownership of its existing stockholders would be further diluted. If Infinite Reality does not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, the combined company may be unable to grow effectively, and its business could be seriously harmed.

Infinite Reality has a continually evolving business model, which makes it difficult to evaluate the combined company’s prospects and future financial results and increases the risk that it will not be successful.

Infinite Reality began commercial operations in 2019 and it has a continually evolving business model, based on reinventing its products and offerings to improve the way it enables the creator economy, which makes it difficult to effectively assess its future prospects. Accordingly, Infinite Reality believes that investors’ future perceptions and expectations, which can be idiosyncratic and vary widely, and which Infinite Reality and the combined company do not control, will affect the combined company’s stock price. Furthermore, as changes in Infinite Reality’s business environment occur, it may adjust its business strategies to meet these changes, which may include growing a particular area of business or restructuring a particular business or asset. In addition, external events including changing technology, changing consumer patterns, acceptance of Infinite Reality’s production services, changes in macroeconomic condition, including the volatility and uncertainty in financial markets as a result of the COVID-19 global pandemic, may impair the value of Infinite Reality’s assets. When these occur, Infinite Reality may incur costs to change its business strategy and may need to write down the value of assets. You should consider the combined company’s business and prospects in light of the many challenges it faces, including the ones discussed in this proxy statement/prospectus/information statement.

If Infinite Reality’s security is compromised or if it is subjected to attacks that frustrate or thwart its users’ ability to access its products and services, Infinite Reality’s users, advertisers, and partners may cut back on or stop using its products and services altogether, which could seriously harm the combined company’s business.

Infinite Reality’s efforts to protect the information that its users and advertisers have shared with it may be unsuccessful due to the actions of third parties, software bugs or other technical malfunctions, employee error or malfeasance, or other factors. In addition, third parties may attempt to fraudulently induce employees, users, or advertisers to disclose information to gain access to Infinite Reality’s data or its users’ or advertisers’ data. If any of these events occur, Infinite Reality’s or its users’ or advertisers’ information could be accessed or disclosed improperly. Infinite Reality’s Privacy Policy governs how it may use and share the information that its users have provided. Some advertisers and partners may store information that Infinite Reality shares with them. If these third parties fail to implement adequate data-security practices or fail to comply with Infinite Reality’s terms and policies, Infinite Reality’s users’ data may be improperly accessed or disclosed. Even if these third parties take all these steps, their networks may still suffer a breach, which could compromise Infinite Reality’s users’ data.

Any incidents where users’ or advertisers’ information is accessed without authorization, or is improperly used, or incidents that violate Infinite Reality’s Terms of Service or policies, could damage its reputation and its brand and diminish its competitive position. In addition, affected users or government authorities could initiate legal or regulatory action against Infinite Reality over those incidents, which could be time-consuming and cause Infinite Reality to incur significant expense and liability or result in orders or consent decrees forcing it to modify its business practices. Maintaining the trust of Infinite Reality’s users is important to sustain its growth, retention, and user engagement. Concerns over its privacy practices, whether actual or unfounded, could damage Infinite Reality’s reputation and brand and deter users, advertisers, and partners from using its products and services. Any of these occurrences could seriously harm the combined company’s business.

Infinite Reality also is or may in the future be subject to many federal, state, and foreign laws and regulations, including those related to privacy, rights of publicity, content, data protection, intellectual property, health and safety, competition, protection of minors, consumer protection, employment, money transmission, import and export restrictions, gift cards, electronic funds transfers, anti-money laundering, and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended in a manner that could seriously harm the combined company’s business.

Protection of electronically stored data and other cybersecurity is costly, and if its data or systems are materially compromised in spite of this protection, Infinite Reality may incur additional costs, lost opportunities, damage to its reputation, disruption of service or theft of its assets.

Infinite Reality maintains confidential and proprietary information as well as personal information regarding its customers and employees, in digital form. Infinite Reality also uses computer systems to deliver its products and services and operate its businesses. Data maintained in digital form is subject to the risk of unauthorized access, modification, exfiltration, destruction or denial of access and Infinite Reality’s computer systems are subject to cyberattacks that may result in disruptions in service. Infinite Reality uses many third-party systems and software, which are also subject to supply chain and other cyberattacks. Infinite Reality develops and maintains an information security program to identify and mitigate cyber risks, but the development and maintenance of this program is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Accordingly, despite these efforts, the risk of unauthorized access, modification, exfiltration, destruction or denial of access with respect to data or systems and other cybersecurity attacks cannot be eliminated entirely, and the risks associated with a potentially material incident remain. In addition, Infinite Reality provides some confidential, proprietary and personal information to third parties in certain cases when it is necessary to pursue business objectives. While Infinite Reality obtains assurances that these third parties will protect this information and, where its believes appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by third parties may be compromised.

If Infinite Reality’s information or cyber security systems or data are compromised in a material way, its ability to conduct its business may be impaired, it may lose profitable opportunities or the value of those opportunities may be diminished and, as described above, it may lose revenue as a result of unlicensed use of its intellectual property. If personal information of Infinite Reality’s customers or employees is misappropriated, its reputation with its customers and employees may be damaged resulting in loss of business or morale, and Infinite Reality may incur costs to remediate possible harm to its customers and employees or damages arising from litigation and/or to pay fines or take other action with respect to judicial or regulatory actions arising out of the incident. Insurance, if any, may not cover losses or damages associated with such attacks or events. Infinite Reality’s systems and the systems of third parties with whom it engages are continually attacked.

Infinite Reality’s user metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect the combined company’s reputation and its business.

Infinite Reality regularly reviews user and customer metrics to evaluate growth trends, measure its performance, and make strategic decisions. Some of these metrics are based on independent third-party data. Other metrics are calculated using internal company data that have not been validated by an independent third party. While these metrics are based on what Infinite Reality believes to be reasonable estimates of its user base for the applicable period of measurement, there are inherent challenges in measuring how Infinite Reality’s products are used across large populations globally. For example, there may be individuals who have multiple Infinite Reality accounts, even though Infinite Reality prohibits that in its Terms of Service and implement measures to detect and suppress that behavior. Infinite Reality’s user metrics are also affected by technology on certain mobile devices that automatically runs in the background of the Infinite Reality application when another phone function is used, and this activity can cause Infinite Reality’s system to miscount the user metrics associated with such account.

Some of Infinite Reality’s demographic data may be incomplete or inaccurate. For example, because users self-report their dates of birth, Infinite Reality’s age-demographic data may differ from its users’ actual ages. If users provide Infinite Reality with incorrect or incomplete information regarding their age or other attributes, then its estimates may prove inaccurate and fail to meet investor or advertiser expectations.

Errors or inaccuracies in Infinite Reality’s metrics or data could also result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of active users were to occur, Infinite Reality may expend resources to implement unnecessary business measures or fail to take required actions to attract a sufficient number of users to satisfy its growth strategies. Infinite Reality has multiple pipelines of user data that it uses to determine whether a user has opened the application during a particular day or month. This provides redundancy in the event one pipeline of data were to become unavailable for technical reasons, and also gives Infinite Reality redundant data to help measure how users interact with Infinite Reality’s application. However, Infinite Reality believes that it does not capture all data regarding its active users, which may result in understated metrics. This generally occurs because of technical issues, like when its systems do not record data from a user’s application or when a user opens the Infinite Reality application and contacts its servers but is not recorded as an active user. Infinite Reality continually seeks to address these technical issues and improve its accuracy, such as comparing its active users and other metrics with data received from other pipelines, including data recorded by its servers and systems. But given the complexity of the systems involved and the rapidly changing nature of mobile devices and systems, Infinite Reality expects these issues to continue, particularly if it continues to expand in parts of the world where mobile data systems and connections are less stable. If advertisers, partners, or investors do not perceive Infinite Reality’s user, geographic, or other demographic metrics to be accurate representations of its user base, or if Infinite Reality discovers material inaccuracies in its user, geographic, or other demographic metrics, its reputation may be seriously harmed. Infinite Reality’s advertisers and partners may also be less willing to allocate their budgets or resources to Infinite Reality, which could seriously harm the combined company’s business.

Mobile malware, viruses, hacking and phishing attacks, spamming, and improper or illegal use of Infinite Reality could seriously harm the combined company’s business and reputation.

Mobile malware, viruses, hacking, and phishing attacks have become more prevalent and sophisticated in Infinite Reality’s industry, have occurred on its systems in the past, and may occur on its systems in the future. Because of its industry, Infinite Reality believes that it is an attractive target for these sorts of attacks. Although it is difficult to determine what, if any, harm may directly result from an interruption or attack, any failure to detect such attack and maintain performance, reliability, security, and availability of Infinite Reality’s products and technical infrastructure to the satisfaction of its users may seriously harm its reputation and its ability to retain existing users and attract new users.

In addition, spammers attempt to use Infinite Reality’s products to send targeted and untargeted spam messages to users, which may embarrass or annoy users and make Infinite Reality’s products less user friendly. The technologies that Infinite Reality has developed to repel spamming attacks may not be able to eliminate all spam messages from its products. Infinite Reality’s actions to combat spam may also require diversion of significant time and focus from improving its products. As a result of spamming activities, users may use Infinite Reality products less or stop using them altogether, and result in continuing operational cost to the combined company.

Similarly, terrorists, criminals, and other bad actors may use Infinite Reality’s products to promote their goals and encourage users to engage in terror and other illegal activities. Infinite Reality expects that as more people use its products, these bad actors will increasingly seek to misuse its products. Although Infinite Reality invests resources to combat these activities, including by suspending or terminating accounts it believes are violating its Terms of Service and Community Guidelines, Infinite Reality expects these bad actors will continue to seek ways to act inappropriately and illegally on Infinite Reality. Combating these bad actors requires Infinite Reality’s teams to divert significant time and focus from improving its products. In addition, Infinite Reality may not be able to control or stop Infinite Reality from becoming the preferred application of use by these bad actors, which may become public knowledge and seriously harm the combined company’s reputation or lead to lawsuits or attention from regulators. If these activities increase on Infinite Reality, the combined company’s reputation, user growth and user engagement, and operational cost structure could be seriously harmed.

Because Infinite Reality stores, processes, and uses data, some of which contains personal data, it is subject to complex and evolving federal, state, and foreign laws, regulations, and executive actions regarding privacy, data protection, content, and other matters. Many of these laws, regulations, and executive actions are subject to change and uncertain interpretation, and could result in investigations, claims, changes to Infinite Reality’s business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm the combined company’s business.

Infinite Reality is subject to a variety of laws, regulations, and executive actions in the United States and other countries that involve matters central to its business, including user privacy, security, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation, and online-payment services. These laws, regulations, and executive actions can be particularly restrictive in countries outside the United States. Both in the United States and abroad, these laws, regulations, and executive actions constantly evolve, remain subject to significant change, and may be issued with limited advance notice. In addition, the application and interpretation of these laws, regulations, and executive actions are often uncertain and subject to change, particularly in the new and rapidly evolving industry in which Infinite Reality operates, and could result in investigations, claims, changes to Infinite Reality’s business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm the combined company’s business.

Several proposals have recently been adopted or are currently pending before, and Infinite Reality believes a number of investigations into other technology companies are currently being conducted by, federal, state, and foreign legislative and regulatory bodies that could significantly affect Infinite Reality’s business. GDPR in the European Union, which went into effect in May 2018, placed new data protection obligations and restrictions on organizations and may require Infinite Reality to further change its policies and procedures. If Infinite Reality is not compliant with GDPR requirements, it may be subject to significant fines and its business may be seriously harmed. In addition, the CCPA went into effect in January 2020 and places additional requirements on the handling of personal data. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches, which may increase the likelihood and cost of data breach litigation. The potential effects of this legislation, including any regulations implementing the legislation, are far-reaching, uncertain, and evolving, and may require Infinite Reality, its partners, and advertisers to modify data processing practices and policies and to incur substantial costs and expenses in an effort to comply. Other state, federal, and foreign legislative and regulatory bodies have enacted or may enact similar legislation regarding the handling of personal data, or conduct additional investigations into specific companies or the industry as a whole that could alter the existing regulatory environment in a manner that would be adverse to Infinite Reality. Changes in the European Union’s Electronic Communications Code, which became effective in December 2020, may result in the expanded applicability of the European Union’s ePrivacy Directive over parts of Infinite Reality’s services, requiring it to make changes to how it processes and stores certain types of communications data of users in the European Union, which could have a material impact on the availability of data it relies on to improve and personalize its products and features. The UK’s Age Appropriate Design Code, or AADC, which focuses on online safety and protection of children’s privacy online, became effective in September 2021. Noncompliance with the AADC may result in audits by the U.K.’s Information Commissioner Office, or ICO, the regulatory body set up to uphold information rights, and other EU regulators as noncompliance with the AADC may indicate noncompliance with the GDPR. The ICO continues to engage with industry leaders to interpret and maintain compliance with the AADC. Furthermore, in December 2018, the Australian government passed the Assistance and Access Bill 2018 that provides Australian law enforcement authorities with mechanisms to make requests for electronic communication, even if the data is end-to-end encrypted like some of the data in Infinite Reality, which may create new obligations for companies providing communication services and make their data less secure.

The combined company’s financial condition and results of operations will fluctuate from quarter to quarter, which makes them difficult to predict.

Infinite Reality’s quarterly results of operations have fluctuated in the past and will fluctuate in the future. Additionally, Infinite Reality has a limited operating history with the current scale of its business, which makes it difficult to forecast the combined company’s future results. As a result, you should not rely on Infinite Reality’s past quarterly results of operations as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving market segments. Infinite Reality’s financial condition and results of operations in any given quarter can be influenced by numerous factors, many of which it is unable to predict or are outside of its control, including:

●	its ability to maintain and grow its user base and user engagement;
●	the development and introduction of new or redesigned products or services by Infinite Reality or its competitors;

●	the ability of its data service providers to scale effectively and timely provide the necessary technical infrastructure;
●	its ability to attract and retain advertisers in a particular period;
●	seasonal or other fluctuations in spending by its advertisers and product usage by its users, each of which may change as its product offerings evolve or as its business grows or as a result of unpredictable events such as the COVID-19 pandemic;
●	the number of Metaverses built and maintained for clients;
●	the number of advertisements shown to users;
●	the pricing of its advertisements and other products;
●	its ability to demonstrate to advertisers the effectiveness of its advertisements;
●	the diversification and growth of revenue sources beyond current advertising;
●	increases in marketing, sales, and other operating expenses that it may incur to grow and expand its operations and to remain competitive;
●	its ability to maintain operating margins, cash used in operating activities, and liquidity;
●	its ability to accurately forecast consumer demand for its physical products and adequately manage inventory;
●	system failures or breaches of security or privacy, and the costs associated with such breaches and remediations;
●	inaccessibility of Infinite Reality or certain features within Infinite Reality, due to third-party or governmental actions;
●	stock-based compensation expense;
●	its ability to effectively incentivize its workforce;
●	the typical absence of long term production contracts between Infinite Reality’s production business and its customers for the content that it produces;
●	adverse litigation judgments, settlements, or other litigation-related costs;
●	changes in the legislative or regulatory environment, including with respect to privacy and data protection, enforcement by government regulators, including fines, orders, or consent decrees, or the issuance of executive orders or other similar executive actions that may adversely affect its revenues or restrict its business;
●	fluctuations in currency exchange rates and changes in the proportion of its revenue and expenses denominated in foreign currencies;
●	fluctuations in the market values of its portfolio investments and interest rates or impairments of any assets on its balance sheet;
●	changes in its effective tax rate;
●	announcements by competitors of significant new products, licenses, or acquisitions;

●	its ability to make accurate accounting estimates and appropriately recognize revenue for its products for which there are no relevant comparable products;
●	its ability to meet minimum spending commitments in agreements with its infrastructure providers;
●	changes in accounting standards, policies, guidance, interpretations, or principles; and
●	changes in domestic and global business or macroeconomic conditions, including as a result of the current COVID-19 pandemic and resulting labor shortages and supply chain disruptions.

If Infinite Reality is unable to continue to successfully grow its Metaverse client and user base and further monetize its products, the combined company’s business will suffer.

Infinite Reality has made, and is continuing to make, investments to build and service a variety of custom built Metaverses for its client base. Infinite Reality may not be successful in completing certain Metaverse projects due to either internal or external forces. Infinite Reality may not be able to maintain adequate back-end services and employees to monitor and maintain the Metaverses they are contracted to do so for due to future liquidity concerns. Infinite Reality has made, and is continuing to make, investments to enable users, partners, and advertisers to create compelling content and deliver advertising to its users. Existing and prospective Infinite Reality users and advertisers may not be successful in creating content that leads to and maintains user engagement. Infinite Reality is continuously seeking to balance the objectives of its users and advertisers with its desire to provide an optimal user experience. Infinite Reality does not seek to monetize all of its products, nor does it focus its efforts on users with higher average revenue per user, and it may not be successful in achieving a balance that continues to attract and retain users and advertisers. Infinite Reality focuses on growing engagement across its service, and from time to time its efforts may reduce user activity with certain monetizable products in favor of other products it does not currently monetize. If Infinite Reality is not successful in its efforts to grow or effectively monetize its user base, or if it is unable to build and maintain good relations with its advertisers, its user growth and user engagement and its business may be seriously harmed. In addition, Infinite Reality may expend significant resources to launch new products that it is unable to monetize, which may seriously harm the combined company’s business.

Additionally, Infinite Reality may not succeed in further monetizing its products and offerings. Infinite Reality is currently monetized through providing production services through its physical facilities including other services, and advertisements. As a result, its financial performance and ability to grow revenue could be seriously harmed if:

●	it fails to engage with clients to build and service Metaverse projects;
●	it fails to increase or maintain its user base;
●	its user growth outpaces its ability to monetize its users, including if it is unable to attract sufficient advertisers or if its user growth occurs in markets that are not as monetizable;
●	it fails to increase or maintain the amount of time spent on Infinite Reality, the amount of content that its users share, or the usage of its products;
●	its users and partners do not create engaging content for users or renew their agreements with Infinite Reality;
●	it fails to attract sufficient advertisers;
●	advertisers do not continue to introduce engaging advertisements;
●	advertisers reduce their advertising;
●	it fails to maintain good relationships with advertisers or attract new advertisers, or demonstrate to advertisers the effectiveness of advertising, or

●	the content on Infinite Reality does not maintain or gain popularity.

Infinite Reality may be unable to effectively manage its growth.

The growth and expansion of Infinite Reality’s business, headcount, and products create significant challenges for its management, including managing multiple relationships with Metaverse clients, users, advertisers, partners, and other third parties, and constrain operational and financial resources. If Infinite Reality’s operations or the number of third-party relationships continues to grow, its information-technology systems and its internal controls and procedures may not adequately support its operations. In addition, some members of Infinite Reality’s management do not have significant experience managing large global business operations, so management may not be able to manage such growth effectively. To effectively manage its growth, Infinite Reality must continue to improve its operational, financial, and management processes and systems and effectively expand, train, and manage its employee base. However, the actions Infinite Reality takes to achieve such improvements may not have the intended effect and may instead result in disruptions, employee turnover, declines in revenue, and other adverse effects.

As its organization continues to mature and it is required to implement more complex organizational management structures, Infinite Reality may also find it increasingly difficult to maintain the benefits of its corporate culture, including its ability to quickly develop and launch new and innovative products. This could negatively affect the combined company’s business performance and seriously harm the combined company’s business.

Infinite Reality’s costs may increase faster than its revenue, which could seriously harm the combined company’s business or increase its losses.

Providing Infinite Reality’s products to its Metaverse clients and users is costly, and Infinite Reality expect its expenses, including those related to people and hosting, to grow in the future. This expense growth will continue as Infinite Reality broadens its user base, as users increase the number of connections and amount of content they consume and share, as Infinite Reality develops and implements new product features that require more computing infrastructure, and as it grows its business. Historically, Infinite Reality’s costs have increased each year due to these factors, and Infinite Reality expects to continue to incur increasing costs. Infinite Reality’s costs are based on development and release of new products and the addition of users and may not be offset by a corresponding growth in its revenue. Infinite Reality will continue to invest in its global infrastructure to provide its products quickly and reliably to all users around the world, including in countries where it does not expect significant short-term monetization, if any. Infinite Reality’s expenses may be greater than anticipated, and its investments to make its business and its technical infrastructure more efficient may not succeed and may outpace monetization efforts. In addition, Infinite Reality expects to increase marketing, sales, and other operating expenses to grow and expand its operations and to remain competitive. Increases in Infinite Reality’s costs without a corresponding increase in its revenue would increase its losses and could seriously harm the combined company’s business and financial performance.

Infinite Reality’s business depends on its ability to maintain and scale its technology infrastructure. Any significant disruption to its service could damage its reputation, result in a potential loss of users and decrease in user engagement, and seriously harm the combined company’s business.

Infinite Reality’s reputation and ability to attract, retain, and serve users depends on the reliable performance of Infinite Reality and its underlying technology infrastructure. Infinite Reality has in the past experienced, and may in the future experience, interruptions in the availability or performance of its products and services from time to time. Infinite Reality’s systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could seriously harm its business. If Infinite Reality is unavailable when users attempt to access it, or if it does not load as quickly as they expect, users may not return to Infinite Reality as often in the future, or at all. As its user base and the volume and types of information shared and applications used on Infinite Reality grow, Infinite Reality will need an increasing amount of technology infrastructure, including network capacity and computing power, to continue to satisfy its users’ needs. Infinite Reality may fail to effectively scale and grow its technology infrastructure to accommodate these increased demands. In addition, Infinite Reality’s business is subject to interruptions, delays, and failures resulting from earthquakes, other natural disasters, terrorism, pandemics, and other catastrophic events. Global climate change could also result in natural disasters occurring more frequently or with more intense effects, which could cause business interruptions.

Substantially all of Infinite Reality’s network infrastructure is provided by third parties, including Google Cloud and AWS. Any disruption or failure in the services Infinite Reality receives from these providers could harm its ability to handle existing or increased traffic and could seriously harm the combined company’s business. Any financial or other difficulties these providers face may seriously harm the combined company’s business. Because Infinite Reality exercises little control over these providers, it is vulnerable to problems with the services they provide.

Infinite Reality’s business emphasizes rapid innovation and prioritizes long-term user engagement over short-term financial condition or results of operations. That strategy may yield results that sometimes don’t align with the market’s expectations. If that happens, the combined company’s stock price may be negatively affected.

Infinite Reality’s business is growing and becoming more complex, and its success depends on its ability to quickly develop and launch new and innovative products. Infinite Reality believes its culture fosters this goal. Its focus on innovations and quick reactions could result in unintended outcomes or decisions that are poorly received by its users, advertisers, or partners. Infinite Reality has made, and expects to continue to make, significant investments to develop and launch new products and services, but users may not purchase or use such new products and services in the future. Infinite Reality will also continue to attempt to find effective ways to show its community new and existing products and alert them to events and relevant content. These methods may provide temporary increases in engagement that may ultimately fail to attract and retain users. Infinite Reality’s culture also prioritizes its long-term user engagement over short-term financial condition or results of operations. Infinite Reality frequently makes decisions that may reduce its short-term revenue or profitability if it believes that the decisions benefit the aggregate user experience and will thereby improve financial performance over the long term. In addition, Infinite Reality improves its application based on feedback provided by its users, advertisers, and partners. These decisions may not produce the long-term benefits that Infinite Reality expects, in which case its user growth and engagement on its platform, its relationships with advertisers and partners, and the combined company’s business could be seriously harmed.

If Infinite Reality is unable to protect its intellectual property, the value of its brand and other intangible assets may be diminished, and the combined company’s business may be seriously harmed. If Infinite Reality needs to license or acquire new intellectual property, it may incur substantial costs.

Infinite Reality aims to protect its confidential proprietary information, in part, by entering into confidentiality agreements with employees, consultants, advisors, and any third parties who access or contribute to its proprietary know-how, information, or technology. Infinite Reality also relies on trademark, copyright, patent, trade secret, and domain-name-protection laws to protect its rights. In the United States and internationally, Infinite Reality has filed various applications to protect aspects of its intellectual property, and it currently holds a number of issued patents, trademarks, and copyrights in multiple jurisdictions. In the future, Infinite Reality may acquire additional patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe Infinite Reality’s proprietary rights, third parties may challenge proprietary rights held by it, and pending and future trademark, copyright and patent applications may not be approved. Further, the laws of certain foreign countries do not provide the same level of protection of corporate proprietary information and assets such as intellectual property, trade secrets, know-how, and records as the laws of the United States. For instance, the legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection. As a result, Infinite Reality may be exposed to material risks of theft of its proprietary information and other intellectual property, including technical data, manufacturing processes, data sets, or other sensitive information, and Infinite Reality may also encounter significant problems in protecting and defending its intellectual property or proprietary rights abroad. In any of these cases, Infinite Reality may be required to expend significant time and expense to prevent infringement or to enforce its rights. Although Infinite Reality has taken measures to protect its proprietary rights, others may offer products or concepts that are substantially similar to Infinite Reality’s and compete with its business. If Infinite Reality is unable to protect its proprietary rights or prevent unauthorized use or appropriation by third parties, the value of its brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic its service and methods of operations. Any of these events could seriously harm the combined company’s business.

If its users do not continue to contribute content or their contributions are not perceived as valuable to other users, Infinite Reality may experience a decline in user growth, retention, and engagement, which could result in the loss of advertisers and revenue.

Infinite Reality’s success depends on its ability to provide Infinite Reality users with engaging content, which in part depends on the content contributed by its users. If users, including influential users such as celebrities and athletes, do not continue to contribute engaging content to Infinite Reality, its user growth, retention, and engagement may decline. That, in turn, may impair its ability to maintain good relationships with its advertisers or attract new advertisers, which may seriously harm the combined company’s business.

If it does not provide production services and products that align with public and consumer tastes and preferences for entertainment and other products, Infinite Reality may experience a decline in demand for its production services and products, which could result in the loss of customers and revenues.

The media, entertainment, production services and internet businesses in which Infinite Reality participates increasingly depend on its ability to successfully adapt to shifting patterns of content consumption through the adoption and exploitation of new technologies. Infinite Reality’s production businesses create entertainment and other products whose success depends substantially on consumer tastes and preferences that change in often unpredictable ways. The success of Infinite Reality’s production businesses depends on its ability to consistently create content and provide production services that align with current consumer preferences, Such production services and products must meet the changing preferences of Infinite Reality’s customers and the broad consumer market and respond to competition from an expanding array of choices facilitated by technological developments in the delivery of content.

Foreign government initiatives and restrictions could seriously harm the combined company’s business.

Foreign data protection, privacy, consumer protection, content regulation, and other laws and regulations are often more restrictive than those in the United States. Foreign governments may censor Infinite Reality’s products in their countries, restrict access from their countries entirely, impose other restrictions that may affect their citizens’ ability to access to Infinite Reality’s products and services for an extended period of time or indefinitely, require data localization, or impose other laws or regulations that Infinite Reality cannot comply with, would be difficult for it to comply with, or would require it to rebuild its products or the infrastructure for its products. Such restrictions may also be implemented or lifted selectively to target or benefit other companies or products, which may result in sudden or unexpected fluctuations in competition in regions where Infinite Reality operates. Any restriction on access to Infinite Reality’s products and services due to foreign government actions or initiatives, or any withdrawal by Infinite Reality from certain countries because of such actions or initiatives, or any increased competition due to actions and initiatives of foreign governments would adversely affect Infinite Reality’s metrics, including by giving its competitors an opportunity to penetrate geographic markets that Infinite Reality cannot access or to which they previously did not have access. As a result, Infinite Reality’s user growth, retention, and engagement may be seriously harmed, and it may not be able to maintain or grow its revenue as anticipated, which could seriously harm the combined company’s business.

Infinite Reality’s users may increasingly engage directly with its partners and advertisers instead of through Infinite Reality, which may negatively affect the combined company’s revenue and seriously harm its business.

Using Infinite Reality’s products, some partners and advertisers not only can interact directly with Infinite Reality’s users but can also direct its users to content with third-party websites and products and downloads of third-party applications. In addition, Infinite Reality’s users may generate content by using its features, but then share, use, or post it on a different platform. The more Infinite Reality’s users engage with third-party websites and applications, the less engagement Infinite Reality may get from them, which would adversely affect the revenue it could earn from them. Although Infinite Reality believes that it will reap significant long-term benefits from increased user engagement with content on Infinite Reality provided by its partners, these benefits may not offset the possible loss of advertising revenue, in which case the combined company’s business could be seriously harmed.

If events occur that damage its brand or reputation, Infinite Reality’s business may be seriously harmed.

Infinite Reality has developed a brand that it believes has contributed to its success. Infinite Reality also believes that maintaining and enhancing its brand is critical to expanding its user base, advertisers, and partners. Because many of its users join Infinite Reality on the invitation or recommendation of a friend or family member, one of Infinite Reality’s primary focuses is on ensuring that its users continue to view Infinite Reality and its brand favorably so that these referrals continue. Maintaining and enhancing Infinite Reality’s brand will depend largely on its ability to continue to provide useful, novel, fun, reliable, trustworthy, and innovative products, which it may not do successfully. Infinite Reality may introduce new products, make changes to existing products and services, or require its users to agree to new terms of service related to new and existing products that users do not like, which may negatively affect its brand in the short term, long term, or both. Additionally, actions by Infinite Reality’s partners may affect its brand if users do not appreciate what those partners do on Infinite Reality. Infinite Reality may also fail to adequately support the needs of its users, advertisers, or partners, which could erode confidence in its brand. Maintaining and enhancing Infinite Reality’s brand may require it to make substantial investments and these investments may not be successful. If Infinite Reality fails to successfully promote and maintain its brand or if it incurs excessive expenses in this effort, the combined company’s business may be seriously harmed.

Infinite Reality expects that it will experience, media, legislative, and regulatory scrutiny. Unfavorable publicity regarding Infinite Reality, its privacy practices, product changes, product quality, litigation, employee matters, or regulatory activity, or regarding the actions of its founders, its partners, its users, or other companies in its industry, could seriously harm its reputation and brand. Negative publicity and scrutiny could also adversely affect the size, demographics, engagement, and loyalty of Infinite Reality’s user base and result in decreased revenue, fewer app installs (or increased app un-installs), or declining user base or growth rates, any of which could seriously harm the combined company’s business.

If Infinite Reality’s business becomes constrained by changing legal and regulatory requirements, the combined company’s operating results will suffer.

Infinite Reality’s future success will depend in part on market acceptance and widespread adoption across demographics and geographies of its products over other interactive social media offerings. Uncertainty over or changes in laws and regulations with respect to interactive entertainment offerings, platform content, sharing advertising revenue with Infinite Reality’s content creators and users, minting and/or selling NFTs or other crypto tokens could adversely affect Infinite Reality’s ability to operate or its creators’ and/or users’ ability to monetize their experiences in some geographies. In addition, the widespread availability of content generated by Infinite Reality’s creators and on its platform is a newer development and the regulatory framework for broad dissemination of this content is new and evolving. Infinite Reality provides its users and creators with the ability to publish their content throughout the world, and each country is developing regulations and policies to regulate this new space, including with respect to privacy, data protection, data security, revenue sharing, NFTs and other crypto tokens, intellectual property, consumer protection, ratings, and taxes. If Infinite Reality is unable to allow its content users and creators to comply with potentially conflicting regulations throughout the world, its ability to execute on its business model would be severely impacted, and its ability to grow its business could be harmed. Changes to these laws, regulations, standards, or obligations could require Infinite Reality to change its business model, take on more onerous obligations, and impact the functionality of its platform. If Infinite Reality is obligated to fundamentally change its business activities and practices or modify its platform, it may be unable to make these required changes and modifications in a commercially reasonable manner, or at all, and its ability to further develop and enhance its platform may be limited. The costs of compliance with, and other burdens imposed by, these laws, regulations, standards and obligations, or any inability to adequately address these, may limit the use of Infinite Reality’s platform or reduce overall demand for its platform, which could harm the combined company’s business, financial condition and results of operations.

Infinite Reality’s products are highly technical and may contain undetected software bugs or hardware errors, which could manifest in ways that could seriously harm its reputation and the combined company’s business.

Infinite Reality’s products are highly technical and complex. The Infinite Reality Platform, or any other products or applications it may introduce in the future, may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in Infinite Reality’s products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. Infinite Reality has a practice of rapidly updating its products, and some errors in its products may be discovered only after a product has been released or shipped and used by users and may in some cases be detected only under certain circumstances or after extended use. Any errors, bugs, or vulnerabilities discovered in Infinite Reality’s code after release could damage its reputation, drive away users, lower revenue, and expose Infinite Reality to damages claims, any of which could seriously harm the combined company’s business.

Infinite Reality could also face claims for tort, or breach of warranty. In addition, Infinite Reality’s product contracts with users contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm Infinite Reality’s reputation and its business. In addition, if its liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, the combined company’s business could be seriously harmed.

Infinite Reality may be subject to regulatory inquiries, investigations, and proceedings in the future, which could cause it to incur substantial costs or require it to change its business practices in a way that could seriously harm the combined company’s business.

Infinite Reality may in the future be subject to investigations and inquiries from government entities. Furthermore, from time to time Infinite Reality may introduce new products or make other business changes, including in areas where it currently do not compete, which could increase its exposure to regulatory inquiries, investigations, and proceedings. These investigations and inquiries, and Infinite Reality’s  compliance with any associated regulatory orders or consent decrees, may require it to change its policies or practices, subject it to substantial monetary fines or other penalties or sanctions, result in increased operating costs, divert management’s attention, harm its reputation, and require it to incur significant legal and other expenses, any of which could seriously harm the combined company’s business.

Infinite Reality may in the future be party to patent lawsuits and other intellectual property claims that are expensive and time-consuming. If resolved adversely, these lawsuits and claims could seriously harm the combined company’s business.

Companies in the mobile, communication, media, internet, and other technology-related industries own large numbers of patents, copyrights, trademarks, trade secrets, and other intellectual property rights, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” and other entities that own patents, copyrights, trademarks, trade secrets, and other intellectual property rights often attempt to aggressively assert their rights to extract value from technology companies. Furthermore, from time-to-time Infinite Reality may introduce new products or make other business changes, including in areas where it currently does not compete, which could increase its exposure to patent, copyright, trademark, trade secret, and other intellectual property rights claims from competitors and non-practicing entities. Infinite Reality may be subject to, claims and legal proceedings from holders of patents, trademarks, copyrights, trade secrets, and other intellectual property rights alleging that some of its products or content infringe their rights. If these or other matters occur in the future or Infinite Reality needs to enter into licensing arrangements, such arrangements may not be available on favorable terms or at all, may increase Infinite Reality’s costs and decrease the value of its products, and could seriously harm the combined company’s business.

Infinite Reality relies on a variety of statutory and common-law frameworks for the content it hosts and provides its users, including the Digital Millennium Copyright Act, the Communications Decency Act, or CDA, and the fair-use doctrine. However, each of these statutes and doctrines is subject to uncertain judicial interpretation and regulatory and legislative amendments. For example, the U.S. Congress amended the CDA in 2018 in ways that could expose some Internet platforms to an increased risk of litigation. In addition, the U.S. Congress and the Executive branch have proposed further changes or amendments each year since 2019 including, among other things, proposals that would narrow CDA immunity, expand government enforcement power relating to content moderation concerns, or repeal the CDA altogether. Some U.S. states have also enacted or proposed legislation that would undercut, or conflict with, the CDA’s protections. Although such state laws have been or can be expected to be challenged in court, if these laws were upheld or if additional similar laws or the changes or amendments to the CDA proposed by the U.S. Congress and the Executive branch were enacted, such changes may decrease the protections provided by the CDA and expose Infinite Reality to lawsuits, penalties, and additional compliance obligations. Moreover, some of these statutes and doctrines that Infinite Reality relies on provide protection only or primarily in the United States. If the rules around these doctrines change, if international jurisdictions refuse to apply similar protections, or if a court were to disagree with Infinite Reality’s application of those rules to its service, Infinite Reality could incur liability or be required to make significant changes to its products, business practices, or operations, and the combined company’s business could be seriously harmed.

Infinite Reality may in the future be involved in class-action lawsuits and other litigation matters that are expensive and time-consuming and could seriously harm the combined company’s business.

Infinite Reality may in the future be involved in lawsuits, including putative class-action lawsuits brought by users and investors, some of which may claim statutory damages. Because Infinite Reality has millions of users, class-action lawsuits against it that are purportedly filed by or on behalf of users typically claim enormous monetary damages in the aggregate, even if the alleged per-user harm is small or non-existent. An unfavorable outcome in these lawsuits could seriously harm Infinite Reality’s business. Similarly, because Infinite Reality has many stockholders, class-action lawsuits on securities theories typically claim enormous monetary damages in the aggregate even if the alleged loss per stockholder is small. Any litigation to which Infinite Reality is a party may result in an onerous or unfavorable judgment that might not be reversed on appeal, or Infinite Reality may decide to settle lawsuits on adverse terms. Any such negative outcome could result in payments of substantial monetary damages or fines, or changes to Infinite Reality’s products or business practices, and seriously harm its business. Infinite Reality may also receive unfavorable preliminary, interim, or final rulings in the course of litigation. Even if the outcome of any such litigation or claim is favorable, defending them is costly and can impose a significant burden on management and employees.

Infinite Reality may face lawsuits, incur liability, or need to seek licenses based on information posted to its products.

Infinite Reality may face claims relating to information that is published or made available on its products. In particular, the nature of Infinite Reality’s business exposes it to claims related to defamation, intellectual property rights, rights of publicity and privacy, and personal injury torts. For example, Infinite Reality does not monitor or edit most of the content that is communicated through Infinite

Reality, and such content may expose it to lawsuits. This risk is enhanced in certain jurisdictions outside the United States where Infinite Reality’s protection from liability for third-party actions may be unclear or evolving and where it may be less protected under local laws than it is in the United States. For example, in April 2019, the European Union passed a directive expanding online platform liability for copyright infringement and regulating certain uses of news content online, which member states were required to implement by June 2021. In addition, legislation in Germany may impose significant fines for failure to comply with certain content removal and disclosure obligations. Numerous other countries in Europe, the Middle East, Asia-Pacific, and Latin America are considering or have implemented similar legislation imposing penalties for failure to remove certain types of content or follow certain processes. In the United States, there have been various Congressional and Executive branch efforts to remove or restrict the scope of the protections available to online platforms under Section 230 of the CDA. For example, the CDA was amended in 2018, and the U.S. Congress and the Executive branch have proposed further changes or amendments each year since 2019, including among other things proposals that would narrow CDA immunity, expand government enforcement power relating to content moderation concerns, or repeal the CDA altogether. Such changes could decrease or change Infinite Reality’s protections from liability for third-party content in the United States. Infinite Reality could incur significant costs investigating and defending such claims and, if it is found liable, significant damages, or license costs. Infinite Reality could also face fines or orders restricting or blocking its services in particular geographies as a result of content hosted on its services. If any of these events occur, Infinite Reality may incur significant costs or be required to make significant changes to its products, business practices, or operations and the combined company’s business could be seriously harmed.

Infinite Reality plans to continue expanding its international operations where it has limited operating experience and may be subject to increased business and economic risks that could seriously harm the combined company’s business.

Infinite Reality plans to continue expanding its business operations abroad. Infinite Reality plans to enter new international markets and expand its operations in existing international markets, where it has limited or no experience in marketing, selling, and deploying its products and advertisements. Infinite Reality’s limited experience and infrastructure in such markets, or the lack of a critical mass of users in such markets, may make it more difficult for it to effectively monetize any increase in monthly average users, or MAUs, in those markets, and may increase its costs without a corresponding increase in revenue. If Infinite Reality fails to deploy or manage its operations in international markets successfully, its business may suffer. In the future, as its international operations increase, or more of its expenses are denominated in currencies other than the U.S. dollar, Infinite Reality’s operating results may be more greatly affected by fluctuations in the exchange rates of the currencies in which it does business. In addition, as its international operations and sales continue to grow, Infinite Reality will be increasingly subject to a variety of risks inherent in doing business internationally, including:

●	political, social and economic instability;
●	risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy, and unexpected changes in laws, regulatory requirements, and enforcement;
●	potential damage to its brand and reputation due to compliance with local laws, including potential censorship and requirements to provide user information to local authorities;
●	fluctuations in currency exchange rates;
●	higher levels of credit risk and payment fraud;
●	compliance with tax requirements of multiple jurisdictions;
●	enhanced difficulties of integrating any foreign acquisitions;
●	compliance with a variety of foreign laws, including certain employment laws requiring national collective bargaining agreements that set minimum salaries benefits, working conditions and termination requirements;
●	reduced protection for intellectual property rights in some countries;
●	difficulties in staffing and managing global operations and the increased travel infrastructure, and compliance cost associated with expansion into international markets;

●	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise preventing Infinite Reality from freely moving cash;
●	import and export restrictions and changes in trade regulation;
●	compliance with statutory equity requirements;
●	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and similar laws in other jurisdictions; and
●	export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control.

If Infinite Reality is unable to expand internationally and manage the complexity of its global operations successfully, the combined company’s business could be seriously harmed.

Infinite Reality plans to continue to make acquisitions and strategic investments in other companies, which could require significant management attention, disrupt or harm its business and dilute the combined company’s stockholders.

As part of its business strategy, Infinite Reality has made and intends to make acquisitions to add specialized employees and complementary companies, products, and technologies, as well as investments in public and private companies in furtherance of its strategic objectives. For example, in January 2022 Infinite Reality (then known as Display Social) merged with Thunder Studios and purchased Infinite Reality. Infinite Reality’s ability to acquire and successfully integrate companies in different industries or larger or more complex companies, products, and technologies is unproven. In the future, Infinite Reality may not be able to find other suitable acquisition or investment candidates, and it may not be able to complete acquisitions or investments on favorable terms, if at all. Infinite Reality’s previous and future acquisitions and investments may not achieve its goals, and any future acquisitions or investments it completes could be viewed negatively by users, advertisers, partners, or investors. In addition, if Infinite Reality fails to successfully close transactions, integrate new teams, or integrate the products and technologies associated with these acquisitions, its business could be seriously harmed. Any integration process may require significant time and resources, and Infinite Reality may not be able to manage the process successfully. Infinite Reality may not successfully evaluate or use the acquired products, technology, and personnel, or accurately forecast the financial impact of an acquisition or investment transaction, including accounting charges. Infinite Reality may also incur unanticipated liabilities that it assumes as a result of acquiring companies. Infinite Reality may have to pay cash, incur debt, or issue equity securities to pay for any acquisition or investment, any of which could seriously harm its business. Selling or issuing equity to finance or carry out any such acquisition or investment would also dilute the combined company’s existing stockholders. Incurring debt would increase Infinite Reality’s fixed obligations and could also include covenants or other restrictions that would impede its ability to manage its operations.

The strategic investments Infinite Reality makes or may make in the future in public and private companies around the world may range from early-stage companies still defining their strategic direction to mature companies with established revenue streams and business models. Many of the instruments in which Infinite Reality invests are non-marketable and illiquid at the time of its initial investment, and it is not always able to achieve a return in a timely fashion, if at all. Infinite Reality’s ability to realize a return on its investment in a private company, if any, is typically dependent on the company participating in a liquidity event, such as a public offering or acquisition. To the extent any of the companies in which it invest are not successful, which can include failures to achieve business objectives as well as bankruptcy, Infinite Reality could recognize an impairment or lose all or part of its investment.

Infinite Reality’s acquisition and investment strategy may not succeed if it is unable to remain attractive to target companies or expeditiously close transactions. For example, if Infinite Reality develops a reputation for being a difficult acquirer or having an unfavorable work environment, it may be unable to source and close acquisition targets. In addition, members of the new U.S. administration and Congress have proposed new legislation that could limit, hinder, or delay the acquisition process and target opportunities. If Infinite Reality is unable to consummate key acquisition transactions essential to its corporate strategy, it may limit the combined company’s ability to grow or compete effectively and its business may be seriously harmed.

If Infinite Reality’s goodwill or intangible assets become impaired, it may be required to record a significant charge to earnings, which could seriously harm the combined company’s business.

Under U.S. generally accepted accounting principles, or GAAP, Infinite Reality reviews its intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. As of December 31, 2021, Infinite Reality had recorded a total of $11,044,496 of goodwill and intangible assets, net related to its acquisitions. An adverse change in market conditions, particularly if such change has the effect of changing one of Infinite Reality’s critical assumptions or estimates, could result in a change to the estimation of fair value that could result in an impairment charge to its goodwill or intangible assets. Any such material charges may seriously harm the combined company’s business.

Risks Related to Credit and Financing

Infinite Reality has offered and may continue to offer credit to its partners and customers to stay competitive, and as a result it may be exposed to credit risk of some of its partners, which may seriously harm the combined company’s business.

Infinite Reality engages in business with some of its partners and customers on an open credit basis. While Infinite Reality attempts to monitor individual partner payment capability when it grants open credit arrangements and maintain allowances that it believes are adequate to cover exposure for doubtful accounts, these programs may not be effective in managing its credit risks in the future. This may be especially true as Infinite Reality’s business grows and expands, it engages with partners or customers that have limited operating history, or it engages with partners or customers that it may not be familiar with. If Infinite Reality is unable to adequately control these risks, the combined company’s business could be seriously harmed.

Operating Infinite Reality business requires a significant amount of cash, and it may not have sufficient cash flow from its business to pay its debts when due, which may seriously harm the combined company’s business.

Infinite Reality’s ability to make principal or interest payments on, or to refinance, indebtedness depends on its future performance, which is subject to many factors beyond its control. Infinite Reality’s business may not generate sufficient cash flow from operations in the future to service its debt and business. If Infinite Reality is unable to generate such cash flow, the combined company may be required to adopt one or more alternatives, such as selling assets, restructuring debt, obtaining additional debt financing, or issuing additional equity securities, any of which may be on terms that are not favorable to it or, in the case of equity securities, highly dilutive to the combined company’s stockholders. In addition, Infinite Reality’s existing and future debt agreements may contain restrictive covenants that may prohibit it from adopting any of these alternatives. Infinite Reality’s failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of its debt, which would seriously harm the combined company’s business.

Risks Related to Taxes

Changes to U.S. or foreign tax laws could seriously harm the combined company’s business and the market price of its common stock.

Reforming the taxation of international businesses has been a priority for politicians, and a wide variety of changes have been proposed or enacted. Due to the expanding scale of Infinite Reality’s international business activities, any changes in the taxation of such activities may increase its tax expense, the amount of taxes it pays, or both, and seriously harm the combined company’s business. For example, the U.S. Congress, the European Commission, the Organisation for Economic Co-operation and Development (“OECD”) and other supranational institutions and/or government agencies have had an extended focus on issues related to the taxation of multinational corporations and several tax reforms have been proposed, which, if adopted, could increase the tax liabilities and adversely affect the results of operations of the combined company. One example is in the area of “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. The OECD has advanced reforms focused on “base erosion and profit shifting” and implementing a global minimum tax rate of at least 15% for large multinational corporations on a jurisdiction-by-jurisdiction basis, known as the “two pillar plan.” On October 8, 2021, the OECD announced an accord endorsed by 136 nations outlining the two pillar plan. While the implementation of the accord is uncertain, if legislation is enacted to implement the accord in the United States and other countries in which the combined company will do business could change on a prospective or retroactive basis, and any such changes could adversely affect the combined company. These changes could also affect the profitability prospects of the combined company and the industry at large to the extent such cost increases cannot be reflected in day rates.

Infinite Reality may have exposure to greater-than-anticipated tax liabilities, which could seriously harm the combined company’s business.

Infinite Reality’s income tax obligations are based on its corporate operating structure and third-party and intercompany arrangements, including the manner in which it develops, values, and uses its intellectual property and the valuations of its intercompany transactions. The tax laws applicable to Infinite Reality’s international business activities, including the laws of the United States and other jurisdictions, are subject to change and uncertain interpretation. The taxing authorities of the jurisdictions in which Infinite Reality operates may challenge its methodologies for valuing developed technology, intercompany arrangements, or transfer pricing, which could increase its worldwide effective tax rate and the amount of taxes it pays and seriously harm its business. Taxing authorities may also determine that the manner in which Infinite Reality operates its business is not consistent with how it reports its income, which could increase its effective tax rate and the amount of taxes it pays and seriously harm its business. In addition, Infinite Reality’s future income taxes could fluctuate because of earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of its deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. Infinite Reality is subject to regular review and audit by U.S. federal and state and foreign tax authorities. Any adverse outcome from a review or audit could seriously harm its business. In addition, determining Infinite Reality’s worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although Infinite Reality believes that its estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in its financial statements for such period or periods and may seriously harm the combined company’s business.

Infinite Reality’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited, each of which could seriously harm the combined company’s business.

As of December 31, 2021, Infinite Reality had U.S. federal net operating loss carryforwards of approximately $8.2 million and state net operating loss carryforwards of approximately $2.3 million. Infinite Reality also accumulated U.S. federal and state research tax credits of $0.2 million and $0.1 million, respectively, as of December 31, 2020. Under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in Infinite Reality’s ownership by “5% stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. In the event that Infinite Reality experiences one or more ownership changes as a result of future transactions in its stock, then it may be limited in its ability to use its net operating loss carryforwards and other tax assets to reduce taxes owed on the net taxable income that it earns. Any limitations on the ability to use Infinite Reality’s net operating loss carryforwards and other tax assets, as well as the timing of any such use, could seriously harm the combined company’s business.

Risks Related to Ownership of the Combined Company’s Common Stock

The trading price of the combined company’s common stock may be volatile.

The trading price of the combined company’s common stock may be volatile. Declines or volatility in the combined company’s trading price could make it more difficult to attract and retain talent, adversely impact employee retention and morale, and may require the combined company to issue more equity to incentivize employees which could dilute stockholders. The market price of the combined company’s common stock may fluctuate or decline significantly in response to numerous factors, many of which are beyond its control, including:

●	actual or anticipated fluctuations in user growth, retention, engagement, revenue, or other operating results;
●	variations between its actual operating results and the expectations of investors and the financial community;
●	the accuracy of its financial guidance or projections;
●	any forward-looking financial or operating information it may provide, any changes in this information, or its failure to meet expectations based on this information;

●	actions of investors who initiate or maintain coverage of it, changes in financial estimates by any investors who follow it, or its failure to meet these estimates or the expectations of investors;
●	whether its capital structure is viewed unfavorably;
●	additional shares of its common stock being sold into the market by it or its stockholders, or the anticipation of such sales, including issuances of shares to satisfy equity-related tax obligations;
●	stock repurchase programs undertaken by it;
●	announcements by it or its competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
●	announcements by it or estimates by third parties of actual or anticipated changes in the size of Infinite Reality’s user base or the level of user engagement;
●	changes in operating performance and stock market valuations of technology companies in its industry segment, including its partners and competitors;
●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
●	lawsuits threatened or filed against it;
●	developments in new legislation and pending lawsuits, executive actions, or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and
●	other events or factors, including those resulting from war, incidents of terrorism, pandemics, or responses to these events.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. Stockholders may file securities class-action litigation following periods of market volatility. Any litigation could subject the combined company to substantial costs, divert resources and the attention of management from its business, and seriously harm its business.

Delaware law and provisions in the combined company’s post-reincorporation certificate of incorporation and bylaws could make a merger, tender offer, or proxy contest difficult or more expensive, thereby depressing the trading price of the combined company’s common stock.

USI and Infinite Reality have proposed that the combined company will reincorporate from the State of Maryland to the State of Delaware in connection with the merger. Following the reincorporation, the combined company’s certificate of incorporation and bylaws will contain provisions that could depress the trading price of the combined company’s common stock by acting to discourage, delay, or prevent a change of control of the combined company or changes in its management that its stockholders may deem advantageous. These provisions include the following:

●	the combined company’s board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on its board of directors;
●	any provision of the combined company’s certificate of incorporation, bylaws, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for its stockholders to receive a premium for their shares of the combined company’s common stock, and could also affect the price that some investors are willing to pay for the combined company’s common stock.

In addition, the combined company will be governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined company voting stock from merging or combining with the combined company unless approved by the board of directors. Although USI and Infinite Reality believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Future sales of shares by stockholders could cause the combined company stock price to decline.

If the combined company’s stockholders, including employees and service providers who obtain equity, sell, or indicate an intention to sell, substantial amounts of its common stock in the public market, the trading price of the combined company’s common stock could decline. Assuming the merger closed on March 1, 2022, the combined company would have had outstanding a total of 96,370,292 shares of common stock, and an additional 2,893,700 shares of common stock would have been issuable upon the exercise of outstanding stock options and warrants. All of the combined company’s outstanding shares will eligible for sale in the public market following the merger, except for approximately 57,746,685 shares (including options exercisable) held by directors, executive officers, and other affiliates that will be subject to volume limitations under Rule 144 of the Securities Act. In addition, the combined company will have reserved shares for issuance under the Infinite Reality Holdings, Inc. 2022 Omnibus Equity Plan, and plans to file a Form S-1 resale registration statement which will cover the shares of common stock issuable under the standby equity purchase agreement and shares held by current affiliates of Infinite Reality. The combined company may also issue shares of its common stock or securities convertible into its common stock from time to time in connection with a financing, acquisition, investment, or otherwise. When these shares are issued and subsequently sold, it would be dilutive to stockholders and the trading price of the combined company’s common stock could decline.

If securities or industry analysts either do not publish research about the combined company, or publish inaccurate or unfavorable research about it, its business, or its market, or if they change their recommendations regarding its common stock adversely, the trading price or trading volume of the combined company’s common stock could decline.

The trading market for the combined company’s common stock is influenced in part by the research and reports that securities or industry analysts may publish about the combined company, its business, its market, or its competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade the combined company’s common stock, provide a more favorable recommendation about its competitors, or publish inaccurate or unfavorable research about is business, the market price of the combined company’s common stock would likely decline. If any analyst who may cover the combined company were to cease coverage of it or fail to regularly publish reports on it, the combined company could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of its common stock to decline. Since the combined company may provide only limited financial guidance, this may increase the probability that its financial results are perceived as not in line with analysts’ expectations, and could cause volatility to the combined company’s common stock price.

The combined company does not intend to pay cash dividends for the foreseeable future.

The combined company currently intends to retain any future earnings to finance the operation and expansion of its business, and it does not expect to declare or pay any cash dividends in the foreseeable future. As a result, you may only receive a return on your investment in the combined company’s common stock if the market price of its common stock increases.

The combined company’s post-reincorporation certificate of incorporation will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between the combined company and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers, or employees.

Following the merger and reincorporation, the combined company’s certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the exclusive forum for:

●	any derivative action or proceeding brought on the combined company’s behalf;
●	any action asserting a breach of fiduciary duty;

●	any action asserting a claim against the combined company arising under the Delaware General Corporation Law, its certificate of incorporation, or its bylaws; and
●	any action asserting a claim against the combined company that is governed by the internal-affairs doctrine.

This provision would not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act claims, which means both courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the combined company’s certificate of incorporation will provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

These exclusive forum provisions may limit a stockholder’s ability to bring an action in a judicial forum that it finds favorable for disputes with the combined company or its directors, officers, or other employees, which may discourage lawsuits against the combined company and its directors, officers, and other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring an action in a venue other than those designated in the exclusive forum provisions. In such instance, the combined company would expect to vigorously assert the validity and enforceability of its exclusive forum provisions, which may require significant additional costs associated with resolving such action in other jurisdictions, and the provisions may not be enforced by a court in those other jurisdictions. If a court were to find either exclusive forum provision in the certificate of incorporation to be inapplicable or unenforceable in an action, the combined company may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm its business.

General Risk Factors

If the combined company is unable to maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of its financial reports, and the market price of its common stock may be seriously harmed.

The combined company is required to maintain internal control over financial reporting, perform system and process evaluation and testing of those internal controls to allow management to report on their effectiveness, and report any material weaknesses in such internal controls as required by Section 404 of the Sarbanes-Oxley Act, all of which is time-consuming, costly, and complicated. If the combined company is unable to comply with these requirements in a timely manner, if it asserts that its internal control over financial reporting is ineffective, or if it identifies material weaknesses in its internal control over financial reporting, investors may lose confidence in the accuracy and completeness of the combined company’s financial reports and the market price of its common stock could be negatively affected. In addition, the combined company could become subject to investigations by the NYSE American, the SEC, and other regulatory authorities, which could require additional financial and management resources.

The requirements of being a public company may strain the combined company’s resources, result in more litigation, and divert management’s attention.

The combined company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NYSE American, and other applicable securities rules and regulations. Complying with these rules and regulations cause USI and will continue to cause the combined company to incur additional legal and financial compliance costs, make some activities more difficult, be time-consuming or costly, and continue to increase demand on its systems and resources. The Exchange Act requires, among other things, that the combined company file annual, quarterly, and current reports with respect to its business and operating results.

By complying with public disclosure requirements, the combined company’s business and financial condition are more visible, which the combined company believes may result in increased threatened or actual litigation, including by competitors and other third parties. Stockholder litigation can subject the combined company to substantial costs and divert resources and the attention of management from its business and, if the claims are successful, its business could be seriously harmed. Even if the claims do not result in litigation or are resolved in the combined company’s favor, the time and resources needed to resolve them could divert the attention of management, impose large defense costs, and seriously harm the combined company’s business.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement and the documents incorporated by reference into this proxy statement/prospectus/information statement contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as neither USI nor Infinite Reality can assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “anticipates,” “believes,” “continue,” “could,” “design,” “estimates,” “expects,” “intends,” “may,” “plans,” “potentially,” “predict,” “pro forma” “seeks,” “should,” “will” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and the closing of the merger, USI’s ability to solicit a sufficient number of proxies to approve the merger and other matters related to the closing of the merger.

For a discussion of the factors that may cause USI, Infinite Reality or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of USI and Infinite Reality to complete the merger and the effect of the merger on the business of USI, Infinite Reality and the combined company, see the section titled “Risk Factors.”

These forward-looking statements include, but are not limited to, statements concerning the following:

●	the expected benefits of, and potential value created by, the merger for the stockholders of USI and Infinite Reality;
●	likelihood of the satisfaction of certain conditions to the completion of the merger and whether and when the merger will be consummated;
●	USI’s and Infinite Reality’s ability to control and correctly estimate its operating expenses and its expenses associated with the merger;
●	any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings;
●	any statements of plans to develop and commercialize additional products;
●	any statements concerning the attraction and retention of highly qualified personnel;
●	any statements concerning the ability to protect and enhance the combined company’s products and intellectual property;
●	any statements concerning developments and projections relating to the combined company’s competitors or industry;
●	any statements concerning the combined company’s financial performance;
●	any statements regarding expectations concerning USI’s or Infinite Reality’s relationships and actions with third parties; and
●	future regulatory, judicial and legislative changes in USI’s or Infinite Reality’s industry.

You should not rely upon forward-looking statements as predictions of future events. Neither USI nor Infinite Reality can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.

In addition, statements that “USI believes” and similar statements reflect the beliefs and opinions on the relevant subject of USI, Infinite Reality or the combined company, as applicable. These statements are based upon information available as of the date of this proxy statement/prospectus/information statement, and while USI, Infinite Reality or the combined company, as applicable, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that USI, Infinite Reality or the combined company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of USI, Infinite Reality or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither USI nor Infinite Reality undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus/information statement or to conform these statements to actual results or to changes in expectations.

THE SPECIAL MEETING OF USI STOCKHOLDERS

Date, Time and Place

The special meeting of USI stockholders will be held on             , 2022, at [the offices of USI, 11407 Cronhill Drive, Suite A, Owings Mills, Maryland  21117], commencing at     :00 [a.m.][p.m.] local time. USI is sending this proxy statement/prospectus/information statement to its stockholders in connection with the solicitation of proxies by the USI board of directors for use at the USI special meeting and any adjournments or postponements of the special meeting. This proxy statement/prospectus/information statement is first being furnished to stockholders of USI on or about              2022.

Purposes of the USI Special Meeting

The purposes of the USI special meeting are:

1.	to consider and vote upon a proposal to approve the issuance of shares of USI Common Stock pursuant to the Agreement and Plan of Merger, dated as of February 25, 2022, by and among USI, Merger Sub, and Infinite Reality, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement (the “Stock Issuance Proposal”);
2.	to consider and vote upon a proposal to approve the reincorporation of USI from the State of Maryland to the State of Delaware (the “Reincorporation Proposal”);
3.	to consider and vote upon a proposal to approve provisions of the combined company’s proposed certificate of incorporation that establish the state and federal courts of the State of Delaware as the exclusive forums for substantially all disputes between the combined company and its stockholders, as set forth in the proposed Delaware certificate of incorporation attached as Annex B to this proxy statement/prospectus/information statement (the “Exclusive Forum Proposal”);
4.	to consider and vote upon an amendment to the certificate of incorporation of USI to increase the total number of authorized shares of capital stock to 510,000,000, consisting of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock (the “Stock Increase”), as set forth in the proposed articles of amendment attached as Annex D to this proxy statement/prospectus/information statement (the “Stock Increase Proposal”);
5.	to consider and vote upon a proposal to approve the Infinite Reality Holdings, Inc. 2022 Omnibus Incentive Plan, the form of which is attached as Annex E to this proxy statement/prospectus/information statement, and to authorize for issuance 4,000,000 shares of USI Common Stock thereunder, plus certain additional shares remaining available for issuance under USI’s prior plan as described herein (the “Plan Proposal”); and
6.	to consider and vote upon an adjournment of the USI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the USI special meeting to approve the proposals submitted at the USI special meeting (the “Adjournment Proposal”); and
7.	to transact such other business as may properly come before the USI special meeting or any adjournment or postponement thereof.

Recommendation of the USI Board of Directors

●	The USI board of directors has determined and believes that the issuance of shares of USI Common Stock pursuant to the Merger Agreement is in the best interests of USI and its stockholders and has approved such proposal. The USI board of directors unanimously recommends that USI stockholders vote “FOR” the Stock Issuance Proposal as described in this proxy statement/prospectus/information statement.
●	The USI board of directors has determined and believes that it is advisable to, and in the best interests of, USI and its stockholders to approve the reincorporation of USI from the State of Maryland to the State of Delaware as described in this proxy statement/prospectus/information statement. The USI board of directors unanimously recommends that USI stockholders vote “FOR” the Reincorporation Proposal as described in this proxy statement/prospectus/information statement.
●	The USI board of directors has determined and believes that it is advisable to, and in the best interests of, USI and its stockholders to approve the proposed provisions of the combined company’s proposed Delaware certificate of incorporation that establish the state and federal courts of the State of Delaware as the exclusive forums for substantially all disputes between the combined company and its stockholders. The USI board of directors unanimously recommends that USI stockholders vote “FOR” the Exclusive Forum Proposal as described in this proxy statement/prospectus/information statement.
●	The USI board of directors has determined and believes that it is advisable to, and in the best interests of, USI and its stockholders to approve the amendment to the certificate of incorporation of USI to increase the total number of authorized shares of capital stock to 510,000,000, consisting of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. The USI board of directors unanimously recommends that USI stockholders vote “FOR” the Stock Increase Proposal as described in this proxy statement/prospectus/information statement.
●	The USI board of directors has determined and believes that it is advisable to, and in the best interests of, USI and its stockholders to approve the Infinite Reality Holdings, Inc. 2022 Omnibus Incentive Plan, and to authorize for issuance 4,000,000 shares of USI Common Stock thereunder, plus certain additional shares remaining available for issuance under USI’s prior plan as described herein. The USI board of directors unanimously recommends that USI stockholders vote “FOR” the Plan Proposal as described in this proxy statement/prospectus/information statement.
●	The USI board of directors has determined and believes that adjourning the USI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted at the USI special meeting is advisable to, and in the best interests of, USI and its stockholders and has approved and adopted the proposal. The USI board of directors unanimously recommends that USI stockholders vote “FOR” the Adjournment Proposal to adjourn the USI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted at the USI special meeting.

Record Date and Voting Power

Only holders of record of USI Common Stock at the close of business on the record date,             , 2022, are entitled to notice of, and to vote at, the USI special meeting. At the close of business on the record date,                  shares of USI Common Stock were issued and outstanding. Each share of USI Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section titled “Principal Stockholders of USI” for information regarding persons known to the management of USI to be the beneficial owners of more than 5% of the outstanding shares of USI Common Stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus/information statement is solicited on behalf of the USI board of directors for use at the USI special meeting.

If you are a stockholder of record of USI as of the record date referred to above, you may vote in person at the USI special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the USI special meeting, USI urges you to vote by proxy to ensure your vote is counted. You may still attend the USI special meeting and vote in person if you have already voted by proxy. As a stockholder of record you are entitled:

●	to vote in person, come to the USI special meeting and USI will give you a ballot when you arrive;
●	to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to USI before the USI special meeting, USI will vote your shares as you direct; or

●	to vote via telephone or on the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on , 2022 to be counted.

If your USI shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your USI shares.

If you do not give instructions to your broker, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported.

For any USI Proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any USI Proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the USI shares will be treated as broker non-votes. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will be counted for purposes of establishing a quorum, but will not be counted as having been voted on any “non-routine” proposal.

USI believes that all of the USI Proposals will be considered “non-routine” matters by the NYSE. This belief is based on preliminary guidance from the NYSE and may be incorrect or change before the special meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the USI Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

All properly executed proxies that are not revoked will be voted at the USI special meeting and at any adjournments or postponements of the USI special meeting in accordance with the instructions contained in the proxy. If a holder of USI common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted:

●	“FOR” the Stock Issuance Proposal;
●	“FOR” the Reincorporation Proposal;
●	“FOR” the Exclusive Forum Proposal;
●	“FOR” the Stock Increase Proposal;
●	“FOR” the Plan Proposal; and
●	“FOR” the Adjournment Proposal.

USI stockholders of record may change their vote at any time before their proxy is voted at the USI special meeting in one of three ways. First, a stockholder of record of USI can send a written notice to the chief financial officer of USI stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of USI can submit new proxy instructions either on a new proxy card or via the Internet. Third, a stockholder of record of USI can attend the USI special meeting and vote in person. Attendance alone will not revoke a proxy. If a USI stockholder of record or a stockholder who owns USI shares in “street name” has instructed a broker to vote its shares of USI common stock, the stockholder must follow directions received from its broker to change those instructions.

Required Vote

The presence, in person or represented by proxy, at the USI special meeting of the holders of a majority of the shares of USI common stock outstanding and entitled to vote at the USI special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Stock Issuance Proposal	FOR votes from the holders of two-thirds of the outstanding shares of USI Common Stock	Against	Against
2	Reincorporation Proposal	FOR votes from the holders of two-thirds of the outstanding shares of USI Common Stock	Against	Against
3	Exclusive Forum Proposal	FOR votes from the holders of two-thirds of the outstanding shares of USI Common Stock	Against	Against
4	Stock Increase Proposal	FOR votes from the holders of two-thirds of the outstanding shares of USI Common Stock	Against	Against
5	Plan Proposal	FOR votes from the holders of a majority of the votes cast at a meeting at which a quorum is present	None	None
6	Adjournment	FOR votes from the holders of a majority of the votes cast at a meeting at which a quorum is present	None	None

The information in the preceding table with respect to the effect of broker non-votes may be incorrect or change before the special meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the USI Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

If on the date of the USI special meeting, or a date preceding the date on which the USI special meeting is scheduled, USI reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the USI Proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of USI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the USI special meeting, USI may postpone or adjourn, or make one or more successive postponements or adjournments of, the USI special meeting as long as the USI special meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

Because USI currently does not have sufficient authorized capital stock to issue the Merger Consideration to the Infinite Reality stockholders, the merger will not be consummated unless both the Stock Issuance Proposal and the Stock Increase Proposal are approved by the USI stockholders at the USI special meeting. In addition, implementation of the Reincorporation Proposal and the Exclusive Forum Proposal are conditions to the closing of the merger. It is also a condition to closing of the merger that the NYSE American authorize for listing the shares of USI Common Stock issued in the merger and the continued listing of the USI Common Stock on the NYSE American post-merger. However, assuming all other closing conditions have been either satisfied or waived, the merger may be consummated even if the Plan Proposal is not approved by USI’s stockholders.

As of March 1, 2022, the directors and executive officers of USI beneficially owned 10.7% of the outstanding shares of USI Common Stock entitled to vote at the USI special meeting. As of March 1, 2022, USI is not aware of any affiliate of Infinite Reality owning any shares of USI Common Stock entitled to vote at the USI special meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of USI may solicit proxies from USI stockholders by personal interview, telephone, telegram, email or otherwise. Pursuant to the Merger Agreement, Infinite Reality will pay the costs of printing and filing this proxy statement/prospectus/information statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of USI Common Stock for the forwarding of solicitation materials to the beneficial owners of USI Common Stock. Infinite Reality will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. In addition, Infinite Reality intends to engage a proxy solicitation firm to solicit proxies from USI’s stockholders for a fee to be determined.

Other Matters

As of the date of this proxy statement/prospectus/information statement, the USI board of directors does not know of any business to be presented at the USI special meeting other than as set forth in the notice accompanying this proxy statement/prospectus/information statement. If any other matters should properly come before the USI special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section titled “The Merger Agreement” in this proxy statement/prospectus/information statement describe the material aspects of the merger, including the Merger Agreement. While USI and Infinite Reality believe that this description covers the material terms of the merger and the Merger Agreement, it may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus/information statement for a more complete understanding of the merger and the Merger Agreement, including the Merger Agreement attached hereto as Annex A and the other documents to which you are referred. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Background of the Merger

USI designs and markets a variety of popularly priced safety products consisting primarily of smoke alarms, carbon monoxide alarms and related products.

USI’s board and management have periodically evaluated USI’s long- and short-term strategic options. Strategic options that were considered included strategic alliances, prospects for mergers and acquisitions, strategic acquisitions and divestitures and other business combinations, as well as its continued operations as an independent company, each with a view toward enhancing stockholder value.

On January 15, 2021, a director of Infinite Reality contacted USI’s chief executive officer, via phone, regarding potential interest of Infinite Reality in engaging in a reverse merger transaction. USI’s chief executive officer expressed interest in the possibility of a reverse merger and a spinoff or sale of its existing assets and liabilities. The director informed Infinite Reality’s executive management of the discussions initiated with USI executive management.

On February 9, 2021, there was an in-person meeting between the chief executive officer of USI and the chief executive officer of Infinite Reality to discuss the potential transaction.

On February 11, 2021, USI and Infinite Reality entered into a Non-Disclosure and Confidentiality Agreement (the “NDA”). After entering into the NDA, the executive management of USI and Infinite Reality, as well as legal counsel for both companies, engaged in multiple contacts, primarily by email.

On or about February 19, 2021, the chief executive officer of Infinite Reality sent the chief executive officer of USI a presentation about Infinite Reality and its business.

On February 22, 2021, USI’s outside counsel contacted Infinite Reality’s general counsel by email and advised that USI’s executive management believed that Infinite Reality presented an exciting opportunity and that the chief executive officer of USI had advised the USI board, who also believed the combination could present a good opportunity for USI stockholders. In that email, USI’s outside counsel also presented several different proposed transaction structures for consideration, and asked for Infinite Reality’s thinking.

On February 23, 2021, Infinite Reality’s executive management sent USI a draft non-binding term sheet, which outlined the potential terms of a reverse merger transaction and spinoff of USI’s assets and liabilities.

During the period between February 23, 2021 and April 23, 2021, the executive management of both USI and Infinite Reality, as well as legal counsel for both companies, had numerous contacts, discussions and negotiations concerning the potential transaction and the non-binding term sheet, including delivery of documents and financial information. On March 10, 2021, the chief executive officer of USI and the chief executive officer of Infinite Reality had a telephone call to discuss the transaction.

On April 20, 2021, USI and Infinite Reality entered into a non-binding term sheet for a reverse merger and spinoff of USI’s assets and liabilities and both companies began more in-depth due diligence.

On April 28, 2021, Infinite Reality executive management delivered a merger agreement draft to USI executive management for review.

On April 28, 2021, legal counsel for USI and Infinite Reality held a conference call with representatives of the New York Stock Exchange (“NYSE”) to alert the NYSE to the potential transaction and provide the NYSE with a copy of the executed term sheet.

On May 3, 2021, USI’s executive management and legal counsel were granted access to Infinite Reality’s data room. On May 4, 2021, Infinite Reality’s executive management and legal counsel were granted access to USI’s data room.

On May 14, 2021, there was an in-person meeting between the chief executive officer of USI and the chief executive officer of Infinite Reality to discuss the potential transaction.

Between May and December 2021, USI’s board, executive management and outside advisers sought to determine a base value for Infinite Reality that would support a decision to recommend the merger to USI stockholders. While under the terms of the merger the value of USI’s securities products business would continue to inure to the benefit of USI’s pre-merger stockholders only (whether continuing in operation or sold), the USI board was determined to maximize the value of USI’s corporate structure and NYSE listing for USI’s stockholders. In furtherance thereof, USI sought to condition the merger agreement on an outside institutional investor committing to invest a minimum of $30 million in Infinite Reality at a minimum of a $250 million valuation. As the months progressed, Infinite Reality raised more than $30 million in convertible debt at valuation caps ranging from $100 million to $250 million, obtained a commitment from Yorkville to invest up to $200 million in equity at a 10% discount to the combined company’s trading price, and acquired Thunder Studios for Infinite Reality common stock. During that period, Infinite Reality also shared with USI trading data and various valuation metrics of a group of companies that Infinite Reality deemed to be comparable to its business. The USI board determined that all of these milestones in Infinite Reality’s structure and financing and the supplemental information provided supported a judgment that the value of the approximately 2.4% of Infinite Reality that USI shareholders would own following the merger would equal at least $12,000,000, representing a significant premium over USI’s market price. Finally, during that period, Infinite Reality agreed that if, during the six-month period following completion of the merger, the market capitalization of the combined company drops below $500 million, the stockholders of USI will be entitled to receive up to an additional 1% of the Post-Closing Shares.

Thereafter USI executive management, Infinite Reality executive management, and their legal counsel and representatives, held numerous calls and communications concerning the merger agreement draft, and discussed the timeline of the reverse merger transaction. USI, Infinite Reality and their respective advisers conducted mutual due diligence in a variety of areas, including finance, legal and operations. USI’s executive management, Infinite Reality’s executive management, and legal counsel for both companies, held several calls to discuss a variety of financial and legal matters regarding a potential reverse merger transaction, including the Merger Agreement, the Sale of the Business, financing matters, tax issues and closing conditions.

Following consultations with their respective clients, the companies exchanged numerous drafts of the Merger Agreement and ancillary documents.

On December 3, 2021, the Infinite Reality board approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and resolved to recommend that the stockholders of Infinite Reality approve the merger.

During the period from November 29, 2021 and the date the USI board approved the merger, the legal counsel and financial advisor for USI and Infinite Reality executive management had a number of calls and communications concerning financial matters, fundraising and valuation related to Infinite Reality.

On December 6, 2021, the USI board approved revised terms of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

During the months of December 2021 and January 2022, a director of Infinite Reality contacted the CEO of USI several times to discuss the transaction and timing.

On February 14, 2022, the USI board met again and approved the final Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and resolved to recommend that the stockholders of USI approve the necessary items pursuant to the Merger Agreement.

On February 25, 2022, the Merger Agreement was signed, and USI and Infinite Reality issued a joint press release announcing their entry into the Merger Agreement.

In connection with the merger negotiations, Infinite Reality began a process of seeking additional financing in connection with the merger. During the fall of 2021, Infinite Reality began meeting with potential investors regarding the proposed financing, and certain of the potential investors provided Infinite Reality with a commitment letter and term sheet for the proposed financing, which the parties negotiated, culminating in its execution on November 10, 2021 and November 18, 2021, respectively. On March 4, 2022, Infinite Reality entered into the definitive Standby Equity Purchase Agreement with YA II PN, LTD (“Yorkville”) for up to $200,000,000 of equity financing.

USI Reasons for the Merger

After discussion, the USI Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the merger are fair to, advisable and in the best interests of USI and its stockholders and (ii) approved and declared advisable the Merger Agreement and the merger, including the issuance of shares of USI Common Stock to the stockholders of Infinite Reality pursuant to the terms of the Merger Agreement.

In the course of its evaluation of the Merger Agreement and the proposed merger with Infinite Reality, the USI Board held numerous meetings, consulted with USI’s executive management, USI’s outside legal counsel and USI’s financial advisors, reviewed and assessed a significant amount of information, and considered a number of factors, including the following:

●	USI’s business, operational and financial prospects, and the limited upside value available to USI stockholders if USI continues as an independent stand-alone business;
●	the competitive landscape in USI’s market, the need for significant capital to generate significant growth and USI’s limited sources for such capital;
●	current import and supply chain challenges, the increased costs resulting from such challenges, and the projected duration of the current supply chain issues;
●	USI’s management and succession planning;
●	the USI Board’s conclusion that the merger provides existing USI stockholders an opportunity to receive full value for the business of USI through a cash dividend from the net proceeds of the Sale of the Business or by continuing in operation, as well as participation in the potential growth of the combined company following the merger;
●	the various independent determinations of Infinite Reality’s value as indicated from the capital invested in Infinite Reality, the Yorkville commitment and the purchase of Thunder Studios, as discussed above;
●	the $12,000,000 minimum valuation of USI in the context of the merger vis-a-vis the perceived value of USI reflected in the price of its common stock; and
●	the USI Board’s consideration that post-merger Infinite Reality will be led by an experienced senior management team from Infinite Reality.

The USI Board also considered the recent results of operations and financial conditions of USI, including:

●	the perceived value of USI reflected in the price of its common stock;
●	the limited upside value risks associated with continuing to operate USI on a stand-alone basis; and
●	the current financial market conditions and historical market prices, volatility and trading information with respect to USI common stock.

The USI Board also reviewed the terms of the Merger Agreement and associated transactions, including:

●	the fact that the Exchange Per Share Consideration in the Merger Agreement, which was expected to give USI stockholders approximately 2.4% (with downside protection up to 3.4% as provided for in the Merger Agreement) of the combined company’s outstanding stock, immediately following the merger, is financially attractive in light of USI’s standalone value, USI’s recent stock price, USI’s strategic alternatives, and the potential value of Infinite Reality following the merger;
●	the number and nature of the conditions to Infinite Reality’s obligations to consummate the merger;
●	the number and nature of the conditions to USI’s obligations to consummate the merger;
●	the rights of, and limitation on, USI under the Merger Agreement to consider certain unsolicited acquisition proposals under the certain circumstances, should USI receive a “superior offer;” and
●	the USI Board’s belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, deal protection provisions and the conditions were reasonable for a transaction of this nature.

The USI Board also considered a variety of risks and other countervailing factors related to the merger, including:

●	the up to $480,000 termination fee payable by USI to Infinite Reality upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to USI stockholders;
●	the substantial expenses to be incurred by USI in connection with the merger;
●	the possible volatility of the trading price of the USI common stock resulting from the announcement of the merger;
●	the risks that the merger might not be consummated in a timely manner or at all and the potential effect of the public announcement of the merger or failure to complete the merger on the reputation of USI;
●	the limited upside potential to the value of USI in the event that the merger is not consummated and USI remains as a stand-alone business;
●	the strategic direction of post-merger Infinite Reality, following the closing of the merger, which will be determined by a board of directors designated entirely by Infinite Reality; and
●	various other risks associated with the combined company and the merger, including those described in the sections titled “Risk Factors.”

The foregoing information and factors considered by the USI Board are not intended to be exhaustive but are believed to include all of the material factors considered by the USI Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the USI Board did not find it useful, and did not attempt to quantify, rank or assign relative weights to these factors. In considering the factors described above, individual members of the USI Board may have given weight to different factors. The USI Board conducted an overall analysis of the factors discussed above, including thorough discussions with, and questioning of, USI’s executive management and the legal and financial advisors of USI, and considered the factors overall to be favorable to, and to support, its determination.

Infinite Reality Reasons for the Merger

In the course of reaching its decision to approve the merger, the Infinite Reality board of directors consulted with its senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

●	the potential increased access to sources of capital at a lower cost of capital and a broader range of investors to support Infinite Reality’s development program than it could otherwise obtain if it continued to operate as a stand-alone, privately held company;

●	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;
●	the Infinite Reality board of directors’ belief that no alternatives to the merger were reasonably likely to create greater value for Infinite Reality stockholders after reviewing the various strategic options to enhance stockholder value that were considered by the Infinite Reality board of directors;
●	the cash resources of Infinite Reality expected to be available at the closing of the merger;
●	the availability of appraisal rights under the DGCL to holders of Infinite Reality Common Stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Infinite Reality Common Stock as determined by the Delaware Chancery Court;
●	the expectation that the merger with USI would be a more time- and cost-effective means to access capital than other options considered;
●	the terms and conditions of the Merger Agreement;
●	the determination that the expected relative percentage ownership of USI stockholders and Infinite Reality stockholders in the combined company was appropriate, in the judgment of the Infinite Reality board of directors, based on the Infinite Reality board of directors’ assessment of the approximate valuations of USI and Infinite Reality and the comparative costs and risks associated with alternatives to the merger;
●	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that Infinite Reality stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Infinite Reality Common Stock for USI Common Stock pursuant to the merger;
●	the expectation that substantially all of Infinite Reality’s employees, particularly its management, will serve in similar roles at the combined organization;
●	the conclusion of the Infinite Reality board of directors that the potential termination fee of up to $480,000 payable by USI to Infinite Reality and the circumstances when such fee may be payable, were reasonable;
●	the fact that shares of USI Common Stock issued to Infinite Reality stockholders will be registered on a Form S-4 registration statement by USI and will generally become freely tradable for non-affiliates; and
●	the likelihood that the merger will be consummated on a timely basis.

The Infinite Reality board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:

●	the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of Infinite Reality and the ability of Infinite Reality to obtain financing in the future in the event the merger is not completed;
●	the reasonableness of the termination fee of up to $480,000, which could become payable by Infinite Reality if the Merger Agreement is terminated in certain circumstances and certain events occur;
●	the risk that the merger might not be consummated in a timely manner or at all;
●	the expenses to be incurred in connection with the merger and related administrative challenges associated with combining the companies;

●	the additional public company expenses and obligations that Infinite Reality’s business will be subject to following the merger that it has not previously been subject to; and
●	various other risks associated with the combined company and the merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement.

Interests of the USI Directors and Executive Officers in the Merger

In considering the recommendation of the USI board of directors with respect to issuing shares of USI Common Stock as contemplated by the Merger Agreement and the other matters to be acted upon by USI stockholders at the USI special meeting, USI stockholders should be aware that certain members of the board of directors and executive officers of USI have interests in the merger that may be different from, or in addition to, the interests of USI stockholders. These interests relate to or arise from the matters described below. The board of directors of each of USI and Infinite Reality was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the transactions contemplated thereby, and to recommend, as applicable, that USI stockholders approve the USI proposals to be presented to USI stockholders for consideration at the USI special meeting as contemplated by this proxy statement/prospectus/information statement, and that Infinite Reality stockholders vote to adopt the Merger Agreement and approve the merger and related transactions at the Infinite Reality stockholder meeting.

Stock Ownership

As of March 1, 2022, USI’s directors and executive officers beneficially owned approximately 10.7% of the outstanding shares of USI Common Stock.

Merger-Related Compensation of Executive Officers

Except as provided below, no USI officers are party to employment agreements that will be effective at the time of the merger.

Harvey B. Grossblatt, Chief Executive Officer

Mr. Grossblatt’s employment agreement dated July 18, 2005, as amended (“Employment Agreement”), provides that if his employment is terminated following or in anticipation of a “change of control” of USI, Mr. Grossblatt will be entitled to receive a lump sum payment equal to his base salary for the balance of the Employment Agreement’s term and the amount of Mr. Grossblatt’s last bonus plus three times Mr. Grossblatt’s last 12 months base salary and bonus, limited to 2.99 times Mr. Grossblatt’s average annual taxable compensation from USI which is included in his gross income for the five taxable years of USI ending before the date on which the change of control occurs. In addition, Mr. Grossblatt is entitled to receive health benefits for three years, and an additional lump sum payment payable on the anniversary of the termination equal to the 401(k) plan contribution USI would have made on behalf of USI had he remained employed by USI during such three-year period.

Pursuant to Mr. Grossblatt’s employment agreement, the definition of “change of control” means any (i) any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1933) acquires beneficial ownership, directly or indirectly (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of more than fifty percent of the combined voting power of the then issued and outstanding shares of the voting common stock of the Company, (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the surviving corporation, other than a transaction which would result in the voting stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the voting stock of the Company or such surviving entity immediately after such transaction, or (iii) the sale, transfer or disposition of all or substantially all of the business and assets of the Company to any individual, entity or group.

All amounts due to Mr. Grossblatt under his Employment Agreement will be grossed up for taxes and will be paid out of the proceeds of the Sale of the Business.

Golden Parachute Disclosure

In accordance with Item 402(t) of Regulation S-K of the Securities Act, which requires disclosure of information about compensation for USI’s named executive officers that is based on or otherwise related to the merger, none of USI’s named executive officers will receive any compensation in connection with the merger.

Tail Policy

All of USI’s current executive officers and directors will be entitled to certain indemnification and liability insurance coverage following the merger, as described in the section titled “—Limitations of Liability and Indemnification” below.

The USI board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement.

Interests of the Infinite Reality Directors and Executive Officers in the Merger

In considering the recommendation of the Infinite Reality board of directors with respect to voting to approve the merger and related transactions at the Infinite Reality stockholder meeting, Infinite Reality stockholders should be aware that certain members of the board of directors and executive officers of Infinite Reality have interests in the merger that may be different from, or in addition to, interests they have as Infinite Reality stockholders.

Director and Officer Positions with Combined Company

Several of Infinite Reality’s directors and all of its executive officers are expected to become directors and executive officers of the combined company upon the closing of the merger. Please see the section titled “Management Following the Merger” for further information.

Stock Ownership

All of Infinite Reality’s current executive officers and directors hold shares of Infinite Reality Common Stock, which will, at the Effective Time, be automatically converted into the right to receive an amount of registered shares of USI Common Stock equal to the number of shares of Infinite Reality Common Stock surrendered multiplied by the Exchange Per Share Consideration. As of March 31, 2022, Infinite Reality’s directors and current executive officers beneficially owned approximately 60.83% of the outstanding shares of Infinite Reality Common Stock. Following the closing of the merger, the continuing directors, executive officers, together with their affiliates are expected to own approximately 47.50% of the outstanding shares of the combined company. Please see the sections titled “Principal Stockholders of Infinite Reality” and “Principal Stockholders of the Combined Company” for further information.

Indemnification and Insurance

In addition to the indemnification required by Infinite Reality’s certificate of incorporation and bylaws, Infinite Reality has entered into indemnification agreements with certain of its directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Infinite Reality believes that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

As described in this proxy statement/prospectus/information statement, including in “The Merger—Limitations of Liability and Indemnification,” certain of Infinite Reality’s directors and officers will be entitled to certain ongoing rights of indemnification and coverage under directors’ and officers’ liability insurance policies.

The Infinite Reality board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement.

Limitations of Liability and Indemnification

In addition to the indemnification required by USI’s certificate of incorporation and bylaws, USI has entered into indemnification agreements with each of its directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. USI believes that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Additionally, pursuant to the Merger Agreement, the surviving company shall either provide for the continuation of its current directors’ and officers’ liability insurance policy in effect on the date of the Merger Agreement for the benefit of the current or former directors or officers of the Company and any Company Subsidiaries (the “D&O Indemnified Persons”) or purchase an extended reporting period endorsement (the “Tail Policy”) to insure the D&O Indemnified Persons following the Closing. The Company shall be responsible for the cost of the Tail Policy. The current policy or Tail Policy, as applicable, shall provide the D&O Indemnified Persons with coverage for six (6) years from and after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Company’s policy as of the date of the Merger Agreement.

Form of the Merger

The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into Infinite Reality. Upon the closing of the merger, Infinite Reality will continue as the surviving corporation and will be a wholly owned subsidiary of the combined company.

After the closing of the merger, USI will be renamed “Infinite Reality Holdings, Inc.” and, subject to satisfying NYSE American’s listing standards, is expected to trade on the NYSE American under the symbol “UUU.”

Merger Consideration

At the closing of the merger:

●	each outstanding share of common stock of Infinite Reality will be converted into the right to receive approximately 0.381939363 shares of USI Common Stock, subject to the adjustments described elsewhere in this proxy statement/prospectus/information statement; and
●	all outstanding Infinite Reality stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of USI Common Stock, proportionately adjusted based on the Exchange Per Share Consideration.

The Exchange Per Share Consideration is an estimate only and the final Exchange Per Share Consideration will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement. The Exchange Per Share Consideration was determined using a formula intended to allocate to the existing Infinite Reality stockholders (on a fully diluted basis, referred to below as Infinite Reality fully diluted outstanding shares) a percentage of USI based on the valuations of USI and Infinite Reality, which were agreed in the Merger Agreement to be $12,000,000 and $500,000,000, respectively.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of USI Common Stock that Infinite Reality security holders will be entitled to receive for changes in the market price of USI Common Stock. However, the stockholders of USI will be entitled to receive up to an additional 1% of the Post-Closing Shares based on the market capitalization of USI Common Stock during the six-month period following completion of the merger. The Exchange Per Share Consideration may be adjusted to reflect relative cash balances for USI and Infinite Reality and the capitalization of USI at closing, as provided for in the Merger Agreement.

Accordingly, the market value of the shares of USI Common Stock issued pursuant to the Merger Agreement will depend on the market value of the shares of USI Common Stock at the time the merger closes and could vary significantly from the market value on the date

of this proxy statement/prospectus/information statement. On             , 2022, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of USI common stock was $       per share.

No fractional shares of USI Common Stock will be issuable pursuant to the merger. Instead, each Infinite Reality stockholder who would otherwise be entitled to receive a fraction of a share of USI Common Stock, after aggregating all fractional shares of USI Common Stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, without interest, determined by multiplying such fraction by the average of the last reported sales prices of USI Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on NYSE American during the ten consecutive trading days ending on the last trading day prior to the Effective Time.

The Merger Agreement provides that, at the Effective Time, USI will deposit with an exchange agent acceptable to USI and Infinite Reality, stock certificates representing the shares of USI Common Stock issuable to Infinite Reality stockholders, a sufficient amount of cash to make payments in lieu of fractional shares and any dividends or distributions to holders of certificates that, as of immediately prior to the Effective Time, represented outstanding shares of Infinite Reality capital stock, whose shares were converted into the right to receive shares of USI Common Stock.

The Merger Agreement provides that, promptly after the Effective Time, the exchange agent will mail to each record holder of Infinite Reality capital stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s Infinite Reality stock certificates for shares of USI Common Stock. Upon surrender of an Infinite Reality stock certificate for exchange to the exchange agent, together with a duly executed letter of transmittal and such other documents as the exchange agent or USI may reasonably require, the Infinite Reality stock certificate surrendered will be cancelled and the holder of the Infinite Reality stock certificate will be entitled to receive the following:

●	a certificate or certificates or book-entry account representing the number of whole shares of USI Common Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement;
●	cash in lieu of any fractional share of USI Common Stock; and
●	dividends or distributions payable pursuant to the provisions of the Merger Agreement.

At the Effective Time of the merger, all holders of certificates representing shares of Infinite Reality capital stock that were outstanding immediately prior to the Effective Time of the merger will cease to have any rights as stockholders of Infinite Reality, other than the right to receive USI Common Stock, cash in lieu of fractional shares, and/or any dividends or distributions, based on the Exchange Per Share Consideration. In addition, no transfer of Infinite Reality capital stock after the Effective Time of the merger will be registered on the stock transfer books of the surviving corporation.

If any Infinite Reality stock certificate has been lost, stolen or destroyed, upon the delivery of an affidavit claiming such certificate has been lost, stolen or destroyed, the surviving corporation may, in its discretion, and as a condition precedent to the delivery of any shares of USI Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of USI Common Stock, require the owner of such lost, stolen or destroyed certificate to post bond in a reasonable amount set by the surviving corporation as indemnity against any claim suffered by it related to the lost, stolen or destroyed certificate or any USI Common Stock, cash, or dividends and distributions issued in exchange for such certificate as the surviving corporation may reasonably request.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced Infinite Reality capital stock will be deemed to represent only the right to receive shares of USI Common Stock, cash in lieu of any fractional share of USI Common Stock, and/or any dividends or distributions. There will be no dividends or other distributions paid on any shares of USI Common Stock to be issued in exchange for any un-surrendered Infinite Reality stock certificate until the Infinite Reality stock certificate is surrendered as provided in the Merger Agreement.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time or date agreed to by Infinite Reality and USI and specified in the certificate of merger. The closing of the merger will occur on the third business day after the conditions to effect the merger set forth in the Merger Agreement have been satisfied or waived, or such other date and time as Infinite Reality and USI may agree to in writing.

Regulatory Approvals

USI must comply with applicable federal and state securities laws and the rules and regulations of the NYSE American in connection with the issuance of shares of USI Common Stock pursuant to the Merger Agreement and the filing of this proxy statement/prospectus/information statement with the SEC.

Material U.S. Federal Income Tax Consequences of the Sale of the Business, the Reincorporation and the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Sale of the Business and the Reincorporation to a U.S. holder (as defined below) of USI Common Stock, and of the material U.S. federal income tax consequences of the merger to a U.S. holder of Infinite Reality Common Stock who exchanges their Infinite Reality Common Stock for USI Common Stock in the merger.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of USI Common Stock or Infinite Reality Common Stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over its administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders who hold their shares of USI Common Stock or Infinite Reality Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange those shares for the merger consideration in the merger. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; holders of Infinite Reality Common Stock subject to the alternative minimum tax provisions of the Code; S corporations; partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities);  non-U.S. holders; holders whose functional currency is not the U.S. dollar; holders who hold shares of Infinite Reality Common Stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction” (as such terms are used in the Code) or other integrated investment; holders who exercise dissenters’ rights; persons who purchased their shares as part of a wash sale; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to their stock as a result of such item being taken into account in an applicable financial statement).

This discussion does not address any tax consequences arising under any U.S. state or local, or foreign laws, the Medicare contribution tax, the alternative minimum tax or under any U.S. federal laws other than U.S. federal income tax laws (such as estate or gift tax laws).

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds USI Common Stock or Infinite Reality Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds USI Common Stock or Infinite Reality Common Stock, and any partners in such partnership, are strongly urged to consult their own tax advisors about the tax consequences of the Sale of the Business, the reincorporation and the merger to them.

This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus/information statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. USI and Infinite Reality have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. This discussion assumes that the merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement/prospectus/information statement.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE SALE OF THE BUSINESS, THE REINCORPORATION AND THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Sale of the Business

The distribution of Net Proceeds (as defined in the Merger Agreement) resulting from the Sale of the Business is expected to be treated as a taxable dividend to holders of USI Common Stock in an amount equal to the fair market value of the Net Proceeds received, to the extent of such holder’s ratable share of USI’s current or accumulated earnings and profits. To the extent the Net Proceeds of the Sale of the Business exceed such earnings and profits, the distribution of Net Proceeds will constitute a return of capital and will first reduce the holder’s basis in its USI Common Stock, but not below zero, and then will be treated as a gain from the sale of the USI Common Stock.

USI intends to make a distribution of CVRs to the holders of USI Common Stock prior to the merger. If respected as a distribution, the amount of the distribution will generally be the fair market value of the CVR on the date of the distribution. Such distribution is expected to be treated as a taxable dividend to holders of USI Common Stock in an amount equal to the fair market value of the CVR, to the extent of such holder’s ratable share of USI’s current or accumulated earnings and profits. To the extent the fair market value of the CVR exceeds such earnings and profits, the value of the CVR will constitute a return of capital and will first reduce the holder’s basis in its USI Common Stock, but not below zero, and then will be treated as a gain from the sale of the USI Common Stock. In the event that the cash ultimately received by the holder of the CVR is different than the amount originally reported, a holder of the CVR will recognize income or loss (and possibly short-term gain or loss), as the case may be, equal to the amount of the difference.

Holders of USI Common Stock should consult their tax advisors regarding the tax consequences of receipt of a CVR and the tax consequences of the receipt of cash by the holder of the CVR in an amount different than the amount originally reported.

Reincorporation

USI believes that the reincorporation of USI from Maryland to Delaware should constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the reincorporation is treated for United States federal income tax purposes as a reorganization, (1) U.S. holders of USI (Maryland)’s common stock will not recognize any gain or loss as a result of the consummation of the reincorporation, (2) the aggregate tax basis of a U.S. holder in its shares of USI (Delaware)’s common stock received in the reincorporation will be equal to the aggregate tax basis of such U.S. holder in its shares of USI (Maryland)’s common stock converted therefor, and (3) the holding period of a U.S. holder in its shares of USI (Delaware)’s common stock received in the reincorporation will include the holding period of such U.S. holder in its shares of USI (Maryland)’s common stock converted therefor.

No ruling will be sought from the IRS with respect to the United States federal income tax consequences of the reincorporation, and no assurance can be given that the United States federal income tax consequences described above will not be challenged by the IRS or, if challenged, will be upheld by a court. Accordingly, U.S. holders are urged to consult their tax advisors regarding the tax consequences of the reincorporation.

EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REINCORPORATION, AS WELL AS THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER LAWS.

Merger

U.S. Federal Income Tax Consequences of the Merger Generally.

Subject to the limitations, assumptions and qualifications described herein, in the opinion of BCLP the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to holders of Infinite Reality Common Stock. Accordingly, and as discussed in greater detail below, except with respect to cash received in lieu of a fractional share interest in USI Common Stock, no gain or loss will be recognized by holders of Infinite Reality Common Stock in the merger. The opinion of BCLP will be based on certain representations, assumptions and covenants regarding the merger, including representations and covenants contained in officer’s certificates furnished to BCLP by USI, Infinite Reality and Merger Sub, which are customary for transactions of this type. If any of the representations, assumptions or covenants upon which the opinions rely is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinions may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus/information statement. In addition, BCLP’s opinion is being delivered only to Infinite Reality and discusses only the income tax consequences of the merger to Infinite Reality stockholders; it is not addressed to and cannot be relied upon by USI or holders of USI Common Stock.

The aggregate tax basis of the USI Common Stock that a U.S. holder receives in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Infinite Reality Common Stock that it surrenders in the merger. The holding period for the shares of USI Common Stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include the holding period for the shares of Infinite Reality Common Stock that such U.S. holder surrenders in the merger. If a U.S. holder acquired different blocks of shares of Infinite Reality Common Stock at different times or at different prices, the shares of USI Common Stock received in the merger (including fractional shares deemed received and redeemed for cash as described below) will be allocated pro rata to each block of shares of Infinite Reality Common Stock, and the basis and holding period of each block of USI Common Stock a U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Infinite Reality Common Stock exchanged for such block of USI Common Stock. U.S. holders should consult their tax advisors regarding the manner in which shares of USI Common Stock should be allocated among different blocks of their Infinite Reality Common Stock surrendered in the merger.

Cash in Lieu of Fractional Shares

If a U.S. holder receives cash in lieu of a fractional share of USI Common Stock, the U.S. holder will be treated as having received such fractional share of USI Common Stock pursuant to the merger and then as having received cash in exchange for such fractional share of USI Common Stock. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. holder’s basis in the fractional share of USI Common Stock it is treated as receiving as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the Effective Time, the holding period for such fractional share (including the holding period of shares of Infinite Reality Common Stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Non-corporate U.S. holders of Infinite Reality Common Stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments received in connection with the merger. Such a U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

●	furnishes a correct taxpayer identification number, certifies that the U.S. holder is not subject to backup withholding on the Form W-9 or applicable successor form, and otherwise complies with all the applicable requirements of the backup withholding rules; or
●	provides proof that the U.S. holder is otherwise exempt from backup withholding.

Any amounts withheld from payments to U.S. holders of Infinite Reality Common Stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such U.S. holder’s applicable U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders of Infinite Reality Common Stock should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Certain Reporting Requirements

If you are a U.S. holder that receives USI Common Stock in the merger and are considered a “significant holder,” you will be required (1) to file a statement with your U.S. federal income tax return providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the Infinite Reality Common Stock that you surrendered, and (2) to retain permanent records of these facts relating to the merger. Generally, a U.S. holder is a “significant holder” if, immediately before the merger, it (a) owned at least 5% (by vote or value) of the outstanding stock of Infinite Reality, or (b) owned Infinite Reality securities with a tax basis of $1.0 million or more.

U.S. holders should consult their tax advisors to determine whether they are significant holders required to comply with these rules.

DETERMINING THE TAX CONSEQUENCES OF THE SALE OF THE BUSINESS, THE REINCORPORATION AND THE MERGER TO YOU MAY BE COMPLEX AND WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON FACTORS THAT ARE NOT WITHIN OUR CONTROL. YOU ARE STRONGLY URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE SALE OF THE BUSINESS, THE REINCOROPRATION AND THE MERGER IN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

NYSE American Listing

The approval by the NYSE American of (i) the continued listing of the USI Common Stock on the NYSE American following the Effective Time and (ii) the listing of the shares of USI Common Stock being issued in connection with the merger on the NYSE American at or prior to the Effective Time are conditions to the closing of the merger. Infinite Reality has agreed to cooperate with USI to furnish to USI all information concerning Infinite Reality and its equity holders that may be required or reasonably requested in connection with the NYSE American listing. If such approvals are obtained, USI anticipates that the combined company’s common stock will be listed on the NYSE American and continue under the trading symbol “UUU” following the closing of the merger.

Anticipated Accounting Treatment

If the transaction is accounted for as a recapitalization, the assets and liabilities, if any, of USI will be recorded, as of the completion of the merger, at their book value because of the short-term nature of the instruments. No goodwill or intangible assets will be recognized and any excess consideration transferred over the value of the net assets, if any, of USI following determination of the actual purchase consideration for USI will be reflected as a reduction to equity. Consequently, the combined financial statements of Infinite Reality reflect the operations of Infinite Reality, the acquirer for accounting purposes, together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of USI, the legal acquirer, and a recapitalization of the equity of the accounting acquirer. The historical financial statements of USI and Infinite Reality, which are provided elsewhere in this proxy statement/prospectus/information statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

If the transaction is accounted for as a business combination, the assets and liabilities, if any, of USI will be recorded, as of the completion of the merger, and goodwill will be recognized for any excess consideration transferred over the value of the net assets, if any, of USI following determination of the actual purchase consideration for USI. Consequently, the combined financial statements of Infinite Reality reflect the operations of Infinite Reality, the acquirer for accounting purposes, together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of USI, the legal acquirer, and a reverse merger of the equity of the accounting acquirer. The historical financial statements of USI and Infinite Reality, which are provided elsewhere in this proxy statement/prospectus/information statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The merger is expected to be treated by USI as a reverse merger and will be accounted for as a business combination in accordance with U.S. GAAP. For accounting purposes, Infinite Reality is considered to be acquiring the assets and liabilities of USI in this transaction. USI and Infinite Reality have made a preliminary estimated purchase price calculation as described in Note J to the Unaudited Pro Forma Condensed Combined Financial Information. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual assets and liabilities of USI that exist as of the date of completion of the transaction.

Appraisal Rights

If the merger is completed, Infinite Reality stockholders who do not vote to approve the merger are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, or DGCL. Holders of USI Common Stock are not entitled to appraisal rights under Maryland law in connection with the merger.

The discussion below is not a complete summary regarding an Infinite Reality stockholder’s appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which are attached to this proxy statement/prospectus/information statement as Annex F. Stockholders intending to exercise appraisal rights should carefully review Annex F. Failure to precisely follow any of the statutory procedures set forth in Annex F may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Infinite Reality stockholders exercise their appraisal rights under the DGCL.

Section 262 of the DGCL provides that holders of Infinite Reality common stock have the right to dissent from the merger and receive the fair value of their shares of Infinite Reality common stock as determined in accordance with the provisions of Section 262 of the DGCL.

An Infinite Reality stockholder may dissent from the merger and demand the fair value of his, her or its shares of Infinite Reality common stock, provided that the Infinite Reality stockholder sends written notice to Infinite Reality of his, her or its dissent and demand for payment of the fair value of his, her or its shares, and does not vote for the approval of the merger proposal. If the merger is not consummated for any reason, the demand by an Infinite Reality stockholder for the fair value of his, her or its shares of Infinite Reality common stock will terminate and be of no effect.

A stockholder wishing to exercise his, her or its right to dissent from the merger must file with the Secretary of Infinite Reality, a written notice of dissent stating that such stockholder intends to demand payment for his, her or its shares of Infinite Reality common stock if the merger is completed. This objection to the merger must be received by the Secretary of Infinite Reality, 75 North Water Street, Norwalk, CT 06854, before the vote on the proposed merger is taken at the Infinite Reality special meeting. Voting against the merger proposal, by proxy or otherwise, is not sufficient to enable an Infinite Reality stockholder to perfect the rights of a dissenting stockholder. However, any stockholder who files the required notice of dissent and votes in favor of the merger proposal, whether in person or by proxy (including those stockholders who return the enclosed proxy card executed but without a designation as to the vote on the merger proposal) will be deemed to have waived the right to qualify as a dissenter.

Written Demand. Within ten days after the Effective Time of the merger, Infinite Reality, as the surviving corporation, will give written notice of the Effective Time of the consummation of the merger by certified mail to each stockholder who filed written notice of dissent and who did not vote in favor of the merger. A dissenting stockholder who filed a timely written objection and did not vote in favor of the merger, must within twenty days of the mailing of such notice, make written demand on Infinite Reality for payment of the fair value of his, her or its shares.

Delivery of Shares for Notation. Within twenty days of demanding payment for his, her or its shares, a dissenting stockholder must submit the certificate(s) representing his, her or its shares of Infinite Reality common stock to Infinite Reality for notation thereon that a demand for payment has been made, after which the certificate(s) will be returned to the stockholder. If those shares are transferred, each new certificate issued for such shares shall bear similar notation, and the transferee shall acquire the rights the dissenting stockholder had. If the stockholder does not submit the stock certificate(s) for notation, Infinite Reality may elect to terminate the stockholder’s status as a dissenting stockholder.

Unless an Infinite Reality stockholder files a written notice of dissent prior to the vote on the merger and also makes demand for the payment of the fair value of such shares within the applicable time period, the stockholder will be conclusively presumed to have consented to the merger and will be bound by the terms of the merger. Purchasers of shares of Infinite Reality common stock as to which dissenters’ rights have been exercised are bound by that exercise and acquire no rights in Infinite Reality other than the rights of a dissenting stockholder.

Termination of Demand. Once made, a demand for payment cannot be withdrawn except with the consent of Infinite Reality or, if after the Effective Time of the merger, the combined company. A dissenting stockholder’s right to payment of fair value shall terminate (a) if the merger is abandoned, (b) if the approval of the merger is rescinded, (c) if a court of competent jurisdiction determines that the stockholder is not entitled to payment, (d) the fair value of the shares is not agreed upon by Infinite Reality and the dissenting stockholder and an action for the determination of such fair value is not commenced by the dissenting stockholder within a specified time period, (e) the demand is withdrawn with the consent of Infinite Reality, or, if after the Effective Time of the merger, the combined company, (f) a court permanently enjoins the merger from being completed, or (g) the dissenting stockholder fails to present his, her or its certificates for notation, unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct. Upon withdrawal or upon termination of the right to be paid fair value, such person’s status as an Infinite Reality stockholder will be restored retroactively.

Statement of Financial Condition. Not later than ten days after the expiration of the period within which stockholders must make written demand for payment, Infinite Reality will deliver to dissenting stockholders a statement of financial condition, a statement of stockholders’ equity, and a statement of income as of and for the latest available date, but dated not more than twelve months prior to such delivery. Infinite Reality may include with such statements an offer for payment of a specified price deemed fair value by Infinite Reality (the “Offer”).

Demand that Infinite Reality Institute Lawsuit. If the fair value of the shares can be agreed upon between Infinite Reality and a dissenting stockholder within thirty days after the Offer by Infinite Reality is made (the “Negotiation Period”), Infinite Reality shall pay the agreed value to that stockholder upon surrender of the certificate(s) representing Infinite Reality common stock held by that stockholder. If the stockholder and Infinite Reality cannot agree to a fair value during the Negotiation Period, the stockholder may make written demand upon Infinite Reality not later than thirty days after the expiration of the Negotiation Period for commencement of a judicial determination of fair value, and Infinite Reality would have to commence such determination proceeding within thirty days of such demand. If Infinite Reality fails to commence the judicial proceeding within that time, any dissenting stockholder may commence such judicial proceeding in the name of Infinite Reality not later than sixty days after such failure.

Under the DGCL, the costs and expenses of a judicial proceeding shall be determined by the court and shall be apportioned and assessed upon the parties as the court may find equitable.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS,   IN WHICH EVENT YOU ONLY WILL BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. NO NOTIFICATION OF THE BEGINNING OR END OF ANY STATUTORY PERIOD WILL BE GIVEN BY USI OR INFINITE REALITY TO ANY DISSENTING STOCKHOLDER EXCEPT AS REQUIRED BY LAW. INFINITE REALITY STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL COUNSEL.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Merger Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about USI, Infinite Reality, or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that USI and Merger Sub, on the one hand, and Infinite Reality, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While USI and Infinite Reality do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about USI or Infinite Reality, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between USI and Merger Sub, and Infinite Reality and are modified by the disclosure schedules.

General

On February 25, 2022, USI, Infinite Reality and Merger Sub entered into the Merger Agreement. Under the Merger Agreement, Merger Sub will merge with and into Infinite Reality, with Infinite Reality surviving as a wholly owned subsidiary of the combined company (the “surviving corporation”). As a result of the merger, each share of Infinite Reality Common Stock, except shares held by Infinite Reality or any of its subsidiaries or Merger Sub, and any Dissenting Shares (as defined in the Merger Agreement), will automatically be converted into the right to receive an amount of shares of USI Common Stock equal to the number of shares of Infinite Reality Common Stock surrendered multiplied by the Exchange Per Share Consideration (as defined in the Merger Agreement). Immediately following the Effective Time, former Infinite Reality stockholders will hold approximately 97.6% of the outstanding shares of USI Common Stock and USI stockholders will retain ownership of approximately 2.4% of the outstanding shares of USI Common Stock. In addition, the net proceeds from the Sale of the Business of USI and its ongoing business will continue to inure to the benefit of the pre-merger stockholders of USI. Immediately following the Effective Time, USI will implement the reincorporation and will change its name to Infinite Reality Holdings, Inc.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time or date agreed to by USI and Infinite Reality and specified in the certificate of merger. The closing of the merger will occur on the third business day after the conditions to effect the merger set forth in the Merger Agreement have been satisfied or waived, or such other date and time as USI and Infinite Reality may agree to in writing.

Certificate of Incorporation and Bylaws

At the Effective Time of the merger, Infinite Reality’s current certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the surviving corporation, which will be a wholly owned subsidiary of USI. Following the merger and the reincorporation, the certificate of incorporation and bylaws attached as Annex B and Annex C, respectively, to this proxy statement/prospectus/information statement will be the certificate of incorporation and bylaws of the combined company as a Delaware corporation.

Merger Consideration

At the closing of the merger:

1.	each outstanding share of common stock of Infinite Reality will be converted into the right to receive approximately 0.381939363 shares of USI Common Stock, subject to the adjustments described elsewhere in this proxy statement/prospectus/information statement; and
2.	all outstanding Infinite Reality stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of USI Common Stock, proportionately adjusted based on the Exchange Per Share Consideration.

Immediately after the merger, based on the Exchange Per Share Consideration, Infinite Reality security holders will own approximately 97.6% of the post-closing outstanding shares of USI Common Stock (the “Post-Closing Shares”) and USI security holders will own approximately 2.4% of the Post-Closing Shares.

The Exchange Per Share Consideration is an estimate only and the final Exchange Per Share Consideration will be determined pursuant to a formula described in more detail below.

Exchange Per Share Consideration

The Exchange Per Share Consideration was determined using a formula intended to allocate to the existing Infinite Reality stockholders (on a fully diluted basis, referred to below as Infinite Reality fully-diluted outstanding shares) a percentage of USI based on the valuations of USI and Infinite Reality, which were agreed in the Merger Agreement to be $12,000,000 and $500,000,000, respectively.

The Exchange Per Share Consideration is calculated as follows:

(1)	The Market Capitalization of USI shall be divided by the Enterprise Valuation of Infinite Reality, where:
●	“Market Capitalization” means the product of (i) $12,000,000, and (ii) the number of issued and outstanding shares of USI Common Stock on a fully diluted basis as of the date of the Merger Agreement; and
●	“Enterprise Valuation” means $500,000,000.
(2)	The number of shares of USI Common Stock issued and outstanding on a fully diluted basis shall be determined.
(3)	The number determined in (1) shall be subtracted from 1.
(4)	The number determined in (3) shall be divided by the number determined in (1).
(5)	The number determined in (4) shall be multiplied by the number determined in (2).
(6)	The number determined in (4) shall be divided by the number of Infinite Reality fully diluted outstanding shares.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of USI Common Stock that Infinite Reality security holders will be entitled to receive for changes in the market price of USI Common Stock. However, the stockholders of USI will be entitled to receive up to an additional 1% of the Post-Closing Shares based on the market capitalization of USI Common Stock during the six-month period following completion of the merger. The Exchange Per Share Consideration may be adjusted to reflect relative cash balances for USI and Infinite Reality and the capitalization of USI at closing, as provided for in the Merger Agreement.

No fractional shares of USI Common Stock will be issuable pursuant to the merger. Instead, each Infinite Reality stockholder who would otherwise be entitled to receive a fraction of a share of USI Common Stock, after aggregating all fractional shares of USI Common

Stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, without interest, determined by multiplying such fraction by the average of the last reported sales prices of USI Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on NYSE American during the ten consecutive trading days ending on the last trading day prior to the Effective Time.

The Merger Agreement provides that, at the Effective Time, USI will deposit with an exchange agent acceptable to USI and Infinite Reality, stock certificates representing the shares of USI Common Stock issuable to Infinite Reality stockholders, a sufficient amount of cash to make payments in lieu of fractional shares and any dividends or distributions to holders of certificates that, as of immediately prior to the Effective Time, represented outstanding shares of Infinite Reality capital stock, whose shares were converted into the right to receive shares of USI Common Stock.

The Merger Agreement provides that, promptly after the Effective Time, the exchange agent will mail to each record holder of Infinite Reality capital stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s Infinite Reality stock certificates for shares of USI Common Stock. Upon surrender of an Infinite Reality stock certificate for exchange to the exchange agent, together with a duly executed letter of transmittal and such other documents as the exchange agent or USI may reasonably require, the Infinite Reality stock certificate surrendered will be cancelled and the holder of the Infinite Reality stock certificate will be entitled to receive the following:

●	a certificate or certificates or book-entry account representing the number of whole shares of USI Common Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement;
●	cash in lieu of any fractional share of USI Common Stock; and
●	dividends or distributions payable pursuant to the provisions of the Merger Agreement.

At the Effective Time of the merger, all holders of certificates representing shares of Infinite Reality capital stock that were outstanding immediately prior to the Effective Time of the merger will cease to have any rights as stockholders of Infinite Reality, other than the right to receive USI Common Stock, cash in lieu of fractional shares, and/or any dividends or distributions, based on the Exchange Per Share Consideration. In addition, no transfer of Infinite Reality capital stock after the Effective Time of the merger will be registered on the stock transfer books of the surviving corporation.

If any Infinite Reality stock certificate has been lost, stolen or destroyed, upon the delivery of an affidavit claiming such certificate has been lost, stolen or destroyed, the surviving corporation may, in its discretion, and as a condition precedent to the delivery of any shares of USI Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of USI Common Stock, require the owner of such lost, stolen or destroyed certificate to post bond in a reasonable amount set by the surviving corporation as indemnity against any claim suffered by it related to the lost, stolen or destroyed certificate or any USI Common Stock, cash, or dividends and distributions issued in exchange for such certificate as the surviving corporation may reasonably request.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced Infinite Reality capital stock will be deemed to represent only the right to receive shares of USI Common Stock, cash in lieu of any fractional share of USI Common Stock, and/or any dividends or distributions. There will be no dividends or other distributions paid on any shares of USI Common Stock to be issued in exchange for any un-surrendered Infinite Reality stock certificate until the Infinite Reality stock certificate is surrendered as provided in the Merger Agreement.

Treatment of Infinite Reality Stock Options and Warrants

At the Effective Time, each outstanding option to acquire shares of Infinite Reality capital stock, all Infinite Reality warrants, and all Infinite Reality options, if any, whether vested or unvested, that have not previously been exercised will remain outstanding with the right to receive a number of shares of USI Common Stock based on the Exchange Per Share Consideration according to their terms. The number of shares of USI Common Stock eligible for issuance will be equal to the product of (a) the number of shares of Infinite Reality capital stock subject to the unexercised options or warrants immediately prior to the Effective Time, multiplied by (b) the Exchange Per Share Consideration, and rounding the resulting number down to the nearest whole number of shares of USI Common Stock. The exercise price per share will equal the quotient of (a) the exercise price per share of such Infinite Reality option or warrant immediately prior to the Effective Time, divided by (b) the Exchange Per Share Consideration, and rounding the resulting number up to the nearest whole cent. All Infinite Reality stock option plans or stock- or equity-related plans themselves will be terminated and no longer in force or effect immediately prior to the Effective Time.

Promptly after the Effective Time, USI will deliver to the participants in Infinite Reality’s stock plans appropriate notice setting forth their rights pursuant to Infinite Reality stock options, as provided in the Merger Agreement. USI will take all corporate action necessary to reserve a sufficient number of shares of USI Common Stock for issuance to holders of Infinite Reality stock options following the Effective Time.

Directors and Executive Officers of the Combined Company Following the Merger

Pursuant to the Merger Agreement, all of the directors of USI will resign at or prior to the closing of the merger. Effective as of the closing of the merger, the combined company’s board of directors is expected to be composed of at least five members and will be comprised of designees of Infinite Reality, including certain current members of the board of directors of Infinite Reality and other designees of Infinite Reality. The composition of the board of directors after the closing of the merger is expected to satisfy the requisite independence requirements as well as the sophistication and independence requirements for audit committee members pursuant to NYSE American listing requirements. As of the date of this proxy statement/prospectus/information statement, Infinite Reality’s designees include John P. Acunto, Jr., Rodric M. David, Mark Norbom and Lesley Ma.

Upon the closing of the merger, the executive management team of the combined company is expected to be composed of the following members of the current Infinite Reality executive management team:

Name	Combined Company Position(s)	Current Position(s)
John P. Acunto, Jr.	Chief Executive Officer	Chief Executive Officer
Rodric David	President	President
Oliver Dunlap Welch, III	Chief Operating Officer	Chief Operating Officer
Elliott Jobe	Chief Innovation Officer	Chief Innovation Officer
Sean Cross	President, Global Business Development & Revenue	President, Global Business Development & Revenue
Scot Weisberg	Chief Financial Officer	Chief Financial Officer

Conditions to the Closing of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the merger, of various conditions, which include, in addition to other customary closing conditions, the following:

●	the Merger Agreement shall have been approved at the Infinite Reality stockholders’ meeting, by the requisite vote of Infinite Reality stockholders under applicable law and Infinite Reality’s amended and restated certificate of incorporation;
●	each of the issuance of shares of USI Common Stock pursuant to the Merger Agreement, the increase in authorized capital stock of USI, the reincorporation of USI to the State of Delaware, the approval by the pre-merger shareholders of USI of the Sale of the Business and the Infinite Reality Holdings, Inc. 2022 Omnibus Incentive Plan shall have been approved at the USI stockholders’ meeting, by the requisite vote of the stockholders of USI under applicable law, USI’s articles of incorporation, as amended, and the rules of the NYSE American;
●	the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, shall have been declared effective by the SEC in accordance with the Securities Act and shall remain effective;
●	the NYSE American shall have approved the combined company’s common stock for listing following the Effective Time;
●	no governmental authority of competent jurisdiction shall have enacted, issued, granted or promulgated any law or order that is in effect and has the effect of making the merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the merger;

●	no legal proceeding initiated by any person seeking an order to enjoin or prohibit the consummation of the merger or the transactions contemplated by the Merger Agreement shall be pending or threatened; and
●	the holders of no more than 5% of the outstanding shares of Infinite Reality Common Stock shall have exercised or shall continue to have a claim to demand or exercise appraisal rights under applicable law by virtue of the merger.

In addition, the obligation of USI and Merger Sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	certain fundamental representations and warranties of Infinite Reality shall be true and correct in all respects, except for changes in such representations and warranties resulting from the vesting, exercise or forfeiture of Infinite Reality stock options or restricted stock or other changes to the Infinite Reality Common Stock as contemplated by the Merger Agreement;
●	all other representations and warranties of Infinite Reality in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date;
●	Infinite Reality shall have performed in all material respects all of its obligations in the Merger Agreement required to be performed by it on or before the closing of the merger;
●	Infinite Reality shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;
●	Infinite Reality shall have obtained any required consent or approval of any third party;
●	since the date of the Merger Agreement, there shall not have been any Material Adverse Effect (as defined below) on Infinite Reality,
●	there shall not be pending or threatened any legal proceeding in which a governmental authority or any person is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the merger, (ii) relating to the merger and seeking to obtain from any party or any of their respective subsidiaries, any damages or other relief in excess of $500,000, or (iii) that would materially and adversely affect the right of USI, Infinite Reality or the surviving corporation or any subsidiary of USI to (x) own the assets and operate the business of USI, the surviving corporation and their respective subsidiaries, taken as a whole or (y) prohibit or limit the exercise by USI of any material right pertaining to ownership of the share capital of the surviving corporation; and
●	Infinite Reality shall have provided to USI certain required financial statements.

In addition, the obligation of Infinite Reality to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	certain fundamental representations and warranties of USI and Merger Sub shall be true and correct in all respects;
●	all other representations and warranties of USI and Merger Sub in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date;
●	USI and Merger Sub shall have performed in all material respects all obligations in the Merger Agreement required to be performed by them on or before the closing of the merger;

●	USI and Merger Sub shall have obtained any required consent or approval of any third party;
●	since the date of the Merger Agreement, there shall not have been any Material Adverse Effect (as defined below) on USI,
●	USI shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;
●	there shall not be pending or threatened any legal proceeding in which a governmental authority or any person is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the merger, (ii) relating to the merger and seeking to obtain from any party or any of their respective subsidiaries, any damages or other relief in excess of $500,000, or (iii) that would materially and adversely affect the right of USI, Infinite Reality or the surviving corporation or any subsidiary of USI to (x) own the assets and operate the business of USI, the surviving corporation and their respective subsidiaries, taken as a whole or (y) prohibit or limit the exercise by USI of any material right pertaining to ownership of the share capital of the surviving corporation; and
●	the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, shall have been declared effective by the SEC in accordance with the Securities Act and shall remain effective.

For purposes of the foregoing, “Material Adverse Effect” means any change, effect, circumstance, event or development, individually or in the aggregate, and regardless of whether or not such change constitutes a breach of the representations or warranties made by the applicable party in the Merger Agreement, that has had, is, or is reasonably likely to have, a material adverse effect on (a) the financial condition, properties, assets (including intangible assets), liabilities, business, capitalization, operations, or results of operations of such applicable party and its subsidiaries, taken as a whole, or (b) the ability of such party to timely consummate the merger or to perform its obligations under the Merger Agreement; provided, however, no change (by itself or when aggregated or taken together with any and all other changes) to the extent resulting from or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect”:

(i)	general economic conditions (or changes in such conditions) in the United States of America, or conditions in the global economy generally;
(ii)

conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States of America or elsewhere in the world where the applicable party and its subsidiaries operate;

(iii)	general conditions (or changes in such conditions) affecting the industries in which the applicable party and its subsidiaries conduct business;
(iv)

changes after the date of the Merger Agreement in law or other legal or regulatory conditions (or the authoritative interpretation thereof) or changes after the date of the Merger Agreement in generally accepted accounting principles or other accounting standards applicable to the party or its subsidiaries (or the authoritative interpretation thereof);

(v)

any act of terrorism, war (whether declared or otherwise, and including the worsening or escalation of any pre-existing conflict), national or international calamity, natural disaster and other force majeure events in the United States of America or any other country or region in the world where the party or its subsidiaries has operations (but excluding damage to the assets or properties of the party or its subsidiaries);

(vi)	any action or omission required by law;
(vii)	any action or omission at the request or with the written consent of all other parties;

(viii) any failure, in and of itself, by the applicable party to meet internal projections or forecasts or published revenue or earnings predictions (but in each case excluding any of the underlying reasons for, factors contributing to, or results of, any such changes, which shall constitute and/or be taken into consideration in the determination of “Material Adverse Effect”); or

(ix)

resulting from, arising out of or otherwise related to the public announcement or consummation (or anticipated consummation) of the merger (including the identities of USI and Merger Sub, or of any action required by the terms of the Merger Agreement or otherwise with the consent or agreement of USI or Merger Sub);

unless any such change described in clauses (i) through (ix) disproportionately affects the applicable party and its subsidiaries, taken as a whole, as compared to other companies operating in the same industry as the applicable party.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of USI, Merger Sub, and Infinite Reality for a transaction of this type relating to, among other things:

●	corporate organization, organizational and governing documents, power, and similar corporate matters;
●	subsidiaries;
●	capitalization;
●	authority and binding nature of the Merger Agreement and related agreements;
●	non-contravention and required consents;
●	votes required for the closing of the merger and approval of the proposals that will be the subject of the respective Infinite Reality and USI stockholder approvals;
●	financial statements and, with respect to USI, documents filed with the SEC and the accuracy of information contained in those documents;
●	the absence of undisclosed liabilities;
●	with respect to Infinite Reality, the absence of certain changes or events between December 31, 2020 and the date of the Merger Agreement;
●	with respect to USI, the absence of certain changes or events between March 31, 2021 and the date of the Merger Agreement,
●	title to assets;
●	real property and leaseholds;
●	intellectual property;
●	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach under such contracts;
●	regulatory compliance, permits and restrictions;
●	legal proceedings and orders;
●	tax matters;
●	employee and labor matters and benefit plans;

●	environmental matters;
●	insurance;
●	full disclosure;
●	governmental authorization;
●	transactions with affiliates;
●	any brokerage or finder’s fee or other fee or commission in connection with the merger;
●	accuracy of the information supplied by each party;
●	subsidies;
●	data protection;
●	with respect to USI, the operations of Merger Sub; and
●	with respect to USI, the valid issuance of the USI Common Stock in the merger.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of some of the conditions to the obligations of USI and Infinite Reality to complete the merger.

Alternative Acquisition Proposals

Alternative Acquisition Proposals

Each of USI and Infinite Reality agreed that, subject to certain exceptions, if either USI nor Infinite Reality receives an “Acquisition Proposal” (as defined below) that the receiving company’s board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in a “Superior Offer” (as defined below), the party receiving such Acquisition Proposal shall promptly (and in no event later than one business day after becoming aware of such proposal) advise the other party orally and in writing of such proposal (including the identity of the person making or submitting such Acquisition Proposal, and the material terms thereof). The party receiving such Acquisition Proposal shall keep the other party reasonably informed with respect to the status and material terms of the Acquisition Proposal and any material modification or proposed material modification thereto.

An “Acquisition Proposal” means any inquiry, proposal or offer that relates to or is reasonably likely to lead to an “Acquisition Transaction.”

An “Acquisition Transaction” means any transaction or series of related transactions relating to (a) any direct or indirect acquisition, purchase, sale, disposition, license, lease, exchange or transfer of 20% or more of the assets of the such party, or to which 20% or more of such party’s consolidated revenues or earnings are attributable, (b) any direct or indirect acquisition, sale or purchase (including by merger, consolidation or otherwise) of 50% or more of any class of equity or voting securities of such party, (c) any tender offer or exchange offer that if consummated would result in any third party beneficially owning 20% or more of any class of equity or voting securities of such party or of any resulting, surviving or successor company, (d) any merger, share exchange, consolidation, business combination, recapitalization, reorganization, joint venture, liquidation, dissolution or similar transaction involving such party, (e) any combination of the foregoing, or (f) any other transaction the consummation of which would reasonably be expected to interfere with, materially delay or prevent the consummation of the merger, in each case other than the merger.

A “Superior Offer” means a bona fide written Acquisition Proposal for an Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement; and (b) is on terms and conditions that the board of the party receiving such Acquisition Proposal determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to the stockholders of the party receiving such Acquisition Proposal than the transactions contemplated by the Merger Agreement.

Stockholder Approvals

USI

USI is obligated under the Merger Agreement to, as promptly as practicable following the date the Form S-4 Registration Statement of which this proxy statement/prospectus/information statement is a part is declared effective to establish a record date for, duly call, give notice of, convene and hold a meeting of the USI stockholders to approve the USI Proposals.

USI has agreed that:

●	The USI board shall recommend that USI stockholders vote to adopt and approve the Merger Agreement and the transactions contemplated thereby, and shall use its reasonable best efforts to solicit the USI stockholders to vote in favor of the USI Proposals; and
●	The USI board shall not withdraw or modify its recommendation in a manner adverse to Infinite Reality and shall not adopt, approve, recommend or propose any alternative Acquisition Proposal.

Notwithstanding the foregoing, the USI board may change its recommendation if, based on the advice of its outside legal counsel and after negotiations with Infinite Reality regarding adjustments to the terms of the Merger Agreement, it determines that its failure to withhold, amend, withdraw or modify the board recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Infinite Reality

Infinite Reality is obligated under the Merger Agreement to, as promptly as practicable following the date the Form S-4 Registration Statement of which this proxy statement/prospectus/information statement is a part is declared effective to establish a record date for, duly call, give notice of, convene and hold a meeting of the Infinite Reality stockholders, or solicit and obtain a written consent in lieu of a meeting of the stockholders of the Infinite Reality, to adopt and approve the Merger Agreement and the transactions contemplated thereby.

Infinite Reality has agreed that:

●	The Infinite Reality board shall recommend that Infinite Reality stockholders vote to adopt and approve the Merger Agreement, and shall use its reasonable best efforts to solicit the Infinite Reality stockholders to vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby; and
●	The Infinite Reality board shall not withdraw or modify its recommendation in a manner adverse to USI and shall not adopt, approve, recommend or propose any alternative Acquisition Proposal.

Notwithstanding the foregoing, the Infinite Reality board may change its recommendation if, based on the advice of its outside legal counsel and after negotiations with USI regarding adjustments to the terms of the Merger Agreement, it determines that its failure to withhold, amend, withdraw or modify the board recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Covenants; Conduct of Business Pending the Merger

USI

USI has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Infinite Reality shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, USI will conduct its business and operations in the ordinary course of its normal operations and consistent with its past practices and in compliance with all applicable laws, regulations and certain material contracts. USI has also agreed that, subject to certain limited exceptions, without the consent of Infinite Reality, it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●	declare, accrue, set aside, or pay any dividends on, or make any other distribution in respect of any shares of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or any of its other securities, or purchase, redeem or otherwise reacquire any shares of capital stock or other securities (except in connection with the payment of the exercise price and/or withholding taxes incurred upon the exercise, settlement or vesting of any award granted under any USI equity incentive plan);
●	sell, issue, deliver, grant, pledge or otherwise dispose of or encumber: (a) any capital stock; (b) any other voting securities; or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (except for USI Common Stock issued upon the valid exercise or settlement of outstanding options or restricted stock units to purchase shares of USI Common Stock);
●	except as required to give effect to anything in contemplation of the closing of the merger, amend its articles of incorporation, bylaws or other comparable charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or similar transaction;
●	form any new subsidiary or acquire any equity interest or other interest in any other person;
●	lend money to any person, incur or guarantee any indebtedness for borrowed money, or incur or guarantee any debt securities of others;
●	other than as required by applicable law or the terms of any USI equity incentive plan as in effect on the date of the Merger Agreement (A) adopt, terminate, establish or enter into any USI equity incentive plan; (B) cause or permit any USI equity incentive plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the ordinary course of business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (E) hire, terminate or give notice of termination to any officer or any employee whose annual base salary is or is expected to be more than $125,000 per year;
●	recognize any labor union or labor organization;
●	enter into any material transaction other than in the ordinary course of business;
●	acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;
●	make, change or revoke any material tax election, fail to pay any income or other material tax as such tax becomes due and payable, file any amendment making any material change to any tax return, settle or compromise any income or other material tax liability, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes (other than in connection with any extension of time to file any tax return), or adopt or change any accounting method in respect of taxes;
●	enter into, materially amend or terminate any material contract;
●	make any capital expenditures, incur any liabilities or discharge or satisfy any liabilities, in each case, in amounts that exceed $100,000;
●	other than as required by law or U.S. generally accepted accounting principles, take any action to change accounting policies or procedures; or
●	agree, resolve or commit to do any of the foregoing.

Infinite Reality

Infinite Reality has agreed that, except as permitted by the Merger Agreement, as required by law, or unless USI shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, Infinite Reality will conduct its business and operations in the ordinary course of its normal operations and consistent with its past practices and in compliance with all applicable laws, regulations and certain material contracts. Infinite Reality has also agreed that, subject to certain limited exceptions, without the consent of Infinite Reality, it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●	declare, accrue, set aside, or pay any dividends on, or make any other distribution in respect of any shares of its capital stock;
●	except as required to give effect to anything in contemplation of the closing of the merger, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or similar transaction;
●	other than as required by law or U.S. generally accepted accounting principles, take any action to change accounting policies or procedures; or
●	agree, resolve or commit to do any of the foregoing.

Other Agreements

Each of USI and Infinite Reality have agreed that:

●	each party will notify the other party if any of the following occurs: (a) any notice or other communication is received alleging that the consent of any person is or may be required in connection with the transactions contemplated by the Merger Agreement; (b) any legal proceeding is commenced or threatened against such party, its subsidiaries or any director, officer or certain specified employees thereof; (c) such party becomes aware of any inaccuracy in any representation or warranty made by it in the Merger Agreement; or (d) such party fails to comply with any covenant or obligation; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions to the closing of the merger impossible or materially less likely to be fulfilled;
●	each party will promptly advise the other party orally and in writing of any change or event that has had or could reasonably be expected to have a Material Adverse Effect on such party;

●	USI and Infinite Reality will (a) prepare, and USI shall file with the SEC, the registration statement of which this proxy statement/prospectus/information statement is a part, and shall respond to any comments of the SEC, (b) use reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing, (c) keep such registration statement effective for so long as is necessary to permit the USI Common Stock to be issued in the merger, unless the Merger Agreement is terminated;
●	Infinite Reality will (i) promptly provide to USI all information, including financial statements and descriptions of its business and financial condition, as USI parties may reasonably request for preparation of the registration statement and this proxy statement/prospectus/information statement, and (ii) provide assistance as reasonably requested by USI in connection with the preparation, filing and distribution of the registration statement;
●	USI will notify Infinite Reality promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the registration statement, this proxy statement/prospectus/information statement or for additional information and shall supply Infinite Reality with copies of all correspondence between USI or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the registration statement, this proxy statement/prospectus/information statement, the merger or any other filing;
●	USI shall provide Infinite Reality with a reasonable opportunity to review and comment on the registration statement, this proxy statement/prospectus/information statement or any responses to any comments of the SEC and shall consider in good faith any such comments proposed by Infinite Reality, and Infinite Reality shall use reasonable efforts to assist USI in responding to any comments from the SEC;
●	USI will advise Infinite Reality, promptly after USI receives notice thereof, of the time when the registration statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of USI Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the registration statement or for additional information, and USI and Infinite Reality shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated;
●	USI will use commercially reasonable efforts to cause the shares of USI Common Stock being issued in connection with the merger to be approved for listing on the NYSE American at or prior to the Effective Time, including by filing the NYSE American listing application;
●	Infinite Reality will pay all fees relating to the listing on the NYSE American of the shares of USI Common Stock to be issued in the merger and will cooperate with USI to cause the NYSE American listing application to be approved and shall promptly furnish to USI all information concerning Infinite Reality and its security holders that may be required or reasonably requested in connection with the listing application;
●	each party will provide the other party and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records and each party shall furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request;
●	each party will use its commercially reasonable efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement;
●	each party will promptly inform the other of any communication from any governmental authority relating to the Merger Agreement or the transactions contemplated thereby, including any legal proceedings initiated by a private party. If either party or affiliate thereof shall receive a request for additional information or documentary material from any governmental authority with respect to the transactions contemplated by the Merger Agreement or with respect to any filings that have been made, then such party shall use its best reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties agree to:
●	give each other reasonable advance notice of all meetings with any governmental authority relating to the merger;
●	give each other an opportunity to participate in each of such meetings;
●	keep the other party reasonably apprised with respect to any oral communications with any governmental authority regarding the merger;
●	cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority;
●	provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a governmental authority regarding the merger;
●	provide each other (or their counsel, as appropriate) with copies of all written communications to or from any governmental authority relating to the merger, and
●	cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions to the closing of the merger;
●	in the event that any anti-takeover, antitrust or similar law becomes applicable to the merger, USI and Infinite Reality will use reasonable commercial efforts to minimize the effect of such law on the merger; and
●	neither party will issue any public release or make any public announcement concerning the Merger Agreement without the prior written consent of the other party, unless (a) the disclosing party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable law or, regulation and (b) to the extent practicable before such press release or disclosure is issued or made, such party advises the other party of, and consults with the other party regarding, the text of such press release or disclosure.

USI and Infinite Reality intend that, following the Effective Time, the combined company will be converted from a Maryland corporation to a Delaware corporation. Accordingly, USI has agreed to submit the proposed reincorporation to its stockholders for their approval, and such proposal is included in this proxy statement/prospectus/information statement. For additional information regarding the proposed reincorporation, see the section titled “Matters Being Submitted to a Vote of USI Stockholders—USI Proposal No. 2 (the Reincorporation Proposal): Approval of the Reincorporation of USI from the State of Maryland to the State of Delaware.”

In addition, USI has agreed that:

●	prior to and as a condition of closing, USI will increase the quantity of shares of USI Common Stock it is authorized to issue to a number of shares of USI Common Stock necessary to complete the transactions contemplated by the Merger Agreement and acceptable to Infinite Reality.
●	it will make reasonable efforts to complete the Sale of the Business. The net proceeds of the Sale of the Business, after accounting for liabilities retained by USI, if any, and taxes owed, shall be distributed to the pre-merger security holders of USI. On the closing date of the merger, USI shall issue to each pre-merger USI security holder a contingent value right, pursuant to a Contingent Value Rights Agreement to be entered into at the Effective Time. For additional information, see the section titled “Agreements Related to the Merger—Contingent Value Rights Agreement”;

●	it will take such actions and file such documents as required to adopt the Infinite Reality Holdings, Inc. 2022 Omnibus Incentive Plan, in the form attached as Annex E to this proxy statement/prospectus/information statement. Accordingly, the proposal to approve the plan is included in this proxy statement/prospectus/information statement. For additional information, see the section titled “Matters Being Submitted to a Vote of USI Stockholders—USI Proposal No. 5 (Plan Proposal): To Approve the Infinite Reality Holdings, Inc. 2022 Omnibus Equity Incentive Plan and to Authorize for Issuance 4,000,000 shares of USI Common Stock thereunder, plus (a) the number of shares remaining available for issuance under USI’s prior plan that are not subject to outstanding awards as of the Effective Time, and (b) the number of shares subject to awards outstanding under USI’s prior plan as of the Effective Time to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such shares”;
●	as promptly as practicable following the Effective Time, it will prepare and file with the SEC the registration statement described in the section titled “—Registration Statement” below;
●	it will cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar agreements, if any, between USI and any holders of USI capital stock, including any such agreement granting any person investor rights, rights of first refusal, registration rights or director election rights, to be terminated immediately prior to the Effective Time; and
●	it will take all such steps as may be required to cause any acquisitions of USI Common Stock in connection with the Merger Agreement and the related transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to USI following the merger, to be exempt under Rule 16b-3 under the Exchange Act.

In addition, Infinite Reality has agreed that:

●	it will, at its sole election, either provide for the continuation of its directors’ and officers’ liability insurance policy in effect as of the Effective Time for the benefit of the current or former directors or officers of USI and its subsidiaries (the “USI Indemnified Persons”) or purchase an extended reporting period endorsement (the “Tail Policy”) to insure the USI Indemnified Persons following the closing of the merger. For additional information, see the section titled “Agreements Related to the Merger—Tail Policy”;
●	it will provide certain financial statements to USI within specified time frames and will cause its independent public accountants to deliver a consent to the inclusion of such accountant’s reports in respect of the financial statements of Infinite Reality in the registration statement and/or this proxy statement/prospectus/information statement and to reference such accountant firm as an “expert”; and
●	at least two business days before the closing of the merger, it will provide USI with updated information regarding its stockholders.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or, subject to the terms of the Merger Agreement, after the required stockholder approvals to complete the merger and issue additional USI Common Stock have been obtained, as set forth below:

●	by mutual written agreement of USI and Infinite Reality;
●	by either USI or Infinite Reality if the merger has not been consummated by November 14, 2022; provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the failure of the merger to occur on or before such date;

●	by USI in the event that Infinite Reality has breached or defaulted under any of its representations, warranties, covenants or agreements under the Merger Agreement such that the conditions to closing the merger would not be satisfied, and such breach or default shall not have been cured within five business days after Infinite Reality receives written notice of such breach or default from USI;
●	by Infinite Reality in the event that USI has breached or defaulted under any of its representations, warranties, covenants or agreements under the Merger Agreement such that the conditions to closing the merger would not be satisfied, and such breach or default shall not have been cured within five business days after USI receives written notice of such breach or default from Infinite Reality;
●	by USI, at any time prior to the Effective Time, if there shall have occurred a Material Adverse Effect with respect to Infinite Reality;
●	by Infinite Reality, at any time prior to the Effective Time, if there shall have occurred a Material Adverse Effect with respect to USI;
●	by Infinite Reality, if stockholder approval is not obtained from the Infinite Reality stockholders;
●	by USI, if stockholder approval is not obtained from the USI stockholders;
●	by Infinite Reality, at any time, if it receives a Superior Offer, it complies with its obligations under the Merger Agreement in order to accept such Superior Offer, and it concurrently terminates the Merger Agreement and enters into a definitive agreement relating to such Superior Offer;
●	by USI, at any time, if it receives a Superior Offer, it complies with its obligations under the Merger Agreement in order to accept such Superior Offer, and it concurrently terminates the Merger Agreement and enters into a definitive agreement relating to such Superior Offer;
●	by either USI or Infinite Reality if a court of competent jurisdiction or governmental authority has issued a final and nonappealable order, decree or ruling or taken any other nonappealable final action that permanently restrains, enjoins or otherwise prohibits the merger; or
●	by Infinite Reality, if form and terms of the Sale of the Business are not acceptable to it in its sole discretion.

Termination Fees

USI must pay Infinite Reality a termination fee equal to 4% of the Market Capitalization of USI as of the date of the Merger Agreement plus up to $100,000 in expenses if:

●	USI receives a Superior Offer;
●	USI has complied with its obligations under the Merger Agreement in order to accept such Superior Offer; and
●	USI concurrently terminates the Merger Agreement and enters into a definitive agreement relating to such Superior Offer.

Infinite Reality must pay USI a termination fee equal to 4% of the Market Capitalization of USI as of the date of the Merger Agreement plus up to $100,000 in expenses if:

●	Infinite Reality receives a Superior Offer;
●	Infinite Reality has complied with its obligations under the Merger Agreement in order to accept such Superior Offer; and

●	Infinite Reality concurrently terminates the Merger Agreement and enters into a definitive agreement relating to such Superior Offer.

The termination fee, if payable, will be due within two business days of termination of the Merger Agreement. If either USI or Infinite Reality fails to pay any termination fee when due, then it will be required to pay reasonable fees and expenses incurred in connection with the collection of such overdue amount in addition to the termination fee.

Registration Statement

In connection with the Merger Agreement, USI has agreed to prepare and file with the Securities and Exchange Commission (the “SEC”), as promptly as reasonably practical following the Effective Time, a registration statement covering such number of shares of USI Common Stock as Infinite Reality requests. This registration statement is intended to cover the resale of all shares of combined company common stock issued pursuant to the Standby Equity Purchase Agreement described in the section titled “Other Agreements—Standby Equity Purchase Agreement.”

Amendment

The Merger Agreement may be amended in writing by USI, Merger Sub and Infinite Reality at any time (whether before or after obtaining the approval of the stockholders of USI, Merger Sub or Infinite Reality), except that after the Merger Agreement has been adopted and approved by the stockholders of USI, Merger Sub or Infinite Reality, no amendment which by law requires further approval by the stockholders of USI, Merger Sub or Infinite Reality, as the case may be, shall be made without such further approval.

Specific Performance

The parties to the Merger Agreement have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware.

AGREEMENTS RELATED TO THE MERGER

Contingent Value Rights Agreement

USI has agreed that it will make reasonable efforts to dispose of (the “Sale of the Business”) its current business (the “Business”). The Sale of the Business may occur via transfer of the assets, liabilities and operations relating to such business to a newly formed subsidiary, followed by the sale of such subsidiary, or via a sale of assets. The net proceeds of the Sale of the Business, after accounting for liabilities retained by USI, if any, and taxes owed, shall be distributed to the pre-merger security holders of USI. In addition, USI is obligated to purchase a comprehensive general liability insurance policy providing coverage against any potential future costs, expenses, losses or liabilities relating to the Sale of the Business.

On the closing date of the merger, USI shall issue to each pre-merger USI security holder a contingent value right, pursuant to a Contingent Value Rights Agreement by and among USI, a rights agent and a stockholders’ agent. The contingent value rights shall not be assignable or otherwise transferable by the holders thereof, except by will, upon death or by operation of law. The contingent value rights will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the contingent value rights.

The net proceeds of the Sale of the Business, after accounting for liabilities retained by USI, if any, and taxes owed, shall be distributed to the holders of contingent value rights in accordance with the following schedule:

●	if the closing of the Sale of the Business occurs on or before the 90th day following the Effective Time, 100% of the net proceeds of the Sale of the Business will be payable to the holders of contingent value rights;
●	if the closing of the Sale of the Business occurs between the 91st day following the Effective Time and the one-year anniversary of the Effective Time, 90% of the net proceeds of the Sale of the Business will be payable to the holders of contingent value rights;
●	if the closing of the Sale of the Business does not occur on or before the one-year anniversary of the Effective Time, the holders of contingent value rights will be entitled to receive a one-time, final distribution in the aggregate amount of $8 million (and 100% of the proceeds from any eventual Sale of the Business shall be retained by the surviving company), conditioned on Harvey Grossblatt remaining employed by the combined company, leading the operation of the Business and using his commercially reasonable efforts to complete the Sale of the Business. The $8 million payment will be reduced by (i) any amount by which the liabilities of the Business as of the Effective Time exceed the liabilities of the Business as of December 31, 2021, and (ii) any amounts paid by USI or any affiliate as severance or change-in-control payments, whether related to the merger or not.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Contingent Value Rights Agreement, a form of which is included as Exhibit A to the Merger Agreement attached as Annex A to this proxy statement/prospectus/information statement.

Tail Policy

Pursuant to the Merger Agreement, USI and Infinite Reality have agreed that prior to the Effective Time, Infinite Reality shall, at its sole election, either provide for the continuation of its directors’ and officers’ liability insurance policy in effect as of the Effective Time for the benefit of the current or former directors or officers of USI and its subsidiaries (the “USI Indemnified Persons”) or purchase an extended reporting period endorsement (the “Tail Policy”) to insure the USI Indemnified Persons following the closing of the merger. Infinite Reality shall be responsible for the cost of the Tail Policy. The current policy or Tail Policy, as applicable, shall provide the USI Indemnified Persons with coverage for six (6) years from and after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Company’s policy as of the Effective Time. For the period of six (6) years from and after the Effective Time, the surviving company is not permitted to cancel or amend the current policy or Tail Policy, as applicable.

OTHER AGREEMENTS

Standby Equity Purchase Agreement

On March 4, 2022, Infinite Reality and YA II PN, Ltd., an affiliate of Yorkville Global Advisors, LP (the “Investor”), entered into a Standby Equity Purchase Agreement (the “Standby Equity Purchase Agreement”). Pursuant to the Standby Equity Purchase Agreement, after the Effective Time of the merger, the combined company may, at its sole option, cause the Investor thereunder to purchase up to $200 million of USI Common Stock in one or more tranches during the term of the agreement, by giving notice to the Investor. Each tranche purchased must be in a minimum amount of the lower of: (i) twenty percent (20%) of the product of (x) daily trading volume of the USI Common Stock times (y) the volume weighted average price (VWAP) of the USI Common Stock for the five trading days immediately preceding the combined company’s notice to the Investor, or (ii) $10,000,000. The term of the agreement will end on the 16-month anniversary of the Effective Time, by the combined company upon five trading day’s written notice, or by mutual agreement of the parties.

The purchase price for any shares sold shall be (i) 90% multiplied by (ii) the lowest daily VWAP of the combined company’s common stock during the five consecutive trading days beginning on the day the combined company gives the Investor notice of its intent to require the Investor to purchase shares. The Investor’s beneficial ownership of combined company common stock may not at any time exceed 4.99% of the then outstanding common stock. The resale of all shares issued and sold to the Investor shall be registered pursuant to the registration statement, as described above under “The Merger Agreement—Registration Statement.”

MATTERS BEING SUBMITTED TO A VOTE OF USI STOCKHOLDERS

USI Proposal No. 1 (the Stock Issuance Proposal): Approval of the Issuance of Common Stock in the Merger

At the USI special meeting, USI stockholders will be asked to approve the issuance of shares of USI Common Stock pursuant to the Merger Agreement. Immediately following the merger, it is expected that the former Infinite Reality stockholders will hold approximately 97.6% of the outstanding shares of USI Common Stock and the stockholders of USI will retain ownership of approximately 2.4% of the outstanding shares of USI Common Stock.

The terms of, reasons for and other aspects of the Merger Agreement, the issuance of shares of USI Common Stock pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus/information statement.

Because USI currently does not have sufficient authorized capital stock to issue the Merger Consideration to the Infinite Reality stockholders, the merger will not be consummated unless both the Stock Issuance Proposal and the Stock Increase Proposal are approved by the USI stockholders at the USI special Meeting.

Required Vote; Recommendation of Board of Directors

Presuming a quorum is present, the affirmative vote of the holders of a two-thirds of the outstanding shares of USI Common Stock present and entitled to vote (in person or represented by proxy) at the USI special meeting is required for approval of this proposal.

THE USI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT USI STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF USI COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

USI Proposal No. 2 (the Reincorporation Proposal): Approval of the Reincorporation of USI from the State of Maryland to the State of Delaware

General

At the USI special meeting, USI stockholders will be asked to approve the reincorporation of USI from the State of Maryland to the State of Delaware, or the reincorporation. In this section, the Maryland corporation preceding the reincorporation is referred to as “USI (Maryland)” and the Delaware corporation following the reincorporation is referred to as “USI (Delaware).”  On February 23, 2022, the USI Board approved the proposal to reincorporate USI from the State of Maryland to the State of Delaware following the Effective Time of the merger.

The form of the proposed Delaware certificate of incorporation and Delaware bylaws of USI to be in effect following the reincorporation are attached to this proxy statement/prospectus/information statement as Annex B and Annex C, respectively.

Implementation of this proposal is conditioned on approval of the Stock Issuance Proposal and the Stock Increase Proposal. If all of the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal and the Stock Increase Proposal are approved, the reincorporation will be implemented following the Effective Time of the merger, by filing (1) articles of conversion with the State Department of Assessments and Taxation of the State of Maryland; (2) a certificate of conversion with the Secretary of State of the State of Delaware; and (3) the certificate of incorporation in the form attached hereto as Annex B with the Secretary of State of the State of Delaware.

The principal effects of the reincorporation, if approved by our stockholders and effected, will be that:

●	The affairs of the combined company will cease to be governed by Maryland corporation laws and will become subject to Delaware corporation laws.
●	USI (Delaware) will be the same entity as USI (Maryland) and will continue with all of the rights, privileges and powers of USI (Maryland), will have the same name, will possess all of the properties of USI (Maryland), will continue with all of the debts, liabilities and obligations of USI (Maryland), and will continue with the same officers and directors of USI (Maryland) immediately prior to the reincorporation, as more fully described below.
●	If and when the reincorporation becomes effective, all of the issued and outstanding shares of common stock of USI (Maryland) will be automatically converted into issued and outstanding shares of common stock of USI (Delaware), without any action on the part of USI’s stockholders. USI will continue to file periodic reports and other documents with the SEC. The reincorporation will not change the respective positions of USI or stockholders under federal securities laws. Shares of USI Common Stock that are freely tradable prior to the reincorporation will continue to be freely tradable after the reincorporation, and shares of USI Common Stock that are subject to restrictions prior to the reincorporation will continue to be subject to the same restrictions after the reincorporation. For purposes of computing compliance with the holding period requirement of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), stockholders will be deemed to have acquired the USI (Delaware) common stock on the date they acquired their shares of USI (Maryland) common stock.
●	Upon effectiveness of the reincorporation, all of USI’s employee benefit and incentive plans will become USI (Delaware) plans, and each option, equity award or other right issued under such plans will automatically be converted into an option, equity award or right to purchase or receive the same number of shares of USI (Delaware) common stock, at the same price per share, upon the same terms and subject to the same conditions as before the reincorporation. In addition, USI’s employment agreements and other employee benefit arrangements also will be continued by USI (Delaware) upon the terms and subject to the conditions in effect at the time of the reincorporation.

Reasons for the Reincorporation

The USI Board has approved the reincorporation because Delaware is a nationally recognized leader in adopting and implementing comprehensive, modern and flexible corporate laws. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws, including the Maryland General Corporation Law (“MGCL”).

The State of Delaware is recognized for adopting comprehensive, modern and flexible corporate laws, which are amended periodically to respond to the changing legal and business needs of corporations. As a result of the flexibility and responsiveness of the Delaware corporate laws to the legal and business needs of corporations, many major corporations are incorporated in Delaware or have changed their corporate domiciles to Delaware in a manner similar to the reincorporation. Delaware has established a specialized court, the Court of Chancery, which has exclusive jurisdiction over matters relating to the DGCL. The Delaware judiciary has become particularly familiar with corporate law matters, and a substantial body of court decisions has developed construing the laws of Delaware, thus providing greater clarity and predictability with respect to our corporate legal and governance affairs. USI believes this will assist its Board and management in making corporate decisions and taking corporate actions with greater assurance as to the validity and consequences of those decisions and actions.

In addition, Delaware courts (such as the Court of Chancery and the Delaware Supreme Court) are highly regarded for their considerable expertise in dealing with corporate legal issues and for producing a substantial body of case law construing Delaware law, with multiple cases concerning areas that Maryland courts may not have considered. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law should serve to enhance the relative clarity and predictability of many areas of corporate law, which in turn may offer added advantages to us by allowing the Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions.

The USI Board also believes the reincorporation will enhance its ability to attract and retain talented and experienced directors and officers in the future, because many candidates for such roles are already familiar with Delaware law, including provisions of the DGCL relating to fiduciary duties and director indemnification, from their past business experience. The vast majority of public companies are incorporated in Delaware. Delaware law is not only more familiar to directors than Maryland law, but it also offers greater certainty and stability from the perspective of those who serve as corporate directors and officers. As a result, the USI Board believes the reincorporation will enable USI to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

In addition, in the opinion of the USI Board, underwriters and other members of the financial services industry may be more willing and better able to assist in capital-raising programs for corporations having the greater flexibility afforded by Delaware law. Certain investment funds, sophisticated investors, and brokerage firms may be more comfortable and more willing to invest in a Delaware corporation than in a corporation incorporated in another U.S. jurisdiction whose corporate laws may be less understood or perceived to be unresponsive to stockholder rights.

The reincorporation also will result in certain stockholder-friendly corporate governance changes. The MGCL requires many corporate actions, including amendments to the articles of incorporation and business combination transactions such as mergers, to be approved by two-thirds of the outstanding voting power of the company. In connection with the reincorporation, the proposed Delaware certificate of incorporation and the Delaware bylaws of USI will provide that the approval of a majority of the voting power is required to approve business combination transactions and amendments to the Delaware certificate of incorporation. The USI Board believes that a majority voting standard for most stockholder actions will ensure that actions may be taken to reflect the expressed views of the holders of a majority of the voting power, rather than requiring that a supermajority percentage of USI’s outstanding shares be voted in favor of a proposal, which can result in the failure of the proposal to be approved if too many stockholders simply fail to vote either for or against the proposal.

For these and other reasons, USI’s Board believe that reincorporating in Delaware will directly benefit USI’s stockholders. The USI Board is not proposing the reincorporation to prevent a change in control of USI, nor is it aware of any present attempt by any person to acquire control of USI or to obtain representation on the USI Board, other than in connection with the merger.

Certain Risks Associated with the Reincorporation

Notwithstanding the belief of the USI Board as to the benefits to USI’s stockholders of the reincorporation, there can be no assurance that the reincorporation will result in the anticipated benefits discussed in this proxy statement/prospectus/information statement, including the benefits of or resulting from incorporation in the State of Delaware, the ability to attract and retain qualified directors and officers or certain changes in USI’s corporate governance. In addition, the proposed Delaware certificate of incorporation and Delaware bylaws, in comparison to USI’s Maryland articles of incorporation and Maryland bylaws, contain or eliminate certain provisions that may have the effect of reducing certain rights of stockholders.

Furthermore, USI (Delaware) will not be subject to certain statutory takeover provisions that currently apply to USI (Maryland), which could impact USI (Delaware)’s ability to resist or negotiate in the event of a takeover bid that the USI Board believes is not in the best interests of USI (Delaware) or its stockholders. However, USI (Delaware) will be subject to some statutory provisions of Delaware law that may have anti-takeover effects, such as Section 203 of the DGCL. These changes are more fully described under the section titled “Comparison of Rights of USI (Maryland) Stockholders and USI (Delaware) Stockholders.”

Effects of the Reincorporation

Aside from being governed by the DGCL and the Delaware certificate of incorporation and the Delaware bylaws attached to this proxy statement/prospectus/information statement as Annex B and Annex C, respectively, for all other purposes, USI (Delaware) will be the same entity as USI (Maryland) immediately prior to the reincorporation. By virtue of the reincorporation, all of the rights, privileges and powers of USI (Maryland), all property owned by USI (Maryland), all debts due to USI (Maryland) and all other causes of action belonging to USI (Maryland) immediately prior to the reincorporation will remain vested in USI (Delaware) following the reincorporation. In addition, by virtue of the reincorporation, all debts, liabilities and duties of USI (Maryland) immediately prior to the reincorporation will remain attached to USI (Delaware) following the reincorporation.

Upon effectiveness of the reincorporation, all of the issued and outstanding shares of USI Common Stock automatically will be converted into issued and outstanding shares of common stock of USI (Delaware), without any action on the part of our stockholders. The reincorporation will have no effect on the transferability of USI Common Stock or the continued trading of USI Common Stock on the NYSE American under the same trading symbol “UUU.” USI will continue to file periodic reports and other documents as and to the extent required by the rules and regulations of the SEC. Shares of USI Common Stock that are freely tradable prior to the reincorporation will continue to be freely tradable after the reincorporation, and shares of USI Common stock that are subject to restrictions prior to the reincorporation will continue to be subject to the same restrictions as after the reincorporation. The reincorporation will not change the respective positions of USI or its stockholders under federal securities laws.

Upon effectiveness of the reincorporation, USI (Maryland)’s directors and officers will become the directors and officers of USI (Delaware), USI (Maryland)’s employee benefit and incentive plans will become USI (Delaware) plans, and each option, equity award or other right issued under such plans automatically will be converted into an option, equity award or right to purchase or receive the same number of shares of USI (Delaware) common stock, at the same price per share, upon the same terms and subject to the same conditions as before the reincorporation. USI’s employee benefit arrangements also will be continued by us upon the terms and subject to the conditions in effect at the time of the reincorporation.

The USI Board believes that the reincorporation will not affect any of USI’s material contracts with any third parties, and that its rights and obligations under such material contractual arrangements will continue as its rights and obligations after the reincorporation.

USI stockholders will not be required to exchange their stock certificates for new stock certificates. Following the effective time of the reincorporation, any stock certificates submitted to USI’s transfer agent for transfer will automatically be exchanged for stock certificates of USI (Delaware). USI stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) to USI or its transfer agent unless and until requested to do so.

Under USI’s current Maryland articles of incorporation, USI is authorized to issue up to 20,000,000 shares of common stock. Upon completion of the reincorporation and assuming the Stock Increase Proposal is also approved, USI (Delaware)’s authorized capital under its Delaware certificate of incorporation will be 500,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Comparison of Stockholder Rights

For a discussion of the legal changes that will result from the reincorporation, see the section titled “Comparison of Rights of USI (Maryland) Stockholders and USI (Delaware) Stockholders.”

Effect of Not Obtaining Required Vote for Approval

If USI fails to obtain the requisite vote of its stockholders for approval of the reincorporation, the reincorporation will not be consummated and USI will continue to be incorporated under the laws of the State of Maryland and governed by the MGCL and the current articles of incorporation and bylaws of USI (Maryland).

Amendments, Termination and Abandonment of the Reincorporation

The reincorporation may be delayed, terminated and abandoned by action of the USI Board, at any time prior to the effective time of the reincorporation, whether before or after approval by USI stockholders, if the USI Board determines for any reason that such delay or termination would be in the best interests of USI (Maryland) and its stockholders.

Material U.S. Federal Income Tax Consequences

For a discussion of the material U.S. federal income tax consequences of the reincorporation, see the section entitled “Material U.S. Federal Income Tax Consequences of the Sale of the Business, the Reincorporation and the Merger—Reincorporation.”

Accounting Treatment

USI expects that the reincorporation will have no effect from an accounting perspective because there is no change in the entity as a result of the reincorporation.

Regulatory Approvals

The reincorporation will not be consummated unless and until stockholder approval is obtained and the merger is consummated. USI will obtain all required consents of governmental authorities, including the filing of articles of conversion with the State Department of Assessments and Taxation of the State of Maryland and the filing of a certificate of conversion and the Delaware certificate of incorporation with the Secretary of State of the State of Delaware.

Appraisal or Dissenters’ Rights

Pursuant to the MGCL, USI stockholders are not entitled to appraisal rights or dissenters’ rights with respect to the reincorporation.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of two-thirds of the shares of USI Common Stock outstanding on the record date for the USI special meeting is required to approve the reincorporation.

THE USI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT USI STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE REINCORPORATION OF USI FROM THE STATE OF MARYLAND TO THE STATE OF DELAWARE.

USI Proposal No. 3 (Exclusive Forum Proposal): Approval of the Provisions of USI’s Proposed Delaware Certificate of Incorporation that Establish the State and Federal Courts of the State of Delaware as the Exclusive Forums for Substantially All Disputes Between USI and its Stockholders

At the USI special meeting, USI’s stockholders will be asked to approve an amendment to the certificate of incorporation of USI to provide that the state and federal courts of the State of Delaware will be the exclusive forums for substantially all disputes between USI and its stockholders, as set forth in the proposed Delaware certificate of incorporation attached hereto as Annex B to this proxy statement/prospectus/information statement, and is incorporated by reference herein. On February 23, 2022, the USI Board approved the proposal to amend USI’s certificate of incorporation to provide for exclusive forums for certain disputes between USI and its stockholders.

Implementation of this proposal is conditioned on approval of the Stock Issuance Proposal, the Reincorporation Proposal and the Stock Increase Proposal. If all of the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal and the Stock Increase Proposal are approved, the Stock Increase will be implemented by filing the certificate of incorporation in the form attached hereto as Annex B with the Secretary of State of the State of Delaware. The Stock Increase will occur prior to the merger.

Form of the USI Exclusive Forum Amendment

The proposed amendment (the “USI Exclusive Forum Amendment”) is contained in Section 21 of USI’s proposed Delaware certificate of incorporation, and reads in its entirety as follows:

“Section 21. Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive or concurrent jurisdiction.”

The USI Board believes that the USI Exclusive Forum Amendment an important piece of USI’s governance structure to provide increased consistency in the application of Delaware law or federal law, as applicable, for the specified types of actions and proceedings, and is in the best interests of USI and its stockholders.

Reasons for the USI Exclusive Forum Amendment

The USI Board regularly reviews the corporate governance policies and practices of USI to determine whether they are appropriate for USI and will advance the goal of maximizing long-term stockholder value. As part of that review, the USI Board considered whether the inclusion of the Exclusive Forum Amendment in the Delaware certificate of incorporation is advisable. The USI Board evaluated both the advantages and disadvantages of including the Exclusive Forum Amendment, and determined that including the Exclusive Forum Amendment is in the best interests of USI and its stockholders for the following reasons:

●	The Delaware courts have established a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance;

●	The Exclusive Forum Amendment would reduce the risk of duplicative lawsuits in multiple jurisdictions relating to such disputes, thus saving the significant costs and effort in addressing cases brought in multiple jurisdictions;
●	The Exclusive Forum Amendment will reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent, even though each jurisdiction purports to follow Delaware law;
●	The USI Board believes that lawsuits involving claims under the federal Securities Act belong in federal courts, which are in the best position to interpret federal laws and regulations;
●	The Exclusive Forum Amendment will only regulate the forum where our stockholders may file claims relating to the specified disputes; it does not restrict the ability of USI’s stockholders to bring such claims, nor does it affect the remedies available if such claims are ultimately successful;
●	USI will retain the ability to consent to an alternative forum in appropriate circumstances where it determines that its interests and those of its stockholders are best served by permitting a particular dispute to proceed in a different forum; and
●	The Exclusive Forum Amendment was not adopted in anticipation of any specific litigation or transaction.

The USI Board is aware that certain proxy advisors, and some institutional investors, have policies that do not support exclusive forum provisions unless the company proposing such a provision can show that it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. However, the USI Board believes it is in the best interest of USI and its stockholders to take preventive measures against the potential harm from such litigation tactics. An exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder favors and some stockholders may take the view that such a provision may discourage lawsuits with respect to such claims. However, as the Exclusive Forum Amendment addresses only where a suit may be filed and does not deprive a stockholder the right to assert claims or obtain any type of relief, the USI Board believes that the Exclusive Forum Amendment’s benefits outweigh any perceived harms.

Appraisal or Dissenters’ Rights

Pursuant to the MGCL, USI stockholders are not entitled to appraisal rights or dissenters’ rights with respect to the USI Exclusive Forum Amendment.

Effectiveness of Amendment

If the USI Exclusive Forum Amendment is approved by the stockholders at the USI special meeting, it will become effective upon the filing with the Delaware Secretary of State of the certificate of incorporation attached hereto as Annex B.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of two-thirds of the shares of USI Common Stock outstanding on the record date for the USI special meeting is required to approve the Exclusive Forum Amendment.

THE USI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT USI STOCKHOLDERS VOTE “FOR” THE EXCLUSIVE FORUM PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF USI TO PROVIDE FOR AN EXCLUSIVE FORUM FOR SPECIFIED DISPUTES.

USI Proposal No. 4 (Stock Increase Proposal): Approval Of An Amendment To The Certificate Of Incorporation Of USI To Increase The Total Number Of Authorized Shares Of Capital Stock to 510,000,000, Consisting of 500,000,000 Shares of Common Stock and 10,000,000 Shares of Preferred Stock.

At the USI special meeting, USI stockholders will be asked to approve an amendment to the certificate of incorporation of USI to increase the number of authorized shares of USI Common Stock to 500,000,000 and to authorize 10,000,000 shares of preferred stock, as set forth in the proposed articles of amendment attached hereto as Annex D to this proxy statement/prospectus/information statement, and is incorporated by reference herein.

On February 23, 2022, the USI Board approved the proposal to amend USI’s articles of incorporation to increase the number of authorized shares of USI common stock from 20,000,000 shares to 500,000,000 and to increase the number of authorized shares of preferred stock of USI from zero to 10,000,000 (the “Stock Increase”). On the record date of the USI special meeting, there were [2,312,887] shares of USI Common Stock issued and outstanding. Accordingly, approximately [17,687,113] shares of the total number of USI Common Stock currently authorized remain available for issuance or may be reserved for issuance as of the record date.

Implementation of this proposal is conditioned on approval of the Stock Issuance Proposal, the Reincorporation Proposal and the Exclusive Forum Proposal. If all of the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal and the Stock Increase Proposal are approved, the Stock Increase will be implemented by filing the articles of amendment in the form attached hereto as Annex D with the Secretary of State of the State of Maryland. The Stock Increase will occur prior to the merger.

Form of the USI Share Increase Amendment

The proposed amendment (the “USI Share Increase Amendment”) is contained in Article V of USI’s Maryland articles of incorporation, as amended, and reads in its entirety as follows:

“FIFTH: The total number of shares of stock of all classes which the Corporation has authority to issue is five hundred million (500,000,000) shares of common stock, par value of $0.001 per share (the “Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”).”

Background and Reasons for the Stock Increase

USI is party to the Merger Agreement, pursuant to which USI has agreed to use its reasonable best efforts to increase the number of authorized shares of USI Common Stock to a number of shares necessary to complete the transactions contemplated by the Merger Agreement and acceptable to Infinite Reality.

USI’s certificate of incorporation, as amended, currently authorizes the issuance of up to 20,000,000 shares of USI Common Stock and no shares of preferred stock. As of the close of business on March 1, 2022, there were 2,312,887 shares of USI Common Stock issued and outstanding. Accordingly, approximately 17,687,113 shares of the total number of USI Common Stock currently authorized remain available for issuance or may be reserved for issuance. However, pursuant to the Merger Agreement, if the closing of the merger occurred on March 1, 2022 and assuming the Stock Increase Proposal is approved by the stockholders of US, USI would have issued an aggregate of approximately 94,057,405 shares of USI Common Stock to the holders of Infinite Reality Common Stock at the time of such closing pursuant to the Merger Agreement (or approximately 0.381939363 shares of USI Common Stock per share of Infinite Reality Common Stock), such number reflecting the relative valuations of USI and Infinite Reality in accordance with the Merger Agreement and the capitalization of USI as of March 1, 2022. As a result, following the closing of the merger, USI would have had outstanding a total of 96,370,292 shares of USI Common Stock, warrants to purchase 121,421 shares of USI Common Stock and options to purchase 2,772,277 shares of USI Common Stock. Further, the stockholders of USI are being asked elsewhere in this proxy statement/prospectus/information statement to approve the reserve under the Infinite Reality Holdings, Inc. 2022 Omnibus Incentive Plan of 4,000,000 shares of USI Common Stock in addition to certain shares previously reserved under USI’s prior plan. In addition, pursuant to the Standby Equity Purchase Agreement, the combined company may, after the Effective Time, cause the Investor thereunder to purchase up to $200 million of USI Common Stock. Accordingly, the merger is not able to be effected unless and until the Stock Increase occurs.

If the USI Share Increase Amendment is approved by stockholders, upon its effectiveness USI will have a total of 500,000,000 authorized shares of USI Common Stock, leaving a balance of approximately 403,629,708 shares of USI Common Stock authorized and unissued and not reserved for any specific purpose, after giving effect to the merger and other estimated issuances and reserves as described in the previous paragraph.

Purpose of the Amendment

Although at present, apart from the shares to be issued pursuant to the merger, and the Standby Equity Purchase Agreement, the USI board of directors has no other plans to issue the additional shares of USI Common Stock, it desires to have such shares available to provide additional flexibility to use USI capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include, among others:

●	raising capital;
●	providing equity incentives to employees, officers, and directors; and
●	establishing strategic relationships with other companies.

USI does not have any current plan, commitment, arrangement, understanding, or agreement, written or oral, to issue shares of USI Common Stock or the preferred stock proposed to be authorized, other than the issuances of USI Common Stock in connection with the merger, the Standby Equity Purchase Agreement and outstanding securities convertible or exercisable for USI Common Stock at the Effective Time of the merger. The authorized but unissued shares will only be issued at the direction of the USI board of directors, and upon separate stockholder approval if and as required by applicable law or regulation.

Rights of Additional Authorized Shares

Any newly authorized shares of USI Common Stock will be identical to the shares of USI Common Stock now authorized and outstanding. The USI Share Increase Amendment will not alter the voting powers or relative rights of the USI Common Stock. In accordance with USI’s proposed Delaware certificate of incorporation and the DGCL, any of USI’s authorized but unissued shares of preferred stock are “blank check” preferred stock which shall have such voting rights, dividend rights, liquidation preferences, conversion rights and preemptive rights as may be designated by the USI board of directors pursuant to a certificate of designation.

Potential Adverse Effects of the Amendment

Adoption of the USI Share Increase Amendment will have no immediate dilutive effect on the proportionate voting power or other rights of USI’s existing stockholders. To the extent any outstanding warrants, options or other convertible securities of USI are exercised, or USI issues additional shares of common stock in the future, USI’s stockholders will experience dilution. The post-merger USI board of directors has no current plan to issue shares from the additional authorized shares provided by the USI Share Increase Amendment, other than in connection with the merger, the Standby Equity Purchase Agreement and outstanding securities convertible or exercisable for USI Common Stock at the Effective Time of the merger. However, any future issuance of additional authorized shares of USI Common Stock may, among other things, dilute the earnings per share of USI Common Stock and the equity and voting rights of those holding USI Common Stock at the time the additional shares are issued. Additionally, this potential dilutive effect may cause a reduction in the market price of USI Common Stock.

Under the proposed Delaware certificate of incorporation, the USI Board may issue the undesignated shares of preferred stock in one or more series and may establish the designations, preferences and rights, including voting rights, of each series. These shares of preferred stock would be (upon the filing of a certificate of designation with the Secretary of State of the State of Delaware pursuant to a board resolution), available for issuance from time to time to any person for such consideration as the USI Board may determine without the requirement of further action by USI’s stockholders, except as required by the rules of the NYSE American or other exchange on which USI Common Stock is then listed. These shares of preferred stock may be issued for any proper corporate purpose. Some potential corporate purposes include the issuance in a public or private sale for cash as a means of obtaining additional capital for use in USI’s business and operations, issuance as part or all of the consideration required to be paid for acquisitions of other business assets and issuance as a share dividend to equity holders. The USI Board does not intend to issue any preferred stock except on terms that it deems to be in the best interests of USI and its stockholders. Depending on its terms, the issuance of preferred stock may or may not have a dilutive effect on the equity interest or voting power of the then current stockholders of the Company.

Potential Anti-Takeover Effects

The Stock Increase could adversely affect the ability of third parties to take over USI or change the control of USI by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the USI board of directors or contemplating a tender offer or other transaction for the combination of USI with another company that the USI Board determines is not in USI’s best interests or in the best interests of USI’s stockholders. The ability of the USI board of directors to cause USI to issue substantial amounts of USI Common Stock or preferred stock without the need for stockholder approval, except as may be required by law or regulation, upon such terms and conditions as USI’s board of directors may determine from time to time in the exercise of its business judgment may, among other things, result in practical impediments with respect to changes in USI’s control or have the effect of diluting the stock ownership of holders of USI Common Stock seeking to obtain control of USI. The issuance of USI Common Stock or preferred stock, while providing desirable flexibility in connection with potential financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of USI. The USI board of directors, however, does not intend or view the USI Share Increase Amendment to effect the Stock Increase as an anti-takeover measure, nor does it contemplate its use in this manner at any time in the foreseeable future.

Although the USI Board has no present intention to issue any preferred stock, authorized but unissued and undesignated shares of preferred stock may also be issued as a defense to an attempted takeover. For example, the USI Board could, to the extent consistent with the directors’ fiduciary duties, sell a block of preferred stock to a “white knight” or to persons who are loyal to current management, thereby diluting the share ownership of persons seeking to obtain control. The USI Board could utilize the authorized but unissued and undesignated preferred stock to fund a new rights plan or “poison pill.”

Appraisal or Dissenters’ Rights

Pursuant to the MGCL, USI stockholders are not entitled to appraisal rights or dissenters’ rights with respect to the USI Share Increase Amendment or the Stock Increase.

Effectiveness of Amendment

If the USI Share Increase Amendment is approved by the stockholders at the USI special meeting, it will become effective upon the filing with the Maryland Secretary of State of the articles of amendment attached hereto as Annex D.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of two-thirds of the shares of USI Common Stock outstanding on the record date for the USI special meeting is required to approve the increase in the number of authorized shares of USI common stock and preferred stock.

THE USI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT USI STOCKHOLDERS VOTE “FOR” THE STOCK INCREASE PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF USI TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF USI CAPITAL STOCK.

USI Proposal No. 5 (Plan Proposal): To Approve the Infinite Reality Holdings, Inc. 2022 Omnibus Equity Incentive Plan and to Authorize for Issuance 4,000,000 shares of USI Common Stock thereunder, plus (a) the number of shares remaining available for issuance under USI’s prior plan that are not subject to outstanding awards as of the Effective Time, and (b) the number of shares subject to awards outstanding under USI’s prior plan as of the Effective Time to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such shares

General

On February 23, 2022, the USI board of directors adopted the Infinite Reality Holdings, Inc. 2022 Omnibus Incentive Plan (named in anticipation of the merger), or the 2022 Plan. The 2022 Plan is being submitted for approval by the USI stockholders at the special meeting. The effective date of the 2022 Plan will be the date of the merger, provided that the 2022 Plan is approved by the stockholders of USI on or before such date.

The general purpose of the 2022 Plan is to provide a means whereby eligible employees, officers, non-employee directors, consultants, agents, advisors and independent contractors of USI, its subsidiaries or affiliates may develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to us, thereby advancing our interests and the interests of stockholders.

USI’s board of directors believes that the granting of stock options, restricted stock awards, unrestricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of the combined company by those who are primarily responsible for shaping and carrying out its long range plans and securing growth and financial success.

Description of the 2022 Plan

The following description of the principal terms of the 2022 Plan is a summary and is qualified in its entirety by the full text of the 2022 Plan, which is attached hereto as Annex D.

Administration. In general, the 2022 Plan will be administered by the Compensation Committee of the Board of Directors of USI. The Compensation Committee will determine the persons to whom nonqualified stock options, incentive stock options (“ISOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, cash-based awards, and other stock-based awards may be granted. The Compensation Committee may also establish rules and regulations for the administration of the 2022 Plan and amendments or modifications of outstanding awards. The Compensation Committee may delegate such administrative duties or powers as it may deem advisable to one or more of its members or to one or more officers of USI or to one or more agents or advisors, to grant options awards to employees (other than themselves), subject to applicable law and the 2022 Plan.

All awards under the 2022 Plan shall have a minimum vesting period of one year, provided that up to 5% of awards under the 2022 Plan are not required to have a minimum vesting period.

No awards may be made under the 2022 Plan on or after the tenth anniversary of stockholder approval of the 2022 Plan (the “expiration date”), but the 2022 Plan will continue thereafter while previously granted awards remain outstanding.

Eligibility. Persons eligible to receive options, SARs or other awards under the 2022 Plan are those employees, officers, directors, consultants, agents, advisors and independent contractors of the combined company and its subsidiaries and affiliates who, in the opinion of the Compensation Committee, are in a position to contribute to the combined company’s success, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor, agent or independent contractor of the combined company or any subsidiary. As of March 1, 2022, Infinite Reality had 108 full-time employees, including seven executive officers, and three non-employee directors. As awards under the 2022 Plan are within the discretion of the Compensation Committee, the Company cannot determine how many individuals in each of the categories described above will receive awards.

Shares Subject to the 2022 Plan. The maximum number of shares of USI Common Stock available for issuance under the 2022 Plan shall be 4,000,000 shares, plus (i) the number of shares remaining available for issuance under the Universal Security Instruments, Inc. Amended and Restated 2009 Omnibus Incentive Plan (the “Prior Plan”) that are not subject to outstanding awards as of the effective date of the 2022 Plan, and (ii) the number of shares subject to awards outstanding under the Prior Plan as of the effective date of the 2022 Plan, but only to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such shares.

Any shares related to awards of restricted stock, RSUs, performance shares or performance units that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of the shares, or are settled in cash in lieu of shares, or are exchanged with the Compensation Committee’s permission, prior to the issuance of shares, for awards not involving shares, are available again for grant under the 2022 Plan. However, shares related to awards of stock options, SARs, cash-based awards or other stock awards are counted as used once the award is granted. If the exercise price of any stock option granted under the 2022 Plan or the tax withholding requirements with respect to any award granted under the 2022 Plan are satisfied by tendering shares to USI (by either actual delivery or by attestation), the tendered shares shall not be available for grant under the 2022 Plan. Furthermore, if an SAR is exercised and settled in shares, the difference between the total shares exercised and the net shares delivered shall not be available for grant under this Plan.

No non-employee director may receive awards in any calendar year having an accounting value in excess of $500,000 (inclusive of any cash awards to the non-employee director for such year that are not made pursuant to the 2022 Plan). No participant in the 2022 Plan may be granted options, SARs, restricted stock, RSUs, performance shares or other stock-based awards in any year in an amount in excess of 750,000 shares in the aggregate under the 2022 Plan. The maximum aggregate amount awarded or credited to a participant in the 2022 Plan with respect to cash-based awards or performance units in any calendar year in respect of any performance period may not exceed $20,000,000.

The number of shares authorized for issuance under the 2022 Plan and the foregoing share limitations are subject to customary adjustments for stock splits, stock dividends or similar transactions.

Terms and Conditions of Options. Options granted under the 2022 Plan may be either ISOs or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 2022 Plan. The exercise price of stock options may not be less than the fair market value per share of USI common stock on the date of grant (or 110% of fair market value in the case of ISOs granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange, the fair market value will generally be the closing sale price on the date of grant (or the last trading day before the date of grant if no trades occurred on the date of grant). If no such prices are available, the fair market value will be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. On May 13, 2022, the closing sale price of a share of USI Common Stock on the NYSE American was $2.93

No option may be exercisable for more than ten years (five years in the case of an ISO granted to a ten-percent stockholder) from the date of grant. Options granted under the 2022 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive ISOs that first become exercisable in any calendar year in an amount exceeding $100,000. The Compensation Committee may, in its discretion, permit a holder of an option to exercise the option before it has otherwise become exercisable, in which case the shares of USI common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

The maximum number of shares of USI Common Stock that may be issued pursuant to ISOs under the 2022 Plan shall be 4,000,000.

Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of USI common stock having a fair market value equal to the purchase price, (c) by a cashless (broker-assisted) exercise, or (d) a combination of these methods. The Compensation Committee may permit other methods of payment, and is authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of an option, SAR or other award to transfer the option, right or other award to immediate family members or a family trust for estate planning purposes. The Compensation Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights. The Compensation Committee may grant SARs, independent of or in connection with an option. The Compensation Committee will determine the other terms applicable to SARs. The exercise price per share of a SAR will not be less than 100% of the fair market value of a share of USI common stock on the date of grant, as determined by the Compensation Committee. The maximum term of any SAR granted under the 2022 Plan is ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value on the exercise date of one share of USI common stock over the exercise price, multiplied by
●	the number of shares of common stock covered by the SAR.

Payment may be made in shares of USI common stock, in cash, or partly in common stock and partly in cash, all as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The Compensation Committee may award restricted common stock and/or restricted stock units under the 2022 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units (RSUs) confer the right to receive shares of USI common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The restrictions and conditions applicable to each award of restricted stock or RSUs may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Compensation Committee. Dividend equivalent amounts may be paid with respect to RSUs either when cash dividends are paid to stockholders or when the units vest. Unless the Compensation Committee determines otherwise, holders of restricted stock will have the right to vote the shares. Holders of RSUs will not have voting rights with respect to their RSUs.

Performance Shares and Performance Units. The Compensation Committee may award performance shares and/or performance units under the 2022 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Incentive Bonuses. The Compensation Committee may grant incentive bonus awards under the 2022 Plan from time to time. The terms of incentive bonus awards will be set forth in award agreements. Each award agreement will have such terms and conditions as the Compensation Committee determines, including performance goals and amount of payment based on achievement of such goals. Incentive bonus awards are payable in cash and/or shares of USI common stock.

Other Stock-Based and Cash-Based Awards. The Compensation Committee may award other types of equity-based or cash-based awards under the 2022 Plan, including the grant or offer for sale of shares of USI Common Stock that do not have vesting requirements and the right to receive one or more cash payments subject to satisfaction of such conditions as the Compensation Committee may impose.

Effect of Certain Corporate Transactions. In the event of a “change in control” (as defined in the 2022 Plan), unless otherwise determined by the Compensation Committee in connection with the grant of an award as reflected in the applicable award agreement, (i) any unvested awards will immediately vest, including any awards that are subject to performance measures, which will vest at target, and (ii) each holder of outstanding options or SARs as of the date of the change in control will have the unqualified right to exercise such options or SARs for a period of three (3) years after such change in control; provided that in no instance may the extended term of any such awards extend beyond the end of the original term of the award.

Amendment, Termination. The Board of Directors may at any time amend the 2022 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of USI’s stockholders, the Board of Directors may not (a) increase the number of shares of common stock available under the 2022 Plan, (b) change the group of individuals eligible to receive options, SARs and/or other awards, or (c) extend the term of the 2022 Plan.

Other Information

A “new plan benefits” table, as described in the SEC’s proxy rules, is not provided because the grant of options and other awards under the 2022 Plan is discretionary, and the specific number or type of options or awards to be granted in the future to any particular person or group cannot now be determined.

Material U.S. Federal Income Tax Consequences

Following is a summary of the U.S. federal income tax consequences of option and other grants under the 2022 Plan. Optionees and recipients of other rights and awards granted under the 2022 Plan are advised to consult their personal tax advisors before exercising an option or SAR or disposing of any stock received pursuant to the exercise of an option or SAR or following the vesting and payment of any award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local, foreign or other tax laws.

Treatment of Options. The Code treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the 2022 Plan, nor will USI be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. USI will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. USI will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of USI common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, USI will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of the common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize any income upon grant of the SAR, nor will USI be entitled to a deduction at that time. Upon exercise of a SAR, the holder will recognize ordinary income, and USI generally will be entitled to a corresponding deduction, in an amount equal to the amount of excess if any, of the fair market value of USI common stock at that time over the fair market value of the stock on the date of grant. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Treatment of Stock Awards. Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or USI upon the grant of a restricted stock award or award of performance shares. Instead, the recipient will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. The amount of ordinary income recognized will be equal to the difference between the fair market value of the shares at the time restrictions lapse and the original purchase price paid for the shares, if any, and USI generally will be entitled to a corresponding deduction at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and USI generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time, less any amount paid by the recipient for the shares. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award will recognize ordinary income, and USI generally will be entitled to a corresponding deduction, equal to the fair market value of USI common stock that is the subject of the award when the award is made.

The recipient of a restricted stock unit, including a performance unit award, will recognize ordinary income as and when the units vest. The amount of the income will be equal to the fair market value of the shares of USI common stock issued at that time, and USI will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.

Treatment of Incentive Bonus Awards and Other Stock or Cash Based Awards. Generally, the recipient of an incentive bonus or other stock or cash based award will not recognize any income upon grant of the award, nor will USI be entitled to a deduction at that time. Upon payment with respect to such an award, the recipient will recognize ordinary income, and USI generally will be entitled to a corresponding deduction, equal to the amount of cash paid and/or the fair market value of USI common stock issued at that time.

Potential Limitation on Company Deductions. Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees”. The Board of Directors and the Compensation Committee intend to consider the potential impact of Section 162(m) on grants made under the 2022 Plan, but reserve the right to approve grants of options and other awards for an executive officer that exceeds the deduction limit of Section 162(m).

Section 409A. Section 409A of the Code provides certain requirements with respect to non-qualified deferred compensation arrangements. Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the provisions of Section 409A, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Generally, USI intends to structure any awards under the Plan to either be exempt from or meet the applicable tax law requirements under Section 409A in order to avoid its adverse tax consequences.

Tax Withholding

As and when appropriate, USI shall have the right to deduct from any and all payments made under the 2022 Plan, or to require each participant, through payroll withholding, cash payment or otherwise, to pay, any federal, state or local taxes required by law to be withheld with respect to an award or any shares of common stock acquired pursuant thereto.

Approval Required

The affirmative vote of the holders of a majority of the shares of USI Common Stock present and entitled to vote (in person or represented by proxy) at the USI special meeting is required for approval of this proposal.

THE USI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT USI STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE INFINITE REALITY HOLDINGS, INC. 2022 OMNIBUS EQUITY INCENTIVE PLAN AND TO AUTHORIZE SHARES OF USI COMMON STOCK FOR ISSUANCETHEREUNDER.

USI Proposal No. 6 (Adjournment Proposal): Approval of Possible Adjournment of the USI Special Meeting

If USI fails to receive a sufficient number of votes to approve the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal and the Stock Increase Proposal, USI may propose to adjourn the USI special meeting for the purpose of soliciting additional proxies to approve the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal and the Stock Increase Proposal. USI currently does not intend to propose adjournment at the USI special meeting if there are sufficient votes to approve the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal and the Stock Increase Proposal.

If on the date of the USI special meeting, or a date preceding the date on which the USI special meeting is scheduled, USI reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the USI Proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of USI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the USI special meeting, USI may postpone or adjourn, or make one or more successive postponements or adjournments of, the USI special meeting as long as the USI special meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of USI Common Stock present and entitled to vote (in person or represented by proxy) at the USI special meeting is required to approve the adjournment, if necessary, of the USI special meeting for the purpose of soliciting additional proxies to approve the Stock Issuance Proposal, the Reincorporation Proposal, the Exclusive Forum Proposal and the Stock Increase Proposal.

THE USI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT USI STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE STOCK ISSUANCE PROPOSAL, THE REINCORPORATION PROPOSAL, THE EXCLUSIVE FORUM PROPOSAL AND THE STOCK INCREASE PROPOSAL.

BUSINESS OF USI

All references in this section to “USI,” the “Company,” “we,” “us,” or “our” mean Universal Security Instruments, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

General

Universal Security Instruments, Inc. (“we” or “the Company”) designs and markets a variety of popularly-priced safety products consisting primarily of smoke alarms, carbon monoxide alarms and related products. Most of our products require minimal installation and are designed for easy installation by the consumer without professional assistance, and are sold through retail stores. We also market products to the electrical distribution trade through our wholly owned subsidiary, USI Electric, Inc. (“USI Electric”). The electrical distribution trade includes electrical and lighting distributors as well as manufactured housing companies. Products sold by USI Electric usually require professional installation.

In 1989 we formed Eyston Company Limited (Eyston), a limited liability company under the laws of Hong Kong, as a 50% joint venture partner with a Hong Kong-based partner, to manufacture various products in the People’s Republic of China (the “Hong Kong Joint Venture”). Effective, March 31, 2020 we sold our 50% interest in Eyston, however Eyston continues to be the Company’s principal supplier of safety alarms. The Company imports almost all of its other products from foreign suppliers.

In light of the shutdowns, quarantines and other restrictions and delays in operations and travel caused by or related to COVID-19 in the PRC and the United States, the Company has experienced delays in shipping and receiving of products. As the Company’s products are sold primarily to the construction industry and do-it-yourself centers, restrictions and limitations imposed by the COVID-19 pandemic have had an impact on the Company’s sales. We are not yet able to quantify the full impact of the COVID-19 pandemic on our sales and financial results, but we believe that during the first half of calendar 2020 (our fourth quarter of fiscal 2020 and first quarter of fiscal 2021) sales were negatively impacted by lower sales resulting from steps taken to combat the spread of COVID-19. Sales in our second and third fiscal quarters ended September 30, 2020, and December 31, 2020 increased significantly when compared to sales for the comparable 2019 periods due to the Company’s ability to fill orders from inventory for a large national retailer new customer, when the national retailer’s usual supplier was unable to fill the orders due to delays caused by the pandemic. Our sales growth was also due to sales of two products to another large national retailer which purchased certain of our models as a 1,350 store test, which were completed in the fourth quarter of the fiscal year ending March 31, 2021.

Our sales for the year ended March 31, 2021 were $17,520,151 compared to $14,803,024 for the year ended March 31, 2020. We reported net earnings of $268,343 in fiscal 2021 compared to a net loss of $5,813,891 in fiscal 2020, an increase in net earnings of $6,082,234 (104.6%).   The net earnings for the fiscal year ended March 31, 2021 are attributed to increased sales and gross margins, and to the forgiveness of debt associated with the Paycheck Protection Program loan under the Cares Act. The net loss for the fiscal year ended March 31, 2020 is primarily due to the loss arising from the sale of the Company’s interest in the Hong Kong Joint Venture, the Company’s interest in the loss from investment in the Hong Kong joint venture’s operations, and operating losses from the Company’s domestic operations.

The Company was incorporated in Maryland in 1969. Our principal executive office is located at 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117, and our telephone number is 410-363-3000. Information about us may be obtained from our website www.universalsecurity.com. Copies of our Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, are available free of charge on our website as soon as they are filed with the Securities and Exchange Commission (SEC) through a link to the SEC’s EDGAR reporting system. Simply select the “Investor Relations” menu item, and then click on the “SEC Filings” link. The SEC’s EDGAR reporting system can also be accessed directly at www.sec.gov.

Safety Products

We market a line of residential smoke and carbon monoxide alarms under the trade names “USI” and “USI Electric” both of which are manufactured by Eyston.

Our line of safety alarms consists of units powered by replaceable batteries, ten year sealed batteries, or are 120 volt with battery backup. Our replaceable battery products contain different types of batteries with different battery lives, and some include alarm silencers. The smoke alarms marketed to the electrical distribution trade also include hearing impaired and heat alarms with a variety of features. We also market door chimes, ventilation products, ground fault circuit interrupters (GFCI’s), and other electrical devices.

Our wholly owned subsidiary, USI Electric, Inc., focuses its sales and marketing efforts to maximize safety product sales, especially smoke alarms and carbon monoxide alarms manufactured by Eyston, to the electrical distribution trade.

Import Matters

We import all of our products. As an importer, we are subject to numerous tariffs which vary depending on types of products and country of origin, changes in economic and political conditions in the country of manufacture, potential trade restrictions, and currency fluctuations. Substantially all of our safety products are imported from the People’s Republic of China. These products are currently subject to tariffs ranging from ten to twenty-five percent.

We have attempted to protect ourselves from fluctuations in currency exchange rates to the extent possible by negotiating commitments in U.S. dollars. Our inventory purchases are also subject to delays in delivery due to problems with shipping and docking facilities, as well as other problems associated with purchasing products abroad.

As previously discussed, in light of the shutdowns, quarantines and other restrictions and delays in operations and travel caused by or related to COVID-19 in Hong Kong, the PRC and the United States, the Company has experienced delays in shipping and receiving of products.

Sales and Marketing; Customers

We sell our products to various customers, and our total sales market can be divided generally into two categories; sales by the Company to retailers, including wholesale distributors, chain, discount, television retailers and home center stores, catalog and mail order companies and other distributors (“retailers”), and sales by our USI Electric subsidiary to the electrical distribution trade (primarily electrical and lighting distributors and manufactured housing companies) and foreign customers. Products marketed by the Company have historically been retailed to “do-it-yourself” consumers by these retailers. Products marketed by our USI Electric subsidiary to the electrical distribution trade typically require professional installation. We do not currently market a significant portion of our products directly to end users.

A significant portion of our sales are made by approximately 40 independent sales organizations, compensated by commission, which represents approximately 100 sales representatives, some of which have warehouses where USI Electric products are maintained for sale. In addition, the Company has established a national distribution system with eight regional stocking warehouses throughout the United States which generally enables customers to receive their orders the next day without paying for overnight freight charges. Our agreements with these sales organizations are generally cancelable by either party upon 30 days’ notice. We do not believe that the loss of any one of these organizations would have a material adverse effect upon our business. Sales are also made directly by the officers and full-time employees of the Company and our USI Electric subsidiary, seven of whom have other responsibilities for the Company. Sales outside the United States are made by our officers and through exporters, and amounted to less than five percent of total net sales in fiscal years 2021 and 2020.

We also market our products through our website and through our own sales catalogs and brochures, which are mailed directly to trade customers. Our customers, in turn, may advertise our products in their own catalogs and brochures and in their ads in newspapers and other media. We also exhibit and sell our products at various trade shows, including the annual National Hardware Show.

Our backlog of orders as of March 31, 2021 was approximately $3,905,000. Our backlog as of March 31, 2020 was approximately $507,000. The increase in backlog is primarily due to delays in unloading of freight at California ports of entry caused by or related to COVID-19 issues.

Hong Kong Joint Venture

Through March 31, 2020 we held a fifty percent interest in Eyston Company Limited, the Hong Kong Joint Venture, which has manufacturing facilities in the People’s Republic of China, for the manufacturing of certain of our electronic and electrical products.  Effective, March 31, 2020 we sold our fifty percent interest in the Hong Kong Joint Venture in exchange for $4,000,000. The proceeds from the sale were used to reduce our trade accounts payable due to the Hong Kong Joint Venture by $4,000,000.  In addition, the Company and the HKJV agreed to convert $1,081,440 of trade accounts payable to an interest only note payable requiring monthly interest only payments. In April, 2020 the Company and the HKJV formalized these terms into a note payable agreement with a maturity date of April 19, 2022.  Subsequent to March 31, 2020 Eyston continues to be the Company’s principal supplier of safety alarms and the Company pays for these purchases upon evidence of shipment from the factory. During the fiscal years ended March 31, 2021 and 2020, 77.6% and 82.7% of our total inventory purchases were made from Eyston, respectively.

Other Suppliers

Certain private label products are manufactured for us by foreign suppliers. We believe that our relationships with our suppliers are good. The loss of any of our suppliers would have a short-term adverse effect on our operations, but replacement sources for these other suppliers could be developed.

Competition

In fiscal years 2021 and 2020, sales of safety products accounted for substantially all of our total sales. In the sale of smoke alarms and carbon monoxide alarms, we compete in all of our markets with First Alert and Walter Kidde Portable Equipment, Inc. These companies have greater financial resources and financial strength than we have. However, we believe that our safety products compete favorably in the market primarily on the basis of styling, features and pricing.

The safety industry in general involves changing technology. The success of our products may depend on our ability to improve and update our products in a timely manner and to adapt to new technological advances.

Employees

As of March 31, 2021, we had thirteen employees, nine of whom are engaged in administration and sales, and the balance of whom are engaged in product development. Our employees are not unionized, and we believe that our relations with our employees are satisfactory.

Properties

Effective October, 2018, we extended our operating lease for a 15,000 square foot office and warehouse located in Baltimore County, Maryland to expire in April 2025. Monthly rental expense, with common area maintenance, currently approximates $14,500 and increases 2.5% per year.

Effective March 2003, we entered into an operating lease for office space in Naperville, Illinois. This lease, consisting of 3,400 square feet, was renewed and extends through February 2023. The monthly rental, with common area maintenance, approximated $4,900 per month during the current fiscal year.

The Company believes that its current facilities are currently suitable and adequate.

Legal Proceedings

From time to time the Company is involved in various claims and routine litigation matters. In the opinion of management, after consultation with legal counsel, the outcomes of such matters are not anticipated to have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

USI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references in this section to “USI,” the “Company,” “we,” “us,” or “our” mean Universal Security Instruments, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

Overview

We are in the business of marketing and distributing safety and security products which are primarily manufactured in the People’s Republic of China. Our consolidated financial statements detail our sales and other operational results, and for the fiscal year ended March 31, 2020 report the financial results of the Hong Kong Joint Venture (Eyston) that is accounted for using the equity method of accounting through the date of the sale of the Company’s 50% interest on March 31, 2020. Accordingly, the following discussion and analysis of the fiscal years ended March 31, 2021 and 2020 relate to the operational results of the Company and its consolidated subsidiary only and includes the Company’s equity share of losses in the Hong Kong Joint Venture up until the disposition of the Company’s 50% interest on March 31, 2020. A discussion and analysis of the Hong Kong Joint Venture’s operational results for the period ended March 31, 2020 is presented below under the heading “Hong Kong Joint Venture.”

In light of the shutdowns, quarantines and other restrictions and delays in operations and travel caused by or related to COVID-19 in Hong Kong, the PRC and the United States, the Company has experienced delays in shipping and receiving of products.

As the Company’s products are sold primarily to the construction industry and do-it-yourself centers, restrictions and limitations imposed by the COVID-19 pandemic have had an impact on the Company’s sales. The Company is not yet able to quantify the full impact of the COVID-19 pandemic on its sales and financial results.

The Company has developed products based on new smoke and gas detection technologies, with what the Company believes are improved sensing technology and product features. Most of our new technologies and features have been trademarked under the trade name IoPhic.

Our overall sales are primarily dependent upon the strength of the U.S. housing market. As stated elsewhere in this proxy statement/prospectus/information statement, our USI Electric subsidiary markets our products to the electrical distribution trade (primarily electrical and lighting distributors and manufactured housing companies); every downturn in new home construction and new home sales negatively impacts sales by our USI Electric subsidiary.

Changes in international trade duties and other aspects of international trade policy, both in the U.S. and abroad, could materially impact the cost of our products. All of our products are imported from the People’s Republic of China (PRC). To date, only certain of our products such as Carbon Monoxide and Photoelectric alarms, and wiring devices, have been subjected to tariffs of 25%.  We are monitoring these developments and will determine our strategies as additional information becomes available. Any increase in tariffs that is not offset by an increase in our sales prices could have an adverse effect on our business, financial position, results of operations or cash flows.

Results of Operations

Three Months Ended December 31, 2021 and 2020

Sales. Net sales for the three months ended December 31, 2021 were $5,319,014 compared to $5,124,750 for the comparable three months in the prior year, an increase of $194,264 (3.8%). Sales increased principally due to a large order received from a major national retailer.

Gross Profit Margin. Gross profit margin is calculated as net sales less cost of goods sold expressed as a percentage of net sales. Our gross profit margin was 32.3% and 29.7% of sales for the quarters ended December 31, 2021 and 2020, respectively. Gross margins were positively impacted in the period ended December 31, 2021, principally due to price increases applied to address rising freight costs.

Expenses. Selling, general and administrative expenses were $1,569,746 for the three months ended December 31, 2021, compared to $1,321,311 for the comparable three months in the prior year. As a percentage of net sales, these expenses increased to 29.5% for the three month period ended December 31, 2021, from 25.8% for the 2020 period. These expenses increased as a percentage of net sales due to increased expenditures for customer packaging, presentation, and promotional costs, and due to increased legal and consulting fees related to public company activities.

Research and development expenses were $97,370 for the three month period ended December 31, 2021 compared to $106,608 for the comparable quarter of the prior year, a decrease of $9,238 (8.7%).

Interest Expense. Our interest expense was $14,156 for the quarter ended December 31, 2021, compared to interest expense of $14,086 for the quarter ended December 31, 2020.

Net Income. We reported net income of $35,351 for the quarter ended December 31, 2021, compared to a net income of $78,318 for the corresponding quarter of the prior fiscal year, a $42,967 (54.9%) decrease in net income. The primary reasons for the decrease in the net income are customer packaging, presentation, and promotional costs, and legal and consulting expenditures in the current quarter as compared to the same period in the prior year.

Nine Months Ended December 31, 2021 and 2020

Sales. Net sales for the nine months ended December 31, 2021 were $15,259,235 compared to $14,522,813 for the comparable nine months in the prior period, an increase of $736,422 (5.1%). Sales increased principally due to orders from new customers. The Company attributes the increased sales to the fact that the Company has had sufficient inventory on hand prior to and since the beginning of the pandemic and, to date, has not been adversely affected by decreased production by its suppliers.

Gross Profit Margin. The gross profit margin is calculated as net sales less cost of goods sold expressed as a percentage of net sales. The Company’s gross profit margin was 29.8% for the period ended December 31, 2021 and 32.4% for the period ended December 31, 2020. The primary reason for the decrease in gross profit during the nine-month period ended December 31, 2021 was increased freight, tariffs, and customs charges. Gross margins were positively impacted in the comparable period of the prior year due to refunds of tariffs.

Expenses. Selling, general and administrative expenses were $4,059,988 for the nine months ended December 31, 2021 compared to $3,572,189 for the comparable nine months in the prior year. As a percentage of sales, these expenses were 26.6% for the nine month period ended December 31, 2021 and 24.6% for the comparable 2020 period. These expenses increased as a percentage of net sales since selling, general, and administrative expenses do not fluctuate in direct proportion to sales. In addition, these expenses increased as a percentage of net sales due to increased expenditures for customer packaging, presentation, and promotional costs, and due to increased legal and consulting fees related to public company activities.

Research and development expenses were $295,496 for the nine months ended December 31, 2021 compared to $332,276 for the comparable period of the prior year, a decrease of $36,780 (11.1%). The primary reason for the decrease is lower amounts paid to engineering consultants for services towards meeting revised smoke alarm testing standards.

Interest Expense. Our interest expense was $37,954 for the nine months ended December 31, 2021, compared to interest expense of $71,848 for the nine months ended December 31, 2020.

Net Income. We reported net income of $157,688 for the nine months ended December 31, 2021 compared to a net income of $725,181 for the corresponding period of the prior fiscal year, a decrease in the net income of $567,493 (78.3%). The primary reasons for the decrease in the net income is lower gross margins as a result of increased freight, tariffs and customs charges, and increased general and administrative costs.

Years Ended March 31, 2021 and 2020

Sales. In fiscal year 2021, our net sales were $17,520,151 compared to sales in the prior year of $14,803,024, an increase of $2,717,127 (18.4%). The increase in sales was primarily due to increased sales to new retail customers reflecting demand attributable to disruptions in the supply chain of those retail customers caused by or related to COVID 19 issues.

Gross Profit. Gross profit percentage is calculated as net sales less cost of goods sold expressed as a percentage of net sales. Our gross profit percentage for the fiscal year ended March 31, 2021 was 32.2% compared to 25.4% in fiscal 2020. The increase in 2021 gross margin is attributed to the increase in demand and to refunds of tariffs paid in prior periods.

Selling, General and Administrative Expense. Selling, general and administrative expenses increased to $5,034,380 in fiscal 2021 from $4,628,881 in fiscal 2020. As a percentage of net sales, these expenses were 28.7% for the fiscal year ended March 31, 2021 and 31.3% for the fiscal year ended March 31, 2020. These expenses decreased as a percentage of net sales as they do not increase in direct proportion to increases in sales. These expenses increased as a dollar amount due primarily to increases in insurance and commissions.

Research and Development. Research and development expense for the fiscal year ended March 31, 2021 was $471,545. Research and development expense for the fiscal year ended March 31, 2020 was $691,886. The decrease in overall research and development expense for the 2021 period compared to the 2020 period was due to decreased independent testing of products.

Interest Expense (Net). For the fiscal years ended March 31, 2021 and 2020, the Company incurred net interest expense of $86,841 and $409,703, respectively, related to borrowing costs associated with interest paid on amounts borrowed from our factor and on extended trade payables due to Eyston Company Ltd. The decrease in interest expense resulted from reduced borrowing from Eyston Company Ltd. and reduced borrowing from our factor during the fiscal year ended March 31, 2021 to fund inventory purchases and operating cash requirements.

Income Taxes. For the fiscal years ended March 31, 2021 and 2020 our statutory Federal tax rate was 21.0%. The Company has accumulated net operating losses and other income tax credits for which a full valuation allowance has been established. Accordingly, income taxes or deferred income tax benefits indicated by the provision for income taxes as shown on the Consolidated Statements of Operations for the fiscal years ended March 31, 2021 and 2020 varies from the expected statutory rate. Footnote G to the financial statements provides a reconciliation of the amount of tax that would be expected at statutory rates and the amount of tax expense or benefit provided at the effective rate of tax for each fiscal period.

Net Income (Loss). We reported net income of $268,343 for the fiscal year 2021, compared to a net loss of $5,813,891 for fiscal 2020, a decrease of $6,082,234 (104.6%) in the net loss. The decrease in the net loss is primarily due to recording the loss arising from the sale of the Company’s interest in the Hong Kong Joint Venture, and the Company’s interest in the loss from investment in the Hong Kong joint venture’s operations during the fiscal year ended March 31, 2020. Also contributing to the decrease in the net loss for the Fiscal year ended March 31, 2021 were higher sales, increased gross profit, the forgiveness of $221,400 of debt related to the Paycheck Protection Program under the CARES Act, reduced expenditures in research and development of approximately $220,000, and a reduction in interest expense of approximately $323,000 for the fiscal year ended March 31, 2021.

See “Hong Kong Joint Venture” below for further discussion regarding the operations of the Hong Kong Joint Venture.

Management Plans and Liquidity

Nine Months Ended December 31, 2021 and 2020

As the Company previously reported, on August 31, 2020, the Company received a letter from NYSE American LLC (the “Exchange”) stating that the Exchange has determined that the Company was not in compliance with the Exchange’s continued listing requirements as the result of the Company’s failure to maintain stockholders’ equity of $6.0 million after reporting losses from continuing operations and/or net losses in its five most recent fiscal years.  On October 1, 2021, the Company received a letter from the Exchange notifying the Company that it is now in compliance with all of the continued listing standards of the Exchange and that the Company has resolved the continued listing deficiency previously referenced.

As our products are sold primarily to the construction industry and do-it-yourself centers, restrictions and limitations imposed by the COVID-19 pandemic and recent shipping delays and significant increases in shipping costs have had an impact on the Company’s sales and results of operations. We are not yet able to quantify the full impact of the COVID-19 pandemic on our sales and financial results, but we believe that sales, customs charges, and freight costs were negatively impacted by delays in freight forwarding from ports of entry in California due to delays related to issues with COVID-19.

Our short-term borrowings to finance any operating losses, trade accounts receivable, and foreign inventory purchases are provided pursuant to the terms of its Factoring Agreement with Merchant Factors Corporation (Merchant or Factor). Borrowings under the Factoring Agreement bear interest at prime plus 2% and are secured by trade accounts receivable and inventory. Advances from Merchant are at the sole discretion of Merchant based on Merchant’s assessment of the Company’s receivables, inventory and financial condition at the time of each request for an advance. The unused availability of this facility totaled approximately $383,000 at December 31, 2021. The Company’s non-factored trade accounts receivable net of allowance for uncollectible amounts totaled approximately $878,000 at December 31, 2021. We anticipate that the availability provided from Merchant, cash flows from operations, and the collection of non-factored trade accounts receivable will provide sufficient working capital for the next twelve months following the date of proxy statement/prospectus/information statement.

In light of the shutdowns, quarantines and other restrictions and delays in operations and travel caused by or related to COVID-19 in Hong Kong, the PRC and the United States, the Company has experienced delays in shipping and receiving of products.

Operating activities used cash of $2,111,908 for the nine months ended December 31, 2021. This was primarily due to an increase in accounts receivable and amounts due from factor of $1,657,549, an increase in inventories, prepaid expenses and other of $808,245, and partially offset by an increase in accounts payable and accrued expenses of $189,243, and net income of $157,688.    Operating activities provided cash of $1,827,375 for the nine months ended December 31, 2020. This was primarily due to a decrease in inventories, prepaid expenses and other of $2,018,807, net income of $725,181, and an increase in accounts payable and accrued expenses of $94,255, offset by an increase in accounts receivable and amounts due from factor of $1,017,400.

There were no investing activities for the nine months ended December 31, 2021 or 2020.

Financing activities provided cash of $2,338,527 during the nine months ended December 31, 2021 from net borrowing in excess of repayments from the factor. Financing activities used cash of $1,340,265 during the nine months ended December 31, 2020 which is comprised of loan proceeds of $221,400 under the Paycheck Protection Program of the CARES Act for the nine months ended December 31, 2020, and repayments, net of advances on the line of credit from our factor, of $1,561,665 for the period ended December 31, 2020.

Years Ended March 31, 2021 and 2020

The Company had net income of $268,343 and a net loss of $5,813,891 for the years ended March 31, 2021 and 2020, respectively. As of March 31, 2021, working capital (computed as the excess of current assets over current liabilities) increased by $505,103 from $5,059,498 on March 31, 2020, to $5,564,601 on March 31, 2021.

Our operating activities provided cash of $1,388,172 for the year ended March 31, 2021.  Operating activities provided cash principally from a decrease in inventories of $942,766, an increase in accounts payable and accrued expenses of $751,252, net income of $268,343, plus non-cash depreciation of an operating lease asset of $158,576, and an increase in the allowance for doubtful accounts receivable of $100,000. Operating activities used cash principally from an increase in prepaid expenses of $223,554, a decrease in the operating lease liability of $158,576, an increase in accounts receivable and amounts due from factor of $236,930, less non-cash forgiveness of $221,400 from the Paycheck Protection Program Loan under the CARES Act. For the fiscal year ended March 31, 2020 there was a decrease in the accounts payable due to the Hong Kong Joint Venture and accrued expenses of $356,096, and the decrease in the operating lease liability of $156,250. In addition the Company had a net loss of $5,813,891 which includes a non-cash loss from operations of the Hong Kong Joint Venture of $1,369,655 and the non-cash loss on the sale of our ownership interest in the Hong Kong Joint Venture of $2,472,620. Operating cash was provided as accounts receivable and amounts due from factor decreased by $568,879 and inventories decreased by $1,728,346.

Our investing activities did not provide or use cash during the fiscal years ended March 31, 2021 or 2020.

Financing activities used cash of $1,321,362 and $289,926 during the fiscal years ended March 31, 2021 and 2020, respectively, as a result of the net repayment of amounts due to our Factor

Our overall sales are primarily dependent upon the strength of the U.S. housing market. As stated elsewhere in proxy statement/prospectus/information statement, our USI Electric subsidiary markets our products to the electrical distribution trade (primarily electrical and lighting distributors and manufactured housing companies); every downturn in new home construction and new home sales negatively impacts sales by our USI Electric subsidiary. Our operating results for the fiscal years ended March 31, 2021 and 2020 continue to be significantly impacted by the economic conditions of the U.S. housing market.  Management believes that with an improved housing market and sales of our sealed products, the Company will improve profitability.

Management expects our product offerings including sealed battery alarm and ground fault circuit interrupter products will compete on price and functionality with similar products offered by our larger competitors. While we believe there will be market acceptance of our products we cannot be assured of this. Should our products not achieve the level of acceptance we anticipate, this could have a significant impact on our future operations, and our sales may decline, potentially impacting our ability to continue operating in our current fashion.

Our short-term borrowings to finance operations, trade accounts receivable, and foreign inventory purchases are provided pursuant to the terms of our Factoring Agreement with Merchant Factors Corporation (Merchant or Factor). Borrowings under our Factoring Agreement bear interest at prime plus 2% and are secured by trade accounts receivable and inventory. Advances from Merchant are at the sole discretion of Merchant based on their assessment of the Company’s receivables, inventory and financial condition at the time of each request for an advance. The unused availability of this facility totaled approximately $1,795,000 at March 31, 2021.

The Company sold its fifty percent ownership in Eyston effective March 31, 2020. The non-cash proceeds from the sale were used to reduce our trade accounts payable due to Eyston by $4,000,000.  In addition, the Company and Eyston agreed to convert $1,081,440 of trade accounts payable to an interest only note payable with the principal being due on the maturity date of April 19, 2022.  Until March 31, 2020 we had secured extended payment terms for purchases up to $4,000,000 from Eyston for the purchase of sealed battery alarms. These amounts were unsecured, incurred interest at 5.5% per annum, and provided for repayment terms of 120 days for each purchase. Subsequent to March 31, 2020, Eyston continues to be the Company’s principal supplier of safety alarms and the Company will pay for these purchases upon evidence of shipment from the factory.

Prior to the fiscal year ended March 31, 2021 the Company has a history of sales that were insufficient to generate profitable operations, and has limited sources of financing. Management’s plan in response to these conditions continues to be to increase sales resulting from the delivery of the Company’s line of sealed battery ionization smoke alarms, carbon monoxide products, and ground fault circuit interrupters. The Company has seen positive results on this plan due to increased sales of its product offerings to a major home improvement retailer during the second and third quarters of the Company’s fiscal year ended March 31, 2021. This increase in sales has resulted in significant additional availability under the Company’s facility with its Factor. Management expects sales growth to continue going forward. In May, 2020 the Company received a Paycheck Protection Program loan of $221,400 under the CARES Act and the loan was subsequently forgiven in compliance with the provisions of the CARES Act.

Hong Kong Joint Venture

In fiscal year 2020, Eyston’s sales were $8,054,070.

Eyston’s gross margins for fiscal year 2020 were 3.4%.

Selling, general and administrative expenses of Eyston for fiscal 2020 were $4,186,690.  As a percentage of sales, these expenses were 52.0% for the fiscal years ended March 31, 2020.

Investment income and interest income, net of interest expense, was $261,349 for fiscal year 2020.

The net loss was $3,235,107 for fiscal year 2020. The net loss for fiscal 2020 was primarily due to sales that are insufficient to cover fixed general and administrative cost.

Related Party Transactions

Pursuant to its written charter, the Audit Committee of the Board of Directors of the Company reviews and approves all transactions with related persons that are required to be disclosed under applicable regulation. During the three and nine month periods ended December 31, 2021 inventory purchases and other company expenses of approximately $509,000 and $1,332,000 respectively, were charged to credit card accounts of Harvey B. Grossblatt, the Company’s Chief Executive Officer and certain of his immediate family members. During the three and nine month periods ended December 31, 2020 inventory purchases and other company expenses charged to credit card accounts of Mr. Grossblatt and certain of his immediate family members amounted to approximately $379,000 and $746,000, respectively. The Company subsequently reimbursed these charges in full. Mr. Grossblatt receives mileage benefits from these charges. The maximum amount outstanding and due to Mr. Grossblatt at any point during the nine month periods ended December 31, 2021 and 2020 amounted to $210,773 and $134,329, respectively. During the fiscal year ended March 31, 2021 and 2020, inventory purchases and other company expenses of approximately $1,206,000 and $999,000, respectively, were charged to credit card accounts of Harvey B. Grossblatt, the Company’s Chief Executive Officer and certain of his immediate family members. The Company subsequently reimbursed these charges in full. Mr. Grossblatt receives travel mileage and other credit card benefits from these charges. The maximum amount outstanding and due to Mr. Grossblatt at any point during the fiscal year ended March 31, 2021 and 2020 amounted to $158,134 and $136,876, respectively, and the amount outstanding at March 31, 2021 and 2020 was $50,536 and $27,102, respectively.

Critical Accounting Policies

Management’s discussion and analysis of our consolidated financial statements and results of operations is based upon our consolidated financial statements included as part of this document. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, including those related to bad debts, inventories, income taxes, impairment of long-lived assets, and contingencies and litigation. We base these estimates on historical experiences and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies affect management’s more significant judgments and estimates used in the preparation of its consolidated financial statements. For a detailed discussion on the application of these and other accounting policies, see Note A to the consolidated financial statements, included in this proxy statement/prospectus/information statement. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty and actual results could differ from these estimates. These judgments are based on our historical experience, terms of existing contracts, current economic trends in the industry, information provided by our customers, and information available from outside sources, as appropriate. Our critical accounting policies include:

Income Taxes: The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax basis of assets or liabilities and their reported amounts in the consolidated financial statements. These temporary differences may result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed periodically for recoverability and a valuation allowance is provided whenever it is more likely than not that a deferred tax asset will not be realized. After a review of projected taxable income and the components of the deferred tax asset in accordance with applicable accounting guidance it was determined that it is more likely than not that the tax benefits associated with the remaining components of the deferred tax assets will not be realized. This determination was made based on the Company’s history of losses from operations and the uncertainty as to whether the Company will generate sufficient taxable income to use the deferred tax assets prior to their expiration. Accordingly, a valuation allowance was established to fully offset the value of the deferred tax assets. Our ability to realize the tax benefits associated with the deferred tax assets depends primarily upon the timing of future taxable income and the expiration dates of the components of the deferred tax assets. If sufficient future taxable income is generated, we may be able to offset a portion of future tax expenses.

The Company follows ASC 740-10 which provides guidance for tax positions related to the recognition and measurement of a tax position taken or expected to be taken in a tax return and requires that we recognize in our consolidated financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position. Interest and penalties, if any, related to income tax matters are recorded as income tax expenses.

Revenue Recognition: The Company’s primary source of revenue is the sale of safety and security products based upon purchase orders or contracts with customers. Revenue is recognized at a point in time once the Company has determined that the customer has obtained control over the product. Control is typically deemed to have been transferred to the customer when the product is shipped or delivered to the customer. Customers may not return, exchange or refuse acceptance of goods without our approval. Generally, the Company does not grant extended payment terms. Shipping and handling costs associated with outbound freight, after control over a product has transferred to a customer, are accounted for as a fulfillment cost and are recorded in selling, general and administrative expense.

The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for products sold. Revenue is recorded at the transaction price net of estimates of variable consideration. The Company uses the expected value method based on historical data in considering the impact of estimates of variable consideration, which may include trade discounts, allowances, product returns (including rights of return) or warranty replacements. Estimates of variable consideration are included in revenue to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur.

We have established allowances to cover anticipated doubtful accounts based upon historical experience.

Inventories: Inventories are valued at the lower of cost or net realizable value. Cost is determined on the first in/first out method. We evaluate inventories on a quarterly basis and write down inventory that is deemed obsolete or unmarketable in an amount equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions.

Off-Balance Sheet Arrangements. We have not created, and are not party to, any special-purpose or off balance sheet entities for the purpose of raising capital, incurring debt or operating parts of our business that are not consolidated into our financial statements and do not have any arrangements or relationships with entities that are not consolidated into our financial statements that are reasonably likely to materially affect our liquidity or the availability of our capital resources.

Concentrations

The Company is primarily a distributor of safety products for use in home and business under both its trade names and private labels for other companies. The Company acquires all of the smoke alarm and carbon monoxide alarm safety products that it sells from Eyston Company, Ltd. In addition, the Company had one customer in the three month period ended December 31, 2021 that represented 24.1% of the Company’s net sales, and two customers in the nine month period ended December 31, 2021 that represented 11.8% and 11.1% of the Company’s net sales, respectively. The Company had one customer that had an accounts receivable balance that amounted to 11.2% of the total of accounts receivable and amount due from factor at December 31, 2021. In addition, the Company had one customer in the fiscal quarter ended December 31, 2020 that represented 14.1% of the Company’s net sales. Sales to this one customer represented 26.4% of net sales for the nine months ended December 31, 2020. The Company had one customer in the fiscal year that ended March 31, 2021 that represented 21.9% of the Company’s net sales and two customers in the fiscal year that ended March 31, 2020 that represented 12.2% and 10.3% of the Company’s net sales, respectively. At March 31, 2021, the Company had accounts receivable due from Eyston Company, Ltd. of $381,401.

Accounting Standards

New Accounting Standards

See Note A, Recently issued accounting pronouncements, in the Notes to the Consolidated Financial Statements for a discussion of recently adopted new accounting guidance and new accounting guidance not yet adopted.

BUSINESS OF INFINITE REALITY

All references in this section to “Infinite Reality,” the “Company,” “we,” “us,” or “our” mean Infinite Reality, Inc., unless we state otherwise or the context otherwise indicates.

General

Infinite Reality, originally called tsu Inc. and then Display Social, Inc., is a social media and Metaverse innovation and entertainment company born out of the combination of social ecommerce platform app Display Social, leading entertainment production facility Thunder Studios and Infinite Metaverse, a leading developer of Metaverse worlds and the platform for the virtual Burning Man Project in 2020 and 2021. The combined entity will infuse the creator economy with an unprecedented suite of creative tools covering social, gaming, virtual and remote production, non-fungible token (NFT) minting, and metaverse creation. Infinite Reality is committed to helping brands and creators become their own online community platform with integrated social, Metaverse, streaming, and a unique suite of tools to maximize engagement and commerce. By providing both the back and front-end resources, Infinite Reality empowers anyone with a phone or computer to capitalize on their social creativity and create their own unique place in social media and the Metaverse.

Infinite Reality is leading the revolution of the new creator-focused economy and is building a world in which its users will have access to, and earn money in, the social Metaverse, which includes minting, selling, and trading NFTs, providing creators themselves the ability to directly monetize their own content. The combination of Display Social, Thunder Studios and Infinite Metaverse is an exciting next step and gives the company broader access to the capital markets, and further supports our commitment to disrupting social media and social commerce through the democratization of the open Metaverse.

Infinite Reality was incorporated in Delaware in 2019. The principal executive office is located at 75 North Water Street, Norwalk, CT 06880, and our telephone number is 203-939-9951. Information about us may be obtained from our website www.theinfinitereality.com.

Metaverse

Infinite Reality is the Metaverse development and servicing company for the Infinite Reality platform. The Infinite Reality’s Metaverse is a collaborative platform that supports persistent, federated multiverse communities (affiliates) where participants can gather in groups to connect and engage around content, performers, and brands while also sharing ideas on a global scale. This revolutionary platform offers a photorealistic, multiplayer environment built on a blockchain powered e-commerce infrastructure and will be available on desktop and mobile with no download required. This group currently has over 20 unique and diverse Metaverses that are ready to be launched with a brand or creator partner.  These “partners” can pick and choose from a variety of Creator Tools and Creator Services to tailor their Metaverse to their users’ needs and wants. This team operates out of both the Thunder Studios and Infinite Reality locations.

Infinite Reality is fostering a revolution of data and commerce, of authenticity and transparency, that makes each brand, creator, fan, and consumer the master of their own internet experience, of their own data, of the ways in which they distribute content or sell products, and the way in which they interact with each other and their fans or customer base. Infinite Reality is ushering creators, consumers, and brands into a new age of data agency, e-commerce, content distribution and consumption, and deep personalization of the internet experience.

Infinite Reality has a team of Metaverse experts ready to supercharge a creator or brand’s Metaverse experience. Infinite Reality’s Metaverse Empowerment Group (MEG) is an elite team of Metaverse experts who work with select medium-to-large companies and creators to develop compelling, open Metaverse experiences using Infinite Reality’s suite of products and services, including support for social engagement, virtual live production, blockchain, crypto, NFTs and Decentralized Autonomous Organizations (DAO’s). The MEG also regularly publishes advisory whitepapers, including Metaverse best practices, insights and more, which are available to anyone interested.

Infinite Reality’s full production services include live broadcast, Metaverse feature development, Metaverse experience development, Metaverse custom tools, technical production solutions, remote broadcast production, virtual broadcast tools/services, Metaverse community development, social platform management, social platform feature development, administrative service, brand tokenization strategy and brand strategy in the Metaverse.

Infinite Reality has had limited sales and customers as it has operated since inception as a development company building its Metaverse worlds. Infinite Reality’s first engagement was to produce a Metaverse for Burning Man in 2020. COVID-19 shut down the iconic outdoor art festival in the desert, but the creators approached Infinite Metaverse about creating a virtual experience for people so that they could still connect. It launched with great success, hosting over 60,000 people over a seven-day period. Infinite Reality provided the platform for Burning Man in 2021 as well.

Infinite Reality was incorporated in 2021 in Delaware. Our principal executive offices are currently located at 75 North Water Street, Norwalk, CT 06880, and we also maintain offices in Ojai and Long Beach, California. More information can be obtained at www.theinfinitereality.com.

Production

Thunder is a multi–Emmy Award winning integrated entertainment services, production, and broadcasting company passionately focused on producing content specific to youth culture with a focus in gaming and esports. Thunder is a wholly owned division of Infinite Reality, the world’s first Metaverse Entertainment Services Company. Thunder Studios is headquartered at its 150,000 square foot production studio in Long Beach, California that includes 14 sound stages, an +8K resolution XR (Extended Reality) stage, a dedicated esports arena, a motion and volumetric capture stage, a news broadcast stage and master control room, a full suite of broadcasting and production equipment, and a fleet of mobile broadcast trucks. Thunder Studios is one of the largest independent production studios in the country, and it operates throughout the United States and Mexico producing and broadcasting live events including soccer, baseball, MMA, boxing, esports and gaming tournaments, concerts, parades, awards shows, and corporate events. Thunder Studios works collaboratively with Infinite Reality’s expert Metaverse team to develop proprietary technology for Metaverse creation and experiences including live event virtualization and remote collaboration tools in its state-of-the-art studios.

Thunder Studios has been the production home to some of the most iconic commercials and music videos of the past decade including Heineken, McDonalds, Target, Lexus, Progressive, Toyota, Taylor Swift, Katy Perry, Pink, Coldplay, Lil Nas X, Bad Bunny, Adam Levine, Beyoncé, Ariana Grande, Kendrick Lamar, Pharrell, Rihanna, Cardi B and many more.

Thunder had a significant year over year improvement in 2021 from 2020 in sales and gross profit. Thunder generated $10.3 million in sales in 2021 compared to $7.4 million in 2020 and $6.2 million in gross profit in 2021 compared to $4.2 million in 2020. COVID-19 had a significant impact on 2020 results as the state of California mandated two months of shutdowns and extremely constraining rules around how companies like Thunder could conduct business. Many content creators in 2020 shelved projects and waited out the COVID-19 storm. In 2021, the government began loosening restrictions and the creative community began getting back to work in third party venues like Thunder.

Thunder was incorporated in 2013 in California. Thunder’s principal executive offices are currently located in Long Beach California. More information can be obtained about Thunder Studios at https://www.thunderstudios.com/ and www.theinfinitereality.com.

Social Media

Infinite Reality purchased the assets, technology and social media platform of the previously existing tsu social media platform in April 2019. The purpose of Infinite Reality was to build a new social network with a technological foundation and cultural core premised on rewarding all content creators and users for the content they create, the sales they influence and the personal data they allow us to use. At the time, mainstream social media companies generated billions in revenue from user content, yet none of the people who created the content shared in that revenue. Infinite Reality viewed content creators and users engaged in social media differently. Infinite Reality did not reserve “influencer” and “creator” status for the mega stars of music, film, sports or social engagement. We believe that everyone who creates for social media is a “creative influencer,” adds value to the social network and should, therefore, benefit from their own connections and the reach of their own voice and influence.

Infinite Reality changed its name and rebranded from tsu Inc. to Display Social, Inc. in the spring of 2021 and officially launched its social commerce app platform under the name “display” in May of 2021, aggregating over 70 global music artists and 50 partnerships with creators, brands and ecommerce powerhouses to deliver a best in class social and commerce experience. With millions of downloads the Display app enjoys over 66,000 different and vibrant communities across 195 distinct countries.

Display is the conduit that allows creators, brands and their users to monetize their social presence by receiving up to a 50% payout rate on the revenue they generate from the advertising revenue collected from their content they post. Display also provides users the ability to monetarily compensate creators without spending any of their own money, using our patent pending “Support Me” button. The Support Me button is located under every piece of content on Display, allowing any user to directly reward another user for their content creations. By clicking the “Support Me” button, a user elects to view a full-page static or video advertisement for 10-30 seconds.  The “Support Me” button has been clicked over 450 million times since launching this feature in the Fall of 2020.

Display also allows users to easily create a personal store or “Display Case” in a matter of minutes. This display case allows creators, brands or users to sell goods and services within their social community that are important to them. Infinite Reality believes that it is the only social app today that has fully integrated its backend into ecommerce giants like Amazon and Walmart, which offers users a one of a kind connected commerce and shopping experience through our Display Case marketplace and the ability to share in a payout rate of up to 50% based on the affiliate fees earned by Infinite Reality.

Finally, DisplayTV is our 24-hour television channel built right into the app. We produce and deliver live and pre-recorded content to users, ranging from interactive trivia, concerts, interviews and much more on a 24-hour basis. Hosts include NY Giants’ Tiki Barber, former HQ Trivia’s hostess Sarah Pribis, and World Champion UFC Fighter Dewey Cooper, among others. DisplayTV was the medium in which we broadcasted our launch, featuring over 70 performances from world renowned artists like Saweetie, Snoop Dogg, G-Eazy, Ice Cube, Rick Ross and many more.

Competition

We compete with other companies in every aspect of our business, particularly with companies that focus on mobile engagement, Metaverse and digital advertising. Many of these companies, such as Alphabet (including Google and YouTube), Apple, ByteDance (including TikTok), Meta (including Facebook, Instagram, and WhatsApp), Pinterest, and Twitter, may have greater financial and human resources and, in some cases, larger user bases. Our Metaverse business also competes other Metaverse companies such as Roblox, Decentraland and Sand.

The Thunder business competes with other independent studios that provide similar services, such as Quixote Studios and SirReel Studios. However, these competitors do not have a state-of-the-art XR Stage like Thunder Studios, where many top brands come to specifically get access to this near exclusive technology (there are only three such stages in existence today). Thunder also offers their studios under one roof across 14 substantially larger studio spaces than other competitors have to offer.

We compete to attract and retain our users’ attention, both in terms of reach and engagement. We compete based on our brand and the quality and nature of our product offerings rather than on price. As such, we invest heavily in constantly improving and expanding our product lines. We also compete with other companies to attract and retain creators, artists, partners and advertisers, which depends primarily on our reach and ability to deliver a superior product and strong return on investment.

Finally, we compete to attract and retain highly talented individuals, in particular software engineers, designers, and product managers. In addition to providing competitive compensation packages, we compete for talent by fostering a culture of working  hard to create great products and experiences and allowing our employees to have a direct meaningful contribution to new and exciting projects.

Intellectual Property

Our success depends in part on our ability to protect our intellectual property and proprietary technologies. To protect our proprietary rights, we rely on a combination of intellectual property rights in the United States and other jurisdictions, including patents, trademarks, copyrights, trade secret laws, license agreements, internal procedures, and contractual provisions. We also enter into confidentiality assignment agreements with our employees and contractors and sign confidentiality agreements with third parties. Our internal controls are designed to restrict access to proprietary technology.

As of December 31, 2021, we had one issued patent and one filed patent applications in the United States and foreign countries relating to our collaboration tools, ecommerce capability and “Support Me” button. We may not be able to obtain protection for our intellectual property, and our existing and future patents, trademarks, and other intellectual property rights may not provide us with competitive advantages or distinguish our products and services from those of our competitors.

We license content, trademarks, technology, and other intellectual property from our partners, and rely on our license agreements with those partners to use the intellectual property. We also enter into licensing agreements with third parties to receive rights to patents and other know-how. Third parties may assert claims related to intellectual property rights against our partners or us.

Other companies and “non-practicing entities” that own patents, copyrights, trademarks, trade secrets, and other intellectual property rights who frequently enter into litigation based on allegations of infringement, misappropriation, and other violations of intellectual property or other rights. While we do not have any allegations or claims at this time, as our business continues to grow and competition increases, we could face claims related to intellectual property and litigation matters.

Employees

As of March 1, 2022, Infinite Reality had 108 employees, seven of whom are executive officers, and engaged in administration, product development and sales. Our employees are not unionized, and we believe that our relations with our employees are good.

Properties

On November 20, 2015, Thunder entered into an operating lease for an approximately 150,000 square foot office and production facility on 2.6 acres located in Long Beach, California which expires on June 30, 2025, with two options to renew, each for an additional term of five years. Monthly rental expense currently approximates $122,000 during the current lease year and increases by approximately 3% per year.

On September 19, 2019, Infinite Reality entered into an operating sublease for office space in Norwalk, CT. This lease, consisting of 16,746 square feet, which expires on September 30, 2022. The monthly rent, with common area maintenance, is approximately $24,000 per month. Infinite Reality does not intend to renew this lease upon expiration of the lease.

On November 1, 2021, Infinite Reality entered into a license agreement for office and studio space in New York City. This license, consisting of 5,000 square feet, expires on November 30, 2022. The monthly rent is $28,000 per month.

Infinite Reality believes that its current facilities are currently suitable and adequate.

Legal Proceedings

From time-to-time Infinite Reality has been involved in various routine claims and litigation matters. In the opinion of management, after consultation with legal counsel, the outcomes of such matters are not anticipated to have a material adverse effect on the Infinite Reality’s consolidated financial position, results of operations, or cash flows.

Government Regulation

We are subject to many federal, state, local, and foreign laws and regulations, including those related to privacy, rights of publicity, data protection, content regulation, intellectual property, health and safety, competition, protection of minors, consumer protection, employment, money transmission, import and export restrictions, electronic funds transfers, anti-money laundering, advertising, algorithms, encryption and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended in a manner that could harm our business. Compliance with these laws and regulations has not had, and is not expected to have, a material effect on our capital expenditures, results of operations, and competitive position as compared to prior periods, and we do not currently anticipate material capital expenditures for environmental control facilities.

Furthermore, foreign data protection, privacy, consumer protection, content regulation, and other laws and regulations are often more restrictive than those in the United States. It is possible that certain governments may seek to block or limit our products or otherwise impose other restrictions that may affect the accessibility or usability of any or all our products for an extended period of time or indefinitely. Not all of our products are available in all locations and may not be due to such laws and regulations. We monitor legal and regulatory developments in the United States, as well as many foreign countries, and communicates with policymakers and regulators in the United States and internationally.

INFINITE REALITY’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the section titled “Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data—Selected Historical Financial Data of “Infinite Reality” and the financial statements of Infinite Reality and accompanying notes, each appearing elsewhere in this proxy statement/prospectus/information statement. This discussion of Infinite Reality’s financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in Infinite Reality’s operations, development efforts and business environment, including those set forth in the section titled “Risk Factors—Risks Relating to the Combined Company’s Business” and “—Risks Related to Ownership of the Combined Company’s Common Stock” in this proxy statement/prospectus/information statement, the other risks and uncertainties described in the section titled “Risk  Factors” in this proxy statement/prospectus/information statement and the other risks and uncertainties described elsewhere in this proxy statement/prospectus/information statement. All forward-looking statements included in this proxy statement/prospectus/information statement are based on information available to Infinite Reality as of the date hereof, and Infinite Reality assumes no obligation to update any such forward-looking statement except as required by law. All references in this section to “Infinite Reality,” the “Company,” “we,” “us,” or “our” mean Infinite Reality Inc., unless we state otherwise, or the context otherwise indicates.

Business Overview

tsu Inc. d/b/a Display (“tsu”, “Display”, “we”, “us”, “our”, the “Company”), was incorporated in Delaware on April 10, 2019 as a wholly owned subsidiary of Trybl, Inc., a Canadian Corporation. (“Trybl”). On April 18, 2019, we acquired the tsu social media platform software and code, and other related intellectual property under an asset purchase agreement (the “Asset Purchase”). On August 21, 2019, Trybl, by way of a Joint Action by Unanimous Consent (the “UCA”) authorized the spinout of tsu into a stand-alone entity (the “Spinout”). As part of the Spinout, tsu issued additional common shares to members of management resulting in Trybl’s shareholders losing their controlling interest in tsu.

On October 28, 2021, the Company completed a legal name change from tsu Inc. d/b/a Display to Infinite Reality Social, Inc. (the “Company”). Our business is focused on development and marketing of the Infinite Reality social media platform; we generate our revenues from the sales of metaverse products and advertising on the platform.

The Company is a social commerce media platform that takes networked social experience to the next level with one simple commitment: Infinite Reality believes creators should be financially rewarded for the quality of content they produce. With Infinite Reality’s commerce feature, creators can tag items in their post, allowing users to purchase at the point of discovery, while the creator gets paid for inspiring that transaction. When advertisers pay Infinite Reality, creators earn 50% payout on ad revenue generated from their content, and non-profit users receive a 100% payout rate on Support ads.

The Company launched its social media mobile application in May of 2021 while continuing to enhance and develop additional features. Additionally, in the second quarter of 2021, the Company began development of its metaverse platform which will add to its user’s experience and provide the company additional revenue generating opportunities.

Since Infinite Reality’s inception in 2019, Infinite Reality has devoted substantially all its efforts and financial resources to organizing and staffing the company, business planning, raising capital, application development activities to create Infinite Reality’s social commerce media platform, which launched in May of 2021. Infinite Reality has not generated any significant revenue from sales of advertising on its platform to date. Infinite Reality has primarily funded its operations to date primarily with proceeds from the issuance of convertible debt. Through December 31, 2021, the Company had received net proceeds of $42.3 million from issuance of convertible promissory notes to high-net-worth investors and venture backed firms.

Infinite Reality has incurred recurring operating losses since inception. The Company’s ability to generate advertising revenue sufficient to achieve profitability will depend heavily on the successful additional development of its current social medial platform, the continued development and launch of its metaverse products and the ability to attract users to the platform to share information, create content and drive Support ads and advertising revenue. Infinite Reality’s net losses were $25.6 million and $6.9 million for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the Company had an accumulated deficit of $21.9 million and expects to continue to incur significant expenses and increasing operating losses for at least the next several years. Infinite Reality expects that its expenses and capital requirements will increase substantially in connection with its ongoing activities, particularly if and as Infinite Reality:

●	Invests in digital marketing campaigns to attract new users and content creators to its social media platform;
●	develop enhancements to its existing social medial platform to continue to provide users with unique ways to post, share and communicate with other users;
●	continues to develop virtual-reality space in which users can interact within in our application or a computer-generated environment or other users, (metaverse technology or “Metaverse”);
●	acquires or partners with other product candidates and technologies;
●	maintains, expands and protects its intellectual property portfolio;
●	hires additional technology developers and sales and marking personnel;
●	expands its production studio abilities through license agreements, acquisitions, expansion into new markets and investment in production equipment; and
●	adds operational, financial and management information systems and personnel, including personnel to support its technology development as well as to support its transition to a public reporting company.

Infinite Reality will not generate revenue from advertising sales, if any, unless and until it significantly increases its user base. Further, in the event the merger, as described below, occurs, the Company expects to incur additional costs associated with operating as a public company. As a result, Infinite Reality will need substantial additional funding to support its continuing operations and pursue its growth strategy. Until such time as Infinite Reality can generate significant revenue from advertising sales, if ever, Infinite Reality expects to finance its operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. Infinite Reality may not be able to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If Infinite Reality fails to raise capital or enter into such agreements as and when needed, Infinite Reality may have to significantly delay, reduce, or eliminate the additional development of its current social medial platform or the metaverse.

Because of the numerous risks and uncertainties associated with product development, the Company is unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. Even if Infinite Reality can increase advertising sales, Infinite Reality may not become profitable. If Infinite Reality fails to become profitable or is unable to sustain profitability on a continuing basis, then Infinite Reality may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

In their report on Infinite Reality’s financial statements for the year ended December 31, 2021, Infinite Reality’s independent registered public accounting firm included an explanatory paragraph stating that Infinite Reality’s recurring losses and negative cash flows from operations and required additional funding to finance Infinite Reality’s operations raise substantial doubt about its ability to continue as a going concern. See Note 2 of Infinite Reality’s financial statements included elsewhere in this proxy statement/prospectus/information statement for additional information.

In connection with the transactions contemplated by the merger, on March 4, 2022, Infinite Reality and YA II PN, Ltd., an affiliate of Yorkville Global Advisors, LP (the “Investor”), entered into a Standby Equity Purchase Agreement (the “Standby Equity Purchase Agreement”). Pursuant to the Standby Equity Purchase Agreement, after the Effective Time of the merger, the combined company may, at its sole option, cause the Investor thereunder to purchase up to $200 million of USI Common Stock in one or more tranches during the term of the agreement. The purchase price for any shares sold shall be (i) 90% multiplied by (ii) the lowest daily VWAP of the combined company’s common stock during the five consecutive trading days beginning on the day the combined company gives the Investor notice of its intent to require the Investor to purchase shares. The Investor’s beneficial ownership of combined company common stock may not at any time exceed 4.99% of the then outstanding common stock. The resale of all shares issued and sold to the Investor will be registered pursuant to the registration statement that the combined company will file following the Effective Time.

Proposed Merger with USI and Acquisition of Thunder Studios and Infinite Metaverse

On February 25, 2022, USI, Merger Sub and Infinite Reality entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Infinite Reality, with Infinite Reality being the surviving entity.

The business combination will be accounted for as a reverse merger in accordance with U.S. generally accepted accounting principles (“GAAP”). Under GAAP, Infinite Reality will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the merger: (1) Infinite Reality stockholders will own a substantial majority of the voting rights of the combined company; (2) Infinite Reality will designate all the initial members of the board of directors of the combined company; and (3) Infinite Reality’s senior management will hold all key positions in senior management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Infinite Reality issuing common stock to acquire the net assets of USI. As a result of the merger, the net assets of USI will be recorded at their acquisition-date fair values in the financial statements of Infinite Reality and the reported operating results prior to the business combination will be those of Infinite Reality.

Components of Results of Operations

Revenue

The Company accounts for revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). Revenue is recognized when control of the promised goods or services is transferred to its customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services.

Revenue recognition is determined by applying the following steps:

●	identification of the contract, or contracts with a customer;
●	identification of the performance obligation(s) in the contract;
●	determination of the transaction price;
●	allocation of the transaction price to the performance obligations in the contract; and
●	recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue excludes sales and usage-based taxes where it has been determined that we are acting as a pass-through agent.

The Company’s revenue primarily consists of displaying advertising on its platform; additionally, it may generate affiliate fees for sales of products on third-party sites when links are provided to its users.

The Company recognizes revenue from the display of impression-based ads in the contracted period (point in time) in which the impressions are delivered. Impressions are delivered when an ad is displayed to a user. The Company’s customers are primarily third-party advertising networks who place ads on behalf of ad agencies targeting audiences our platform delivers. These arrangements are evidenced by electronic acceptance of a contract that stipulates the types of advertising to be delivered, the timing and the pricing.

Operating Expenses

Cost of Revenue

Cost of revenue includes expenses associated with the delivery of the Company’s service. These costs include the operation and hosting of its mobile application, including bandwidth costs, personnel-related expenses for employees on its operations team and depreciation associated with the assets supporting its platform. As part of the Company’s business model and at the Company’s discretion, it pays creators for posting content that generates advertising revenue on its platform; these user awards are recorded as a cost of revenue.

Sales and Marketing

Sales and marketing expenses consist of targeting advertising, sales support, marketing, business development, and customer service functions. Our marketing and sales expenses also include marketing and promotional expenditures and professional services such as content reviewers to support our community and product operations.

General and Administrative

General and administrative expenses consist of legal-related costs; salaries and benefits, and share-based compensation for certain of our executives as well as our legal, finance, human resources, corporate communications and other administrative employees; and professional services.

Internal-use Software Development Costs

We incur software development costs associated with the development and subsequent enhancements to our technology. These costs are accounted for in accordance with ASC Topic 350-40, Intangibles — Goodwill and Other: Internal-Use Software (“ASC 350-40”). Under ASC 350-40 software development costs incurred in creating computer software are expensed until the preliminary project stage is completed, management has committed to funding the project and it is probable the project will be completed and used to perform the intended function. We capitalize direct costs related to application development activities that are probable to result in additional functionality. Capitalized costs are amortized on a straight-line basis over three years, which best represents the pattern of the software’s use; amortization commences when the underlying tech platform is available for use or when the additional functionality is ready for use; the Company launched its social media platform in May 2021, which is when the Company commenced amortization of its capitalized costs. We test for impairment whenever events or changes in circumstances that could impact recoverability occur. There have been no impairment charges recorded for the year ended December 31, 2021. For the years ended December 31, 2021 and 2020, the company has capitalized $6.6 million and $2.8 million, respectively, and has amortized $1.2 million of software development costs for the year ended December 31, 2021 and is classified in cost of revenue on the Company’s consolidated statements of operations.

●	Internal-use Software Development costs consist primarily of cost incurred in the connection with the development and enhancement of our social media platform;
●	Expenses incurred are employee-related expenses, including salaries and related benefits for employees engaged in development activities as well as third-party developers that are third-party external contractors.

Interest Expense on Convertible Debt

The company incurs interest expense on convertible notes monthly over the term of the note and at the time of the note’s maturity the accrued interest payable is converted to equity. For the years ended December 31, 2021 and 2020 the company has incurred $1.4 million and $0.4 million, respectively, of interest costs.

Income Taxes

Since inception, Infinite Reality has not recorded any income tax benefits for the net losses it has incurred for its operations. As of December 31, 2021 and 2020, Infinite Reality had U.S. federal and New York state net operating loss carryforwards of $10.5 million and $2.4 million, respectively, which may be available to offset future income tax liabilities with infinite lives.

Under Internal Revenue Code Section 382, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. Generally, an ownership change occurs when certain shareholders increase their aggregated ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since becoming a “loss corporation” as defined in Section 382. Future changes in stock ownership, which may be outside the Company’s control, may trigger an ownership change. In addition, future equity offerings or acquisitions that have an equity component of the purchase price could result in an ownership change. If an ownership change has occurred or does occur in the future, utilization of the NOL carryforwards or other tax attributes may be limited.

Income tax expense/benefit includes federal, state, and local taxes and is based on reported income/loss before income taxes. We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities are determined based on the enacted tax rates expected to apply in the periods in which the deferred tax assets or liabilities are anticipated to be settled or realized.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies.

We recognize the tax benefit from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from uncertain tax positions are measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. No tax benefits are recognized for positions that do not meet this threshold. Interest related to uncertain tax positions is recognized as part of the provision for income taxes and is accrued beginning in the period that such interest would be applicable under relevant tax law until such time that the related tax benefits are recognized.

Results of Operations

Comparison of the Years Ended December 31 2021 and 2020

The following table summarizes the Company’s results of operations for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020	Change

Revenue	$102,848	$38,786	$64,062

Operating expense:
Cost of revenue	7,165,092	547,008	6,618,084
Sales and marketing	6,902,622	763,139	6,139,483
General and administrative	10,139,051	5,195,162	4,943,889
Loss from operations	(24,103,917)	(6,466,523)	(17,637,394)
Interest expense	(1,424,159)	(426,332)	(997,827)
Other income (expense), net	(76,354)	(12,888)	(63,466)
Net Loss	$(25,604,430)	$(6,905,743)	$(18,698,687)

Revenue

Revenue from operations was $102.8k for the year ended December 31, 2021 compared to $38.8k for the year ended December 31, 2020. The increase of $64.1k was the result of the Company’s growing user base after the re-launch and re-branding of its social media platform in May of 2021.

Cost of Revenue

Expenses classified as cost of revenue were $7.2 million for the year ended December 31, 2021 compared to $0.5 million for the year ended December 31, 2020. The increase of $6.6 million was primarily due to the continued development of our technology platform, the commencement of amortization of internally developed software development costs in 2021 and the Company’s relaunch of its rebranded technology platform that was promoted through a marketing event that the Company called DisplayFest.

Sales and marketing

Sales and Marketing expenses were $6.9 million for the year ended December 31, 2021 compared to $0.8 million for the year ended December 31, 2020. The increase of $6.1 million was primarily due to marketing and public relations spending in 2021 with no comparable spending in 2020 due to the Company’s launch of its social medial platform in 2021.

General and administrative

General and administrative expenses were $10.1 million for the year ended December 31, 2021 compared to $5.2 million for the year ended December 31, 2020. The increase of $4.9 million was primarily due to payroll related costs from an increase in employees year over year, an increase in cloud hosting costs as the result of the growth of the business and outsourced accounting and compliance services to support the Company’s efforts to become an SEC registrant.

Interest Expense

Interest expense was $1.4 million for the year ended December 31, 2021 compared to $0.4 million for the year ended December 31, 2020. The increase of $1.0 million was due to increased fund raising of convertible notes payable in 2021 and during the second half of 2020.

Liquidity and Capital Resources

Since inception the Company has not generated any significant revenue from any sources, including advertising sales, and has incurred recurring losses from operations. The Company has funded its operations to date primarily with proceeds from the issuance of convertible debt. From inception through the year ended December 31, 2021, the Company had received net proceeds from the issuance of convertible promissory notes of $42.3 million.

The following table summarizes the Company’s sources and uses of cash for each of the periods presented:

	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$(21,897,017)	$(4,393,078)
Net cash used in investing activities	(3,839,760)	(2,718,320)
Net cash provided by financing activities	36,237,116	6,034,619
Net increase (decrease) in cash	$10,500,339	$(1,076,779)

Sources of Funds

Convertible Promissory Notes

The following table summarizes the Company’s total convertible promissory notes outstanding by series as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Convertible Promissory Notes
Series 1 and 1A Notes
- Notes assumed in spinout	$—	$450,000
- Notes issued subsequent to spinout	—	180,000
Series 2DM Notes	—	300,000
Series 2 Notes	—	4,182,034
Series 3 Notes	7,725,000	1,050,000
Series 4 Notes	25,847,000	—

Total Convertible Promissory Notes	33,572,000	6,162,034
Less: Current Portion	(33,572,000)	(6,162,034)
Non-current convertible promissory notes	$—	$—

The Company issues convertible notes to various parties. Through December 31, 2021, these notes have been issued in six different series, Series 1, Series 1A, Series 2DM, Series 2, Series 3, and Series 4. The company does not incur debt issuance cost as the result of its issuance of convertible notes.

Series 1 and 1A Notes Issued

Notes issued prior to the year ended December 31, 2020, plus the accrued interest thereon, were converted into 5,060,760 common shares in the year ended December 31, 2020, including 2,154,862 issued to related parties. During the year ended December 31, 2020, the Company issued $180,000 of Series 1A Convertible Promissory Notes; $90,000 of these notes were issued in exchange for services to a member of management. During the year ended, December 31, 2021, notes with an aggregate principal balance of $1,192,098, plus accrued interest thereon, were converted into 24,532,314 shares of the Company’s common stock.

Series 2DM and Series 2

During the year ended December 31, 2020, the Company issued Series 2DM convertible promissory notes in the aggregate principal amount of $300,000 and Series 2 Convertible Promissory Notes in the aggregate principal amount of $4,182,034. Of these notes, an aggregate principal amount of $875,000 were issued to related parties. During the year ended, December 31, 2021, the entire outstanding balance of the Series 2DM and Series 2 notes with an aggregate principal amount of $4,556,563, plus accrued interest thereon, were converted into 21,437,627 shares of the Company’s common stock, including 2,102,657 shares of its common stock issued to related parties.

Series 3

For the years ended December 31, 2021 and 2020, the Company issued Series 3 convertible promissory notes in the aggregate principal amounts of $7,725,000 and $1,050,000, respectively. These notes bear interest at 7.5% and are due approximately one year from issuance. During the year ended, December 31, 2021, Series 3 notes with an aggregate principal balance of $1,128,750, plus accrued interest thereon, were converted into 2,075,783 shares of the Company’s common stock.

Series 4

For the year ended December 31, 2021, the Company issued Series 4 convertible promissory notes with an aggregate principal amount of $25,847,000. These notes bear interest at 7.5% and are due approximately one year from issuance.

Senior Secured Notes Payable

For the year ended December 31, 2021, the Company issued and has outstanding an aggregate principal amount of $2,100,000 of senior secured notes, all of which were issued to two members of the Company’s Board. These notes mature on June 30, 2022 and bear interest at 12.5% payable quarterly in arrears. In conjunction with the notes, these members of the Board received warrants to purchase up to fifteen percent (15%) of the principal amount of the note in stock (317,909 warrants) with an exercise price of $1.86 per share, exercisable at the note’s expiration date. These warrants have been treated as debt issuance costs totaling $32,108. As of December 31, 2021, unamortized debt issuance costs total $16,054.

Use of Funds

Operating Activities

During the year ended December 31, 2021, the Company used $21.9 million in operating activities. Cash used in operating activities reflects the Company’s net loss of $25.6 million, slightly offset by and increases in accounts payable, accrued and other expenses of $1.8 million and non-cash charges of $1.9 million.

During the year ended December 31, 2020, the Company used $4.4 million in operating activities. Cash used in operating activities reflects the Company’s net loss of $6.9 million, slightly offset by and increases in accounts payable, accrued and other expenses of $2.5 million.

Investing Activities

During the year ended December 31, 2021, the Company used $3.8 million in investing activities consisting of capitalized internal-use software development costs of $3.8 million.

During the year ended December 31, 2020, the Company used $2.7 million in investing activities consisting of capitalized internal-use software development costs and purchases of equipment.

Financing Activities

During the year ended December 31, 2021, the Company provided $36.2 million in financing activities primarily consisting of proceeds from issuance of convertible notes of $33.6 million, proceeds from the issuance of related party senior secure notes of $2.1 million, and $0.5 million from a PPP loan the Company received in 2021.

During the year ended December 31, 2020, the Company provided $6.0 million in financing activities primarily consisting of proceeds from issuance of convertible notes of $5.5 million and $0.5 million from a PPP loan the Company received in 2020.

Funding Requirements

The Company expects its expenses to increase substantially in connection with its ongoing activities, particularly as it advances its development of its technology platform and expansion into the metaverse. In addition, upon the closing of the merger, the Company expects to incur additional costs associated with operating as a public company. The timing and amount of Infinite Reality’s operating expenditures will depend largely on:

●	the Company’s ability to generate advertisement revenues from its social media platform;
●	the number of users and content creators that join and participate on Infinite Reality’s social media platform;
●	the continue development and launch of the metaverse and social media platform and the Company’s ability to generate revenue associated with those activities;
●	Infinite Reality’s ability to generate additional partnerships and technology development agreements with retailers, brands and marketers;

●	the Company’s ability to maintain, expand and defend the scope of its intellectual property portfolio, including the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against Infinite Reality;
●	the costs to operate as a public company in the United States, including the need to implement additional financial and reporting systems and other internal systems and infrastructure of Infinite Realty’s business;
●	the Company’s ability to hire additional management and technology developers;
●	the effect of competing technological and market developments.

Contractual Obligations

The following table summarizes the Company’s contractual obligations as of December 31, 2021 and the effects that such obligations are expected to have on its liquidity and cash flows in future periods.

Minimum
Commitment
Year ending December 31,
2022	$485,926
2023	—
2024	—
2025	—
2026	—
Thereafter	—
Total minimum commitments	$485,926

The Company’s total future commitments are specifically for a lease and a license agreement the expire in September and December 2022, respectively.

Critical Accounting Policies

Infinite Reality consolidated financial statements are prepared in accordance with GAAP which requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in its consolidated financial statements. The Company bases its estimates on historical experience, known trends and events and various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Infinite Reality evaluates its estimates and assumptions on an ongoing basis. The Company’s actual results may differ from these estimates under different assumptions or conditions.

While the Company’s significant accounting policies are described in more detail in the notes to its consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement, The Company believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its consolidated financial statements.

Intangible Assets

Purchased intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, which best reflects the pattern of use. Amortization for the Company’s definite-lived intangible assets will begin when the asset is ready for its intended use. The Company’s acquired technology asset will be amortized over five years and its patent purchased will be amortized over eight years. The Company launched its social media platform in May 2021, which is when the associated assets began to be amortized. The Company tests for impairment whenever events or changes in circumstances that could impact recoverability occur. There have been no impairment charges recorded for the years ended December 31, 2021 and 2020.

Internal-use Software Development Costs

The Company incurs software development costs associated with the development and subsequent enhancements to its technology. These costs are accounted for in accordance with ASC Topic 350-40, Intangibles — Goodwill and Other: Internal-Use Software (“ASC 350-40”). Under ASC 350-40 software development costs incurred in creating computer software are expensed until the preliminary project stage is completed, management has committed to funding the project and it is probable the project will be completed and used to perform the intended function. Direct costs related to application development activities that are probable to result in additional significant functionality are capitalized. Costs capitalized are amortized on a straight-line basis over three years, which best represents the pattern of the software’s use; amortization commences when the underlying tech platform is available for use or when the additional functionality is ready for use; the Company launched its social media platform in May 2021, which is when the Company commenced amortization of its capitalized costs. The Company tests for impairment whenever events or changes in circumstances that could impact recoverability occur. There have been no impairment charges recorded for the years ended December 31, 2021 and 2020.

Off-Balance Sheet Arrangements

Infinite Reality does not have any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. The Company does not engage in off-balance sheet financing arrangements. In addition, the Company does not engage in trading activities involving non-exchange traded contracts. Infinite Reality therefore believes that it is not materially exposed to any financing, liquidity, market or credit risk that could arise if it had engaged in these relationships.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact the Company’s financial position and results    of operations is disclosed in Note 3 to Infinite Reality’s consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Resignation of Current Executive Officers and Directors of USI

Pursuant to the Merger Agreement, all of the current executive officers and directors of USI will resign immediately prior to the completion of the merger.

Executive Officers and Directors of the Combined Company Following the Merger

Pursuant to the Merger Agreement, prior to the Effective Time, the USI board of directors will set the size of the board of directors at between five and nine members and appoint all of the designees of Infinite Reality, including the current directors listed below and other designees of Infinite Reality. Collectively the reconstituted board is expected to satisfy the requisite independence requirements for the USI board of directors, as well as the sophistication and independence requirements for the required committees pursuant to NYSE American listing requirements.

The following table lists the names and positions of the individuals currently identified to serve as executive officers and directors of the combined company upon the completion of the merger. Infinite Reality intends to designate an additional independent director prior to the merger.

Name	Combined Company Position(s)	Current Position(s)
John P. Acunto, Jr.	Chief Executive Officer	Founder and CEO of Infinite Reality
Rodric M. David	President	President of Infinite Reality
Oliver Dunlap Welch, III	Chief Operating Officer	Chief Operating Officer of Infinite Reality
Elliott Jobe	Chief Innovation Officer	Chief Innovation Officer of Infinite Reality
Scot Weisberg	Chief Financial Officer	Chief Financial Officer of Infinite Reality
Sean Cross	President, Global Business Development and Revenue	President, Global Business Development and Revenue of Infinite Reality

Name	Age	Position
John P. Acunto, Jr.	50	Chief Executive Officer and Director
Rodric M. David	52	President and Director
Oliver Dunlap Welch, III	60	Chief Operating Officer
Elliott Jobe	45	Chief Innovation Officer
Scot Weisberg	51	Chief Financial Officer
Sean Cross	56	President, Global Business Development and Revenue
Mark Norbom	64	Director
Lesley Ma	58	Director
Clark Callander	63	Director

Infinite Reality will designate the remainder of the directors prior to the closing of the merger in accordance with the Merger Agreement.

Set forth below are brief biographical descriptions of the individuals currently identified to serve as executive officers and directors of the combined company following the closing of the merger.

Executive Officers

John P. Acunto, Jr. co-founded Infinite Reality in 2019 and has since served as its Chief Executive Officer and a member of its board of directors. Prior to joining Infinite Reality, Mr. Acunto was Founder and Managing Partner of ThinkTech Partners providing advice and guidance to some of the world’s largest technology companies including Facebook, Google, Microsoft, Amazon, eBay and others. Mr. Acunto was founder and CEO of Play Gig-it, the premier social platform game development company and the world’s largest interactive social music/gaming experience. Prior to Play Gig-it, Mr. Acunto was CEO of Outernet, a 50,000 square foot retail store that allowed customers to select individual songs, games, movies, and books from hundreds of available touch screen monitors. Mr. Acunto holds a PhD in Mathematics from the University of Florida and a Master’s Degree in Data Science from Harvard University.

Rodric M. David is an Australia born entrepreneur who founded Thunder Studios (now a subsidiary of Infinite Reality) in 2013 and joined Infinite Reality in January 2022 as its President and a member of its board of directors. Mr. David was the sole owner and President and CEO of Thunder Studios. In 2019 and 2020, Mr. David was awarded patents for his invention titled “Content — Activated Intelligent, autonomous audio/ video source controller.” Mr. David graduated from the University of Southern California and held senior executive roles in distribution technology in Malaysia and founded property development companies in Australia and the UAE. Mr. David is a frequent guest speaker on trends in esports, digital media, and the Metaverse.

Oliver Dunlap Welch, III joined Infinite Reality in January 2022 as its Chief Operating Officer. Prior to joining Infinite Reality, Mr. Welch was Chief Operating Officer of United Media Corporation and President and CEO of Evolve Consulting. Before that he was Acting Head of Strategic Projects for Dreamworks Animation from 2018 to 2019 and EVP, Global Business Development for Digital Domain Holdings from 2017 to 2018. During his career Mr. Welch has held C-Suite level roles for some of Hollywood’s most esteemed creative companies, managing international business interests for the likes of James Cameron, Sir Richard Branson, Jim Jannard, Dick Cook, and others.

Elliott Jobe co-founded Infinite Metaverse, Inc. (now a subsidiary of Infinite Reality) and joined Infinite Reality in January 2022 as its Chief Innovation Officer. Mr. Jobe started his career at the renowned 525 Studios Hollywood where he leveraged new technologies to create never before seen visual effects. In 2003 he launched his own independent studio and produced documentaries for Oliver Stone and Pietro Scala and dozens of music videos for artists such as Prince, Usher and Lenny Kravitz. Mr. Jobe and his studio also developed new technology for marketing campaigns on behalf of many major brands such as Coke, Apple, Disney, General Motors, Toyota, TripAdvisor, ESPN and many others. In 2005 Mr. Jobe produced a short film that was a narrative finalist at the Tribeca Film Festival. In 2020 he co-founded Infinite Metaverse to bring Burning Man 2020 to life as a live, online, interactive virtual festival experience.

Sean Cross co-founded Infinite Reality in 2019 and has since served as a member of its board of directors and since June 2020 its President, Global Business Development and Revenue. Mr. Cross has over 25 years of senior management experience working with top Fortune 500 companies. Has worked for several companies including Reuters, MediaLink, UBJ, and News Corp. Mr. Cross also heads The Founders Roundtable, a global organization of 7,000 founders and CEOs. Most recently prior to joining Infinite Reality, Mr. Cross was Founder, CEO and Managing Partner of Silicon Alley Advisors.

Scot Weisberg co-founded Infinite Reality in 2019 and has since served as its Chief Financial Officer and a member of its board of directors. Mr. Weisberg has over 25 years’ experience operating companies and working within funds who specialize in special situation/private equity-style investing. Prior to joining Infinite Reality, Mr. Weisberg held various positions with White Oak Global Advisors, LLC and affiliated companies since 2015. During his career Mr. Weisberg also worked with the Fortress Investment Group and CIT.

Directors

Mark Norbom (Chairman) has been a director of Infinite Reality since March, 2020. Mr. Norbom retired from General Electric 30 years with GE Capital in various positions in finance, M&A, operations and market leadership including 13 years as a Company Officer and Vice President, and 21 years as CEO/President across Asia (China, Japan, Taiwan, Thailand, Hong Kong and Indonesia).  Mr. Norbom also spent three years with Prudential plc as a member of the plc Board and Chief Executive for the Asia Pacific region, managing more than 200,000 agents and employees and $50B in assets over 12 markets.

John P. Acunto, Jr.

See description under Executive Officers.

Rodric M. David

See description under Executive Officers.

Lesley Ma has been a director of Infinite Reality since January, 2020. Ms. Ma has global and international experience as chief information officer for Fortune 500 companies. Since 2002, Ms. Ma has been Chief Information Officer, Chief Data Officer, Interim Chief Strategy & Innovation Officer Chief Information Officer for NSF International, a global public health and safety organization. Before that Ms. Ma was the Global Chief Information Officer of Cadillac since 2015. Ms. Ma has been the recipient of various industry recognitions: 2021 Michigan CIO of the Year (Orbie) Winner (Large Corporate), Financial Times Agenda — Diversity 100 Board Ready

Leaders, Trailblazer Award from ASCEND NY, Innovative Leadership Award from Pace University, Seidenberg CSIS, HMG Global Technology Leaders Award, Member of the Committee 100.

Clark Callander has been appointed to join the Infinite Reality board in June 2022. Since 2012 Mr. Callander has been Co-Founder and Managing Partner of Albany Road Investors, LLC. From 2003 to 2020 Mr. Callander was also Co-Founder, Head of Investment Banking, Executive Committee at GCA Advisors, LLC. Prior to that Mr. Callander held various senior investment banking positions with PaineWebber Incorporated, and Robertson Stevens & Company. As a private investor, he has invested in dozens of companies and venture capital funds primarily in the technology industry and joined many of their advisory boards.

Family Relationships

There are no family relationships among any of combined company’s directors or executive officers.

The Board of Directors and Its Committees

Board of Directors

Each of the Infinite Reality and USI boards of directors undertook a review of the independence of the proposed directors of the combined company and considered whether any director has a material relationship with the combined company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning their background, employment, and affiliations, including family relationships, the board of directors has determined that each of Mr. Norbom, Ms. Ma and Mr. Callander is “independent” as that term is defined under the rules of The New York Stock Exchange.

In making these determinations, the board of directors considered the current and prior relationships that each non-employee director has with the combined company and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the beneficial ownership of capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related-Party Transactions.”

The combined company will not have a formal policy requiring members of the board to attend annual meetings of the stockholders.

Board Committees

The board of directors has the authority to appoint committees to perform certain management and administration functions. The board of directors has established an audit committee and a compensation committee. The board of directors may establish other committees to facilitate the management of the combined company’s business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors.

All of the committees will comply with all applicable requirements of the Sarbanes-Oxley Act, NYSE American and SEC rules and regulations as further described below. Following the closing of the merger, the charters for each of these committees will be available on the combined company’s website at www.theinfinitereality.com. Such charters are currently available on USI’s website at swww.universalsecurity.com. Information contained on or accessible through Infinite Reality’s or USI’s website is not a part of this proxy statement/prospectus/information statement, and the inclusion of such website addresses in this proxy statement/prospectus/information statement are inactive textual references only.

Audit Committee

Upon the closing of the merger, the combined company will have an Audit Committee. The primary responsibility of the Audit Committee will be to oversee the combined company’s financial reporting process on behalf of the board and report the result of its activities to the board. Such responsibilities include, but are not limited to, the selection and, if necessary, the replacement of independent auditors and review and discussion with such independent auditors of (i) the overall scope and plans for the audit, (ii) the adequacy and effectiveness of the accounting and financial controls, including a system to monitor and manage business risks, and legal and ethical programs, and (iii) the results of the annual audit, including the financial statements to be included in the combined company’s Annual Report on Form 10-K.

Each member of the Audit Committee will be “independent” as that term is defined under the applicable rules of the Securities and Exchange Commission (the “SEC”) and the applicable rules of the NYSE American. Each Audit Committee member will have sufficient knowledge in financial and auditing matters to serve on the Committee. At least one member of the Audit Committee will be an “audit committee financial expert,” as defined under the applicable rules of the SEC and the applicable rules of the NYSE American.

Compensation Committee

Upon the closing of the merger, the combined company will have a Compensation Committee. The responsibilities of the Compensation Committee will include overseeing the evaluation of executive officers (including the Chief Executive Officer) of the combined company, determining the compensation of executive officers of the combined company, and overseeing the management of risks associated therewith. The Compensation Committee will determine and approve the Chief Executive Officer’s compensation. The Compensation Committee also will administer the combined company’s equity-based plans and make recommendations to the board with respect to actions that are subject to approval of the board regarding such plans. The Compensation Committee also will review and make recommendations to the board with respect to the compensation of directors. The Compensation Committee will monitor the risks associated with the combined company’s compensation policies and practices as contemplated by Item 402(s) of Regulation S-K.

Each member of the Compensation Committee will be “independent” as that term is defined under the applicable rules of the SEC and the applicable rules of the NYSE American.

Nominating Committee

Upon the closing of the merger, the combined company will not initially have a standing nominating committee. Board nominees will be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors in a vote in which only the independent directors participate.

Code of Business Conduct and Ethics

Upon the closing of the merger, the combined company will have a Code of Business Conduct and Ethics that applies to its directors, officers and employees. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to provide guidance to the combined company’s directors, officers and employees to help them recognize and deal with ethical issues, to provide mechanisms to report unethical or illegal conduct and to contribute positively to the combined company’s culture of honesty and accountability. The Code of Business Conduct and Ethics will be publicly available on the combined company’s website at www.theinfinitereality.com. If the combined company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver, including any implicit waiver from a provision of the Code of Business Conduct and Ethics to its directors or executive officers, it will disclose the nature of such amendments or waiver on its website or in a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

Upon the closing of the merger, the combined company will have a compensation committee that will be selected from among the directors who are independent under applicable NYSE American listing standards. None of the members of combined company’s compensation committee will have ever been an officer or employee of either company. None of the combined company’s executive officers will serve, or will have served during the last fiscal year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the combined company’s directors or on the compensation committee.

Director Compensation

Infinite Reality currently pays no cash compensation to its directors in respect of their service on the board. All of Infinite Reality’s directors are entitled to reimbursement of expenses incurred in connection with their service. Infinite Reality award options to Infinite Reality directors for services as directors rendered. In connection with the merger, the Infinite Reality board has approved a director compensation policy for its non-employee directors to be in effect after the closing of the merger. Other than reimbursement for reasonable expenses incurred in connection with attending board and committee meetings, this policy provides:

●	each non-employee director is entitled to receive an annual retainer of $50,000 payable in options to purchase common stock;

●	the chair of the board, if a non-employee director, will be entitled to receive an additional annual retainer of $25,000 payable in options to purchase common stock;
●	the chair of the audit committee will receive an annual retainer of $5,000 payable in options to purchase common stock;
●	the chair of the compensation committee will receive an annual retainer of $5,000 payable in options to purchase common stock; and
●	the chair of the nominating and corporate governance committee (when established) will receive an annual retainer of $2,500 payable in options to purchase common stock.

Infinite Reality Executive Compensation

The following table summarizes the compensation information for the years ended December 31, 2020 and 2021 for Infinite Reality’s chief executive officer, our two most highly compensated executive officers other than our chief executive officer who were serving as executive officers as of the end of 2021 and one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of December 31, 2021. The persons listed in the following table are referred to herein as the “named executive officers.”

		Salary	Bonus	Stock	Option	All Other
		Paid	Paid	Awards	Awards	Comp	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)(1)	($)
John P. Acunto, Jr., CEO	2021	$476,035	$150,400		$11,636	$97,200	$724,435
	2020	$442,354	$140,400	$31,076			$582,754

Scot Weisberg, CFO	2021	$366,798	$115,692		$11,636	$72,000	$554,490
	2020	$337,846	$108,000	$5,180			$445,846

Gregory Fell, Former CEO	2021	$392,686					$392,686
	2020	$51,154	$114,000				$165,154

Sean Cross, President, Global Business Development and Revenue	2021	$276,346	$82,500		$11,636		$370,482
	2020	$201,667	$42,750				$244,417
(1)	This represents compensation deferred by the executives from prior year periods.

Narrative Disclosure to Summary Compensation Table

Agreements with our Named Executive Officers

We entered into an employment agreement with Mr. Acunto on January 1, 2022, setting forth the terms of his employment as Chief Executive Officer. Pursuant to the employment agreement, Mr. Acunto is entitled to, among other things, (i) an annual gross base salary of $525,000 and (ii) eligibility for a target bonus equal to 50% of his base salary.

We entered into an employment agreement with Mr. Weisberg on January 22, 2020, setting forth the terms of his employment as Chief Financial Officer. Pursuant to the employment agreement, Mr. Weisberg is entitled to, among other things, (i) an annual gross base salary of $389,924 and (ii) eligibility for a target bonus equal to 30% of his base salary.

We executed an employment offer letter with Mr. Cross as of July 1, 2020, setting forth the terms of his employment as President, Global Business Development and Revenue. Pursuant to the employment agreement, Mr. Cross is entitled to, among other things, (i) an annual gross base salary of $294,975 and (ii) eligibility for a target bonus equal to 30% of his base salary.

Potential Payments Upon Termination

Pursuant to Mr. Acunto’s employment agreement, if he is terminated without “Cause” or for “Good Reason” he is entitled to (i) his base salary for one year, (ii) a bonus equal to his performance bonus for the year in which the termination occurs. In addition, if he timely continued coverage under COBRA, we will continue to pay our shares of the employees portion of health insurance premiums under COBRA necessary to continue coverage until the earliest of (a) one year following the termination date, (b) the date with he becomes eligible for substantially equivalent health insurance coverage under similar plans.

Securities Authorized for Issuance Under Equity Compensation Plans

As of March 1, 2022, the total unallocated shares authorized for issuance pursuant to stock options of Infinite Reality is 1,326,396. The issuance of the options is subject to the approval of Infinite Reality board of directors.

Equity Awards

There were 6,752,804 outstanding equity awards as March 1, 2022.

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments by Infinite Reality or other benefits from Infinite Reality at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of our Named Executive Officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

USI

The following is a summary of transactions since January 1, 2020, and all currently proposed transactions, to which USI has been a participant, in which:

●	the amounts exceeded or will exceed the lesser of $120,000 or one percent of the average of the company’s total assets at year-end for the last two completed fiscal years; and
●	any of its current directors, executive officers or holders of more than 5% of the respective capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Transactions with Management

Pursuant to its written charter, the Audit Committee of the Board of Directors of USI reviews and approves all transactions with related persons that are required to be disclosed under applicable regulation. During the three and nine month periods ended December 31, 2021 inventory purchases and other company expenses of approximately $509,000 and $1,332,000 respectively, were charged to credit card accounts of Harvey B. Grossblatt, the Company’s Chief Executive Officer and certain of his immediate family members. During the three and nine month periods ended December 31, 2020 inventory purchases and other company expenses charged to credit card accounts of Mr. Grossblatt and certain of his immediate family members amounted to approximately $379,000 and $746,000, respectively. The Company subsequently reimbursed these charges in full. Mr. Grossblatt receives mileage benefits from these charges. The maximum amount outstanding and due to Mr. Grossblatt at any point during the nine month periods ended December 31, 2021 and 2020 amounted to $210,773 and $134,329, respectively. During the fiscal year ended March 31, 2021 and 2020, USI expenses of approximately $1,206,000 and $999,000 respectively, were charged to credit cards held by Harvey B. Grossblatt, USI’s Chief Executive Officer and certain of his immediate family members. The Company subsequently reimbursed these charges in full. Mr. Grossblatt received mileage benefits from these charges. The maximum amount outstanding and due to Mr. Grossblatt at any point during the fiscal year ended March 31, 2021 and 2020 amounted to $158,134 and $136,876, respectively, and the amount outstanding at March 31, 2021 and 2020 was $50,536 and $27,102, respectively.

Infinite Reality

The following is a summary of transactions since January 1, 2020, and all currently proposed transactions, to which Infinite Reality has been a participant, in which:

●	the amounts exceeded or will exceed the lesser of $120,000 or one percent of the average of the company’s total assets at year-end for the last two completed fiscal years; and
●	any of its current directors, executive officers or holders of more than 5% of the respective capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Notes Payable

From July 2021 through October 2021, Infinite Reality issued a series of secured promissory notes to Black, Inc., an affiliate of Larry Krauss (a director of Infinite Reality), Team AJ, LLC, an affiliate of Mr. Acunto, and Mr. Norbom (collectively, the “Lenders”) in exchange for cash proceeds of $2,100,000. The notes mature on June 30, 2022 and bear interest at a rate of 12.5% per year. In addition, Black, Inc., Team AJ, LLC and Mark Norbom received warrants to purchase 149,604 shares, 149,604 shares and 18,701 shares of Infinite Reality, respectively, at an exercise price of $1.86 per share. In December 2021, Black, Inc. purchased all the notes issued to Team AJ, LLC in the aggregate principal amount of $850,000 and 112,203 of the warrants originally issued to Team AJ, LLC. As of December 31, 2021, Infinite Reality recognized interest expense of $28,510 to Black, Inc., $26,647 to Team AJ, LLC and $12,328 to Mr. Norbom, respectively. As of December 31, 2021, Infinite Reality also paid legal fees incurred by the Lenders in connection with the notes in that amount of $11,825.

Other Transactions with Directors

During the years ended December 31, 2020 and 2021, Infinite Reality paid David Kerzner (a director of Infinite Reality) $15,000 and $247,797, respectively, in consulting fees.

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of the combined company’s common stock and preferred stock as proposed to be in effect following the merger, the reincorporation and the Share Increase. This summary does not purport to be exhaustive and is qualified in its entirety by reference to the combined company’s proposed Delaware certificate of incorporation and bylaws, forms of which are attached to this proxy statement/prospectus/information statement as Annex B and Annex C, respectively, and to the applicable provisions of Delaware law.

Description of Common Stock

Following the merger, the reincorporation and the Share Increase, the combined company will be authorized to issue 500,000,000 shares of common stock, $0.001 par value. Holders of common stock will be entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting will not be allowed; the holders of a majority of our outstanding shares of common stock will be entitled to elect all directors. Holders of common stock will be entitled to receive such dividends as may be declared by the combined company’s board of directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of the combined company’s assets after payment of liabilities. The combined company’s directors will not be obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. Holders of the combined company’s common stock will not have preemptive rights to subscribe to any additional shares the combined company may issue in the future. There will be no conversion, redemption, sinking fund or similar provisions regarding the combined company’s common stock. All outstanding shares of common stock will be fully paid and nonassessable.

Description of Preferred Stock

Following the merger, the reincorporation and the Share Increase, the combined company will be authorized to issue 10,000,000 shares of preferred stock, $0.0001 par value. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the combined company’s board of directors in its sole discretion, authority to do so being hereby expressly vested in the combined company’s board of directors. The authority of the combined company’s board of directors with respect to each such series of preferred stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

●	The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
●	the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;
●	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
●	whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;
●	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the combined company;
●	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the combined company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;
●	the right, if any, to subscribe for or to purchase any securities of the combined company or any other corporation or other entity;
●	the provisions, if any, of a sinking fund applicable to such series; and

●	any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series.

Anti-Takeover Effects of Certain Provisions of Delaware Law and the Combined Company’s Certificate of Incorporation and Bylaws

The combined company will be subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder” did own, 15% or more of the corporation’s voting stock.

In addition, the combined company’s authorized but unissued shares of common stock and preferred stock will be available for the combined company’s board to issue without stockholder approval. The combined company may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the combined company by means of a proxy contest, tender offer, merger or other transaction. The combined company’s authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the combined company’s stockholders. The board of directors is also authorized to adopt, amend or repeal the combined company’s bylaws, which could delay, defer or prevent a change in control.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 25, 2022, Universal Security Instruments, Inc., a Maryland corporation, or USI, D-U Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of USI, or Merger Sub, and Infinite Reality Social, Inc., a Delaware corporation, or Infinite Reality, entered into an agreement and plan of merger, as amended (the “Merger Agreement”). As contemplated by the Merger Agreement, Merger Sub will merge with and into Infinite Reality, with Infinite Reality surviving as a wholly owned subsidiary of USI (the “merger”). At the effective time of the merger, or the Effective Time, USI will change its name to Infinite Reality Holdings, Inc. (the “combined company”).

At the Effective Time, each share of Infinite Reality’s common stock, $0.001 par value (“Infinite Reality Common Stock”), outstanding immediately prior to the Effective Time (excluding certain shares to be canceled pursuant to the Merger Agreement and shares held by stockholders who have exercised and perfected appraisal rights as more fully described in the section of this proxy statement/prospectus/information statement titled “The Merger—Appraisal Rights”), will be converted into the right to receive a number of shares of USI’s common stock, par value $0.01 per share (“USI Common Stock”) (the “Exchange Per Share Consideration”), which Exchange Per Share Consideration is currently estimated to be 0.381939363 shares of USI Common Stock for each share of Infinite Reality Common Stock and is subject to change to account, among other things, for USI’s and Infinite Reality’s capitalization immediately prior to the closing (the “Closing”) of the merger. Because the number of shares of USI Common Stock issuable to Infinite Reality is determined based on the capitalizations of Infinite Reality and USI at the Closing, USI Stockholders cannot be certain of the exact number of shares that will be issued to Infinite Reality’s stockholders when USI’s stockholders vote on the proposals at the special meeting of USI stockholders (the “Special Meeting”). The Exchange Per Share Consideration referenced above is an estimate only and the final Exchange Per Share Consideration will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

The following selected unaudited pro forma condensed combined financial data gives effect to (i) the merger, (ii) Infinite Reality’s acquisition of Thunder Studios and Infinite Metaverse, and (iii) the Sale of the Business (collectively, the “Pro Forma Events”).

The merger is accounted for (i) as a business combination under U.S. GAAP if the Sale of the Business occurs after the closing of the merger which requires a purchase price allocation of the consideration paid in regard to the valuation of the assets and liabilities required, with any excess purchase price being recorded as goodwill or (ii) as a recapitalization if the Sale of the Business occurs prior to the closing of the merger which assumes that all of the pre-merger assets have been disposed of prior to the closing of the merger. Infinite Reality was determined to be the accounting acquirer based upon the terms of the merger and other factors including: (i) Infinite Reality stockholders will own a substantial majority of the voting rights of the combined company; (ii) Infinite Reality will designate all the initial members of the board of directors of the combined company; and (iii) Infinite Reality’s senior management will hold all key positions in senior management of the combined company. “Fully Diluted Closing USI Common Stock” as used herein means the total number of shares of USI Common Stock outstanding immediately after the Effective Time expressed on an as-converted basis assuming exercise of all options and warrants.

The USI and Infinite Reality unaudited pro forma condensed combined balance sheet data assume that the Pro Forma Events took place on December 31, 2021 and combines the USI and Infinite Reality historical balance sheets as of December 31, 2021. The USI and Infinite Reality unaudited pro forma condensed combined statements of operations data assume that the Pro Forma Events took place as of January 1, 2021 and combines the historical results of USI for the three months ended March 31, 2021 and the nine months ended December 31, 2021, and of Infinite Reality for the year ended December 31, 2021. The historical financial statements of USI and Infinite Reality, which are provided elsewhere in this proxy statement/prospectus/information statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

USI and Infinite Reality have different fiscal year ends. As USI’s fiscal year ended March 31 is within 90 days of Infinite Reality’s fiscal year ended December 31, USI’s pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the nine months ended December 31, 2021, includes Infinite Reality’s operating results for its respective fiscal year ended December 31, 2021 as permitted by Rule 11- 02 of Regulation S-X. The unaudited condensed combined statement of operations for year ended December 31, 2021 combines the historical results of USI’s unaudited financial statements for the three months ended March 31, 2021 and USI’s unaudited financial statements for the nine months ended December 31, 2021 and the historical results of Infinite Reality for the year ended December 31, 2021, derived from Infinite Reality’s audited condensed statement of operations.

The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. A final determination of these estimated fair values will be based on the actual net tangible assets of USI and Infinite Reality that exist as of the date of completion of the transaction. Differences between these preliminary estimates and the final fair value of assets and liabilities acquired may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had USI and Infinite Reality been a combined organization during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the USI historical audited financial statements for the years ended March 31, 2021 and 2020, the USI unaudited condensed financial statements for the nine months ended December 31, 2021, and the Infinite Reality historical audited financial statements for the years ended December 31, 2021 and 2020, included elsewhere in this proxy statement/prospectus/information statement.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2021

(unaudited)

	Infinite Reality, Inc. (f.k.a. Display Social, Inc.)	Thunder Studios, Inc.	Infinite Reality, LLC	Intercompany Eliminations	Pro Forma Adjustments	Notes
Assets
Current Assets
Cash	$11,093,373	$200,763	$4,229	$—	$(2,100,000)	D
Accounts receivable, net	29,486	101,615	—	—	—
Note Receivable - Related Party	—	1,306,250	—	(1,306,250)	—
Inventory	—	—	—	—	—
Prepaid expenses and other current assets	29,386	134,320	—	—	—
Assets held for sale - current	—	—	—	—	—
Total Current Assets	11,152,245	1,742,948	4,229	(1,306,250)	(2,100,000)
Property and equipment, net	112,032	12,657,544	—	—	—
Internal-use software development costs, net	5,359,913	—	1,481,877	—	—
Intangible assets, net	2,143,730	2,445,517	—	—	—
Goodwill	—	—	—	—	12,000,000	J
Due from related party	—	—	450,591	—	—
Other assets	95,799	217,400	—	—	—
Intangible assets held for sale	—	—	—	—	—
Assets held for sale - long-term	—	—	—	—	—
Total Assets	$18,863,719	$17,063,409	$1,936,697	$(1,306,250)	$9,900,000
Liabilities & Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	3,924,276	670,012	—	—	(969,159)	A, I
Line of credit - factor	—	—	—	—	—
Operating lease liability - current	—	—	—	—	—
Deferred revenue	—	82,449	—	—	—
Related party senior secured promissory notes, net of debt issuance costs - current	2,083,946	—	—	—	(2,083,946)	B
Note payable - current	—	2,444,731	365,389	(1,306,250)	—
Convertible promissory notes - current	33,572,000	—	—	—	(33,572,000)	A
Liabilities held for sale - current	—	—	—	—	—
Contingent Value Rights	—	—	—	—	—
Total Current Liabilities	39,580,222	3,197,192	365,389	(1,306,250)	(36,625,105)
Notes payable - long-term	1,147,880	2,022,785	—	—	—
Operating lease liability - long-term	—	—	—	—	—
Other liabilities	45,703	1,215,372	—	—	—
Total Liabilities	40,773,805	6,435,349	365,389	(1,306,250)	(36,625,105)
Shareholders’ Capital
Common Stock	178,864	1,000	—	—	34,733
Additional paid-in capital	14,248,695	1,209,945	1,996,405	—	46,961,426	C, J
Retained earnings/(accumulated deficit)	(36,337,645)	9,417,115	(425,097)	—	(471,054)	B, I
Total Shareholders’ Capital/(Deficit)	(21,910,086)	10,628,060	1,571,308	—	46,525,105
Total Liabilities & Shareholders’ Capital	$18,863,719	$17,063,409	$1,936,697	$(1,306,250)	$9,900,000

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2021

(unaudited)

Continued

	Pro Forma Infinite Reality, Inc.	Universal Securities Instruments, Inc.	Pro Forma Adjustments - Assets Held for Sale	Notes	Pro Forma Combined Business Combination	Pro Forma Adjustments - Assets Sold	Notes	Pro Forma Recapitalization Combined
Assets
Current Assets
Cash	$9,198,365	$387,223	$(387,223)		$9,198,365	$6,505,187	E	$16,090,775
Accounts receivable, net	131,101	885,210	(885,210)		131,101	(885,210)		131,101
Note Receivable – Related Party	—	—	—		—	—		—
Inventory	—	5,123,468	(5,123,468)			(5,123,468)		—
Prepaid expenses and other current assets	163,706	3,558,471	(3,558,471)		163,706	(3,558,471)		163,706
Assets held for sale - current	—	—	9,954,372	E	9,954,372	—		—
Total Current Assets	9,493,172	9,954,372	—		19,447,544	(3,061,962)		16,385,582
Property and equipment, net	12,769,576	53,920	(53,920)		12,769,576	(53,920)		12,769,576
Internal-use software development costs, net	6,841,790	—	—		6,841,790	—		6,841,790
Intangible assets, net	4,589,247	41,363	(41,363)		4,589,247	(41,363)		4,589,247
Goodwill	12,000,000	—	—		12,000,000	(12,000,000)		—
Due from related party	450,591	—	—		450,591	—		450,591
Other assets	313,199	4,000	(4,000)		313,199	(4,000)		313,199
Intangible assets held for sale	—	—	2,018,166	J	2,018,166	—		—
Assets held for sale - long-term	—	—	99,283	E	99,283	—		—
Total Assets	$46,457,575	$10,053,655	$2,018,166		$58,529,396	$(15,161,245)	E	$41,349,985
Liabilities & Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	3,625,129	1,696,575	(1,696,575)		3,625,129	(1,696,575)		3,625,129
Line of credit - factor	—	2,357,431	(2,357,431)		—	(2,357,431)		—
Operating lease liability - current	—	43,965	(43,965)		—	(43,965)		—
Deferred revenue	82,449	—	—		82,449	—		82,449
Related party senior secured promissory notes, net of debt issuance costs - current	—	—	—		—	—		—
Note payable - current	1,503,870	1,081,440	(1,081,440)		1,503,870	(1,081,440)		1,503,870
Convertible promissory notes - current	—	—	—		—	—		—
Liabilities held for sale - current	—	—	5,379,411	E	5,379,411	200,000		200,000
Contingent Value Rights	—	—	6,892,410	E	6,892,410	6,892,410	E	6,892,410
Total Current Liabilities	5,211,448	5,179,411	7,092,410		17,483,269	1,912,999		12,303,858
Notes payable - long-term	3,170,665	—	—		3,170,665	—		3,170,665
Operating lease liability - long-term	—	—	—		—	—		—
Other liabilities	1,261,075	—	—		1,261,075	—		1,261,075
Total Liabilities	9,643,188	5,179,411	7,092,410		21,915,009	1,912,999		16,735,598
Shareholders’ Capital
Common Stock	214,597	23,129	(141,356)	E	96,370	(141,356)		96,370
Additional paid-in capital	64,416,471	12,885,841	(12,767,614)	E, J	64,534,698	(24,767,614)		52,534,698
Retained earnings/(accumulated deficit)	(27,816,681)	(8,034,726)	7,834,726	E, J	(28,016,681)	7,834,726		(28,016,681)
Total Shareholders’ Capital/(Deficit)	36,814,387	4,874,244	(5,074,244)		36,614,387	(17,074,244)		24,614,387
Total Liabilities & Shareholders’ Capital	$46,457,575	$10,053,655	$2,018,166		$58,529,396	$(15,161,245)	E	$41,349,985

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(unaudited)

	Infinite Reality,
	Inc. (f.k.a.
	Display Social,	Thunder	Infinite	Intercompany	Pro Forma
	Inc.)	Studios, Inc.	Reality, LLC	Eliminations	Adjustments	Notes
Revenue	$102,848	$10,325,233	$75,000	$(539,212)	$—

Costs and Expenses:
Cost of revenue	7,165,092	4,084,848	492,167	(539,212)	—
Sales and marketing	6,902,622	—	—	—	—
General and administrative	10,139,051	5,036,886	7,871	—	455,000	I
Total Costs and Expenses	24,206,765	9,121,734	500,037	(539,212)	455,000

Operating Income/(Loss)	(24,103,917)	1,203,499	(425,037)	—	(455,000)

Interest expense	(1,424,159)	(305,909)	—	—	(16,054)	B
Forgiveness of Paycheck Protection Program loan	—	326,077	—	—	—
Other income (expense), net	(76,354)	(40,949)	—	—	—
Income/(Loss) From Continuing Operations, Before Income Taxes	(25,604,430)	1,182,718	(425,037)	—	(471,054)
Income tax benefit (expense)	—	—	—	—	—
Net Income/(Loss) From Continuing Operations	$(25,604,430)	$1,182,718	$(425,037)	$—	$(471,054)

Discontinued Operations:
Loss from discontinued operations	—	—	—	—	—
USI transaction costs from discontinued operations	—	—	—	—	—
Gain on sale of assets	—	—	—	—	—
Income tax benefit (expense)	—	—	—	—	—
Net Income/(Loss)	$(25,604,430)	$1,182,718	$(425,037)	$—	$(471,054)

Net loss per share attributable to common shareholders:
Basic & diluted	$(0.19)	$—	$—	$—	$—
Pro-Forma shares used in computing net loss per share attributable to common shareholders
Basic & diluted	133,971,032	—	—	—	95,050,227

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(unaudited)

Continued

	Pro Forma Infinite Reality, Inc.	Universal Securities Instruments, Inc.	Pro Forma Adjustments - Assets Held for Sale	Notes	Pro Forma Combined Business Combination	Pro Forma Adjustments - Assets Sold	Notes	Pro Forma Recapitalization Combined
Revenue	$9,963,869	$18,256,573	$(18,256,573)	E	$9,963,869	$(18,256,573)		$9,963,869

Costs and Expenses:
Cost of revenue	11,202,895	12,767,232	(12,767,232)	E	11,202,895	(12,767,232)		11,202,895
Sales and marketing	6,902,622	5,522,179	(5,522,179)	E	6,902,622	(5,522,179)		6,902,622
General and administrative	15,638,808	434,765	(434,765)	E	15,638,808	(434,765)		15,638,808
Total Costs and Expenses	33,744,324	18,724,176	(18,724,176)		33,744,324	(18,724,176)		33,744,324

Operating Income/(Loss)	(23,780,455)	(467,603)	467,603		(23,780,455)	467,603		(23,780,455)

Interest expense	(1,746,122)	(52,947)	52,947	E	(1,746,122)	52,947		(1,746,122)
Forgiveness of Paycheck Protection Program loan	326,077	221,400	(221,400)	E	326,077	(221,400)		326,077
Other income (expense), net	(117,303)	—	—		(117,303)	—		(117,303)
Income/(Loss) From Continuing Operations, Before Income Taxes	(25,317,803)	(299,150)	299,150		(25,317,803)	299,150		(25,317,803)
Income tax benefit (expense)	—	—	—		—	—		—
Net Income/(Loss) From Continuing Operations	$(25,317,803)	$(299,150)	$299,150		$(25,317,803)	$299,150		$(25,317,803)

Discontinued Operations:
Loss from discontinued operations	—	—	(299,150)	E	(299,150)	—	E	—
USI transaction costs from discontinued operations	—	—	(200,000)	I	(200,000)	(200,000)	I	(200,000)
Gain on sale of assets	—	—	—		—	2,018,166	J	2,018,166
Income tax benefit (expense)	—	—	—		—	—		—
Net Income/(Loss)	$(25,317,803)	$(299,150)	$(200,000)		$(25,816,953)	$1,818,166		$(23,499,637)

Net loss per share attributable to common shareholders:
Basic & diluted	$(0.11)	$(0.13)	$—		$(0.26)	$—		$(0.24)
Pro-Forma shares used in computing net loss per share attributable to common shareholders
Basic & diluted	229,021,259	2,312,887	(134,963,854)	F	96,370,292	(134,963,854)		96,370,292

(1)Description of Transactions

Merger

On February 25, 2022, Universal Security Instruments, Inc. (“USI”), D-U Merger Sub, Inc. (“Merger Sub”), and Infinite Reality Social, Inc. (“Infinite Reality”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub, a wholly owned subsidiary of USI, will merge with and into Infinite Reality, with Infinite Reality surviving as a wholly owned subsidiary of USI (the “merger”). After closing of the merger, USI will be renamed “Infinite Reality Holdings, Inc.” As of March 1, 2022, the USI Common Stock is listed on NYSE American under the symbol “UUU.”

Pursuant to the Merger Agreement, each share of Infinite Reality Common Stock (other than shares held by Infinite Reality or any of its subsidiaries or Merger Sub, and any Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount of shares of USI Common Stock equal to the number of shares of Infinite Reality Common Stock surrendered multiplied by the Exchange Per Share Consideration (as defined in the Merger Agreement). As a result, immediately following the Effective Time, the former Infinite Reality stockholders will hold approximately 97.6% of the outstanding shares of USI Common Stock and the stockholders of USI will retain ownership of approximately 2.4% of the outstanding shares of USI Common Stock. All outstanding Infinite Reality stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of USI Common Stock, proportionately adjusted based on the Exchange Per Share Consideration. The exact number of shares of USI Common Stock that will be issued to Infinite Reality stockholders will be fixed immediately prior to the Effective Time to reflect the capitalization of USI as of immediately prior to such time.

Accordingly, by way of example only, if the closing of the merger occurred on March 1, 2022, USI would have issued an aggregate of 94,057,405 shares of USI Common Stock to the holders of Infinite Reality Common Stock at the time of such closing pursuant to the Merger Agreement, such number reflecting the relative valuations of USI and Infinite Reality in accordance with the Merger Agreement and the capitalization of USI as of March 1, 2022. This equates to an Exchange Per Share Consideration of approximately 0.381939363 shares of USI Common Stock per one share of Infinite Reality Common Stock.

Acquisitions

On January 7, 2022, the Company acquired all the outstanding shares of Thunder Studios, Inc. (“Thunder”) in a non-monetary exchange for 35,243,542 shares of Infinite Reality’s common stock. Thunder is a 150,000 square foot Los Angeles-based facility featuring virtual production capabilities, an esports arena, dedicated XR stage, and motion capture and volumetric stages. Thunder provides integrated production and broadcast services to the entertainment industry as well as a variety of companies, marketers and brands. Thunder’s assets complement and enhance the Company’s expansion into metaverse technology development. The fair value of consideration paid, and net assets acquired is incomplete pending a third-party valuation analysis.

On January 7, 2022, the Company acquired 80.87% of the membership interests of Infinite Reality, LLC. (“Infinite Reality”) in a non-monetary exchange for 14,571,295 shares of the Company’s common stock. The balance of 19.13% of Infinite Reality is owned by Thunder (now a wholly owned subsidiary of the Company) giving the Company 100% ownership of Infinite Reality. Infinite Reality had been developing metaverse technologies and virtual production tools to empower user generated live content broadcast into and from the metaverse. Infinite Reality is the gateway to the metaverse and creator economy where creators and consumers engage live and digital content through interactive first-person social experiences. Infinite Reality’s purpose is to support the creators, artists, innovators and companies with the tools needed to empower anyone to create their own unique piece of the metaverse. Infinite Reality’s platform compliments the Company’s expansion into metaverse technology development. The fair value of consideration paid, and net assets acquired is incomplete pending a third-party valuation analysis.

(2)Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 assumes that the Pro Forma Events occurred on January 1, 2021, and combines the historical results of Infinite Reality and USI.

USI and Infinite Reality have different fiscal year ends. As USI’s fiscal year ended March 31 is within 90 days of Infinite Reality’s fiscal year ended December 31, the unaudited consolidated statement of operations for year ended December 31, 2021 combines the historical results of USI’s unaudited financial statements for the three months ended March 31, 2021 and USI’s unaudited condensed financial statements for the nine months ended December 31, 2021 and the historical results of Infinite Reality for the year ended December 31, 2021, derived from Infinite Reality’s audited combined condensed statement of operations, as permitted by Rule 11-02 of Regulation S-X.

For accounting purposes, Infinite Reality is considered to be the acquiring company and (i) if the Sale of the Business occurs prior to the closing of the merger will be accounted for as a recapitalization and (ii) if the Sale of the Business occurs after the closing of the merger will be accounted for as a business combination of USI and Infinite Reality.

If the transaction is accounted for as a recapitalization, the assets and liabilities, if any, of USI will be recorded, as of the completion of the merger, at their book value because of the short-term nature of the instruments. No goodwill or intangible assets will be recognized and any excess consideration transferred over the value of the net assets, if any, of USI following determination of the actual purchase consideration for USI will be reflected as a reduction to equity. Consequently, the combined financial statements of Infinite Reality reflect the operations of Infinite Reality, the acquirer for accounting purposes, together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of USI, the legal acquirer, and a recapitalization of the equity of the accounting acquirer. The historical financial statements of USI and Infinite Reality, which are provided elsewhere in this proxy statement/prospectus/information statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

If the transaction is accounted for as a business combination, the assets and liabilities, if any, of USI will be recorded, as of the completion of the merger, and goodwill will be recognized for any excess consideration transferred over the value of the net assets, if any, of USI following determination of the actual purchase consideration for USI. Consequently, the combined financial statements of Infinite Reality reflect the operations of Infinite Reality, the acquirer for accounting purposes, together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of USI, the legal acquirer, and a reverse merger of the equity of the accounting acquirer. The historical financial statements of USI and Infinite Reality, which are provided elsewhere in this proxy statement/prospectus/information statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

To the extent there are significant changes to the business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

(3)Pro Forma Adjustments

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical audited financial statements of Infinite Reality and Thunder Studios for the years ended December 31, 2021, the historical audited financial statements of USI for the years ended March 31, 2021 and for the unaudited nine months ended December 31, 2021.

A.	Infinite Reality pro forma event includes $33,572,000 and $1,424,159 of Convertible Notes and accrued interest within Current Liabilities that convert to Equity as of December 31, 2021.
B.	Infinite Reality pro forma event includes $2,100,000 of Related Party Senior Secure Notes and acceleration of $16,054 of debt issuance costs within Current Liabilities that will be reflected as fully paid.
C.	Infinite Reality pro forma event includes Shareholders’ Equity reflecting a $34,996,159 conversion of Convertible Notes Payable and Convertible Notes Interest Payable fully converting to Common Stock as of December 31, 2021.
D.	Infinite Reality pro forma event includes a Cash reduction of $2,100,000, reflecting the pay-off of the Senior Secure Notes.

E.	Clearing of the assets and liabilities of USI held for sale. The terms of the Merger Agreement and the CVR provide that USI will make reasonable efforts to dispose of its current business and that the holders of the USI common stock prior to the effective time of the merger are entitled to the proceeds from the sale of the USI. Given that the resulting combined company will have no rights to or obligations for the value of the assets and liabilities of USI or the net proceeds of the Sale of the Business are paid to the holders of the USI common stock prior to the effective time of the merger (without regard to whether the Sale of the Business occurs before or after the effective time of the merger),
(i)In the Pro Forma Combined Business Combination column, the Sale of the Business is presented as a liability in the pro-forma financial statements as a claim against the net value of the related assets and liabilities.  The adjustment for this would be to increase the liability and reduce the net equity of USI.
(ii)In the Pro Forma Recapitalization Combined column, USI is presented as having been sold prior to the closing of the merger for the amount equal to USI’s market value of this transaction of $6,892,410 (see Note J below) with the contingent value right liability of $6,892,410 in the same amount offsetting with cash received from the sale of the assets. To the extent that the Sale of Business is for an amount greater than the net asset value the contingent value right liability would also be adjusted to offset such greater amount. It should be noted that the estimate of the total consideration to pre-merger USI shareholders will be $12,000,000 (as noted in Note J below) plus the contingent value right liability of $6,892,410 totaling $18,892,410. Additionally for pro forma financial statement disclosure presentation, and for comparability purposes, Infinite Reality is presenting both scenarios, assets held for sale and assets sold, on the statement of operations both with discontinued operations, due to the fact that as of the filing date of this report, the assets have not been sold.
F.	The reverse merger will be an exchange of equity, resulting in a total of 96,370,292 common shares of USI outstanding. This calculation represents net loss per common share attributable to common shareholders assuming that the shares were outstanding since January 1, 2021. As the pro forma information is being presented as if it has occurred at the beginning of the period, the calculated weighted average common shares outstanding assumes they have been outstanding for the entire period presented. Basic and diluted shares and net income per common share is presented as the same amount as, given the net loss position, any incremental shares from warrants, options and/or convertible instruments would be antidilutive.
G.	On January 7, 2022, Infinite Reality acquired all the outstanding shares of Thunder Studios, Inc. (“Thunder”) in a non-monetary exchange for 35,243,542 shares of Infinite Reality’s common stock.

Infinite Reality is currently evaluating the purchase price allocation of the net assets acquired. The material items which the accounting is incomplete as of the date of this filing and the preparation of the pro forma financials included herein include:

●	valuation of the tradename acquired that may result in an intangible asset (identifiable intangible assets),
●	valuation of internally developed software acquired (identifiable intangible assets),
●	valuation of fixed assets and leasehold improvements acquired,
●	preparation of a 409a valuation and analysis of the stock consideration paid to acquire the business,
●	analysis of liabilities assumed, and
●	the resulting amount of goodwill recorded resulting from this transaction and the purchase price allocation.

Purchase price allocation adjustments for the above items have not been made to the pro forma financials in this report. The purchase price allocation will be determined when Infinite Reality has completed the detailed valuations and necessary calculations. Infinite Reality does not have sufficient information to determine if the value of the purchase price consideration represents the fair value of the assets acquired and liabilities assumed while until the purchase accounting is completed without the risk of the resulting goodwill being materially misstated. The final allocation is expected to be completed when the Company finalizes its consolidated financial statements and receives an audit report for the period ended March 31, 2022.

H.	On January 7, 2022, Infinite Reality acquired 80.87% of the membership interests of Infinite Reality, LLC. (now known as Infinite Metaverse, Inc. and referred to as “Infinite Metaverse”) in a non-monetary exchange for 14,571,295 shares of the Infinite Reality’s common stock. The balance of 19.13% of Infinite Metaverse is owned by Thunder (now a wholly owned subsidiary of Infinite Reality) giving Infinite Reality 100% ownership of Infinite Metaverse.

Infinite Reality is currently evaluating the purchase price allocation of the net assets acquired. The material items which the accounting is incomplete as of the date of this filing and the preparation of the pro forma financials included herein include:

●	valuation of internally developed software acquired (identifiable intangible assets),
●	valuation of fixed assets and leasehold improvements acquired,
●	preparation of a 409a valuation and analysis of the stock consideration paid to acquire the business,
●	analysis of liabilities assumed, and
●	the resulting amount of goodwill recorded resulting from this transaction and the purchase price allocation.

Purchase price allocation adjustments for the above items have not been made to the pro forma financials in this report. The purchase price allocation will be determined when the company has completed the detailed valuations and necessary calculations. Infinite Reality does not have sufficient information to determine if the value of the purchase price consideration represents the fair value of the assets acquired and liabilities assumed while until the purchase accounting is completed without the risk of the resulting goodwill being materially misstated. The final allocation is expected to be completed when the Company finalizes its consolidated financial statements and receives an audit report for the period ended March 31, 2022.

I.	The Infinite Reality pro forma financials include estimated transaction costs of $200,000 related to the USI reverse merger, and stock compensation expense of $255,000 related to the vesting of performance stock awards as a result of the completion of the Thunder and Infinite Metaverse acquisitions. The USI pro forma financials include estimated transaction costs of $200,000 related to the reverse merger transaction and the Sale of the Business.
J.	USI and Infinite Reality have made a preliminary estimate of the transaction value to USI shareholders of $12,000,000 which represents 2.4% of a $500 million valuation attributed to Infinite Reality, plus proceeds of the sale of net asset of the USI business held for sale at a later date, currently estimated at $4,874,244. The market value of this transaction is $6,892,410, which represents 2,312,887 shares at $2.98 per share, based on USI’s publicly traded stock price on the day of this merger agreement. The $6,892,410 market value is being utilized as the assumed proceeds in the transaction, however this is an estimate which will be adjusted upon the transaction closing. The book value of $4,874,244 and a step-up in assets was applied in the amount of $2,018,166 through an adjustment to other intangible assets held for sale in the pro forma combined business combination scenario. This adjusts USI’s book value to $6,892,410, and represents preliminary purchase accounting, which could be adjusted upward or downward once business combination and purchase accounting are applied. In the pro forma recapitalization combination scenario, the amount of $2,018,166 in excess of the book value of $4,874,244 was recorded as a gain on sale of assets.

On Infinite Reality’s proforma financial statements, goodwill was recorded in the amount equal to $12,000,000, which represents the transaction value to pre-merger shareholders of USI in excess of the USI market value of $6,892,410 purchase price. The goodwill is maintained on the financial statements of Infinite Reality on the premise that the resulting second transaction will be the sale of the net assets and that the goodwill relating to the merger remains with Infinite Reality.

A final determination of the estimated fair values of USI’s assets and liabilities and Infinite Reality’s goodwill, which cannot be made prior to the completion of the transaction, will be based on actual assets and liabilities of USI that exist as of the date of completion of the transaction.

K.	USI’s net operating loss carryforwards are expected to cover any possible gains from the Sale of the Business. The pro forma financials assume that Harvey Grossblatt will remain with the business whether sold prior to or after closing of the merger and that the change in control payments provided for in Mr. Grossblatt’s Employment Agreement will not be incurred.
L.	On April 12, 2022 Infinite Reality entered into the ReKT Merger Agreement. The Closing of the ReKT transaction remains subject to a number of material closing conditions, including ReKT’s ability to retire currently outstanding debt and obtaining consent to the transfer of certain franchise rights material to the ReKT business and the transaction. Satisfactory completion of these conditions is not assured as of the date of this filing. Accordingly, the potential acquisition of ReKT is not being presented in the pro forma financial statements.

COMPARISON OF RIGHTS OF HOLDERS OF USI (MARYLAND) STOCKHOLDERS

AND USI (DELAWARE) STOCKHOLDERS

USI is incorporated under the laws of the State of Maryland and, following the merger and the reincorporation, the combined company will be incorporated under the laws of the State of Delaware. If the merger and the reincorporation are completed, USI stockholders will become stockholders of a Delaware corporation, and their rights will be governed by the DGCL and the Delaware certificate of incorporation and bylaws (sometimes referred to as the “charter documents”) of the combined company, rather than the MGCL and the current Maryland articles of incorporation and bylaws of USI.

The table below summarizes the material differences between the rights of USI stockholders under the current Maryland articles of incorporation and bylaws and under the proposed Delaware certificate of incorporation and bylaws of the combined company. It does not purport to be a complete description of those differences, or a complete description of the specific provisions referred to in this summary.

While USI and Infinite Reality believe that the summary tables cover the material differences between the rights of USI stockholders before and after the merger, these summary tables may not contain all of the information that is important to you. USI has filed its charter documents with the SEC and will send copies to you without charge, upon your request, and the Delaware certificate of incorporation and bylaws are attached to this proxy statement/prospectus/information statement as Annex B and Annex C, respectively. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

	USI (Maryland)	USI (Delaware)
Authorized Capital

USI (Maryland)’s articles of incorporation authorize it to issue up to 20,000,000 shares of common stock, $0.01 par value per share, of which 2,312,887 shares were issued and outstanding as of March 1, 2022.

The articles of incorporation of USI (Maryland) do not authorize any preferred stock.

USI (Delaware)’s certificate of incorporation will authorize it to issue up to 500,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the USI (Delaware) board of directors in its sole discretion, authority to do so being hereby expressly vested in the board of directors.

Voting Rights

At every meeting of the stockholders, every stockholder of USI (Maryland) shall be entitled to one (1) vote for each share of voting stock registered in his name on the books of USI (Maryland) on the date for the determination of voting rights thereat.

Each holder of USI (Delaware) common stock will be entitled to cast one vote on each matter submitted to a vote at a meeting of stockholders, including the election of directors.
Quorum

At any meeting of stockholders, the presence, in person or by proxy, of shareholders entitled to cast a majority of votes shall constitute a quorum for the election of directors or for the transaction of other business; but, in the absence of a quorum, the stockholders entitled to vote who shall be present in person or by proxy at any meeting (or adjournment thereof), may, by vote of a majority of shares so present and entitled to vote, adjourn the meeting from time to time, but not for a period of over thirty (30) days at any one time, by announcement at the meeting until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted at the meeting as originally notified.

The holders of a majority of the voting power, present, in person or represented by proxy, shall be necessary and sufficient to constitute a quorum for the transaction of any business any stockholders’ meeting, except where otherwise provided by any provision of the DGCL.

	USI (Maryland)	USI (Delaware)
Notice of Meeting	Notice of every annual meeting and of every special meeting of the stockholders shall be given no less than ten (10) days and not more than ninety (90) days before the meeting.

Except as otherwise provided by any provision of the DGCL, a copy of the notice of any meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to notice of, or to vote at, such meeting.

Record Date	The record date for each meeting of stockholders shall not be more than sixty (60) days and not less than ten (10) days before the meeting.	The record date for each meeting of stockholders shall not be more than sixty (60) days and not less than ten (10) days before the meeting.
Number of Directors and Terms

USI (Maryland)’s articles of incorporation provide that the board of directors shall consist of not less than three (3) members nor more than fifteen (15) members. The board of directors may increase or decrease the number of directors (but the number of directors shall not be more than 15 or less than 3) at any meeting called for that purpose. Currently, USI (Maryland) has four directors.

USI (Maryland)’s directors are divided into three classes and are elected for terms of three years. Each director elected at any annual meeting shall hold office until his successor shall have been elected and qualified or until he or she shall die or resign, or shall have been removed.

USI (Delaware)’s certificate of incorporation provides that the number of directors of USI (Delaware) shall be no less than one. The number of directors may be increased or decreased from time to time by affirmative vote of a majority of the board of directors, even if less than a quorum. Initially, USI (Delaware) expects to have at least five directors.

All directors will be elected at each annual meeting of stockholders of USI (Delaware). Each director serves until the next annual meeting of stockholders of USI (Delaware) following such director’s election and until his or her successor is duly elected and qualifies.

Election of Directors	A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected. For purposes of this paragraph, a “majority of the votes cast” shall mean that the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that director).

In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.

USI (Delaware) stockholders will not have cumulative voting rights in the election of directors.

Removal of Directors

Any director, or the entire board of directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two thirds of the votes entitled to be cast generally in the election of directors.

USI (Delaware)’s certificate of incorporation and bylaws provide that any director may be removed from office only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

	USI (Maryland)	USI (Delaware)
Business Proposals by Stockholders

A request by USI (Maryland) stockholders to call a special meeting shall set forth the purpose of the meeting and the matters proposed to be acted on at it and shall include such other information regarding the requesting stockholders are is set forth in the bylaws. Any requesting stockholder may revoke his, her or its request for a special meeting at any time by written revocation delivered to the Secretary.

The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including USI (Maryland)’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless the secretary receives payment of such reasonably estimated cost prior to the mailing of any notice of the meeting.

The meeting shall be held at such place, date and time as may be designated by the board of directors; provided, however, that if the board of directors fails to designate a special meeting date within ten days after the date that a valid special meeting request is actually received by the secretary, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the record date. If the board of directors fails to fix a record date that is a date within 30 days after the deadline to designate a meeting date, then the close of business on the 30th day after the deadline will be the record date.

USI (Delaware)’s bylaws provide that nominations of individuals for election to the USI (Delaware) board of directors may be made at a meeting of stockholders at which directors are to be elected only (a) by or at the direction of the board of directors or (b) by any stockholder of USI (Delaware) entitled to vote for the election of directors at a meeting who complies with the notice procedures set forth in the bylaws.

For director nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, a stockholder’s notice must include the information and/or documents specified in the bylaws. The stockholder’s notice must be delivered to the corporate secretary at the principal executive offices of USI (Delaware) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, or if no annual meeting was held in the preceding year, notice by a stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the public announcement of the date of such meeting is first made by USI (Delaware).

Special Meetings of the Stockholders

Special meetings of the stockholders of USI (Maryland) may be called at any time by either the chairman of the board or the president and shall be called by the president or the secretary at the request in writing of a majority of the board of directors, or at the request in writing of the holders of a majority of all the shares outstanding and entitled to vote.

Special meetings of the stockholders of USI (Delaware) may be called at any time by a majority of the Board. Special meetings may not be called by any other person or persons.
Action at a Meeting of Stockholders

Except as otherwise required by the MGCL or USI (Maryland)’s articles of incorporation, the affirmative vote of the holders of a majority of the all of the votes cast at a meeting at which a quorum is present shall be sufficient and necessary to elect directors or for the taking or authorization of any action by the stockholders.

As to each matter submitted to a vote of the stockholders (other than the election of directors), except as otherwise provided by law or by the certificate of incorporation or the bylaws, such matter shall be decided by a majority of the votes cast on such matter.

	USI (Maryland)	USI (Delaware)
Stockholder Action Without Meeting	Any action required or permitted to be taken by the holders of shares of USI (Maryland) common stock may be taken without a meeting by unanimous consent in writing or by electronic transmission.

Any action required or permitted to be taken by the stockholders of USI (Delaware) must be taken at a duly called annual meeting or at a special meeting of stockholders, unless such action requiring or permitting stockholder approval is approved by a majority of the directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

State Anti-Takeover Statutes

Certain provisions of the MGCL may have the effect of inhibiting a third-party from making a proposal to acquire USI (Maryland) or of impeding a change of control under circumstances that otherwise could provide the holders of shares of USI (Maryland) common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

●
“business combination” provisions that  prohibit certain business combinations  between USI (Maryland) and an  “interested stockholder” (as defined in the  MGCL) for five years after the most recent date on which the stockholder  becomes an interested stockholder, and  thereafter imposes certain fair price and/or  supermajority stockholder voting requirements on these combinations; and

●
“control share” provisions that provide that  holders of “control shares” of USI (Maryland) (as defined in the MGCL) acquired  in a “control share acquisition” (defined  as the direct or indirect acquisition of  ownership or control of issued and outstanding “control shares”) have  no voting rights with respect to their  control shares, except to the extent  approved by USI (Maryland)’s stockholders.

USI (Delaware) will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. See the section titled “Description of Securities—Anti-Takeover Effects of Certain Provisions of Delaware Law and the Combined Company’s Certificate of Incorporation and Bylaws.”

Maryland Unsolicited Takeovers Act

Certain provisions of the MGCL permit the USI (Maryland) board of directors, without stockholder approval and regardless of what is currently provided in USI (Maryland)’s articles of incorporation or bylaws, to implement certain corporate governance provisions, for example, a classified board. USI (Maryland) has expressly elected to be governed by of the provisions of Subtitle 8 of Title 3 of the MGCL permitting USI (Maryland) to self-classify its board of directors.

No such provision exists under Delaware law.

	USI (Maryland)	USI (Delaware)
Indemnification of Directors and Officers

Under the MGCL, USI (Maryland) may indemnify any director or office who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, by reason of the fact that he is a present or former director or officer of the corporation and any person who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another entity. Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful. However, USI (Maryland) may not indemnify any director or officer in connection with a proceeding by or in the right of the corporation if the director or officer has been adjudged to be liable to USI (Maryland).

A director or officer who has been successful in the defense of any proceeding described above shall be indemnified against reasonable expenses incurred in connection with the proceeding. USI (Maryland) may not indemnify a director or officer in respect of any proceeding charging improper personal benefits to the director or officer in which such person was adjudged to be liable on the basis that personal benefit was improperly received. USI (Maryland) may not indemnify a director or officer or advance expenses for a proceeding brought by such person against USI (Maryland) except if the proceeding is brought to enforce indemnification by USI (Maryland). Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the director or officer, may order indemnification if it determines that in view of all the relevant circumstances, the director or officer is fairly and reasonably entitled to indemnification; however, indemnification with respect to any proceeding by or in the right of USI (Maryland) or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. USI (Maryland) may advance reasonable expenses to a director or officer under certain circumstances, including a written undertaking by or on behalf of such director or officer to repay the amount if it shall

To the fullest extent permitted by applicable Delaware law as in effect at any time, USI (Delaware) shall indemnify, hold harmless and defend any person who: (i) was or is a director or officer of USI (Delaware) or a wholly owned subsidiary of USI (Delaware), and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person was or is a director or officer of USI (Delaware) or any wholly owned subsidiary, or was or is serving at the request of USI (Delaware) as a director, officer, employee, partner, member or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of USI (Delaware), and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

USI (Delaware) shall indemnify, hold harmless and defend any person who: (i) was or is a director or officer of USI (Delaware) or a wholly owned subsidiary, and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action or suit by or in the right of USI (Delaware) to procure a judgment in its favor by reason of the fact that such person was or is a director or officer of the Corporation or any direct or indirect wholly owned subsidiary of USI (Delaware), or was or is serving at the request of USI (Delaware) as a director, officer, employee, partner, member or agent of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of USI (Delaware), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to USI (Delaware) unless and only to the extent that the Courts in the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court in the State of Delaware or such other court shall deem proper.

Expenses, including attorneys’ fees, incurred by a current or former director or officer in defending any action, suit or proceeding shall be paid by USI (Delaware) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

The indemnification, defense and advancement of expenses provided by the USI (Delaware) certificate of incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise.

USI (Delaware) will also be authorized to purchase and maintain insurance on behalf of any person who is entitled to indemnification under its certificate of incorporation.

	USI (Maryland)	USI (Delaware)

ultimately be determined that the standard of conduct necessary for indemnification has not been met.

USI (Maryland)’s bylaws require it to indemnify and advance expenses to a director or officer of USI (Maryland) to the fullest extent permitted by and in accordance with Maryland law. With respect to an employee or agent, other than a director or officer of USI (Maryland), USI (Maryland) may, as determined by and in the discretion of the board of directors, indemnify and advance expenses to such employees or agents in connection with a proceeding to the extent permitted by and in accordance with Maryland law.

The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the charter, bylaws, a resolution of stockholders or directors, an agreement or otherwise.

USI (Maryland) maintains director and officer insurance coverage.

Limitation of Liability of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. USI (Maryland)’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

No director shall have personal liability to USI (Delaware) or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to USI (Delaware) or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable sections of the DGCL, (iv) the payment of dividends in violation of the DGCL or, (v) for any transaction from which the director derived an improper personal benefit..

Extraordinary Actions

Under the MGCL and USI (Maryland’s) articles of incorporation, a Maryland corporation generally cannot dissolve, merge, convert, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless such action is declared advisable by the corporation’s board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

Under the DGCL, a Delaware corporation cannot merge or engage in similar transactions unless such action is declared advisable by the corporation’s board of directors and approved by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

	USI (Maryland)	USI (Delaware)
Amendment to Bylaws

USI (Maryland)’s board of directors has the exclusive power to amend or repeal any provision of USI (Maryland)’s bylaws and to make new bylaws, by vote of a majority of all the directors then in office.

The board of directors shall have the power and is expressly authorized to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the board of directors shall be required to adopt, amend, alter or repeal the bylaws. The bylaws also may be adopted, amended, altered or repealed by the stockholders, by the vote of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single class.

Appraisal and Dissenters’ Rights

Under the MGCL, a stockholder may be entitled to demand and receive payment of the fair value of its stock from the successor entity in the event of a merger. However, a stockholder will not have appraisal rights if:

●
The stock is listed on a national securities exchange on: (i) the record date for determining stockholders entitled to vote on the merger; or (ii) in certain mergers, the date notice is given or waived (except in the case of certain mergers where stock held by directors and executive officers is exchanged for merger consideration not available generally to all stockholders).
●
The stock is of the successor corporation, unless either: (i) the merger alters the contract rights of the stock as expressly set out in the charter of the corporation and the charter does not reserve the right to do so; or (ii) the stock will be converted into something other than either stock in the successor, cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor.
●
The stock is not entitled to vote on the transaction.
●
The charter of the corporation provides that the holders of the stock are not entitled to appraisal rights. USI’s articles of incorporation do not provide this.
●
The stock is that of an open-end investment company registered under the Investment Company Act of 1940 (15 U.S.C. § 80a-1) and the value placed on the stock in the transaction is its net asset value.

Under the DGCL, stockholders generally have appraisal rights in connection with certain mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL.

This right to demand appraisal is also not applicable to shares of any class or series of stock (unless expressly required by the corporation’s certificate of incorporation) if, at the record date fixed to determine the stockholders entitled to receive notice of and to vote the shares: (i) the shares are listed on a national securities exchange; or (ii) the shares are held of record by more than 2,000 stockholders.

Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for such stock anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in either of the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i) through (iii)..

Corporate Purpose

The purposes for which USI (Maryland) is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

The purpose of USI (Delaware) is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

	USI (Maryland)	USI (Delaware)
Exclusive Forum	USI (Maryland)’s current articles and bylaws do not contain an exclusive forum provision.

USI (Delaware)’s certificate of incorporation will provide that, unless USI (Delaware) consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of USI (Delaware), (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of USI (Delaware) to USI (Delaware) or its stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive or concurrent jurisdiction.

If any action is brought by any party against another party, relating to or arising out of USI (Delaware)’s bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, provided that the provisions of this sentence shall not apply with respect to “internal corporate claims” as defined in Section 109(b) of the DGCL.

COMPARISON OF RIGHTS OF HOLDERS OF INFINITE REALITY STOCKHOLDERS

AND USI (DELAWARE) STOCKHOLDERS

Infinite Reality is, and following the reincorporation the combined company will be, incorporated under the laws of the State of Delaware. If the merger is completed, Infinite Reality stockholders will become stockholders of the combined company, and their rights will be governed by the DGCL and the proposed Delaware certificate of incorporation and bylaws of the combined company.

The table below summarizes the material differences between the rights of Infinite Reality stockholders under the Infinite Reality certificate of incorporation and bylaws (sometimes referred to as the “charter documents”) of Infinite Reality and the rights of combined company stockholders under the proposed Delaware certificate of incorporation and bylaws of the combined company. It does not purport to be a complete description of those differences, or a complete description of the specific provisions referred to in this summary.

While USI and Infinite Reality believe that the summary tables cover the material differences between the rights of Infinite Reality stockholders and the rights of combined company stockholders under their respective certificates of incorporation and bylaws, these summary tables may not contain all of the information that is important to you. Infinite Reality will send copies of its charter documents referred to in this proxy statement/prospectus/information statement to you upon your request, and the Delaware certificate of incorporation and bylaws are attached to this proxy statement/prospectus/information statement as Annex B and Annex C, respectively. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

	Infinite Reality	USI (Delaware)
Authorized Capital

Infinite Reality is authorized to issue 500,000,000 shares of common stock, par value $0.001 per share, of which 258,373,942 shares were issued and outstanding as of March 1, 2022.

The amended and restated certificate of incorporation of Infinite Reality does not authorize any preferred stock.

USI (Delaware)’s certificate of incorporation will authorize it to issue up to 500,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the USI (Delaware) board of directors in its sole discretion, authority to do so being hereby expressly vested in the board of directors.

Voting Rights

Holders of shares of Infinite Reality Common Stock are entitled to one vote for each such share of Infinite Reality Common Stock held on each matter properly submitted to the stockholders on which the holders of the Infinite Reality Common Stock are entitled to vote.

Each holder of USI (Delaware) common stock will be entitled to cast one vote on each matter submitted to a vote at a meeting of stockholders, including the election of directors.
Quorum

The holders of a majority of the voting power, present, in person or represented by proxy, shall be necessary and sufficient to constitute a quorum for the transaction of any business any stockholders’ meeting, except where otherwise provided by any provision of the DGCL.

The holders of a majority of the voting power, present, in person or represented by proxy, shall be necessary and sufficient to constitute a quorum for the transaction of any business any stockholders’ meeting, except where otherwise provided by any provision of the DGCL.

Notice of Meeting

Except as otherwise provided by any provision of the DGCL, a copy of the notice of any meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to notice of, or to vote at, such meeting.

Except as otherwise provided by any provision of the DGCL, a copy of the notice of any meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to notice of, or to vote at, such meeting.

	Infinite Reality	USI (Delaware)
Record Date	The record date for each meeting of stockholders shall not be more than sixty (60) days and not less than ten (10) days before the meeting.	The record date for each meeting of stockholders shall not be more than sixty (60) days and not less than ten (10) days before the meeting.
Number of Directors and Terms

The amended and restated by-laws of Infinite Reality provide that the number of directors of Infinite Reality shall be no less than one nor more than seven, with the exact number to be fixed from time to time by resolution of the board. Currently, Infinite Reality has nine directors.

All directors are elected annually.

USI (Delaware)’s certificate of incorporation provides that the number of directors of USI (Delaware) shall be no less than one. The number of directors may be increased or decreased from time to time by affirmative vote of a majority of the board of directors, even if less than a quorum. Initially, USI (Delaware) expects to have at least five directors.

All directors will be elected at each annual meeting of stockholders of USI (Delaware). Each director serves until the next annual meeting of stockholders of USI (Delaware) following such director’s election and until his or her successor is duly elected and qualifies.

Election of Directors	The DGCL provides that directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected. For purposes of this paragraph, a “majority of the votes cast” shall mean that the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that director).

In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.

USI (Delaware) stockholders will not have cumulative voting rights in the election of directors.

Removal of Directors

The amended and restated by-laws of Infinite Reality state that any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Infinite Reality entitled to vote generally in the election of directors.

USI (Delaware)’s certificate of incorporation and bylaws provide that any director may be removed from office only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

	Infinite Reality	USI (Delaware)
Business Proposals by Stockholders

If a special meeting is called by stockholders, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by email, fax, telegraphic or other facsimile or electronic transmission to the chairman of the board, the chief executive officer, president, or the secretary of Infinite Reality. The officer receiving the request shall cause notice to be promptly given to the stockholders entitled to vote that a meeting will be held at the time requested by the person or persons calling the meeting, provided such meeting is not less than 35 nor more than 60 days after the receipt of the request. If the notice is not given within 20 days after the receipt of the request, the person or persons requesting the meeting may give the notice.

USI (Delaware)’s bylaws provide that nominations of individuals for election to the USI (Delaware) board of directors may be made at a meeting of stockholders at which directors are to be elected only (a) by or at the direction of the board of directors or (b) by any stockholder of USI (Delaware) entitled to vote for the election of directors at a meeting who complies with the notice procedures set forth in the bylaws.

For director nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, a stockholder’s notice must include the information and/or documents specified in the bylaws. The stockholder’s notice must be delivered to the corporate secretary at the principal executive offices of USI (Delaware) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, or if no annual meeting was held in the preceding year, notice by a stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the public announcement of the date of such meeting is first made by USI (Delaware).

Special Meetings of the Stockholders

Special meetings of stockholders of Infinite Reality may be called only by the board or by any member of the board, or by one or more stockholders holding shares in the aggregate entitled to cast not less than 25% of the votes at that meeting.

Special meetings of the stockholders of USI (Delaware) may be called at any time by a majority of the Board. Special meetings may not be called by any other person or persons.
Action at a Meeting of Stockholders

In all matters other than the election of directors, the affirmative vote of the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the vote of a greater number is required by the certificate of incorporation, the by-laws or the DGCL.

As to each matter submitted to a vote of the stockholders (other than the election of directors), except as otherwise provided by law or by the certificate of incorporation or the bylaws, such matter shall be decided by a majority of the votes cast on such matter.

	Infinite Reality	USI (Delaware)
Stockholder Action Without Meeting

Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required or permitted to be taken by the stockholders of USI (Delaware) must be taken at a duly called annual meeting or at a special meeting of stockholders, unless such action requiring or permitting stockholder approval is approved by a majority of the directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

State Anti-Takeover Statutes	Infinite Reality is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers.	USI (Delaware) will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers.

	Infinite Reality	USI (Delaware)
Indemnification of Directors and Officers

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, Infinite Reality shall indemnify every any person who was or is a director or officer of Infinite Reality, or was serving at the request of Infinite Reality as a director or officer of another entity.

Infinite Reality shall have the power, to the maximum extent and in the manner permitted by the DGCL, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Infinite Reality.

Expenses incurred in defending any action or proceeding for which indemnification is required or permitted pursuant to the amended and restated by-laws following authorization thereof by the board shall be paid in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified.

The indemnification rights provided by the amended and restated certificate of incorporation and amended and restated by-laws are not exclusive of any other rights to indemnification, under any agreement, by vote of stockholders or disinterested directors or otherwise.

Infinite Reality may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent.

No indemnification or advance shall be made, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears (i) that it would be inconsistent with a provision of the amended and rested certificate of incorporation, the amended and restated by-laws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were

To the fullest extent permitted by applicable Delaware law as in effect at any time, USI (Delaware) shall indemnify, hold harmless and defend any person who: (i) was or is a director or officer of USI (Delaware) or a wholly owned subsidiary of USI (Delaware), and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person was or is a director or officer of USI (Delaware) or any wholly owned subsidiary, or was or is serving at the request of USI (Delaware) as a director, officer, employee, partner, member or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of USI (Delaware), and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

USI (Delaware) shall indemnify, hold harmless and defend any person who: (i) was or is a director or officer of USI (Delaware) or a wholly owned subsidiary, and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action or suit by or in the right of USI (Delaware) to procure a judgment in its favor by reason of the fact that such person was or is a director or officer of the Corporation or any direct or indirect wholly owned subsidiary of USI (Delaware), or was or is serving at the request of USI (Delaware) as a director, officer, employee, partner, member or agent of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of USI (Delaware), except that no indemnification

	Infinite Reality	USI (Delaware)
paid, which prohibits or otherwise limits indemnification; or (ii) that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to USI (Delaware) unless and only to the extent that the Courts in the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court in the State of Delaware or such other court shall deem proper.

Expenses, including attorneys’ fees, incurred by a current or former director or officer in defending any action, suit or proceeding shall be paid by USI (Delaware) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

The indemnification, defense and advancement of expenses provided by the USI (Delaware) certificate of incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise.

USI (Delaware) will also be authorized to purchase and maintain insurance on behalf of any person who is entitled to indemnification under its certificate of incorporation.

Limitation of Liability of Directors

A director of Infinite Reality shall not be liable to Infinite Reality or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

No director shall have personal liability to USI (Delaware) or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to USI (Delaware) or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable sections of the DGCL, (iv) the payment of dividends in violation of the DGCL or, (v) for any transaction from which the director derived an improper personal benefit..

	Infinite Reality	USI (Delaware)
Amendment to Bylaws

The board of directors shall have the power and is expressly authorized to adopt, amend, alter or repeal the amended and restated by-laws. The affirmative vote of a majority of the board of directors shall be required to adopt, amend, alter or repeal the amended and restated by-laws. The amended and restated by-laws also may be adopted, amended, altered or repealed by the stockholders.

The board of directors shall have the power and is expressly authorized to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the board of directors shall be required to adopt, amend, alter or repeal the bylaws. The bylaws also may be adopted, amended, altered or repealed by the stockholders, by the vote of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single class.

	Infinite Reality	USI (Delaware)
Appraisal Rights

Under the DGCL, stockholders generally have appraisal rights in connection with certain mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL.

This right to demand appraisal is also not applicable to shares of any class or series of stock (unless expressly required by the corporation’s certificate of incorporation) if, at the record date fixed to determine the stockholders entitled to receive notice of and to vote the shares: (i) the shares are listed on a national securities exchange; or (ii) the shares are held of record by more than 2,000 stockholders.

Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for such stock anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in either of the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i) through (iii).

A Delaware corporation may provide in its certificate of incorporation that appraisal rights must be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or the sale of all or substantially all of the assets of the corporation. The amended and restated certificate of incorporation of Infinite Reality does not address appraisal rights.

Under the DGCL, stockholders generally have appraisal rights in connection with certain mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL.

This right to demand appraisal is also not applicable to shares of any class or series of stock (unless expressly required by the corporation’s certificate of incorporation) if, at the record date fixed to determine the stockholders entitled to receive notice of and to vote the shares: (i) the shares are listed on a national securities exchange; or (ii) the shares are held of record by more than 2,000 stockholders.

Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for such stock anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in either of the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i) through (iii)..

Corporate Purpose	The amended and restated certificate of incorporation provides that the purpose of Infinite Reality is to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The purpose of USI (Delaware) is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

	Infinite Reality	USI (Delaware)
Exclusive Forum

The amended and restated certificate of incorporation provides that, unless Infinite Reality consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action brought on behalf of Infinite Reality; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Infinite Reality to Infinite Reality or its stockholders; (iii) any action asserting a claim against Infinite Reality arising pursuant to any provision of the DGCL, the amended and restated certificate of incorporation or the amended and restated bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine.

USI (Delaware)’s certificate of incorporation will provide that, unless USI (Delaware) consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of USI (Delaware), (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of USI (Delaware) to USI (Delaware) or its stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive or concurrent jurisdiction.

If any action is brought by any party against another party, relating to or arising out of USI (Delaware)’s bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, provided that the provisions of this sentence shall not apply with respect to “internal corporate claims” as defined in Section 109(b) of the DGCL.

PRINCIPAL STOCKHOLDERS OF USI

To our knowledge, the following table sets forth information with respect to beneficial ownership of outstanding USI Common Stock as of March 31, 2022 by:

●	each person known by USI to beneficially own more than 5% of the outstanding shares of USI Common Stock;
●	each of USI’s named executive officers;
●	each of USI’s directors; and
●	all of USI’s directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities as well as securities which the individual or group has the right to acquire within 60 days of the determination date. Unless otherwise indicated, the address for those listed below is c/o Universal Security Instruments, Inc., 11407 Cronhill Drive, Suite A, Owings Mills, MD 21117. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of USI Common Stock outstanding used in calculating the percentage for each listed person includes the shares of USI Common Stock underlying warrants, options or other convertible securities held by such persons that are exercisable within 60 days of March 31, 2022 but excludes shares of USI Common Stock underlying warrants, options or other convertible securities held by any other person. The number of shares of USI Common Stock issued and outstanding as of March 31, 2022 was 2,312,887. Except as noted otherwise, the amounts reflected below are based upon information provided to the Company and filings with the SEC.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Greater than 5% Stockholders:
Auctus Fund, LLC and Affiliates (1)	200,000	8.65%

Directors and Executive Officers:
Harvey B. Grossblatt	110,402	4.77%
Cary Luskin	59,423	2.57%
Ronald A. Seff, M.D.	77,469	3.35%
James B. Huff	510	*
Ira F. Bormel	0	*
All directors and executive officers as a group (5 persons)	247,804	10.71%
*	Less than one percent.
(1)	Based solely on a Schedule 13G filed with the SEC on March 11, 2022, by Auctus Fund, LLC, Auctus Fund Management LLC, Alfred Sollami and Louis Posner. The address of these holders is 545 Boylston Street, Boston, MA 02116.

PRINCIPAL STOCKHOLDERS OF INFINITE REALITY

The following table sets forth information with respect to the beneficial ownership of Infinite Reality Common Stock as of March 31, 2022 by:

●	each person, entity or group of affiliated persons, known by Infinite Reality to beneficially own more than 5% of its common stock;
●	each of Infinite Reality’s named executive officers;
●	each of Infinite Reality’s directors; and
●	all of Infinite Reality’s current executive officers and directors as a group.

The percentage of shares beneficially owned is based on 266,467,480 shares of common stock outstanding as of March 31, 2022.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable or convertible, as the case may be, within 60 days of March 31, 2022. Shares of Infinite Reality Common Stock issuable pursuant to such securities are deemed outstanding for computing the percentage of the person holding such securities and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, Infinite Reality believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all shares of Infinite Reality Common Stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act. Infinite Reality does not know of any arrangements, including any pledge by any person of securities of Infinite Reality.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Infinite Reality, Inc., 75 North Water Street, Norwalk, CT 06854.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
John P. Acunto, Jr. and Affiliates (1)	41,242,537	(2)	15.48%
The Rodric M. David and Elizabeth David Family Trust, dated July 6, 2012 (3)	36,504,814		13.70%
Oliver Dunlap Welch, III	360,363		*
Elliott Jobe	6,403,658		2.40%
Scot Weisberg and Affiliate (4)	17,420,253	(5)	6.54%
Sean Cross	5,016,004	(5)	1.88%
Greg Fell	10,132,526	(6)	3.80%
Larry Krauss and Affiliates (7)	25,302,711	(8)	9.50%
David Kerzner and Affiliates (9)	18,949,960		7.11%
Mark Norbom	656,983	(10)	*
Lesley Ma	341,362	(11)	*
Clark Callander	472,732		*
All directors, director designees and current executive officers as a group (12 persons)	162,104,378		60.83%
*	Less than one percent.
(1)	Mr. Acunto owns shares of Infinite Reality Common Stock both in his individual name and through various limited liability companies as to which he is an owner, managing member, executive officer or otherwise controls.
(2)	Includes options to purchase 227,272 shares of Infinite Reality Common Stock at an exercise price of $0.88 per share and warrants to purchase 37,401 shares of Infinite Reality Common Stock at an exercise price of $1.86 per share.

(3)	Mr. David is a trustee of The Rodric M. David and Elizabeth David Family Trust, dated July 6, 2012.
(4)	Mr. Weisberg owns shares of Infinite Reality Common Stock both in his individual name and through a limited liability company as to which he is an owner, managing member, executive officer or otherwise controls.
(5)	Includes options to purchase 227,272 shares of Infinite Reality Common Stock at an exercise price of $0.88 per share.
(6)	Includes options to purchase 235,626 shares of Infinite Reality Common Stock at an exercise price of $0.21 per share and options to purchase 119,048 shares of Infinite Reality Common Stock at an exercise price of $0.42 per share. Also includes options issued to Mr. Fell’s spouse (an employee of the Company) to purchase 59,524 shares of Infinite Reality Common Stock at an exercise price of $0.42 per share and 56,818 shares of Infinite Reality Common Stock at an exercise price of $0.88 per share.
(7)	All of Mr. Krauss’ shares are owned by various corporations or trusts as to which Mr. Krauss is owner, executive officer and/or trustee. Mr. Krauss and Mr. Kerzner are parties to a voting trust agreement dated August 2019 pursuant to which they vote their combined shares as they jointly agree and share dividends 50/50 from their aggregate holdings.
(8)	Includes warrants of purchase 261,807 shares of Infinite Reality Common Stock at an exercise price of $1.86 per share.
(9)	Mr. Kerzner’s shares are owned both in his individual name and through various limited liability companies as to which he is an owner, managing member, executive officer or otherwise controls. Mr. Kerzner and Mr. Krauss are parties to a voting trust agreement dated August 2019 pursuant to which they vote their combined shares as they jointly agree and share dividends 50/50 from their aggregate holdings.
(10)	Includes options to purchase 119,048 shares of Infinite Reality Common Stock at an exercise price of $0.42 per share, options to purchase 113,636 shares of Infinite Reality Common Stock at an exercise price of $0.88 per share, and warrants of purchase 18,701 shares of Infinite Reality Common Stock at an exercise price of $1.86 per share.
(11)	Includes options to purchase 235,626 shares of Infinite Reality Common Stock at an exercise price of $0.21 per share, options to purchase 23,810 shares of Infinite Reality Common Stock at an exercise price of $0.42 per share, and options to purchase 56,818 shares of Infinite Reality Common Stock at an exercise price of $0.88 per share.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table sets forth information with respect to the beneficial ownership of the combined company’s common stock immediately after the closing of the merger, assuming the closing of the merger occurred on March 31, 2022 by:

●	each person, or group of affiliated persons, expected by USI and Infinite Reality to become the beneficial owner of more than 5% of the outstanding common stock of the combined company;
●	each executive officer and director of the combined company; and
●	all of the combined company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable or convertible, as the case may be, within 60 days of March 31, 2022. Shares of common stock issuable pursuant to such securities are deemed outstanding for computing the percentage of the person holding such securities and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, the combined company believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

The percentage of shares beneficially owned is based on 96,370,292 shares of USI Common Stock expected to be outstanding upon the closing of the merger. Neither USI nor Infinite Reality know of any arrangements, including any pledge by any person of securities of the combined company.

Immediately following the merger, the former Infinite Reality stockholders will hold approximately 97.6% of the outstanding shares of USI Common Stock, and the stockholders of USI will retain ownership of approximately 2.4% of the outstanding shares of USI Common Stock. The following table and the related notes assume that at the Effective Time, each share of Infinite Reality Common Stock will convert into the right to receive 0.381939363 shares of USI Common Stock, such number reflecting the relative valuations of USI and Infinite Reality in accordance with the Merger Agreement and the capitalization of USI as of March 1, 2022. The estimated Exchange Per Share Consideration calculation used herein is based upon USI’s and Infinite Reality’s capitalization as of March 1, 2022 and will be adjusted to account for any changes in such capitalization prior to the closing of the merger. See “The Merger Agreement—Merger Consideration” for more information regarding the Exchange Per Share Consideration.

Except as indicated in footnotes to this table, USI and Infinite Reality believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock of the combined company shown as beneficially owned by them, based on information provided to USI and Infinite Reality by such stockholders and subject to community property laws where applicable.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Infinite Reality, Inc., 75 North Water Street, Norwalk, CT 06854.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
John P. Acunto, Jr. and Affiliates (1)	15,572,148	(2)	15.11%
The Rodric M. David and Elizabeth David Family Trust, dated July 6, 2012 (3)	13,942,625		13.37%
Oliver Dunlap Welch, III	137,636		*
Elliott Jobe	2,445,809		2.35%
Scot Weisberg and Affiliate (4)	6,653,480	(5)	6.38%
Sean Cross	1,915,809	(5)	1.84%
Larry Krauss and Affiliates (6)	9,664,101	(7)	9.27%
David Kerzner and Affiliates (8)	6,970,559		6.68%
Mark Norbom	250,927	(9)	*
Lesley Ma	13,037	(10)	*
Clark Callander	180,554		*
All directors and executive officers as a group (11 persons)	57,746,685		59.37%
*	Less than one percent.
(1)	Mr. Acunto will own shares of combined company common stock both in his individual name and through various limited liability companies as to which he is an owner, managing member, executive officer or otherwise controls.
(2)	Includes options to purchase 86,804 shares of combined company common stock at an exercise price of $2.30 per share and warrants of purchase 14,285 shares of combined company common stock at an exercise price of $4.86 per share.
(3)	Mr. David is a trustee of The Rodric M. David and Elizabeth David Family Trust, dated July 6, 2012.
(4)	Mr. Weisberg will own shares of combined company common stock both in his individual name and through a limited liability company as to which he is an owner, managing member, executive officer or otherwise controls.
(5)	Includes options to purchase 86,804 shares of combined company common stock at an exercise price of $2.30 per share.
(6)	All of Mr. Krauss’ shares are owned by various corporations or trusts as to which Mr. Krauss is owner, executive officer and/or trustee.
(7)	Includes warrants of purchase 100,000 shares of combined company common stock at an exercise price of $4.86 per share.
(8)	Mr. Kerzner’s shares are owned both in his individual name and through various limited liability companies as to which he is an owner, managing member, executive officer or otherwise controls.
(9)	Includes options to purchase 45,470 shares of combined company common stock at an exercise price of $1.10 per share, options to purchase 43,402 shares of combined company common stock at an exercise price of $2.30 per share, and warrants of purchase 7,143 shares of combined company common stock combined company common stock at an exercise price of $4.86 per share.
(10)	Includes options to purchase 89,995 shares of combined company common stock at an exercise price of $0.55 per share, options to purchase 9,094 shares of combined company common stock at an exercise price of $1.10 per share, and options to purchase 21,701 shares of combined company common stock at an exercise price of $2.30 per share.

LEGAL MATTERS

Neuberger Quinn Gielen Rubin Gibber P.A. will pass upon the validity of the USI Common Stock offered by this proxy statement/prospectus/information statement.

EXPERTS

Universal Security Instruments, Inc.

The consolidated financial statements of Universal Security Instruments, Inc. as of March 31, 2021 and 2020, and for the years then ended, appearing in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

Infinite Reality, Inc.

The financial statements of Infinite Reality, Inc. as of December 31, 2021 and 2020 and for each of the years in the two year period ended December 31, 2021 included in this proxy statement/prospectus/information statement have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

USI files electronically with the SEC its annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. USI makes available on or through its website at www.universalsecurity.com, free of charge, copies of these reports as soon as reasonably practicable after USI electronically files or furnishes such reports to the SEC. The SEC maintains a website that contains the documents that USI files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, USI will provide to each person to whom a proxy statement/prospectus/information statement is delivered, without charge upon written or oral request, a copy of any or all of the documents that USI files with the SEC. Requests should be directed to:

Universal Security Instruments, Inc.

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117

Attention: Harvey B. Grossblatt, President and Chief Executive Officer

(410) 363-3000

USI has filed a registration statement under the Securities Act with the SEC with respect to the securities of USI to be  issued pursuant to the Merger Agreement. This proxy statement/prospectus/information statement constitutes the prospectus of USI filed as part of the registration statement. This proxy statement/prospectus/information statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

Infinite Reality does not have a class of equity securities registered under the Securities Exchange Act of 1934 and does not file reports or other information with the SEC.

OTHER MATTERS

Householding of Proxy Statement/Prospectus/Information Statement

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus/information statement will be delivered to multiple USI stockholders sharing an address unless contrary instructions have been received by from the impacted stockholders. Once you have received notice from USI (if you are a USI stockholder of record) or from your broker (if you are a beneficial owner of USI common stock) that USI or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate copies of USI’s annual disclosure documents and this proxy statement/prospectus/information statement or if you currently receive multiple copies and would like to request “householding” of these communications, please notify your broker or USI. Direct your written request to USI to Harvey B. Grossblatt at Universal Security Instruments, Inc., 11407 Cronhill Drive, Suite A, Owings Mills, MD 21117, or call Harvey B. Grossblatt at (410) 363-3000. In the event a stockholder that received multiple copies would like to receive only one copy for such stockholder’s household, such stockholder should contact their bank, broker, or other nominee record holder, or contact USI at the above address or phone number.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement/prospectus/information statement, the USI board does not intend to present at the USI special meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the USI board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

/s/ Harvey B. Grossblatt
Harvey B. Grossblatt
Chief Executive Officer

, 2022
Owings Mills, Maryland

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	(unaudited)	(audited)
	December 31, 2021	March 31, 2021

CURRENT ASSETS
Cash	$387,223	$160,604
Accounts receivable:
Trade, less allowance for doubtful accounts	877,960	653,172
Receivables from employees	7,250	5,000
	885,210	658,172

Amount due from factor	3,355,802	1,925,291
Inventories – finished goods	5,123,468	4,181,193
Prepaid expenses	202,669	336,699

TOTAL CURRENT ASSETS	9,954,372	7,261,959

PROPERTY AND EQUIPMENT – NET	53,920	184,678
INTANGIBLE ASSETS - NET	41,363	44,717
OTHER ASSETS	4,000	4,000

TOTAL ASSETS	$10,053,655	$7,495,354

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit - factor	$2,357,431	$18,904
Note payable - Eyston Company Ltd.	1,081,440	—
Short-term portion of operating lease liability	43,965	171,122
Accounts payable - trade	443,032	509,561
Accounts payable – Eyston Company Ltd.	1,002,385	755,148
Accrued liabilities:
Accrued payroll and employee benefits	139,217	103,381
Accrued commissions and other	111,941	139,242

TOTAL CURRENT LIABILITIES	5,179,411	1,697,358

NOTE PAYABLE - Eyston Company Ltd.	—	1,081,440
TOTAL LONG-TERM LIABILITIES	—	1,081,440

COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; 2,312,887 shares issued and outstanding at December 31, 2021 and March 31, 2021	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Accumulated Deficit	(8,034,726)	(8,192,414)
TOTAL SHAREHOLDERS’ EQUITY	4,874,244	4,716,556
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,053,655	$7,495,354

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended December 31,
	2021	2020

Net sales	$5,319,014	$5,124,750
Cost of goods sold	3,602,391	3,604,427

GROSS PROFIT	1,716,623	1,520,323

Selling, general and administrative expense	1,569,746	1,321,311
Research and development expense	97,370	106,608

Operating income	49,507	92,404

Other expense:
Interest expense	(14,156)	(14,086)

NET INCOME	$35,351	$78,318

Earnings per share:
Basic and diluted	$0.02	$0.03

Shares used in computing earnings per share:
Weighted average basic and diluted shares outstanding	2,312,887	2,312,887

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Nine Months Ended December 31,
	2021	2020

Net sales	$15,259,235	$14,522,813
Cost of goods sold	10,708,109	9,821,319

GROSS PROFIT	4,551,126	4,701,494

Selling, general and administrative expense	4,059,988	3,572,189
Research and development expense	295,496	332,276

Operating income	195,642	797,029

Other expense:
Interest expense	(37,954)	(71,848)

NET INCOME	$157,688	$725,181

Earnings per share:
Basic and diluted	$0.07	$0.31

Shares used in computing earnings per share:
Weighted average basic and diluted shares outstanding	2,312,887	2,312,887

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

NINE MONTHS ENDED DECEMBER 31, 2021

(Unaudited)

			Additional
	Common	Stock	Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at April 1, 2021	2,312,887	$23,129	$12,885,841	$(8,192,414)	$4,716,556

Net income				14,641	14,641

Balance at June 30, 2021	2,312,887	$23,129	$12,885,841	$(8,177,773)	$4,731,197

Net income				107,696	107,696

Balance at September 30, 2021	2,312,887	$23,129	$12,885,841	$(8,070,077)	$4,838,893

Net income				35,351	35,351

Balance at December 31, 2021	2,312,887	$23,129	$12,885,841	$(8,034,726)	$4,874,244

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

NINE MONTHS ENDED DECEMBER 31, 2020

(Unaudited)

			Additional
	Common	Stock	Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at April 1, 2020	2,312,887	$23,129	$12,885,841	$(8,460,757)	$4,448,213

Net loss				(78,982)	(78,982)

Balance at June 30, 2020	2,312,887	$23,129	$12,885,841	$(8,539,739)	$4,369,231

Net income				725,845	725,845

Balance at Sept. 30, 2020	2,312,887	$23,129	$12,885,841	$(7,813,894)	$5,095,076

Net income				78,318	78,318

Balance at Dec. 31, 2020	2,312,887	$23,129	$12,885,841	$(7,735,576)	$5,173,394

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended December 31,
	2021	2020
OPERATING ACTIVITIES:
Net Income	$157,688	$725,181
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,955	6,532
Changes in operating assets and liabilities:
Increase in accounts receivable and amounts due from factor	(1,657,549)	(1,017,400)
(Increase) Decrease in inventories, prepaid expenses, and other	(808,245)	2,018,807
Increase in accounts payable and accrued expenses	189,243	94,255

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(2,111,908)	1,827,375

FINANCING ACTIVITIES:
Net borrowing (repayment) of Line of Credit – Factor	2,338,527	(1,561,665)
Note payable – Commercial Bank	—	221,400

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,338,527	(1,340,265)

NET INCREASE IN CASH	226,619	487,110

Cash at beginning of period	160,604	93,794

CASH AT END OF PERIOD	$387,223	$580,904

SUPPLEMENTAL INFORMATION:
Interest paid	$37,954	$68,174
Income taxes paid	—	—

Supplemental disclosures of non-cash activities:
Conversion of trade accounts payable to note payable	$—	$1,081,440

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Statement of Management

The condensed consolidated financial statements include the accounts of Universal Security Instruments, Inc. (USI or the Company) and its wholly-owned subsidiary. Except for the condensed consolidated balance sheet as of March 31, 2021, which was derived from audited financial statements, the accompanying condensed consolidated financial statements are unaudited. Significant inter-company accounts and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the interim condensed consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (US-GAAP) have been condensed or omitted. The interim condensed consolidated financial statements should be read in conjunction with the Company’s March 31, 2021 audited financial statements filed with the Securities and Exchange Commission on Form 10-K as filed on July 8, 2021. The interim operating results are not necessarily indicative of the operating results for the full fiscal year.

Liquidity and Management Plans

As the Company previously reported, on August 31, 2020, the Company received a letter from NYSE American LLC (the “Exchange”) stating that the Exchange has determined that the Company is not in compliance with the Exchange’s continued listing requirements as the result of the Company’s failure to maintain stockholders’ equity of $6.0 million after reporting losses from continuing operations and/or net losses in its five most recent fiscal years. On October 1, 2021, the Company received a letter from the Exchange notifying the Company that it is now in compliance with all of the continued listing standards of the Exchange and that the Company has resolved the continued listing deficiency previously referenced.

As our products are sold primarily to the construction industry and do-it-yourself centers, restrictions and limitations imposed by the COVID-19 pandemic have had an impact on the Company’s sales. We are not yet able to quantify the full impact of the COVID-19 pandemic on our sales and financial results, but we believe that sales, customs charges, and freight costs were negatively impacted by delays in freight forwarding from ports of entry in California due to delays related to issues with COVID-19.

Our short-term borrowings to finance any operating losses, trade accounts receivable, and foreign inventory purchases are provided pursuant to the terms of its Factoring Agreement with Merchant Factors Corporation (Merchant or Factor). Borrowings under the Factoring Agreement bear interest at prime plus 2% and are secured by trade accounts receivable and inventory. Advances from Merchant are at the sole discretion of Merchant based on Merchant’s assessment of the Company’s receivables, inventory and financial condition at the time of each request for an advance. The unused availability of this facility totaled approximately $383,000 at December 31, 2021. The Company’s non-factored trade accounts receivable net of allowance for uncollectible amounts totaled approximately $878,000 at December 31, 2021. We anticipate that the availability provided from Merchant, cash flows from operations, and the collection of non-factored trade accounts receivable will provide sufficient working capital for the next twelve months following the date of this report.

Line of Credit – Factor

In 2015, the Company entered into a Factoring Agreement (the Agreement) with Merchant for the purpose of factoring the Company’s trade accounts receivable and to provide financing secured by finished goods inventory. Under the Agreement the Company may borrow eighty percent (80%) of eligible accounts receivable. Additional funding, characterized by Merchant as an over advance, may be provided up to one hundred percent (100%) of eligible accounts receivable. The over advance portion, if any, may not exceed fifty percent (50%) of eligible inventory up to a maximum of $500,000. Subject to a temporary modification agreement effective on August 11, 2021, and which subsequently expired on November 30, 2021, the over advance portion, if any, may not exceed fifty percent (50%) of eligible inventory up to a maximum of $1,500,000.

The Agreement has been extended and now expires on January 6, 2022, and provides for continuation of the program for successive two year periods until terminated by one of the parties to the Agreement. Subsequent to December 31, 2021, the Company and Merchant have agreed to continue the Agreement on a month-to-month basis pending renewal of the Agreement for another two year period. As of December 31, 2021, the Company had borrowings under the Agreement of approximately $2,357,000, and the Company had availability under the Agreement of approximately $383,000. Advances on factored trade accounts receivable are secured by all of the Company’s trade accounts receivable and inventories, are repaid periodically as collections are made by Merchant but are otherwise due upon demand, and bear interest at the prime commercial rate of interest, as published, plus two percent (Effective rate 5.25% at December 31, 2021). Advances under the factoring agreement are made at the sole discretion of Merchant, based on their assessment of the receivables, inventory and our financial condition at the time of each request for an advance.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with US-GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Revenue Recognition

The Company’s primary source of revenue is the sale of safety and security products based upon purchase orders or contracts with customers. Revenue is recognized at a point in time once the Company has determined that the customer has obtained control over the product. Control is typically deemed to have been transferred to the customer when the product is shipped or delivered to the customer. Customers may not return, exchange or refuse acceptance of goods without our approval. Generally, the Company does not grant extended payment terms. Shipping and handling costs associated with outbound freight, after control over a product has transferred to a customer, are accounted for as a fulfillment cost and are recorded in selling, general and administrative expense.

The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for products sold. Revenue is recorded at the transaction price net of estimates of variable consideration. The Company uses the expected value method based on historical data in considering the impact of estimates of variable consideration, which may include trade discounts, allowances, product returns (including rights of return) or warranty replacements. Estimates of variable consideration are included in revenue to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur.

We have established allowances to cover anticipated doubtful accounts based upon historical experience.

Disaggregation of Revenue

The Company presents below revenue associated with sales of products acquired from Eyston Company Ltd. (Eyston) separately from revenue associated with sales of ground fault circuit interrupters (GFCI’s) and ventilation fans. The Company believes this disaggregation best depicts how our various product lines perform and are affected by economic factors. Revenue recognized by these categories for the three and nine months ended December 31, 2021 and 2020 are as follows:

	Three months ended		Nine months ended
	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Sales of products acquired from Eyston	$4,571,682	$4,669,289	$13,248,027	$12,945,622
Sales of GFCI’s and ventilation fans	747,332	455,461	2,011,208	1,577,191
	$5,319,014	$5,124,750	$15,259,235	$14,522,813

Concentrations

The Company is primarily a distributor of safety products for use in home and business under both its trade names and private labels for other companies. The Company acquires all of the smoke alarm and carbon monoxide alarm safety products that it sells from Eyston Company, Ltd. In addition, the Company had one customer in the three month period ended December 31, 2021 that represented 24.1% of the Company’s net sales, and two customers in the nine month period ended December 31, 2021 that represented 11.8% and 11.1% of the Company’s net sales, respectively. The Company had one customer that had an accounts receivable balance that amounted to 11.2% of the total of accounts receivable and amount due from factor at December 31, 2021. In addition, the Company had one customer in the fiscal quarter ended December 31, 2020 that represented 14.1% of the Company’s net sales.  Sales to this one customer represented 26.4% of net sales for the nine months ended December 31, 2020.

Related Party Transactions

During the three and nine month periods ended December 31, 2021 inventory purchases and other company expenses of approximately $509,000 and $1,332,000 respectively, were charged to credit card accounts of Harvey B. Grossblatt, the Company’s Chief Executive Officer and certain of his immediate family members. During the three and nine month periods ended December 31, 2020 inventory purchases and other company expenses charged to credit card accounts of Mr. Grossblatt and certain of his immediate family members amounted to approximately $379,000 and $746,000, respectively. The Company subsequently reimbursed these charges in full. Mr. Grossblatt receives mileage benefits from these charges. The maximum amount outstanding and due to Mr. Grossblatt at any point during the nine month periods ended December 31, 2021 and 2020 amounted to $210,773 and $134,329, respectively.

Receivables

Receivables are recorded when the Company has an unconditional right to consideration. We have established allowances to cover anticipated doubtful accounts based upon historical experience.

Remaining Performance Obligations

Remaining performance obligations represent the transaction price of firm orders for satisfied or partially satisfied performance obligations on contracts with an original expected duration of one year or more. The Company’s contracts are predominantly short-term in nature with a contract term of one year or less. For those contracts, the Company has utilized the practical expedient in ASC Topic 606 exempting the Company from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

Income Taxes

We calculate our interim tax provision in accordance with the guidance for accounting for income taxes in interim periods. We estimate the annual effective tax rate and apply that tax rate to our ordinary quarterly pre-tax income. The tax expense or benefit related to discrete events during the interim period is recognized in the interim period in which those events occurred.

The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax basis of assets or liabilities and their reported amounts in the condensed consolidated financial statements. These temporary differences may result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed periodically for recoverability and a valuation allowance is provided whenever it is more likely than not that a deferred tax asset will not be realized. After a review of projected taxable income and the components of the deferred tax asset in accordance with applicable accounting guidance it was determined that it is more likely than not that the tax benefits associated with the remaining components of the deferred tax assets will not be realized. This determination was made based on the Company’s history of losses from operations and the uncertainty as to whether the Company will generate sufficient taxable income to use the deferred tax assets prior to their expiration. Accordingly, a valuation allowance was established to fully offset the value of the deferred tax assets. Our ability to realize the tax benefits associated with the deferred tax assets depends primarily upon the timing of future taxable income and the expiration dates of the components of the deferred tax assets. If sufficient future taxable income is generated, we may be able to offset a portion of future tax expenses.

The Company follows ASC 740-10 which provides guidance for tax positions related to the recognition and measurement of a tax position taken or expected to be taken in a tax return and requires that we recognize in our condensed consolidated financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position. Interest and penalties, if any, related to income tax matters are recorded as income tax expenses.

Accounts Receivable and Amount Due from Factor

The Company assigns the majority of its short-term receivables arising in the ordinary course of business to our factor. At the time a receivable is assigned to our factor the credit risk associated with the credit worthiness of the debtor is assumed by the factor. The Company continues to bear any credit risk associated with delivery or warranty issues related to the products sold.

Management assesses the credit risk of both its trade accounts receivable and its financing receivables based on the specific identification of accounts that have exceeded credit terms. An allowance for uncollectible receivables is provided based on that assessment. Changes in the allowance account are charged to operations in the period the change is determined. Amounts ultimately determined to be uncollectible are eliminated from the receivable accounts and from the allowance account in the period that the receivables’ status is determined to be uncollectible.

Based on the nature of the factoring agreement and prior experience, no allowance related to Amounts Due from Factor has been provided. At December 31, 2021 and March 31, 2021, an allowance of approximately $157,000 has been provided for uncollectible trade accounts receivable.

Earnings per Common Share

Basic earnings per common share is computed based on the weighted average number of common shares outstanding during the periods presented. Diluted earnings per common share is computed based on the weighted average number of common shares outstanding plus the effect of stock options and other potentially dilutive common stock equivalents. The dilutive effect of stock options and other potentially dilutive common stock equivalents is determined using the treasury stock method based on the Company’s average stock price. There were no potentially dilutive common stock equivalents outstanding during the nine months ended December 31, 2021 or 2020. As a result, basic and diluted weighted average common shares outstanding are identical for the three and nine months ended December 31, 2021 and 2020.

Contingencies

From time to time, the Company is involved in various claims and routine litigation matters. In the opinion of management, after consultation with legal counsel, the outcomes of such matters are not anticipated to have a material adverse effect on the Company’s condensed consolidated financial position, results of operations, or cash flows in future years.

Note Payable - Eyston Company Ltd.

Effective March 31, 2020 the Company sold its fifty percent ownership interest in the Hong Kong Joint Venture. On April 19, 2020, the Company converted $1,081,440 of trade accounts payable due to the Hong Kong Joint Venture to an unsecured long-term note payable. Interest is based on the Shanghai Commercial Bank Limited in Hong Kong US Dollar prime rate published on the first day of each calendar month plus 2% (5.25% effective rate at December 31, 2021) and is payable monthly. The principal balance of $1,081,440 is due and payable on April 19, 2022.

Leases

The Company is a lessee in lease agreements for office space. Certain of the Company’s leases contain provisions that provide for one or more options to renew at the Company’s sole discretion. The Company’s leases are comprised of fixed lease payments, with its real estate leases including lease payments subject to a rate or index which may be variable. Certain real estate leases also include executory costs such as common area maintenance (non-lease component). As a practical expedient permitted under Accounting Standards Codification “ASC” 842, the Company has elected to account for the lease and non-lease components as a single lease component. Lease payments, which may include lease components and non-lease components, are included in the measurement of the Company’s lease liabilities to the extent that such payments are either fixed amounts or variable lease amounts based on a rate or index (fixed in substance) as stipulated in the lease contract.

None of the Company’s lease agreements contain any residual value guarantees or material restrictive covenants. As a result of the Company’s election of the package of practical expedients permitted within ASC 842, which among other things, allows for the carryforward of historical lease classification, all of the Company’s lease agreements in existence at the date of adoption that were classified as operating leases under ASC 840 have been classified as operating leases under ASC 842. Lease expense for payments related to the Company’s operating leases is recognized on a straight-line basis over the related lease term, which includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

Right-of-use assets represent the Company’s right to use an underlying asset during the lease term and lease liabilities represent the Company’s obligation to make lease payments as specified in the lease. Right-of-use assets and lease liabilities related to the Company’s operating leases are recognized at the lease commencement date based on the present value of the remaining lease payments over the lease term and amounted to approximately $485,000 at the date of adoption. When the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available surrounding the Company’s borrowing rates at the lease commencement date in determining the present value of lease payments. The right-of use asset also includes any lease payments made at or before lease commencement less any lease incentives. As of December 31, 2021, the Company had right-of-use assets of $43,965 and lease liabilities of $43,965 related to its operating leases. Right-of-use assets are included in property and equipment, net, on the condensed consolidated balance sheet and lease liabilities related to the Company’s operating leases are included in short-term and long-term lease liability on the condensed consolidated balance sheet. As of December 31, 2021 the Company’s weighted-average remaining lease term and weighted-average discount rate related to its operating leases were .25 years and 6.0%, respectively. During the nine months ended December 31, 2021, the cash paid for amounts included in the measurement of lease liabilities related to the Company’s operating leases was $128,600, which is included as an operating cash outflow within the condensed consolidated statements of cash flows. On November 1, 2021 the Company signed a one year extension for an operating lease for premises to commence March 1, 2022. During the nine months ended December 31, 2021 there were no newly leased assets for which a right-of use asset was recorded in exchange for a new lease liability.

The future minimum payments under operating leases were as follows at December 31, 2021 for the fiscal year ending March 31, 2022:

2022		$44,329
Total operating lease payments		$44,329
Less: amounts representing interest		(364)
Present value of net operating lease payments	$
Less: current portion		43,965
Long-term portion of operating lease obligations		$—

Recently Adopted Accounting Standards

Changes to US-GAAP are established by the Financial Accounting Standards Board (FASB) in the form of Accounting Standards Updates (ASU’s) to the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all ASU’s. Management determined that recently issued ASU’s did not have a material impact on the consolidated financial statements at December 31, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders

Universal Security Instruments, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Universal Security Instruments, Inc. and Subsidiary (the “Company”) as of March 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the two years in the period ended March 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2015.

Philadelphia, PA

July 8, 2021

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

ASSETS	March 31,
	2021	2020
CURRENT ASSETS
Cash	$160,604	$93,794
Accounts receivable:
Trade, less allowance for doubtful accounts	653,172	109,548
Receivables from employees	5,000	36,876

	658,172	146,424

Amount due from factor	1,925,291	2,300,109
Inventories – finished goods	4,181,193	5,123,959
Prepaid expenses	336,699	113,145

TOTAL CURRENT ASSETS	7,261,959	7,777,431

INTANGIBLE ASSETS - NET	44,717	49,189
PROPERTY AND EQUIPMENT - NET	184,678	346,477
OTHER ASSETS	4,000	4,000

TOTAL ASSETS	$7,495,354	$8,177,097

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit – factor	$18,904	$1,561,665
Short-term portion of operating lease liability	171,122	158,578
Accounts payable - trade	509,561	505,904
Accounts payable - Eyston Company Ltd.	755,148	266,409
Accrued liabilities:
Accrued payroll and employee benefits	103,381	136,683
Accrued commissions and other	139,242	88,694

TOTAL CURRENT LIABILITIES	1,697,358	2,717,933

ACCOUNTS PAYABLE – Eyston Company Ltd. - noncurrent	1,081,440	839,831
LONG-TERM PORTION OF OPERATING LEASE LIABILITY	—	171,120
TOTAL LONG-TERM LIABILITIES	1,081,440	1,010,951
COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; 20,000,000 shares authorized, 2,312,887 shares issued and outstanding at March 31, 2021 and 2020	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Accumulated Deficit	(8,192,414)	(8,460,757)

TOTAL SHAREHOLDERS’ EQUITY	4,716,556	4,448,213

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,495,354	$8,177,097

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2021	2020
Net sales	$17,520,151	$14,803,024
Cost of goods sold – acquired from Joint Venture	—	10,009,571
Cost of goods sold - other	11,880,442	1,034,599

GROSS PROFIT	5,639,709	3,758,854

Selling, general and administrative expense	5,034,380	4,628,881
Research and development expense	471,545	691,886

Operating income (loss)	133,784	(1,561,913)

Other income (expense):
Forgiveness of debt – PPP Loan	221,400	—
Loss from investment in Hong Kong Joint Venture	—	(3,842,275)
Interest expense, net	(86,841)	(409,703)

Earnings (Loss) before income taxes	268,343	(5,813,891)

Income tax expense	—	—

NET INCOME (LOSS)	$268,343	$(5,813,891)

Earnings (Loss) per share:
Basic and diluted	$0.12	$(2.51)

Shares used in computing net earnings (loss) per share:
Weighted average basis and diluted shares outstanding	2,312,887	2,312,887

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended March 31,
	2021	2020
NET INCOME (LOSS)	$268,343	$(5,813,891)

Other Comprehensive Loss Company’s Portion of Hong Kong Joint Venture’s Other Comprehensive Loss:
Currency translation loss	—	(134,151)
Unrealized loss on investment securities	—	(50,397)
Less: Reclassification adjustment for gain included in net loss	—	(427,208)
Total Other Comprehensive Loss	—	(611,756)

COMPREHENSIVE INCOME (LOSS)	$268,343	$(6,425,647)

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock
					Accum.
			Additional		Other
			Paid-In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income	Total
Balance at April 1, 2019	2,312,887	$23,129	$12,885,841	$(2,646,866)	$611,756	$10,873,860

Currency translation loss					(134,151)	(134,151)

Unrealized loss on investment securities					(50,397)	(50,397)

Less: Reclassification adjustment for net gain included in loss					(427,208)	(427,208)

Net loss				(5,813,891)		(5,813,891)

Balance at March 31, 2020	2,312,887	23,129	12,885,841	(8,460,757)	—	4,448,213

Net income				268,343		268,343

Balance at March 31, 2021	2,312,887	$23,129	$12,885,841	$(8,192,414)	$—	$4,716,556

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2021	2020
OPERATING ACTIVITIES:
Net Income (loss)	$268,343	$(5,813,891)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,695	7,690
Forgiveness of debt – Paycheck Protection Program	(221,400)	—
Depreciation of right-of-use asset	158,576	156,250
Increase in allowance for doubtful accounts receivable	100,000	—
Loss from investment in Hong Kong Joint Venture	—	3,842,275

Changes in operating assets and liabilities:
(Increase) Decrease in accounts receivable and amounts due from factor	(236,930)	568,879
Decrease in inventories	942,766	1,728,346
(Increase) Decrease in prepaid expenses	(223,554)	32,045
Increase (Decrease) in accounts payable and accrued expenses	751,252	(356,096)
Decrease in operating lease liability	(158,576)	(156,250)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,388,172	9,248

FINANCING ACTIVITIES:
Proceeds from – Paycheck Protection Program	221,400	—
Net repayment of line of credit - factor	(1,542,762)	(289,926)

NET CASH USED IN FINANCING ACTIVITIES	(1,321,362)	(289,926)

INCREASE (DECREASE) IN CASH	66,810	(280,678)

Cash at beginning of period	93,794	374,472

CASH AT END OF PERIOD	$160,604	$93,794

Supplemental information:
Interest paid	$82,184	$496,250
Income taxes paid	$—	$—

Supplemental disclosures of non-cash activities:
Right-of-use asset in exchange for operating lease liability	$—	$485,948
Conversion of trade accounts payable to note payable	1,081,440	—
Reduction in trade accounts payable to Eyston Co. Ltd. arising from the sale of the Hong Kong Joint Venture	$—	$4,000,000

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: Universal Security Instruments, Inc.’s (the “Company”) primary business is the sale of smoke alarms and other safety products to retailers, wholesale distributors and to the electrical distribution trade which includes electrical and lighting distributors as well as manufactured housing companies. The Company imports all of its safety and other products from foreign manufacturers. The Company, as an importer, is subject to tariffs which vary depending on types of products and country of origin, changes in economic and political conditions in the country of manufacture, potential trade restrictions and currency fluctuations.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary USI Electric, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. In 1989 we formed Eyston Company Limited (Eyston), a limited liability company under the laws of Hong Kong, as a 50% joint venture partner with a Hong Kong-based partner, to manufacture various products in the Peoples Republic of China (the “Hong Kong Joint Venture”). Effective March 31, 2020, we sold our 50% interest in the Hong Kong Joint Venture in exchange for $4,000,000. We believe that our 50% ownership interest in the Hong Kong Joint Venture through the date of its sale on March 31, 2020 allowed us to significantly influence the operations of the Hong Kong Joint Venture. As such, we accounted for our interest in the operations of the Hong Kong Joint Venture using the equity method of accounting we have included our investment balance as a non-current asset through the date of sale. We have included our share of the Hong Kong Joint Venture’s loss in our consolidated statements of operations for fiscal years ended March 31, 2020. The investment and earnings and losses were adjusted to eliminate intercompany profits through the date of its sale on March 31, 2020.

Use of Estimates: In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (US-GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk with cash.

Revenue Recognition: The Company’s primary source of revenue is the sale of safety and security products based upon purchase orders or contracts with customers. Revenue is recognized at a point in time once the Company has determined that the customer has obtained control over the product. Control is typically deemed to have been transferred to the customer when the product is shipped or delivered to the customer. Customers may not return, exchange or refuse acceptance of goods without our approval. Generally, the Company does not grant extended payment terms. Shipping and handling costs associated with outbound freight, after control over a product has transferred to a customer, are accounted for as a fulfillment cost and are recorded in selling, general and administrative expense. Remaining performance obligations represent the transaction price of firm orders for satisfied or partially satisfied performance obligations on contracts with an original expected duration of one year or more. The Company’s contracts are predominantly short-term in nature with a contract term of one year or less. For those contracts, the Company has utilized the practical expedient in ASC Topic 606 exempting the Company from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for products sold. Revenue is recorded at the transaction price net of estimates of variable consideration. The Company uses the expected value method based on historical data in considering the impact of estimates of variable consideration, which may include trade discounts, allowances, product returns (including rights of return) or warranty replacements. Estimates of variable consideration are included in revenue to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur.

Disaggregation of Revenue: The Company presents below revenue associated with sales of safety alarm products separately from revenue associated with sales of ground fault circuit interrupters (GFCI’s) and ventilation fans. The Company believes this disaggregation best depicts how our various product lines perform and are affected by economic factors. Revenue recognized by these categories for the fiscal years ended March 31, 2021 and 2020 are as follows:

	Fiscal Year ended
	March 31, 2021	March 31, 2020
Sales of safety alarms	$15,218,162	$13,098,923
Sales of GFCI’s and ventilation fans	2,301,989	1,704,101
	$17,520,151	$14,803,024

Accounts Receivable: The Company assigns the majority of its trade receivables on a pre-approved non-recourse basis to Merchant Factors Corporation (Merchant or Factor) under a factoring agreement on an ongoing basis. Factoring charges recognized on assignment of receivables are deducted from revenue in the consolidated statements of operations and amounted to $154,267 and $118,141 for the years ended March 31, 2021 and 2020, respectively.

Management considers amounts due from the Company’s factor to be “financing receivables”. Trade accounts receivable, foreign receivables, and receivables from our suppliers are not considered to be financing receivables.

At the time a receivable is assigned to our factor, the credit risk associated with the credit worthiness of the debtor is assumed by the factor. The Company continues to bear any credit risk associated with delivery or warranty issues related to the products sold.

Management assesses the credit risk of both its trade accounts receivable and its financing receivables based on the specific identification of accounts that have exceeded credit terms. An allowance for uncollectible receivables is provided based on that assessment. Changes in the allowance account from one accounting period to the next are charged to operations in the period the change is determined. Amounts ultimately determined to be uncollectible are eliminated from the receivable accounts and from the allowance account in the period that the receivables’ status is determined to be uncollectible.

Based on the nature of the factoring agreement and prior experience, no allowance for uncollectible financing receivables has been provided and no amounts are considered to be past due at March 31, 2021. At March 31, 2021 and 2020, respectively, an allowance of $157,000 and $57,000 has been provided for uncollectible trade accounts receivable.

Inventories: Inventories are stated at the lower of cost (first in/first out method) or net realizable value. Included as a component of finished goods inventory are additional non-material costs. These costs include freight, import duty, tariffs, and inspection fees. Expenses incurred for inventory quality control in the amount of approximately $45,000 and $45,000, were absorbed in inventory for the fiscal years ended March 31, 2021 and 2020, respectively. We evaluate inventories on a quarterly basis and write down inventory that is considered obsolete or unmarketable in an amount equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions.

Impairment of long-lived assets: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset group may not be recoverable. The factors considered in performing this assessment include current operating results, anticipated future results, the manner in which the asset group is used and the effects of obsolescence, demand, competition and other economic factors. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these asset groups in relation to the operating performance of the business and future undiscounted cash flows expected to result from the use of these asset groups. Impairment losses are recognized when the sum of expected future cash flows is less than the asset groups carrying value, and losses are determined based upon the excess carrying value of the asset group over its fair value. Based on this assessment, no impairment to long-lived assets resulted for fiscal years ended March 31, 2021 and 2020.

Leases: The Company determines if an arrangement is a lease at inception. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company estimates the incremental borrowing rate to discount the lease payments based on information available at lease commencement. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. The Company utilizes certain practical expedients, including the election not to reassess its prior conclusions about lease identification, lease classification and initial direct costs, as well as the election not to separate lease and non-lease components for arrangements where the Company is a lessee. Lease expense is recognized on a straight-line basis over the lease term. See Note F, Leases.

Income Taxes: The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax basis of assets or liabilities and their reported amounts in the consolidated financial statements. These temporary differences may result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed periodically for recoverability and a valuation allowance is provided whenever it is more likely than not that a deferred tax asset will not be realized.

The Company follows Accounting Standards Codification (ASC) 740-10 that gives guidance to tax positions related to the recognition and measurement of a tax position taken or expected to be taken in a tax return and requires that we recognize in our financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position. Interest and penalties, if any, related to income tax matters are recorded as income tax expenses. See Note G, Income Taxes.

Warranties: We generally provide warranties, on the safety products, from one to ten years to the non-commercial end user on all products sold. The manufacturers of our safety products provide us with a one-year warranty on all products we purchase for resale. Claims for warranty replacement of products beyond the one-year warranty period covered by the manufacturers have not been historically material.

Research and Development: Research and development costs are charged to operations as incurred.

Shipping and Handling Fees and Costs: The Company includes shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with inbound freight are included in cost of goods sold. Shipping and handling costs associated with outbound freight are included in selling, general and administrative expenses and totaled $409,692 and $343,838 in fiscal years 2021 and 2020, respectively.

Foreign currency: The activity and accounts of the Hong Kong Joint Venture are denominated in Hong Kong dollars and are translated to US dollars. The Company translates the accounts of the Hong Kong Joint Venture at the applicable exchange rate in effect at the year-end date for assets and liabilities and at the average exchange rate for the reporting period for statement of operation purposes.

The reclassification of the realized gain from other comprehensive income is included in the loss from investment in the Hong Kong Joint Venture in the Consolidated Statements of Operations for the fiscal year ended March 31, 2020.

Net Earnings (Loss) per Share: Basic net earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common shares and common share equivalents outstanding (unless their effect is anti-dilutive) for the period. As a result of the net loss for the fiscal year ended March 31, 2020, the weighted average number of common shares outstanding is identical for both basic and diluted shares. In addition, there were no other securities outstanding during 2021 or 2020 other than common stock.

Recently Issued Accounting Standards: Changes to US-GAAP are established by the Financial Accounting Standards Board (FASB) in the form of Accounting Standards Updates (ASU’s) to the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all ASU’s. In June 2016, the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326) - Measurement of Credit Losses on Financial Instruments.” The guidance in ASU 2016-13 requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. It replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. The Company adopted this guidance as of April 1, 2020, and the adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

NOTE B – LIQUIDITY AND MANAGEMENT’S PLAN

As the Company previously reported, on August 31, 2020, the Company received a letter from NYSE American LLC (the “Exchange”) stating that the Exchange has determined that the Company is not in compliance with the Exchange’s continued listing requirements as the result of the Company’s failure to maintain stockholders’ equity of $6.0 million after reporting losses from continuing operations and/or net losses in its five most recent fiscal years. On September 23, 2020, the Company submitted to the Exchange the Company’s plan (the “Plan”) of actions the Company has taken or will take to regain compliance with the continued listing standards by February 28, 2022 (the “Plan Period”). On November 5, 2020, the Company received a letter from the Exchange advising the Company that the Exchange has accepted the Plan and granted the Plan Period through February 28, 2022. The Exchange will review the Company periodically to determine whether the Company is making progress consistent with the Plan. The Company is working diligently to execute its Plan to regain compliance with the Exchange’s continued listing requirements.

The Company had net income of $268,343 for the fiscal year ended March 31, 2021 and a net loss of $5,813,891 for the year ended March 31, 2020.

As the Company’s products are sold primarily to the construction industry and do-it-yourself centers, restrictions and limitations imposed by the COVID-19 pandemic have had an impact on the Company’s sales  We are not yet able to quantify the full impact of the COVID-19 pandemic on our sales and financial results, but we believe that during the first half of calendar 2020 (our fourth quarter of fiscal 2020 and first quarter of fiscal 2021) sales were negatively impacted by lower sales resulting from steps taken to combat the spread of COVID-19.    Sales in our second and third fiscal quarters ended September 30, 2020, and December 31, 2020 increased significantly when compared to sales for the comparable 2019 periods due to the Company’s ability to fill orders from inventory for a large national retailer new customer, when the national retailer’s usual supplier was unable to fill the orders due to delays caused by the pandemic.  Our sales growth was also due to sales of two products to another large national retailer which purchased certain of our models as a 1,350 store test, which were completed in the fourth quarter of the fiscal year ending March 31, 2021.

Our short-term borrowings to finance operations, trade accounts receivable, and foreign inventory purchases are provided pursuant to the terms of our Factoring Agreement with Merchant. Advances from the Company’s factor, are at the sole discretion of Merchant based on their assessment of the Company’s receivables, inventory and financial condition at the time of each request for an advance. The unused availability of this facility totaled approximately $1,795,000 at March 31, 2021.

The Company sold its fifty percent ownership in Eyston effective March 31, 2020. The non-cash proceeds from the sale were used to reduce our trade accounts payable due to Eyston by $4,000,000. In addition, the Company and Eyston agreed to convert $1,081,440 of trade accounts payable to an interest only note payable with a maturity date of April 19, 2022. Until March 31, 2020 we had secured extended payment terms for purchases up to $4,000,000 from Eyston for the purchase of sealed battery alarms.  These amounts were unsecured, incurred interest at 5.5% per annum, and provided for repayment terms of 120 days for each purchase. Subsequent to March 31, 2020, Eyston continues to be the Company’s principal supplier of safety alarms and the Company will pay for these purchases upon evidence of shipment from the factory.

We anticipate, now that our complete line of sealed smoke and carbon monoxide alarms has been introduced, that these products will compete on price and functionality with similar products offered by our larger competitors. While we believe there will be market acceptance of our products we cannot be assured of this. Should our products not achieve the level of acceptance we anticipate this will have a significant impact on our future operations and potentially impact our ability to continue operations.

Prior to the fiscal year ended March 31, 2021 the Company has a history of sales that were insufficient to generate profitable operations, and has limited sources of financing. Management’s plan in response to these conditions continues to be to increase sales resulting from the delivery of the Company’s  line of sealed battery ionization smoke alarms, carbon monoxide products, and ground fault circuit interrupters. The Company has seen positive results on this plan due to increased sales of its product offerings to a major home improvement retailer during the second and third quarters of the Company’s fiscal year ended March 31, 2021.  This increase in sales has resulted in significant additional availability under the Company’s facility with its Factor.  Management expects sales growth to continue going forward.  In May, 2020 the Company received a Paycheck Protection Program loan of $221,400 under the CARES Act and the loan was subsequently forgiven in compliance with the provisions of the CARES Act. Though no assurances can be given, if management’s plan continues to be successful over the next twelve months, the Company anticipates that it should be able to meet its cash needs for the next twelve months following the issuance date of this report. Cash flows and credit availability is expected to be adequate to fund operations for one year from the issuance date of this report.

NOTE C – INVESTMENT IN THE HONG KONG JOINT VENTURE

The Company held a fifty percent interest in Eyston Company Limited, the Hong Kong Joint Venture, which has manufacturing facilities in the People’s Republic of China, for the manufacturing of certain of our electronic and electrical products. The Company sold its fifty percent interest in the Hong Kong Joint Venture in exchange for $4,000,000. The Company recorded a loss related to the sale of the Company’s investment in the Hong Kong Joint Venture of $2,472,620, and a loss from its equity share of the Hong Kong Joint Venture’s net loss for the year ended March 31, 2020 of $1,369,655. The combined loss is recorded as the loss from investment in the Hong Kong Joint Venture on the Consolidated Statements of Operations for the year ended March 31, 2020. The proceeds of the sale were used to reduce our outstanding trade account payable balance owed to the Hong Kong Joint Venture. There are no material differences between US-GAAP and those used by the Hong Kong Joint Venture.

The following represents summarized financial information derived from the financial statements of the Hong Kong Joint Venture for the fiscal year ended March 31, 2020.

For the Year Ended March 31,
2020
Net Sales	$8,054,070

Gross Profit	276,787

Net Loss	(3,235,107)

During the year ended March 31, 2021 and 2020, the Company purchased $7,612,131 and $7,335,646, respectively, of finished product from Eyston, which represented 77.6% and 82.7%, respectively, of the Company’s total finished product purchases.

Effective March 31, 2020, the Company sold its fifty percent ownership interest in the Hong Kong Joint Venture and converted $1,081,440 of trade accounts payable due to the Hong Kong Joint Venture to an unsecured long-term interest only note payable with the principal balance due in April 2022. Interest is based on the Shanghai Commercial Bank Limited in Hong Kong US Dollar prime rate published on the first day of each calendar month plus 2% (5.25% effective rate at March 31, 2020) and is payable monthly. For the fiscal year ended March 31, 2020 the Company had secured extended payment terms for purchases up to $4,000,000 from Eyston for the purchase of sealed battery alarms. These amounts were unsecured, incurred interest at 5.5% per annum, and provided for repayment terms of 120 days for each purchase.

NOTE D – SHORT-TERM BORROWINGS AND CREDIT ARRANGEMENTS

On January 15, 2015, the Company entered into an Agreement with Merchant for the purpose of factoring the Company’s trade accounts receivable and to provide financing secured by finished goods inventory. Under the modified Agreement the Company may borrow eighty percent (80%) of eligible accounts receivable. Additional funding, characterized by Merchant as an over advance, may be provided up to one hundred percent (100%) of eligible accounts receivable. The over advance portion, if any, may not exceed fifty percent (50%) of eligible inventory up to a maximum of $500,000. The Agreement which was extended and expires on January 6, 2022, provides for continuation of the program for successive two year periods until terminated by one of the parties to the Agreement. The amount available to borrow from Merchant is approximately $1,795,000 and $738,000 at March 31, 2021 and 2020, respectively. Advances on factored trade accounts receivable and borrowing on inventories are secured by all of the Company’s trade accounts receivable and inventories, are repaid periodically as collections are made by Merchant but are otherwise due upon demand, and bear interest at the prime commercial rate of interest, as published, plus two percent (effective rate 5.25% at March 31, 2021 and March 31, 2020). Advances under the Agreement are made at the sole discretion of Merchant, based on their assessment of the receivables, inventory and our financial condition at the time of each request for an advance. At March 31, 2021 and 2020 there was $18,904 and $1,561,665 borrowed and outstanding under the factoring agreement, respectively.

Under the Agreement, the Company assigned receivables of $17,003,317 and $14,162,999 during the years ended March 31, 2021 and 2020, respectively. The uncollected balance of non-recourse receivables held by the factor amounted to $1,925,291 and $2,300,109 at March 31, 2021 and 2020. Collected cash maintained on deposit at March 31, 2021 and 2020 with the factor earns interest at the factor’s prime rate of interest less 2.5 percent (effective rate of 0.75% and 0.75% at March 31, 2021 and 2020, respectively.) There was no cash on deposit with the Factor at March 31, 2021 or 2020.

In May, 2020 the Company received a Paycheck Protection Program loan of $221,400 under the CARES Act and during the fiscal year ended March 31, 2021, the loan was forgiven in compliance with the provisions of the CARES Act.

NOTE E – PROPERTY AND EQUIPMENT - NET

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided by using the straight-line method based on estimated useful lives. Expenditures for major betterments that extend the useful life of property and equipment are capitalized. Repair and maintenance costs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the results of operations.

The estimated useful lives for financial reporting purposes are as follows:

Leasehold improvements	-Shorter of term of lease or useful life of asset
Machinery and equipment	-5 to 10 years
Furniture and fixtures	-5 to 15 years
Computer equipment	-5 years

Property and equipment consist of the following:

	March 31,
	2021	2020
Leasehold improvements	$652,670	$652,670
Machinery and equipment	190,400	190,400
Furniture and fixtures	261,292	261,292
Computer equipment	302,634	302,634
	1,406,996	1,406,996
Less accumulated depreciation	(1,222,318)	(1,060,519)
	$184,678	$346,477

Depreciation expense totaled $161,799, which includes $158,576 of amortization of right-of-use lease asset, and $159,469 which included $156,250 of amortization of right-of-use lease asset for fiscal years ended March 31, 2021 and 2020, respectively. Right-of-use lease assets of $171,122 and $329,698, net, are included in leasehold improvements in Property and Equipment on the Consolidated Balance Sheets as of March 31, 2021 and 2020, respectively.

NOTE F – LEASES

The Company is a lessee in lease agreements for office space. Certain of the Company’s leases contain provisions that provide for one or more options to renew at the Company’s sole discretion. The Company’s leases are comprised of fixed lease payments, with its real estate leases including lease payments subject to a rate or index which may be variable. Certain real estate leases also include executory costs such as common area maintenance (non-lease component). As a practical expedient permitted under ASC 842, the Company has elected to account for the lease and non-lease components as a single lease component. Lease payments, which may include lease components and non-lease components, are included in the measurement of the Company’s lease liabilities to the extent that such payments are either fixed amounts or variable lease amounts based on a rate or index (fixed in substance) as stipulated in the lease contract.

During January 2009, the Company entered into an operating lease for its office and warehouse location in Owings Mills, Maryland which was set to expire in March 2019. In October, 2018, we extended this operating lease to expire in April 2022. This lease is subject to increasing rentals at 2.5% per year. The Company renewed its operating lease through February 2022 for a 3,400 square foot office in Naperville, Illinois. Included are 3 one-year renewal options that are not included in the measurement of the lease term.

Our operating leases for real estate are generally renewable with terms and conditions similar to the original lease. Rent expense, including common area maintenance, totaled $239,557 and $208,734 for the years ended March 31, 2021 and 2020, respectively.  None of the Company’s lease agreements contain any residual value guarantees or material restrictive covenants. As a result of the Company’s election of the package of practical expedients permitted within ASC 842, which among other things, allows for the carryforward of historical lease classification, all of the Company’s lease agreements in existence at the date of adoption that were classified as operating leases under ASC 840 have been classified as operating leases under ASC 842. Lease expense for payments related to the Company’s operating leases is recognized on a straight-line basis over the related lease term, which includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

Right-of-use assets represent the Company’s right to use an underlying asset during the lease term and lease liabilities represent the Company’s obligation to make lease payments as specified in the lease.  Right-of-use assets and lease liabilities related to the Company’s operating leases are recognized at the lease commencement date based on the present value of the remaining lease payments over the lease term and amounted to approximately $485,000 at the date of adoption. When the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available surrounding the Company’s borrowing rates at the lease commencement date in determining the present value of lease payments. The right-of use asset also includes any lease payments made at or before lease commencement less any lease incentives. As of March 31, 2021, the Company had right-of-use assets of $171,122 and lease liabilities of $171,122 related to its operating leases.  Right-of-use assets are included in property and equipment, net, on the consolidated balance sheet and lease liabilities related to the Company’s operating leases are included in short-term and long-term lease liability on the consolidated balance sheet.  As of March 31, 2021 the Company’s weighted-average remaining lease term and weighted-average discount rate related to its operating leases is one year and 6.0%, respectively. During the fiscal year ended March 31, 2021, the cash paid for amounts included in the measurement of lease liabilities related to the Company’s operating leases was $173,622, which is included as an operating cash outflow within the consolidated statements of cash flows. During the fiscal year ended March 31, 2021, the operating lease costs related to the Company’s operating leases was $173,622 which is included in operating costs and expenses in the consolidated statements of operations.   During the fiscal years ended March 31, 2021 and 2020, the Company did not enter into any material lease agreements set to commence in the future and there were no newly leased assets for which a right-of use asset was recorded in exchange for a new lease liability, other than those lease assets recorded upon implementation. As of March 31, 2020, the Company had right-of-use assets of $329,698 and lease liabilities of $329,698 related to its operating leases. Right-of-use assets are included in property and equipment, net, on the consolidated balance sheet and lease liabilities related to the Company’s operating leases are included in short-term and long-term lease liability on the consolidated balance sheet. As of March 31, 2020 the Company’s weighted-average remaining lease term and weighted-average discount rate related to its operating leases were two years and 6.0%, respectively. During the fiscal year ended March 31, 2020, the cash paid for amounts included in the measurement of lease liabilities related to the Company’s operating leases was $160,605, which is included as an operating cash outflow within the consolidated statements of cash flows. During the fiscal year ended March 31, 2020, the operating lease costs related to the Company’s operating leases was $160,605 which is included in operating costs and expenses in the consolidated statements of operations.

The future minimum payments under operating leases were as follows at March 31, 2021:

2022	$175,792
2023	—
Total operating lease payments	$175,792
Less: amounts representing interest	(4,670)
Present value of net operating lease payments	$171,122
Less: current portion	—
Long-term portion of operating lease obligations	$171,122

NOTE G – INCOME TAXES

The Company files its income tax returns in the U.S. federal jurisdiction, and various state jurisdictions. Income tax returns filed for the fiscal years ended March 31, 2020, 2019, and 2018 are considered open and subject to examination by tax authorities. Deferred income tax assets and liabilities are computed and recognized for those differences that have future tax consequences and will result in net taxable or deductible amounts in future periods. Deferred tax expense or benefit is the result of changes in the net asset or liability for deferred taxes. The deferred tax liabilities and assets for the Company result primarily from net operating loss and tax credit carry forwards, reserves and accrued liabilities.

At March 31, 2021, the Company has total net federal operating loss carry forwards of approximately $5,912,000. There are certain limitations to the use and application of these items. Management reviews net operating loss carry forwards and income tax credit carry forwards to evaluate if those amounts are recoverable. After a review of projected taxable income and the components of the deferred tax assets in accordance with applicable accounting guidance it was determined that it is more likely than not that the tax benefits associated with the remaining components of the deferred tax assets will not be realized. This determination was made based on the Company’s history of losses from operations and the uncertainty as to whether the Company will generate sufficient taxable income to use the deferred tax assets prior to their expiration. Accordingly, a valuation allowance was established to fully offset the value of the deferred tax assets. Our ability to realize the tax benefits associated with the deferred tax assets depends primarily upon the timing of future taxable income and the expiration dates of the components of the deferred tax assets. If sufficient future taxable income is generated, we may be able to offset a portion of future tax expenses.

The reconciliation between the statutory federal income tax provision and the actual effective tax provision is as follows:

	Years ended March 31,
	2021	2020
Federal tax (benefit) at statutory rate (21%) before loss carry-forward	$56,352	$(1,220,917)

Permanent and other differences	(33,029)	7,646
State income tax (benefit) – net of federal effect	3,353	(72,000)
Expiration of tax credits	129,999	—

Change in deferred tax asset valuation allowance	(156,675)	1,285,271
	$—	$—

The individual components of the Company’s deferred tax assets are as follows:

	March 31,
	2021	2020
Deferred tax assets:
Accruals and allowances	$76,376	$39,112
Inventory uniform capitalization	11,027	18,544
Net operating loss carry forward	1,241,522	1,258,433
Foreign tax credit carry forward	—	169,511
Research and development tax credit carry forward	61,701	61,701
Allowance for unrealizable deferred tax assets	(1,390,626)	(1,547,301)
Net deferred tax asset	$—	$—

NOTE H – COMMITMENTS AND CONTINGENCIES

From time to time, the Company is involved in various lawsuits and legal matters. It is the opinion of management, based on consultation with legal counsel, that there are no outstanding material claims outside of the normal course of business.

The Company’s employment agreement with its CEO (the “CEO Agreement”) requires the Company to make certain post-employment payments to the CEO in the event of his termination following a change in control, death, disability, non-renewal, or resignation with “Good Reason” under terms of the CEO Agreement. Additionally, the CEO Agreement requires the Company to make post-employment payments, which can range from approximately $94,000 to $1,995,000, dependent upon the controlling event, as discussed above. In July, 2020, the Company renewed the CEO Agreement through July 31, 2021.

NOTE I - CONCENTRATIONS

The Company is primarily a distributor of safety products for use in home and business under both its trade names and private labels for other companies. The Company acquires all of the smoke alarm and carbon monoxide alarm safety products that it sells from Eyston Company, Ltd. At March 31, 2021, the Company had receivables due from Eyston Company, Ltd. of $381,401 recorded in trade accounts receivable.

The Company had one customer in the fiscal year that ended March 31, 2021 that represented 21.9% of the Company’s net sales and two customers in the fiscal year that ended March 31, 2020 that represented 12.2% and 10.3% of the Company’s net sales, respectively.

NOTE J - QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly Results of Operations (Unaudited):

The unaudited quarterly results of operations for fiscal years 2021 and 2020 are summarized as follows:

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
2021
Net sales	$2,940,768	$6,457,295	$5,124,750	$2,997,338
Gross profit	1,077,143	2,104,028	1,520,323	938,215
Net income (loss)	(78,982)	725,845	78,318	(456,838)
Net income (loss) per share:
Basic and diluted	(0.03)	0.31	0.03	(0.19)

2020
Net sales	$4,343,291	$3,622,269	$3,223,678	$3,613,786
Gross profit	1,244,829	1,090,346	769,992	653,687
Net loss	(608,954)	(700,814)	(1,011,833)	(3,492,290)
Net loss per share:
Basic and diluted	(0.26)	(0.30)	(0.44)	(1.51)

NOTE K – RETIREMENT PLAN

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code. All full-time employees who have completed 12 months of service are eligible to participate. Employees are permitted to contribute up to the amounts prescribed by law. The Company may provide contributions to the plan consisting of a matching amount equal to a percentage of the employee’s contribution, not to exceed four percent (4%). Employer contributions were $43,412 and $41,121 for the years ended March 31, 2021 and 2020, respectively.

NOTE L – RELATED PARTY TRANSACTIONS

During the fiscal year ended March 31, 2021 and 2020, inventory purchases and other company expenses of approximately $1,206,000 and $999,000 respectively, were charged to credit card accounts of Harvey B. Grossblatt, the Company’s Chief Executive Officer and certain of his immediate family members. The Company subsequently reimbursed these charges in full. Mr. Grossblatt receives mileage benefits from these charges. The maximum amount outstanding and due to Mr. Grossblatt at any point during the fiscal year ended March 31, 2021 and 2020 amounted to $158,134 and $136,876, respectively, and the amount outstanding at March 31, 2021 and 2020 is $50,536 and $27,102, respectively.

NOTE M – INTANGIBLE ASSETS - NET

Intangible assets consist of legal expenses of $89,434 incurred in obtaining and perfecting patents on newly developed detector technology and are capitalized for financial statement purposes. Upon issuance, patents are amortized on a straight-line basis over twenty years. Amortization expense for the fiscal year ended March 31, 2021 and 2020 was $4,472 and $4,471, respectively. Accumulated amortization at March 31, 2021 and 2020 was $44,717 and $40,245, respectively. Amortization expense for the next five years is expected to be $4,472 through 2026.

NOTE N – SHAREHOLDERS’ EQUITY

Under the terms of the Company’s 2011 Non-Qualified Stock Option Plan, 120,000 shares of common stock are reserved for the granting of stock options. There were no stock options outstanding at March 31, 2021 or 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Display Social, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Display Social, Inc. (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s significant accumulated deficit, recurring losses from operations and negative cash flows from operating activities raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2020.

Marlton, New Jersey

March 11, 2022

Display Social, Inc.

Consolidated Balance Sheets

	December 31,
	2021	2020
Assets
Current Assets
Cash	$11,093,373	$593,034
Accounts receivable	29,486	16,305
Prepaid expenses	29,386	50,424
Total Current Assets	11,152,245	659,763
Property and equipment, net	112,032	197,074
Internal-use software development costs, net	5,359,913	2,765,013
Intangible assets, net	2,143,730	850,000
Other assets	95,799	65,508
Total Assets	$18,863,719	$4,537,358
Liabilities & Shareholders’ Deficit
Current Liabilities
Accounts payable	$1,831,578	$842,316
Accrued expenses	2,092,698	1,876,141
Related party senior secured promissory notes, net of debt issuance costs	2,083,946	600,000
Convertible promissory notes (includes amounts due to related parties of $0 and $1,325,000 as of December 31, 2021 and 2020, respectively)	33,572,000	6,162,034
Total Current Liabilities	39,580,222	9,480,491
Other notes payable	1,147,880	576,885
Other liabilities	45,703	95,918
Total Liabilities	40,773,805	10,153,294
Commitments (Note 14)
Shareholders’ Deficit
Common stock, $0.001 par value, 300,000,000 shares authorized, 178,863,641 and 105,508,680 shares issued and outstanding as of December 31, 2021 and 2020, respectively	178,864	105,508
Additional paid-in capital	14,248,695	5,011,771
Accumulated deficit	(36,337,645)	(10,733,215)
Total Shareholders’ Deficit	(21,910,086)	(5,615,936)
Total Liabilities & Shareholders’ Deficit	$18,863,719	$4,537,358

The accompanying notes are an integral part of these consolidated financial statements.

Display Social, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2021	2020
Revenue	$102,848	$38,786
Costs and Expenses:
Cost of revenue	7,165,092	547,008
Sales and marketing	6,902,622	763,139
General and administrative	10,139,051	5,195,162
Total Costs and Expenses	24,206,765	6,505,309
Operating Loss	(24,103,917)	(6,466,523)
Interest expense	(1,424,159)	(426,332)
Other income (expense), net	(76,354)	(12,888)
Loss Before Income Taxes	(25,604,430)	(6,905,743)
Income tax benefit (expense)	—	—
Net Loss	$(25,604,430)	$(6,905,743)
Net loss per share attributable to common shareholders:
Basic & diluted	$(0.19)	$(0.08)
Weighted-average shares used in computing net loss per share attributable to common shareholders
Basic & diluted	133,971,032	86,991,359

The accompanying notes are an integral part of these consolidated financial statements.

Display Social, Inc.

Consolidated Statements of Shareholders’ Deficit

For the Years Ended December 31, 2021 and 2020

			Additional		Total
	Common Stock		Paid-in	Accumulated	Shareholders’
	Shares	Par Value	Capital	Deficit	Deficit

Shareholders’ Deficit as of December 31, 2019	80,119,253	80,119	285,042	(3,827,472)	(3,462,311)
Share-based compensation	—	—	49,660	—	49,660
Issuance of stock in connection with employee stock awards	2,823,843	2,824	(2,824)	—	—
Issuance of stock for services	417,411	417	(417)	—	—
Conversion of notes and interest into common stock	22,148,173	22,148	4,680,310	—	4,702,458
Net loss	—	—	—	(6,905,743)	(6,905,743)
Shareholders’s Deficit as of December 31, 2020	105,508,680	$105,508	$5,011,771	$(10,733,215)	$(5,615,936)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Shareholders’
	Shares	Par Value	Capital	Deficit	Deficit
Shareholders’ Deficit as of December 31, 2020	105,508,680	$105,508	$5,011,771	$(10,733,215)	$(5,615,936)
Share-based compensation	14,048,591	14,049	430,164	—	444,213
Conversion of notes and interest into common stock	57,743,870	57,744	7,354,339	—	7,412,083
Issuance of shares in exchange for patent	1,562,500	1,563	1,420,312	—	1,421,875
Issuance of warrant as debt issuance cost	—	—	32,109	—	32,109
Net loss	—	—	—	(25,604,430)	(25,604,430)
Shareholders’ Deficit as of December 31, 2021	178,863,641	$178,864	$14,248,695	$(36,337,645)	$(21,910,086)

The accompanying notes are an integral part of these consolidated financial statements.

Display Social, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(25,604,430)	$(6,905,743)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,458,047	52,300
Share-based compensation	444,213	49,660
Amortization of debt issuance costs	16,055	—
Changes in assets and liabilities:
Accounts receivable	(13,181)	(16,305)
Prepaid expenses	21,038	24,550
Other assets	(30,291)	4,790
Accounts payable	989,262	590,408
Accrued expenses	872,485	1,711,344
Other liabilities	(50,215)	95,918
Net cash used in operating activities	(21,897,017)	(4,393,078)
Cash flows from investing activities
Capitalized internal-use software development costs	(3,831,599)	(2,549,359)
Purchases of property and equipment	(8,161)	(168,961)
Net cash used in investing activities	(3,839,760)	(2,718,320)
Cash flows from financing activities
Proceeds from issuance of convertible promissory notes (includes ($0 and $570,700 during 2021 and 2020, respectively from related parties)	33,572,466	5,457,734
Proceeds from issuance of related party senior secured promissory notes	2,100,000	—
Proceeds from PPP loans	564,650	576,885
Net cash provided by financing activities	36,237,116	6,034,619
Net increase (decrease) in cash	10,500,339	(1,076,779)
Cash at beginning of year	593,034	1,669,813
Cash at end of year	$11,093,373	$593,034
Supplemental disclosures of non-cash investing and financing activities
Conversion of promissory notes and accrued interest into common shares	$7,412,083	$4,702,460
Purchase of patent in exchange for stock	1,421,875	—
Issuance of warrants for debt issuance costs	32,109	—
Non-cash issuance of convertible promissory notes to related parties in settlement of accrued expenses	—	254,300
Non-cash interest capitalized as part of internal-use software	—	148,932

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

Note 1. Business

Business

tsu Inc. d/b/a Display, was incorporated in Delaware on April 10, 2019. On October 28, 2021 the Company completed a legal name change from tsu Inc. to Display Social, Inc. (“Display”, the “Company”). Subsequent to December 31, 2021, Display changed its legal name to Infinite Reality, Inc. Its business is focused on development and marketing of the Display social media platform and generates its revenues from the sales of advertising on the platform.

The Company’s business is focused on development and marketing of the Display social medial platform; it generates its revenues from the sales of advertising on the platform which targets users’ interests based on content they create and post within Display social media platform.

The Company is a social commerce media platform that takes networked social experience to the next level with one simple commitment; Display believes creators should be financially rewarded for the quality of content they produce. With Display’s commerce feature, creators can tag items in their post, allowing users to purchase at the point of discovery, while the creator gets paid for inspiring that transaction. At the Company’s discretion, when advertisers pay Display, creators may be paid out, based on the advertisement revenue generated from their content.

Covid-19 Pandemic

During the first quarter of 2020, the spread of novel coronavirus (“COVID-19”) began to create global business disruptions. COVID-19 was declared a global pandemic by the World Health Organization on March 11, 2020. Governments at the national, state and local level in the United States, and globally, implemented aggressive actions to reduce the spread of the virus, including lockdowns and shelter in place orders, limitations on non-essential gatherings of people, suspension of all non-essential travel, and ordering certain businesses and governmental agencies to cease non-essential operations at physical locations. The spread of COVID-19 caused significant volatility in United States and international markets. As a result of COVID-19, the majority of the Company’s employees shifted to working remotely. In 2021 as governmental and local officials continued to provide guidance on employer workplace safety in regard to slowing the spread of COVID-19, the Company’s workforce remained remote through the first half of the year. As the COVID-19 vaccine emerged and became largely available across the country and amongst most age groups, the Company moved towards a hybrid in-person and remote workforce model in the second half of the year.

The Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) in the U.S. includes measures that assist companies in responding to the COVID-19 pandemic. These measures consisted primarily of cash assistance to support employment levels and deferment of remittance of certain non-income tax expense payments. Additionally, the CARES Act provides for refundable employee retention tax credits and the deferral of the employer-paid portion of social security taxes. The Company received two Paycheck Protection Program (“PPP”) Loans totaling $566,885 during 2020 and a $10,000 COVID-19 Economic Injury Disaster Loan (“EIDL”) through governmental programs available in response to the pandemic (see Note 9). In 2021, the Company received an additional PPP loan in the amount of $564,650. The Company will be working with governmental officials on full or partial forgiveness of both PPP loans in 2022. The Company also elected to defer $101,339 of the employer portion of social security taxes, which is included in accrued expenses and was paid in 2022.

Note 2. Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

Substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate that it is probably that the entity will be unable to meet its obligations as they become due within one year after the date that the entity’s financial statements are issued.

The Company is a start-up social media platform that has not generated significant revenue and/or sufficient cash flow from operations to fund its operations on an ongoing basis. As reflected in the accompanying financial statements, the Company had an accumulated deficit as of December 31, 2021 of $21,910,086, including a net loss of $25,604,4303 for the year ended December 31, 2021 and negative working capital of $28,427,978 as of December 31, 2021. To-date, the Company has financed its operations through the issuance of convertible notes, mostly to high-net-worth individuals and other accredited investors.

The Company plans to continue financing its operations through the issuance of additional convertible notes, sales of equity, borrowings or other methods of raising capital. While the Company has cash on hand and has been successful in raising sufficient capital to fund its operations, there is no assurance that it will be successful in these pursuits in the future.

The Company signed a definitive agreement to merge with NYSE listed Company Universal Securities Instruments, Inc., on February 25, 2022. It is expected that the merger will be completed in 4 to 6 months upon which the Company's shares will be listed for trading on the NYSE.  In furtherance of the merger transaction to go public, on March 3, 2022 the Company executed a definitive agreement with Yorkville Advisors Global, LLP for a $200 million Standby Equity Purchase Agreement (SEPA) for future equity financings as a publicly listed company.  The SEPA commits Yorkville to purchase the Company's shares for cash on one business days' notice for the purpose of assuring that the Company has sufficient access to capital at all times to fund its operations. The SEPA agreement includes a 4.99% volume capitalization limitation and a limit of $10 million per day. Any funds that the Company has the ability to draw is contingent upon the successful registration of the shares as a public company and also contains clauses to limit Yorkville’s exposure for the previous 30 days value trading and market capitalization.

These factors among others raise reasonable doubt about the Company’s ability to continue as a going concern within one year after the date the accompanying consolidated financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The historical information is not necessarily indicative of the Company’s future results of operations, financial position, or cash flows.

Principle of Consolidation

The consolidated financial statements as of, and for the years ended December 31, 2021 and 2020 include the accounts of the Company and its subsidiaries: Display Social, Inc. and Display Productions. All intercompany transactions and accounts have been eliminated. Certain immaterial December 31, 2020 amounts have been reclassified to be consistent with the current period presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information currently available to the Company and based on various other assumptions that it concludes to be reasonable under the circumstances. While management concludes that such estimates are reasonable when considered in conjunction with the consolidated balance sheets and statements of operations taken as a whole, actual results could differ materially from those estimates.

Segments

The Company operates as a single operating segment. The Chief Executive Officer is our chief operating decision maker, who reviews financial information for purposes of making operating decisions, assessing financial performance and allocating resources.

Cash

Cash in banks and holdings of highly liquid investments with original maturities of three months or less when purchased are considered to be cash and cash equivalents. At various times throughout 2021 and 2020 and as of December 31, 2021 and 2020, some accounts held at financial institutions were in excess of federally insured limit of $250,000. The Company reduces its exposure to credit risk by maintaining cash deposits with major financial institutions. No losses have been experienced on these accounts and the Company concludes the credit risk to be minimal.

Accounts Receivable and Credit Policies

Trade accounts receivable consist of amounts due from the sales of advertising of the on Company’ social media platform. Such accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 30 to 45 days of receipt of the invoice or digital advertising reporting period. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts based on historical collection experience and a review of the current status of trade accounts receivable. As of December 31, 2021 and 2020, the Company characterized no amounts as uncollectible.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated over the estimated useful lives of the assets using the straight-line method, which best reflects the pattern of use.

The Company’s estimated useful lives of the related assets are as follows:

Asset Type	Useful Life
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining lease term or useful life

Maintenance and repair costs are expensed as incurred. The Company tests for impairment whenever events or changes in circumstances that could impact recoverability occur. There have been no impairment charges recorded for the years ended December 31, 2021 and 2020.

Intangible Assets

Purchased intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, which best reflects the pattern of use. Amortization for the Company’s definite-lived intangible assets will begin when the asset is ready for its intended use. The Company’s acquired technology asset will be amortized over five years and its patent purchased will be amortized over eight years. The Company launched its social media platform in May 2021, which is when the associated assets began to be amortized. The Company tests for impairment whenever events or changes in circumstances that could impact recoverability occur. There have been no impairment charges recorded for the years ended December 31, 2021 and 2020.

Internal-use Software Development Costs

The Company incurs software development costs associated with the development and subsequent enhancements to its technology. These costs are accounted for in accordance with ASC Topic 350-40, Intangibles – Goodwill and Other: Internal-Use Software (“ASC 350-40”). Under ASC 350-40 software development costs incurred in creating computer software are expensed until the preliminary project stage is completed, management has committed to funding the project and it is probable the project will be completed and used to perform the intended function. Direct costs related to application development activities that are probable to result in additional significant functionality are capitalized. Costs capitalized are amortized on a straight-line basis over three years, which best represents the pattern of the software’s use; amortization commences when the underlying tech platform is available for use or when the additional functionality is ready for use; the Company launched its social media platform in May 2021, which is when the Company commenced amortization of its capitalized costs. The Company tests for impairment whenever events or changes in circumstances that could impact recoverability occur. There have been no impairment charges recorded for the years ended December 31, 2021 and 2020.

Capitalization of Interest

Interest costs are capitalized for assets that are constructed for the Company’s own internal use, including internally developed software, for the period of time to get them ready for their intended use. During the year ended December 31, 2021, the Company did not incur capitalized interest costs. As of December 31, 2020 the Company capitalized $148,932 of interest expense.

Contingencies

A liability is contingent if the amount is not presently known but may become known in the future as a result of the occurrence of some uncertain future event. The Company accrues a liability for an estimated loss if it determines that the potential loss is probable of occurring and the amount can be reasonably estimated. Significant judgment is required in both the determination of probability and the determination as to whether the amount of an exposure is reasonably estimable, and accruals are based only on the information available to management at the time the judgment is made.

Leases

The Company leases various property and equipment. All its leases, including office leases, are accounted for as operating leases. Rent expense for operating leases, which may have rent escalation provisions or rent holidays, is recorded on a straight-line basis over the non-cancelable lease period. The difference between rent expensed and rent paid is recorded as deferred rent. Lease incentives received from landlords are recorded as a deferred rent credit and amortized to rent expense over the term of the lease. Deferred rent is included in other liabilities in the accompanying consolidated balance sheets.

Income Taxes

Income tax expense/benefit includes federal, state, and local taxes and is based on reported income/loss before income taxes. The Company recognizes deferred tax assets and liabilities based on the differences between the consolidated financial statement carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities are determined based on the enacted tax rates expected to apply in the periods in which the deferred tax assets or liabilities are anticipated to be settled or realized.

Deferred tax assets are regularly reviewed for recoverability and the Company establishes a valuation allowance if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies.

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from uncertain tax positions are measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. No tax benefits are recognized for positions that do not meet this threshold. Interest related to uncertain tax positions is recognized as part of the provision for income taxes and is accrued beginning in the period that such interest would be applicable under relevant tax law until such time that the related tax benefits are recognized.

Revenue Recognition

The Company accounts for revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). Revenue is recognized when control of the promised goods or services is transferred to its customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services.

Revenue recognition is determined by applying the following steps:

•	identification of the contract, or contracts with a customer;
•	identification of the performance obligation(s) in the contract;

•	determination of the transaction price;
•	allocation of the transaction price to the performance obligations in the contract; and
•	recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue excludes sales and usage-based taxes where it has been determined that we are acting as a pass-through agent.

The Company’s revenue primarily consists of displaying advertising on its platform; additionally, it may generate affiliate fees for sales of products on third-party sites when links are provided to its users.

The Company recognizes revenue from the display of impression-based ads in the contracted period (point in time) in which the impressions are delivered. Impressions are delivered when an ad is displayed to a user. The Company’s customers are primarily third-party advertising networks who place ads on behalf of ad agencies targeting audiences our platform delivers. These arrangements are evidenced by electronic acceptance of a contract that stipulates the types of advertising to be delivered, the timing and the pricing.

Cost of Revenue

Cost of revenue includes expenses associated with the delivery of the Company’s service. These costs include the operation and hosting of its mobile application, including bandwidth costs, personnel-related expenses for employees on its operations team and depreciation associated with the assets supporting its platform. As part of the Company’s business model and at the Company’s discretion, it pays creators for posting content that generates advertising revenue on its platform; these user awards are recorded as a cost of revenue.

Sales and Marketing

Sales and marketing expenses consist of targeting advertising, sales support, marketing, business development, and customer service functions. Our marketing and sales expenses also include marketing and promotional expenditures and professional services such as content reviewers to support our community and product operations.

General and Administrative

General and administrative expenses consist of legal-related costs; salaries and benefits, and share-based compensation for certain of our executives as well as our legal, finance, human resources, corporate communications and other administrative employees; and professional services.

Share-based Awards

The Company accounts for stock-based awards using the fair value recognition and measurement provisions of GAAP. Share-based awards are measured based on the grant-date fair value and stock-based compensation expense is recorded in general and administrative expenses in the Company’s consolidated statement of operations. Upon issuance, exercise, or conversion of any share-based payment or award transaction, the Company will issue shares, generally as new issuances.

The Company has issued share-based awards through grants of stock options, Restricted Stock Awards (“RSAs”), Performance Stock Units (“PSUs”), warrants, and by issuing shares of its common stock. The Company estimates the value of its common stock by utilizing a valuation conducted by a third-party.

The grant date fair value of stock options and warrants are estimated using a Black-Scholes option pricing model. This valuation model requires the Company to make assumptions about the variables used in the calculation, including the expected term, the expected volatility in its common stock, a risk-free interest rate and expected dividends. The Company uses the practical expedient to calculate the expected term of the option and expected volatility. The expected term of options was determined by using the midpoint between the end of the requisite service period and the contractual term of the award. The expected term of warrants is determined to be the contractual term of the award. Expected volatility was determined by using the historical volatility of a peer group of publicly traded social media and technology companies. The fair value of stock-based compensation for stock options is recognized on a straight-line basis over the period during which services are provided in exchange for the award. Any costs related to the issuance of warrants is recorded in accordance with the underlying purpose of the award. The Company accounts for forfeitures as they occur.

The fair value of RSAs is measured using the estimated valuation of the Company’s common stock determined by the most recent valuation report preceding the grant date. The Company recognizes stock-compensation expense for RSAs on the straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

The Company’s PSUs are subject to both performance and market conditions. The Company estimates the grant date fair value using a Monte Carlo simulation. The Company recognizes stock-compensation expense relating to PSUs when it is probable the performance condition will be attained.

Debt Issuance Costs

The Company presents debt issuance costs as a direct deduction from the carrying amount of the related indebtedness on its consolidated balance sheet and amortizes these costs over the term of the related debt liability using the straight-line method, which approximates the effective interest method. Amortization of debt issuance costs is recorded in interest expense in the consolidated statements of operations.

Fair Value of Financial Instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. There is a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Includes other inputs that are directly or indirectly observable in the marketplace, such as quoted market prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Unobservable inputs which are supported by little or no market activity.

Financial instruments (principally cash, accounts receivable, accounts payable, accrued expenses and our convertible promissory notes) are carried at cost, which approximates fair value due to the short-term maturity of these instruments.

Net Income (Loss) Per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common shareholders (the numerator) by the weighted average number of shares of the Company’s common stock outstanding for the period (the denominator). Diluted net income per common share attributable to common shareholders is computed by dividing net income by the weighted average number of shares of its common stock outstanding during the period adjusted for the dilutive effects of common stock equivalents and other potentially dilutive securities. In periods when losses from operations are reported, the weighted-average number of shares of its common stock outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

Recently Issued Accounting Pronouncements Not Yet Adopted

February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). The guidance specifies that lessees will need to recognize a right-of-use asset and a lease liability for virtually all their leases except those which meet the definition of a short-term lease. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or financing. Classification will be based on criteria that are similar to those applied in current lease accounting, but without explicit bright lines. ASU 2016-02, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods with fiscal years beginning after December 15, 2022. The Company is currently evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326) (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. Entities will be required to use a model that will result in the earlier recognition of allowances for losses for trade and other receivables, held-to-maturity debt securities, loans, and other instruments. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. ASU 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”), which is part of the FASB’s overall simplification initiative to reduce the costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 simplifies accounting guidance for intra-period allocations, deferred tax liabilities, year-to-date losses in interim periods, franchise taxes, step-up in tax basis of goodwill, separate entity financial statements, and interim recognition of tax laws or rate changes. ASU 2019-12 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. Under ASU 2020-06, the embedded conversion features are no longer separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, or that do not result in substantial premiums accounted for as paid-in capital. Consequently, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost, as long as no other features require bifurcation and recognition as derivatives. The new guidance also requires the if-converted method to be applied for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

Note 4. Property and Equipment

Property and equipment consist of the following:

	December 31, 2021	December 31, 2020
Computer equipment	$112,825	$93,203
Leasehold improvements	91,026	91,026
Furniture and fixtures	56,636	68,097
Total	260,487	252,326
Less: Accumulated depreciation	(148,455)	(55,252)
Property and equipment, net	$112,032	$197,074

Depreciation expense for the years ended December 31, 2021 and 2020 was $93,203 and $52,300, respectively.

Note 5. Internal-use Software Development Costs

	December 31, 2021	December 31, 2020
Internal-use software development costs	$6,596,612	$2,765,013
Less: Accumulated amortization	(1,236,699)	—
Internal-use software development costs, net	$5,359,913	$2,765,013

For the years ended December 31, 2021 and 2020, the Company capitalized $3,831,599 and $2,549,359 of costs associated with internal-use software development costs, respectively. Included within this amount is $210,411 for the years ended December 31, 2021 and 2020, of capitalized interest related to the purchase of the underlying technology related to the Company’s social media platform (see Note 6).

The Company launched its social media platform in May 2021, which is when the Company commenced amortization of its capitalized costs. For the year ended December 31, 2021 the Company recognized $1,236,699 of amortization expense related to internal-use software development costs. For the years ended December 31, 2022 and 2023, amortization of these assets will be $2,198,871 and for the year ended December 31, 2024 amortization expense will be $962,172 related to these assets.

Note 6. Intangible Assets

	December 31, 2021	December 31, 2020
Acquired technology	$850,000	$850,000
Patent	1,421.875	—
Intangible assets	2,271,875	850,000
Less: Accumulated amortization	(128,145)	—
Intangible assets, net	$2,143,730	$850,000

On October 12, 2021, the Company acquired a patent and certain technology inseparable from the patent for 1,562,500 shares of its common stock with a fair value of $1,421,875. The transaction was valued based off the fair value of the stock, which was more readily determinable. The Company accounted for this transaction as an asset purchase under ASC 805, Business Combination guidance and will amortize the patent over its useful life which is equal to the patent expiration date of November 2030.

On April 18, 2019 the Company purchased the tsu social media platform software and code and other related intellectual property under an asset purchase agreement for $850,000. The asset will be amortized over 5 years from when the asset is placed in service, which was May 2021.

For the year ended December 31, 2021, the Company recognized $128,145 of amortization expense related to intangible assets. The future amortization as of December 31, 2021 for each of the next five years are as follows:

Future Amortization
Year ending December 31,
2022	$327,986
2023	327,986
2024	327,986
2025	327,986
2026	214,654
Thereafter	617,132
Total future amortization	$2,143,730

Note 7.  Convertible Promissory Notes

As of December 31, 2021 and 2020 total convertible promissory notes by series outstanding were:

	December 31, 2021	December 31, 2020
Convertible Promissory Notes
Series 1 and 1A Notes
– Notes assumed in spinout	$—	$450,000
– Notes issued subsequent to spinout	—	180,000
Series 2DM Notes	—	300,000
Series 2 Notes	—	4,182,034
Series 3 Notes	7,725,000	1,050,000
Series 4 Notes	25,847,000	—
Total Convertible Promissory Notes	33,572,000	6,162,034
Less: Current Portion	(33,572,000)	(6,162,034)
Non-current convertible promissory notes	$—	$—

The Company issues convertible notes to various parties. Through December 31, 2021, these notes have been issued in six different series, Series 1, Series 1A, Series 2DM, Series 2, Series 3, and Series 4. The company does not incur debt issuance cost as the result of its issuance of convertible notes.

Series 1 and 1A Notes Issued

Notes issued prior to the year ended December 31, 2020, plus the accrued interest thereon, were converted into 5,060,760 common shares in the year ended December 31, 2020, including 2,154,862 issued to related parties. During the year ended December 31, 2020, the Company issued $180,000 of Series 1A Convertible Promissory Notes; $90,000 of these notes were issued in exchange for services to a member of management. During the year ended, December 31, 2021, notes with an aggregate principal balance of $1,192,098, plus accrued interest thereon, were converted into 24,532,314 shares of the Company’s common stock.

Series 2DM and Series 2

During the year ended December 31, 2020, the Company issued Series 2DM convertible promissory notes in the aggregate principal amount of $300,000 and Series 2 Convertible Promissory Notes in the aggregate principal amount of $4,182,034. Of these notes, an aggregate principal amount of $875,000 were issued to related parties. During the year ended, December 31, 2021, the entire outstanding balance of the Series 2DM and Series 2 notes with an aggregate principal amount of $4,556,563, plus accrued interest thereon, were converted into 21,437,627 shares of the Company’s common stock, including 2,102,657 shares of its common stock issued to related parties.

Series 3

For the years ended December 31, 2021 and 2020, the Company issued Series 3 convertible promissory notes in the aggregate principal amounts of $7,725,000 and $1,050,000, respectively. These notes bear interest at 7.5% and are due approximately one year from issuance. During the year ended, December 31, 2021, Series 3 notes with an aggregate principal balance of $1,128,750, plus accrued interest thereon, were converted into 2,075,783 shares of the Company’s common stock.

Series 4

For the year ended December 31, 2021, the Company issued Series 4 convertible promissory notes with an aggregate principal amount of $25,847,000. These notes bear interest at 7.5% and are due approximately one year from issuance.

The significant terms of each series of convertible notes are as follows:

Series 1 and Series 1A Convertible Promissory Notes

Maturity: One year from the date of issuance (ranging from March 2020 through September 2020)

Conversion Option: Holders may convert all or part of the outstanding principal balance and all unpaid accrued interest thereon, into shares of the Company’s common stock. If not converted earlier, any portion of the convertible amount not converted prior to the maturity date shall be converted on the maturity date. The conversion shall be calculated as follows (the “Conversion Formula”): Fifty percent (50%) of the valuation of the Company as determined by its Board of Directors (the “Board”) for the next funding round provided that in no event will the convertible amount be converted at more than 50% of the amount of $30,000,000 (the “Series 1/1A Conversion Valuation Cap”). The Series 1/1A Conversion Valuation Cap for the convertible amount will not exceed $30,000,000. Implementing the 50% discount, the convertible amount would have a conversion set at a $15,000,000 maximum valuation, divided by the number of shares then issued and outstanding in the capital of the Company.

Liquidation: In the event that (a) the Company consummates an agreement pertaining to (i) a sale, lease or other disposition of all or substantially all of its assets or (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization (each such event being referred to herein as a corporate transaction, the holder will have the right to either (i) demand that this Note be paid in full including any and all accrued interest owed, or (ii) convert all or part of the convertible amount at the Series 1/1A Conversion Valuation Cap.

Interest Rate: 10% per annum

Series 2DM Convertible Notes

Maturity: One year from date of issuance (ranging from December 2020 through June 2021)

These notes have terms substantially similar to our Series 2 Notes, with the exception of the conversion term which are as follows:

Conversion: In the event that the Company issues and sells shares of its equity securities to investors on or before the date of the repayment in full of this note in an equity financing resulting in gross proceeds to the Company of at least $5,000,000 (excluding the conversion of the notes and any other outstanding convertible notes), then the outstanding principal balance of this note shall automatically convert into shares of the Company’s common stock in whole without any further action by the holder into such equity securities at a conversion price per share equal to the lesser of (i) 50% of the per share price paid by the Investors or (ii) the price equal to the quotient of $15,000,000 divided by the aggregate number of outstanding shares of the Company’s common stock as of immediately prior to the initial closing of a qualified financing, as defined by the agreement (the “Series 2DM Conversion Valuation Cap”).

Liquidation: In the event that (a) the Company consummates an agreement pertaining to (i) a sale, lease or other disposition of all or substantially all of its assets or (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, the holder will have the right to either (i) demand that this note be paid in full including any and all accrued interest owed, or (ii) convert all or part of the convertible amount at the Series 2DM Conversion Valuation Cap.

Interest Rate: 7.5% per annum

Series 2 Convertible Notes

Maturity: One year from date of issuance (ranging from December 2020 through November 2021)

Conversion Option: Unless the requisite holders provide written notice otherwise, in the event that a qualified financing, as defined in the agreement, is not consummated prior to the maturity date, then, effective upon the maturity date, the outstanding principal balance and any unpaid accrued interest under this note and each of the other notes shall be converted into shares of the

Company’s common stock at a conversion price equal to the quotient of $30,000,000 divided by the aggregate number of outstanding shares.

In the event that the Company issues and sells shares of its equity securities to investors on or before the date of the repayment in full of this note in an equity financing resulting in gross proceeds to the Company of at least $5,000,000 (including the conversion of the notes and other debt), then the outstanding principal balance of this note shall automatically convert in whole without any further action by the holder into such equity securities at a conversion price equal to the lesser of (i) 80% of the per share price paid by the investors or (ii) the price equal to the quotient of $30,000,000 divided by the aggregate number of outstanding shares of the Company’s common stock as of immediately prior to the initial closing of a qualified financing (the “Series 2 Conversion Valuation Cap”).

Unless the note has been previously converted in accordance with the terms of the agreement, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the maturity date.

Liquidation: In the event that (a) the Company consummates an agreement pertaining to (i) a sale, lease or other disposition of all or substantially all of its assets or (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization (each such event being referred to herein as a “Corporate Transaction”), the Holder will have the right to either (i) demand that this note be paid in full including any and all accrued interest owed, or (ii) convert all or part of the convertible amount at the Series 2 Conversion Valuation Cap.

Interest Rate: 7.5% per annum

Series 3 Convertible Notes

Maturity: One year from date of issuance (ranging from December 2021 through April 2022)

Conversion Option: Unless the requisite holders provide written notice otherwise, in the event that a qualified financing, as defined in the agreement, is not consummated prior to the maturity date, then, effective upon the maturity date, the outstanding principal balance and any unpaid accrued interest under this note and each of the other notes shall be converted into shares of the Company’s common stock at a conversion price equal to the quotient of $100,000,000 divided by the aggregate number of outstanding shares of the Company’s common stock.

In the event that the Company issues and sells shares of its equity securities to investors on or before the date of the repayment in full of this note in an equity financing resulting in gross proceeds to the Company of at least $10,000,000 (excluding the conversion of the notes and other debt), then the outstanding principal balance of this note shall automatically convert in whole without any further action by the holder into such equity securities at a conversion price equal to the lesser of (i) 80% of the per share price paid by the investors or (ii) the price equal to the quotient of $100,000,000 divided by the aggregate number of outstanding shares of the Company’s common stock as of immediately prior to the initial closing of a qualified financing (the “Series 3 Conversion Valuation Cap”).

Unless the note has been previously converted in accordance with the terms of the agreement, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the maturity date.

Liquidation: In the event that (a) the Company consummates an agreement pertaining to (i) a sale, lease or other disposition of all or substantially all of its assets or (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, the holder will have the right to either (i) demand that this note be paid in full including any and all accrued interest owed, or (ii) convert all or part of the convertible amount at the Series 3 Conversion Valuation Cap.

Interest Rate: 7.5% per annum

Series 4 Convertible Notes

Maturity: One year from date of issuance (ranging from February 2022 through December 2022)

Conversion Option: Unless the requisite holders provide written notice otherwise, in the event that a qualified financing, as defined in the agreement, is not consummated prior to the Maturity date, then, effective upon the maturity date, the outstanding principal balance and any unpaid accrued interest under this Note and each of the other Notes shall be converted into shares of the Company’s common stock at a conversion price equal to the quotient of $250,000,000 divided by the aggregate number of outstanding shares.

In the event that the Company issues and sells shares of its equity securities to investors on or before the date of the repayment in full of this note in an equity financing resulting in gross proceeds to the Company of at least $10,000,000 (excluding the conversion of the notes and other debt), then the outstanding principal balance of this note shall automatically convert in whole without any further action by the holder into such equity securities at a conversion price equal to the lesser of (i) 80% of the per share price paid by the investors or (ii) the price equal to the quotient of $250,000,000 divided by the aggregate number of outstanding shares of the Company’s common stock as of immediately prior to the initial closing of a qualified financing (the “Series 4 Conversion Valuation Cap”).

Unless the note has been previously converted in accordance with the terms of the agreement, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the maturity date.

Liquidation: In the event that (a) the Company consummates an agreement pertaining to (i) a sale, lease or other disposition of all or substantially all of its assets or (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, the Holder will have the right to either (i) demand that this Note be paid in full including any and all accrued interest owed, or (ii) convert all or part of the convertible amount at the Series 4 Conversion Valuation Cap.

Interest Rate: 7.5% per annum

Note 8. Senior Secured Note Payable

In connection with the purchase of its technology platform on April 18, 2019 (see Note 5), the Company issued a convertible note to the seller in the amount of $600,000 (the “Seller Note”). This note was senior to all other convertible notes and was secured by the acquired technology assets. This note bore interest at a rate of 10% per annum and matured on May 31, 2021. Per terms of the Seller Note, the note was convertible at the option of the noteholder into shares of the Company’s common stock only upon certain events as defined in the Seller Note. On December 31, 2020 there was $600,000 outstanding relating to the Seller Note. In June 2021, in settlement of the Seller Note and accrued interest thereon, the Company issued 4,500,000 shares of its common stock which resulted in the Seller Note being extinguished as of December 31, 2021.

For the year ended December 31, 2021, the Company issued and has outstanding an aggregate principal amount of $2,100,000 of senior secured notes, all of which were issued to two members of the Company’s Board. These notes mature on June 30, 2022 and bear interest at 12.5% payable quarterly in arrears. In conjunction with the notes, these members of the Board received warrants to purchase up to fifteen percent (15%) of the principal amount of the note in stock (317,909 warrants) with an exercise price of $1.86 per share, exercisable at the note’s expiration date. These warrants have been treated as debt issuance costs totaling $32,108. As of December 31, 2021, unamortized debt issuance costs total $16,054.

Note 9. Other Notes Payable

Other notes payable consists of the following:

	December 31, 2021	December 31, 2020
Paycheck Protection Program Loans	$1,131,535	$566,885
Economic Injury Disaster Loan	10,000	10,000
Accrued Interest	6,345	—
Total Other Notes Payable	$1,147,880	$576,885

Paycheck Protection Program Loan

In 2020, the Company received loans with the aggregate principal amount of $566,885 under the PPP and CARES Act. The notes bore interest at 1% per annum and had a maturity date 24 months from the date of funding. The Company is in the process of documenting its use of the proceeds in accordance with those purposes and will be applying for forgiveness of this loan.

In March of 2021, the Company received an additional PPP loan in the amount of $564,650, with interest at 1% per annum and with a maturity date 24 months from the date of funding. This loan is forgivable when used for certain authorized purposes. The Company is in the process of documenting its use of the proceeds in accordance with those purposes and will be applying for forgiveness of this loan. Included in other notes payable on the Company’s consolidated balance sheet for the year ended December 31, 2021 is accrued interest related to these notes of approximately $6,345.

Note 10. Accrued Expenses

Accrued expenses consists of the following:

	December 31, 2021	December 31, 2020
Accrued interest	$1,038,437	$356,195
Accrued payroll	888,423	1,473,108
Accrued user awards	165,838	46,838
Total Accrued Expenses	$2,092,698	$1,876,141

Payroll accruals include accrued payroll, accrued bonuses, payroll withholding taxes and employer payroll taxes and 2020 employer payroll taxes deferred under the CARES Act. Accrued interest primarily relates to the convertible notes payable and senior secured notes payable.

Note 11. Net Loss per Share

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted-average outstanding shares of the Company’s common stock during the period.

	Year Ended December 31,
	2021	2020
Numerator:
Net loss attributable to common shareholders	$(25,035,614)	$(6,905,743)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common shareholders, basic and diluted	133,971,032	86,991,359
Net loss per share attributable to common shareholders, basic and diluted	$(0.19)	$(0.08)

The following potential shares of the Company’s common stock at the end of each period were excluded from the calculation of diluted net loss per share attributable to common shareholders because their effect would have been anti-dilutive for the periods presented:

	Year Ended December 31,
	2021	2020
Convertible notes	34,732,788	47,107,802
Stock options	7,031,773	4,223,692
Warrants	317,909	—
Restricted stock awards	—	62,412

Note 12. Share-Based Awards

2019 Stock Plan

The Company’s 2019 Stock Plan (the “Stock Plan”) was approved in October 2019 and enables it to offer directors, officers, other employees and consultants an opportunity to participate in the increased value of the Company. The Stock Plan allows for 10 million shares to be issued over the 10-year life of the Stock Plan and allows for the issuance of stock options and Restricted Stock Awards (“RSAs”). In February 2021 the Company’s Board increased the number of shares available to be issue under the Stock Plan by an additional 2,381,701 shares. In accordance with Company policy, the shares were issued from a pool of shares reserved for issuance under the plan.

Stock Option Activity

The following table summarizes the stock option award activity under the Stock Plan for the years ended December 31, 2021 and 2020:

	Options Outstanding
	Number of Shares	Weighted -Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value(1)
Outstanding as of December 31, 2019	1,773,319	$0.21	5.6	—
Granted	2,338,373	$0.44	4.3	—
Exercised	—	—	—	—
Canceled	(137,956)	$0.40	—	—
Outstanding as of December 31, 2020	3,973,736	$0.34	4.6	—
Exercisable as of December 31, 2020	3,532,778	$0.35	4.6	—
Outstanding as of December 31, 2020	3,973,736	$0.34	4.6	—
Granted	3,483,560	$1.00	—	—
Exercised	—	—	—	—
Canceled	(425,523)	$0.90	—	—
Outstanding as of December 31, 2021	7,031,773	$0.63	4.1	—
Exercisable as of December 31, 2021	5,024,547	$0.49	3.8	—

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the closing market price of our Class A common stock as of December 31, 2021 and December 31, 2020, respectively.

The Company’s fair value per share of its common stock was determined to be $0.91 and $0.05 for the years ended December 31, 2021 and 2020, respectively.

The following table summarizes the assumptions used in the Black-Scholes model to estimate the fair value of stock options granted during the years ended December 31, 2021 and 2020:

	2021	2020
Expected dividend yield	—	—
Expected volatility	55 – 80%	65%
Risk-free interest rate	0.14 – 1.07%	0.3%
Contractual life of options	2.5 – 6.0 years	3.0 years

For the year ended December 31, 2021 the Company recognized $147,126 of compensation expense related to options, which is recorded in general and administrative expenses in the Company’s consolidated statements of operations. For the year ended December 31, 2020, no compensation expense was recognized associated with the Company’s stock option grants due to the exercise price of the stock options granted being significantly in excess of the fair value of its common stock. Unrecognized compensation expense related to options as of December 31, 2021 was $112,912 which will be recognized over a weighted average period of 1.35 years.

Warrant Activity

During the year ended December 31, 2021, the Company issued warrants to purchase up to 317,909 shares of its common stock at an exercise price of $1.86 per share at the related note’s expiration date (See Note 8). The Company valued these warrants at $32,109 or approximately $0.10 each, using the Black-Scholes pricing model, and has recorded them as debt issuance costs.

The following table summarizes the assumptions used to estimate the fair value of warrants issued during the years ended December 31, 2021:

2021
Expected dividend yield	—
Expected volatility	80%
Risk-free interest rate	0.08 – 0.09%
Contractual life of warrants	1 year

The following table summarizes the warrant award activity years December 31, 2021:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2020	—	$—	—	$—
Exercisable – December 31, 2020	—	—	—	—
Granted	317,909	1.86	0.5	—
Exercised	—	—	—	—
Forfeited or Expired	—	—	—	—
Outstanding – December 31, 2021	317,909	$1.86	0.5	$—
Exercisable – December 31, 2021	—	—	—	—

Restricted Stock Award Activity

The following table summarizes the RSA award activity under the Stock Plan during the years ended December 31, 2021 and 2020:

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested as of December 31, 2019	849,471	$0.00
2020 Activity
Granted	2,437,532	$0.02
Vested	(2,823,843)	$0.02
Forfeited	(400,745)	$0.00
Unvested as of December 31, 2020	62,415	$0.02

Unvested as of December 31, 2020	62,415	$0.02
2021 Activity
Granted	1,864,969	$0.05
Vested	(1,927,384)	$0.05
Forfeited	—	$0.00
Unvested as of December 31, 2021	—	$0.00

For the years ended December 31, 2021 and 2020, the Company expensed $97,409 and $49,660, respectively, relating to RSAs which is recorded in general and administrative expenses in the Company’s consolidated statements of operations.

Performance Stock Units

During the year ended December 31, 2020, under a separate Performance Stock Plan, the Company granted 22,243,942 Performance Stock Units (“PSUs”) to certain key executives entitling the executives to certain ownership interests based on the Company’s completion of financing transactions which imply valuations to the investors. If the Company completes financings which imply valuation greater than $300 million vesting will be triggered. The awards increase as the Company completes financings which imply valuations between $300 million and $1 billion, with incremental shares vesting as the implied valuation increase in $100 million increments. The PSUs call for equity awards to be issued as the Company completes financing transactions at valuations between the aforementioned range; upon completion of a financing transaction within those ranges, the Company will issue between 2.125% and 11.75% of the issued and outstanding shares of the Company’s common stock on a fully diluted basis. If the Company completes separate financing transactions over time, the grant of shares will be cumulative but not duplicative with any shares previously issued under the agreements. The agreement continues throughout the executives’ employment and continues post-termination based on the terms of the agreement.

Since the ultimate number of shares to be issued, if any, relating to the PSU grants is unknown and dependent upon the number of shares outstanding upon a valuation event, PSUs are excluded from the anti-dilutive securities in the Company’s calculation of its loss per share. The PSUs are subject to both performance and market conditions and accordingly the Company will record stock-compensation expense relating to PSUs when it is probable the performance condition will be attained and has not included any expense related to the PSUs in its consolidated statements of operations for the periods presented.

In November 2021, the Company issued PSUs based on a transaction with an implied value which triggered the issuance of shares from this plan. As a result, as of December 31, 2021, the Company issued 11,745,721 shares of its common stock to certain key executives and recognized compensation expense of $199,678 related to the PSUs which is recorded in general and administrative expenses in the Company’s consolidated statements of operations.

Note 13. Income Taxes

The tax effects of temporary differences and related deferred tax assets and liabilities as of December 31, 2021 and 2020 are as follows:

	Years Ended December 31,
	2021	2020
Deferred tax assets:
Accrued expenses	$131,978	$202,910
Tax credits	40,984	40,984
Deferred rent	12,306	25,826
Payroll tax deferral	—	37,485
State NOL carryforward	2,302,499	519,660
Federal NOL carryforward	8,197,510	1,841,832
Total deferred tax assets	10,685,277	2,668,697
Deferred tax liabilities:
Depreciation and amortization	(1,436,078)	(74,677)
Prepaid expenses	—	(6,012)
Internally-developed software	(44,064)	(56,653)
Total deferred tax liabilities	(1,480,142)	(137,342)
Total net deferred tax assets before valuation allowance	9,205,135	2,531,355
Valuation allowance	(9,205,135)	(2,531,355)
Net deferred taxes	$—	$—

The tax effects of temporary differences that give rise to the net deferred tax assets and liabilities primarily relate to federal and state net operating losses, intangibles and fixed assets.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on cumulative taxable income, and projections for future taxable income over the periods, the Company has recorded a full valuation allowance against its deferred tax assets.

Under Internal Revenue Code Section 382, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. Generally, an ownership change occurs when certain shareholders increase their aggregated ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since becoming a “loss corporation” as defined in Section 382. Future changes in stock ownership, which may be outside the Company’s control, may trigger an ownership change. In addition, future equity offerings or acquisitions that have an equity component of the purchase price could result in an ownership change. If an ownership change has occurred or does occur in the future, utilization of the NOL carryforwards or other tax attributes may be limited.

The Company recognizes accrued interest related to unrecognized tax benefits and penalties as part of income tax expense. Related to the unrecognized tax benefits, the Company has no uncertain tax positions as of December 31, 2021. The Company’s U.S. federal and state and local income tax years ended December 31, 2019 and forward remain open and subject to examination by U.S. authorities as of December 331, 2021.

Note 14. Commitments

Leases

The Company lease its corporate headquarters under a subrental agreement requiring monthly payments of $23,724, which expires in September 2022. This subrental contains rent concessions and payment escalations, in which case rent expense, including the impact of the concessions and/or escalations, is recognized on a straight-line basis over the term of the lease. Future rental payments under this lease in 2022 is $177,926.

Rent expense under all operating leases was $304,863 and $252,208 for the years ended December 31, 2021 and 2020, respectively, and is included in general and administrative expenses in the consolidated statements of operations.

License Agreements

The Company entered into a licensing agreement in November 2021, requiring monthly payments of $28,000 with a one-year term, to use and occupy physical studio and production space owned by the licensor. Future license payments under this agreement in 2022 is $308,000.

License expense under this agreement was $28,000 for the year ended December 31, 2021 and is included in general and administrative expenses in the Consolidated Statements of Operations.

The future minimum contractual commitment including commitments less than one year, as of December 31, 2021 for each of the next five years are as follows:

Minimum Commitment
Year ending December 31,
2022	$485,926
2023	—
2024	—
2025	—
2026	—
Thereafter	—
Total minimum commitments	$485,926

Note 15. Related Party Transactions

Included within the Company’s senior secure promissory notes payable are notes that were issued to related parties, including the Company’s co-founders, members of senior management and members of the Company’s Board. These notes were issued either in the normal course with the related party participating in its financing process or as a result of the related party receiving the note in exchange for services (see Note 8). In conjunction with these related party notes payable, these related parties were also issued warrants to purchase an aggregate of 317,909 shares of the Company’s common stock (see note 12).

For the year ended December 31, 2021 and included in the Company’s share-based awards (see note 12) are compensation awards to officers and members of the Company’s Board as follows:

Award Type	Number of Shares
PSUs	11,745,721
Options	1,399,996
RSAs	1,864,969

For the year ended December 31, 2021 the Company issued senior secured notes to related parties, including the Company’s co-founders, members of senior management and members of the Company’s Board in the aggregate amount of $2,100,000. These notes mature in June of 2022 and for the year ended December 31, 2021 the Company has incurred interest expense of $94,384 related to all senior secure notes. For the year ended December 31, 2021, the Company also provided approximately $250,000 in consulting services payments to a member of the Board.

As of December 31, 2020, there were $1,325,000 of convertible promissory notes payable to related parties which are included within convertible promissory notes in the Company’s Consolidated Balance Sheets. During 2020 the Company issued 3,191,204 shares of its common stock upon conversion of convertible promissory notes issued to related parties, inclusive of interest. During 2020, $212,500 of these notes matured and the Company issued 852,737 common shares to its co-founders upon conversion, inclusive of amounts payable for interest. As of December 31, 2020, the aggregate principal of convertible notes payable outstanding to the Company’s co-founders was $300,000.

In 2020 the Company issued convertible promissory notes in the aggregate amount of $54,300 to two members of its Board relating to the settlement of legal costs incurred by Trybl relating to the Spinout transaction. During 2020, the Company issued two convertible promissory notes in the aggregate amount of $200,000 to a member of management in exchange for services provided to the Company.

Note 16. Subsequent Events

Subsequent to December 31, 2021 through March 10, 2022, the Company had issued an additional $3,825,000 of convertible promissory notes to fund its operations; and $7,035,875 of convertible promissory notes plus accrued interest thereon, were converted into 20,771,121 shares of the Company’s common stock.

The January 2022 acquisitions triggered an additional issuance of PSU awards based on a transaction with an implied value which triggered the issuance of shares from this plan. As a result, in January 2022, the Company issued 10,502,602 shares of its common stock to certain key executives.

On January 7, 2022, the Company acquired all the outstanding shares of Thunder Studios, Inc. (“Thunder”) in a non-monetary exchange for 35,243,542 shares of the Infinite Reality’s common stock. Thunder is a 150,000 square foot Los Angeles-based facility featuring virtual production capabilities, an esports arena, dedicated XR stage, and motion capture and volumetric stages. Thunder provides integrated production and broadcast services to the entertainment industry as well as a variety of companies, marketers and brands. Thunder’s assets complement and enhance the Company’s expansion into metaverse technology development. The fair value of consideration paid, and net assets acquired is incomplete pending a third-party valuation analysis.

On January 7, 2022, the Company acquired 80.87% of the membership interests of Infinite Reality, LLC. (“Infinite Reality”) in a non-monetary exchange for 13,310,023 shares of Infinite Reality’s common stock. The balance of 19.13% of Infinite Reality is owned by Thunder (now a wholly-owned subsidiary of the Company) giving the Company 100% ownership of Infinite Reality. Infinite Reality had been developing metaverse technologies and virtual production tools to empower user generated live content broadcast into and from the metaverse. Infinite Reality is the gateway to the metaverse and creator economy where creators and consumers engage live and digital content through interactive first-person social experiences. Infinite Reality’s purpose is to support the creators, artists, innovators and companies with the tools needed to empower anyone to create their own unique piece of the metaverse. Infinite Reality’s platform compliments the Company’s expansion into metaverse technology development. The fair value of consideration paid, and net assets acquired is incomplete pending a third-party valuation analysis.

On February 25, 2022, Display Social, Inc. changed its legal name to Infinite Reality, Inc.

On February 17, 2022 the Company entered into a definitive merger agreement with Universal Securities Instruments, Inc. (“USI”). Under this agreement, the Company’s shareholders will become the majority owners of USI’s outstanding common stock upon the closing of the merger. Subject to approval by shareholders of both the Company and USI, as well as SEC clearance and stock exchange approval, the proposed merger will result in a publicly traded company operating under the Infinite Reality name.

In furtherance of the merger transaction to go public, on March 3, 2022 the Company executed a definitive agreement with Yorkville Advisors Global, LLP for a $200 million Standby Equity Purchase Agreement (SEPA) for future equity financings as a publicly listed company.  The SEPA commits Yorkville to purchase the Company's shares for cash on one business days' notice for the purpose of assuring that the Company has sufficient access to capital at all times to fund its operations. The SEPA agreement includes a 4.99% volume capitalization limitation and a limit of $10 million per day. Any funds that the Company has the ability to draw is contingent upon the successful registration of the shares as a public company and also contains clauses to limit Yorkville’s exposure for the previous 30 days value trading and market capitalization.

INDEPENDENT AUDITOR’S REPORT

To the Stockholder of

Thunder Studios, Inc., and Subsidiaries

Report on the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Thunder Studios, Inc. and Subsidiaries (collectively, the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations and retained earnings, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

March 10, 2022

Los Angeles, California

THUNDER STUDIOS, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash	$200,763	$429,610
Accounts Receivable – Trade (Net)	101,615	423,042
Prepaid Expenses and Other Assets	134,320	64,799
Note Receivable – Related Party	1,306,250	—
TOTAL CURRENT ASSETS	1,742,948	917,451
PROPERTY AND EQUIPMENT (Net)	12,657,544	13,033,981
OTHER ASSETS:
Intangible Assets (Net)	2,445,517	1,218,738
Deposits	217,400	211,000
TOTAL OTHER ASSETS	2,662,917	1,429,738
TOTAL ASSETS	$17,063,409	$15,381,170
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts Payable and Accrued Expenses	$670,012	1,132,768
Deferred Revenue and Customer Deposits	82,449	336,449
Current Portion of Notes Payable	2,444,731	1,376,430
TOTAL CURRENT LIABILITIES	3,197,192	2,845,647
LONG-TERM LIABILITIES
Notes Payable	1,507,994	1,109,992
COVID-19 Economic Injury Disaster Loan	514,791	509,900
Deferred Rent	449,263	344,057
Tenant Improvement Allowance	766,109	825,420
TOTAL LONG-TERM LIABILITIES	3,238,157	2,789,369
TOTAL LIABILITIES	6,435,349	5,635,016
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
COMMON STOCK:
Common Stock – $1 Par Value; 1,000 Shares Authorized; 1,000 Shares Issued and Outstanding	1,000	1,000
Additional Paid-In Capital	1,209,945	1,209,945
Retained Earnings	9,417,115	8,535,209
TOTAL STOCKHOLDER’S EQUITY	10,628,060	9,746,154
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$17,063,409	$15,381,170

THUNDER STUDIOS, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2021	2020
	Amount	Amount
REVENUES:
Studio and Equipment Rental Income	$7,607,230	$5,929,098
Consulting, Broadcasting Services, and Other Revenues	2,718,003	1,513,420
TOTAL REVENUES	10,325,233	7,442,518
COST OF SALES:
Direct Cost of Sales	2,701,271	1,983,982
Depreciation and Amortization Expense	1,383,577	1,289,062
TOTAL COST OF SALES	4,084,848	3,273,044
GROSS PROFIT	6,240,385	4,169,474
OPERATING EXPENSES:
Selling, General and Administrative Expenses	4,918,877	4,289,691
Depreciation and Amortization Expense	118,009	76,789
TOTAL OPERATING EXPENSES	5,036,886	4,366,480
INCOME (LOSS) FROM OPERATIONS	1,203,499	(197,006)
OTHER (INCOME) EXPENSES:
Interest Expense	305,909	470,982
Paycheck Protection Program Grant Income	(326,077)	(397,540)
Debt Forgiveness Income	—	(87,085)
Loss on Disposal of Property and Equipment	—	33,029
Other Expenses	40,949	82,286
TOTAL OTHER EXPENSES	20,781	101,672
NET INCOME (LOSS)	$1,182,718	$(298,678)

THUNDER STUDIOS, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)	$1,182,718	$(298,678)
Adjustment to Reconcile Net Income (Loss) or Not
Cash Provided by Operating Activities
Bad Debt Expense	262,168	197,771
Depreciation and Amortization Expense	1,501,586	1,365,851
Loss on Disposal of Property and Equipment	—	33,029
Debt Forgiveness Income	—	(87,085)
Accrued Interest on COVID-19 Economic Injury Disaster Loan	4,891	—
Amortization of Tenant Improvement Allowance	(59,311)	(59,312)
Deferred Rent Expense	105,206	144,539
Paycheck Protection Program Grant Income	(326,077)	(397,540)
(Increase) Decrease in:
Accounts Receivable – Trade	59,259	801,616
Prepaid Expenses and Other Assets	(69,521)	(22,447)
Deposits	(6,400)	(3,500)
Increase (decrease) in:
Accounts Payable and Accrued Expenses	(462,756)	794,119
Deferred Revenue and Customer Deposits	(254,000)	285,192
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,937,763	2,753,555
CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of Note Receivable-Related Party	(1,306,250)	—
Purchases of Property and Equipment	(1,282,234)	(1,026,706)
Capitalized Internal-Use Software Development Costs	(1,226,779)	(1,066,194)
NET CASH USED IN INVESTING ACTIVITIES	(3,815,263)	(2,092,900)
CASH FLOWS FROM FINANCIAL ACTIVITIES:
Proceeds from Notes Payable	2,480,925	1,475,348
Payments on Notes Payable	(870,109)	(765,810)
Proceeds from COVID-19 Economic Injury Disaster Loan	—	509,900
Proceeds from Paycheck Protection Program Grant	326,077	397,540
Distribution to Stockholder	(288,240)	(1,968,193)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,648,653	(351,215)
NET INCREASE (DECREASE) IN CASH	(228,847)	309,440
Cash – Beginning of Year	429,610	120,170
CASH – END OF YEAR	$200,763	$429,610
SUPPLEMENTAL DISCLOSURE OF CLASH FLOW INFORMATION:
Cash Paid During the Year for Interest	$261,633	$159,341
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING INFORMATION:
Decrease in Property and Equipment as Distributions to Stockholder	$157,085	$—
Decrease in Accrued Liabilities as Stockholder Contributions	—	(508,991)
Decrease in Notes Payable as Stockholder Contributions	(144,513)	(1,534,844)

THUNDER STUDIOS, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS SHAREHOLDERS’ EQUITY

			Additional		Total
	Common Stock		Paid-in	Accumulated	Shareholders’
	Shares	Par Value	Capital	Earnings	Equity
Shareholders’ Equity as of December 31, 2019	1,000	$1,000	$—	$—	$9,969,190
Shareholder Distribution	—	—	2,043,837	(1,968,193)	75,644
Net Income	—	—	—	(298,678)	(298,678)
Shareholders’ Equity as of December 31, 2020	1,000	$1,000	$2,043,837	$(2,266,871)	$9,746,156

			Additional		Total
	Common Stock		Paid-in	Accumulated	Shareholders’
	Shares	Par Value	Capital	Earnings	Equity
Shareholders’ Equity as of December 31, 2020	1,000	$1,000	$—	$—	$9,746,156
Shareholder Distribution	—	—	144,516	(445,325)	(300,809)
Net Income	—	—	—	1,182,715	1,182,715
Shareholders’ Equity as of December 31, 2021	1,000	$1,000	$144,516	$737,390	$10,628,062

THUNDER STUDIOS, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENT

December 31, 2021 and 2020

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)NATURE OF OPERATIONS

Thunder Studios, Inc. (Thunder Studios) is a fully integrated production facility in Long Beach, California, providing spaces, equipment and services to create commercials, television, music videos and films. Thunder Studios provides a range of specialty stages, broadcasting studios and equipment to production companies to film and produce content.

In January 2018, Thunder Studios formed a wholly-owned subsidiary, Thunder Gaming, Inc. (Thunder Gaming). Thunder Gaming specializes in the production and organization of live events and tournaments through use of various production spaces and an Esports Arena.

In April 2019, Thunder Studios formed a wholly-owned subsidiary, Thunder Cafe LLC (Thunder Cafe). Thunder Cafe provides food and catering services to production companies and customers who utilize the aforementioned studios, stages and facilities.

In November 2020, Thunder Studios formed a wholly-owned subsidiary, cyberWurld LLC (cyberWurld). CyberWurld was created as a digital environment where users can come together and interact with each other and various artists and celebrities during specific hosted events.

(b)PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Thunder Studios, Inc. and its wholly-owned subsidiaries cyberWurld, Thunder Gaming, and Thunder Cafe (collectively, the “Company”). All significant intercompany transactions and balances have been eliminated upon consolidation.

(c)BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting.

(d)MANAGEMENT'S USE OF ESTIMATES

Management uses estimates and assumptions in preparing consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP). Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

(e)CASH

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(f)	TRADE, NOTES AND OTHER RECEIVABLES

Receivables are recorded when billed or accrued and represent claims against third parties that will be settled in cash. The carrying value of receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. The allowance for doubtful accounts is estimated based on historical collection trends, type of customer, the age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances and the allowance is adjusted accordingly. Past due receivable balances are written-off when internal collection efforts have been unsuccessful in collecting the amount due. The Company has established an allowance for doubtful accounts of $317,000 and $167,000 at December 31, 2021 and 2020, respectively, and is included in accounts receivable - trade.

(g)	PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation of property and equipment has been provided by use of both accelerated and straight-line methods, based upon their estimated useful lives as follows:

Furniture and Fixtures	7 Years
Filming, Computer and
Office Equipment	5 - 7 Years
Vehicles	5 Years
Leasehold Improvements	Shorter of Term of the Lease
or Estimated Useful Life

Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized.

(h)	INTANGIBLE ASSETS

Costs for the development of internal-use software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established. The Company capitalizes certain internal costs, including payroll costs, incurred in connection with the development and enhancement of software for internal use. These costs are capitalized beginning when the Company has entered the application development stage and ceases when the software is substantially complete and ready for its intended use. The capitalized costs are recorded as an intangible asset and amortized over an estimated useful life of 3 years once the software has gone live, which is expected during the year ended December 31, 2022. There was no amortization of capitalized internal-use software during the years ended December 31, 2021 or 2020. A fair value approach is used to test intangible assets for impairment. There was no impairment of intangible assets during the years ended December 31, 2021 and 2020.

(i)	LONG-LIVED ASSETS

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future cash flows is less than the carrying amount of the assets, in which case a write-down is recorded to reduce the related asset to its estimated fair value. No such impairment losses have been recognized during the years ended December 31, 2021 and 2020.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(j)DEBT ISSUANCE COSTS

Debt issuance costs are amortized by use of the straight-line method over the anticipated life of the related loan. Debt issuance costs, other than those costs related to line of credit arrangements, are netted against the long-term portion of the corresponding liability. The amortization of these costs are included in interest expense. No Debt issuance costs were recorded during the years ended December 31, 2021 and 2020 as they were not material to these consolidated financial statements.

(k)	DEFERRED RENT LIABILITY AND TENANT IMPROVEMENT ALLOWANCE

The Company recognizes escalating rent provisions on a straight-line basis over the term of the lease. Tenant improvement allowances provided by the landlord are amortized over the term of the lease on a straight-line basis. As of December 31, 2021, the deferred rent and tenant improvement allowance liabilities were $449,263 and $766,109, respectively. As of December 31, 2020, the deferred rent and tenant improvement allowance liabilities were $344,057 and $825,420, respectively.

(l)PAYCHECK PROTECTION PROGRAM REFUNDABLE ADVANCE

Management has elected to account for the forgivable loan received under the Paycheck Protection Program (PPP) provisions of the Coronavirus Aid, Relief, and Economic Security (CARES) Act as a conditional government grant.  Management has concluded that the PPP loan represents, in substance, a grant that is expected to be recognized as income when the associated conditions are met.  Under this approach, the timing of recognition of the contribution revenue depends on when the various conditions of the PPP are substantially met or explicitly waived.

(m)STUDIO AND EQUIPMENT RENTAL INCOME

Studio and equipment rental income is recognized in accordance with Financial Accounting Standards Board (FASB) ASC 840 - Leases. The Company recognizes revenue for its revenue arrangements when evidence of a customer agreement exists, delivery of the product or services has occurred, the price of such products or services is fixed or determinable, and collection is reasonably assured.

(n)REVENUES FROM CONTRACTS WITH CUSTOMERS

Consulting, broadcasting services, and other revenues are recognized in accordance with FASB ASC 606 - Revenues from Contracts with Customers, and substantially all such revenue is derived from fees for services. Revenue is measured based on consideration specified in a contract with a customer, and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.

(o)ADVERTISING COSTS

The Company’s policy is to charge advertising costs to expense when incurred. The Company incurred advertising expenses of $25,364 and $12,927 during the years ended December 31, 2021 and 2020, respectively, which is included in selling, general and administrative expenses on the consolidated statements of operations.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(p)INCOME TAXES

Thunder Studios files its federal and state income tax returns under the provisions of Subchapter S of the Internal Revenue Code and the California Revenue and Taxation Code. Accordingly, no provision has been made for federal income taxes. Under California Franchise tax law, the profits of the company are taxed at 1.5% of taxable income.  All items of income and/or loss are taxed directly to the stockholder. Under California Franchise tax law, the profits of the Company, are taxed at 1.5% of taxable income. All items of income and/or loss are taxed directly to the stockholder.

CyberWurld and Thunder Cafe are limited liability companies and have elected to be taxed as partnerships for tax purposes. Accordingly, income taxes are borne by the members of these entities and are subject to state limited liability company fees.

Thunder Gaming is a C corporation for federal and state income tax purposes.  Income taxes are calculated based on income reported in the Thunder Gaming financial statements adjusted for transactions that do not enter into the computation of income taxes payable. Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying currently enacted statutory tax rates applicable to future years’ differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of deferred income taxes of a change in tax rates is recognized in the period that includes the enacted date.

In accordance with FASB ASC 740 - Income Taxes, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained.  Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized.  Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company is no longer subject to U.S. federal tax examinations by tax authorities for the years prior to 2018 and state examinations for the years prior to 2017.

CyberWurld and Thunder Cafe are limited liability companies and have elected to be taxed as partnerships for tax purposes. Accordingly, income taxes are borne by the member of these entities and are subject to state limited liability company fees.

(q)NEW ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU No. 2014-09 and all subsequent amendments to the ASU (collectively, “ASC 606”), which provides a five-step analysis of contracts to determine when and how revenue is recognized and replaces most existing revenue recognition guidance in U.S. GAAP. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. ASC 606 is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Company adopted ASC 606 with a date of the initial application of January 1, 2020.

The Company applied ASC 606 using the cumulative effect method, which required the Company to recognize any cumulative effect of initially applying the new guidance as an adjustment to the opening balance of retained earnings at January 1, 2020. The Company determined that the cumulative effect of initially applying ASC 606 was immaterial and therefore did not record an adjustment to opening retained earnings at January 1, 2020.

As part of the adoption of ASC 606, the Company elected to use various transition practical expedients, which are further outlined in Note 8(e).

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In April 2016, the FASB issued ASU No. 2016-02, Leases, which is intended to improve financial reporting about leasing transactions. The new standard will require organizations that lease assets with terms of more than 12 months to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The ASU also will require disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. For the Company, the ASU will be effective for the year ending December 31, 2022.

(r)SUBSEQUENT EVENTS

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2021, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through March 31, 2022, the date these consolidated financial statements were available to be issued. No such material events or transactions were noted to have occurred, except as discussed in Note 11.

NOTE 2 – NOTE RECEIVABLE - RELATED PARTY

Note Receivable consists of the following at December 31:

	2021	2020

Note Receivable with Entity under Common Ownership, Unsecured, Bearing Interest at 6% Per Annum, Convertible to Equity of Entity under Common Ownership, Principal and Accrued Interest, Due on Demand.	$1,306,250	$—

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2021	2020

Furniture and Fixtures	$835,827	$821,584
Filming, Computer and Office Equipment	2,309,868	2,219,791
Vehicles	867,170	1,006,737
Leasehold Improvements	17,110,202	15,994,765
TOTAL	21,123,067	20,042,877
Less: Accumulated Depreciation	(8,465,523)	(7,008,896)
NET PROPERTY AND EQUIPMENT	$12,657,544	$13,033,981

Depreciation expense recognized for the years ended December 31, 2021 and 2020 was $1,501,586 and $1,365,851, respectively.

NOTE 4 - INTANGIBLE ASSETS

The table below sets forth a summary of changes in the net carrying amount of intangible assets during the years ended December 31, 2021 and 2020:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

2021:
Capitalized Internal-Use
Software Development Costs	$2,445,517	$—	$2,45,517
2020:
Capitalized Internal-Use
Software Development Costs	$1,218,738	$—	$1,218,738

The table below sets forth a summary of changes in the net carrying amount of intangible assets during the years ended December 31, 2021 and 2020:

	2021	2020

Balance as of January 1	$1,218,738	$152,544
Capitalized Internal-Use
Software Development Costs	1,226,779	1,066,194
Amortization	—	—
NET INTANGIBLE ASSETS	$2,445,517	$1,218,738

The Company expects the capitalized internal-use software to complete the application development phase during the year ended December 31, 2022, which at that time the Company will begin to amortize such software.  There was no amortization of intangible assets during the years ended December 31, 2021 or 2020.

NOTE 5 - NOTES PAYABLE

Notes Payable consists of the following at December 31:

	2021	2020

Note Payable - Stockholder, Unsecured, Interest Payable Monthly at 12% per Annum, Due on Demand.	$1,030,000	$1,001,458

Vehicle Financing Loan - Bank, Secured by Specific Assets of the Company, Principal and Interest Accruing at 4.75% per Annum Payable in Monthly Installments of $12,432, Principal Due in May 2025.	475,452	594,073

Vehicle Financing Loan – Bank, Secured by Specific Assets of the Company, Principal and Interest Accruing at 2.99% per Annum, Payable in Monthly Installments of $1,003, Principal Due on Maturity in April 2026.	48,965	—

Vehicle Financing Loan – Bank, Secured by Specific Assets of the Company, Principal and Interest Accruing at 9.18% per Annum Payable in Monthly Installments of $2,689, Repaid in December 2021.	—	167,766

Note Payable – Bank, Secured by Substantially All of the Assets of the Company, Principal and Interest Accruing at 4.0% per Annum Payable in Monthly Installments of $5,270, Repaid in January, 2021.	—	50,000

Equipment Financing Notes Payable - Bank, Secured by Substantially All of the Assets of the Company, Principal and Interest accruing between 3.50% and 3.65% per Annum Payable in Monthly Installments ranging between $6,583 and $12,346, with any Unpaid Interest and Principal Due on Maturity between February 2024 and June 2026.	$1,634,758	$673,125

Notes Payable - Financing Company, Secured by Substantially All of the Assets of the Company, Principal and Interest accruing between 2.58% and 7.33% per Week Payable in Weekly Installments ranging between $12,693 and $15,714, with any Unpaid Interest and Principal Due on Maturity between July and November 2022.	763,550	—

TOTAL	3,952,725	2,486,422

Less: Current Maturities	(2,444,731)	(1,376,430)

LONG-TERM DEBT	$1,507,994	$1,109,992

NOTE 5 - NOTES PAYABLE (continued)

The maturities of the Company’s notes payable are as follows:

Years Ending December 31:
2023	$676,099
2024	540,151
2025	219,157
2026	72,587
TOTAL NOTES PAYABLE - BANK	$1,507,994

Interest expense for the year ended December 31, 2021 and 2020 was $305,909 and $470,982, respectively.

NOTE 6 - COVID-19 ECONOMIC INJURY DISASTER LOAN

In April 2020, the Company received a $509,900 COVID-19 Economic Injury Disaster Loan (EIDL), administered by the SBA available under the provisions of the CARES Act for the purpose of meeting obligations and operating expenses that could have been met had the disaster not occurred. The EIDL carries a fixed interest rate of 3.75%, Interest accrues on the loan beginning with the initial disbursement and monthly payments of principal and interest are due starting one year from the date of the initial disbursement through April 2050.

At December 31, 2020 and 2021, the total outstanding balance on the EIDL was $514,791 and $509,900, respectively, including accrued interest of $4,891 at December 31, 2021. There was no accrued interest at December 31, 2020.

NOTE 7 - PAYCHECK PROTECTION PROGRAM LOANS

On February 16, 2021, and April 20, 2020 the Company applied for and received Paycheck Protection Program (PPP) loans in the amount of $326,077 and $397,540, respectively. The PPP loans, administered by the Small Business Administration (SBA), bears interest at a fixed rate of 1.0% per annum, has a term of two years, and is unsecured and guaranteed by the SBA. Interest accrues on the loan beginning with the initial disbursement; however, payments of principal and interest are deferred until the lender’s determination of the amount of forgiveness applied for by the borrower is approved by the SBA. If the Company does not apply for forgiveness within 10 months after the last day of the covered period (defined, at the Company’s election, as either 8 weeks or 24 weeks), such payments will be due that month.

The Company has concluded that the PPP loans represent, in substance, a grant. Consequently, management has elected to account for the forgivable loans received under the PPP provisions of the CARES Act as government grants under the International Accounting Standards (IAS) 20, which outlines a model for the accounting for different forms of government assistance, including forgivable loans. Under this approach, government assistance is not recognized until there is reasonable assurance that (1) any conditions attached to the assistance will be met and (2) the assistance will be received. Once there is reasonable assurance that the conditions will be met, the earnings impact of government grants is recorded on a systematic basis over the periods in which the entity expenses the related costs for which the grants are intended to compensate.

In May 2021 and December 2021, the Company was forgiven for the full amount of the PPP loans and interest incurred, based on the payroll costs it had incurred during the PPP loan forgiveness periods and during the years ended December 31, 2021 and 2020. Accordingly, the Company recognized income of $326,077 and $397,540 during the years ended December 31, 2021 and 2020, respectively. Interest expense was not recorded as it was not material to these consolidated financial statements. PPP proceeds have been classified as cash flows from operating activities in accordance with IAS 20 and as the nature of the expenses for which the loan is to be used (i.e., payroll) are operational in nature.

NOTE 8 - REVENUES FROM CONTRACTS WITH CUSTOMERS

(a)DISAGGREGATION OF REVENUE

In the following table, revenue is disaggregated by timing of satisfaction of performance obligations for the years ended December 31:

	2021	2020
Performance Obligations Satisfied at a Point in Time	$1,262,704	$711,325
Performance Obligations Satisfied Over Time	1,455,299	802,095
TOTAL REVENUES FROM CONTRACTS WITH CUSTOMERS	$2,718,003	$1,513,420

Revenue from performance obligations satisfied at a point in time consist of catering services, and the purchase of supplies and expendable products. Revenue from performance obligations satisfied over time consists of consulting and broadcasting service contracts, which can range from one day to one year.

(b)CONTRACT BALANCES

Contract assets include unbilled amounts typically resulting from sales under contracts that are earned over time when revenue recognized exceeds the amount billed to the customer and recorded as accounts receivable until collected. There were no contract assets at December 31, 2021 or 2020. Contract liabilities include deferred revenue and customer deposits. Contract liabilities from revenues from contracts with customers amounted to $68,365 and $184,265 at December 31, 2021 and 2022, and are included in deferred revenue and customer deposits.

(c)PERFORMANCE OBLIGATIONS

For performance obligations related to specific one-time deliverables, as discussed above, control transfers to the customer at a point in time. The Company’s principal term of sale is upon completion of the deliverable, as set forth by the contract. Such revenues are invoiced upon completion of the deliverable and payment terms are 30 days from the date of the invoice.

For performance obligations related to consulting and broadcasting service contracts, control transfers to the customer over time. The contracts are billed based on milestones or advances as noted in the respective customer contracts. For contracts billed on a fixed price basis, revenue is recognized over time based on the proportion of time or outputs performed. This method is used because management considers time or outputs performed to be the best available measure of progress on contracts.

The Company does not have any significant financing components as payment is received at or shortly after the point of sale.

(d)SIGNIFICANT JUDGMENTS

The Company recognizes contract revenue for financial reporting purposes over time. Progress toward completion of the Company’s contracts is measured by the passage of time or the percentage of contracted outputs achieved to date to total outputs per the customer contract. This method is used because management considers the aforementioned methods to be the best available measure of progress on customer contracts.

NOTE 8 - REVENUES FROM CONTRACTS WITH CUSTOMERS (continued)

(e)PRACTICAL EXPEDIENTS AND EXEMPTIONS

Upon the adoption of ASC 606 during the year ended December 31, 2020, the Company utilized certain practical expedients and exemptions as follows:

•

The Company does not adjust the contract price for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a service to a customer and when the customer pays for that service will be one year or less. With this election, the Company is not required to disclose the remaining performance obligations (if any).

•	As a practical expedient, the Company recognizes the incremental costs of obtaining a contract as an expense when incurred if the amortization period is one year or less.
•	The Company has elected to not apply quantitative disaggregation disclosures.
•

The Company applied the modified-retrospective method upon adoption of ASC 606 which allowed the new accounting standard to be applied only to contracts that were not considered substantially complete as of January 1, 2020.

•

In cases where the Company has an unconditional right to consideration from a customer in an amount that corresponds directly with the value of the Company’s performance completed to date, the Company recognizes revenue in the amount to which the Company has a right to invoice for services performed.

•	The Company has elected to not make an assessment of evaluating when a customer obtains control of promised good or services.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

(a)OPERATING LEASES

The Company leases its operating facility in Long Beach, California under a non-cancelable operating lease agreement, which expires on November 30, 2028 with two options to extend the term for five years each.

Future minimum lease payments for the non-cancellable operating leases are as follows:

Years Ending December 31
2022	$1,390,730
2023	1,432,452
2024	1,475,426
2025	1,519,688
2026	1,565,279
Thereafter	3,132,413
TOTAL	$10,515,988

Rent expense for the years ended December 31, 2021 and 2020 was $1,565,679. In addition, the company pays certain property taxes and insurance.

NOTE 9 - COMMITMENTS AND CONTINGENCIES (continued)

(b)LITIGATION

In the ordinary course of conducting its business, the Company may become involved in various lawsuits. Some of these proceedings may result in judgments being assessed against the Company, which, from time to time, may have an impact on net income or financial position. The Company does not believe that these proceedings individually, or in the aggregate, are material to its business or financial condition.

(c)	COVID-19 PANDEMIC

In December 2019, a novel strain of coronavirus (COVID-19) was initially reported, and the World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of numerous retail locations of the Company’s customers. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on the Company’s customers, employees and vendors. Therefore, the Company expects this matter to negatively impact its operating results, however, the related financial impact and duration cannot be reasonably estimated at this time.

Annex A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNIVERSAL SECURITY INSTRUMENTS, INC.,

D-U MERGER SUB, INC.

AND

INFINITE REALITY, INC.

Dated as of February 25, 2022

A-i

A-ii

A-iii

2
Section 9.19	Counterparts	A-63

Exhibits

Exhibit AForm of Contingent Value Right

Exhibit B Form of New Parent Incentive Plan

Exhibit CForm of Parent Certificate of Incorporation for Delaware Conversion

Exhibit DForm of Parent Bylaws for Delaware Conversion

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of February 24, 2022 (the “Effective Date”) by and among (i) Universal Security Instruments, Inc., a Maryland corporation (“Parent”), (ii) D-U Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (iii) Infinite Reality, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as the “Parties”. Certain capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of Merger Sub with and into the Company, (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with the Company continuing as the surviving corporation in the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has duly approved, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and thereby (the “Transactions”), and recommended that the Company Stockholders approve this Agreement, the Merger and the Transactions;

WHEREAS, the Board of Directors of Merger Sub and the Board of Directors of Parent, as the sole shareholder of Merger Sub, have each duly approved and declared advisable this Agreement, the Merger and the Transactions, and, in connection with the execution and delivery of this Agreement, Parent has adopted and approved this Agreement, the Merger and the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.DEFINITIONS AND INTERPRETATION

Section 1.01Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)

“Acquisition Proposal” shall mean any inquiry, offer or proposal, whether in writing or otherwise (other than an offer or proposal by a Party), made by a Person or group (as defined in or under Section 13(d) of the Exchange Act) relating to, or that is reasonably likely to lead to, an Acquisition Transaction.

(b)

“Acquisition Transaction” shall mean any transaction or series of related transactions relating to (a) any direct or indirect acquisition, purchase, sale, disposition, license, lease, exchange or transfer of 20% or more of the assets of the applicable Party, taken as a whole (measured based on either book value or fair market value), or to which 20% or more of the applicable Party’s consolidated revenues or earnings are attributable, (b) any direct or indirect acquisition, sale or purchase (including by merger, consolidation or otherwise) of 50% or more of any class of equity or voting securities of the applicable Party, (c) any tender offer or exchange offer that if consummated would result in any Person (other than Parent or Merger Sub in the case of an Acquisition Transaction relating to the Company, or the shareholders of the Company in the case of an Acquisition Transaction relating to the Parent) beneficially owning 20% or more of any class of equity or voting securities of the applicable Party or of any resulting, surviving or successor company, (d) any merger, share exchange, consolidation, business combination, recapitalization, reorganization, joint venture, liquidation, dissolution or similar transaction involving the applicable Party, (e) any combination of the foregoing, or (f) any other transaction the consummation of which would reasonably be expected to interfere with, materially delay or prevent the consummation of the Merger, in each case other than the Merger.

(c)

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(d)

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, through one of more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e)	“Aggregate Consideration” has the meaning set forth in Section 5.03(c)(i)(1).
(f)	“Ancillary Agreement” means any document, certificate or agreement entered into or contemplated to be entered into in connection with the Transactions.
(g)	“Anti-Bribery Laws” has the meaning set forth in Section 3.21.
(h)	“Articles Amendment” has the meaning set forth in Section 5.08.
(i)	“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the banks in the Delaware are authorized by Law or executive order to be closed.
(j)	“Buyer” has the meaning set forth in Section 5.03(c)(i)(1).
(k)	“Certificate of Merger” has the meaning set forth in Section 2.03.
(l)	“Chosen Courts” has the meaning set forth in Section 9.17(a).
(m)	“Closing Date” has the meaning set forth in Section 2.02.
(n)	“Closing” has the meaning set forth in Section 2.02.
(o)	“Code” shall mean the Internal Revenue Code of 1986, as amended.
(p)

“Common Stock Equivalents” of Parent or the Company, as applicable, means either preferred stock or convertible debt of Parent or the Company, as applicable, that in each case is convertible into Parent Common Stock or Company Common Stock, as applicable, as of the determination time.

(q)	“Company Acquisition Proposal” has the meaning set forth in Section 5.05.
(r)	“Company Acquisition Transaction” means an Acquisition Transaction related to the Company.
(s)	“Company Auditor” has the meaning set forth in Section 5.16(a).
(t)	“Company Balance Sheet Date” shall mean December 31, 2020.
(u)	“Company Balance Sheet” shall mean the audited, consolidated balance sheet of the Company as of December 31, 2020
(v)

“Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other plan, policy, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) providing for pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and/or fringe benefits or payments, in each case, maintained, contributed to, or required to be contributed to, by the Company or its sole Subsidiary or Company ERISA Affiliates and which covers any current or former employee, director, officer or independent contractor of the Company or its sole Subsidiary (or any of their respective dependents) or under which the Company or its sole Subsidiary has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).

(w)	“Company Board Adverse Recommendation Change” has the meaning set forth in Section 5.12(b).
(x)	“Company Board Recommendation” has the meaning set forth in Section 5.12(b).
(y)	“Company Closing Shares” has the meaning set forth in Section 2.08(c).
(z)	“Company Common Stock” shall mean the Company’s common stock, $0.001 par value per share
(aa)

“Company Contract” means any Contract: (a) to which the Company or its sole Subsidiary is a Party; (b) by which the Company or its sole Subsidiary or any other asset of the Company or its sole Subsidiary is or may become bound or under which the Company or its sole Subsidiary has, or may become subject to, any obligation; or (c) under which the Company or its sole Subsidiary has or may acquire any right or interest.

(bb)	“Company Convertible Instruments” has the meaning set forth in Section 3.07(a).
(cc)	“Company Default” has the meaning set forth in Section 7.01(c).
(dd)	“Company Dissenting Shares” has the meaning set forth in Section 2.15(a).
(ee)

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Company or its sole Subsidiary as a single employer within the meaning of Section 414 of the Code.

(ff)

“Company Fundamental Representations” shall mean the representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.07, Section 3.09, Section 3.16 and Section 3.23.

(gg)

“Company Intellectual Property” shall mean any Intellectual Property that has been used, is used, or is held for use in the business of the Company or its sole Subsidiary as previously conducted, as currently conducted or as currently proposed to be conducted.

(hh)	“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights.
(ii)	“Company IP Rights” means all Intellectual Property owned by, licensed to, or controlled by the Company or its sole Subsidiary that is necessary for or used in the business of the Company.
(jj)	“Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company.
(kk)	“Company Material Contract” has the meaning set forth in Section 3.13(a).
(ll)	“Company Notice Period” has the meaning set forth in Section 5.12(c).
(mm)	“Company Options” shall mean any options to purchase Company Common Stock outstanding immediately prior to the Effective Time.
(nn)	“Company Permits” has the meaning set forth in Section 3.14(d).
(oo)	“Company Real Estate Leases” has the meaning set forth in Section 3.11.
(pp)

“Company Registered IP” means all Company IP Rights that are owned by or exclusively licensed to the Company or its sole Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing.

(qq)	“Company Restricted Common Stock” has the meaning set forth in Section 2.12.

(rr)

“Company Securities” shall mean, collectively, the Company Common Stock, the shares of Company Restricted Common Stock (to become fully vested pursuant to Section 2.12) plus the number of shares of Company Common Stock issuable upon exercise of outstanding Company Options or Company Convertible Instruments.

(ss)	“Company Stockholder Approval” has the meaning set forth in Section 3.02.
(tt)	“Company Stockholder Schedule” has the meaning set forth in Section 3.07(e).
(uu)	“Company Stockholders” shall mean holders of Company Securities immediately prior to the Effective Time.
(vv)

“Company Superior Offer” means a bona fide written Acquisition Proposal for a Company Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to the stockholders of the Company than the terms of the Transactions.

(ww)“Company Technology” shall mean all Technology used in or necessary for the conduct of the business of the Company or its sole Subsidiary and owned or held for use by the Company or its sole Subsidiary.

(xx)	“Confidentiality Agreement” means the Non-Disclosure and Confidentiality Agreement, dated as of February 11, 2021, by and between the Company and Parent.
(yy)	“Contract” shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument or arrangement.
(zz)

“Convertible Securities” of Parent or the Company, as applicable, means any debt or equity securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Parent Common Stock or Company Common Stock, as applicable, or Common Stock Equivalents of Parent or the Company, as applicable.

(aaa)“CVR” has the meaning set forth in Section 5.03(b).

(bbb)“D&O Indemnified Persons” has the meaning set forth in Section 5.15.

(ccc)“Delaware Conversion” has the meaning set forth in Section 5.04.

(ddd)“Determination Period’ has the meaning set forth in Section 2.09(b).

(eee)“DGCL” means the Delaware General Corporation Law as in effect from time to time.

(fff)“Encumbrance” shall mean any lien, mortgage, security interest, Tax lien, attachment, levy, charge, preference, claim, prior claim, hypothec, assignment, restriction, imposition, pledge, easement, covenant, encroachment, warrant, lease, sublease, license, sublicense, title defect, right to possession, priority or other security agreement, option, warrant, attachment, right of first offer or refusal, transfer restriction, preemption right, conversion right, put right, call right, conditional sale, encumbrance, conditional sale or title retention arrangement, or any other interest in, restriction on transfer of or preferential arrangement with respect to property, securities or assets (or the income or profits therefrom) having substantially the same economic effect, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

(ggg)

“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(hhh)	“Enterprise Valuation” has the meaning set forth in Section 2.08(b)(iii).

(iii)

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

(jjj)

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(kkk)	“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.
(lll)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.
(mmm)	“Exchange Agent” has the meaning set forth in Section 2.14(a).
(nnn)	“Exchange Fund” has the meaning set forth in Section 2.14(a).
(ooo)	“Exchange Per Share Consideration” has the meaning set forth in Section 2.08(a).
(ppp)

“Expenses” shall mean, with respect to a Person, all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements, and the Transactions, including any bonus or other payments to employees paid in connection with the Transactions and the preparation, printing, filing and mailing or other required filings and any amendments or supplements thereto, and the solicitation of the Company Stockholder Approval and all other matters related to the Transactions.

(qqq)	“FCPA” has the meaning set forth in Section 3.14(b).
(rrr)

“Fully Diluted Basis” shall mean, with respect to the Person in question, the aggregate number of outstanding shares of common stock of such Person assuming (a) the conversion into common stock of all outstanding securities of such Person convertible or exchangeable, directly or indirectly, for or into common stock and (b) the exercise (whether or not then exercisable) of all options, warrants and other rights entitling any holder thereof to purchase, acquire or receive common stock of such Person or securities convertible or exchangeable, directly or indirectly, for common stock of such Person.  “Fully-Diluted Basis” means, when calculating the aggregate number of shares of Parent Common Stock or Company Common Stock, as applicable, deemed outstanding as of any applicable determination time, the aggregate number of shares of Parent Common Stock or Company Common Stock, as applicable, equal to the sum of (without duplication) (1) the aggregate number of shares of Parent Common Stock or Company Common Stock, as applicable, outstanding as of such determination time, plus (2) the aggregate number of shares of Parent Common Stock or Company Common Stock, as applicable, that would be outstanding assuming the conversion, exchange and exercise of all (i) outstanding Convertible Securities of Parent or the Company, as applicable, (ii) Common Stock Equivalents of Parent or the Company, as applicable, (iii) outstanding Options of Parent or the Company as applicable, and (iv) outstanding Warrants of Parent or the Company as applicable, as of such determination time, provided, that in the case of clauses (i), (ii) and (iii) of this subsection (2), solely those Convertible Securities, Common Stock Equivalents, Options or Warrants which are vested and exercisable or convertible as of the applicable determination time shall be considered or counted for purposes of this definition.

(sss)	“GAAP” shall mean generally accepted accounting principles, consistently applied, as applied in the United States of America.
(ttt)

“Governmental Authority” shall mean any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether local or foreign.

(uuu)

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(vvv)

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

(www)	“HIPAA” has the meaning set forth in Section 3.17(b).
(xxx)

“Indebtedness” shall mean, with respect to a Person, without duplication, (a) all indebtedness whether or not contingent, for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than personal property, including inventory and services purchased, trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the Ordinary Course of Business in respect of which such Person’s liability remains contingent), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all monetary obligations under interest rate swaps, currency swaps, collars, caps, hedging and other derivative and similar arrangements (valued at the termination date thereof), including all obligations or unrealized losses pursuant to hedging or foreign exchange arrangements or similar transactions, and (h) any liability of others described in clauses (a) through (g) above which such Person has guaranteed or that is otherwise such Person’s legal liability and including in clauses (a) through (g) above any accrued and unpaid interest, penalties or premiums thereon or other fees and expenses paid or required to be paid to satisfy such Indebtedness.

(yyy)	“Insurance Costs” has the meaning set forth in Section 5.03(c)(i)(4).
(zzz)

“Intellectual Property” shall mean all intellectual property and other proprietary rights of any kind or nature, in any jurisdiction worldwide, whether registered or unregistered, whether protected, created or arising under any Law, including the following: (a) patents and applications therefor (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof (“Patents”), (b) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”), (c) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, taglines slogans, Internet domain names, web addresses, corporate names and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”), (c) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, know-how, business and technical information, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”), (d) copyrights and works of authorship, whether or not copyrightable (“Copyrights”), (e) information, know-how, inventions, discoveries, compositions, formulations, formulas, practices, procedures, processes, algorithms, methods, knowledge, trade secrets, technology, techniques, designs, drawings, tools, correspondence, customer lists, customer contact information, customer licensing and purchasing histories, manufacturing information, business plans and product roadmaps, apparatuses, results, strategies, regulatory documentation and submissions, and information pertaining to, or made in association with, filings with any Governmental Authority or patent office, data, databases, aggregations of data, compilations of data, data collections and data sets, (f) Software, (g) moral rights, rights of publicity, industrial designs, and industrial property rights, (g) the right to sue for past, present and future infringement of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees and expert fees) and proceeds of suit and (h) derivatives, improvements, modifications, enhancements, revisions and releases relating to any of the foregoing.

(aaaa)	“Interim Financials” has the meaning set forth in Section 5.16(a).
(bbbb)	“Investor Agreements” has the meaning set forth in Section 4.24.
(cccc)	“IRS” shall mean the United States Internal Revenue Service or any successor thereto.
(dddd)

“Knowledge of Parent”, with respect to any matter in question, shall mean the actual knowledge of any executive officer of Parent after reasonable inquiry with respect to the issues which are in such director’s or executive officer’s fields of expertise or responsibilities.

(eeee)

“Knowledge of the Company”, with respect to any matter in question, shall mean the actual knowledge of any director or Knowledgeable Employee of the Company after reasonable inquiry with respect to the issues which are in such Knowledgeable Employee’s fields of expertise or responsibilities.

(ffff)	“Knowledgeable Employee” shall mean each of Greg Fell, Eric Cohen, Sean Cross and John Acunto.
(gggg)

“Law” shall mean any and all applicable federal, state, local, provincial, municipal, foreign or other law, statute, treaty, constitution, principle of common law, ordinance, code, rule, regulation, Order or other requirement of any kind issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(hhhh)	“Legacy Shareholder Dividend” has the meaning set forth in Section 2.09(a).
(iiii)	“Legacy Shareholders” has the meaning set forth in Section 2.09(a).
(jjjj)

“Legal Proceeding” shall mean any lawsuit, claim, complaint, investigation, petition, demand, subpoena, hearing, audit, warning letter, litigation, arbitration or other similarly formal proceeding or request for information (in each case, whether civil, criminal or administrative and whether at law or in equity), brought by or pending before any Governmental Authority.

(kkkk)

“Liabilities” shall mean, with respect to a Person, any direct or indirect liability, obligation, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, responsibility or commitment of any kind including, without limitation, debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties of such Person whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, due or to become due, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(llll)	“Market Capitalization” has the meaning set forth in Section 2.08(b)(i).

(mmmm) “Material Adverse Effect” shall mean any change, effect, circumstance, event or development, (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and regardless of whether or not such Change constitutes a breach of the representations or warranties made by the applicable Party in this Agreement, that has had, is, or is reasonably likely to have, a material adverse effect on (a) the financial condition, properties, assets (including intangible assets), liabilities, business, capitalization, operations, or results of operations of such applicable Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to timely consummate the Merger or to perform its obligations under this Agreement and the Ancillary Agreements; provided, however, no Change (by itself or when aggregated or taken together with any and all other Changes) to the extent resulting from or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect”: (i) general economic conditions (or changes in such conditions) in the United States of America, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States of America or elsewhere in the world where the applicable Party and its Subsidiaries operate; (iii) general conditions (or changes in such conditions) affecting the industries in which the applicable Party and its Subsidiaries conduct business; (iv) changes after the Effective Date in Law or other legal or regulatory conditions (or the authoritative interpretation thereof) or changes after the Effective Date in GAAP or other accounting standards applicable to the Party or its Subsidiaries (or the authoritative interpretation thereof); (v) any act of terrorism, war (whether declared or otherwise, and including the worsening or escalation of any pre-existing conflict), national or international calamity, natural disaster and other force majeure events in the United States of America or any other country or region in the world where the Party or its Subsidiaries has operations (but excluding damage to the assets or properties of the Party or its Subsidiaries); (vi) any action or omission required by Law; (vii) any action or omission at the request or with the written consent of all other Parties; (viii) any failure, in and of itself, by the applicable Party to meet internal projections or forecasts or published revenue or earnings predictions (but in each case excluding any of the underlying reasons for, factors contributing to, or results of, any such changes, which shall constitute and/or be taken into consideration in the determination of “Material Adverse Effect”); or (ix) resulting from, arising out of or otherwise related to the public announcement or consummation (or anticipated consummation) of the Merger (including the identities of Parent and Merger Sub, or of any action required by the terms of this Agreement or otherwise with the consent or agreement of Parent or Merger Sub); unless any such Change described in clauses (i) through (ix) disproportionately affects the applicable Party and its Subsidiaries, taken as a whole, as compared to other companies operating in the same industry as the applicable Party.

(nnnn)	“Merger Consideration” has the meaning set forth in Section 2.08.
(oooo)	“MGCL” means the Maryland General Corporation Law.
(pppp)	“Net Proceeds” has the meaning set forth in Section 5.03(c)(ii).
(qqqq)	“New Parent Incentive Plan” has the meaning set forth in Section 5.09.
(rrrr)	“NYSE” has the meaning set forth in Section 2.08(b)(i).
(ssss)	“OECD Convention” has the meaning set forth in Section 3.14(b).
(tttt)

“Options” of Parent or the Company, as applicable, means any rights or options to subscribe for or purchase shares of Parent Common Stock or Company Common Stock, as applicable, or Convertible Securities of Parent or the Company, as applicable.

(uuuu)

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(vvvv)

“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(wwww)	“Parent Acquisition Proposal” has the meaning set forth in Section 5.06.
(xxxx)	“Parent Acquisition Transaction” means an Acquisition Transaction related to Parent, provided, however, that the Sale of the Business shall not be considered a Parent Acquisition Transaction.
(yyyy)	“Parent Balance Sheet Date” shall mean March 31, 2021.
(zzzz)	“Parent Balance Sheet” shall mean the audited, consolidated balance sheet of the Parent as included in the Form 10-K filed by Parent on July 8, 2021.
(aaaaa)

“Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other plan, policy, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) providing for pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and/or fringe benefits or payments, in each case, maintained, contributed to, or required to be contributed to, by Parent or any Parent Subsidiary or Parent ERISA Affiliates and which covers any current or former employee, director, officer or independent contractor of Parent or any Parent Subsidiary (or any of their respective dependents) or under which Parent or any Parent Subsidiary has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).

(bbbbb)	“Parent Board Adverse Recommendation Change” has the meaning set forth in Section 5.13(b).
(ccccc)	“Parent Board Adverse Recommendation Change” has the meaning set forth in Section 5.13(c).
(ddddd)	“Parent Board Recommendation” has the meaning set forth in Section 5.13(b).
(eeeee)	“Parent Board Recommendation” has the meaning set forth in Section 5.13(c).
(fffff)	“Parent Board” shall mean the Board of Directors of Parent.
(ggggg)	“Parent Certifications” has the meaning set forth in Section 4.23(a).
(hhhhh)	“Parent Charter Documents” has the meaning set forth in Section 4.03.
(iiiii)	“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
(jjjjj)

“Parent Contract” means any Contract: (a) to which Parent or any Parent Subsidiary is a Party; (b) by which Parent or any Parent Subsidiary or any other asset of Parent or any Parent Subsidiary is or may become bound or under which Parent or any Parent Subsidiary has, or may become subject to, any obligation; or (c) under which Parent or any Parent Subsidiary has or may acquire any right or interest.

(kkkkk)	“Parent Default” has the meaning set forth in Section 7.01(d).
(lllll)

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Parent or any Parent Subsidiary as a single employer within the meaning of Section 414 of the Code.

(mmmmm) “Parent Fundamental Representations” shall mean the representations and warranties of Parent contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.07 and Section 4.16.

(nnnnn)	“Parent IP Rights Agreement” means any Contract governing, related to or pertaining to any Parent IP Rights.
(ooooo)

“Parent IP Rights” means all Intellectual Property owned by, licensed to, or controlled by the Parent or any Parent Subsidiary that is necessary for or used in the business of the Parent and the Parent Subsidiaries as presently conducted.

(ppppp)	“Parent Material Adverse Effect” shall mean a Material Adverse Effect on Parent and the Parent Subsidiaries taken as a whole.
(qqqqq)	“Parent Material Contract” has the meaning set forth in Section 4.13(a).
(rrrrr)	“Parent Notice Period” has the meaning set forth in Section 5.13(c).
(sssss)	“Parent Permits” has the meaning set forth in Section 4.14(b).
(ttttt)	“Parent Real Estate Leases” has the meaning set forth in Section 4.11.
(uuuuu)	“Parent SEC Documents” has the meaning set forth in Section 4.23(a).

(vvvvv)	“Parent Securities” has the meaning set forth in Section 4.07(a).

(wwwww) “Parent Share Price” has the meaning set forth in Section 2.08(b)(i).

(xxxxx)	“Parent Shareholder Approval” has the meaning set forth in Section 4.02.
(yyyyy)	“Parent Subsidiaries” shall mean Merger Sub and USI Electric, Inc., a Texas corporation.
(zzzzz)

“Parent Superior Offer” means a bona fide written Acquisition Proposal for an Parent Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Parent Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to the shareholder of Parent than the terms of the Transactions.

(aaaaaa)

“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or its sole Subsidiary or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property granted by the Company or its sole Subsidiary or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

(bbbbbb) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(cccccc)	“Post-Closing Tax Period” means any Tax Period or portion thereof beginning on or after the Closing Date, including the portion of any Straddle Period beginning the day after the Closing Date.

(dddddd) “Post-Closing Tax” means any Tax for a Post-Closing Tax Period.

(eeeeee)	“Pre-Closing Period” has the meaning set forth in Section 5.01(a).
(ffffff)	“Pre-Closing Tax Period” means any Tax Period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

(gggggg) “Pre-Closing Tax” means any Tax for a Pre-Closing Tax Period.

(hhhhhh) “Product” means Technology and services that (a) are currently sold, licensed, sublicensed, published, offered for sale or otherwise offered, provided, distributed, made available, or commercialized by or for the Company or any of its Affiliates (including by the way of “Software as a service” offerings), on a hosted basis, or otherwise or (b) are being developed by or for the Company or any of its Affiliates to any other Person.

(iiiiii)

“Registered Intellectual Property” means all United States, international and foreign: (a) Patents; (b) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and Internet number assignments, social network application names and application IDs, usernames, user IDs and identification numbers; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

(jjjjjj)

“Representative” shall mean, with respect to any Person, any direct or indirect Affiliate of such Person, or any officer, director, manager, employee, investment banker, attorney or other authorized agent, advisor or representative of such Person or any direct or indirect Affiliate of such Person.

(kkkkkk) “Retained Liabilities” has the meaning set forth in Section 5.03(c)(i)(2).

(llllll)

“S-4 Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Parent Common Stock) to be filed with the SEC by Parent registering the offering and sale of Parent Common Stock to some or all holders of Company Common Stock in the Merger, including all shares of Parent Common Stock to be issued in exchange for all other shares of Company Common Stock and the Company Options in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

(mmmmmm)“Sale Closing” has the meaning set forth in Section 5.03(c).

(nnnnnn)“Sale of the Business” has the meaning set forth in Section 5.03(a).

(oooooo)“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(pppppp)“Securities Act” shall mean the United States Securities Act of 1933, as amended.

(qqqqqq)“Registration Statement” has the meaning set forth in Section 5.18.

(rrrrrr)

“Software” shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(ssssss)	“Standby Equity Purchase Agreement” means the Standby Equity Purchase Agreement contemplated in the term sheet dated October 22, 2021 between Parent and Yorkville Advisors Global, LP.
(tttttt)	“Straddle Period” means any Tax Period ending after and including the Closing Date.

(uuuuuu)“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, including by way of controlling fifty percent (50%) of the “means of control” of such Person.

(vvvvvv)“Surviving Corporation” has the meaning set forth in Section 2.01.

(wwwwww)“Tail Policy” has the meaning set forth in Section 5.15.

(xxxxxx)“Tax Obligations” has the meaning set forth in Section 5.03(c)(i)(3).

(yyyyyy)“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

(zzzzzz)

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(aaaaaaa) “Tax” shall mean (a) any and all federal, state, provincial, local and foreign taxes, including taxes based upon or measured by gross receipts, capital gain, windfall, income, profits, severance, property, production, sales, use, license, excise, franchise, employment, social security and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including, for the avoidance of doubt, any liability arising from any Law relating to escheat or unclaimed property) or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on an affiliated, combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or otherwise.

(bbbbbbb)“Technology” shall mean all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, hardware, equipment, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used in the design, development, reproduction, maintenance or modification of any of the foregoing.

(ccccccc)“WARN” has the meaning set forth in Section 3.17(q).

Section 1.02Certain Interpretations. Unless otherwise indicated (i) all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable; (ii) the words “include,” “includes” and “including,” when used herein, shall be deemed, in each case, to be followed by the words “without limitation”; (iii) the headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof, (iv) all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person; (v) whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa; (vi) any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” or “Parent Material Adverse Effect” under this Agreement; (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”; (viii) all references in this Agreement to dollar amounts and to “$” are intended to refer to U.S. dollars; (ix) any reference to a law or statute shall include such law or statute, as amended (including by succession of comparable successor statutes), and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto, unless the context requires otherwise; (x) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (xi) unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion; (xii) unless the context otherwise requires “or” is disjunctive but not necessarily exclusive; (xiii) references to any Person include the successors and permitted assigns of that Person; (xiv) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and (xv) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE II.THE MERGER

Section 2.01The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of the Company under the laws of the State of Delaware, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as otherwise set forth in this Article II.

Section 2.02The Closing. Unless this Agreement shall have been terminated in accordance with Article VII, the closing of the Merger (the “Closing”) will take place on the third Business Day following the satisfaction, or waiver by the Party for whose benefic such condition exists, of the conditions to closing as set forth in Article VI, or such other time as agreed to by the Parties in writing, each in their sole discretion, at the offices of the Company or by exchange of electronic documents or other method as agreed to by the Parties. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.03Effective Time. On the Closing Date, the Parties will cause the Merger to be consummated by filing of a Certificate of Merger in the form as reasonably agreed to by the Parties (the “Certificate of Merger”), with the Secretary of State of the State of Delaware as provided pursuant to the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.04Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action (other than the filing of documents required by the Secretary of State of the State of Delaware or as otherwise required pursuant to applicable Law) on the part of Parent, the Company or any Company Stockholder, (a) Merger Sub shall merge with and into the Company and the Company shall continue as the Surviving Corporation, (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Corporation) shall continue unaffected by the Merger.

Section 2.05The Surviving Corporation Articles of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Closing Date shall be the certificate of incorporation of the Surviving Corporation until duly amended and restated in accordance with its terms and as provided by applicable Law.

Section 2.06The Surviving Corporation Bylaws. The Bylaws of the Company as in effect immediately prior to the Closing Date shall be the bylaws of the Surviving Corporation until duly amended and restated in accordance with its terms and as provided by applicable Law.

Section 2.07Directors and Officers.

(a)

The directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and the Bylaws.

(b)

The officers of the Company prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their resignation or removal by the Surviving Corporation’s Board of Directors.

(c)

At the Closing, Parent shall undertake such actions as required to expand the Parent Board as required and to name designees of the Company to the Parent Board and as officers of Parent in such positions as determined by the Company, and thereafter, effective as of the Closing, all of the Directors and Officers of Parent shall resign from such positions.

Section 2.08Merger Consideration. The Parties acknowledge and agree that the consideration payable to the holders of Company Common Stock, subject to the provisions herein, shall be the right to convert all of the shares of Company Common Stock into a total number of shares of Parent Common Stock, determined as follows (the “Merger Consideration”):

(a)

The Parties acknowledge and agree that, as of the Effective Date, the Parties have calculated that each share of Company Common Stock on a Fully Diluted Basis would initially be converted into the right to receive 0.437608078 shares of Parent Common Stock at the Effective Time (the “Exchange Per Share Consideration”), provided that the Exchange Per Share Consideration shall be subject to adjustment prior to the Effective Time as set forth herein.

(b)	For purposes herein:

(i)

“Market Capitalization” means, subject to the provisions of Section 2.08(b)(ii) other than otherwise set forth herein, for any date, the product of (i) the average closing price of the Parent Common Stock on the New York Stock Exchange or the primary trading market for the Parent Common Stock as of the applicable date (as applicable, the “NYSE”) for the ten trading-day period immediately preceding the applicable measurement date (the “Parent Share Price”), and (ii) the number of issued and outstanding shares of Parent Common Stock on a Fully Diluted Basis as of the Effective Date.

(ii)

Notwithstanding the provisions of Section 2.08(b)(i), (1) in the event that such calculation results in a Market Capitalization calculated pursuant to Section 2.08(b)(i) which is less than $12,000,000, the “Market Capitalization” shall be $12,000,000, and (2) in the event that such calculation results in a Market Capitalization calculated pursuant to Section 2.08(b)(i) which is more than $20,000,000, the “Market Capitalization” shall be $20,000,000.

(iii)	“Enterprise Valuation” means $500,000,000.
(c)

The calculations of the Exchange Per Share Consideration shall be updated on the last Business Day prior to the Closing Date to take into account (i) any changes as a result of the Articles Amendment (as defined below) being effective prior to the Closing Date; and (ii) the number of shares of Company Common Stock issued and outstanding as of the Effective Time on a Fully Diluted Basis, or which are to be converted into Parent Common Stock, after taking into account any Company Restricted Common Stock which shall vest in connection with the Transactions as set forth in Section 2.12, any Company Dissenting Shares which shall be paid cash in lieu of receiving Parent Common Stock pursuant to Section 2.15 and any shares of Company Common Stock issued in connection with the conversion of any Company Convertible Instruments pursuant to Section 2.11(b), or otherwise issued by the Company for any reason (with such resulting total number of shares of Company Common Stock which shall be entitled to receive shares of Parent Common Stock in the Merger being the “Company Closing Shares”).

(d)	In furtherance of Section 2.08(c), the final Exchange Per Share Consideration for purposes of the Merger shall be calculated as follows:
(i)	The Market Capitalization immediately prior to the Effective Time shall be divided by the Enterprise Valuation.
(ii)	The number of shares of Parent Common Stock issued and outstanding on a Fully Diluted Basis as of immediately prior to the Effective Time shall be determined.
(iii)	The number derived in Section 2.08(d)(i) will be subtracted from 1.
(iv)	The number derived in Section 2.08(d)(iii) shall be divided by the number determined in Section 2.08(d)(i).
(v)	The number derived in Section 2.08(d)(iv) shall be multiplied shall by the number determined in Section 2.08(d)(ii).
(vi)	The number derived in Section 2.08(d)(iv) shall thereafter be divided by the number of Company Closing Shares.
(e)

By way of example, and not limitation, of the calculation provided for in Section 2.08(d), if the Market Capitalization as of immediately prior to the Effective Time is $12,000,000, assuming the Enterprise Valuation is $500,000,000, assuming that there were 2,312,887 shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time on a Fully Diluted Basis, and that there were 200,000,000 Company Closing Shares, the Exchange Per Share Consideration would be: ((1-(12,000,000/500,000,000))/(12,000,000/500,000,000) * 2,313,887) / 200,000,000, resulting in an Exchange Per Share Consideration of 0.47049.

Section 2.09Contingent Dividend to Legacy Shareholders.

(a)

Notwithstanding the provisions of Section 2.08, the Parties acknowledge and agree that it is intended that the shareholders of Parent as of immediately prior to the Effective Time (the “Legacy Shareholders”) shall continue to hold shares of Parent Common Stock intended to have a certain total minimum value as of a date following the Effective Time. Consequently, on the last Business Day prior to the Effective Time, the Parent Board shall adopt resolutions setting such date as the record date for shareholders of record of Parent on such date (being the Legacy Shareholders) to potentially receive additional shares of

Parent Common Stock pursuant to the provisions of this Section 2.09 as a dividend on the shares of Parent Common Stock held by such Legacy Shareholders immediately prior to the Effective Time (the “Legacy Shareholder Dividend”).

(b)

In the event that the Market Capitalization (calculated without application of the provisions of Section 2.08(b)(ii)) based on the closing price of the Parent Common Stock on the NYSE for at least three trading days during the period from the first trading day following the Effective Time to the date that is the 180-day anniversary of the Effective Time, or the first Business Day thereafter if such anniversary day is not a Business Day, (as applicable, the “Determination Period”) was not $500,000,000 or more, then the Legacy Shareholders shall be issued an additional number of shares of Parent Common Stock such that the product of (i) the number of shares of Parent Common Stock held by such Legacy Shareholder following such issuance and (ii) the Parent Share Price, for at least the three highest trading days during the Determination Period remains equal to or greater than the product of (iii) the number of shares of Parent Common Stock held by such Legacy Shareholder following such issuance and (iv) the value of such shares of Parent Common Stock had the Market Capitalization (calculated without application of the provisions of Section 2.08(b)(ii)) following the Closing been at least $500,000,000 (without taking into account any increase in Market Capitalization (calculated without application of the provisions of Section 2.08(b)(ii)) resulting from new issuances as a result of the provisions of this Section 2.09 and without taking into account any increase in Market Capitalization resulting from new issuances as a result of the Standby Equity Purchase Agreement, provided however, that the issuances of additional shares of Parent Common Stock pursuant to this Section 2.09 shall not exceed a number of shares equal to 1% of the total issued and outstanding shares of Parent Common Stock as of the Effective Time, as the Legacy Shareholder Dividend.

(c)

The Legacy Shareholder Dividend shall be completed and paid, if required hereunder, to the Legacy Shareholders within 30 Business Days of the end of the Determination Period, and shall be apportioned pro-rata between the Legacy Shareholders based on the number of shares of Parent Common Stock held by the Legacy Shareholders on the record date set by the Parent Board pursuant to Section 2.09(a).

(d)

The obligations of Parent to make and pay the Legacy Shareholder Dividend, if otherwise required pursuant to the provisions of this Section 2.09, shall be subject to the condition that payment of the Legacy Shareholder Dividend is permitted by applicable securities Laws and regulations without registration of the shares of Parent Common Stock constituting the Legacy Shareholder Dividend under the Securities Act, and each Legacy Shareholder, as a condition of the receipt of such shares of Parent Common Stock otherwise issuable to such Legacy Shareholder, shall be required to deliver to Parent such certifications and documents as reasonably required by Parent to ensure compliance therewith.

Section 2.10Conversion of Shares.

(a)

Each share of Company Common Stock held in the treasury of the Company or owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, if any, shall be canceled and retired without any conversion or consideration paid in respect thereof and shall cease to exist.

(b)	At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:
(i)

any shares of Company Common Stock held as treasury stock or held or owned by the Company or Merger Sub, or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)

subject to Section 2.10(c), each share of Company Common Stock outstanding immediately prior to the Effective Time, excluding shares to be canceled pursuant to Section 2.10(a) or Section 2.10(b)(i), and excluding Company Dissenting Shares, but including shares to be converted pursuant to Section 2.12, shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Per Share Consideration.

(c)

No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with

Section 2.14 and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Share Price as of the Effective Time, such that no more than the whole number of shares represented by the Merger Consideration shall be issued in the Merger.

(d)

Each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e)	All Company Options outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.11(a).
(f)	All Company Convertible Instruments outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.11(b).

Section 2.11Company Options and Company Convertible Instruments.

(a)

At the Effective Time, each Company Option (as defined below) that is outstanding and unexercised as of immediately prior to the Effective Time, if any, shall be converted into and become an option to purchase Parent Common Stock and Parent shall assume each such Company Option in accordance with its terms. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock issuable upon exercise of the Company Option, as applicable, that were subject to such Company Option immediately prior to the Effective Time by (B) the Exchange Per Share Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Capital Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Per Share Consideration and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Option assumed by Parent shall continue in full force and effect and the term and other provisions of such Company Options shall otherwise remain unchanged. The Parties acknowledge and agree that the Company Options shall become immediately vested in connection with the closing of the Merger.

(b)

The Parties acknowledge and agree that the Company has certain Company Convertible Instruments outstanding which will convert into shares of Company Common Stock or be repaid by the Company in connection with the Transactions, as will be determined by the Company and the applicable holder thereof.

(c)

Prior to the Effective Time, the Company shall take all actions that may be necessary to effectuate the provisions of this Section 2.11 and to ensure that, from and after the Effective Time, the holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 2.11 and the holders of Company Convertible Instruments have no rights against the Company for the repayment of any amount, the conversion of Company Convertible Instruments into shares of Company Common Stock or otherwise.

Section 2.12Treatment of Restricted Stock. At the Effective Time, the vesting and transfer restrictions with respect to each share of Company Common Stock which is subject to any time vesting or forfeiture conditions (the “Company Restricted Common Stock”) that has not been forfeited or canceled prior to the Effective Time shall lapse and become fully vested, and each such share of Company Restricted Common Stock shall be automatically vested as a number of shares of Parent Common Stock in accordance with Section 2.10(b)(ii), net of applicable tax withholding. The Company shall determine, at in its sole discretion, whether (i) the Company Restricted Common Stock with vesting based on performance criteria that has not been forfeited or canceled prior to the Effective Time shall be automatically vested as a number of shares of Parent Common Stock in accordance with Section 2.10(b)(ii), net of applicable tax withholding or (ii) the Company Restricted Common Stock be converted into rights with respect to Parent Common Stock with comparable vesting criteria and terms as set forth in the Company Restricted Common Stock. As a condition of such vesting, the Company shall arrange for any applicable tax withholdings to be withheld in cash from holders of such shares of Company Restricted Common Stock or, at the option of each holder, shall proceed via a “net shares” exercise wherein Parent shall retain a number of shares of Parent Common Stock having a value, as determined by the Parent and the Company, equal to the taxes owed by the applicable shareholder and thereafter paying such taxes on behalf of such shareholder.

Section 2.13Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.10(b) and all holders of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.

Section 2.14Surrender of Certificates.

(a)

On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 2.10(b) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.10(c). The Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

(b)

Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Common Stock and holders of any other Company Securities that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify; and (ii) instructions for effecting the surrender of the Company Common Stock in exchange for shares of Parent Common Stock. Upon compliance with such instructions, and receipt by the Transfer Agent of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such share(s) of Company Common Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.10(b) (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 2.10(c)); and (B) the shares of Company Common Stock shall be deemed canceled. Until surrendered as contemplated by this Section 2.14, each share of Company Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock representing the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock). The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 2.14(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Common Stock formerly owned by the applicable holder.

(c)

No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Company Common Stock with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder complies with the provisions as set forth in this Section 2.14 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)

Any portion of the Exchange Fund that remains undistributed to holders of Company Common Stock as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions as set forth in this Section 2.14 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e)

Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Common Stock such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)

No Party shall be liable to any holder of any Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

Section 2.15Appraisal Rights.

(a)

Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with the DGCL (collectively, the “Company Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.10 attributable to such Company Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Company Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Common Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Company Dissenting Shares upon their surrender in the manner provided in Section 2.10 and Section 2.14.

(b)

The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands; provided that the Company shall have the right to participate in such negotiations and proceedings. The Company shall not, except with Parent’s prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 2.16Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

Section 2.17Tax Reorganization. The Parties intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). The Parties agree to report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE III.REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth or specifically referred to in the schedule of exceptions delivered by Company to the Parent on the Effective Date (the “Company Disclosure Schedules”) with respect to a particular representation or warranty (for which reference to a particular section number shall suffice), or with respect to any other representation or warranty for which the applicability of any such disclosure is reasonably apparent on its face, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01Due Organization; Subsidiaries.

(a)

Each of the Company and its sole Subsidiary is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)

Each of the Company and its sole Subsidiary is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)

Section 3.01(c) of the Company Disclosure Schedules list the sole Subsidiary of the Company and, other than such sole Subsidiary, neither the Company nor its sole Subsidiary owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. Neither the Company nor its sole Subsidiary is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor its sole Subsidiary has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor its sole Subsidiary has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

Section 3.02Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and, subject to obtaining the approval of this Agreement by the requisite Company Stockholders required by the Company Charter Documents or applicable provisions of the DGCL, to consummate the Transactions (the “Company Stockholder Approval”), to perform its covenants and obligations hereunder and thereunder consummate the Transactions. Other than the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the Transactions, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation of the Transactions, including the Merger. This Agreement has been duly executed and delivered by the Company and, at or before the Closing, the Company will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. Subject to receipt of the Company Stockholder Approval, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 3.03Company Charter Documents. The Company has delivered or made available to Parent prior to the Effective Date complete and correct copies of the Company’s certificate of incorporation and bylaws, each as amended to date (collectively, the “Company Charter Documents”) and neither the Company not any of the Company Stockholders are party to any shareholders’ agreement or similar agreement related to the Company. The Company has delivered or made available to Parent prior to the Effective Date complete and correct copies of the minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the Company Board, and all committees thereof. The Company Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and/or its code of conduct. The Company has not taken any action that is inconsistent in any material respects with any resolution adopted by the Company’s shareholders, the Company Board or any committee thereof.

Section 3.04Board and Shareholders Actions.

(a)

At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of the Company Charter Documents, the Company Board (i) determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, the Company and the Company Stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger and the Transactions, and (iii) resolved to recommend that the Company Stockholders vote for the approval of this Agreement, the Merger and the Transactions.

(b)

Assuming the receipt of the Company Stockholder Approval (as defined below), no other vote of holders of any stock or other securities of the Company is necessary in order to approve and adopt this Agreement and the Merger under the Company Charter Documents.

Section 3.05Non-Contravention. Neither the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is, or is specified to be, a party will:

(a)	contravene, violate or conflict with or result in the breach of or constitute a default under any of the Company Charter Documents of the Company or its sole Subsidiary;
(b)

to the Knowledge of the Company, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Company or its sole Subsidiary, or any assets owned or used by the Company or its sole Subsidiary, could be subject;

(c)

contravene, conflict with, violate, result in the loss of any benefit to which the Company is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Company or that otherwise relates to the business of, or any assets owned or used by, the Company, except to the extent that the forgoing would not cause a Company Material Adverse Effect;

(d)	to the Knowledge of the Company, cause any assets owned or used by the or the Company to be reassessed or revalued by any Governmental Authority;
(e)

breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which any the Company or any Company Stockholder is a party, except to the extent that the forgoing would not cause a Company Material Adverse Effect; or

(f)	result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of Company Subsidiary.

Section 3.06Required Governmental Approvals. Except for (a) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as provided in the DGCL; (b) such filings and other Approvals as may be required solely by reason of Parent’s or Merger Sub’s (as opposed to the Company’s) participation in the Merger or the Transactions; and (c) such other Approvals the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material notices, consents, authorizations, approvals, registrations, permits, licenses, orders, reports or other filings (any of the foregoing being referred to herein as an “Approval”) are required to be made or obtained by the Company or its sole Subsidiary with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the Transactions.

Section 3.07Company Capitalization.

(a)As of the December 3, 2021, the Company had (i) 300,000,000 authorized shares of Company Common Stock, of which 178,323,467 shares are issued and outstanding; (ii) issued and outstanding warrants to purchase 317,909 shares of Company Common Stock; and (iii) issued and outstanding Company Options to purchase 6,958,660 shares of Company Common Stock; and (iv) $28,395,000 principal amount, plus accrued interest, of outstanding instruments, whether promissory notes or otherwise which are convertible into or exchangeable for shares of Company Common Stock the (“Company Convertible Instruments”). Of the Company Convertible Instruments, $20,450,000 principal amountare convertible into shares of Company Common Stock based on a $250,000,000 valuation cap for the Company.

(b)

Other than the as set forth in Section 3.07(a) there are no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Company Securities or other equity or voting interest (including any voting debt) in, the Company and no other obligations by the Company or its sole Subsidiary to make any payments based on the price or value of any Company Securities. Neither the Company nor its sole Subsidiary is a party to any Contract which obligates the Company or its sole Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

(c)

Except as set forth herein and as of the Effective Date, no shares, Company Securities or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Securities are, and all such Company Securities that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any Contract to which the

Company is otherwise bound. From the Effective Date until the Effective Time, the Company has not (i) issued any Company Securities or other securities or rights to acquire Company Securities or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Securities, other than pursuant to the vesting, exercise or settlement of Company Options or as permitted herein, or (ii) granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Securities, other than as permitted herein.

(d)

Neither the Company nor any Company Subsidiary is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company or its sole Subsidiary.

(e)

As of the Effective Date, the Company has delivered to Parent a schedule setting forth: (i) the name and mailing address of each Company Stockholder entitled to distribution of a portion of the Merger Consideration, (ii) the number of Company Common Stock of each class and series of Company Common Stock held by each Company Stockholder as of immediately prior to the Effective Time and the certificate number or numbers corresponding to such shares, (iii) the exercise price per share and the number of shares of Company Common Stock subject to each Company Option held by each such Company Stockholder as of immediately prior to the Effective Time, (iv) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a Fully Diluted Basis, (v) the amount of any Taxes required to be withheld under applicable Law, and (vi) as applicable, with respect to each holder of Company Common Stock issued on or after January 1, 2011 or any other security that, in each case, would be deemed a “covered security” under Treasury Regulation §1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities (the “Company Stockholder Schedule”) which is true, complete and accurate in all respects as of the Effective Date. The updated Company Stockholder Schedule to be delivered to Parent as of the Closing Date pursuant to Section 5.17 shall, when delivered, be true, complete and accurate in all respects as of the Closing Date.

Section 3.08Absence of Changes. Between the Company Balance Sheet Date and the Effective Date, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 5.02 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 3.09Absence of Undisclosed Liabilities. Neither the Company nor its sole Subsidiary has any Liability, individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or its sole Subsidiary since the date of the Company Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company or its sole Subsidiary under Company Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the Transactions; (e) Liabilities accruing under the Company Material Contracts listed on Section 3.13(a) of the Company Disclosure Schedules; (f) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company and (g) Liabilities listed in Section 3.09 of the Company Disclosure Schedules.

Section 3.10Title to Assets. Each of the Company and sole Subsidiary owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected in the Company Balance Sheet; and (b) all other assets reflected in the books and records of the Company or its sole Subsidiary as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or its sole Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 3.11Real Property; Leasehold. Neither the Company nor its sole Subsidiary owns any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or its sole Subsidiary, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Company’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not received written notice from its landlords or any Governmental Authority that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii)

claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties. The Transactions will not provide any landlord with the right to terminate any lease.

Section 3.12Intellectual Property.

(a)

The Company, directly or through its sole Subsidiary, owns, or has the legal and valid right to use, as currently being used by the Company or its sole Subsidiary, all Company Intellectual Property, and with respect to Company Intellectual Property that are owned by the Company or its sole Subsidiary, has the right to bring actions for the infringement of such Company IP Rights, in each case other than for any failure to own, have such rights to use, or have such rights to bring actions for infringement that would not reasonably be expected to be material to the Company or its business.

(b)

Section 3.12(b) of the Company Disclosure Schedules sets forth an accurate, true and complete listing of (i) all Company IP Rights that are owned by the Company or its sole Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing, (ii) to the Knowledge of the Company, all Company IP Rights that are exclusively licensed to the Company or its sole Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and (iii) all applications for any of the foregoing, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration. To the Knowledge of the Company, each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.

(c)

Section 3.12(c) of the Company Disclosure Schedules accurately identifies (i) all material Company Contracts pursuant to which Company IP Rights are licensed to the Company or its sole Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or its sole Subsidiary’s products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether such licenses are exclusive or non-exclusive. For purposes of greater certainty, the term “license” in this
Section 3.12(c) and in Section 3.12(d) includes any license, sublicense, covenant, non-assert, consent, release or waiver.

(d)

Section 3.12(d) of the Company Disclosure Schedules accurately identifies each material Company Contract pursuant to which the Company or its sole Subsidiary has granted any license under, or any right (whether or not currently exercisable) or interest in, any Company IP Rights to any Person (other than any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such suppliers or service providers to provide services for the Company’s benefit).

(e)

Neither the Company nor its sole Subsidiary is bound by, and no Company Intellectual Property are subject to, any Company Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of the Company or its sole Subsidiary to use, exploit, assert, enforce, sell, transfer or dispose of any such Company Intellectual Property anywhere in the world, in each case, in a manner that would materially limit the business of the Company as currently conducted or planned to be conducted.

(f)

The Company or its sole Subsidiary is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or its sole Subsidiary, as identified in Section 3.12(c) of the Company Disclosure Schedules, (ii) any non-customized software that (A) is licensed to the Company or its sole Subsidiary solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or its sole Subsidiary’s products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

(g)

To the Knowledge of the Company, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or its sole Subsidiary does not violate any license or agreement between the Company or its sole Subsidiary and any third party, and does not infringe or misappropriate any Intellectual Property right of any third party. To the Knowledge of the Company, no third party is infringing upon any Company IP Rights or violating any license or agreement between the Company or its sole Subsidiary and such third party, and the Company and sole Subsidiary have not sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Company IP Rights.

(h)

There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company Intellectual Property or products or technologies, nor has the Company or its sole Subsidiary received any written notice asserting or suggesting that any such Company Intellectual Property, or the Company’s or its sole Subsidiary’s right to use, sell, license or dispose of any such Company Intellectual Property or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(i)

Except for Company Contracts entered into in the Ordinary Course of Business, (i) neither the Company nor its sole Subsidiary is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to the Company or its business, and (ii) neither the Company nor its sole Subsidiary has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the Effective Date.

Section 3.13Agreements, Contracts and Commitments.

(a)

Section 3.13(a) of the Company Disclosure Schedules identifies each of the following material Company Contracts in effect as of the Effective Date other than any Company Benefit Plans (each, a “Company Material Contract”):

(i)	each Company Contract relating to any agreement of indemnification or guaranty;
(ii)

each Company Contract containing (A) any covenant limiting the freedom of the Company, its sole Subsidiary or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(iii)	each Company Contract relating to capital expenditures and requiring payments after the Effective Date in excess of $100,000 pursuant to its express terms and not cancelable without penalty;
(iv)	each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;
(v)

each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or its sole Subsidiary or any loans or debt obligations with officers or directors of the Company;

(vi)

each Company Contract requiring payment by or to the Company after the Effective Date in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(vii)

each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Transactions;

(viii)	each Company Real Estate Lease;
(ix)	each Company Contract with any Governmental Authority;
(x)	each Company IP Rights Agreement required to be listed on Section 3.12(c) or Section 3.12(d) of the Company Disclosure Schedules;
(xi)	each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or its sole Subsidiary;
(xii)	any employment agreement with any Knowledgeable Employee; or
(xiii)

any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its sole Subsidiary, as applicable, and (A) which involves payment or receipt by the Company or its sole Subsidiary after the Effective Date under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the Effective Date in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Company and sole Subsidiary, taken as a whole.

(b)

The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor its sole Subsidiary has, nor to the Company’s Knowledge, as of the Effective Date has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company and sole Subsidiary, as of the Effective Date, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

(c)

As of the Effective Time, the Company shall not have in place any stockholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights, transaction veto rights or similar rights.

Section 3.14Compliance; Permits; Restrictions.

(a)

The Company and its sole Subsidiary are in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company or its sole Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon the Company or its sole Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its sole Subsidiary, any acquisition of material property by the Company or its sole Subsidiary or the conduct of business by the Company or its sole Subsidiary as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

(b)

Neither the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or distributors or any other Person acting on behalf of the Company or its sole Subsidiary has, in the course of their actions for or on behalf of the Company or the Company Subsidiaries, (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) made, offered to make, promised to make or authorized or ratified the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (iv) to the Knowledge of the Company, been subject to any investigation by any Governmental Authority with regard to any Prohibited Payment, or (v) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery.

(c)

None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or representative of the Company or its sole Subsidiary is currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

(d)

The Company and sole Subsidiary hold all required Governmental Authorizations which are material to the operation of the business of the Company and sole Subsidiary as currently conducted (the “Company Permits”). Section 3.14(d) of the Company Disclosure Schedules identifies each Company Permit. Each of the Company and sole Subsidiary is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and sole Subsidiary as of the Effective Date and immediately prior to the Effective Time. No Company Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company has not received any written notice or other written communication, or to the Knowledge of the Company, regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Permit.

Section 3.15Legal Proceedings; Orders.

(a)

As of the Effective Date, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) its sole Subsidiary, (C) any current or former employee, independent contractor, officer or director of the Company (in its, his or her capacity as such) or (D) any of the material assets owned or used by the Company or its sole Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b)	Since the Company Balance Sheet Date, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.
(c)

There is no order, writ, injunction, judgment or decree to which the Company or its sole Subsidiary, or any of the material assets owned or used by the Company or its sole Subsidiary, is subject. To the Knowledge of the Company, no officer or other Knowledgeable Employee of the Company or its sole Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its sole Subsidiary or to any material assets owned or used by the Company or its sole Subsidiary.

Section 3.16Tax Matters.

(a)

The Company and its sole Subsidiary have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its sole Subsidiary for any Tax period ending after December 31, 2019. No claim has ever been made by any Governmental Authority in any jurisdiction where the Company or its sole Subsidiary does not file a particular Tax Return or pay a particular Tax that the Company or such Subsidiary is subject to taxation by that jurisdiction.

(b)

All income and other material Taxes due and owing by the Company or its sole Subsidiary on or before the Effective Date (whether or not shown on any Tax Return) have been fully paid. Since the Company Balance Sheet Date, neither the Company nor its sole Subsidiary has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)

All Taxes that the Company or its sole Subsidiary are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, or other third parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(d)	There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its sole Subsidiary.
(e)

No deficiencies for income or other material Taxes with respect to the Company or its sole Subsidiary have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending or ongoing, and to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or its sole Subsidiary. Neither the Company nor its sole Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)

Neither the Company nor its sole Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)

Neither the Company nor its sole Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes. Neither the Company nor its sole Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)

Neither the Company nor its sole Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code or Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(i)

Neither the Company nor its sole Subsidiary has any Liability for any material Taxes of any Person (other than the Company and any of its sole Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j)

Neither the Company nor its sole Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k)

Neither the Company nor its sole Subsidiary has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States.

(l)

Neither the Company nor its sole Subsidiary has participated in or been a party to a transaction that, as of the Effective Date, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(m)

Neither the Company nor its sole Subsidiary has taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(n)

For purposes of this Section 3.16, each reference to the Company or its sole Subsidiary shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

Section 3.17Employee and Labor Matters; Company Benefit Plans.

(a)	Section 3.17(a) of the Company Disclosure Schedules sets forth a list of all Company Benefit Plans.
(b)

As applicable with respect to each Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) the most recently filed annual reports with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (ii) the most recent IRS determination, opinion or advisory letter, (iii) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (iv) all records, notices and filings concerning IRS or Department of Labor or other Governmental Authority audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and (v) all policies and procedures established to comply with the privacy and security rules of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(c)

Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(d)

Each Company Benefit Plan that is intended to meet the qualification requirements of Section 401(a) of the Code has received either a favorable determination letter from the IRS (which has not expired) or is the subject of a favorable opinion letter from the IRS with respect to the form of such Benefit Plan under Section 401(a) of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or the tax exempt status of its related trust.

(e)

None of the Company, its sole Subsidiary nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)

There are no pending audits or, to the Knowledge of the Company, investigations, by any Governmental Authority involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened, claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company or its sole Subsidiary.

(g)

None of the Company, its sole Subsidiary nor any Company ERISA Affiliates, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, its sole Subsidiary or any Company ERISA Affiliates or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)

No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than as may be provided pursuant to any separation agreement between the Company or its sole Subsidiary and a former employee that has been made available to Parent, or through the last day of the month in which an employee’s employment ceases, or to the extent required by Section 4980B of the Code.

(i)

Neither the execution of, nor the performance of, the Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable under any

Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j)

Neither the execution of, nor the consummation of the Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k)

No current or former employee, officer, director or independent contractor of the Company or its sole Subsidiary has any “gross up” agreements or other assurance of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999.

(l)	The Company does not maintain any Company Benefit Plan outside of the United States.
(m)

Neither the Company nor its sole Subsidiary is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its sole Subsidiary, including through the filing of a petition for representation election.

(n)

The Company and its sole Subsidiary are each in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, tax withholding, prohibited discrimination and retaliation, equal employment opportunities, harassment, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. The Company and its sole Subsidiary: (i) have each withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or its sole Subsidiary relating to any employee, applicant for employment, consultant, employment agreement or Benefit Plan (other than routine claims for benefits).

(o)

There is not and has not been in the past three (3) years, nor is there or has there been in the past three (3) years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company or its sole Subsidiary. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity.

(p)

There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of the Company, threatened, against the Company or its sole Subsidiary relating to labor, employment, employment practices, or terms and conditions of employment.

(q)

Neither the Company nor its sole Subsidiary has had a “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 and the regulations promulgated thereunder (“WARN”)) or a reduction-in-force that would trigger any similar notice requirements under any state, local or foreign Law.

Section 3.18Environmental Matters. The Company and its Sole Subsidiary are in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. Neither the Company nor its sole Subsidiary has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority or other Person, that alleges that the Company or its sole Subsidiary is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or its sole Subsidiary’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company or its sole Subsidiary) prior property leased or controlled by the Company or its sole Subsidiary has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company or its sole Subsidiary pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Authority is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company or its sole Subsidiary with respect to any property leased or controlled by the Company or its sole Subsidiary or any business operated by them.

Section 3.19Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its sole Subsidiary. Each of such insurance policies is in full force and effect and the Company and its sole Subsidiary are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, neither the Company nor its sole Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and its Sole Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or its sole Subsidiary for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or its sole Subsidiary of its intent to do so.

Section 3.20Anti-Takeover Statutes. Neither the Company nor its sole Subsidiary is bound by or has in effect any “poison pill” or similar shareholder rights plan.

Section 3.21Anti-Bribery.  None of the Company or its sole Subsidiary or any of their respective directors, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). Neither the Company nor its sole Subsidiary is or has been the subject of any investigation or inquiry by any Governmental Authority with respect to potential violations of Anti-Bribery Laws.

Section 3.22Financial Statements.

(a)

Section 3.22(a) of the Company Disclosure Schedules includes the audited financial statements of the Company for its most recent prior fiscal year, which financial statements (including any related notes) (i) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements, except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments none of which are material) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (ii) fairly present, in all material respects, the financial position of the Company  as of the respective dates thereof and the results of operations and cash flows of the Company  for the periods covered thereby. Other than as expressly disclosed in Section 3.22(a) of the Company Disclosure Schedules, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. The books of account and other financial records of the Parent and each Parent Subsidiary are true and complete in all material respects.

(b)

Section 3.22(b) of the Company Disclosure Schedules lists, and the Company has delivered to the Parent, accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any Subsidiary of the Company since January 1, 2011.

(c)

Since January 1, 2021, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2011, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company or any Subsidiary of the Company, (ii) any fraud, whether or not material, that involves the Company, any Subsidiary of the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary of the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 3.23Monthly Active Users; Etc. As of November 30, 2021, the Google Firebase Console reflects that the following information with respect to the Company’s Display App: (a)  7,896,383 first opens; (b) 3,444,341 registrations; and (c) 627,542 monthly active users.

Section 3.24No Financial Advisors or Brokers. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or its sole Subsidiary.

Section 3.25Transactions with Affiliates. Since January 1, 2011, no event has occurred that, if the Company had a class of shares registered under the Exchange Act, would be required to be reported by the Company pursuant to Item 404 of Regulation S-K. Section 3.25 of the Company Disclosure Schedules lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights.

Section 3.26Disclaimer of Other Representations or Warranties. Except as previously set forth in this Article III or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as expressly set forth or specifically referred to in the schedule of exceptions delivered by Parent to the Company on the Effective Date (the “Parent Disclosure Schedules”) with respect to a particular representation or warranty (for which reference to a particular section number shall suffice), or with respect to any other representation or warranty for which the applicability of any such disclosure is reasonably apparent on its face, Parent hereby represents and warrants to the Company as follows:

Section 4.01Due Organization; Subsidiaries.

(a)

Each of Parent and the Parent Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)

Each of the Parent and the Parent Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c)

Other than USI Electric, Inc., Texas corporation, and Merger Sub, Parent has no Subsidiaries, and none of Parent, USI Electric, Inc. or Merger Sub owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly any other Entity. Neither the Parent nor any of the Parent Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Parent nor any of the Parent Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of the Parent Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

Section 4.02Corporate Power; Enforceability. The Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and, subject to obtaining the approval of this Agreement and the Transactions by the requisite shareholders of Parent required by the Parent Charter Documents or applicable provisions of the MGCL (the “Parent Shareholder Approval”), to perform its covenants and obligations hereunder and thereunder and to consummate the Transactions. Other than the Parent Shareholder Approval, the execution and delivery by the Parent and Merger Sub of this Agreement and each Ancillary Agreement to which either of them is, or is specified to be, a party, the performance by the Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder and the consummation by the Parent and Merger Sub of the Transactions, including the Merger, have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub and no additional corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize the execution and delivery by the Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Parent or Merger Sub of their respective covenants and obligations hereunder and thereunder or the consummation of the Transactions, including the Merger. This Agreement has been duly executed and delivered by the Parent and Merger Sub and, at or before the Closing, the Parent and Merger Sub will each have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. Subject to receipt of the Parent Shareholder Approval, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Parent or Merger Sub, as applicable, enforceable against the Parent or Merger Sub, as applicable, in accordance with their terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 4.03Parent Charter Documents. Parent has delivered or made available to the Parent prior to the Effective Date complete and correct copies of Parent’s articles of incorporation and bylaws (collectively, the “Parent Charter Documents”), and Merger Sub’s certificate of incorporation and bylaws, each as amended to date and none of Parent, Merger Sub or, to the Knowledge of Parent, any of the shareholders of Parent, are party to any shareholders’ agreement or similar agreement related to Parent. Parent has delivered or made available to the Parent prior to the Effective Date complete and correct copies of the minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Parent Board, the Board of Directors of Merger Sub, and all committees thereof, the shareholders of Parent and Parent as the sole shareholder of Merger Sub. The Parent Charter Documents Merger Sub’s certificate of incorporation and bylaws are in full force and effect. Neither Parent nor Merger Sub are in not in violation of any of the provisions of the Parent Charter Documents, Merger Sub’s certificate of incorporation and bylaws and/or Parent’s code of conduct. Neither Parent nor Merger Sub have taken any action that is inconsistent in any material respects with any resolution adopted by Parent’s shareholders, the Parent Board, the Board of Directors of Merger Sub, or any committee thereof.

Section 4.04Board and Shareholder Actions.

(a)

At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of the Parent Charter Documents, the Parent Board (i) determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, the Parent and the shareholders of Parent and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Parent to its creditors, (ii) approved this Agreement, the Merger and the Transactions, and (iii) resolved to recommend that the shareholders of Parent vote for the approval of this Agreement, the Merger and the Transactions.

(b)

At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of the Parent Charter Documents, the Board of Directors of Merger Sub (i) determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, Merger Sub and Parent as the sole shareholder of Merger Sub and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Parent to its creditors, (ii) approved this Agreement, the Merger and the Transactions, and (iii) resolved to recommend that the Parent as the sole shareholder of Merger Sub vote for the approval of this Agreement, the Merger and the Transactions.

(c)	Parent, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the Transactions and has not withdrawn such approval.
(d)

Assuming the receipt of the Parent Shareholder Approval (as defined below), no other vote of holders of any stock or other securities of the Parent is necessary in order to approve and adopt this Agreement and the Merger under the Parent Charter Documents.

Section 4.05Non-Contravention. Neither the execution, delivery and performance by the Parent of this Agreement or any of the Ancillary Agreements to which it is, or is specified to be, a party will:

(a)	contravene, violate or conflict with or result in the breach of or constitute a default under any of the Parent Charter Documents of the Parent or any Parent Subsidiary;
(b)

to the Knowledge of the Parent, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Parent or any Parent Subsidiary, or any assets owned or used by the Parent or any Parent Subsidiary, could be subject;

(c)

contravene, conflict with, violate, result in the loss of any benefit to which the Parent is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Parent or that otherwise relates to the business of, or any assets owned or used by, the Parent, except to the extent that the forgoing would not cause a Parent Material Adverse Effect;

(d)	to the Knowledge of the Parent, cause any assets owned or used by the or the Parent to be reassessed or revalued by any Governmental Authority;
(e)

breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which Parent or any shareholder of Parent is a party, except to the extent that the forgoing would not cause a Parent Material Adverse Effect; or

(f)	result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Parent or any of Parent Subsidiary.

Section 4.06Required Governmental Approvals. Except for (a) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as provided in the DGCL; (b) such filings and other Approvals as may be required solely by reason of the Company’s (as opposed to Parent’s or Merger Sub’s) participation in the Merger or the Transactions; (c) requisite filings with the SEC and the New York Stock Exchange, and (d) such other Approvals the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no material Approvals are required to be made or obtained by the Parent or any Parent Subsidiary with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Parent and Merger Sub and the consummation of the Merger and the Transactions.

Section 4.07Parent Capitalization.

(a)

As of the Effective Date, the Parent has (i) 20,000,000 authorized shares of Parent Common Stock, of which 2,312,887 shares are issued and outstanding; (ii) no authorized, issued or outstanding shares of preferred stock of the Parent; (iii) no issued and outstanding warrants to purchase shares of Parent Common Stock; and (iv) no issued and outstanding options to purchase shares of Parent Common Stock (all such items, collectively, the “Parent Securities”). The representation and warranties in clause (i) of this Section 4.07(a) as to the number of authorized and outstanding shares of Parent Common Stock shall be deemed automatically updated upon consummation of the Articles Amendment (as defined below).

(b)

There are no outstanding instruments, whether promissory notes or otherwise which are convertible into or exchangeable for any Parent Securities or any equity securities of, or voting interest in, Merger Sub.

(c)

Other than the as set forth in Section 4.07(a) and Section 4.07(b), there are no obligations of the Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Parent Securities or other equity or voting interest (including any voting debt) in, the Merger Sub and no other obligations by the Parent or any of the Parent Subsidiaries to make any payments based on the price or value of any Parent Securities. Neither the Parent nor any of the Parent Subsidiaries is a party to any Contract which obligates the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities.

(d)

As of the Effective Date, no shares, Parent Securities or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding Parent Securities are, and all such Parent Securities that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right under any provision of the MGCL, the Parent Charter Documents or any Contract to which the Parent is otherwise bound. From the Effective Date until the Effective Time, the Parent has not (i) issued any Parent Securities or other securities or rights to acquire Parent Securities or other rights that give the holder thereof any economic benefit accruing to the holders of any Parent Securities, other than pursuant to the vesting, exercise or settlement of options and warrants or as permitted herein, or (ii) granted, committed to grant or otherwise created or assumed any obligation with respect to any Parent Securities, other than as permitted herein.

(e)

Neither the Parent nor any Parent Subsidiary is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Parent or any Parent Subsidiary.

(f)

As of the Effective Date, the Parent has delivered to the Company a schedule setting forth: (i) the exercise price per share and the number of shares of Parent Common Stock subject to each option of Parent as of immediately prior to the Effective Time, (ii) the exercise price per share and the number of shares of Parent Common Stock subject to each warrant of Parent as of immediately prior to the Effective Time, (iii) the number of shares of Parent Common Stock outstanding immediately prior to the Effective Time on a Fully Diluted Basis, and (iv) as applicable, with respect to each holder of Parent Common Stock issued on or after January 1, 2011 or any other security that, in each case, would be deemed a “covered security” under Treasury Regulation §1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities which is true, complete and accurate in all respects as of the Effective Date.

(g)	The representations and warranties in this Section 4.07 shall be deemed automatically updated upon consummation of the actions as set forth in Section 5.08.

Section 4.08Absence of Changes. Except with respect to the Sale of the Business, between the Parent Balance Sheet Date and the Effective Date, the Parent has conducted its business only in the Ordinary Course of Business (except in connection with the Sale of the Business, the execution and performance of this Agreement, and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of the Company pursuant to Section 5.01 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 4.09Absence of Undisclosed Liabilities. Neither the Parent nor any of the Parent Subsidiaries has any Liability, individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Parent or any Parent Subsidiary since the date of the Parent Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate (c) Liabilities for performance of obligations of the Parent or any Parent Subsidiary under Parent Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the Transactions; (e) Liabilities accruing under the Parent Material Contracts listed on Section 4.13(a) of the Parent Disclosure Schedules; (f) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent and (g) Liabilities listed in Section 4.09 of the Parent Disclosure Schedules.

Section 4.10Title to Assets. Other than with respect to the Sale of the Business, each of the Parent and the Parent Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected in the Parent Balance Sheet; and (b) all other assets reflected in the books and records of the Parent or any Parent Subsidiary as being owned by the Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Parent or any Parent Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 4.11Real Property; Leasehold. Neither the Parent nor any of the Parent Subsidiaries owns any real property. The Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which the Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Parent or any Parent Subsidiary, and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Parent’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Parent has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances. The Parent has not received written notice from its landlords or any Governmental Authority that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties. The Transactions will not provide any landlord with the right to terminate any lease.

Section 4.12Intellectual Property.

(a)

The Parent, directly or through any of the Parent Subsidiaries, owns, or has the legal and valid right to use, as currently being used by the Parent or any Parent Subsidiary, all Parent IP Rights, and with respect to Parent IP Rights that are owned by the Parent or any Parent Subsidiary, has the right to bring actions for the infringement of such Parent IP Rights, in each case for any failure to own, have such rights to use, or have such rights to bring actions for infringement that would not reasonably be expected to be material to the Parent or its business.

(b)

Section 4.12(b) of the Parent Disclosure Schedules sets forth an accurate, true and complete listing of (i) all Parent IP Rights that are owned by the Parent or any Parent Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing, (ii) to the Knowledge of the Parent, all Parent IP Rights that are exclusively licensed to the Parent or any Parent Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and (iii) all applications for any of the foregoing, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration. To the Knowledge of the Parent, each item of Parent IP Rights that is Parent Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Parent Registered IP in full force and effect have been made by the applicable deadline.

(c)

Section 4.12(c) of the Parent Disclosure Schedules accurately identifies (i) all material Parent Contracts pursuant to which Parent IP Rights are licensed to the Parent or any Parent Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Parent’s or any of the Parent Subsidiaries’ products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether such licenses are exclusive or non-exclusive. For purposes of greater certainty, the term “license” in this Section 4.12(c) and in Section 4.12(d) includes any license, sublicense, covenant, non-assert, consent, release or waiver.

(d)

Section 4.12(d) of the Parent Disclosure Schedules accurately identifies each material Parent Contract pursuant to which the Parent or any Parent Subsidiary has granted any license under, or any right (whether or not currently exercisable) or interest in, any Parent IP Rights to any Person (other than any Parent IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such suppliers or service providers to provide services for the Parent’s benefit).

(e)

Neither Parent nor any of the Parent Subsidiaries is bound by, and no Parent IP Rights are subject to, any Parent Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of the Parent or any Parent Subsidiary to use, exploit, assert, enforce, sell, transfer or dispose of any such Parent IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the Parent as currently conducted or planned to be conducted.

(f)

Parent or one of the Parent Subsidiaries is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in Parent IP Rights (other than (i) Parent IP Rights exclusively and non-exclusively licensed to the Parent or one of the Patent Subsidiaries, as identified in Section 4.12(c) of the Parent Disclosure Schedules, (ii) any non-customized software that (A) is licensed to the Parent or any Parent Subsidiary solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Parent’s or any of the Patent Subsidiaries’ products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)

Each Person who is or was an employee or contractor of the Parent or any Parent Subsidiary and who is or was involved in the creation or development of any material Parent IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Parent or such Subsidiary and confidentiality provisions protecting confidential information of the Parent and the Parent Subsidiaries.

(ii)

No current or former stockholder, officer, director, or employee of the Parent or any Parent Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Parent IP Rights purported to be owned by the Parent. To the Knowledge of the Parent, no employee of the Parent or any or any of the Patent Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Parent or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Parent IP Rights purported to be owned by the Parent or confidentiality provisions protecting Trade Secrets and confidential information comprising Parent IP Rights purported to be owned by the Parent.

(iii)

No Parent IP Rights were developed, in whole or in part (A) pursuant to or in connection with the development of any professional, technical or industry standard, (B) under contract with or using the resources of any Governmental Authority, academic institution or other entity that would subject any Parent IP Rights to the rights of any Governmental Authority, academic institution or other entity or (C) under any grants or other funding arrangements with third parties.

(iv)

The Parent and each Parent Subsidiary has taken all commercially reasonable and appropriate steps to protect and maintain the Parent IP Rights, including to preserve the confidentiality of all proprietary information that the Parent or such Subsidiary holds, or purports to hold, as a material Trade Secret. Any disclosure by the Parent or any Subsidiary of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

(v)

Neither the Parent nor any of the Parent Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Parent IP Rights owned or purported to be owned by or exclusively licensed to Parent or any Parent Subsidiary to any other Person. As of the Effective Date, neither the Parent nor any of the Parent Subsidiaries has sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the Parent IP Rights to any third party, and there exists no obligation by the Parent or any Parent Subsidiary to assign or otherwise transfer any of the Parent IP Rights to any third party.

(vi)

To the Knowledge of the Parent, the Parent IP Rights are valid and enforceable and constitute all Intellectual Property necessary for the Parent and the Parent Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(g)

To the Knowledge of the Parent, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Parent or any Parent Subsidiary does not violate any license or agreement between the Parent or any Parent Subsidiary and any third party, and does not infringe or misappropriate any Intellectual Property right of any third party. To the Knowledge of the Parent, no third party is infringing upon any Parent IP Rights or violating any license or agreement between the Parent or any Parent Subsidiary and such third party, and the Parent and the Parent Subsidiaries have not sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Parent IP Rights.

(h)

There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Parent IP Rights or products or technologies, nor has the Parent or any Parent Subsidiary received any written notice asserting or suggesting that any such Parent IP Rights, or the Parent’s or any of the Patent Subsidiaries’ right to use, sell, license or dispose of any such Parent IP Rights or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(i)

Except for Parent Contracts entered into in the Ordinary Course of Business, (i) neither the Parent nor any of the Parent Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to the Parent or its business, and (ii) neither the Parent nor any of the Parent Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the Effective Date.

Section 4.13Agreements, Contracts and Commitments.

(a)

Section 4.13(a) of the Parent Disclosure Schedules identifies each of the following material Parent Contracts in effect as of the Effective Date other than any Parent Benefit Plans (each, a “Parent Material Contract”):

(i)	each Parent Contract relating to any agreement of indemnification or guaranty;
(ii)

each Parent Contract containing (A) any covenant limiting the freedom of the Parent, the Patent Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(iii)	each Parent Contract relating to capital expenditures and requiring payments after the Effective Date in excess of $100,000 pursuant to its express terms and not cancelable without penalty;
(iv)	each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;
(v)

each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Parent or any Parent Subsidiary or any loans or debt obligations with officers or directors of the Parent;

(vi)

each Parent Contract requiring payment by or to the Parent after the Effective Date in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Parent has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Parent; or (C) any Contract to license any third party to manufacture or produce any product, service or technology of the Parent or any Contract to sell, distribute or commercialize any products or service of the Parent, in each case, except for Parent Contracts entered into in the Ordinary Course of Business;

(vii)	each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Parent in connection with the Transactions;
(viii)	each Parent Real Estate Lease;
(ix)	each Parent Contract with any Governmental Authority;
(x)	each Parent IP Rights Agreement required to be listed on Section 4.12(c) or Section 4.12(d) of the Parent Disclosure Schedules;
(xi)	each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Parent or any Parent Subsidiary;
(xii)

(A) any employment, management, service and/or consulting Contract providing for annual compensation in excess of $100,000, and (B) any Contract providing for severance, retention, change in control or other similar payments in excess of $50,000; or

(xiii)

any other Parent Contract that is not terminable at will (with no penalty or payment) by the Parent or any Parent Subsidiary, as applicable, and (A) which involves payment or receipt by the Parent or any Parent Subsidiary after the Effective Date under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the Effective Date in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Parent and the Parent Subsidiaries, taken as a whole.

(b)

The Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. Other than certain employment agreements described in Section 4.13(a) of the Parent Disclosure Schedules, there are no Parent Material Contracts that are not in written form. Neither the Parent nor any of the Parent Subsidiaries has, nor to the Parent’s Knowledge, as of the Effective Date has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Parent or its business. As to the Parent and the Parent Subsidiaries, as of the Effective Date, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to the Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

(c)

As of the Effective Time, Parent shall not have in place any stockholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between Parent and any holders of Parent Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights, transaction veto rights or similar rights

Section 4.14Compliance; Permits; Restrictions.

(a)

The Parent and each Parent Subsidiary are in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to the Parent. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of the Parent, threatened against the Parent or any Parent Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon the Parent or any Parent Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Parent or any Parent Subsidiary, any acquisition of material property by the Parent or any Parent Subsidiary or the conduct of business by the Parent or any Parent Subsidiary as currently conducted, (ii) is reasonably likely to have an adverse effect on the Parent’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

(b)

The Parent and the Parent Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Parent and the Parent Subsidiaries as currently conducted (the “Parent Permits”). Section 4.14(b) of the Parent Disclosure Schedules identifies each Parent Permit. Each of the Parent and the Parent Subsidiaries is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of the Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit. The rights and benefits of each Parent Permit will be available to the Parent or any Parent Subsidiary, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Parent and the Parent Subsidiaries as of the Effective Date and immediately prior to the Effective Time. No Parent Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Parent has not received any written notice or other written communication, or to the Knowledge of the Parent, regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Permit.

Section 4.15Legal Proceedings; Orders.

(a)

Other than as disclosed in Section 4.09 of the Parent Disclosure Schedules, as of the Effective Date, there is no pending Legal Proceeding and, to the Knowledge of the Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Parent, (B) any of the Parent Subsidiaries, (C) any current or former employee, independent contractor, officer or director of the Parent (in its, his or her capacity as such) or (D) any of the material assets owned or used by the Parent or any Parent Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b)	Since the Parent Balance Sheet Date, no Legal Proceeding has been pending against the Parent that resulted in material liability to the Parent.
(c)

There is no order, writ, injunction, judgment or decree to which the Parent or any Parent Subsidiary, or any of the material assets owned or used by the Parent or any Parent Subsidiary, is subject. To the Knowledge of the Parent, director or officer of the Parent or any Parent Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Parent or any Parent Subsidiary or to any material assets owned or used by the Parent or any Parent Subsidiary.

Section 4.16Tax Matters.

(a)

The Parent and each Parent Subsidiary have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. The Parent has made available to the Company complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Parent or any Parent Subsidiary for any Tax period ending after December 31, 2019. No claim has ever been made by any Governmental Authority in any jurisdiction where the Parent or any Parent Subsidiary does not file a particular Tax Return or pay a particular Tax that the Parent or such Subsidiary is subject to taxation by that jurisdiction.

(b)

All income and other material Taxes due and owing by the Parent or any Parent Subsidiary on or before the Effective Date (whether or not shown on any Tax Return) have been fully paid. Since the Parent Balance Sheet Date, neither the Parent nor any of the Parent Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)

All Taxes that the Parent or any Parent Subsidiary are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, or other third parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(d)	There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or any Parent Subsidiary.
(e)

No deficiencies for income or other material Taxes with respect to the Parent or any Parent Subsidiary have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending or ongoing, and to the Knowledge of the Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Parent or any Parent Subsidiary. Neither the Parent nor any of the Parent Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)

Neither the Parent nor any of the Parent Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)

Neither the Parent nor any of the Parent Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes. Neither the Parent nor any of the Parent Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)

Neither the Parent nor any of the Parent Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code or Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(i)

Neither the Parent nor any of the Parent Subsidiaries has any Liability for any material Taxes of any Person (other than the Parent and any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j)

Neither the Parent nor any of the Parent Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k)

Neither the Parent nor any of the Parent Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States.

(l)

Neither the Parent nor any of the Parent Subsidiaries has participated in or been a party to a transaction that, as of the Effective Date, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(m)

Neither the Parent nor any of the Parent Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Parent there exists no fact or circumstance, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(n)

For purposes of this Section 4.16, each reference to the Parent or any Parent Subsidiary shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Parent.

Section 4.17Employee and Labor Matters; Parent Benefit Plans.

(a)	Section 4.17(a) of the Parent Disclosure Schedules sets forth a list of all Parent Benefit Plans.
(b)

As applicable with respect to each Parent Benefit Plan, the Parent has made available to the Company, true and complete copies of (i) the most recently filed annual reports with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (ii) the most recent IRS determination, opinion or advisory letter, (iii) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (iv) all records, notices and filings concerning IRS or Department of Labor or other Governmental Authority audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and (v) all policies and procedures established to comply with the privacy and security rules of the HIPAA.

(c)

Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(d)

Each Parent Benefit Plan that is intended to meet the qualification requirements of Section 401(a) of the Code has received either a favorable determination letter from the IRS (which has not expired) or is the subject of a favorable opinion letter from the IRS with respect to the form of such Benefit Plan under Section 401(a) of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of its related trust.

(e)

Neither the Parent, any of the Parent Subsidiaries nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)

There are no pending audits or, to the Knowledge of the Parent, investigations, by any Governmental Authority involving any Parent Benefit Plan, and no pending or, to the Knowledge of the Parent, threatened, claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Parent or any Parent Subsidiary.

(g)

Neither the Parent, any of the Parent Subsidiaries or Parent ERISA Affiliates, nor to the Knowledge of the Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, the Parent, any of the Parent Subsidiaries or Parent ERISA Affiliates or the Company to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)

No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than as may be provided pursuant to any separation agreement between the Parent or any Parent Subsidiary and a former employee that has been made available to the Company, or through the last day of the month in which an employee’s employment ceases, or to the extent required by Section 4980B of the Code.

(i)

Neither the execution of, nor the performance of, the Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Parent or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

(j)

Neither the execution of, nor the consummation of the Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k)

No current or former employee, officer, director or independent contractor of the Parent or any Parent Subsidiary has any “gross up” agreements or other assurance of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999.

(l)	The Parent does not maintain any Parent Benefit Plan outside of the United States.
(m)

Neither the Parent nor any of the Parent Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Parent, purporting to represent or seeking to represent any employees of the Parent or any Parent Subsidiary, including through the filing of a petition for representation election.

(n)

The Parent and each Parent Subsidiary is in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, tax withholding, prohibited discrimination and retaliation, equal employment opportunities, harassment, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. The Parent and each Parent Subsidiary: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Parent, threatened or reasonably anticipated against the Parent or any Parent Subsidiary relating to any employee, applicant for employment, consultant, employment agreement or Benefit Plan (other than routine claims for benefits).

(o)

There is not and has not been in the past three (3) years, nor is there or has there been in the past three (3) years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Parent, any union organizing activity, against the Parent or any Parent Subsidiary. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Parent, any union organizing activity.

(p)

There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of the Parent, threatened, against the Parent or any Parent Subsidiary relating to labor, employment, employment practices, or terms and conditions of employment.

(q)

Neither the Parent nor any of the Parent Subsidiaries has had a “mass layoff” or “plant closing” (as defined by WARN) or a reduction-in-force that would trigger any similar notice requirements under any state, local or foreign Law.

Section 4.18Environmental Matters. The Parent and each Parent Subsidiary are in compliance with all applicable Environmental Laws, which compliance includes the possession by the Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Parent or its business. Neither the Parent nor any of the Parent Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority or other Person, that alleges that the Parent or any Parent Subsidiary is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Parent, there are no circumstances that would reasonably be expected to prevent or interfere with the Parent’s or any of the Parent Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Parent or its business. No current or (during the time a prior property was leased or controlled by the Parent or any Parent Subsidiary) prior property leased or controlled by the Parent or any Parent Subsidiary has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Parent or any Parent Subsidiary pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Authority is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Transactions. Prior to the date hereof, the Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Parent or any Parent Subsidiary with respect to any property leased or controlled by the Parent or any Parent Subsidiary or any business operated by them.

Section 4.19Insurance. The Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Parent and each Parent Subsidiary. Each of such insurance policies is in full force and effect and the Parent and each Parent Subsidiary are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, neither the Parent nor any of the Parent Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Parent and each Parent Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Parent or any Parent Subsidiary for which the Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Parent or any Parent Subsidiary of its intent to do so.

Section 4.20Product Liability.

(a)

Section 4.20(a) of the Parent Disclosure Schedules contains a complete and accurate list, as of the Effective Date, of Parent’s or any of its Subsidiary’s (i) pending or threatened product liability litigation and claims including the amounts claimed and (ii) all product liability litigation and claims for the past five years including any and all amounts paid. Other than as disclosed in Section 4.20(a) of the Parent Disclosure Schedules, none of Parent or any Parent Subsidiary has had any product liability claim which, in the last five years, has resulted in an award of in excess of $10,000 or for punitive damages against Parent or any Parent Subsidiary.

(b)

Section 4.20(b) of the Parent Disclosure Schedules contains a complete and accurate list, as of the Effective Date, of all agreements insuring Parent of any of the Parent Subsidiaries against claims for product liability for the past five years including (i) the name and contact information of the insurer and insurance broker, (ii) deductible, (iii) coverage limits and (iv) any material exceptions to coverage. All policies are issued on an occurrence basis and effective and in full force and effect for coverage against any all product liability litigations or claims. All product liability litigation and claims have been timely noticed to the applicable insurer and no insurer has issued a notice of declination of coverage or reservation of rights.

(c)

The product liability claims presently pending against Parent or any Parent Subsidiary do not present loss contingencies, which, in the aggregate, are inconsistent with the loss contingency experience of such Parent or any Subsidiary. Parent is not aware of any facts that indicate that the insurance coverage or reserves for product liability claims of Parent or any Subsidiary reflected on the Parent Balance Sheet are or may be understated.

Section 4.21No Financial Advisors. Other than Kidron Corporate Advisors LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission (all of which shall be paid prior to Closing) in connection with the Transactions based upon arrangements made by or on behalf of the Parent or any Parent Subsidiary.

Section 4.22Anti-Bribery. None of the Parent or any Parent Subsidiary or any of their respective directors, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of any Anti-Bribery Laws. Neither the Parent nor any of the Parent Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Authority with respect to potential violations of Anti-Bribery Laws.

Section 4.23SEC Filings; Financial Statements.

(a)

Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Parent with the SEC since January 1, 2011 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All material statements, reports, schedules, forms and other documents required to have been filed by the Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Effective Date, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.23, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. the Parent has never been and is not currently an issuer as such term is described in Rule 144(i) of the Securities Act.

(b)

The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments none of which are material) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of the Parent and the Parent Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in the Parent’s or the Parent Subsidiaries’ accounting methods or principles that would be required to be disclosed in the Parent’s financial statements in accordance with GAAP. The books of account and other financial records of the Parent and each Parent Subsidiary are true and complete in all material respects.

(c)

Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Parent’s assets that could have a material effect on the Parent’s financial statements. The Parent has evaluated the effectiveness of its internal control over financial reporting and, to the extent required by applicable Law, presented its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by Parent’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020.  The Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information, and (B) any known fraud that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting. Other than the material weakness related to inadequate segregation of duties over authorization, review and recording of transactions, as well as the financial reporting of such transactions (as more fully described in the Parent’s SEC Documents), the Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of the Parent’s internal control over financial reporting.

(d)

Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Parent Certifications.

(e)

Section 4.23(e) of the Parent Disclosure Schedules lists, and the Parent has delivered to the Company, accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Parent or any Parent Subsidiary since January 1, 2011.

(f)

Since January 1, 2021, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Parent, the Parent Board or any committee thereof. Since January 1, 2011, neither the Parent nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Parent and the Parent Subsidiaries, (ii) any fraud, whether or not material, that involves the Parent, any of the Parent Subsidiaries, the Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent and the Parent Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 4.24Transactions with Affiliates. Except as set forth in the Parent SEC Documents, since January 1, 2011, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K. Section 4.24 of the Parent Disclosure Schedules lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Parent and any holders of Parent Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

Section 4.25Parent Shares

(a)

As of the Closing the shares of Parent Common Stock to be issued to the Company Stockholders will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(b)	Upon consummation of the Transactions, the Company Stockholders shall own all of the shares of Parent Common Stock issued to them hereunder, free and clear of all Encumbrances.
(c)

The authorized, issued and outstanding share capital of Merger Sub consists of 100 shares of common stock, par value of $0.0001 per share, of which one (1) share is issued and outstanding and is owned by Parent.

Section 4.26Disclaimer of Other Representations or Warranties. Except as previously set forth in this Article IV or in any certificate delivered by the Parent to the Company and/or Merger Sub pursuant to this Agreement, the Parent makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V.COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.01Operation of Parent’s Business.

(a)

Except as set forth in Section 5.01(a) of the Parent Disclosure Schedules, as expressly permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the Effective Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time (the “Pre-Closing Period”), each of the Parent and the Parent Subsidiaries shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.

(b)

Except (i) as expressly permitted or contemplated by this Agreement, including in connection with the Sale of the Business, (ii) as set forth in Section 5.01(b) of the Parent Disclosure Schedules, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not:

(i)

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under any parent Benefit Plan;

(ii)

sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding options or warrants as set forth in the Parent Disclosure Schedules); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

(iii)

except as required to give effect to anything in contemplation of the Closing, amend any of the Parent Charter Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split (other than the Reverse Stock Split) or similar transaction except, for the avoidance of doubt, the Transactions;

(iv)	form any Subsidiary or acquire any equity interest or other interest in any other Person or enter into a joint venture with any other Person;
(v)	(A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) incur or guarantee any debt securities of others;
(vi)

other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the Effective Date (including any retention arrangement entered into prior to the Effective Date and disclosed in the Parent Disclosure Schedule): (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (E) hire, terminate or give notice of termination to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $125,000 per year;

(vii)	recognize any labor union, labor organization, or similar Person;
(viii)	enter into any material transaction other than in the Ordinary Course of Business;

(ix)

acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(x)

make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than in connection with any extension of time to file any Tax Return), or adopt or change any accounting method in respect of Taxes;

(xi)	enter into, materially amend or terminate any Parent Material Contract;
(xii)	make any capital expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, in amounts that exceed $100,000;
(xiii)	other than as required by Law or GAAP, take any action to change accounting policies or procedures; or
(xiv)	agree, resolve or commit to do any of the foregoing.
(c)

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.02Operation of the Company’s Business.

(a)

Except as set forth on Section 5.02(a) of the Company Disclosure Schedules, as expressly permitted by this Agreement (including in connection with the Sale of the Business), as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, each of the Company and sole Subsidiary shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

(b)

Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.02(b) of the Company Disclosure Schedules, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit its sole Subsidiary to, do any of the following:

(i)	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock;
(ii)

except as required to give effect to anything in contemplation of the Closing, amend any of its Company Charter Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Transactions;

(iii)	other than as required by Law or GAAP, take any action to change accounting policies or procedures; or
(iv)	agree, resolve or commit to do any of the foregoing.
(c)

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.03Sale of Business.

(a)

Prior to the Effective Time, Parent shall undertake such actions as reasonably required to divest, subject to the provisions of Section 5.03(b), Parent of its business operations as of the Effective Date (the “Sale of the Business”). The Parties acknowledge and agree that the Sale of the Business may be completed via the transfer of Parent’s assets, operations and liabilities related thereto being transferred to a newly formed subsidiary of Parent, with such subsidiary being sold thereafter, or as a sale of the assets of Parent. Parent shall provide to the Company all information related to the form and terms of the Sale of the Business and, in the event that the form and terms thereof are not acceptable to the Company in its sole discretion, the Company may terminate this Agreement.

(b)

In the event that the Sale of the Business is not completed as of the Effective Time, then, on the Closing Date, Parent shall issue to each of the Legacy Shareholders a contingent value rights agreement, substantially in the form as attached hereto as Exhibit A (the “CVR”). The CVRs will not be registered or listed for trading on any exchange, will not be transferable, except in limited circumstances, and will not have any voting rights.

(c)	In the event that the Sale of the Business is completed at or prior to the Effective Time, then the provisions of this Section 5.03(c) shall apply, and the following actions shall be completed:
(i)	As promptly as practicable following the completion of the Sale of the Business (the “Sale Closing”), Parent shall determine the after-Tax net proceeds of the Sale of the Business as follows:
(1)

Parent shall determine the aggregate consideration actually received by Parent in the Sale of the Business (the “Aggregate Consideration”), including, but not limited to the value of consideration whether in cash, stock or in-kind, received by Parent from the buyer in the Sale of the Business transaction (the “Buyer”).

(2)

Parent shall determine the aggregate Liabilities (to the extent such Liabilities are trade payables, the amount of such trade payables shall be reduced by the amount of the inventory purchased with and accounts receivable generated from such trade payables) retained by Parent in connection with or following the Sale of the Business (the “Retained Liabilities”). Such Retained Liabilities shall, if reasonably capable of being determined as to a dollar amount, be so determined, and if a dollar amount cannot reasonably be determined at the applicable time, Parent shall in its sole determination be entitled to (i) use the present value of such Retained Liability or (ii) obtain and pay for an insurance policy providing coverage to Parent for such indeterminable Liabilities, in form and substance as determined by Parent, and the cost thereof shall thereafter be included in the definition and determination of “Retained Liabilities”.

(3)

Parent shall determine the amount of Taxes to be paid by Parent as a result of the Sale of the Business (the “Tax Obligations”), provided that the Tax Obligations shall be limited to the net Taxes on the amount of gain on the Sale of the Business in excess of Parent’s net operating loss carryforward as of March 31, 2022 usable against the gain on the Sale of the Business in accordance with Tax Laws.

(4)

Parent shall obtain and pay for the full premiums for a comprehensive general liability insurance policy, including, without limitation, coverage for general liability, reasonable product liability, and professional errors and omissions, in form and substance as determined by Parent and the Company, covering and insuring Parent and its Subsidiaries from and against all costs, expenses, losses, product liabilities and any other Liabilities in place or possibly arising in the future with respect to any Liabilities or obligations which are retained by Parent or any of its Subsidiaries, explicitly or implicitly or by omission, in connection with or arising from the Sale of the Business or which are otherwise excluded from acquisition of Parent’s business operations as of the Effective Date in such Sale of the Business transaction, provided, however, that to the extent such insurance coverage for products liability is not paid or otherwise provided for by the purchaser in the Sale of Business transaction, the premium cost to Parent for such insurance coverage for products liability shall be limited to $100,000 plus 50% of any premium cost in excess of $100,000 (the “Insurance Costs”).

(ii)

The after-Tax net proceeds of the Sale of the Business (the “Net Proceeds”) shall be equal to (i) the Aggregate Consideration, minus (ii) any Retained Liabilities, minus (iii) the Tax Obligations, minus (iv) the Insurance Costs.

(iii)	The calculation and determination of the Net Proceeds and the individual components thereof shall be subject to the reasonable agreement, in writing, of the Parent and the Company.
(iv)

Following the determination and agreement on the Net Proceeds, the Net Proceeds shall thereafter be distributed to the Legacy Shareholders as of the record date for such distribution which will be a date prior to the Closing Date.

(d)

In the event that the Sale of Business is completed following the Effective Time, the provisions of Section 5.03(c) shall not apply, and the Net Proceeds (if applicable pursuant to Section 5.03(b)) shall be determined and disbursed pursuant to the provisions of the CVRs.

Section 5.04Conversion to a Delaware Corporation. The Parties acknowledge and agree that it is their intent that, following the Effective Time, Parent shall be converted from a Maryland corporation to a Delaware corporation, pursuant to the applicable provisions of the MGCL and the DGCL (the “Delaware Conversion”), that the Delaware Conversion is subject to the approval of the shareholders of Parent, and that the Delaware Conversion shall be submitted to the shareholders of Parent for their consideration and approval at the meeting of the Parent’s shareholders’ as set forth in Section 5.13. The Certificate of Incorporation of Parent at the time of the Delaware Conversion shall be in the form as attached hereto as Exhibit C and the Bylaws of Parent at the time of the Delaware Conversion shall be in the form as attached hereto as Exhibit D.

Section 5.05Company Superior Offer. The Company agrees that, during the Pre-Closing Period, if the Company receives any Acquisition Proposal with respect to the Company (a “Company Acquisition Proposal”) which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Company Superior Offer, the Company shall promptly (and in no event later than one Business Day after the Company becomes aware of such Company Acquisition Proposal) advise Parent orally and in writing of such Company Acquisition Proposal (including the identity of the Person making or submitting such Company Acquisition Proposal, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Company Acquisition Proposal and any material modification or proposed material modification thereto.

Section 5.06Parent Superior Offer. Parent agrees that, during the Pre-Closing Period, if Parent receives any Acquisition Proposal with respect to the Parent (a “Parent Acquisition Proposal”), which the Parent Board determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Parent Superior Offer, Parent shall promptly (and in no event later than one Business Day after Parent becomes aware of such Parent Acquisition Proposal) advise the Company orally and in writing of such Parent Acquisition Proposal (including the identity of the Person making or submitting such Parent Acquisition Proposal, and the material terms thereof). Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Parent Acquisition Proposal and any material modification or proposed material modification thereto.

Section 5.07Notification of Certain Matters.

(a)

During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions; (b) any Legal Proceeding against or involving or otherwise affecting the Company or its sole Subsidiary is commenced, or, to the Knowledge of the Company, threatened against the Company or its sole Subsidiary or, to the Knowledge of the Company, any director, officer or Knowledgeable Employee of the Company or its sole Subsidiary; (c) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (d) the failure of the Company to comply with any covenant or obligation of the Company; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or materially less likely to be fulfilled. No notification given to Parent pursuant to this Section 5.07(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or its sole Subsidiary contained in this Agreement or the Company Disclosure Schedules for purposes of this Agreement.

(b)

During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions; (b) any Legal Proceeding against or involving or otherwise affecting Parent or any Parent Subsidiary is commenced, or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or, to the Knowledge of Parent, any director or officer of Parent or any Parent Subsidiary; (c) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (d) the failure of Parent to comply with any covenant or obligation of Parent; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or materially less likely to be fulfilled. No notification given to Company pursuant to this Section 5.07(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or any Parent Subsidiary contained in this Agreement or the Parent Disclosure Schedules for purposes of this Agreement.

(c)

The Company shall promptly advise Parent orally and in writing of any change or event that has or could reasonably be expected to have a Company Material Adverse Effect, provided, however, that the delivery of any notice pursuant to this Section 5.07(c) shall not limit or otherwise affect the Company’s representations and warranties in Article III, any covenant of the Company in this Agreement or any remedies available hereunder to Parent.

(d)

Parent shall promptly advise the Company orally and in writing of (i) any change or event that has or could reasonably be expected to have a Parent Material Adverse Effect, provided, however, that the delivery of any notice pursuant to this Section 5.07(d) shall not limit or otherwise affect the Parent’s representations and warranties in Article IV, any covenant of the Parent in this Agreement or any remedies available hereunder to the Company.

Section 5.08Amendment of Articles of Incorporation. Following the Effective Date, Parent shall undertake such actions and file such documents as required to amend the Articles of Incorporation of Parent such that Parent has 300,000,000 shares of Parent Stock authorized for issuance and to effect a 1-for-3 reverse split of the Parent Common Stock, wherein each three shares of Parent Common Stock shall be combined into one share of Parent Common Stock (the “Articles Amendment”).

Section 5.09Adoption of New Parent Incentive Plan. Following the Effective Date, Parent shall undertake such actions and file such documents as required to adopt the new incentive plan as attached hereto as Exhibit B (the “New Parent Incentive Plan”).

Section 5.10S-4 Registration Statement; Proxy Statement.

(a)

As promptly as reasonably practicable following the Effective Date, (i) Parent and the Company shall prepare, and Parent shall cause to be filed with the SEC, a proxy statement in preliminary form with respect to the a meeting of the shareholders of Parent to consider and vote on this Agreement, the Merger and the other Transactions (the “Proxy Statement”), and (ii) Parent and the Company shall prepare, and Parent shall cause to be filed with the SEC, the S-4 Registration Statement to register under the Securities Act the shares of Parent Common Stock to be issued in the Merger. The Proxy Statement shall seek the Parent Shareholder Approval with respect to this Agreement, the Merger and the other Transactions, the New Parent Incentive Plan, the Articles Amendment, the Delaware Conversion the Sale of the Business and such other matters as agreed to by the Parent and the Company.

(b)

Each of Parent and the Company shall use its reasonable best efforts to (A) have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the S-4 Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the S-4 Registration Statement effective for so long as necessary to permit the Parent Common Stock to be issued in the Merger, unless this Agreement is terminated pursuant to Article VII. The Company shall furnish all information concerning itself, its Affiliates and the holders of its capital stock as may be reasonably requested by Parent and provide Parent assistance as may be reasonably requested by Parent in connection with the preparation, filing and distribution of the S-4 Registration Statement and Parent and the Company shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The S-4 Registration Statement shall include all information reasonably requested by each Party to be included therein. For the avoidance of doubt, no filing of, or amendment or supplement to, the S-4 Registration Statement will be made by Parent without providing the Company with a reasonable opportunity to review and comment thereon. Parent shall promptly notify the Company of any comments it receives from the SEC or any request it receives from the SEC for amendments or supplements to the S-4 Registration Statement or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the S-4 Registration Statement or the Proxy Statement received from the SEC. The Company shall use its reasonable efforts to assist Parent in responding as promptly as practicable to any comments from the SEC with respect to the S-4 Registration Statement or the Proxy Statement. Parent shall notify the Company, promptly after it receives notice thereof, of the time of effectiveness of the S-4 Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the shares of Parent Common Stock to be issued in the Merger, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Parent and the Company shall also use reasonable efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Parent Common Stock to be issued in the Merger, and each of Parent and the Company shall furnish all information as may be reasonably requested in connection with any such actions.

(c)

If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, should be discovered by Parent or the Company which, in the reasonable judgment of Parent or the Company, should be set forth in an amendment of, or a supplement to, any of the S-4 Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and the Company shall cooperate with Parent in its filing with the SEC of any necessary amendment of, or supplement to, the S-4 Registration Statement or the Proxy Statement, and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Parent and stockholders of the Company. Nothing in this Section 5.10(c) shall limit the obligations of any Party under Section 5.10(a).

Section 5.11Listing. Parent shall use its commercially reasonable efforts, to the extent required by the rules and regulations of the NYSE MKT, to prepare and submit to the NYSE MKT a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (b) if and to the extent required by the rules of the NYSE MKT, to file an initial listing application for the Parent Common Stock on the NYSE MKT and to cause such application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with the NYSE MKT rules and regulations. Company agrees to pay all NYSE MKT fees associated with the application referenced herein and will cooperate with Parent as reasonably requested by Parent with respect to such application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.11.

Section 5.12Company Stockholder Approval.

(a)

As promptly as practicable following the date on which the S-4 Registration Statement has been declared effective, the Company shall, in accordance with applicable Law and the Company Charter Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company, or solicit and obtain a written consent in lieu of a meeting of the stockholders of the Company, to obtain the Company Stockholder Approval.

(b)

The Company agrees that, subject to Section 5.12(c): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Transactions and shall use its reasonable best efforts to solicit the Company Stockholder Approval (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Company Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”); provided, however, that the Company’s obligation to solicit the Company Stockholder Approval shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Company Board Adverse Recommendation Change.

(c)

Notwithstanding anything to the contrary contained in Section 5.12(b), and subject to compliance with Section 5.05 and this Section 5.12, if at any time prior to the Company obtaining the Company Stockholder Approval, the Company receives a bona fide written Company Superior Offer, the Company Board may make a Company Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such Company Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Company Board Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period (as defined below), negotiate with Parent in good faith (if Parent so desires) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Company Superior Offer, and (iii) if after Parent shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Company Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least five (5) Business Days in advance of such Company Board Adverse Recommendation Change, (the

“Company Notice Period”), which notice shall include written copies of any relevant proposed transaction agreements with any party making a potential Company Superior Offer. In the event of any material amendment to any Company Superior Offer, the Company shall be required to provide Parent with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.12(c) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended.

Section 5.13Parent Shareholder Approval.

(a)

As promptly as practicable following the date on which the S-4 Registration Statement has been declared effective and the Proxy Statement has meet all conditions for mailing and use, Parent shall, in accordance with applicable Law and the Parent Charter Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the shareholder of Parent to obtain the Parent Shareholder Approval.

(b)

Parent agrees that, subject to Section 5.13(c): (i) the Parent Board shall recommend that the Parent’s shareholders vote to adopt and approve this Agreement and the Transactions, and the matters as set forth in Section 5.10(a), and shall use its reasonable best efforts to solicit the Parent Shareholder Approval (the recommendation of the Parent Board that the Parent’s shareholder vote to adopt and approve this Agreement being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified (and the Parent Board shall not publicly propose to withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Parent Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Parent Board Adverse Recommendation Change”); provided, however, that the Parent’s obligation to solicit the Parent Shareholder Approval shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Parent Board Adverse Recommendation Change.

(c)

Notwithstanding anything to the contrary contained in Section 5.13(b), and subject to compliance with Section 5.06 and this Section 5.13, if at any time prior to the Parent obtaining the Parent Shareholder Approval, the Parent receives a bona fide written Parent Superior Offer, the Parent Board may make a Parent Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such Parent Superior Offer, (i) the Parent Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Parent Board Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) the Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period (as defined below), negotiate with the Company in good faith (if the Company so desires) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Parent Superior Offer, and (iii) if after the Company shall have delivered to Parent a written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least five (5) Business Days in advance of such Parent Board Adverse Recommendation Change, (the “Parent Notice Period”), which notice shall include written copies of any relevant proposed transaction agreements with any party making a potential Parent Superior Offer. In the event of any material amendment to any Parent Superior Offer, Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.13(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended.

Section 5.14Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent and its Representatives any information concerning its business, Taxes, properties or personnel as Parent may reasonably request, including internal monthly consolidated financial statements of the Company and the Company Subsidiaries, to the extent prepared in the Ordinary Course of Business; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.14 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. Subject to compliance with applicable Law, from the Effective Date until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as reasonably requested by Parent with Parent or its Representatives to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company. Any investigation conducted pursuant to the access contemplated by this Section 5.14 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its sole Subsidiary.

Section 5.15Tail Policy. Prior to the Closing, the Company, at its sole election, shall either provide for the continuation of its current directors’ and officers’ liability insurance policy in effect on the Effective Date for the benefit of the current or former directors or officers of the Company and any Company Subsidiaries (the “D&O Indemnified Persons”) or purchase an extended reporting period endorsement (the “Tail Policy”) to insure the D&O Indemnified Persons following the Closing. The Company shall be responsible for the cost of the Tail Policy. The current policy or Tail Policy, as applicable, shall provide the D&O Indemnified Persons with coverage for six (6) years from and after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Company’s policy as of the Effective Date. For the period of six (6) years from and after the Effective Time, the Surviving Corporation shall not cancel or amend the current policy or Tail Policy, as applicable.

Section 5.16Financial Statements.

(a)	The Company acknowledges that Parent may include the Company’s financial statements in a registration statement or other filing made by Parent with the SEC, as required by the SEC.
(b)

The Company shall use its commercially reasonable efforts to deliver, or cause to be delivered, on or before the date that is forty-five (45) days after the Effective Date, to Parent the Financial Statements, together with an unqualified opinion with respect thereto from Friedman LLP, an independent accounting firm registered with the Public Company Accounting Oversight Board (the “Company Auditor”). The Company Auditor must consent to their opinion referenced above being used in a registration statement or other filing made by Parent with the SEC. Within thirty (30) days following the last day of each fiscal quarter ending after December 31, 2020, the Company shall deliver, or cause to be delivered, to Parent, in form and substance satisfactory to Parent, the Company’s unaudited consolidated balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related consolidated unaudited statements of operations, cash flow and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100 (the “Interim Financials”). The Company, prior to the Effective Time shall reasonably cooperate with Parent in causing the Company’s auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company’s auditors to deliver, any opinions, consents, comfort letters, or other materials necessary for Parent to file the Financial Statements and any Interim Financials in a registration statement or other filing made by Parent with the SEC or to comply with the reasonable request of an underwriter in connection with a public offering of Parent’s securities. Parent shall be entitled to include the information contained in the Financial Statements and any Interim Financials in a registration statement or other filing made by Parent with the SEC if such registration statement or other filing is required in connection with Parent satisfying its reporting obligations under the Securities Act or the Exchange Act or any rule or regulation applicable to Parent or Parent’s securities.

(c)

The Financial Statements and any Interim Financials, when delivered, will (i) have been derived from the books and records of the Company, (ii) be true and correct in all material respects, (iii) present fairly the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries at the dates and for the periods indicated (subject to normal year-end adjustments) in accordance with past practices and Regulation S-X promulgated under the Exchange Act, except as indicated in the footnotes thereto and (iv) meet the standards, requirements, conditions and thresholds as otherwise reasonably determined by Parent.

Section 5.17Updated Company Stockholder Schedule.  At least two (2) Business Days prior to the Closing, the Company shall deliver to Parent an updated Company Stockholder Schedule.

Section 5.18Registration Statement. As promptly as reasonably practicable following the Effective Date, Parent shall prepare and cause to be filed with the SEC a registration statement on Form S-1 or Form S-3 (as applicable) to register under the Securities Act such number of  shares of Parent Common Stock (the “Registration Statement”) as the Company shall request. Parent shall use its reasonable best efforts to (A) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and (B) ensure that the Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, unless this Agreement is terminated pursuant to Article VII. For the avoidance of doubt, no filing of, or amendment or supplement to, the Registration Statement will be made by Parent without providing the Company with a reasonable opportunity to review and comment thereon. Parent shall promptly notify the Company of any comments it receives from the SEC or any request it receives from the SEC for amendments or supplements to the Registration Statement, and shall, as promptly as practicable after receipt thereof, provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement received from the SEC. Parent shall notify the Company, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the shares of Parent Common Stock to be registered in the Registration Statement and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

Section 5.19Commercially Reasonable Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Outside Date), the Transactions, including using commercial reasonable efforts to: (a) cause the conditions set forth in Article VI to be satisfied (but not waived); (b) obtain all Approvals from Governmental Authorities and third parties that are necessary to consummate the Merger; (c) obtain all necessary or appropriate consents, waivers and approvals, or give all necessary or appropriate notices, under any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such Material Contracts following the consummation of the Transactions; and (d) execute and deliver any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary herein (except as set forth in Section 9.02), the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

Section 5.20Regulatory Filings.

(a)

Each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, if applicable, on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any Legal Proceedings initiated by a private party. If any Party or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions or with respect to any filings that have been made, then such party shall use its best reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 6.01(a). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential information.

(b)

From and after the Effective Date and until the Closing, each of the Company and Parent shall not operate their respective businesses in such manner or take any action that would reasonably be expected to increase in any material respect the risk of not obtaining any such Approval from a Governmental Authority or that would violate any Law.

(c)

Notwithstanding the foregoing or anything herein to the contrary, no Party shall be required to dispose of any material amount of assets, or curtail any material portion of its operations, or pay any fees to any Governmental Authority in excess of $100,000, in order to obtain any approval or consent from any Governmental Authority in order to consummate the Transactions.

Section 5.21Anti-Takeover Statute. In the event that any anti-takeover, anti-trust or similar Law is or becomes applicable to this Agreement or any of the Transactions, the Company, Parent and Merger Sub shall, subject to Section 5.20(c), use their respective reasonable commercial efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions.

Section 5.22Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such disclosing Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law or, in the case of Parent, the market rules, internal rules, guidelines or other mandatory requirements of the securities exchange or market on which any Parent capital stock is then listed or available for trading and (b) to the extent practicable before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure. Notwithstanding the foregoing, without prior consent of the other Parties, each of Parent and the Company may disseminate material substantially similar to material included in a press release or other document previously approved for public distribution by the other Party. Each Party agrees to promptly make available to the other Parties copies of any written public communications made without prior consultation with the other Parties.

Section 5.23Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the Effective Date, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.23 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

Section 5.24Termination of Certain Agreements and Rights. Parent shall cause any Investor Agreements to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

Section 5.25Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the

Exchange Act. At least thirty (30) days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Common Stock owned by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

ARTICLE VI.CONDITIONS TO THE CLOSING OF THE MERGER

Section 6.01General Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver (except with respect to the condition set forth in Section 6.01(a), which cannot be waived) by mutual written agreement of Parent and the Company, prior to the Effective Time, of each of the following conditions:

(a)	Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)

Parent Shareholder Approval. Each of the Articles Amendment, the Delaware Conversion, the Sale of the Business and the New Parent Incentive Plan shall have been approved at the meeting of the Parent’s shareholders’ as set forth in Section 5.13, and the Articles Amendment shall have been validly filed and completed as of the Closing Date.

(c)	S-4 Registration Statement. The S-4 Registration Statement shall have been filed and shall remain effective as of the Closing Date.
(d)	NYSE Approval. The NYSE shall have approved the shares of the Company Stock for listing following the Closing.
(e)

No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, granted or promulgated any Law or Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

(f)	No Legal Proceedings. No Legal Proceeding initiated by any Person seeking an Order to enjoin or prohibit the consummation of the Merger or the Transactions shall be pending or threatened.
(g)

Company Appraisal Rights. The holders of no more than 5% of the outstanding shares of Company Common Stock shall have exercised or shall continue to have a claim to demand or exercise appraisal, dissenters’ or similar rights under applicable Law with respect to such equity securities of the Company by virtue of the Merger.

Section 6.02Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)	Representations and Warranties.
(i)

The Company Fundamental Representations shall be true and correct in all respects, other than changes in such representations and warranties resulting from the vesting, exercise or forfeiture of Company Options and Company Restricted Stock or other changes to the Company Common Stock as contemplated herein from the Effective Date to the Effective Time according to their terms.

(ii)

Other than the Company Fundamental Representations, each of the representations and warranties of the Company in this Agreement that is qualified or limited by a materiality or Company Material Adverse Effect shall be true and correct in all respects on and as of the Effective Date and as of the Effective Time as though made on and as of the Effective Time, and each of the representations and warranties of the Company in this Agreement that is not qualified or limited by a materiality or Company Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Date and as of the Effective Time as though made on and as of the Effective Time, in each case except to the extent such representation and warranty is expressly made as of a specified date, in which case such representations shall be true and correct in all respects, or in all material respects, as applicable, as of such date.

(b)

Performance of Obligations of the Company. The Company shall have performed and complied with. in all material respects. each of the obligations and covenants that are to be performed by it under this Agreement at or prior to the Effective Time.

(c)

Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer (i) certifying as to the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement and the Ancillary Agreements executed or to be executed and delivered by the Company pursuant to this Agreement; (ii) certifying as to the terms and effectiveness of the Company Charter Documents and the articles of incorporation or certificate of incorporation and bylaws of the Company Subsidiaries and attaching such documents thereto; (iii) certifying as to the valid adoption of resolutions of the Company Board whereby the Merger and the Transactions were approved by the Company Board and attaching a copy of such resolutions; (iv) certifying that the Company Stockholders constituting the Company Stockholder Approval have approved this Agreement and the consummation of the Transactions and attaching a copy of such approvals; (v) attaching a certificate of good standing of the Company from the Secretary of State of the State of Delaware and a certificate of good standing of each Company Subsidiary from the Secretary of State of its incorporation or organization, each dated within five (5) Business Days of the Closing Date; and (vi) certifying that the conditions set forth in Section 6.02(a), Section 6.02(b), Section 6.02(d), Section 6.02(e) and Section 6.01(g) have been satisfied.

(d)

Governmental and Other Approvals. The approvals, consents, waivers and notices required to be obtained or sent by the Company to or from any Person to consummate the Merger and the Transactions or as set forth on the Company Disclosure Schedules shall have been obtained, given or sent, as applicable, by the Company.

(e)	Company Material Adverse Effect. Since Effective Date there shall not have been any Company Material Adverse Effect.
(f)

No Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Authority or any Person is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the Merger, (ii) relating to the Merger and seeking to obtain from any Party or any of their respective Subsidiaries, any damages or other relief in excess of $500,000, or (iii) that would materially and adversely affect the right of Parent, the Company or the Surviving Corporation or any subsidiary of Parent to (x) own the assets and operate the business of the Parent, the Surviving Corporation and their respective subsidiaries, taken as a whole or (y) prohibit or limit the exercise by Parent of any material right pertaining to ownership of the share capital of the Surviving Corporation.

(g)

Delivery of Financial Statements. The Company shall have provided to Parent audited financial statements for the Company and, as required, for the Company Subsidiaries and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods.

Section 6.03Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)	Representations and Warranties.
(i)	The Parent Fundamental Representations shall be true and correct in all respects.
(ii)

Other than the Parent Fundamental Representations, each of the representations and warranties of Parent in this Agreement that is qualified or limited by a materiality or Parent Material Adverse Effect shall be true and correct in all respects on and as of the Effective Date and as of the Effective Time as though made on and as of the Effective Time, and each of the representations and warranties of the Parent in this Agreement that is not qualified or limited by a materiality or Parent Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Date and as of the Effective Time as though made on and as of the Effective Time, in each case except to the extent such representation and warranty is expressly made as of a specified date, in which case such representations shall be true and correct in all respects, or in all material respects, as applicable, as of such date.

(b)

Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by Parent and Merger Sub under this Agreement at or prior to the Effective Time.

(c)

Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date and executed on behalf of Parent and Merger Sub and each of their Chief Executive Officers (i) certifying as to the incumbency of each of Parent’s and Merger Sub’s officers authorized to sign, on behalf of Parent and Merger Sub, this Agreement and the Ancillary Agreements executed or to be executed and delivered by Parent or Merger Sub pursuant to this Agreement; (ii) certifying as to the terms and effectiveness of the Parent Charter Documents and the articles of incorporation or certificate of incorporation and bylaws of the Parent Subsidiaries and attaching such documents thereto; (iii) certifying as to the valid adoption of resolutions of each of the Parent Board and the Board of Directors of Merger Sub whereby the Merger and the Transactions were approved by the Parent Board and the Board of Directors of Merger Sub and attaching a copy of such resolutions; (iv) certifying that the Parent Shareholder Approval has been obtained, and that Parent as the sole stockholder of Merger Sub has approved this Agreement and the consummation of the Transactions and attaching a copy of such approvals; (v) attaching a certificate of good standing of Parent from the Secretary of State of the State of Maryland, a certificate of good standing of Merger Sub from the Secretary of State of the State of Delaware and a certificate of good standing of each other Parent Subsidiary from the Secretary of State of its incorporation or organization, each dated within five (5) Business Days of the Closing Date; and (vi) certifying that the conditions set forth in Section 6.03(a), Section 6.03(b), Section 6.03(d) and Section 6.03(e) have been satisfied.

(d)

Governmental and Other Approvals. The approvals, consents, waivers and notices required to be obtained or sent by the Parent or Merger Sub to or from any Person to consummate the Merger and the Transactions shall have been obtained, given or sent, as applicable, by the Parent or Merger Sub.

(e)	Parent Material Adverse Effect. Since Effective Date there shall not have been any Parent Material Adverse Effect.
(f)

No Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Authority or any Person is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the Merger, (ii) relating to the Merger and seeking to obtain from any Party or any of their respective Subsidiaries, any damages or other relief in excess of $500,000, or (iii) that would materially and adversely affect the right of Parent, the Company or the Surviving Corporation or any subsidiary of Parent to (x) own the assets and operate the business of the Parent, the Surviving Corporation and their respective subsidiaries, taken as a whole or (y) prohibit or limit the exercise by Parent of any material right pertaining to ownership of the share capital of the Surviving Corporation.

(g)	Registration Statement. The Registration Statement shall have been filed and shall remain effective as of the Closing Date.

ARTICLE VII.TERMINATION, AMENDMENT AND WAIVER

Section 7.01Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)

at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Stockholder Approval and the Parent Shareholder Approval), by mutual written agreement of Parent and the Company; or

(b)

by either the Company or Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Stockholder Approval and the Parent Shareholder Approval), in the event that the Effective Time shall not have occurred on or before 270 days following the Effective Date (such date referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any Party whose breach of the terms and conditions of this Agreement have been a principal cause of, or primarily resulted in, the failure of the Effective Time to occur on or before such date; or

(c)

by Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Stockholder Approval and the Parent Shareholder Approval), in the event the Company shall have breached any or defaulted under any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 6.02 would not be satisfied, and such breach or default shall not have been cured within five (5) Business Days after the Company has received written notice of such breach from Parent (a “Company Default”); or

(d)

by the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Stockholder Approval and the Parent Shareholder Approval), in the event Parent or Merger Sub shall have breached any or defaulted under any of their respective representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 6.03 would not be satisfied, and such breach or default shall not have been cured within five (5) Business Days after Parent has received written notice of such breach from the Company (a “Parent Default”); or

(e)	by Parent, at any time prior to the Effective Time, if there shall have occurred a Company Material Adverse Effect after the Effective Date; or
(f)	by the Company, at any time prior to the Effective Time, if there shall have occurred a Parent Material Adverse Effect after the Effective Date; or
(g)	by the Company in the event that the Company Stockholder Approval is not obtained; or
(h)	by Parent in the event that the Parent Shareholder Approval is not obtained;
(i)

by the Company, at any time, if (i) the Company has received a Company Superior Offer, (ii) the Company has complied with its obligations under this Agreement in order to accept such Company Superior Offer, (iii) the Company concurrently terminates this Agreement and enters into a definitive agreement that contemplates or otherwise relates to a Company Acquisition Transaction that constitutes a Company Superior Offer with respect to such Company Superior Offer and (iv) within two (2) Business Days of such termination, the Company pays to Parent the Company Termination Fee (as defined below);

(j)

by Parent, at any time, if (i) Parent has received a Parent Superior Offer, (ii) Parent has complied with its obligations under this Agreement in order to accept such Parent Superior Offer, (iii) Parent concurrently terminates this Agreement and enters into a definitive agreement that contemplates or otherwise relates to a Parent Acquisition Transaction that constitutes a Parent Superior Offer with respect to such Parent Superior Offer and (iv) within two (2) Business Days of such termination, Parent pays to Company the Parent Termination Fee (as defined below); or

(k)

by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions; or

(l)	by the Company, pursuant to the provisions of Section 5.03(a).

Section 7.02Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties, as applicable, setting forth the particular subsection of Section 7.01 pursuant to which this Agreement is being terminated. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall thereafter be of no further force or effect without liability of any Party or Parties, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such Party or Parties) to any other Party or Parties hereto, as applicable, except (a) for the terms of Section 5.22, this Section 7.02, Section 7.03, and Article IX, each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve any Party from liability for any breach of this Agreement prior to any such termination.

Section 7.03Expenses; Termination Fees.

(a)

Except as set forth in this Section 7.03 or otherwise specifically set forth herein, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that (i) Company shall pay all fees and expenses incurred in relation to the printing and filing with the SEC of the Proxy Statement, the Registration Statement and the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto, and (ii) the Company shall pay the reasonable costs of a proxy solicitor with respect to the solicitation of the Parent Shareholder Approval.

(b)

If this Agreement is terminated by the Company pursuant to Section 7.01(i), then the Company shall pay to Parent an amount equal to Parent’s and Merger’s Sub’s actual out-of-pocket costs with respect to the Transactions up to such termination date, subject to a cap of $100,000, plus a sum equal to 4% of the Market Capitalization (calculated without application of the provisions of Section 2.08(b)(ii)) as of the Effective Date (collectively, the “Company Termination Fee”) within ten (10) Business Days of such termination. The Company Termination Fee shall be paid by wire transfer of same day funds. If the Company fails to pay when due any amount payable by it under this Section 7.03(b), then the Company shall reimburse Parent for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by Parent in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.03(b).

(c)

If this Agreement is terminated by Parent pursuant to Section 7.01(j), then Parent shall pay to the Company an amount equal to the Company’s actual out-of-pocket costs with respect to the Transactions up to such termination date, subject to a cap of $100,000, plus a sum equal to 4% of the Market Capitalization (calculated without application of the provisions of Section 2.08(b)(ii)) as of the Effective Date (collectively, the “Parent Termination Fee”) within ten (10) Business Days of such termination. The Parent Termination Fee shall be paid by wire transfer of same day funds. If Parent fails to pay when due any amount payable by it under this Section 7.03(c), then Parent shall reimburse the Company for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by the Company in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 7.03(c).

(d)

The Parties agree that, subject to Section 7.02, payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement pursuant to Section 7.01(i), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and following payment of the Company Termination Fee (x) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Transactions to be consummated, (y) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Transactions to be consummated and (z) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated.

(e)

The Parties agree that, subject to Section 7.02, payment of the Parent Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement pursuant to Section 7.01(j), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion and following payment of the Parent Termination Fee (x) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Transactions to be consummated, (y) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Transactions to be consummated and (z) the Company and its Affiliates shall be precluded from any other remedy against Parent and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated.

(f)

Each of the Parties acknowledges that (i) the agreements contained in this Section 7.03 are an integral part of the Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 7.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable Party in the circumstances in which such amount is payable.

Section 7.04Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Company has the right to terminate this Agreement pursuant to the provisions of Section 7.01(d), the Company may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.18; and (ii) if the Parent has the right to terminate this Agreement pursuant to the provisions of Section 7.01(c), Parent may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.18.

ARTICLE VIII.TAX MATTERS

Section 8.01Filing of Tax Returns; Payment of Taxes.

(a)

From and after the Closing Date, the Surviving Corporation shall cause to be timely prepared and filed with the appropriate Governmental Authority all Tax Returns of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods that are required to be filed after the Closing Date, including for those jurisdictions and Governmental Authorities that permit or require a short period Tax Return for the period ending on the Closing Date.

(b)

None of Parent or any of its Affiliates may (or after the Closing, may cause or permit the Company or the Company Subsidiaries to) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company or the Company Subsidiaries that relates to any Pre-Closing Tax Period except as otherwise required by applicable Law.

Section 8.02Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(a)

The Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for all Post-Closing Periods that are required to be filed after the Closing Date.

(b)

The Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for Tax periods that begin on or before the Closing Date and end after the Closing Date (each a “Straddle Period”).

Section 8.03Cooperation on Tax Matters. Parent and the Company shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns required to be filed pursuant to this Article VIII. Such cooperation will include the retention and (upon any other Party’s request) the provision of records and information that are reasonably required in connection with the preparation and filing of any such Tax Return. Parent will retain all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any Tax Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective Tax Periods, and to abide by all Tax record retention agreements entered into with any Governmental Authority.

Section 8.04Audits and Contests with Respect to Taxes.

(a)

Parent and the Company will notify the other in writing within fifteen (15) Business Days after receipt by Parent or the Company of written or oral notice of any pending or threatened audit or assessment with respect to Taxes of the Company or the Company Subsidiaries relating to any Pre-Closing Tax Period or Straddle Period.

(b)

Parent shall control all audits and assessments with respect to Taxes occurring or received after the Closing Date, but to the extent that any such matter relates to a Pre-Closing Tax Period or the Pre-Closing portion of any Straddle Period that would increase the obligation of the Company Stockholders for Taxes, Parent agrees (i) to keep the Company reasonably informed of developments with respect to such audit or assessment, (ii) to negotiate with the relevant Governmental Authority for a resolution of such audit or assessment in good faith and in a manner that does not unfairly compromise Pre-Closing Taxes as compared to Post-Closing Taxes and (iii) to obtain the consent of the Company prior to the settlement of the portion of the audit or assessment relating to the Pre-Closing Tax Period, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.05Transfer Taxes. Notwithstanding Section 8.01, all federal, state, local, foreign and other transfers, sales, use or similar Taxes applicable to, imposed upon or arising out of the Transactions, solely to the extent imposed on or payable by the Company, Parent or Merger Sub shall be borne by the Company.

ARTICLE IX.GENERAL PROVISIONS

Section 9.01Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

Section 9.02Fees and Expenses. Other than as specifically set forth herein, each Party shall bear its own fees and Expenses incurred in connection with this Agreement and the Transactions contemplated hereby, whether or not the Merger is consummated.

Section 9.03Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each Party; provided, however, that in the event that the Company has received the Company Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of the Company Stockholders under applicable Law without obtaining the Company Stockholder Approval of such amendment.

Section 9.04Disclosure Schedules. The Parties agree that each of the Company Disclosure Schedules and the Parent Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedules or the Parent Disclosure Schedules shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

Section 9.05Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party hereto contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.06Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) two (2) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, or (iii) immediately upon delivery by email, by hand delivery or by facsimile (with a written or electronic confirmation of receipt), in each case to the intended recipient as set forth below:

if to the Company:

Infinite Reality, Inc.

Attention: General Counsel

75 North Water Street

Norwalk, CT 06854

Email:ericc@displaysocial.com

with a copy (which shall not constitute notice) in either case to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

if to Parent or Merger Sub:

Universal Security Instruments, Inc.

Attn: Harvey B. Grossblatt

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117

Email: harvey@universalsecurity.com

with a copy (which shall not constitute notice) to:

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.

Attn: Hillel Tendler

One South Street, 27th Floor

Baltimore, Maryland 21202

Email: ht@nqgrg.com

Section 9.07Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties. Subject to the preceding sentence, this Agreement shall (i) be binding upon the Parties and their respective successors and permitted assigns and (ii) shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.08Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Schedules, the Parent Disclosure Schedules, and the Exhibits hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 9.09Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.10Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 9.11Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 9.12Dispute Resolution.

(a)	If there is any dispute or controversy relating to this Agreement or any of the Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with this Section 9.12.
(b)

The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. In any such arbitration pursuant to this Section 9.12, Parent shall have the power to act for and to bind Merger Sub. If the Company and the Parent are not able to resolve the dispute within five (5) Business Days of a Party’s receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 9.12.

(c)

Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The Company and the Parent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to the Parent and the Company, such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 9.12, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

(d)	The arbitration shall be conducted in New York, New York.

Section 9.13Third Party Beneficiaries. Other than as specifically set forth herein, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

Section 9.14Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.15Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.16Governing Law. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

Section 9.17Consent to Jurisdiction and Venue; Waiver of Jury Trial.

(a)

Each of the Parties hereby irrevocably submits to the personal jurisdiction of United States Federal Courts and the courts of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in or contemplated by this Agreement, and in respect of the Transactions, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that any Chosen Court is an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Court, and each of the Parties hereto irrevocably agrees that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the Transactions, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. Each of the Parties hereby consents to and grants any such Chosen Court jurisdiction over the person of such Party and, to the extent permitted by Law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner as may be permitted by Law shall be valid, effective and sufficient service thereof.

(b)

Each of the Parties acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or the Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of such action, suit or proceeding, seek to enforce the foregoing waiver, (ii) each of the Parties understands and has considered the implications of this waiver, and (iii) each Party makes this waiver voluntarily.

Section 9.18Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that Parent does not terminate this Agreement pursuant to the provisions herein, Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which Parent is entitled at law or in equity; and (ii) provided that the Company does not terminate this Agreement pursuant to the provisions herein, the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which the Company is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other document or agreement related hereto.

Section 9.19Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery (including, without limitation, in .pdf or other scan format) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the Effective Date.

Universal Security Instruments, Inc.

By:	/s/ Harvey B. Grossblatt
Name:	Harvey B. Grossblatt
Title:	Chief Executive Officer

D-U Merger Sub, Inc.

By:	/s/ Harvey B. Grossblatt
Name:	Harvey B. Grossblatt
Title:	Chief Executive Officer

Infinite Reality, Inc.

By:	/s/ John Acunto
Name:	John Acunto
Title:	Founder and Chief Executive Officer

Annex B

Delaware Certificate of Incorporation of USI

CERTIFICATE OF INCORPORATION

OF

[Universal Security Instruments, Inc.]

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:

Section 1.Name. The name of the corporation is [Universal Security Instruments, Inc.] (the “Corporation”).

Section 2.Incorporator; Registered Office and Agent

(a)

Incorporator. The name and mailing address of the incorporator are: John Acunto, 75 North Water Street, Norwalk, CT 06854. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, and the initial directors of the Corporation shall be as set forth in Section 7.

(b)

Registered Agent. The name and address of the registered agent of the Corporation in the State of Delaware is Corporate Creations Network Inc., 3411 Silverside Road Tatnall Building #104, Wilmington, DE 19810, New Castle County, or such other agent and address as the Board of Directors of the Corporation (the “Board”) shall from time to time select.

Section 3.Purpose and Business. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL, including, but not limited to the following:

(a)	The Corporation may at any time exercise such rights, privileges, and powers, when not inconsistent with the purposes and object for which this Corporation is organized.
(b)	The Corporation shall have the power to have succession by its corporate name in perpetuity, or until dissolved and its affairs wound up according to law.
(c)	The Corporation shall have the power to sue and be sued in any court of law or equity.
(d)	The Corporation shall have the power to make contracts.
(e)

The Corporation shall have the power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Delaware, or in any other state, territory or country.

(f)	The Corporation shall have the power to appoint such officers and agents as the affairs of the Corporation shall requite and allow them suitable compensation.
(g)

The Corporation shall have the power to make bylaws not inconsistent with the constitution or laws of the United States, or of the State of Delaware, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business and the calling and holding of meetings of stockholders.

(h)	The Corporation shall have the power to wind up and dissolve itself, or be wound up or dissolved.
(i)

The Corporation shall have the power to adopt and use a common seal or stamp, or to not use such seal or stamp and if one is used, to alter the same. The use of a seal or stamp by the Corporation on any corporate documents is not necessary. The Corporation may use a seal or stamp, if it desires, but such use or non-use shall not in any way affect the legality of the document.

(j)

The Corporation shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidence of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for another lawful object.

(k)

The Corporation shall have the power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidence in indebtedness created by any other corporation or corporations in the State of Delaware, or any other state or government and, while the owner of such stock, bonds, securities or evidence of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

(l)	The Corporation shall have the power to purchase, hold, sell and transfer shares of its own capital stock and use therefore its capital, capital surplus, surplus or other property or fund.
(m)

The Corporation shall have the power to conduct business, have one or more offices and hold, purchase, mortgage and convey real and personal property in the State of Delaware and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia and in any foreign country.

(n)

The Corporation shall have the power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its Certificate of Incorporation, or any amendments thereof, or necessary or incidental to the protection and benefit of the Corporation and, in general, to carry on any lawful business necessary or incidental to the attainment of the purposes of the Corporation, whether or not such business is similar in nature to the purposes set forth in the Certificate of Incorporation of the Corporation, or any amendment thereof.

(o)	The Corporation shall have the power to make donations for the public welfare or for charitable, scientific or educational purposes.
(p)	The Corporation shall have the power to enter partnerships, general or limited, or joint ventures, in connection with any lawful activities.

Section 4.Capital Stock.

(a)

Classes and Number of Shares.  The total number of shares of all classes of stock, which the Corporation shall have authority to issue shall be five hundred million (500,000,000) shares of common stock, par value of $0.001 per share (the “Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”).

(b)	Powers and Rights of Common Stock.
(i)

Preemptive Right. No shareholders of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation.

(ii)

Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his/her name.

(iii)	Dividends and Distributions.
(A)

Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available therefore; and

(B)

Other Dividends and Distributions. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock.

(iv)

Other Rights. Except as otherwise required by the DGCL and as may otherwise be provided in this Certificate of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

(c)

Classes of Preferred Stock. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion, authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(i)	The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
(ii)	the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;
(iii)	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
(iv)	whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;
(v)	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;
(vi)

the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(vii) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(viii) the provisions, if any, of a sinking fund applicable to such series; and

(ix)	any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series.
(d)

Issuance of the Common Stock and the Preferred Stock. The Board may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the Preferred Stock, in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred stock (collectively “securities”). The securities must be issued for such consideration, including cash, property, or services, as the Board may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less that the par value of the shares so issued. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

(e)	Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

(f)

One Class. Except as otherwise required by the DGCL, this Certificate of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all mattes submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

(g)

Section 242(b)(2) Election. For the avoidance of doubt, the intent of Section 4(f) is, and the operation of Section 4(f) shall be, that, without limitation, (i) the number of authorized shares of Common Stock, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, with no vote of any holders of a particular class of stock, voting as a separate class, being required; and (ii) unless otherwise set forth in a certificate of designations for the applicable class of Preferred Stock, the number of authorized shares of any class of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, with no vote of any holders of a particular class of stock, voting as a separate class, being required.

Section 5.Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and subject to Section 6, the Board is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the “Bylaws”).

Section 6.Shareholder Amendment of Bylaws. Notwithstanding Section 5, the Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Section 7.Board of Directors. The business and affairs of the Corporation shall be managed by and under the direction of the Board. The first Board shall initially consist of [___] persons. The initial directors of the Corporation shall be as follows: [_______], [______], [_______] and [________]. The mailing addresses of each of the foregoing is 75 North Water Street, Norwalk, CT 06854. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, the number of directors of the Corporation may be amended from time to time as set forth in the Bylaws. The exact number of directors shall be fixed from time to time by the Board pursuant to resolution adopted by a majority of the full Board. Directors need not be stockholders.

Section 8.Powers of Board.

(a)	In furtherance and not in limitation of the powers conferred by the laws of the DGCL, the Board is expressly authorized and empowered:
(i)	To make, alter, amend, and repeal the Bylaws;
(ii)

Subject to the applicable provisions of the Bylaws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to stockholder inspection, provided that no stockholder shall have any right to inspect any of the accounts, books or documents of the Corporation, except as permitted by law, unless and until authorized to do so by resolution of the Board or of the stockholders of the Corporation;

(iii)

To authorize and issue, without stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge or mortgage, as security therefore, any real or personal property of the Corporation, including after-acquired property;

(iv)

To determine whether any and, if so, what part of the earned surplus of the Corporation shall be paid in dividends to the stockholders, and to direct and determine other use and disposition of any such earned surplus;

(v)	To fix, from time to time, the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose;

(vi)

To establish bonus, profit-sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations;

(vii) to designate, by resolution or resolutions passed by a majority of the whole Board, one or more committees, each consisting of two or more directors, which, to the extent permitted by law and authorized by the resolution or the Bylaws, shall have and may exercise the powers of the Board; and

(viii) To provide for the reasonable compensation of its own members by Bylaw, and to fix the terms and conditions upon which such compensation will be paid.

(b)

In addition to the powers and authority hereinbefore, or by statute, expressly conferred upon it, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation, and of the Bylaws of the Corporation.

Section 9.Interested Directors. No contract or transaction between this Corporation and any of its directors, or between this Corporation and any other corporation, firm, association, or other legal entity shall be invalidated by reason of the fact that the director of the Corporation has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the Board which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that: (1) the interest of each such director shall have been disclosed to or known by the Board and a disinterested majority of the Board shall have, nonetheless, ratified and approved such contract or transaction (such interested director or directors may be counted in determining whether a quorum is present for the meeting at which such ratification or approval is given); or (2) the conditions of DGCL Title 8, Section 144 are met.

Section 10.Term of Board of Directors. Except as otherwise required by applicable law, each director shall serve for a term ending on first anniversary of their date of election, provided that, notwithstanding the foregoing provisions of this Section 10 each director shall serve until their successor is elected and qualified or until his death, resignation or removal.  All directors shall have equal standing. Notwithstanding the foregoing provisions of this Section 10, no decrease in the authorized number of directors shall shorten the term of any incumbent director; and additional directors, elected in connection with rights to elect such additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board establishing such class or series.

Section 11.Vacancies on Board of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board resulting from death, resignation, removal, or other causes, shall be filled solely by the quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal, whichever first occurs.

Section 12.Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Section 13.Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effective at a duly called annual meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting stockholder approval is approved by a majority of the directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and this Certificate of Incorporation have been satisfied.

Section 14.Special Stockholder Meetings. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by Board, within the limits fixed by law.

Section 15.Location of Stockholder Meetings. Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

Section 16.Private Property of Stockholders. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever and the stockholders shall not be personally liable for the payment of the Corporation’s debts.

Section 17.Amendments. The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law and all rights conferred on stockholders herein granted subject to this reservation.

Section 18.Term of Existence. The Corporation is to have perpetual existence.

Section 19.Liability of Directors. No director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officers involving any act or omission of any such director or officer. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable sections of the DGCL, (iv) the payment of dividends in violation of the DGCL or, (v) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 19 by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

Section 20.Indemnification.

(a)

Indemnification in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 20(c) and Section 20(j), the Corporation shall, to the fullest extent permitted by the DGCL and applicable Delaware law as in effect at any time, indemnify, hold harmless and defend any person who: (i) was or is a director or officer of the Corporation or was or is a director or officer of a direct or indirect wholly owned subsidiary of the Corporation, and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person was or is a director or officer of the Corporation or any direct or indirect wholly owned subsidiary of the Corporation, or was or is serving at the request of the Corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b)

Indemnification in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 20(c) and Section 20(j), the Corporation shall indemnify, hold harmless and defend any person who: (i) was or is a director or officer of the Corporation or was or is a director or officer of a direct or indirect wholly owned subsidiary of the Corporation, and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person was or is a director or officer of the Corporation or any direct or indirect wholly owned subsidiary of the Corporation, or was or is serving at the request of the Corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and whether the basis of such action, suit or proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action  or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Courts in the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court in the State of Delaware or such other court shall deem proper.

(c)

Authorization of Indemnification. Any indemnification or defense under this Section 20 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 20(a) or Section 20(b), as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,: (i) by directors constituting the Board Voting Majority and who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by the Board Voting Majority, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 20(a) or Section 20(b) or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

(d)

Good Faith Defined. For purposes of any determination under Section 20(c), a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 20(d) shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such person was or is serving at the request of the Corporation as a director, officer, employee, partner, member or agent. The provisions of this Section 20(d) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 20(a) or Section 20(b), as the case may be.

(e)

Expenses Payable in Advance. Expenses, including attorneys’ fees, incurred by a current or former director or officer in defending any action, suit or proceeding described in Section 20(a) or Section 20(b) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section 20.

(f)

Non-exclusivity of Indemnification and Advancement of Expenses. The indemnification, defense and advancement of expenses provided by or granted pursuant to this Section 20 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 20(a) or Section 20(b) shall be made to the fullest extent permitted by applicable law. The provisions of this Section 20 shall not be deemed to preclude the indemnification of, or advancement of expenses to, any person who is not specified in Section 20(a) or Section 20(b) but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL or otherwise.

(g)

Insurance. The Corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Corporation, or a direct or indirect wholly owned subsidiary of the Corporation, or was or is serving at the request of the Corporation, as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify, hold harmless or defend such person against such liability under the provisions of this Section 20.

(h)

Certain Definitions. For purposes of this Section 20 references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who was or is a director, officer, employee or agent of such constituent corporation, or was or is serving at the request of such constituent corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Section 20 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Section 20, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 20.

(i)

Survival of Indemnification and Advancement of Expenses. The indemnification, defense and advancement of expenses provided by, or granted pursuant to, this Section 20 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(j)

Limitation on Indemnification. Notwithstanding anything contained in this Section 20 to the contrary, except for proceedings to enforce rights to indemnification and defense under this Section 20 (which shall be governed by Section 20(k)(ii)), the Corporation shall not be obligated under this Section 20 to indemnify, hold harmless or defend any director, officer, employee or agent in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

(k)	Contract Rights.
(i)

The obligations of the Corporation under this Section 20 to indemnify, hold harmless and defend a person who was or is a director or officer of the Corporation or was or is a director or officer of a direct or indirect wholly owned subsidiary of the Corporation, including the duty to advance expenses, shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Section 20 shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

(ii)

If a claim under Section 20(a), Section 20(b) or Section 20(e) is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 45 days, the person making such claim may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by applicable law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by such person to enforce a right to indemnification hereunder (but not in a suit brought by such person to enforce a right to an advancement of expenses) it shall be a defense, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that such person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its Stockholders) to have made a determination prior to the commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its Stockholders) that such person has not met such applicable standard of conduct, shall create a presumption that such person has not met the applicable standard of conduct or, in the case of such a suit brought by such person, be a defense to such suit.

(l)

Indemnification Agreements. Without limiting the generality of the foregoing, the Corporation shall have the express authority to enter into such agreements as the Board deems appropriate for the indemnification of present or future directors and officers of the Corporation in connection with their service to, or status with, the Corporation or any other corporation, entity or enterprise with whom such person is serving at the express written request of the Corporation.

Section 21.Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive or concurrent jurisdiction.

Section 22.Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Incorporation and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of [________], 2021.

Sole Incorporator

By:
John Acunto
Sole Incorporator

Annex C

Delaware Bylaws of USI

BYLAWS OF

[Universal Security Instruments, Inc.]

a Delaware corporation

Adopted [___________], 2021

1.

Offices. [Universal Security Instruments, Inc.] (the “Corporation”) may have an office or offices, and keep the books and records of the Corporation, except as may otherwise be required by applicable law, at such other place or places, either within or without the State of Delaware, as the Board may from time to time determine or the business of the Corporation may require.

2.	Meetings of Stockholders.
2.1.

Annual Meetings. The annual meetings of stockholders for the election of directors and for such other business as may be stated in the notice of the meeting shall be held at such time and date and place as the Board, by resolution, shall determine and as set forth in the notice of the meeting and shall be held at such place, either within or without the State of Delaware. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day.

2.2.

Deferred Meeting for Election of Directors, etc. If the annual meeting of stockholders for the election of directors and the transaction of other business is not held within the time specified in Section 2.1, the Board shall call a special meeting of stockholders for the election of directors and the transaction of other business as soon thereafter as convenient.

2.3.

Other Special Meetings. A special meeting of stockholders (other than a special meeting for the election of directors), unless otherwise prescribed by statute, may only be called by the Board and may be called at any time by the Board. At any special meeting of stockholders, only such business may be transacted as is related to the purpose(s) of such meeting set forth in the notice thereof given pursuant to Section 2.5 or in any waiver of notice thereof given pursuant to Section 2.6.

2.4.

Fixing Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a date as of the record date for any such determination of stockholders. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting nor more than sixty (60) days prior to any other action. If no such record date is fixed:

(a)

The record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if no notice is given or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b)

The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed;

(c)

The record date for determining stockholders for any purpose other than those specified in Sections 2.4(a) and Section 2.4(b) shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

When a determination of stockholders entitled to notice of, or to vote at, any meeting of stockholders has been made as provided in this Section 2.4, such determination shall apply to any adjournment thereof, unless the Board fixes a new record date for the adjourned meeting.

2.5.

Notice of Meetings of Stockholders; Location. Except as otherwise provided in Section 2.4 and Section 2.6, whenever under any provision of the Delaware General Corporation Law (as the same may be amended and supplemented from time to time, and including any successor provision thereto, the “DGCL”), the Certificate of Incorporation of the Corporation (as the same may be amended, supplemented and/or restated from time to time, the “Certificate”) or these Bylaws, stockholders are required or permitted to take any action at a meeting, written notice shall be given stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose(s) for which the meeting is called. Except as otherwise provided by any provision of the DGCL, a copy of the notice of any meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to notice of, or to vote at, such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States Mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken and, at the adjourned meeting, any business may be transacted that might have been transacted at the meeting originally called. If, however, the adjournment is for more than 60 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The Board may designate the place of meeting for any meeting of Stockholders. If no designation is made by the Board, the place of meeting shall be the principal executive offices of the Corporation. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the DGCL

2.6.

Waivers of Notice. Whenever notice is required to be given to the stockholders under any provision of the DGCL, or the Certificate or these Bylaws, a written waiver thereof, signed by a stockholder entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a stockholder at a meeting shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

2.7.

Quorum of Stockholders; Adjournment; Postponement. The holders of a majority of the voting power, present, in person or represented by proxy, shall be necessary and sufficient to constitute a quorum for the transaction of any business at such meeting, except where otherwise provided by any provision of the DGCL. When a quorum is once present to organize a meeting of stockholders, it is not broken by the subsequent withdrawal of any stockholders. The Chairman, or the holders of a majority of the shares of stock present in person or represented by proxy at any meeting of stockholders, including an adjournment meeting, whether or not a quorum is present, may adjourn such meeting to another time and place. Any previously scheduled meeting of stockholders may be postponed, and any previously scheduled special meeting of Stockholders may be canceled, by the Board upon public notice given prior to the time previously scheduled for such meeting of stockholders.

2.8.	Voting; Proxies.
(a)

Unless otherwise provided in the Certificate, every stockholder of record shall be entitled at every meeting of stockholders to one vote for each share of capital stock standing in his name on the record of stockholders determined in accordance with Section 2.4. If the Certificate provides for more or less than one vote for any share on any matter, every reference in these Bylaws or any provision of the DGCL, to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock. The provisions of the DGCL shall apply in determining whether any shares of capital stock may be voted and the persons, if any entitled to vote such shares, but the Corporation shall be protected in treating the persons in whose names shares of capital stock stand on the record of stockholders as owners thereof for all purposes.

(b)

In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected. For purposes of this paragraph, a ‘majority of the votes cast’ shall mean that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director (with ‘abstentions’ and ‘broker non-votes’ not counted as a vote cast with respect to that director). In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. The Board may, but need not, establish policies and procedures regarding the nomination, election and resignation of directors, which policies and procedures may: (i) include a condition to nomination by the Board for election or re-election as a director that an individual agree to tender, if elected or re-elected, an irrevocable offer of resignation conditioned on: (A) failing to receive the required vote for re-election at the next meeting at which such person would face re-election and (B) acceptance of the resignation by the Board, (ii) require: (A) if one exists, the Corporation’s nominating and governance committee or other committee designated by the Board (the “Nominating and Governance Committee”) to make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken and (B) the Board to act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days, to the extent practicable, from the date of the certification of the election results. A “contested election” is one in which: (i) the Secretary receives a notice that a Stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in Section  and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Corporation first mails its notice of meeting for such meeting to the stockholders. An “uncontested election” is any election other than a contested election. All elections of directors shall be by written ballot unless otherwise provided in the Certificate.

(c)

As to each matter submitted to a vote of the stockholders (other than the election of directors), except as otherwise provided by law or by the Certificate or by these Bylaws, such matter shall be decided by a majority of the votes cast on such matter.

(d)

In voting on any other question on which a vote by ballot is required by law, the voting shall be by ballot. Each ballot shall be signed by the stockholder voting or by his proxy and shall state the number of shares voted. Every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person(s) to act for him by proxy. Any proxy to be used at a meeting of stockholders must be delivered to the Secretary of the Corporation or his or her representative at the principal executive offices of the Corporation at or before the time of the meeting. The validity and enforceability of any proxy shall be determined in accordance with the provisions of the DGCL. The Chairman shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

2.9.

Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders at which directors are to be elected only (a) by or at the direction of the Board or (b) by any stockholder of the Corporation entitled to vote for the election of directors at a meeting who complies with the notice procedures set forth in Section 2.10

2.10.	Notices of Business or Nominations for Director.
(a)

For director nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, a stockholder’s notice must include the following information and/or documents, as applicable: (A) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and of the beneficial owner of stock of the Corporation, if any, on whose behalf such nomination or proposal of other business is made (such beneficial owner, the “Beneficial Owner”); (B) representations that, as of the date of delivery of such notice, such stockholder is a holder of record of stock of the Corporation and is entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose and vote for such nomination and any such other business; (C) as to each person whom the stockholder proposes to nominate for election or re-election as a director (a “Stockholder Nominee”): (1) all information relating to such Stockholder Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) or any successor provision thereto, including such Stockholder Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and to being named in the Corporation’s proxy statement and form of proxy if the Corporation so determines, (2) a statement whether such Stockholder Nominee, if elected, intends to tender, promptly following such Stockholder Nominee’s election or re-election, an irrevocable offer of resignation effective upon such Stockholder Nominee’s failure to receive the required vote for re-election at the next meeting at which such Stockholder Nominee would face re-election and upon acceptance of such resignation by the Board; and (3) such other information as may be reasonably requested by the Corporation; (D) as to any other business that the stockholder proposes to bring before the meeting: (1) a brief description of such business, (2) the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws, the text of the proposed amendment) and (3) the reasons for conducting such business at the meeting; and (E) in all cases: (1) the name of each individual, firm, corporation, limited liability company, partnership, trust or other entity (including any successor thereto, a “Person”) with whom the stockholder, any Beneficial Owner, any Stockholder Nominee and the respective affiliates and associates (as defined under Regulation 12B under the Exchange Act or any successor provision thereto) of such stockholder, Beneficial Owner and/or Stockholder Nominee (each of the foregoing, including, for the avoidance of doubt, the Stockholder, Beneficial Owner and/or Stockholder Nominee, a “Stockholder Group Member”) either is acting in concert with respect to the Corporation or has any agreement, arrangement or understanding (whether written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such Person in response to a public proxy solicitation made generally by such Person to all holders of common stock of the Corporation) or disposing of any capital stock of the Corporation or to cooperate in obtaining, changing or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses) (each Person described in this clause (1), including each Stockholder Group Member, a “Covered Person”), and a description, and, if in writing, a copy, of each such agreement, arrangement or understanding, (2) a list of the class, series and number of shares of capital stock of the Corporation that are beneficially owned or owned of record by each Covered Person, together with documentary evidence of such record or beneficial ownership, (3) a list of all derivative securities (as defined in Rule 16a-1 under the Exchange Act or any successor provision thereto) and other derivatives or similar arrangements to which any Covered Person is a counterparty and relating to any shares of capital stock of the Corporation, a description of all economic terms of all such derivative securities and other derivatives or similar arrangements and copies of all agreements and other documents relating to each of such derivative securities and other derivatives or similar arrangements, (4) a list of all transactions by any Covered Person involving any shares of capital stock of the Corporation or any derivative securities (as defined under Rule 16a-1 under the Exchange Act or any successor provision thereto) or other derivatives or similar arrangements related to any shares of capital stock of the Corporation entered into or consummated within 60 days prior to the date of such notice, (5) details of all other material interests of each Covered Person in such nomination or proposal or shares of capital stock of the Corporation (including any rights to dividends or performance-related fees based on any increase or decrease in the value of such shares of capital stock) and (6) a representation as to whether any Covered Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to, in the case of a nomination or nominations, at least the percentage of the Corporation’s outstanding capital stock reasonably believed by the Covered Person to be sufficient to elect the nominee or nominees proposed to be nominated by the stockholder and, in the case of a proposal, holders of at least the percentage of the Corporation’s outstanding capital stock required to elect any Stockholder Nominee or approve such proposal (such representation, the “Solicitation Representation”).

(b)

A notice delivered by or on behalf of any Stockholder under this Section 2.10 shall be deemed to be not in compliance with this Section 2.10 and not be effective if: (x) such notice does not include all of the information, documents and representations required under this Section 2.10, (y) after delivery of such notice, any information or document required to be included in such notice changes or is amended, modified or supplemented, as applicable, prior to the date of the relevant meeting and such information and/or document is not delivered to the Corporation by way of a further written notice as promptly as practicable following the event causing such change in information or amendment, modification or supplement, as applicable, and in any case where such event occurs within 45 days of the date of the relevant meeting, within five business days after such event or (z) any Covered Person does not act in accordance with the representation set forth in the Solicitation Representation; provided, however, that the Board shall have the authority to waive any such non-compliance if the Board determines that such action is appropriate in the exercise of its fiduciary duties.

(c)

Notwithstanding Section 2.10(b), in the event that the number of directors to be elected to the Board is increased effective at the next annual meeting and there is no Public Announcement (as defined below) specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such Public Announcement is first made by the Corporation and such notice otherwise complies with the requirements of this Section 2.10. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, or if no annual meeting was held in the preceding year, notice by a stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the Public Announcement of the date of such meeting is first made by the Corporation. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a Stockholder’s notice as described in this Section 2.10.

(d)

“Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, Section 14 or Section 15(d) of the Exchange Act or any document delivered to all Stockholders (including any quarterly income statement).

2.11.

Selection and Duties of Inspectors at Meeting of Stockholders. The Board, in advance of any meeting of stockholders, may appoint one or more inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the person presiding at such meeting may and, on the request of any stockholder entitled to vote thereat shall, appoint one or more inspectors. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspector(s) shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and shall do such acts as are proper to conduct the election or vote with fairness to all stockholders. On the request of the person presiding at the meeting or any stockholder entitled to vote thereat, the inspector(s) shall make a report in writing of any challenge, question or matter determined by him or them and execute a certificate of any fact found by him or them. Any report or certificate made by the inspector(s) shall be prima facie evidence of the facts stated and of the vote as certified by him or them.

2.12.

Organization. At every meeting of stockholders, the Chief Executive Officer or, in the absence of the Chief Executive Officer, a President or a Vice President, and in case more than one Vice President shall be present, that Vice President designated by the Board (or in the absence of any such designation, the most senior Vice President, based on age, present) shall act as chairman of the meeting. In case none of the officers above designated to act as chairman or secretary of the meeting, respectively, shall be present, a chairman or a secretary of the meeting, as the case may be, may be chosen by a majority of the voting power present at such meeting, which includes the voting power which is present in person or represented by proxy and entitled to vote at the meeting.

2.13.

Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting, but the order of business to be followed at any meeting at which a quorum is present may be changed by a majority of the votes cast at such meeting by the holders of shares of capital stock present, in person or represented by proxy and entitled to vote at the meeting.

2.14.

Action Without Meeting. Unless otherwise provided by the Certificate or these Bylaws, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by the stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such action at a meeting, then that proportion of written consents is required. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed herein. An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 2.14 to the extent permitted by law. Any such consent shall be delivered in accordance with the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date of such meeting had been the date that written consents signed by a sufficient number of stockholders or members to take the action were delivered to the Corporation as provided by law.

2.15.

Copies, Etc. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing

3.	Directors.
3.1.

Number and Term. Except as provided by any provision of the DGCL, the number of directors shall initially be [__________] or such other number of persons as the majority of the full Board, by resolution, may from time to time determine. The directors shall, except for filling vacancies (whether resulting from an increase in the number of directors, resignations, removals or otherwise), be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor is elected and qualifies. Directors need not be stockholders. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. The members of the Board may elect a chairman of the Board (the “Chairman”) by a vote of a majority vote of all directors (which may include the vote of the person so elected).

3.2.

Resignations. Any director, member of a committee or other officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein and, if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

3.3.

Vacancies. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, if the position of any director becomes vacant (whether resulting from an increase in the number of directors, resignations, removals or otherwise), the remaining directors in office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his successor shall be duly chosen.

3.4.

Removal. Other than with respect to any director(s) who are named by a class of preferred stock of the Corporation, which may be removed and replaced either for or without cause at any time solely by the holders of such class of preferred stock, any director(s) may be removed by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote, at a special meeting of the stockholders called for that purpose and the vacancies thus created may be filled, at the meeting held for the purpose of removal, by the majority affirmative vote of the holders of all of the voting power of the issued and outstanding stock entitled to vote.

3.5.

Increase or Decrease of Number. The number of directors may be increased or decreased only by the affirmative vote of a majority of the directors, though less than a quorum. Any newly created directorships may be filled in the same manner as a vacancy.

3.6.

Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by applicable law or by the Certificate. If any such provision is made in the Certificate, the powers and duties imposed upon the Board by applicable law shall be exercised or performed to such extent and by such person or persons as shall be provided in the Certificate. The Board shall exercise all of the powers of the Corporation except such as are by law, or by the Certificate of the Corporation or by these Bylaws, conferred upon or reserved to the stockholders.

3.7.

Conference Call. Members of the Board or any committee designated by such Board may participate in a meeting of the Board or such committee by means of telephone conference or similar communication equipment by means of which all persons participating in the meeting can hear each other and participation pursuant to this Section 3.7 shall constitute presence at such meeting.

3.8.

Committees. The Board may, by resolution(s) passed by a majority of the whole Board, designate one or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member or such committee or committees, the member or members thereof present at any such meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, but no such committee shall have the power or authority in reference to amending the Certificate, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending these Bylaws of the Corporation and, unless the resolution, these Bylaws or the Certificate expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

3.9.	Meetings. Meetings of the Board, regular or special, may be held at any place within or without the State of Delaware.
(a)

On the day when, and at the place where, the annual meeting of stockholders for the election of directors is held, and as soon as practicable thereafter, the Board may hold its annual meeting, without notice of such meeting, for the purposes or organization, election of officers and transaction of other business. The annual meeting of the Board may be held at any other time and place specified in a notice given as provided in this Section 3.10 for special meetings of the Board or in a waiver of notice thereof.

(b)	Regular meetings of the directors may be held without notice at such place and time as shall be determined from time to time by resolution of the directors.
(c)

Special meetings of the Board may be called by the Chief Executive Officer or by the Secretary on the written request of any two or more directors on at least ten (10) days’ notice to each director and shall be held at such place(s) as may be determined by the directors, or as shall be stated in the call of the meeting.

(d)

Anything in these Bylaws or in any resolution adopted by the Board to the contrary notwithstanding, notice of any meeting of the Board need not be given to any director who submits a signed waiver of such notice, whether before or after such meeting, or who attends such meeting without protesting, prior thereto or at its commencement, the lack of notice to him.

3.10.

Quorum. A majority of the directors in office from time to time shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained and no further notice thereof need be given, other than by announcement at the meeting which shall be so adjourned.

3.11.

Compensation. Unless otherwise restricted by the Certificate, the Board shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

3.12.

Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if a written consent thereto is signed by all members of the Board, or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

3.13.

Telephone Meeting. Any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a telephone conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.

3.14.

Annual Report. As soon as practicable after the close of each fiscal year, a report of the business and affairs of the Corporation to the shareholders shall be made under the direction of the Board, unless the Board determines, in its reasonable discretion, that such a report is not reasonably required.

4.	Officers.
4.1.

Officers. The Board may elect or appoint a Chief Executive Officer and such other officers as it may determine. The Board may designate one or more Vice Presidents as Executive Vice Presidents and may use descriptive words or phrases to designate the standing, seniority or area of special competence of the Vice Presidents elected or appointed by it. Each officer shall hold his office until his successor is elected and qualified or until his earlier death, resignation or removal in the manner provided in Section 4.2. Any two or more offices may be held by the same person. The Board may require any officer to give a bond or other security for the faithful performance of his duties, in such amount and with such sureties as the Board may determine. All officers as between themselves and the Corporation shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or as the Board may from time to time determine.

4.2.

Removal of Officers. Any officer elected or appointed by the Board may be removed by the Board with or without cause. The removal of an officer without cause shall be without prejudice to his contract rights, if any. The election or appointment of an officer shall not of itself create contract rights.

4.3.

Resignations. Any officer may resign at any time by notifying the Board, the Chief Executive Officer or the Secretary in writing. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any.

4.4.

Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in these Bylaws for the regular election or appointment to such office.

4.5.

Compensation. Salaries or other compensation of the officers may be fixed from time to time by the Board. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he is also a director.

4.6.

Chief Executive Officer. The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, subject to control of the Board, and shall report directly to the Board, and shall have supervisory responsibility over officers operating and discharging their responsibilities. The Chief Executive Officer shall perform all such other duties which are commonly incident to the capacity of Chief Executive Officer or which are delegated to him or her by the Board.

4.7.

President. The President shall have general supervision and direction of the business and affairs of the Corporation as directed by the Chief Executive Officer. The President shall, if present, preside at all meetings of the stockholders. He may, with the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer, sign certificates for shares of the Corporation. He may sign and execute, in the name of the Corporation, deeds, mortgages, bonds, contracts and other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by these Bylaws to some other officer or agent of the Corporation, or shall be required by law otherwise to be signed or executed, and, in general, he shall perform all duties incident to the office of President and such other duties as from time to time may be assigned to him by the Board. If there is no President, the Chief Executive Officer shall perform the President’s functions.

4.8.

Principal Financial Officer. The Principal Financial Officer shall perform all the powers and duties of the office of the principal financial officer and in general have overall supervision of the financial operations of the Corporation. The Principal Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he may agree with the Chief Executive Officer or as the Board may from time to time determine. If there is no Principal Financial Officer, the Chief Executive Officer shall perform the Principal Financial Officer’s functions.

4.9.

Executive Vice Presidents. At the request of the President or, in his absence, at the request of the Board, the Executive Vice Presidents shall (in such order as may be designated by the Board or, in the absence of any such designation, in order of seniority based on age) perform all of the duties of the President and, so acting, shall have all the powers of and be subject to all restrictions upon the President. Any Executive Vice President may also, with the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer, sign certificates for shares of the Corporation, may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by these Bylaws to some other officer or agent of the Corporation, or shall be required by law otherwise to be signed or executed, and shall perform such other duties as from time to time may be assigned to him by the Board or the President.

4.10.

Secretary. The Secretary, if present, shall act as Secretary of all meetings of the stockholders and of the Board and shall keep the minutes thereof in the proper book(s) to be provided for that purpose; he shall see that all notices required to be given by the Corporation are duly given and served; he may, with the Chief Executive Officer or a Vice President, sign certificates for shares of the Corporation; he shall be custodian of the seal of the Corporation, if any, and may seal with the seal of the Corporation or a facsimile thereof, if any, all certificates for shares of capital stock of the Corporation and all documents; he shall have charge of the stock ledger and also of the other books, records and papers of the Corporation relating to its organization and management as a Corporation and shall see that the reports, statements and other documents required by law are properly kept and filed; and shall, in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board or the Chief Executive Officer. If there is no Secretary, the Chief Executive Officer shall perform the Secretary’s functions.

4.11.

Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation; receive and give receipts for monies due and payable to the Corporation from any sources whatsoever; deposit all such monies in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with these Bylaws; against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositories of the Corporation signed in such manner as shall be determined in accordance with any provisions of these Bylaws, and be responsible for the accuracy of the amounts of all monies to disbursed; regularly enter or cause to be entered in books to be kept by him or under his direction full and adequate account of all monies received or paid by him for the account of the Corporation; have the right to require, from time to time, reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same; render to the Chief Executive Officer or the Board, whenever the Chief Executive Officer or the Board, respectively, shall require him so to do, an account of the financial conditions of the Corporation and of all his transactions as Treasurer; exhibit at all reasonable times his books of account and other records to any of the directors upon application at the office of the Corporation where such books and records are kept; and, in general, perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chief Executive Officer or the Board; and he may sign with the Chief Executive Officer or a Vice President certificates for shares of the capital stock of the Corporation. If there is no Treasurer, the Chief Executive Officer shall perform the Treasurer’s functions.

4.12.

Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board or the Chief Executive Officer. Assistant Secretaries and Assistant Treasurers may, with the Chief Executive Officer or a Vice President, sign certificates for shares of the Corporation.

4.13.

Additional Matters. The Chief Executive Officer, the President and the Principal Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer, Assistant Controller or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board.

5.	Contracts, Checks, Drafts, Bank Accounts, etc.
5.1.

Execution of Contracts. The Board may authorize any officer, employee or agent, in the name and on behalf of the Corporation, to enter into any contract or execute and satisfy any instrument, and any such authority may be general or confined to specific instances, or otherwise limited.

5.2.

Loans. The Chief Executive Officer or any other officer, employee or agent authorized by these Bylaws or by the Board may effect loans and advances at any time for the Corporation from any bank, trust company or other institutions or from any firm, corporation or individual and for such loans and advances may make, execute and deliver promissory notes, bonds or other certificates or evidence of indebtedness of the Corporation and, when authorized by the Board to do so, may pledge and hypothecate or transfer any securities or the property of the Corporation as security for any such loans or advances. Such authority conferred by the Board may be general or confined to specific instances or otherwise limited.

5.3.

Checks, Drafts, etc. All checks, drafts and other orders for the payment of money out of the funds of the Corporation and all notes or other evidence of indebtedness of the Corporation shall be signed on behalf of the Corporation in such manner as shall from time to time be determined by resolution of the Board.

5.4.

Deposits. The funds of the Corporation not otherwise employed shall be deposited from time to time to the order of the Corporation in such banks, trust companies or other depositories as the Board may select or as may be selected by an officer, employee or agent of the Corporation to whom such power may from time to time be delegated by the Board.

6.	Stocks and Dividends.
6.1.	Certificates Representing Shares. The shares of the Corporation shall not be certificated unless required by law.
6.2.

Transfer of Shares. Transfers of shares of capital stock of the Corporation shall be made only on the books of the Corporation by the holder thereof or by his duly authorized attorney appointed by a power of attorney duly executed and filed with the Secretary or a transfer agent of the Corporation and on surrender of any certificate(s) representing such shares of capital stock, if they exist, properly endorsed for transfer and upon payment of all necessary transfer taxes and such other instruments of transfer as requested by the Corporation. A person in whose name shares of capital stock shall stand on the books of the Corporation shall be deemed the owner thereof to receive dividends, to vote as such owner and for all other purposes as respects the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until such transfer shall have been entered on the books of the Corporation by an entry showing from and to whom transferred.

6.3.

Registered Stockholders and Addresses of Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of capital stock to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of capital stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by applicable law. Each stockholder shall designate to the Secretary or transfer agent of the Corporation an address at which notices of meetings and all other corporate notices may be given to such person, and, if any stockholder fails to designate such address, corporate notices may be given to such person by mail directed to such person at such person’s post office address, if any, as the same appears on the stock record books of the Corporation or at such person’s last known post office address or as otherwise provided by applicable law.

6.4.

Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place(s) as may be determined from time to time by the Board.

6.5.

Lost, Destroyed, Stolen and Mutilated Certificates. The holder of any shares shall immediately notify the Corporation of any loss, destruction, theft or mutilation of the certificate representing such shares and the Corporation may issue a new certificate to replace the certificate alleged to have been lost, destroyed, stolen or mutilated. The Board may, in its discretion, as a condition to the issue of any such new certificate, require the owner of the lost, destroyed, stolen or mutilated certificate, or his legal representatives, to make proof satisfactory to the Board of such loss, destruction, theft or mutilation and to advertise such fact in such manner as the Board may require, and to give the Corporation and its transfer agents and registrars, or such of them as the Board may require, a bond in such form, in such sums and with such surety or sureties as the Board may direct, to indemnify the Corporation and its transfer agents and registrars against any claim that may be made against any of them on account of the continued existence of any such certificate so alleged to have been lost, destroyed, stolen or mutilated and against any expense in connection with such claim.

6.6.

Regulations. The Board may make rules and regulations as it may deem expedient, not inconsistent with these Bylaws or with the Certificate, concerning the issue, transfer and registration of certificates representing shares of its capital stock.

6.7.

Restriction on Transfer of Stock. A written restriction on the transfer or registration of transfer of capital stock of the Corporation, if permitted by the provisions of the DGCL, and noted conspicuously on the certificate representing such capital stock, if such certificate exists, may be enforced against the holder of the restricted capital stock of any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder. Unless noted conspicuously on the certificate representing such capital stock, a restriction, even though permitted by the provisions of the DGCL, as the same may be amended and supplements, shall be ineffective except against a person with actual knowledge of the restriction. A restriction on the transfer or registration of transfer of capital stock of the Corporation may be imposed either by the Certificate or by an agreement among any number of stockholders or among such stockholders and the Corporation. No restriction so imposed shall be binding with respect to capital stock issued prior to the adoption of the restriction unless the holders of such capital stock are parties to an agreement or voted in favor of the restriction. Except to the extent that the Corporation has obtained an opinion of counsel acceptable to the Corporation that transfer restrictions are not required under applicable securities laws, or has otherwise satisfied itself that such transfer restrictions are not required, any certificates representing shares of the Corporation shall bear a legend on the face of the certificate, or on the reverse of the certificate if a reference to the legend is contained on the face, which reads substantially as follows:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

6.8.	Dividends, Surplus, etc. Subject to the provisions of the Certificate and of law, the Board:
(a)

may declare and pay dividends or make other distributions on the outstanding shares of capital stock in such amounts and at such time to times as, in its discretion, the conditions of the affairs of the Corporation shall render advisable;

(b)

may use and apply, in its discretion, any of the surplus of the Corporation in purchasing or acquiring any shares of capital stock of the Corporation, or purchase warrants therefor, in accordance with law, or any of its bonds, debentures, notes, scrip or other securities or evidence of indebtedness; and

(c)

may set aside from time to time out of such surplus or net profits such sum(s) as, in its discretion, it may think proper, as a reserve fund to meet contingencies, or for equalizing dividends or for the purpose of maintaining or increasing the property or business of the Corporation, or for any other purpose it may think conducive to the best interests of the Corporation.

7.	Miscellaneous.
7.1.	Seal. The Board shall have the power by resolution to adopt, make and use a corporate seal and to alter the form of such seal from time to time.
7.2.	Fiscal Year. The fiscal year of the Corporation shall be determined, and may be changed, by resolution of the Board.
7.3.

Books and Records. The Corporation shall: (1) Keep as permanent records minutes of all meetings of its stockholders and the Board, a record of all actions taken by the stockholders or the Board without a meeting, and a record of all actions taken by a committee of the Board exercising the authority of the Board on behalf of the Corporation; (2) Maintain appropriate accounting records; (3) Maintain a record of its stockholders, in a form that permits preparation of a list of the names and addresses of all stockholders, in alphabetical order by class of shares showing the number and class of shares held by each; provided, however, such record may be maintained by an agent of the Corporation; (4) Maintain its records in written form or in another form capable of conversion into written form within a reasonable time; and (5) Keep a copy of the following records (subject to any provision of the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board: (a) the Certificate as currently in effect; (b) these Bylaws and all amendments thereto as currently in effect; (c) the minutes of all meetings of stockholders and records of all action taken by stockholders; (d) the Corporation’s financial statements for the past three years; (e) all written communications to stockholders generally within the past three years; (f) a list of the names and business addresses of the current Directors and officers; and (g) the most recent annual report delivered to the Delaware Secretary of State.

7.4.

Forum Selection; Attorneys’ Fees. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. If any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of these Bylaws, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the Corporation and any other parties asserting a claim as set forth in the initial paragraph of this Section 7.4, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 7.4 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, as amended, the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive or concurrent jurisdiction.

7.5.

Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the provisions of the Certificate and applicable law.

7.6.

Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used at any time unless otherwise restricted by the Board or a committee thereof.

7.7.

Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

7.8.

Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

8.	Indemnification. The Corporation shall have the rights and obligations related to indemnification as set forth in the Certificate.
9.

Amendments. These Bylaws may be altered or repealed and Bylaws may be made at any annual meeting of the stockholders or at any special meeting thereof, if notice of the proposed alteration or repeal of Bylaw or Bylaws to be made be contained in the notice of such special meeting, by the affirmative vote of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, or by the affirmative vote of a majority of the Board at any regular meeting of the Board, or at any special meeting of the Board, if notice of the proposed alteration or repeal, or Bylaw or Bylaws to be made, be contained in the notice of such meeting, or by a written consent in lieu of a meeting as set forth herein.

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Annex D

Maryland Articles of Amendment

ARTICLES OF AMENDMENT

OF

UNIVERSAL SECURITY INSTRUMENTS, INC.

Universal Security Instruments Inc., a Maryland corporation (“the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to amend its Articles of Incorporation as currently in effect.

SECOND: The Articles of Incorporation of the Corporation is hereby amended by deleting the text of Article Fifth in its entirety and inserting the following in place thereof:

“FIFTH: The total number of shares of stock of all classes which the Corporation has authority to issue is five hundred million (500,000,000) shares of common stock, par value of $0.001 per share (the “Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”).”

THIRD:(a) The foregoing amendment to the Articles of Incorporation of the Corporation has been approved by the board directors of the Corporation by unanimous written consent in lieu of a meeting dated February 23, 2022.

(b) The foregoing amendment to the Articles of Incorporation of the Corporation has been approved by the stockholders of the Corporation at a Special Meeting of the Stockholders held on [●], 2022.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the act and deed of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of the undersigned’s knowledge, information and belief, these matters and facts relation to the Corporation are true in all material respects and that this statement is made under penalties of perjury.

[Signature Page Follows]

D-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on behalf by its President and Chief Executive Officer and attested to by its Secretary on this ___ day of ____________, 2022.

UNIVERSAL SECURITY INSTRUMENTS, INC.

Name:	Harvey B. Grossblatt
Title:	President and Chief
Executive Officer

ATTEST:

Name:	James B. Huff
Title:	Secretary

D-2

Annex E

Infinite Reality Holdings, Inc.

2022 Omnibus Incentive Plan

[Universal Security Instruments, Inc.]

2021 Omnibus Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1Establishment. Universal Security Instruments, Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Universal Security Instruments, Inc. 2021 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards. This Plan shall become effective upon stockholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2Purpose of This Plan. The purpose of this Plan is to provide a means whereby Employees, Directors, and Third-Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third-Party Service Providers of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3Duration of This Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4“Award Agreement” means either: (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof.

2.5“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6“Board” or “Board of Directors” means the board of directors of the Company.

2.7“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8“Cause" shall mean, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and the Company or its Affiliates applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of documents or records of the Company or any of its Affiliates; (ii) the Participant’s material failure to abide by the Company’s or any Affiliate’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the Participant’s improper use or disclosure of the Company’s or any of its Affiliate’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s or any of its Affiliate’s reputation or business; (v) the Participant’s substantial and continued failure to perform any reasonable assigned duties after written notice from the Company or any of its Affiliates, and a reasonable opportunity to cure, such failure; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company or any of its Affiliates which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company or any of its Affiliates.

2.9"Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)any Person or group (as described in regulations under Section 409A of the Code) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing:

(A)more than 50% or more of the combined voting power of the Company's then outstanding securities, excluding any Person or group who becomes such a Beneficial Owner in connection with transactions described in clauses (x), (y) or (z) of paragraph (iii) below and excluding the acquisition by a Person or group holding more than 50 percent of such voting power, or

(B)30 percent or more of the combined voting power of the Company’s then outstanding securities during any twelve-month period; or

(ii)there is a change in the composition of the Board of Directors of the Company occurring during any twelve month period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” shall mean directors who either (x) are members of the Board as of the date of this Agreement or (y) are  elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors  at the time of such election or nomination); or

(iii)there is consummated, in any transaction or series of transactions during a twelve-month period, a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination after which (x) the stockholders of the Company own more than 50 percent of the common stock or combined voting power of the voting securities of the company resulting from the Business Combination, (y) at least a majority of the board of directors of the resulting corporation were Incumbent Directors and (z) no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) becomes the Beneficial Owner of 35 percent or more of the combined voting power of the securities of the resulting corporation, who did not own such securities immediately before the Business Combination.

This definition of “Change in Control” is intended to comply with the definition of “Change in Control” under Code Section 409A. For purposes of this Section 2.9, any of the events described above shall in any case constitute a "change in the ownership or effective control" of the Company or a "change in the ownership of a substantial portion of the assets" of the Company, in each case, within the meaning of Code Section 409A in order to be a “Change in Control” hereunder.

For purposes of this Section 2.9, the rules of Code Section 318(a) and the regulations issued thereunder shall be used to determine stock ownership.

2.10“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time or any successor statute thereto. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. Each member of the Committee shall be a Nonemployee Director and an Outside Director, except that if the Board determines that (i) the Plan cannot or need not satisfy the requirements of Rule 16b-3 of the Exchange Act (such that grants of Awards are not or need not be exempt from Section 16(b) of the Exchange Act), then there may be less than two members of the Committee, and the members of the Committee need not be Nonemployee Directors or (ii) they no longer want the Plan to comply with the requirements of Section 162(m) of the Code and the regulations thereunder, or the Plan need not comply with such requirements, then there may be less than two  members of the Committee and the members of the Committee need not be Outside Directors. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12“Common Stock” means the common stock, .001 par value per share, of the Company.

2.13“Company” means Universal Security Instruments, Inc., a Delaware corporation, and any successor thereto as provided in Article 20 herein.

2.14[Reserved].

2.15“Director” means any individual who is a member of the Board of Directors.

2.16“Disability” means, subject to an examination as specified by the Committee, a Participant's inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of twelve (12)  months or longer.

2.17“Dividend Equivalents” has the meaning set forth in Section 3.2(i).

2.18“Effective Date” has the meaning set forth in Section 1.1.

2.19“Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, a Subsidiary or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, or Subsidiary during such period. An individual shall not cease to be an Employee in the case of: (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, any Affiliates, or any Subsidiaries. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute "employment" by the Company.

2.20“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.21“Extraordinary Items” means (a) extraordinary, unusual, and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition.

2.22“Fair Market Value” or “FMV” means:

(i)If the Shares are listed or admitted to trading on a securities exchange registered under the Exchange Act, the "Fair Market Value" of a Share as of a specified date shall mean the per Share closing price of the Shares for the date as of which Fair Market Value is being determined (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported) on the principal securities exchange on which the Shares are listed or admitted to trading.

(ii)If the Shares are not listed or admitted to trading on any such exchange but are listed as a national market security on the NASDAQ Stock Market, Inc. ("NASDAQ"), traded in the over-the-counter market or listed or traded on any similar system then in use, the Fair Market Value of a Share shall be the last sales price for the date as of which the Fair Market Value is being determined (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) reported on such system.   If the Shares are not listed or admitted to trading on any such exchange, are not listed as a national market security on NASDAQ and are not traded in the over-the-counter market or listed or traded on any similar system then in use, but are quoted on NASDAQ or any similar system then in use, the Fair Market Value of a Share shall be the average of the closing high bid and low asked quotations on such system for the Shares on the date in question.

(iii)In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the price of a Share as determined by the Committee in its sole discretion by application of a reasonable valuation method. The Committee may, in its sole discretion, seek the advice of outside experts in connection with any such determination.

2.23“Full-Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.24“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.25“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.26“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option that is intended to meet the requirements of Code Section 422 or any successor provision.

2.27“Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a Beneficial Owner of more than ten percent (10%) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.28“Nonemployee Director” means a Director who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3)(i) of the Exchange Act.

2.29“Nonemployee Director Award” means any NQSO, SAR, or Full-Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.30“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.31“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.32“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.33“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.34“Outside Director” is a Director who is an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code.

2.35“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.36[Reserved].

2.37“Performance Measures” mean measures as described in Article 12 on which the performance goals are based.

2.38“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.39“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.40“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.41“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.42“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

2.43“Plan” means the Universal Security Instruments, Inc. Amended and Restated 2018 Omnibus Incentive Plan.

2.44“Plan Year” means the Company’s fiscal year which begins January 1 and ends December 31.

2.45“Prior Plan” means the Universal Security Instruments, Inc. Amended and Restated 2009 Omnibus Incentive Plan.

2.46“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.47“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant Date.

2.48“SEC” means the United States Securities and Exchange Commission.

2.49“Securities Act” means the Securities Act of 1933, as amended.

2.50“Share” means a share of Common Stock of the Company, no par value per share.

2.51“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.52“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.53“Third-Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Third Party Service Provider will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

Article 3. Administration

3.1General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2Authority of the Committee. Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(a)To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted

(which need not be identical), including the time or times when a Person shall be permitted to receive Shares pursuant to an Award, and the number of Shares subject to an Award;

(b)To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission, or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c)To approve forms of Award Agreements for use under the Plan;

(d)To determine Fair Market Value of a Share in accordance with Section 2.21 of the Plan;

(e)To amend the Plan or any Award Agreement as provided in the Plan;

(f)To adopt subplans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States. Such subplans and/or special provisions may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such subplans and/or special provisions, the provisions of the Plan shall govern;

(g)To authorize any Person to execute on behalf of the Company any instrument required to effect the grant of a stock award previously granted by the Committee or the Board;

(h)To determine whether Awards will be settled in Shares of common stock, cash, or in any combination thereof;

(i)To determine whether Awards will be adjusted for Dividend Equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant; provided, however, that Options and SARs may not be adjusted for Dividend Equivalents.

(j)To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(k)To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards;

(l)To impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares, including, without limitation: (i) restrictions under an insider trading policy and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(m)To provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash, or a combination thereof, the amount of which is determined by reference to the value of Shares.

3.3Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more Directors or officers, in accordance with applicable law, of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such Director or officer for Awards granted to an Employee who is considered an Insider; and (ii) the Director(s) or officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to This Plan and Maximum Awards

4.1Number of Shares Authorized and Available for Awards. The number of Shares authorized and available for Awards under the Plan shall be determined in accordance with the following provisions:

(a)Subject to adjustment as provided in Section 4.4 of the Plan, the maximum number of Shares available for issuance under the Plan shall be 4,000,000 shares, plus (i) the number of Shares remaining  available for issuance under the Prior Plans that are not subject to outstanding Awards as of the Effective Date, and (ii) the number of Shares subject to Awards outstanding under the Prior Plan as of the Effective Date but only to the extent that such outstanding Awards are forfeited, expire, or otherwise terminate without the issuance of such Shares.

(b)The maximum number of Shares that may be issued pursuant to ISOs under the Plan shall be 4,000,000.

4.2Share Usage. Shares covered by an Award granted under Articles 8 and 9 shall be counted as used only to the extent they are actually issued. Any Shares related to Awards granted under Articles 8 and 9 that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of the Shares, or are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. However, Shares covered by an Award granted under Articles 6, 7 and 10 shall be counted as used once the Award is granted. If the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), the tendered Shares shall not be available for grant under this Plan. Furthermore, if an SAR is exercised and settled in Shares, the difference between the total Shares exercised and the net Shares delivered shall not be available for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.4 and 20.2, shall apply to grants of such Awards under this Plan:

(a)Options and SARs: The maximum aggregate number of Shares subject to Options and SARs granted to any one Participant in any one Plan Year shall be 750,000.

(b)Restricted Stock and Restricted Stock Units: The maximum aggregate number of Shares subject to Restricted Stock and Restricted Stock Units granted to any one Participant in any one Plan Year shall be 750,000.

(c)Performance Units: The maximum aggregate amount awarded or credited with respect to Performance Units to any one Participant in any one Plan Year in respect of any performance period may not exceed $20,000,000, determined as of the date of grant.

(d)Performance Shares: The maximum aggregate number of Performance Shares that a Participant may receive in any one Plan Year in respect of any performance period shall be [750,000] Shares, determined as of the date of grant.

(e)Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year in respect of any performance period may not exceed $20,000,000, determined as of the date of grant.

(f)Other Stock-Based Awards: The maximum aggregate amount awarded or credited with respect to Other Stock-Based Awards to any one Participant in any one Plan Year in respect of any performance period may not exceed 750,000 Shares, determined as of the date of grant.

(g)Nonemployee Director Awards: In addition to the limits described in (a) – (f) above, a Nonemployee Director may not be granted in any one Plan Year Awards worth more than $500,000.

For the avoidance of doubt, in no event shall any Participant be granted Options, SARS, Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock-Based Awards in any Plan Year in an amount in excess of 750,000 Shares in the aggregate under the Plan.

4.4Adjustments in Authorized Shares. Adjustment in authorized Shares available for issuance under the Plan or under an outstanding Award and adjustments in Annual Award Limits shall be subject to the following provisions:

(a)In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards, provided that the Committee, in its sole discretion, shall determine the methodology or manner of making such substitution or adjustment.

(b)The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions described in Section 4.4(a).

(c)The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(d)Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5. Eligibility, Participation and Minimum Vesting

5.1Eligibility. Persons eligible to participate in this Plan include all Employees, Directors, and Third-Party Service Providers.

5.2Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

5.3Minimum Vesting. There shall be a minimum vesting period of one year for all Awards under the Plan, provided that up to 5% of the Awards under this Plan are not required to have a minimum vesting period.

Article 6. Stock Options

6.1Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Employees and Directors in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.2Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan, a base template of which is attached hereto as Exhibit A.

6.3Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of a Share as of the Option’s Grant Date.

6.4Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a)In cash or its equivalent;

(b)By tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c)By a cashless (broker-assisted) exercise;

(d)By any combination of (a), (b), and (c); or

(e)Any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable, but in no event later than 45 days, after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

6.7Termination of Employment. Each Participant’s Award Agreement may set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination. In the absence of a specific provision in a Participant’s Award Agreement, in the event of the termination of employment of a Participant or the termination or separation from service of a Third-Party Service Provider or a Director for any reason (other than by reason of death, Disability or Change in Control), the term of any Options granted to such Participant outstanding and vested as of the date of (or as a result of) such termination or separation, shall expire six (6) months after the date of such termination or separation, provided, however, that in no instance may the term of an Award, as so extended, extend beyond the end of the original term of the Award Agreement. Except as otherwise provided by the Committee, any unvested options held by such Participant under this Plan shall be forfeited upon such termination or separation.

6.8Special Rules Regarding ISOs. Notwithstanding any provision of the Plan to the contrary, an ISO granted to a Participant shall be subject to the following rules:

(a)	Special ISO Definitions.
(i)	“Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).
(ii)	“ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).
(iii)

A “10% Owner” is an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.

(b)Eligible Employees. ISOs may be granted solely to eligible Employees of the Company, Parent Corporation, or ISO Subsidiary (as permitted under Code Sections 422 and 424).

(c)Option Price. The Option Price of an ISO granted under the Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must at least equal one hundred percent (100%) of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% Owners, the Option Price may not be not less than 110% of such Fair Market Value).

(d)Right to Exercise. Any ISO granted to a Participant under the Plan shall be exercisable during his or her lifetime solely by such Participant.

(e)Exercise Period. The period during which a Participant may exercise an ISO shall not exceed ten (10) years from the date on which the ISO was granted.

(f)Termination of Employment. In the event a Participant terminates employment due to death or disability, as defined under Code Section 22(e)(3), the Participant (or his beneficiary, in the case of death) shall have the right to exercise the Participant’s ISO Award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his/her death or disability, as applicable; provided, however that such period may not exceed one (1) year from the date of such termination of employment or, if shorter, the remaining term of the ISO. In the event a Participant terminates employment for reasons other than death or disability, as defined under Code Section 22(e)(3), the Participant shall have the right to exercise the Participant’s ISO Award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such termination of employment; provided, however that such period may not exceed three (3) months from the date of such termination of employment or, if shorter, the remaining term of the ISO.

(g)Dollar Limitation. To the extent that the aggregate Fair Market Value of: (i) the Shares with respect to which Options designated as Incentive Stock Options plus (ii) the Shares of common stock of the Company, Parent Corporation, and any Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of an ISO during any calendar year under all plans of the Company and any Affiliate and Subsidiary exceeds one hundred thousand dollars ($100,000), such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option or other Incentive Stock Option is granted.

(h)Duration of Plan. No Incentive Stock Options may be granted more than ten (10) years after the earlier of: (i) adoption of this Plan by the Board, or (ii) the Effective Date.

(i)Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within thirty (30) days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code Section 421(b) has occurred.

(j)Transferability. No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, at the discretion of the Committee, an ISO may be transferred to a grantor trust under which the Participant making the transfer is the sole beneficiary.

Article 7. Stock Appreciation Rights

7.1Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

7.2Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of a Share as of the Grant Date.

7.3SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine, in substantially the form of SAR Grant Agreement attached hereto as Exhibit B.

7.4Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary of its grant date.

7.5Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.6Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company, within 45 days of the date of exercise, in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by
(b)	The number of Shares with respect to which the SAR is exercised.

7.7Form of Payment. Payment, if any, with respect to an SAR settled in accordance with Section 7.6 of the Plan shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares, or a combination thereof, as the Committee determines.

7.8Termination of Employment. Each Award Agreement may set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, Affiliates, or Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination. In the absence of a specific provision in a Participant’s Award Agreement, in the event of the termination of employment or separation from service of a Participant for any reason (other than by reason of death, Disability or Change in Control), the term of any SAR granted to such Participant outstanding and vested as of the date (or as a result of) such termination or separation, shall expire six (6) months after the date of such termination or separation, provided, however, that in no instance may the term of an Award, as so extended, extend beyond the end of the original term of the Award Agreement. Except as otherwise provided by the Committee, any unvested SARs held by such Participant under this Plan shall be forfeited upon such termination or separation.

7.9Other Restrictions. The Committee shall impose such other conditions or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

8.2Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock, or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine, in substantially the forms of those attached hereto as Exhibit C and Exhibit D, respectively.

8.3Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse. Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each

Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

8.4Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion: The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Universal Security Instruments, Inc.

8.5Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6Termination of Employment. Each Award Agreement may set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination. In the absence of a specific provision in a Participant’s Award Agreement, in the event of the termination of employment of a Participant or the termination or separation from service of a Third-Party Service Provider or a Director for any reason (other than by reason of death, Disability or Change in Control), any unvested Restricted Stock and/or Restricted Stock Units granted to such Participant under this Plan shall be forfeited upon such termination or separation.

Article 9. Performance Units/Performance Shares

9.1Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to 100% of Fair Market Value of a Share as of the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive a payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement, an example form of which is attached hereto as Exhibit E.. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares in accordance with the terms of the Award Agreement. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5Termination of Employment. Each Award Agreement may set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination. In the absence of a specific provision in a Participant’s Award Agreement, in the event of the termination of employment of a Participant or the termination or separation from service of a Third-Party Service Provider or a Director for any reason (other than by reason of death, Disability or Change in Control), any unvested Performance Units and/or Performance Shares granted to such Participant under this Plan shall be forfeited upon such termination or separation.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards  not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the  transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of  Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash- Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash- Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines. In the absence of an Award Agreement or a specific provision in a Participant’s Award Agreement to the contrary, no Participant shall have any right to receive payment of any Cash-Based Award or Other Stock-Based Award unless such Participant remains in the employ of the Company at the time of payment of such Award.

10.5Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock – Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination. In the absence of an Award Agreement or a specific provision in a Participant’s Award Agreement, in the event of a Participant’s termination of employment or separation from service for any reason (other than by reason of death, Disability or Change in Control), any unvested Cash-Based Awards or Other Stock-Based Awards granted to such Participant under this Plan shall be forfeited upon such termination or separation.

Article 11. Transferability of Awards and Shares

11.1Transferability of Awards. Except as provided in Section 6.8(j) and Section 11.2, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relation order entered into by a court of competent jurisdiction; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation of this Section 11.1 shall be null and void; provided, however, Options or SARs that have vested may be transferred to a charitable organization or a Family Member of such Participant. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided. For purposes of this provision, Family Member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any Person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

11.2Committee Action. Except as provided in Section 6.8(j), the Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards shall be transferable to and exercisable by such transferees, and be subject to such terms and conditions as the Committee may deem appropriate; provided, however, no Award may be transferred for value without stockholder approval.

11.3Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, or under any blue sky or state securities laws applicable to such Shares.

Article 12. Performance Measures

12.1Performance Measures. The performance goals upon which the payment or vesting of an Award to a Participant may include, but are not limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Net sales or revenue growth;
(d)	Net operating profit or income;
(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	Gross or operating margins;
(i)	Registered Users (number and/or growth)
(j)	Advertising revenues or CPMs
(k)	Productivity ratios;
(l)	Share price (including, but not limited to, growth measures and total stockholder return);
(m)	Cost control;
(n)	Margins;
(o)	Operating efficiency;
(p)	Market share;
(q)	Customer satisfaction or employee satisfaction;
(r)	Working capital;
(s)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);
(t)	Management development;

(u)	Diversity;
(v)	Succession planning;
(w)	Financial controls;
(x)	Ethics;
(y)	Information technology;
(z)	Marketing initiatives;
(aa)	Business development;
(bb)	Financial structure;
(cc)	Taxes;
(dd)	Depreciation and amortization; and
(ee)	Other measures determined by the Board to be relevant to the business of the Company.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices.

12.2Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write- downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) Extraordinary Items, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.

12.3Adjustment of Performance-Based Compensation. The Committee shall retain the discretion to adjust such Awards upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Article 13. Nonemployee Director Awards

The Board or Committee shall determine and approve all Awards to Nonemployee Directors. The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement.

Article 14. Dividend Equivalents

Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, provided that in no circumstance will a Participant vest in a dividend or a Dividend Equivalent prior to the vesting of the underlying Award. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents based on the dividends declared on Shares that are subject to an Option, ISO, or SAR Award and further no dividends or Dividend Equivalents shall be paid out with respect to any unvested Performance Shares or Performance Units.

Article 15. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 16. Rights of Participants

16.1     Employment. Nothing in this Plan or an Award Agreement shall: (a) interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, or (b) confer upon any Participant any right to continue his/her employment or service as a Director or Third-Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate or Subsidiary and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2     Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3     Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17. Change in Control

Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement. In the event of a Change in Control, (i) any unvested Awards granted to a Participant shall immediately vest, including any Awards that are subject to Performance Measures, which shall vest at target, and (ii) such Participant shall have the unqualified right to exercise any Options or SARs that are outstanding as of the date of such Change in Control for a period of three (3) years after such Change in Control of the Company, provided, however, that in no instance may the term of the Awards, as so extended, extend beyond the end of the original term of the Award Agreement; provided, further, however that the accelerated vesting of any Award shall not effect the distribution date of any Award subject to Code Section 409A.

Article 18. Disability

Except for ISOs covered by Section 6.8(f), in the absence of a specific provision in a Participant’s Award Agreement, if a Participant terminates employment or separates from service due to Disability, (i) any unvested Awards granted to such Participant shall immediately vest and (ii) such Participant, or his/her guardian or legal representative, shall have the unqualified right to exercise any Options or SARs that are outstanding as of the date of such termination or separation for a period of one year after such termination or separation, provided, however, in no instance may the term of the Option or SAR, as so extended, extend beyond the end of the original term of the Award Agreement; provided, further, however that the accelerated vesting of any Award shall not effect the distribution date of any Award subject to Code Section 409A.

Article 19. Death

Except for ISOs covered by Section 6.8(f), in the absence of a specific provision in a Participant’s Award Agreement, if a Participant dies while employed or otherwise engaged by or providing services to the Company or any of its Subsidiaries or Affiliates, as the case may be, (i) any unvested Awards granted to such Participant under the Plan shall immediately vest and (ii) any Options or SARs outstanding as of the date of such Participant’s death shall be exercisable by the estate of such Participant or by any Person who acquired such Award by bequest or inheritance, at any time within one year after the death of such Participant, provided, however, that in no instance may the term of the Option or SAR, as so extended, extend beyond the end of the original term of the Award Agreement.

Article 20. Amendment and Termination

20.1Amendment and Termination of the Plan and Award Agreements.

(a)Subject to subparagraphs (b) and (c) of this Section 20.1 and Section 20.3 of the Plan, the Board may at any time alter, amend, suspend or terminate the Plan as it shall deem advisable and the Committee may, at any time and from time to time, amend an outstanding Award Agreement.

(b)Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of an outstanding Award may not be amended to reduce the exercise price of outstanding Options or to reduce the Grant Price of outstanding SARs or cancel outstanding Options or SARs in exchange for cash, other Awards, or Options or SARs with an exercise price or Grant Price, as applicable, that is less than the exercise price of the cancelled Options or the Grant Price of the cancelled SARs without shareholder approval.

(c)Notwithstanding the foregoing, no amendment of this Plan shall be made without stockholder approval if stockholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

20.2Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 12.3, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 20.2 without further consideration or action.

20.3Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 20.2, 20.4, or 23.14, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

20.4Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 20.4 to any Award granted under the Plan without further consideration or action.

Article 21. Withholding

21.1Tax Withholding. The Company shall have the right to deduct from any and all payments made under this Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by the Company or any of its Affiliates with respect to an Award or the Shares acquired pursuant thereto. The Company shall have no obligation to deliver Shares, to release Shares from an escrow established pursuant to an Award Agreement, or to make any payment in cash under this Plan until the Company or its Affiliate’s, as applicable, withholding obligations have been satisfied by the Participant.

21.2Share Withholding. With respect to withholding required upon the exercise of Options or SARs, the lapse of restrictions on Restricted Stock, the delivery of cash or Shares in the settlement of Restricted Stock Units, or the achievement of performance goals related to Performance Units or Performance Shares, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the minimum withholding requirement. All such elections shall be irrevocable, made electronically or in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. The Committee may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Committee in its discretion to be sufficient to cover the tax withholding obligations of the Company or its Affiliates, as applicable, and to remit an amount equal to such tax withholding obligations to the Company or its Affiliates, as applicable, in cash.

Article 22. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 23. General Provisions

23.1Forfeiture Events.

(a)The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, or Subsidiary, violation of material Company, Affiliate, or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, any Affiliate, or Subsidiary.

(b)If a Participant fails to sign an Award Agreement within six (6) months of such Award Agreement being delivered to the Participant by the Company, the Award being granted pursuant to such Award Agreement shall be subject to forfeiture.

(c)If any of the Company’s financial statements are required to be restated resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any Award granted or paid to a Participant or make additional payments or grants to a Participant for any Award with respect to any fiscal year of the Company the financial results of which are affected by such restatement. The amount to be recovered from or paid to the Participant shall be the amount by which the Award differed from the amount that would have been payable to the Participant had the financial statements been initially filed as restated. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law (including but not limited to amounts that are required to be recovered or forfeited under Section 304 of the Sarbanes-Oxley Act of 2002). The Committee shall determine the method of any recovery or payment pursuant to this provision.

23.2Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

23.3Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

23.4Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.5Compliance with Securities Laws. The grant of Awards and the issuance of Shares pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under this Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

23.6Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

23.7Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.8Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

23.9Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)Determine which Employees, Directors, or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c)Modify the terms and conditions of any Award granted to Employees, Directors, or Third-Party Service Providers outside the United States to comply with applicable foreign laws;

(d)Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 23.9 by the Committee shall be attached to this Plan document as appendices; and

(e)Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.10Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.11Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate or Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary or Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.12No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.13Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

23.14Deferred Compensation.

(a)The Committee may grant Awards under the Plan that provide for the deferral of compensation within the meaning of Code Section 409A. It is intended that such Awards comply with the requirements Section 409A so that amounts deferred thereunder are not includible in income and are not subject to an additional tax of twenty percent (20%) at the time the deferred amounts are no longer subject to a substantial risk of forfeiture.

(b)Notwithstanding any provision of the Plan or Award Agreement to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Code Section 409A and would cause the Participant to incur any penalty tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Committee may reform the Plan and Award Agreement to comply with the requirements of Code Section 409A and to the extent practicable maintain the original intent of the Plan and Award Agreement. By accepting an Award under this Plan, a Participant agrees to any amendments to the Award made pursuant to this Section 23.14(b) without further consideration or action.

23.15Non-exclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.16No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

23.17Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

23.18Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the SEC) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

23.19No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

23.20Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Exhibit A

Form of Option Award Agreement

UNIVERSAL SECURITY INSTRUMENTS, INC.

OPTION AWARD AGREEMENT

This grant of an Award to purchase Shares (“Grant”) is made as of [_______________] (the “Effective Date”) by Universal Security Instruments, Inc., a Delaware corporation (the “Company”) under the Company’s 2021 Omnibus Incentive Plan (the “Plan”), to [__________________] (the “Participant”). Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as [an incentive option][a non-qualified option].

By signing this cover sheet, you hereby accept the Option (as defined below) and agree to all of the terms and conditions described herein and in this Plan.

Participant Name:_____________________________

Signature:____________________________

Universal Security Instruments, Inc.

By:	_________________________

Name:_________________________

Title:_________________________

This is not a stock certificate or a negotiable instrument. This grant of Option is a voluntary, revocable grant from the Company and Participant hereby acknowledges that the Company has no obligation to make additional grants in the future.

UPON RECEIPT OF YOUR SIGNED AGREEMENT, A BOOKKEEPING ENTRY WILL BE ENTERED INTO THE COMPANY’S BOOKS AND RECORDS

TO EVIDENCE THE OPTIONS GRANTED TO YOU.

1.

Grant. As of the Effective Date, the Company grants to the Participant an option (the “Option”) to purchase on the terms and conditions hereinafter set forth all or any part of an aggregate of [________________] shares of the Company’s Common Stock, [no par value] per share, (the “Option Shares”), at the purchase price of $[____________] per share (the “Option Price”). The Participant shall have the cumulative right to exercise the Option, and the Option is only exercisable, with respect to the following number of Option Shares on or after the following dates:

Date	Number of Options Vested and Shares Which May be Acquired

The Committee may, in its sole discretion, accelerate the date on which the Participant may purchase Option Shares.

2.	Term. The Option granted hereunder shall expire in all events at 5:00 p.m., Eastern time on [______________], unless sooner terminated as provided in in this Section 2.
3.

Change in Accounting Treatment. If the Committee finds that a change in the financial accounting treatment for options granted under this Plan adversely affects the Company or, in the determination of the Committee, may adversely affect the Company in the foreseeable future, the Committee may, in its discretion, set an accelerated termination date for the Option. In such event, the Committee may take whatever other action, including acceleration of any exercise provisions, it deems necessary.

4.

Blackout Periods. The Committee reserves the right to suspend or limit the Participant’s rights to exercise and sell Shares acquired through the exercise of Options to comply with Applicable Requirements and any Company’s insider trading policy, any Applicable Law, or at any other times that it deems appropriate.

5.

Transfers. Except as otherwise provided herein or in any separate provisions applicable to this Option, the Option is transferable by the Participant only by will or pursuant to the laws of descent and distribution in the event of the Participant’s death, in which event the Option may be exercised by the heirs or legal representatives of the Participant as set forth in this Plan. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a Person other than the Participant shall be accompanied by appropriate proofs of the right of such person to exercise the Option.

6.

Adjustments on Changes in Common Stock. In the event that, prior to the delivery by the Company of all of the Option Shares in respect of which the Option is granted, there shall be an increase or decrease in the number of issued shares of Common Stock of the Company as a result of a subdivision or consolidation of Shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such Shares, effected without receipt of consideration by the Company, the remaining number of Option Shares still subject to the Option and the Option Price therefor shall be adjusted in a manner determined by the Committee so that the adjusted number of Option Shares and the adjusted Option Price shall be the substantial equivalent of the remaining number of Option Shares still subject to the Option and the Option Price thereof prior to such change. For purposes of this Section 7 no adjustment shall be made as a result of the issuance of Common Stock upon the conversion of other securities of the Company which are convertible into Shares.

7.

Legal Requirements. If the listing, registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of such Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on the Option Shares being issued calling attention to the fact that they have been acquired for investment and have not been registered.

8.

Administration. The Option has been granted pursuant to, and is subject to the terms and provisions of, this Plan. All questions of interpretation and application of this Plan and the Option shall be determined by the Committee, and such determination shall be final, binding and conclusive. The Option shall not be treated as an incentive stock option (as such term is defined in section 422(b) of the Code) for federal income tax purposes unless expressly indicated as same hereupon.

9.

Severability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Agreement after having an opportunity for consultation with your own independent counsel.

10.

Notices. Any notice to be given to the Company shall be addressed to the Committee at its principal executive office, and any notice to be given to the Participant shall be addressed to the Participant at the address then appearing on the personnel or other records of the Company, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

11.

Reservation of Right to Terminate. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Participant in its applicable capacity as a Service Provider at any time for any reason whatsoever.

12.

Choice of Law; Jurisdiction. This Grant shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE INSTITUTED SOLELY IN THE COURTS OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

13.

Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the Options and exercise thereof.

Exhibit B

Form of Stock Appreciation Right Award Agreement

UNIVERSAL SECURITY INSTRUMENTS, INC.

STOCK APPRECIATION RIGHTS AWARD AGREEMENT

Number of SARs	Grant Date	Vesting Schedule

 Exercise Price: $_______________ per share of Common Stock

Universal Security Instruments, Inc., a Delaware corporation (the “Company”), hereby grants to [_________] (the “Participant”, also referred to as “you”) Stock Appreciation Rights (the “SAR”), pursuant to the terms of the attached Stock Appreciation Rights Award Agreement and the Universal Security Instruments, Inc. 2021 Omnibus Incentive Plan (the “Plan”).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Stock Appreciation Rights Award Agreement and this Plan.

Participant: _____________________________

Signature: ____________________________

Universal Security Instruments, Inc.

By:_________________________

Name:_________________________

Title:_________________________

This is not a stock certificate or a negotiable instrument. This grant of SAR is a voluntary, revocable grant from the Company and Participant hereby acknowledges that the

Company has no obligation to make additional grants in the future.

UPON RECEIPT OF YOUR SIGNED AGREEMENT, A BOOKKEEPING ENTRY

WILL BE ENTERED INTO THE COMPANY’S BOOKS AND RECORDS

TO EVIDENCE THE SAR GRANTED TO YOU.

Universal Security Instruments, Inc.

STOCK APPRECIATION RIGHTS AWARD AGREEMENT

1.

SAR/Nontransferability. This Stock Appreciation Rights Award Agreement (this “Agreement”) evidences the grant to you on the Grant Date set forth on the cover page of this Agreement the Stock Appreciation Right as set forth therein (the “SAR”) under the Company’s 2021 Omnibus Incentive Plan (the “Plan”). These SARs represent the right to receive, upon exercise thereof, an amount in cash as set forth in this Plan. This SAR will NOT be credited with dividends to the extent dividends are paid on the Common Stock of the Company. Your SAR may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the SAR be made subject to execution, attachment or similar process. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in this Plan.

2.

The Plan. The SAR is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Agreement and this Plan as amended from time to time; provided, however, that no future amendment or termination of this Plan shall, without your consent, alter or impair any of your rights or obligations under this Plan, all of which are incorporated by reference in this Agreement as if fully set forth herein.

3.

Cash Value Determination upon Vesting and Exercise. Subject to the terms and conditions set forth in this Agreement, the SARs covered by this grant shall vest on the vesting date set forth on the cover page of this Agreement, provided the Participant is a

Service Provider of the Company on the Date of Vesting. The payment of the value of the SARs shall be made no later than ten (10)vdays following exercise. The payment of amounts with respect to the SARs is subject to the provisions of this Plan and to interpretations, regulations and determinations concerning this Plan as established from time to time by the Committee in accordance with the provisions of this Plan, including, but not limited to, provisions relating to (i) rights and obligations with respect to withholding taxes, (ii) capital or other changes of the Company and (iii) other requirements of applicable law.

4.

No Shareholder Rights. SARs are not Shares. Neither the Participant, nor any Person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a holder of Shares.

5.

Severability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Agreement after having an opportunity for consultation with your own independent counsel.

6.

Notices. Any notice to be given to the Company shall be addressed to the Committee at its principal executive office, and any notice to be given to the Participant shall be addressed to the Participant at the address then appearing on the personnel or other records of the Company, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

7.

Reservation of Right to Terminate. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Participant in its applicable capacity as a Service Provider at any time for any reason whatsoever.

8.

Choice of Law; Jurisdiction. This Grant shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE INSTITUTED SOLELY IN THE COURTS OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

9.

Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the SARs.

Exhibit C

Form of Restricted Stock Award Agreement

UNIVERSAL SECURITY INSTRUMENTS, INC.

RESTRICTED STOCK AWARD AGREEMENT

Number of Shares	Grant Date	Vesting Schedule

Universal Security Instruments, Inc., a Delaware corporation (the “Company”), hereby grants to [_________] (the “Participant”, also referred to as “you”) shares of Restricted Stock (the “Shares”), pursuant to the terms of the attached Restricted Stock Award Agreement and the Universal Security Instruments, Inc. 2021 Omnibus Incentive Plan (the “Plan”).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Restricted Stock Award Agreement and this Plan.

Participant:  _____________________________

Signature: ____________________________

Universal Security Instruments, Inc.

By:	_________________________

Name:_________________________

Title:_________________________

This is not a stock certificate or a negotiable instrument. This grant of Shares is a voluntary, revocable grant from the Company and Participant hereby acknowledges that the Company has no obligation to make additional grants in the future.

UPON RECEIPT OF YOUR SIGNED AGREEMENT, A BOOKKEEPING ENTRY

WILL BE ENTERED INTO THE COMPANY’S BOOKS AND RECORDS

TO EVIDENCE THE SHARES GRANTED TO YOU.

Universal Security Instruments, Inc.

RESTRICTED STOCK AWARD AGREEMENT

1.

Award. This Restricted Stock Award Agreement (this “Agreement”) evidences the grant to Participant on the Grant Date set forth on the cover page of this Agreement the shares of Restricted Stock as set forth therein (the “Shares”) under the Universal Security Instruments, Inc. 2021 Omnibus Incentive Plan (the “Plan”). Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in this Plan.

2.

Non-Transferability of the Shares. Your Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Shares be made subject to execution, attachment or similar process. Except as may be required by federal income tax withholding provisions or by the tax laws of any state, your interests (and the interests of your beneficiaries, if any) under this Agreement are not subject to the claims of your creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. Your rights to your Shares are no greater than that of other general, unsecured creditors of the Company.

3.

Vesting. Subject to the terms and conditions set forth in this Agreement, the Shares covered by this grant shall vest on the vesting date set forth on the cover page of this Agreement, provided the Participant is a Service Provider of the Company or a member of the Company Group on the Date of Vesting.

4.	Delivery of Shares.
(a)

Vesting. Shares that vest (together with any payment due pursuant to the terms herein in respect of such Shares) shall be delivered to Participant (or the person to whom ownership rights may have passed by will or the laws of descent and distribution), on or as soon as administratively practicable after, the date of such vesting.

(b)

Certain Limitations. Notwithstanding the foregoing provisions of this Section 3, delivery of Shares, if any, by reason of Participant’s termination of employment shall be delayed until the six (6) month anniversary of the date of Participant’s termination of employment to the extent necessary to comply with Code Section 409A(a)(B)(i), and the determination of whether or not there has been a termination of Participant’s employment with the Company shall be made by the Committee consistent with the definition of “separation from service” (as that phrase is used for purposes of Code Section 409A, and as set forth in Treasury Regulation Section 1.409A-1(h)).

5.

Withholding Taxes. Participant shall be responsible to pay to the Company the amount of withholding taxes as determined by the Company with respect to the date the Shares are delivered. If Participant does not arrange for payment of the applicable withholding taxes by providing such amount to the Company in cash prior to the date established by the Company as the deadline for such payment, Participant shall be treated as having elected to relinquish to the Company a portion of the Shares that would otherwise have been transferred to Participant having a fair market value, based on the Fair Market Value of the Common Stock on the business day immediately preceding the date of delivery of the Shares, equal to the amount of such applicable withholding taxes, in lieu of paying such amount to the Company in cash. Participant authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld for federal, state or local law in connection with this Agreement.

6.

Legal Requirements. If the listing, registration or qualification of Shares deliverable in respect of an Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the issuance of such Shares, the Company shall not be obligated to issue or deliver such Shares unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on any Shares being issued calling attention to the fact that they have been acquired for investment and have not been registered. The Committee may from time to time impose any other conditions on the Shares it deems necessary or advisable to ensure that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

7.

Severability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Agreement after having an opportunity for consultation with your own independent counsel.

8.

Notices. Any notice to be given to the Company shall be addressed to the Committee at its principal executive office, and any notice to be given to the Participant shall be addressed to the Participant at the address then appearing on the personnel or other records of the Company, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

9.

Reservation of Right to Terminate. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Participant in its applicable capacity as a Service Provider at any time for any reason whatsoever.

10.

Choice of Law; Jurisdiction. This Grant shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE INSTITUTED SOLELY IN THE COURTS OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

11.

Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the Restricted Stock.

Exhibit D

Form of Restricted Unit Award Agreement

UNIVERSAL SECURITY INSTRUMENTS, INC.

RESTRICTED UNIT AWARD AGREEMENT

Number of Restricted Stock Units	Grant Date	Vesting Schedule/Performance Period/Performance Vesting Requirements

Universal Security Instruments, Inc, a Delaware corporation (the “Company”), hereby grants to [_________] (the “Participant”, also referred to as “you”) the Restricted Stock Units (the “Restricted Stock Units” or “RSUs”), pursuant to the terms of the attached Restricted Unit Award Agreement and the Universal Security Instruments, Inc. 2021 Omnibus Incentive Plan (the “Plan”).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Restricted Unit Award Agreement and this Plan.

Participant: _____________________________

Signature: ____________________________

Universal Security Instruments, Inc.

By:_________________________

Name:_________________________

Title:_________________________

This is not a stock certificate or a negotiable instrument. This grant of RSUs is a voluntary, revocable grant from the Company and Participant hereby acknowledges that the

Company has no obligation to make additional grants in the future.

UPON RECEIPT OF YOUR SIGNED AGREEMENT, A BOOKKEEPING ENTRY

WILL BE ENTERED INTO THE COMPANY’S BOOKS AND RECORDS

TO EVIDENCE THE RSUs GRANTED TO YOU.

Universal Security Instruments, Inc.

RESTRICTED UNIT AWARD AGREEMENT

1.

Award. This Restricted Unit Award Agreement (this “Agreement”) evidences the grant to Participant on the Grant Date set forth on the cover page of this Agreement the Restricted Stock Units as set forth therein (the “Restricted Stock Units” or “RSUs”) under the Universal Security Instruments, Inc. 2021 Omnibus Incentive Plan (the “Plan”). As used herein, the term “Restricted Stock Unit” or “RSU” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding Share solely for purposes of this Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Restricted Stock Units vest pursuant to this Award Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in this Plan.

2.

Non-Transferability of the RSUs. Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process. Except as may be required by federal income tax withholding provisions or by the tax laws of any state, your interests (and the interests of your beneficiaries, if any) under this Agreement are not subject to the claims of your creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. Your rights to your RSUs are no greater than that of other general, unsecured creditors of the Company.

3.

Vesting. Subject to the terms and conditions set forth in this Agreement, the RSUs covered by this grant shall vest on the vesting date set forth on the cover page of this Agreement and subject to the satisfaction or attainment of the performance criteria set forth therein, if any, provided the Participant is employed by the Company on the date of vesting. The Committee may not accelerate vesting of Restricted Stock Units for any reason.

4.

Dividends. Participant shall not be entitled to any cash, securities or property that would have been paid or distributed as dividends with respect to the RSUs subject to this Agreement prior to the date the RSUs are delivered to Participant; provided, however, that the Company shall keep a hypothetical account in which any such items shall be recorded, and shall pay to Participant the amount of such dividends (in cash or in kind as determined by the Company) on the same date that the RSUs to which such payments or distributions relate are required to be delivered under this Agreement.

5.	Timing and Manner of Payment on RSUs.
(a)

On or as soon as administratively practical following the vesting event pursuant to this Agreement (and in all events not later than two and one-half (2½) months after such vesting event), the Company shall deliver to the Participant a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion) equal to the number of Shares subject to the RSU that vest on the Vesting Date, less any withholding or expenses as set forth herein, or may settle the RSU in cash or other payment as provided in this Plan, as determined by the Committee. The Company’s obligation to deliver Shares or otherwise make payment with respect to vested RSUs is subject to the condition precedent that the Participant or other person entitled under this Plan to receive any Shares or payment with respect to the vested RSUs deliver to the Company any representations or other documents or assurances required pursuant to this Plan. The Participant shall have no further rights with respect to any RSUs that are paid or that terminate pursuant to this Agreement or this Plan.

(b)

Certain Limitations. Notwithstanding the foregoing provisions of this Section 3, delivery of Shares or other payment, if any, with respect to RSUs by reason of Participant’s termination of employment shall be delayed until the six (6) month anniversary of the date of Participant’s termination of employment to the extent necessary to comply with Code Section 409A(a)(B)(i), and the determination of whether or not there has been a termination of Participant’s employment with the Company shall be made by the Committee consistent with the definition of “separation from service” (as that phrase is used for purposes of Code Section 409A, and as set forth in Treasury Regulation Section 1.409A-1(h)).

6.

Rights of Participant. Participant shall have none of the rights of a shareholder at any time prior to the delivery of any Shares pursuant to the RSUs subject to this Agreement, except as expressly set forth in this Plan or herein.

7.

Withholding Taxes. Participant shall be responsible to pay to the Company the amount of withholding taxes as determined by the Company with respect to the date the RSUs are settled. If Participant does not arrange for payment of the applicable withholding taxes by providing such amount to the Company in cash prior to the date established by the Company as the deadline for such payment, Participant shall be treated as having elected to relinquish to the Company a portion of the Shares that would otherwise have been transferred to Participant having a fair market value, based on the Fair Market Value of the Common Stock on the business day immediately preceding the date of delivery of the Shares, equal to the amount of such applicable withholding taxes, in lieu of paying such amount to the Company in cash, or an amount in cash if the RSU is settled in cash. Participant authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld for federal, state or local law in connection with this Agreement.

8.

Legal Requirements. If the listing, registration or qualification of Shares deliverable in respect of an RSU upon any Securities Exchange or any Applicable Requirement, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the issuance of such Shares, the Company shall not be obligated to issue or deliver such Shares unless and until such Applicable Requirements shall have been effected or obtained. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on any Shares being issued calling attention to the fact that they have been acquired for investment and have not been registered. The Committee may from time to time impose any other conditions on the Shares it deems necessary or advisable to ensure that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

9.

Severability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Agreement after having an opportunity for consultation with your own independent counsel.

10.

Notices. Any notice to be given to the Company shall be addressed to the Committee at its principal executive office, and any notice to be given to the Participant shall be addressed to the Participant at the address then appearing on the personnel or other records of the Company, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

11.

Reservation of Right to Terminate. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Participant in its applicable capacity as a Service Provider at any time for any reason whatsoever.

12.

Choice of Law; Jurisdiction. This Grant shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE INSTITUTED SOLELY IN THE COURTS OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

13.

Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the RSUs.

***

Exhibit E

Form of Performance Share Award Agreement

UNIVERSAL SECURITY INSTRUMENTS, INC.

PERFORMANCE SHARE AWARD AGREEMENT

Universal Security Instruments, Inc, a Delaware corporation (the “Company”), hereby grants to [_________] (the “Participant”, also referred to as “you”) the Performance Shares (the “Performance Shares”), pursuant to the terms of the attached Performance Share Award Agreement and the Universal Security Instruments, Inc. 2021 Omnibus Incentive Plan (the “Plan”).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Performance Award Agreement and the Plan.

Grant Date: _______, 202_

Performance Period: _______ years ending December 31, 202_

Target # of Performance Shares: __________________________________

Vesting: 100% on the date on which the Committee issues its written certification of the achievement of the Performance Goals during the Performance Period (the "Vesting Date").

Portion of Award Earned Relative to Each Performance Goal:

Performance Goal	Award Earned

Participant: _____________________________

Signature: ____________________________

UNIVERSAL SECURITY INSTRUMENTS, INC.

By:_________________________

Name:_________________________

Title:_________________________

***

AWARD AGREEMENT

Under The

Universal Security Instruments, Inc.

2021Omnibus Incentive Plan

PERFORMANCE SHARE AWARD

TERMS AND CONDITIONS

1.Defined Terms

Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Plan.

2.Grant of Performance Shares

Subject to the terms and conditions of this Agreement and the Plan, Corporation grants to Participant an Award (the "Award") in the Target Number of Performance Shares shown above. The actual number of Performance Shares that will be issued to the Participant pursuant to this Agreement will be determined as described in Section 3 below, based on the attainment of Performance Goals specified in Exhibit A. As a grantee of Performance Shares, Participant will have only the rights of a general unsecured creditor of Corporation until delivery of Shares is made under this Agreement.

3.Terms of Performance Shares

The Performance Shares are subject to all the provisions of the Plan and to the following terms and conditions:

3.1 Vesting. The Performance Shares earned pursuant to the Award will Vest on the Vesting Date, subject to the Participant's continued employment through the Vesting Date. The Vesting Date will be no later than 30 days following the date on which the Corporation’s independent auditors issue their opinion on the Corporation's financial statements for the final year of the Performance Period. On the Vesting Date, any Performance Shares subject to the Award that have not Vested will be forfeited.

3.2 Performance Goals. The number of Performance Shares, if any, that may be earned based on achievement of the Performance Goals will be as set forth on the first page of this Agreement, as adjusted pursuant to the Flex set forth in Section 3.3 for performance above or below 100% of the respective Performance Goal. The target level of each Performance Goal set forth on Exhibit A relates to the financial results of the Corporation for the Performance Period; provided that such financial results will be adjusted to exclude the impact: (i) on gross billings of a business acquired during the Performance Period; (ii) on net income of costs relating to corporate restructurings or settlement of litigation outside the ordinary course of business; and (iii) on each of the Performance Goals of unanticipated changes in accounting standards, tax treatment or similar laws or regulations affecting financial results.

3.3 Flex. The number of Performance Shares to be Vested and issued pursuant to the Award will be determined as set forth below (the "Flex"):

(a) To the extent that achievement of a given Performance Goal is below 100% of the target level set forth on Exhibit A, the number of Performance Shares to be Vested and issued will be reduced ratably by 2.5% for each 1% of shortfall up to a maximum downward adjustment to80% of the target performance level(the “Threshold Performance Level”). At the Threshold Performance Level, 50% of the applicable portion of the Target Number of Performance Shares will be issued. If achievement of a given Performance Goal is below the Threshold Performance Level set forth on Exhibit A, no Performance Shares will Vest with respect to that Performance Goal.

(b) To the extent that achievement of a given Performance Goal is above 100% of the target level set forth on Exhibit A, the number of Performance Shares to be Vested and issued will be increased ratably by 2.5% for each 1% of overachievement, with a maximum upward adjustment to 140% of the target performance level set forth on Exhibit A. In no event will the total number of Performance Shares issued under the Award exceed 200% of the Target Number of Performance Shares specified above.

3.4 Employment Requirement. Except as otherwise provided in this Agreement, in the event that Participant ceases to be an employee of Corporation or a Subsidiary prior to the Vesting Date for any reason, all unvested Performance Shares will be forfeited immediately. For purposes of this Agreement, "employment" includes periods of illness or other leaves of absence authorized by the Committee.

3.5 Settlement. Unless previously forfeited pursuant to Section 3.4 or as otherwise provided by this Agreement, the Award will be settled on a settlement date (the "Settlement Date") selected by the Committee as soon as practicable after the Vesting Date, and in no case later than the 15th day of the third month following the later of the end of the calendar year or the end of Corporation's taxable year in which the Vesting Date occurs, by the delivery to the Participant of an unrestricted certificate for the number of Shares that Vested on the Vesting Date.

3.6 Other Documents. Participant will be required to furnish to Corporation before settlement such other documents or representations as Corporation may require to assure compliance with applicable laws and regulations.

3.7 Performance Shares Not Transferable. Neither the Performance Shares, nor this Agreement, nor any interest or right in the Performance Shares or this Agreement, may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Performance Shares have been settled as provided in this Agreement. Neither the Performance Shares nor any interest or right in the Performance Shares will be liable for the debts, obligations, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition will be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Shares issued upon settlement of Performance Shares may be subject to additional transfer restrictions as provided in this Agreement.

3.8 Rights as Stockholder. Prior to the issuance of a certificate for Shares in settlement of the Performance Shares, Participant will have no rights as a stockholder of Corporation with respect to this Agreement or the Performance Shares.

4. Tax Withholding and Reimbursement

Participant is responsible for payment of all federal, state and local withholding taxes and Participant's portion of any applicable payroll taxes imposed in connection with the settlement of the Performance Shares and the issuance of Shares (collectively, the "Applicable Taxes"). To satisfy this obligation, Corporation will withhold a number of Performance Shares (thus reducing the number of Shares to be issued to Participant) having a Fair Market Value (as of the Settlement Date) equal to the total amount of Applicable Taxes required to be withheld by law in connection with settlement of the Award; provided, that the Fair Market Value of Shares so withheld will in no event exceed the total amount calculated based on the maximum individual tax rates in the jurisdictions applicable to Participant.

5. Conditions Precedent

Corporation will not be required to issue any Shares upon Vesting of the Performance Shares, or any portion thereof, until Corporation has taken any action required to comply with all applicable laws. Such action may include, without limitation, (a) registering or qualifying such Shares under any state or federal law or under the rules of any securities exchange or association, (b) satisfying any law or rule relating to the transfer of unregistered securities or demonstrating the availability of an exemption from any such law, (c) placing a restrictive legend or stop-transfer instructions on the Shares issued upon settlement of the Award, or (d) obtaining the consent or approval of any governmental or regulatory body.

6. Successorship

Subject to restrictions on transferability set forth in the Plan, this Agreement will be binding upon and benefit the parties, their successors and assigns.

7. Notices

Any notices under this Agreement must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of Corporation's records or to such other address as a party may certify by notice to the other party.

8. Choice of Law; Jurisdiction. This Grant shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE INSTITUTED SOLELY IN THE COURTS OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING

9. Attorney Fees

In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, reasonable attorney fees in connection with such suit, action, or arbitration, and in any appeal. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

10.Clawback/Recovery

Compensation paid to the Participant under this Award is subject to recoupment in accordance with any clawback policy of Corporation in effect from time to time, including any such policy adopted after the date of this Agreement, as well as any similar requirement of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002, and rules adopted by a governmental agency or applicable securities exchange under any such law. Participant agrees to promptly repay or return any such compensation as directed by Corporation under any such clawback policy or requirement, including the value received from a disposition of Shares acquired pursuant to this Award.

11.Code Section 409A

This Agreement and the Award are intended to be exempt from the requirements of Code Section 409A by reason of all payments being "short-term deferrals" within the meaning of Treas. Reg. § 1.409A-1(b)(4). All provisions of this Agreement shall be interpreted in a manner consistent with preserving this exemption. In no event will Corporation be liable for any tax, interest, or penalties that may be imposed on Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

EXHIBIT A

Performance Goals

	Threshold	Target	Maximum
Payout
Number of Shares

Annex F

Delaware General Corporation Law

TITLE 8. Corporations

CHAPTER 1. General Corporation Law

Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of

F-2

all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

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(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, §  262;  56 Del. Laws, c. 50;  56 Del. Laws, c. 186, §  24;  57 Del. Laws, c. 148, §§  27-29;  59 Del. Laws, c. 106, §  12;  60 Del. Laws, c. 371, §§  3-12;  63 Del. Laws, c. 25, §  14;  63 Del. Laws, c. 152, §§  1, 2;  64 Del. Laws, c. 112, §§  46-54;  66 Del. Laws, c. 136, §§  30-32;  66 Del. Laws, c. 352, §  9;  67 Del. Laws, c. 376, §§  19, 20;  68 Del. Laws, c. 337, §§  3, 4;  69 Del. Laws, c. 61, §  10;  69 Del. Laws, c. 262, §§  1-9;  70 Del. Laws, c. 79, §  16;  70 Del. Laws, c. 186, §  1;  70 Del. Laws, c. 299, §§  2, 3;  70 Del. Laws, c. 349, §  22;  71 Del. Laws, c. 120, §  15;  71 Del. Laws, c. 339, §§  49-52;  73 Del. Laws, c. 82, §  21;  76 Del. Laws, c. 145, §§  11-16;  77 Del. Laws, c. 14, §§  12, 13;  77 Del. Laws, c. 253, §§  47-50;  77 Del. Laws, c. 290, §§  16, 17;  79 Del. Laws, c. 72, §§  10, 11;  79 Del. Laws, c. 122, §§  6, 7;  80 Del. Laws, c. 265, §§ 8-11;  81 Del. Laws, c. 354, §§ 9, 10, 17;  82 Del. Laws, c. 45, § 15;  82 Del. Laws, c. 256, § 15;

F-4

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

Item 20. Indemnification of Directors and Officers

The Registrant’s Articles of Incorporation provide that a director or officer of the Registrant shall not be liable to the Registrant or its stockholders for money damages arising from any action or failure to act by such director or officer in the director’s or officer’s capacity as such, except to the extent that: (a) it is proved that such director or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (b) a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director’s or officer’s action, or failure to act, was (i) the result of active and deliberate dishonesty, or (ii) intentionally wrongful, willful or malicious and, in each such case, was material to the cause of action adjudicated in the proceeding.

The Registrant’s By-laws provide that the Registrant shall indemnify its directors and officers, and advance expenses to a director or officer of the Corporation in connection with a proceeding, to the fullest extent permitted by the Maryland General Corporation Law, as amended from time to time.

Under the Maryland General Corporation Law, a corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan (“Director”).  Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation.  A Director who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding.  The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. The corporation may not indemnify a Director or advance expenses for a proceeding brought by the Director against the corporation except if the proceeding is brought to enforce indemnification by the corporation or if the corporation’s charter or bylaws, a board resolution or contract provides otherwise. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director, may order indemnification if it determines that in view of all the relevant circumstances, the Director is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses.  A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law.  Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

The Registrant maintains director and officer insurance coverage.

Item 21. Exhibits and Financial Statement Schedules

(a)Exhibit Index

Exhibit No.	Description

2.1*#	Agreement and Plan of Merger dated as of February 25, 2022, by and among Universal Security Instruments, Inc., D-U Merger Sub, Inc. and Infinite Reality, Inc.

2.2#

Agreement and Plan of Merger and Reorganization dated as of January 7, 2022, by and among Display Social, Inc., Tsu Productions, Inc., Thunder Studios, Inc., Sellers (as defined therein) and, for limited purposes therein, Rodric David, as Sellers’ Representative

2.3#

Membership Interest Purchase Agreement dated as of January 7, 2022, by and among Display Social, Inc., Infinite Reality, LLC, Sellers (as defined therein) and, for limited purposes therein, Elliott Jobe, as Sellers’ Representative

2.4*#

Agreement and Plan of Merger dated as of April 8, 2022, by and among Infinite Reality, Inc.; ReKTGlobal, Inc., IR eSports Merger Sub I, Inc., IR eSports Merger Sub II, Inc., and Parrish McIntyre, solely in his capacity as Stockholder Representative.

3.1	Articles of Incorporation (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 1988, File No. 1-31747)

3.2	Articles Supplementary, filed October 14, 2003 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 31, 2002, file No. 1-31747)

3.3	Bylaws, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 13, 2011, File No. 1-31747)

3.4*	Form of Certificate of Incorporation for Delaware Conversion (included as Annex B to the proxy statement/prospectus/information statement)

3.5*	Form of Bylaws for Delaware Conversion (included as Annex C to the proxy statement/prospectus/information statement)

4.1*	Form of Contingent Value Rights Agreement (included as Exhibit A to Exhibit 2.1)

5.1*	Opinion of Neuberger Quinn Gielen Rubin Gibber P.A. as to the validity of the Registrant’s common stock being registered

8.1**	Opinion of Bryan Cave Leighton Paisner LLP as to certain tax matters

10.1†

2011 Non-Qualified Stock Option Plan (incorporated by reference to the Registrant’s Proxy Statement with respect to the Company’s 2011 Annual Meeting of Shareholders, filed July 26, 2011, File No. 1-31747)

10.2

Discount Factoring Agreement between the Registrant and Merchant Factors Corp., dated January 6, 2015 (substantially identical agreement entered into by USI’s wholly owned subsidiary, USI Electric, Inc.) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed January 16, 2015, file No. 1-31747)

10.3

Lease between Universal Security Instruments, Inc. and St. John Properties, Inc. dated November 4, 2008 for its office and warehouse located at 11407 Cronhill Drive, Suites A-D, Owings Mills, Maryland 21117 (incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2008, File No. 1-31747)

Exhibit No.	Description

10.4

Amendment to Lease between Universal Security Instruments, Inc. and St. John Properties, Inc. dated June 23, 2009 (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2009, File No. 1-31747)

10.5†

Amended and Restated Employment Agreement dated July 18, 2005 between the Registrant and Harvey B. Grossblatt (incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2007, File No. 1-31747), as amended by Addendum dated November 13, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed November 15, 2007, File No. 1-31747), by Addendum dated September 8, 2008 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 8, 2008, File No. 1-31747), by Addendum dated March 11, 2010 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed March 12, 2010, File No. 1-31747), by Addendum dated July 19, 2012 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 20, 2012, File No. 1-31747), by Addendum dated July 3, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 8, 2013, File No. 1-31747), and by Addendum dated July 21, 2014 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 21, 2014, File No. 1-31747) ), by addendum dated July 23, 2015 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 28, 2015, File No. 1-31747), by addendum dated July 12, 2016 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 12, 2016, File No. 1-31747), by addendum dated July 18, 2017 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 20, 2017, File No. 1-31747), and by addendum dated July 9, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 9, 2018, File No. 1-31747), and by addendum dated July 12, 2019 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 16, 2019, file No. 1-31747), and by addendum dated July 27, 2020 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 27, 2020, file No. 1-31747). and by addendum dated July 18, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 28, 2021, file No. 1-31747),

10.6*†	Amended and Restated Executive Employment Agreement, dated and effective as of January 1, 2022, by and between Infinite Reality, Inc. and John Acunto

10.7*†	Executive Employment Agreement, dated and effective as of January 1, 2022, by and between Infinite Reality, Inc. and Scot Weisberg

10.8*†	Executive Employment Agreement, dated and effective as of January 7, 2022, by and between Display Social, Inc. and Rodric David

10.9*†	Executive Employment Agreement, dated and effective as of January 7, 2022, by and between Display Social, Inc. and Elliott Jobe

10.10*†	Executive Employment Agreement, dated and effective as of January 7, 2022, by and between Display Social, Inc. and Oliver D. Welch

10.11*

Note and Warrant Purchase Agreement, dated as of July 1, 2021, by and among tsu Inc. (d/b/a display), the persons and entities listed on the schedule of investors attached thereto as Schedule I, and Black, Inc., as collateral agent (including Form of Note, Form of Security Agreement and Form of Warrant).

10.12*	Asset Purchase Agreement dated as of October 12, 2021, by and between tsu Inc. and LookWithUs.com, Inc.

10.13*	Option Agreement dated as of October 12, 2021, by and between tsu Inc. and LookWithUs.com, Inc.

10.14*#	Master NFT Technology Development and Services Agreement dated as of December 8, 2021, by and between Display Social, Inc. and BQT Technologies, Ltd.

Exhibit No.	Description

10.15*	Standby Equity Purchase Agreement dated as of March 4, 2022, by and between YA II PN, Ltd. and Display Social, Inc.

10.16*	Infinite Reality Holdings, Inc. 2022 Omnibus Equity Plan (included as Annex E to the proxy statement/prospectus/information statement)

23.1*	Consent of Marcum LLP

23.2*	Consent of Friedman LLP

23.3*	Consent of Green Hasson & Janks LLP

23.4*	Consent of Neuberger Quinn Gielen Rubin Gibber P.A. (included in Exhibit 5.1)

23.5**	Consent of Bryan Cave Leighton Paisner LLP (included in Exhibit 8.1)

24.1*	Power of Attorney (included on signature page)

101

Interactive data files providing financial information from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2021 in XBRL (eXtensible Business Reporting Language) pursuant to Rule 405 of Regulation S-T: (i) Condensed Consolidated Balance Sheets as of December 31, 2021 and March 31, 2021, (ii) Condensed Consolidated Income Statements for the three and nine months ended December 31, 2021 and 2020, (iii) Condensed Consolidated Statements of Cash Flows for the nine months ended December 31, 2021 and 2020, (v) Condensed Consolidated Statements of Shareholders’ Equity for the nine months ended December 31, 2021 and 2020, and (vi) Notes to Condensed Consolidated Financial Statements*

107*	Filing Fee Table
*	Filed herewith.
**	To be filed by amendment.
#

The annexes, schedules, and certain exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

†	Denotes an executive compensation plan or agreement.

(b)All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

Item 22. Undertakings

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)The undersigned registrant hereby undertakes as follows:

(1)That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)That, every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland, on May 16, 2022.

/s/ Harvey B. Grossblatt /s/ Harvey B. Grossblatt
UNIVERSAL SECURITY INSTRUMENTS, INC.

	By	/s/ Harvey B. Grossblatt
Harvey B. Grossblatt
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Harvey B. Grossblatt and James B. Huff as his attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement relating to this registration statement under Rule 462 of the Securities Act and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

S

Signature	Title	Date

/s/ Harvey B. Grossblatt	President, Chief Executive Officer and Director	May 16, 2022
Harvey B. Grossblatt
/s/ James B. Huff	Chief Financial Officer	May 16, 2022
James B. Huff
/s/ Cary Luskin	Director	May 16, 2022
Cary Luskin
/s/ Ronald A. Seff	Director	May 16, 2022
Ronald A. Seff
/s/ Ira F. Bormel	Director	May 16, 2022
Ira F. Bormel